     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2012.
                                                           FILE NOS. 333-
                                                                       811-03859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                      UNDER

                          THE SECURITIES ACT OF 1933                         [X]


                            Pre-Effective Amendment No.                          [ ]

                            Post-Effective Amendment No.                         [ ]


                                     and/or

                             REGISTRATION STATEMENT
                                      UNDER

                      THE INVESTMENT COMPANY ACT OF 1940                     [X]


                                   Amendment No.                                 [ ]


                        (Check Appropriate Box or Boxes)

                                  ------------

                            VARIABLE SEPARATE ACCOUNT
                           (Exact Name of Registrant)


                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               (Name of Depositor)


                              2727-A ALLEN PARKWAY,
                              HOUSTON, TEXAS 77019

              (Address of Depositor's Principal Offices) (Zip Code)


        Depositor's Telephone Number, including Area Code: (800) 871-2000



                         AMERICAN HOME ASSURANCE COMPANY
                               (Name of Guarantor)

                                175 WATER STREET
                               NEW YORK, NY 10038
              (Address of Guarantor's Principal Offices) (Zip Code)

        Guarantor's Telephone Number, including Area Code: (212) 770-7000


                               MANDA GHAFERI, ESQ.


                             AIG LIFE AND RETIREMENT


                            1999 AVENUE OF THE STARS

                       LOS ANGELES, CALIFORNIA 90067-6121
 (Name and Address of Agent for Service for Depositor, Registrant and Guarantor)

Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.


Title of Securities Being Registered: (i) Units of interest in Variable Separate Account of American General Life Insurance Company under variable annuity contracts and (ii) guarantee related to insurance obligations under the variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      NOTE



Registrant is filing this Registration Statement for the purpose of registering interests under WM Diversified Strategies III variable annuity contracts ("Contracts") on a new Form N-4. Interests under the Contracts were previously registered on Form N-4 (File No. 333-66114) and funded by Variable Separate Account (File No. 811-03859). Upon effectiveness of a merger between SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into and with American General Life Insurance Company ("AGL"), (i) AGL became the obligor of the Contracts and (ii) Variable Separate Account was transferred intact to AGL.



Pursuant to the SEC staff's position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, Registrant no longer files annual post-effective amendments to this Form N-4.



The content of Post-Effective Amendment No. 15 under the Securities Act of 1933 and to the Registration Statement on Form N-4, filed with the Securities and Exchange Commission on April 30, 2008 (File Nos. 333-66114 and 811-03859; Accession No. 0000950148-08-000122), is incorporated herein by reference including:



     1. Part A - Prospectus, as supplemented by this filing; and



     2. Part B - Statement of Additional Information, except Financial
        Statements.

                     AMERICAN GENERAL LIFE INSURANCE COMPANY
                            Variable Separate Account

--------------------------------------------------------------------------------

                 SUPPLEMENT TO THE PROSPECTUSES, AS SUPPLEMENTED

             POLARISAMERICA VARIABLE ANNUITY DATED OCTOBER 24, 2005
              POLARIS ADVISOR VARIABLE ANNUITY DATED APRIL 30, 2007
          POLARIS PREFERRED SOLUTION VARIABLE ANNUITY DATED MAY 2, 2011
          WM DIVERSIFIED STRATEGIES VARIABLE ANNUITY DATED MAY 1, 2008 WM DIVERSIFIED STRATEGIES III VARIABLE ANNUITY DATED MAY 1, 2008

--------------------------------------------------------------------------------

American General Life Insurance Company ("AGL") is amending the prospectus for the above variable annuity contracts (the "Contracts") for the purpose of providing information regarding the merger of SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into AGL effective December 31, 2012.

The following replaces the definition of "Company" in the GLOSSARY section of the prospectus:

     COMPANY -- Refers to American General Life Insurance Company ("AGL"), the insurer that issues this contract. The term "we," "us" and "our" are also used to identify the issuing Company.

The following replaces the paragraphs and subheading "SUNAMERICA ANNUITY" in the OTHER INFORMATION section of the prospectus:

     AMERICAN GENERAL LIFE INSURANCE COMPANY

     American General Life Insurance Company ("AGL") is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     Effective December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts in all states except New York were issued by SunAmerica Annuity. Upon the Merger, all contractual obligations of SunAmerica Annuity became obligations of AGL. Accordingly, all references in the prospectus to SunAmerica Annuity as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.

     The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the Company that provides your contract benefits from SunAmerica Annuity to AGL. You will receive a contract endorsement from AGL that reflects the change from SunAmerica Annuity to AGL. The Merger also did not result in any adverse tax consequences for any contract Owners.

     Until we update all the forms to reflect the SunAmerica Annuity merger into AGL, we may provide you with forms, statements or reports that still reflect SunAmerica Annuity as the issuer. You may also contact AGL at its Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone Number: (800) 445-7862.

     OWNERSHIP STRUCTURE OF THE COMPANY

     AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     AGL is regulated for the benefit of policy owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

     AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

     On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.

     The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. For information on how to locate these documents, SEE FINANCIAL STATEMENTS, BELOW.

The following information about Variable Separate Account is replaced under THE SEPARATE ACCOUNT header of the prospectus:

     VARIABLE SEPARATE ACCOUNT

     Before December 31, 2012, Variable Separate Account was a separate account of SunAmerica Annuity, originally established under Arizona law on January 1, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Separate Account was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

The following replaces the paragraphs under GUARANTEE OF INSURANCE OBLIGATIONS header of the prospectus:

     Insurance policy obligations for individual and group contracts issued by SunAmerica Annuity prior to December 29, 2006 at 4:00 p.m. Eastern Time, are guaranteed (the "Guarantee") by American Home Assurance Company ("American Home" or "Guarantor"), an affiliate of AGL.

     As of December 29, 2006 at 4:00 p.m. Eastern Time (the "Point of Termination"), the Guarantee by American Home was terminated for prospectively issued contracts. The Guarantee will not cover any contracts or certificates with a date of issue later than the Point of Termination. The Guarantee will continue to cover individual contracts, individual certificates and group unallocated contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such contracts or certificates are satisfied in full. Insurance obligations include, without limitation, contract value invested in any available Fixed Accounts, death benefits, living benefits and annuity income options. The Guarantee does not guarantee contract value or the investment performance of the Variable Portfolios available under the contracts. The Guarantee provides that individual contract owners, individual certificate holders and group unallocated contract owners with a date of issue earlier than the Point of Termination can enforce the Guarantee directly.

     Guarantees for contracts and certificates issued prior to the Merger will continue after the Merger. As a result, the Merger of SunAmerica Annuity into AGL will not impact the insurance obligations under the Guarantee.

     American Home is a stock property-casualty insurance company incorporated under the laws of the State of New York on February 7, 1899. American Home's principal executive office is located at 175 Water Street, New York, New York 10038. American Home is licensed in all 50 states of the United States and the District of Columbia, as well as certain foreign jurisdictions, and engages in a broad range of insurance and reinsurance activities. American Home, an affiliate of AGL, is an indirect wholly owned subsidiary of American International Group, Inc.

The following replaces the paragraph under LEGAL PROCEEDINGS header of the prospectus:

     LEGAL PROCEEDINGS

     The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multistate examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

     Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

     In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

     In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the

     Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

     There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.

The following is added under the FINANCIAL STATEMENTS header:

PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Separate Account, American General Life Insurance Company ("AGL"), the life companies listed below and American International Group, Inc.

We are required to include additional life companies' financial statements in the registration statement to reflect the effect of the Merger.

You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

The following financial statements are included in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Audited Financial Statements of Variable Separate Account of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011

     . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010

     . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of American Home Assurance Company for the years ended December 31, 2011 and 2010

The following financial statements are also included in the registration statement:

     . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

The financial statements of the life companies listed above should be considered only as bearing on the ability of the AGL to meet its obligation under the contracts.

You should only consider the statutory financial statements of American Home Assurance Company ("American Home") that we include in the registration statement as a bearing on the ability of American Home, as guarantor, to meet its obligations under the guarantee of insurance obligations under contracts issued prior to December 29, 2006, at 4:00 p.m. Eastern Time ("Point of Termination"). Contracts with an issue date after the Point of Termination are not covered by the American Home guarantee.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

     On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

     The following financial statements are incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

     . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

     The following financial statements are also incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

Dated:  January 2, 2013

                Please keep this Supplement with your Prospectus

                           VARIABLE SEPARATE ACCOUNT

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2011 AND 2010

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2011 AND 2010

                                    CONTENTS

Report of Independent Registered Public Accounting Firm                                   1
Statements of Assets and Liabilities, December 31, 2011                                   2
Schedules of Portfolio Investments, December 31, 2011                                    34
Statements of Operations, for the year ended December 31, 2011                           36
Statements of Changes in Net Assets, for the year ended December 31, 2011                54
Statements of Changes in Net Assets, for the year ended December 31, 2010, except as
 indicated                                                                               72
Notes to Financial Statements                                                            90

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SunAmerica Annuity and Life Assurance Company and the Contractholders of its separate account, Variable Separate Account:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the Variable Accounts constituting Variable Separate Account (the "Separate Account"), a separate account of SunAmerica Annuity and Life Assurance Company, at December 31, 2011, and the results of their operations for the year then ended and the changes in each of their net assets for the periods indicated in each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Separate Account's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2011 by correspondence with the custodians and transfer agents, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 25, 2012

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011


                               Asset           Capital       Government and                     Natural
                            Allocation      Appreciation      Quality Bond       Growth        Resources
                             Portfolio        Portfolio        Portfolio        Portfolio      Portfolio
                             (Class 1)        (Class 1)        (Class 1)        (Class 1)      (Class 1)
                           -------------------------------------------------------------------------------
Assets:

 Investments in Trusts,
  at net asset value       $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374

Liabilities:                           -                -                -               -               -
                           -------------------------------------------------------------------------------

Net assets:                $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374
                           ===============================================================================

 Accumulation units        $ 124,617,126    $ 261,543,232    $ 129,588,726    $ 83,543,958    $ 61,646,705

 Contracts in payout
  (annuitization) period       2,070,841        1,425,202          897,399         585,529         203,669
                           -------------------------------------------------------------------------------

  Total net assets         $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374
                           ===============================================================================

Accumulation units
 outstanding                   4,606,167        5,559,287        6,242,049       2,722,805       1,334,816
                           ===============================================================================


                                  Asset          Capital      Government and                    Natural
                               Allocation     Appreciation     Quality Bond      Growth        Resources
                                Portfolio      Portfolio        Portfolio       Portfolio      Portfolio
                                (Class 2)      (Class 2)        (Class 2)       (Class 2)      (Class 2)
                               ---------------------------------------------------------------------------

Assets:

Investments in
 Trusts, at net asset value    $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958

Liabilities:                             -               -               -               -               -
                               ---------------------------------------------------------------------------

Net assets:                    $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958
                               ===========================================================================

 Accumulation units            $ 9,718,927    $ 50,609,559    $ 59,668,633    $ 26,205,626    $ 13,926,958

 Contracts in payout
 (annuitization) period             35,899         113,172          42,108          12,277               -
                               ---------------------------------------------------------------------------

  Total net assets             $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958
                               ===========================================================================

Accumulation units
 outstanding                       362,705       1,074,162       2,894,272         863,723         306,705
                               ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                            Asset           Capital        Government and                       Natural
                         Allocation       Appreciation      Quality Bond       Growth          Resources
                          Portfolio        Portfolio         Portfolio        Portfolio        Portfolio
                          (Class 3)        (Class 3)         (Class 3)        (Class 3)        (Class 3)
                        ----------------------------------------------------------------------------------

Assets:

Investments in Trusts,
at net asset value      $   29,785,008   $  377,129,549   $  607,330,250    $ 112,152,534    $ 126,949,654

Liabilities:                         -                -                -                -                -
                        ----------------------------------------------------------------------------------

Net assets:             $   29,785,008   $  377,129,549   $  607,330,250    $ 112,152,534    $ 126,949,654
                        ==================================================================================

 Accumulation units     $   29,551,430   $  377,084,918   $  607,172,735    $ 112,123,315    $ 126,939,372

 Contracts in payout
  (annuitization) period       233,578           44,631          157,515           29,219           10,282
                        ----------------------------------------------------------------------------------

  Total net assets      $   29,785,008   $  377,129,549   $  607,330,250   $ 112,152,534    $ 126,949,654
                        ==================================================================================

Accumulation units
 outstanding                 1,411,518       12,477,127       33,622,521        4,240,566        4,279,355
                        ==================================================================================



                             Aggressive       Alliance                       Blue Chip       Capital
                              Growth           Growth         Balanced        Growth         Growth
                             Portfolio        Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 1)        (Class 1)       (Class 1)      (Class 1)      (Class 1)
                            ---------------------------------------------------------------------------

Assets:

Investments in Trusts,
at net asset value          $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152

Liabilities:                           -                -               -              -              -
                            ---------------------------------------------------------------------------

Net assets:                 $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152
                            ===========================================================================

 Accumulation
  units                     $ 25,241,988    $ 158,255,040    $ 43,999,836    $ 8,461,546    $ 5,468,587

 Contracts in payout
  (annuitization) period         320,847        1,007,630         378,939         31,174         32,565
                            ---------------------------------------------------------------------------

Total net
 assets                     $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152
                            ===========================================================================

Accumulation units
 outstanding                   1,999,119        5,058,971       2,673,699      1,414,787        755,156
                            ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Cash          Corporate      Davis Venture    "Dogs" of Wall    Emerging
                             Management         Bond            Value            Street          Markets
                             Portfolio        Portfolio       Portfolio         Portfolio       Portfolio
                             (Class 1)        (Class 1)       (Class 1)         (Class 1)       (Class 1)
                            ------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718

Liabilities:                           -                -                -               -               -
                            ------------------------------------------------------------------------------

Net assets:                 $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718
                            ==============================================================================

 Accumulation
   units                    $ 61,045,155    $ 101,442,496    $ 399,632,531    $ 22,037,407    $ 40,810,481

 Contracts in payout
  (annuitization) period         308,681          728,822        2,253,797         177,532         132,237
                            ------------------------------------------------------------------------------

 Total net
   assets                   $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718
                            ==============================================================================

Accumulation
 units outstanding             4,708,811        4,085,475       11,938,830       1,613,389       2,415,129
                            ==============================================================================

                             Equity         Fundamental       Global         Global           Growth
                          Opportunities       Growth           Bond         Equities       Opportunities
                            Portfolio        Portfolio       Portfolio      Portfolio        Portfolio
                            (Class 1)        (Class 1)       (Class 1)      (Class 1)        (Class 1)
                          ------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value       $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089

Liabilities:                           -               -               -               -               -
                          ------------------------------------------------------------------------------

Net assets:               $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089
                          ==============================================================================

  Accumulation
  units                   $   28,237,093    $ 39,591,003    $ 49,806,562    $ 49,892,197    $ 11,258,242

 Contracts in payout
  (annuitization) period         245,601         269,779         214,216         211,798          49,847
                          ------------------------------------------------------------------------------

   Total net assets       $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089
                          ==============================================================================

Accumulation
 units outstanding             1,549,642       2,378,603       2,119,001       2,684,263       1,924,462
                          ==============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                           DECEMBER 31, 2011
                                  (continued)



                                                High-        International   International
                              Growth-           Yield         Diversified     Growth and
                              Income            Bond           Equities         Income
                             Portfolio        Portfolio       Portfolio       Portfolio
                             (Class 1)        (Class 1)       (Class 1)       (Class 1)
                            --------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329

Liabilities:                            -               -               -               -
                            -------------------------------------------------------------

Net assets:                 $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329
                            =============================================================

 Accumulation units         $ 134,482,266    $ 69,485,311    $ 40,560,931    $ 43,633,257

 Contracts in payout
  (annuitization) period        1,248,363         381,439         353,686         315,072
                            -------------------------------------------------------------

    Total net assets        $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329
                            =============================================================

Accumulation
 units outstanding              4,760,855       3,066,011       3,630,505       3,694,417
                            =============================================================


                              Marsico       Massachusetts
                              Focused        Investors        MFS Total        Mid-Cap          Real
                               Growth          Trust           Return          Growth          Estate        Technology
                             Portfolio       Portfolio        Portfolio       Portfolio       Portfolio      Portfolio
                             (Class 1)       (Class 1)        (Class 1)       (Class 1)       (Class 1)      (Class 1)
                            --------------------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359

Liabilities:                           -               -                -               -               -              -
                            --------------------------------------------------------------------------------------------

Net assets:                 $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359
                            ============================================================================================

  Accumulation units        $ 13,552,678    $ 49,339,705    $ 152,951,101    $ 34,838,899    $ 33,390,304    $ 8,896,541

   Contracts in payout
    (annuitization) period        38,576         257,453          743,994         204,279         185,696         23,818
                            --------------------------------------------------------------------------------------------

       Total net assets     $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359
                            ============================================================================================

Accumulation
 units outstanding             1,183,856       2,223,359        5,513,417       3,150,103       1,419,027      3,930,256
                            ============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                              Total
                             Telecom         Return        Aggressive      Alliance
                             Utility          Bond          Growth          Growth
                            Portfolio       Portfolio      Portfolio       Portfolio
                            (Class 1)       (Class 1)      (Class 2)       (Class 2)
                           -----------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value        $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038

Liabilities:                          -               -              -               -
                           -----------------------------------------------------------

Net assets:                $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038
                           ===========================================================

  Accumulation units       $ 16,729,791    $ 70,883,510    $ 3,257,839    $ 22,647,011

  Contracts in payout
   (annuitization) period       181,643         549,011            364          14,027
                           -----------------------------------------------------------

       Total net assets    $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038
                           ===========================================================

Accumulation
 units outstanding             996,622        2,573,355        259,544         731,288
                           ===========================================================


                                                                                                            Davis
                                            Blue Chip       Capital          Cash          Corporate       Venture
                              Balanced       Growth         Growth         Management        Bond           Value
                             Portfolio      Portfolio      Portfolio       Portfolio       Portfolio      Portfolio
                             (Class 2)      (Class 2)      (Class 2)       (Class 2)       (Class 2)      (Class 2)
                            -----------------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242

Liabilities:                          -              -              -               -               -               -
                            -----------------------------------------------------------------------------------------

Net assets:                 $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242
                            =========================================================================================

  Accumulation units        $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,675,819    $ 30,401,531    $ 64,592,696

 Contracts in payout
  (annuitization) period              -              -              -          52,423          69,454          18,546
                            -----------------------------------------------------------------------------------------

       Total net assets     $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242
                            =========================================================================================

Accumulation
 units outstanding              443,648        529,797        294,473       1,616,873       1,241,705       1,944,351
                            =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                             "Dogs" of       Emerging        Equity        Foreign
                            Wall Street      Markets      Opportunities     Value
                             Portfolio      Portfolio       Portfolio     Portfolio
                             (Class 2)      (Class 2)       (Class 2)     (Class 2)
                            ---------------------------------------------------------

Assets:

  Investments in Trusts,
    at net asset value      $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553

Liabilities:                          -              -              -               -
                            ---------------------------------------------------------

Net assets:                 $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553
                            =========================================================

  Accumulation units        $ 6,473,714    $ 7,751,587    $ 5,540,615    $ 25,449,535

  Contracts in payout
   (annuitization) period             -            114              -           5,018
                            ---------------------------------------------------------

       Total net assets     $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553
                            =========================================================

Accumulation
 units outstanding              478,507        467,069        307,336       1,727,533
                            =========================================================

                            Fundamental       Global         Global          Growth         Growth       High-Yield
                              Growth           Bond         Equities      Opportunities     -Income         Bond
                             Portfolio       Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)      (Class 2)      (Class 2)
                            ----------------------------------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198

Liabilities:                          -               -              -              -              -               -
                            ----------------------------------------------------------------------------------------

Net assets:                 $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198
                            ========================================================================================

  Accumulation units        $ 2,606,634    $ 11,970,760    $ 6,104,924    $ 4,136,876    $ 9,219,329    $ 15,862,569

  Contracts in payout
   (annuitization) period             -               -         37,432              -            743          38,629
                            ----------------------------------------------------------------------------------------

       Total net assets     $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198
                            ========================================================================================

Accumulation
 units outstanding              158,290         514,634        333,190        716,500        327,138         712,383
                            ========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                               MFS
                            International   International    Marsico       Massachusetts
                             Diversified     Growth and      Focused        Investors
                              Equities         Income         Growth          Trust
                              Portfolio      Portfolio      Portfolio       Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)
                            ------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526

Liabilities:                           -              -               -               -
                            -----------------------------------------------------------

Net assets:                 $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526
                            ===========================================================

  Accumulation units        $ 19,407,691    $ 8,692,254    $ 14,328,688    $ 11,161,526

  Contracts in payout
   (annuitization) period          5,978            310           7,075               -
                            -----------------------------------------------------------

       Total net assets     $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526
                            ===========================================================

Accumulation
 units outstanding             1,752,957        738,771       1,269,464         505,516
                            ===========================================================


                                                                             Small
                             MFS Total        Mid-Cap         Real           & Mid                         Telecom
                               Return         Growth         Estate         Cap Value     Technology       Utility
                             Portfolio       Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)      (Class 2)      (Class 2)
                            -----------------------------------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872

Liabilities:                           -               -              -               -              -              -
                            -----------------------------------------------------------------------------------------

Net assets:                 $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872
                            =========================================================================================

  Accumulation units        $ 48,021,342    $ 16,193,389    $ 9,699,869    $ 20,022,265    $ 2,966,373    $ 2,470,705

  Contracts in payout
   (annuitization) period         38,817           6,610              -          65,023              -            167
                            -----------------------------------------------------------------------------------------

       Total net assets     $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872
                            =========================================================================================

Accumulation
 units outstanding             1,742,450       1,470,105        418,375       1,089,065      1,332,185        148,760
                            =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Total Return    Aggressive     Alliance       American Funds     American Funds
                                     Bond          Growth        Growth       Asset Allocation    Global Growth
                                  Portfolio      Portfolio      Portfolio      SAST Portfolio     SAST Portfolio
                                  (Class 2)      (Class 3)      (Class 3)        (Class 3)          (Class 3)
                                --------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value           $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
Liabilities:                                -             -              -                   -                 -
                                --------------------------------------------------------------------------------
Net assets:                     $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
                                ================================================================================
    Accumulation units          $  19,724,689   $17,292,016   $106,534,448   $     101,357,620   $   350,776,859
    Contracts in payout
     (annuitization) period                 -             -         43,412                   -             5,815
                                --------------------------------------------------------------------------------
     Total net assets           $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
                                ================================================================================
Accumulation units outstanding        723,666     1,580,323      3,797,916          10,022,864        34,862,372
                                ================================================================================


                                 American Funds    American Funds
                                     Growth        Growth-Income      Balanced     Blue Chip Growth   Capital Growth
                                 SAST Portfolio    SAST Portfolio    Portfolio        Portfolio         Portfolio
                                   (Class 3)         (Class 3)       (Class 3)        (Class 3)         (Class 3)
                                -------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value           $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
Liabilities:                                  -                 -             -                   -                 -
                                -------------------------------------------------------------------------------------
Net assets:                     $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
                                =====================================================================================
    Accumulation units          $   234,636,328   $   189,653,343   $35,694,715   $      60,434,069   $    43,377,460
    Contracts in payout
      (annuitization) period                  -            11,481           262                 204             6,273
                                -------------------------------------------------------------------------------------
     Total net assets           $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
                                =====================================================================================
Accumulation units outstanding       24,363,939        21,043,610     2,640,927           8,452,553         5,999,371
                                =====================================================================================

   The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall     Emerging Markets
                                   Portfolio         Portfolio       Value Portfolio    Street Portfolio       Portfolio
                                   (Class 3)         (Class 3)          (Class 3)          (Class 3)           (Class 3)
                               ---------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value          $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285

Liabilities:                                  -                 -                  -                   -                   -
                               ---------------------------------------------------------------------------------------------
Net assets:                    $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285
                               =============================================================================================
    Accumulation units         $    190,345,381   $   578,291,291   $    477,700,793   $      33,622,169   $     141,666,975

    Contracts in payout
      (annuitization) period            323,955           300,013             60,590              13,440              45,310
                               ---------------------------------------------------------------------------------------------
     Total net assets
                               $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285
                               =============================================================================================
Accumulation units
 outstanding                         15,707,935        28,047,297         21,401,106           2,656,601           9,834,135
                               =============================================================================================

                                    Equity                                               Global
                                 Opportunities    Foreign Value      Fundamental          Bond        Global Equities
                                   Portfolio        Portfolio      Growth Portfolio     Portfolio        Portfolio
                                   (Class 3)        (Class 3)         (Class 3)         (Class 3)        (Class 3)
                               --------------------------------------------------------------------------------------

Assets:
    Investments in Trusts, at
      net asset value          $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803

Liabilities:                                -                -                   -              -                  -
                               -------------------------------------------------------------------------------------
Net assets:                    $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803
                               =====================================================================================
    Accumulation units         $   26,062,652   $  446,436,819   $      70,784,694   $189,226,190   $     26,603,234

    Contracts in payout
      (annuitization) period           14,234           62,016               5,728          3,741              9,569
                               -------------------------------------------------------------------------------------

Total net assets               $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803
                               =====================================================================================
Accumulation units
 outstanding                        1,554,661       38,431,577           4,652,711     10,182,828          1,969,956
                               =====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                     International
                                   Growth                                             Diversified       International
                                Opportunities    Growth-Income    High-Yield Bond      Equities       Growth and Income
                                  Portfolio        Portfolio         Portfolio         Portfolio          Portfolio
                                  (Class 3)        (Class 3)         (Class 3)         (Class 3)          (Class 3)
                               -----------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value          $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706

Liabilities:                                -                -                  -                -                    -
                               -----------------------------------------------------------------------------------------

Net assets:                    $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706
                               =========================================================================================

    Accumulation units         $  149,799,354   $   49,127,580   $    111,816,222   $  160,934,372   $      177,074,318

    Contracts in payout
     (annuitization) period             1,370            2,486              1,664           26,345               25,388
                               -----------------------------------------------------------------------------------------

      Total net assets         $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706
                               =========================================================================================
                                   21,144,879        3,843,015          6,310,092       15,075,938           16,122,467
                               =========================================================================================

                                                    MFS Massachusetts
                                Marsico Focused      Investors Trust     MFS Total Return    Mid-Cap Growth    Real Estate
                                Growth Portfolio        Portfolio           Portfolio          Portfolio        Portfolio
                                   (Class 3)            (Class 3)           (Class 3)          (Class 3)        (Class 3)
                               ------------------  -------------------  ------------------  ----------------  -------------
Assets:
    Investments in Trusts, at
      net asset value          $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370

Liabilities:                                -                -                  -                -                    -
                               -----------------------------------------------------------------------------------------

Net assets:                    $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370
                               =========================================================================================

    Accumulation units         $      72,834,587   $      205,577,992   $     190,108,522   $    91,971,457   $212,953,826

    Contracts in payout
     (annuitization) period                4,424               16,185              61,379             6,976         42,544
                               -----------------------------------------------------------------------------------------

      Total net assets         $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370
                               =========================================================================================
                                       6,731,029           13,925,334           8,183,114         8,396,213     13,993,965
                               =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Small & Mid Cap     Small Company     Technology    Telecom Utility     Total Return
                                Value Portfolio    Value Portfolio    Portfolio        Portfolio       Bond Portfolio
                                   (Class 3)          (Class 3)       (Class 3)        (Class 3)         (Class 3)
                               --------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280

Liabilities:                                  -                  -             -                  -                 -
                               --------------------------------------------------------------------------------------
Net assets:                    $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280
                               ======================================================================================
    Accumulation units         $    430,094,608   $    170,408,227   $20,758,679   $     17,881,104   $   590,254,280

    Contracts in payout
 (annuitization) period                  42,472              9,757         6,810                  -                 -
                               --------------------------------------------------------------------------------------
     Total net assets          $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280
                               ======================================================================================

Accumulation units
 outstanding                         27,994,808         17,898,761     8,182,996          1,205,961        32,199,190
                               ======================================================================================

                                 Invesco Van                       Invesco Van
                                 Kampen V.I.       Invesco Van     Kampen V.I.     Diversified
                                Capital Growth     Kampen V.I.     Growth and     International    Equity Income
                                     Fund         Comstock Fund    Income Fund       Account          Account
                                 (Series II)       (Series II)     (Series II)      (Class 1)        (Class 1)
                               ---------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657

Liabilities:                                  -                -              -               -                -
                               ---------------------------------------------------------------------------------
Net assets:                    $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657
                               =================================================================================
    Accumulation units         $     20,833,407  $   306,736,365  $ 485,086,054  $    1,988,938   $   22,097,797

    Contracts in payout
 (annuitization) period                   4,457           66,040        154,536               -            7,860
                               ---------------------------------------------------------------------------------
     Total net assets          $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657
                               =================================================================================
Accumulation units
 outstanding                          2,071,174       27,849,831     39,373,354         342,059        2,214,082
                               =================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Government &                 Large Cap     LargeCap     MidCap
                                High Quality     Income        Blend        Growth       Blend
                                Bond Account     Account     Account II    Account      Account
                                 (Class 1)      (Class 1)    (Class 1)    (Class 1)    (Class 1)
                               -----------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840

Liabilities:                               -            -             -           -            -
                               -----------------------------------------------------------------
Net assets:                    $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840
                               =================================================================
    Accumulation units         $   4,584,345   $8,903,991   $ 2,423,063   $ 568,467   $2,953,714

    Contracts in payout
 (annuitization) period                4,360        2,540         1,912           -        1,126
                               -----------------------------------------------------------------
     Total net assets          $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840
                               =================================================================
Accumulation units
 outstanding                         554,000      944,655       376,012      83,870      263,324
                               =================================================================

                                              Principal                                       SAM
                                  Money        Capital       Real Estate       SAM        Conservative
                                 Market      Appreciation    Securities      Balanced       Balanced
                                 Account       Account         Account      Portfolio      Portfolio
                                (Class 1)     (Class 1)       (Class 1)     (Class 1)      (Class 1)
                               -----------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475

Liabilities:                            -               -              -             -               -
                               -----------------------------------------------------------------------
Net assets:                    $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475
                               =======================================================================
    Accumulation units         $2,521,687   $  12,359,898   $    866,498   $60,247,117   $   8,395,932

    Contracts in payout
 (annuitization) period               975           2,549              -        66,405           8,543
                               -----------------------------------------------------------------------
     Total net assets          $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475
                               =======================================================================
Accumulation units
 outstanding                      423,329         972,571         44,982     5,636,060       1,034,653
                               =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                SAM Conservative      SAM Flexible       SAM Strategic        Short-Term      SmallCap Growth
                                Growth Portfolio    Income Portfolio    Growth Portfolio    Income Account      Account II
                                   (Class 1)           (Class 1)           (Class 1)          (Class 1)          (Class 1)
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911

Liabilities:                                   -                   -                   -                 -                  -
                               ----------------------------------------------------------------------------------------------
Net assets:                    $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911
                               ==============================================================================================
    Accumulation units         $      23,894,025   $      11,040,645   $       8,690,182   $     2,743,338   $        586,104

    Contracts in payout
 (annuitization) period                   25,175              38,380                   -             3,936                807
                               -----------------------------------------------------------------------------------------------
     Total net assets           $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911
                                ==============================================================================================
Accumulation units
 outstanding                            2,274,776           1,153,093             790,817           370,913             93,742
                                ==============================================================================================

                                                  Diversified                      Government &
                                SmallCap Value    International    Equity Income    High Quality
                                  Account I          Account          Account       Bond Account    Income Account
                                  (Class 1)         (Class 2)        (Class 2)       (Class 2)        (Class 2)
                               -----------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109

Liabilities:                                 -                -                -               -                 -
                               -----------------------------------------------------------------------------------
Net assets:                    $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109
                               ===================================================================================
    Accumulation units         $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,701,026

    Contracts in payout
 (annuitization) period                      -                -                -               -           213,083
                               -----------------------------------------------------------------------------------
     Total net assets          $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109
                               ===================================================================================
Accumulation units
 outstanding                            20,677          169,230        1,315,624         150,782           428,684
                               ===================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                    Principal
                                 LargeCap     LargeCap     MidCap       Money        Capital
                                  Blend        Growth      Blend       Market      Appreciation
                                Account II    Account     Account      Account       Account
                                (Class 2)    (Class 2)   (Class 2)    (Class 2)     (Class 2)
                               ------------  ----------  ----------  -----------  --------------
Assets:
    Investments in Trusts, at
    net asset value            $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474

Liabilities:                             -           -           -            -               -
                               ----------------------------------------------------------------
Net assets:                    $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474

                               ================================================================
    Accumulation units         $   498,119   $ 360,719   $ 712,401   $1,562,539   $   2,272,474

    Contracts in payout
   (annuitization) period                -           -           -       54,267               -
                               ----------------------------------------------------------------
     Total net assets          $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474
                               ================================================================
 Accumulated units
 outstanding                        80,396      55,249      66,063      280,795         187,210
                               ================================================================

                                                                 SAM             SAM            SAM
                                Real Estate       SAM        Conservative    Conservative    Flexible
                                Securities      Balanced       Balanced         Growth        Income
                                  Account      Portfolio      Portfolio       Portfolio      Portfolio
                                 (Class 2)     (Class 2)      (Class 2)       (Class 2)      (Class 2)
                               -----------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $    262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282

Liabilities:                              -             -               -               -            -
                               -----------------------------------------------------------------------
Net assets:                    $    262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282
                               =======================================================================
    Accumulation units         $    262,236   $43,516,157   $   6,506,641   $  23,931,168   $9,423,177

    Contracts in payout
    (annuitization) period                 -        92,672               -               -      167,105
                                -----------------------------------------------------------------------
     Total net assets          $     262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282
                               ========================================================================
Accumulated units
 outstanding                          13,900     4,211,032         809,698       2,355,367    1,029,599
                               ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                                            Columbia
                                                                                                            Variable
                                                                                                           Portfolio -
                                                                                                              Asset
                                 SAM Strategic        Short-Term      SmallCap Growth    SmallCap Value    Allocation
                                Growth Portfolio    Income Account      Account II         Account I          Fund
                                   (Class 2)          (Class 2)          (Class 2)         (Class 2)        (Class 1)
                               ---------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636

Liabilities:                                   -                 -                  -                 -              -
                               ---------------------------------------------------------------------------------------
Net assets:                    $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636
                               ========================================================================================
    Accumulation units         $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636

    Contracts in payout
   (annuitization) period                      -                 -                  -                 -              -
                               ---------------------------------------------------------------------------------------
     Total net assets          $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636
                               ========================================================================================
Accumulation units
 outstanding                           1,049,258           202,891             37,685            10,334         85,693
                               ========================================================================================
                                                               Columbia
                                 Columbia       Columbia       Variable                               Columbia
                                 Variable       Variable      Portfolio -                             Variable
                                Portfolio -    Portfolio -      Marsico           Columbia          Portfolio -
                                   Small          High          Focused           Variable            Marsico
                                  Company        Income        Equities      Portfolio - Marsico    21st Century
                                Growth Fund       Fund           Fund            Growth Fund            Fund
                                 (Class 1)      (Class 1)      (Class 1)          (Class 1)          (Class 1)
                               ---------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717

Liabilities:                              -              -              -                      -               -
                               ---------------------------------------------------------------------------------
Net assets:                    $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717
                               =================================================================================
    Accumulation units         $  1,344,410   $ 22,130,012   $ 31,880,609   $          2,590,925   $   1,280,717

    Contracts in payout                   -          5,008          7,653                      -               -
   (annuitization) period      ---------------------------------------------------------------------------------

     Total net assets          $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717
                               =================================================================================
Accumulated units
 outstanding                        117,875      1,149,751      2,932,795                248,363          96,971
                               =================================================================================



   The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                            Columbia           Columbia
                                     Columbia               Variable           Variable
                                     Variable          Portfolio - Marsico    Portfolio -
                                Portfolio - Mid Cap       International       Diversified
                                      Growth              Opportunities         Equity       Asset Allocation    Global Growth
                                       Fund                   Fund            Income Fund          Fund              Fund
                                     (Class 1)              (Class 2)          (Class 1)        (Class 2)          (Class 2)
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306

Liabilities:                                      -                      -              -                   -                -
                               -----------------------------------------------------------------------------------------------
Net assets:                    $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306
                               ===============================================================================================
    Accumulation units         $            736,612   $          2,907,894   $  2,842,827   $      72,459,463   $  248,564,743

    Contracts in payout
   (annuitization) period                         -                      -              -             149,780          199,563
                               -----------------------------------------------------------------------------------------------
     Total net assets          $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306
                               ===============================================================================================
Accumulation units
 outstanding                                 69,236                198,806        272,913           4,592,849       12,096,803
                               ===============================================================================================

                                               Growth-Income    Asset Allocation    Cash Management
                                Growth Fund        Fund               Fund               Fund          Growth Fund
                                 (Class 2)       (Class 2)         (Class 3)           (Class 3)        (Class 3)
                               -----------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917

Liabilities:                              -                -                   -                  -              -
                               -----------------------------------------------------------------------------------
Net assets:                    $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917
                               ===================================================================================
    Accumulation units         $344,667,780   $  344,587,395   $      36,376,627   $     11,375,947   $183,946,377

    Contracts in payout
   (annuitization) period           267,657          312,372             845,371            514,490      4,762,540
                               -----------------------------------------------------------------------------------
     Total net assets          $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917
                               ===================================================================================
Accumulation units
 outstanding                     18,577,732       21,845,814             785,780            551,224      1,105,433
                               ===================================================================================

    The accompanying notes re an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILTIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                 U.S. Government/
                                Growth-Income    High-Income    International       AAA-Rated           Growth and
                                    Fund          Bond Fund         Fund         Securities Fund     Income Portfolio
                                  (Class 3)       (Class 3)       (Class 3)         (Class 3)           (Class VC)
                               ---------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562

Liabilities:                                -              -                -                   -                    -
                               ---------------------------------------------------------------------------------------
Net assets:                    $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562

                               =======================================================================================
    Accumulation units         $  166,116,586   $ 19,877,423   $   42,682,086   $      23,227,874   $      240,119,654

    Contracts in payout
 (annuitization) period             6,094,100        613,811          791,416             581,880               75,908
                               ---------------------------------------------------------------------------------------
     Total net assets          $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562
                               =======================================================================================
 Accumulation units
  outstanding                       1,470,881        253,203        1,006,795             591,640           23,295,497
                               =======================================================================================

                                                                     Sterling Capital    Sterling Capital
                                    Mid Cap       Sterling Capital        Special           Strategic        Sterling Capital
                                Value Portfolio     Select Equity      Opportunities    Allocation Equity   Total Return Bond
                                  (Class VC)             VIF                VIF                VIF                 VIF
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666

Liabilities:                                   -                  -                  -                   -                   -
                               -----------------------------------------------------------------------------------------------
Net assets:                    $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666
                               ===============================================================================================
    Accumulation units         $      26,260,548  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666

    Contracts in payout
 (annuitization) period                   53,873                  -                  -                   -                   -
                               -----------------------------------------------------------------------------------------------
     Total net assets          $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666
                               ===============================================================================================
Accumulation units
  outstanding                          2,028,107            161,090            916,394             167,616             600,917
                               ===============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILTIES
                               DECEMBER 31, 2011
                                  (continued)

                                  MTB Managed                          Franklin Templeton    Allocation
                               Allocation Fund -    Franklin Income    VIP Founding Funds     Balanced
                                    Moderate        Securities Fund     Allocation Fund      Portfolio
                                   Growth II           (Class 2)           (Class 2)         (Class 3)
                               ------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $              305  $     95,709,571   $        41,094,450   $86,485,664

Liabilities:                                    -                 -                     -             -
                               ------------------------------------------------------------------------
Net assets:                    $              305  $     95,709,571   $        41,094,450   $86,485,664
                               ========================================================================
    Accumulation units         $              305  $     95,709,571   $        41,094,450   $86,485,664

    Contracts in payout
 (annuitization) period                         -                 -                     -             -
                               ------------------------------------------------------------------------
     Total net assets          $              305  $     95,709,571   $        41,094,450   $86,485,664
                               ========================================================================
Accumulation units
 outstanding                                   34         9,098,783             4,603,619     7,633,479
                               ========================================================================
                                                         Allocation
                                 Allocation Growth        Moderate            Allocation        Real Return
                                     Portfolio        Growth Portfolio    Moderate Portfolio     Portfolio
                                     (Class 3)           (Class 3)            (Class 3)          (Class 3)
                               ---------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434

Liabilities:                                    -                   -                     -              -
                               ---------------------------------------------------------------------------
Net assets:                    $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434

                               ===========================================================================
    Accumulation units         $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434
    Contracts in payout
 (annuitization) period                         -                   -                     -              -
                               ---------------------------------------------------------------------------
     Total net assets          $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434
                               ===========================================================================
Accumulation units
 outstanding                            1,220,227          12,970,069            10,906,627     16,606,426
                               ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total     Contracts With Total
                                 Expenses of 1.15%         Expenses of 1.30%          Expenses of 1.40%       Expenses of 1.52% (1)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
  Asset Allocation
  Portfolio (Class 1)                 - $          -             - $          -            - $          -             - $          -
  Capital Appreciation
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Government and Quality
  Bond Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Growth Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Natural Resources
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Asset Allocation
  Portfolio (Class 2)                 -            -             -            -            -            -       266,368        27.09
  Capital Appreciation
  Portfolio (Class 2)                 -            -             -            -       87,605        47.80       745,482        47.35
  Government and Quality
  Bond Portfolio
  (Class 2)                           -            -             -            -            -            -     2,387,360        20.71
  Growth Portfolio
  (Class 2)                           -            -             -            -            -            -       696,153        30.48
  Natural Resources
  Portfolio (Class 2)                 -            -             -            -            -            -       217,978        45.75
  Asset Allocation
  Portfolio (Class 3)           167,725        11.64       120,753        11.47       13,200        11.52       141,478        26.80
  Capital Appreciation
  Portfolio (Class 3)           588,551        12.10     2,107,734        11.93      187,784        11.93     3,922,990        46.95
  Government and
  Quality Bond
  Portfolio (Class 3)           853,508        12.31     2,843,327        12.14      342,720        12.15    13,761,480        20.52
  Growth Portfolio
  (Class 3)                     147,993         9.87       128,428         9.74       41,554         9.75     2,130,469        30.22
  Natural Resources
  Portfolio (Class 3)           160,007        10.08       494,167         9.96       99,496         9.96     1,424,137        45.27

SUNAMERICA SERIES TRUST:
  Aggressive Growth
  Portfolio (Class 1)                 - $          -             - $          -            - $          -             - $          -
  Alliance Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Balanced Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Blue Chip Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Capital Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Cash Management
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Corporate Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Davis Venture Value
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  "Dogs" of Wall Street
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Emerging Markets
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Equity Opportunities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Fundamental Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Global Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Global Equities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Growth Opportunities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Growth-Income Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  High-Yield Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  International
  Diversified
  Equities Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  International Growth
  and Income
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Marsico Focused Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  MFS Total Return
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Mid-Cap Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Real Estate
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Technology Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Telecom Utility
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Total Return Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Aggressive Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       196,596        12.62
  Alliance Growth
  Portfolio (Class 2)                 -            -             -            -       23,852        31.66       584,437        31.08
  Balanced Portfolio
  (Class 2)                           -            -             -            -            -            -       339,967        16.58
  Blue Chip Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       416,379         5.88
  Capital Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       216,285         7.19
  Cash Management
  Portfolio (Class 2)                 -            -             -            -            -            -     1,305,218        12.87
  Corporate Bond
  Portfolio (Class 2)                 -            -             -            -            -            -     1,003,223        24.66
  Davis Venture Value
  Portfolio (Class 2)                 -            -             -            -       61,765        33.86     1,532,697        33.35
  "Dogs" of Wall Street
  Portfolio (Class 2)                 -            -             -            -            -            -       393,492        13.59
  Emerging Markets
  Portfolio (Class 2)                 -            -             -            -            -            -       374,725        16.67
  Equity Opportunities
  Portfolio (Class 2)                 -            -             -            -            -            -       227,015        18.12
  Foreign Value
  Portfolio (Class 2)                 -            -             -            -            -            -     1,574,650        14.76
  Fundamental Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       109,810        16.57
  Global Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       414,421        23.36
  Global Equities
  Portfolio (Class 2)                 -            -             -            -       70,219        18.70       175,616        18.43
  Growth Opportunities
  Portfolio (Class 2)                 -            -             -            -            -            -       582,271         5.80
  Growth-Income
  Portfolio (Class 2)                 -            -             -            -            -            -       240,590        28.35
  High-Yield Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       547,520        22.45
  International
  Diversified
  Equities
  Portfolio (Class 2)                 -            -             -            -            -            -     1,494,269        11.11
  International
  Growth and
  Income
  Portfolio (Class 2)                 -            -             -            -            -            -       585,383        11.82
  Marsico Focused
  Growth Portfolio
  (Class 2)                           -            -             -            -            -            -     1,103,781        11.33
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 2)                 -            -             -            -            -            -       423,845        22.16
  MFS Total Return
  Portfolio (Class 2)                 -            -             -            -            -            -     1,420,271        27.70
  Mid-Cap Growth
  Portfolio (Class 2)                 -            -             -            -       72,405        11.22     1,109,640        11.06
  Real Estate
  Portfolio (Class 2)                 -            -             -            -            -            -       315,952        23.32
  Small & Mid Cap
  Value Portfolio
  (Class 2)                           -            -             -            -            -            -       905,379        18.51
  Technology
  Portfolio (Class 2)                 -            -             -            -       64,601         2.26       960,809         2.24
  Telecom Utility
  Portfolio (Class 2)                 -            -             -            -            -            -       104,312        16.73
  Total Return Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       637,684        27.34
  Aggressive Growth
  Portfolio (Class 3)            34,677         8.30       211,903         8.13       30,735         8.13       687,999        12.49
  Alliance Growth
  Portfolio (Class 3)            89,004        10.31       110,822        10.19       54,047        10.17     1,835,890        30.81
  American Funds Asset
  Allocation SAST
  Portfolio (Class 3)           588,896        10.32     1,396,870        10.19      289,538        10.19     3,288,069        10.15
  American Funds
  Global Growth SAST
  Portfolio (Class 3)         1,214,624        10.33     5,656,679        10.19      514,685        10.20    13,030,834        10.06
  American Funds
  Growth SAST
  Portfolio (Class 3)           719,006         9.82     2,542,152         9.69      299,666         9.69    10,752,812         9.68
  American Funds
  Growth- Income
  SAST Portfolio
  (Class 3)                     653,691         9.34     1,586,603         9.21      304,784         9.22    10,251,728         9.00
  Balanced Portfolio
  (Class 3)                     142,601        10.99       368,699        10.86       84,658        10.84       846,164        16.42
  Blue Chip Growth
  Portfolio (Class 3)           175,233        10.11     1,097,615         9.92       63,272         9.96     3,630,286         5.82
  Capital Growth
  Portfolio (Class 3)            68,561         9.66         6,641         9.54       40,149         9.54     3,394,576         7.11
  Cash Management
  Portfolio (Class 3)           529,442         9.93       935,815         9.79       57,491         9.79     7,145,652        12.76
  Corporate Bond
  Portfolio (Class 3)           844,748        14.40     3,308,381        14.21      326,146        14.21    10,180,361        24.34
  Davis Venture Value
  Portfolio (Class 3)           875,349         9.52     3,262,288         9.39      341,023         9.40     7,043,290        33.06
  "Dogs" of Wall Street
  Portfolio (Class 3)            85,293        11.71       326,655        11.62       44,659        11.57       962,581        13.45
  Emerging Markets
  Portfolio (Class 3)           264,950        10.51       930,884        10.36      117,560        10.37     3,901,344        16.49
  Equity Opportunities
  Portfolio (Class 3)            19,688         9.76        61,323         9.62       12,555         9.63       566,058        17.95
  Foreign Value
  Portfolio (Class 3)         1,298,435         8.44     6,692,945         8.32      466,990         8.31    12,173,325        14.64
  Fundamental Growth
  Portfolio (Class 3)            82,237         9.89        65,703         9.77       75,372         9.75     2,460,096        16.42
  Global Bond
  Portfolio (Class 3)           402,280        13.41     1,421,192        13.22      178,013        13.23     3,381,798        23.16
  Global Equities
  Portfolio (Class 3)           120,678         8.75       298,316         8.59       16,641         8.65       508,084        18.22
  Growth Opportunities
  Portfolio (Class 3)           395,615        11.37     1,988,550        11.21      136,137        11.22     9,979,784         5.74
  Growth-Income
  Portfolio (Class 3)           328,943         9.84       935,333         9.63       56,632         9.71       422,525        28.10
  High-Yield Bond
  Portfolio (Class 3)           154,393        11.44       838,118        11.26      100,497        11.29     2,312,196        22.26
  International
  Diversified
  Equities Portfolio
  (Class 3)                     154,588         8.57       307,919         8.45      102,057         8.46     8,198,388        11.02
  International
  Growth and
  Income
  Portfolio (Class 3)           261,309         7.11       143,474         7.02      193,333         7.01     8,699,284        11.67
  Marsico Focused
  Growth Portfolio
  (Class 3)                     259,152        10.60       990,175        10.46      125,570        10.45     2,651,947        11.23
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 3)           588,227        10.40     3,146,945        10.28      206,166        10.25     3,657,384        21.97
  MFS Total Return
  Portfolio (Class 3)           173,386        10.76       579,499        10.61       45,590        10.62     3,323,403        27.45

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Contracts With Total     Contracts With Total       Contracts With Total     Contracts  With Total
                                 Expenses of 1.15%         Expenses of 1.30%          Expenses of 1.40%       Expenses  of 1.52% (1)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio (Class 3)            171,937 $      11.39       794,854 $      11.23       67,263  $     11.25     3,949,475  $     10.96
 Real Estate
 Portfolio (Class 3)            560,687         8.42     2,567,462         8.30      240,649         8.31     4,078,621        23.10
 Small & Mid Cap Value
 Portfolio (Class 3)            804,057        11.23    3,884,706         11.07      346,471        11.08     9,939,232        18.35
 Small Company Value
 Portfolio (Class 3)            445,233        10.29    2,192,103         10.15      188,442         10.16    7,522,325         9.28
 Technology
 Portfolio (Class 3)             27,426        10.20       89,024         10.07        9,449         10.07    4,841,471         2.21
 Telecom Utility
 Portfolio (Class 3)             57,475        12.63      146,265         12.46       15,909         12.47      458,712        16.58
 Total Return Bond
 Portfolio (Class 3)          1,435,557        13.70    7,345,732         13.42      472,835         13.50    8,205,379        27.13

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund        12,635 $      11.11      132,872  $      10.96       13,627  $      10.99      829,445  $      9.95
 Invesco Van Kampen
 V.I. Comstock Fund             701,580         9.35    3,289,778          9.23      234,609          9.22    9,445,040        11.95
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                    799,958         9.73    3,878,109          9.59      368,535          9.60   16,109,173        13.50

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    - $          -            -  $          -      312,127  $       5.83            -  $         -
 Equity Income
 Account (Class 1)                    -            -            -             -    1,767,864         10.04            -            -
 Government & High
 Quality Bond
 Account (Class 1)                    -            -            -             -      354,131          8.37            -            -
 Income Account (Class 1)             -            -            -             -      706,313          9.49            -            -
 LargeCap Blend
 Account II (Class 1)                 -            -            -             -      253,021          6.50            -            -
 LargeCap Growth
 Account (Class 1)                    -            -            -             -       57,360          6.82            -            -
 MidCap Blend
 Account (Class 1)                    -            -            -             -      175,600         11.33            -            -
 Money Market
 Account (Class 1)                    -            -            -             -      260,523          5.99            -            -
 Principal Capital
 Appreciation
 Account (Class 1)                    -            -            -             -      783,956         12.78            -            -
 Real Estate Securities
 Account (Class 1)                    -            -            -             -       40,174         19.32            -            -
 SAM Balanced
 Portfolio (Class 1)                  -            -            -             -    3,598,873         10.81      270,083        10.67
 SAM Conservative
 Balanced Portfolio
 (Class 1)                            -            -            -             -      751,149          8.18            -            -
 SAM Conservative
 Growth
 Portfolio (Class 1)                  -            -            -             -    1,079,112         10.66      206,456        10.48
 SAM Flexible
 Income
 Portfolio (Class 1)                  -            -            -             -      857,732          9.69            -            -
 SAM Strategic
 Growth Portfolio
 (Class 1)                            -            -            -             -      447,366         11.10       63,882        10.95
 Short-Term Income
 Account (Class 1)                    -            -            -             -      171,640          7.54            -            -
 SmallCap Growth
 Account II (Class 1)                 -            -            -             -       51,807          6.35            -            -
 SmallCap Value
 Account I (Class 1)                  -            -            -             -       17,071          9.00            -            -
 Diversified International
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Equity Income
 Account (Class 2)                    -            -            -             -            -             -      300,102         9.27
 Government &
 High Quality Bond
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Income
 Account (Class 2)                    -            -            -             -            -             -            -            -
 LargeCap Blend
 Account II (Class 2)                 -            -            -             -            -             -            -            -
 LargeCap Growth
 Account (Class 2)                    -            -            -             -            -             -            -            -
 MidCap Blend
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Money Market
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Principal Capital
 Appreciation Account
 (Class 2)                            -            -            -             -            -             -            -            -
 Real Estate Securities
 Account (Class 2)                    -            -            -             -            -             -            -            -
 SAM Balanced
 Portfolio (Class 2)                  -            -            -             -            -             -    1,316,492        10.43
 SAM Conservative
 Balanced
 Portfolio (Class 2)                  -            -            -             -            -             -        6,887        11.01
 SAM Conservative
 Growth
 Portfolio (Class 2)                  -            -            -             -            -             -      708,864        10.24
 SAM Flexible
 Income
 Portfolio (Class 2)                  -            -            -             -            -             -       16,228        11.50
 SAM Strategic Growth
 Portfolio (Class 2)                  -            -            -             -            -             -      267,322        10.71
 Short-Term Income
 Account (Class 2)                    -            -            -             -            -             -            -            -
 SmallCap Growth
 Account II (Class 2)                 -            -            -             -            -             -            -            -
 SmallCap Value
 Account I (Class 2)                  -            -            -             -            -             -            -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio - Asset
 Allocation Fund                      - $          -            -  $          -            -  $          -       27,204  $     11.46
 Columbia Variable
 Portfolio - Small
 Company Growth Fund                  -            -            -             -            -             -       61,431        11.43

COLUMBIA FUNDS VARIABLE
 INSURANCE TRUST I:
 Columbia Variable
 Portfolio - High
 Income Fund (Class 1)                - $          -            -  $          -            -  $          -      335,280  $     19.47
 Columbia Variable
 Portfolio - Marsico
 Focused Equities
 Fund (Class 1)                       -            -            -             -            -             -      528,936        10.96
 Columbia Variable
 Portfolio - Marsico
 Growth Fund (Class 1)                -            -            -             -            -             -      175,765        10.47
 Columbia Variable
 Portfolio - Marsico
 21st Century
 Fund (Class 1)                       -            -            -             -            -             -       65,409        13.25
 Columbia Variable
 Portfolio - Mid Cap
 Growth Fund (Class 1)                -            -            -             -            -             -       32,082        10.82
 Columbia Variable
 Portfolio - Marsico
 International
 Opportunities Fund
 (Class 2)                            -            -            -             -            -             -      172,365        14.65

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio - Diversified
 Equity Income Fund                   - $          -            -  $          -            -  $          -      223,619  $     10.45

AMERICAN FUNDS
 INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                       -            -            -             -            -             -      333,074        15.83
 Global Growth
 Fund (Class 2)                       -            -            -             -            -             -    4,775,648        20.65
 Growth Fund (Class 2)                -            -            -             -            -             -    7,516,171        18.66
 Growth-Income
 Fund (Class 2)                       -            -            -             -            -             -    8,567,353        15.86
 Asset Allocation
 Fund (Class 3)                       -            -      754,551         47.40       31,229         46.73            -            -
 Cash Management
 Fund (Class 3)                       -            -      537,787         21.58       13,437         21.27            -            -
 Growth Fund (Class 3)                -            -    1,066,684        170.79       38,749        168.39            -            -
 Growth-Income
 Fund (Class 3)                       -            -    1,401,534        117.16       69,347        115.51            -            -
 High-Income
 Bond Fund (Class 3)                  -            -      246,382         80.96        6,821         79.82            -            -
 International
 Fund (Class 3)                       -            -      975,366         43.20       31,429         42.59            -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -      554,813         40.28       36,827         39.71            -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and
 Income Portfolio               457,593 $       8.65    1,866,796  $       8.50      233,245  $       8.51    9,445,852  $     10.99
 Mid Cap Value Portfolio              -            -            -             -            -             -       49,068        12.99

STERLING CAPITAL
 VARIABLE INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF                    - $          -            -  $          -            -  $          -       81,328  $      8.71
 Sterling Capital
 Special Opportunities VIF            -            -            -             -            -             -      490,617        14.28
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -            -             -            -             -       96,116         9.32
 Sterling Capital
 Total Return Bond VIF                -            -            -             -            -             -      314,702        12.91

MTB GROUP OF FUNDS:
 MTB Managed Allocation
 Fund - Moderate Growth II            - $          -            -  $          -            -  $          -           17  $      9.09

FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                415,204 $       10.68   1,614,375  $      10.63      119,951  $      10.58    3,419,042  $     10.52
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                 74,421          9.08     583,043          9.01       61,939          8.99    2,360,255         8.94

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                      392,945 $       11.57   2,126,800  $      11.39      167,870  $      11.44    1,614,996  $     11.33
 Allocation Growth
 Portfolio                        3,139         10.48     226,663         10.30            -             -      163,349        10.25
 Allocation Moderate
 Growth Portfolio               690,559         10.81   2,789,887         10.62      254,285         10.67    3,256,421        10.58
 Allocation Moderate
 Portfolio                      466,475         11.27   2,921,500         11.06      232,814         11.12    2,474,994        11.01
 Real Return Portfolio          687,844         12.17   3,797,293         11.96      270,699         12.03    4,817,608        11.90

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total      Contracts With Total
                                 Expenses of 1.52% (2)    Expenses of 1.52% (3)     Expenses of 1.52% (4)      Expenses of 1.55% (5)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio (Class 1)          4,575,905  $      27.51            -  $         -            -  $         -             -  $         -
 Capital Appreciation
 Portfolio (Class 1)          5,306,467         48.00       78,631        12.40            -            -             -            -
 Government and Quality
 Bond Portfolio
 (Class 1)                    5,980,269         21.03       82,286        14.36            -            -             -            -
 Growth
 Portfolio (Class 1)          2,666,991         30.92            -            -            -            -             -            -
 Natural Resources
 Portfolio (Class 1)          1,304,836         46.36            -            -            -            -             -            -
 Asset Allocation
 Portfolio (Class 2)                  -             -            -            -        6,198        27.09             -            -
 Capital Appreciation
 Portfolio (Class 2)                  -             -            -            -       14,846        47.76        17,218        47.16
 Government and Quality
 Bond Portfolio
 (Class 2)                            -             -                         -       63,687        20.74             -            -
 Growth
 Portfolio (Class 2)                  -             -            -            -       20,967        30.49             -            -
 Natural Resources
 Portfolio (Class 2)                  -             -            -            -        4,846        45.83             -            -
 Asset Allocation
 Portfolio (Class 3)                  -             -            -            -      313,421        26.80        85,647        11.37
 Capital Appreciation
 Portfolio (Class 3)                  -             -            -            -      616,597        46.95       940,352        11.83
 Government and Quality
 Bond Portfolio
 (Class 3)                            -             -            -            -    2,310,818        20.52     1,384,936        12.06
 Growth Portfolio
 (Class 3)                            -             -            -            -      331,087        30.22        67,859         9.67
 Natural Resources
 Portfolio (Class 3)                  -             -            -            -      206,363        45.27       298,771         9.88

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio (Class 1)          1,968,631  $      12.83       10,893  $      6.79            -  $         -             -  $         -
 Alliance Growth
 Portfolio (Class 1)          4,951,537         31.70       26,835         8.89            -            -             -            -
 Balanced
 Portfolio (Class 1)          2,554,518         16.84       22,512         9.50            -            -             -            -
 Blue Chip Growth
 Portfolio (Class 1)          1,306,492          5.96       40,065         7.25            -            -             -            -
 Capital Growth
 Portfolio (Class 1)            698,658          7.30            -            -            -            -             -            -
 Cash Management
 Portfolio (Class 1)          4,563,029         13.07       11,524        10.10            -            -             -            -
 Corporate Bond
 Portfolio (Class 1)          3,961,730         25.03            -            -            -            -             -            -
 Davis Venture Value
 Portfolio (Class 1)         11,580,568         33.90       84,336        11.79            -            -             -            -
 "Dogs" of Wall Street
 Portfolio (Class 1)          1,567,375         13.78            -            -            -            -             -            -
 Emerging Markets
 Portfolio (Class 1)          2,364,600         16.92        7,521        25.34            -            -             -            -
 Equity Opportunities
 Portfolio (Class 1)          1,493,030         18.40            -            -            -            -             -            -
 Fundamental Growth
 Portfolio (Class 1)          2,333,674         16.84       17,671         6.94            -            -             -            -
 Global Bond
 Portfolio (Class 1)          2,047,496         23.73       15,779        15.58            -            -             -            -
 Global Equities
 Portfolio (Class 1)          2,648,393         18.72        7,886         8.60            -            -             -            -
 Growth Opportunities
 Portfolio (Class 1)          1,869,487          5.88            -            -            -            -             -            -
 Growth-Income
 Portfolio (Class 1)          4,626,793         28.83       59,084         9.14            -            -             -            -
 High-Yield Bond
 Portfolio (Class 1)          3,003,754         22.80            -            -            -            -             -            -
 International
 Diversified
 Equities
 Portfolio (Class 1)          3,580,492         11.28            -            -            -            -             -            -
 International Growth
 and Income
 Portfolio (Class 1)          3,495,048         11.99       66,086         8.60            -            -             -            -
 Marsico Focused
 Growth Portfolio
 (Class 1)                    1,079,220         11.51            -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 1)          2,155,111         22.48       22,377        10.87            -            -             -            -
 MFS Total Return
 Portfolio (Class 1)          5,180,020         28.13       68,666        13.11            -            -             -            -
 Mid-Cap Growth
 Portfolio (Class 1)          2,866,804         11.23       51,855         6.69            -            -             -            -
 Real Estate
 Portfolio (Class 1)          1,398,785         23.67            -            -            -            -             -            -
 Technology
 Portfolio (Class 1)          3,824,305          2.27            -            -            -            -             -            -
 Telecom Utility
 Portfolio (Class 1)            980,769         16.98            -            -            -            -             -            -
 Total Return Bond
 Portfolio (Class 1)          2,529,044         27.77            -            -            -            -             -            -
 Aggressive Growth
 Portfolio (Class 2)                  -             -            -            -        6,462        12.62             -            -
 Alliance Growth
 Portfolio (Class 2)                  -             -            -            -       11,462        31.08         4,353        30.96
 Balanced
 Portfolio (Class 2)                  -             -            -            -       12,761        16.58             -            -
 Blue Chip Growth
 Portfolio (Class 2)                  -             -            -            -        5,338         5.88             -            -
 Capital Growth
 Portfolio (Class 2)                  -             -            -            -        1,657         7.19             -            -
 Cash Management
 Portfolio (Class 2)                  -             -            -            -       62,032        12.87             -            -
 Corporate Bond
 Portfolio (Class 2)                  -             -            -            -       17,385        24.66             -            -
 Davis Venture Value
 Portfolio (Class 2)                  -             -            -            -       30,006        33.35        10,447        33.29
 "Dogs" of Wall Street
 Portfolio (Class 2)                  -             -            -            -        1,172        13.59             -            -
 Emerging Markets
 Portfolio (Class 2)                  -             -            -            -       11,536        16.67             -            -
 Equity Opportunities
 Portfolio (Class 2)                  -             -            -            -       14,910        18.12             -            -
 Foreign Value
 Portfolio (Class 2)                  -             -            -            -       12,724        14.76             -            -
 Fundamental Growth
 Portfolio (Class 2)                  -             -            -            -        3,909        16.57             -            -
 Global Bond
 Portfolio (Class 2)                  -             -            -            -       17,455        23.36             -            -
 Global Equities
 Portfolio (Class 2)                  -             -            -            -       14,737        18.43         5,694        18.40
 Growth Opportunities
 Portfolio (Class 2)                  -             -            -            -        3,806         5.80             -            -
 Growth-Income
 Portfolio (Class 2)                  -             -            -            -        7,473        28.35             -            -
 High-Yield Bond
 Portfolio (Class 2)                  -             -            -            -        5,729        22.45             -            -
 International
 Diversified
 Equities
 Portfolio (Class 2)                  -             -            -            -       28,497        11.11             -            -
 International
 Growth and Income
 Portfolio (Class 2)                  -             -            -            -        8,402        11.82             -            -
 Marsico Focused Growth
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 2)                  -             -            -            -        5,722        22.16             -            -
 MFS Total Return
 Portfolio (Class 2)                  -             -            -            -       23,196        27.70             -            -
 Mid-Cap Growth
 Portfolio (Class 2)                  -             -            -            -       23,495        11.06        19,081        11.04
 Real Estate
 Portfolio (Class 2)                  -             -            -            -       10,668        23.32             -            -
 Small & Mid Cap Value
 Portfolio (Class 2)                  -             -            -            -       25,510        18.51             -            -
 Technology
 Portfolio (Class 2)                  -             -            -            -        7,125         2.24         4,568         2.23
 Telecom Utility
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 Total Return Bond
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 Aggressive Growth
 Portfolio (Class 3)                  -             -            -            -      109,226        12.49        73,531         8.06
 Alliance Growth
 Portfolio (Class 3)                  -             -            -            -      440,125        30.81        81,284        10.09
 American Funds
 Asset Allocation
 SAST Portfolio
 (Class 3)                            -             -            -            -        2,065        10.15       661,848        10.11
 American Funds
 Global Growth SAST
 Portfolio (Class 3)                  -             -            -            -       57,443        10.06     2,499,244        10.12
 American Funds
 Growth SAST
 Portfolio (Class 3)                  -             -            -            -       53,954         9.68     1,340,544         9.62
 American Funds
 Growth-Income SAST
 Portfolio (Class 3)                  -             -            -            -       45,653         9.00       862,648         9.15
 Balanced
 Portfolio (Class 3)                  -             -            -            -      104,488        16.42       299,425        10.78
 Blue Chip Growth
 Portfolio (Class 3)                  -             -            -            -      129,494         5.82       551,512         9.85
 Capital Growth
 Portfolio (Class 3)                  -             -            -            -      202,707         7.11        13,026         9.47
 Cash Management
 Portfolio (Class 3)                  -             -            -            -    1,945,851        12.76       252,201         9.72
 Corporate Bond
 Portfolio (Class 3)                  -             -            -            -    1,535,144        24.34     1,498,771        14.10
 Davis Venture Value
 Portfolio (Class 3)                  -             -            -            -    1,031,470        33.06     1,577,236         9.32
 "Dogs" of Wall Street
 Portfolio (Class 3)                  -             -            -            -      127,876        13.45       238,509        11.49
 Emerging Markets
 Portfolio (Class 3)                  -             -            -            -      537,321        16.49       460,198        10.29
 Equity Opportunities
 Portfolio (Class 3)                  -             -            -            -      304,126        17.95        43,428         9.52
 Foreign Value
 Portfolio (Class 3)          1,190,604         14.64            -            -    1,058,342        14.64     3,039,407         8.26
 Fundamental Growth
 Portfolio (Class 3)                  -             -            -            -      120,014        16.42        23,172         9.68
 Global Bond
 Portfolio (Class 3)                  -             -            -            -      383,780        23.16       677,450        13.13
 Global Equities
 Portfolio (Class 3)                  -             -            -            -      118,247        18.22       152,035         8.51
 Growth Opportunities
 Portfolio (Class 3)                  -             -            -            -      705,318         5.74       898,816        11.13
 Growth-Income
 Portfolio (Class 3)                  -             -            -            -       54,573        28.10       357,212         9.55
 High-Yield Bond
 Portfolio (Class 3)                  -             -            -            -      281,889        22.26       422,877        11.17
 International
 Diversified
 Equities
 Portfolio (Class 3)                  -             -            -            -    1,151,808        11.02       194,943         8.39
 International
 Growth and
 Income
 Portfolio (Class 3)                  -             -            -            -      786,727        11.67       165,954         6.95
 Marsico Focused Growth
 Portfolio (Class 3)                  -             -            -            -       50,061        11.22       442,327        10.38
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 3)                  -             -            -            -      118,394        21.97     1,362,579        10.21
 MFS Total Return
 Portfolio (Class 3)                  -             -            -            -      675,320        27.45       278,340        10.54

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                 Contracts With Total     Contracts With Total       Contracts With Total      Contracts With Total
                                 Expenses of 1.52% (2)    Expenses of 1.52% (3)     Expenses of 1.52% (4)      Expenses of 1.55% (5)
                          ----------------------------    --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio (Class 3)                  -  $         -             -  $         -      433,276  $     10.96       327,532  $     11.15
 Real Estate
 Portfolio (Class 3)                  -            -             -            -      333,674        23.10     1,141,288         8.24
 Small & Mid Cap Value
 Portfolio (Class 3)            797,817        18.35             -            -    1,037,494        18.35     1,702,623        11.00
 Small Company Value
 Portfolio (Class 3)                  -            -             -            -      457,440         9.28       935,585        10.07
 Technology
 Portfolio (Class 3)                  -            -             -            -      663,581         2.21        71,077        10.00
 Telecom Utility
 Portfolio (Class 3)                  -            -             -            -       16,890        16.58        87,952        12.30
 Total Return Bond
 Portfolio (Class 3)                  -            -             -            -       76,921        27.13     3,598,702        13.33

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund       378,933  $      9.90             -  $         -      103,908  $     10.06        64,759  $     10.88
 Invesco Van Kampen
 V.I. Comstock Fund           4,011,021        11.95             -            -      656,308        12.03     1,505,712         9.16
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                  3,187,946        13.55             -            -    1,339,221        13.45     1,757,017         9.52

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    -  $         -             -  $         -            -  $         -        17,793  $      5.74
 Equity Income
 Account (Class 1)                    -            -             -            -            -            -       268,866         9.88
 Government & High
 Quality Bond
 Account (Class 1)                    -            -             -            -            -            -        93,651         8.23
 Income Account (Class 1)             -            -             -            -            -            -       152,500         9.34
 LargeCap Blend
 Account II (Class 1)                 -            -             -            -            -            -        78,807         6.41
 LargeCap Growth
 Account (Class 1)                    -            -             -            -            -            -        22,013         6.72
 MidCap Blend
 Account (Class 1)                    -            -             -            -            -            -        45,301        11.15
 Money Market
 Account (Class 1)                    -            -             -            -            -            -       149,781         5.93
 Principal Capital
 Appreciation Account
 (Class 1)                            -            -             -            -            -            -       109,620        12.57
 Real Estate Securities
 Account (Class 1)                    -            -             -            -            -            -         4,800        18.78
 SAM Balanced
 Portfolio (Class 1)                  -            -             -            -            -            -       796,753        10.64
 SAM Conservative Balanced
 Portfolio (Class 1)                  -            -             -            -            -            -       149,739         8.06
 SAM Conservative Growth
 Portfolio (Class 1)                  -            -             -            -            -            -       511,472        10.49
 SAM Flexible Income
 Portfolio (Class 1)                  -            -             -            -            -            -        87,386         9.55
 SAM Strategic Growth
 Portfolio (Class 1)                  -            -             -            -            -            -       172,229        10.92
 Short-Term Income
 Account (Class 1)                    -            -             -            -            -            -        56,581         7.45
 SmallCap Growth
 Account II (Class 1)                 -            -             -            -            -            -        14,341         6.26
 SmallCap Value
 Account I (Class 1)                  -            -             -            -            -            -         1,808         8.88
 Diversified International
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Equity Income
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Government & High
 Quality Bond Account
 (Class 2)                            -            -             -            -            -            -             -            -
 Income Account (Class 2)             -            -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 2)                 -            -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 2)                    -            -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Money Market
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Principal Capital
 Appreciation
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Real Estate Securities
 Account (Class 2)                    -            -             -            -            -            -             -            -
 SAM Balanced
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Conservative Balanced
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Conservative Growth
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 Short-Term Income
 Account (Class 2)                    -            -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 2)                 -            -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 2)                  -            -             -            -            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio - Asset
 Allocation Fund                      -  $         -        56,850  $     11.46            -  $         -             -  $         -
 Columbia Variable
 Portfolio - Small
 Company Growth Fund                  -            -        45,600        11.43            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST I:
 Columbia Variable
 Portfolio - High
 Income Fund (Class 1)                -  $         -        36,841  $     19.47      286,155  $     19.40             -  $         -
 Columbia Variable
 Portfolio - Marsico
 Focused Equities
 Fund (Class 1)                       -            -        76,508        10.96      944,369        11.00             -            -
 Columbia Variable
 Portfolio - Marsico
 Growth Fund (Class 1)                -            -        41,993        10.47            -            -             -            -
 Columbia Variable
 Portfolio - Marsico
 21st Century
 Fund (Class 1)                       -            -         18,653       13.25            -            -             -            -
 Columbia Variable
 Portfolio - Mid Cap
 Growth Fund (Class 1)                -            -        24,364        10.82            -            -             -            -
 Columbia Variable
 Portfolio - Marsico
 International
 Opportunities Fund
 (Class 2)                            -            -        11,739         14.65           -            -             -            -

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio - Diversified
 Equity Income Fund                   -  $         -        19,830  $     10.45            -  $         -             -  $         -

AMERICAN FUNDS
 INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)               4,014,867        15.83             -            -            -            -             -            -
 Global Growth
 Fund (Class 2)               3,602,012        20.65             -            -    1,221,195        20.65             -            -
 Growth Fund (Class 2)        5,079,824        18.66             -            -    1,782,883        18.66             -            -
 Growth-Income
 Fund (Class 2)               7,157,219        15.86             -            -    1,699,495        15.86             -            -
 Asset Allocation
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Cash Management
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Growth Fund (Class 3)                -            -             -            -            -            -             -            -
 Growth-Income
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 High-Income Bond
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 International
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -             -            -            -            -             -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and
 Income Portfolio             2,806,692  $     10.99             -  $         -      574,039  $     10.99       810,492  $      8.44
 Mid Cap Value Portfolio      1,849,361        12.99             -            -            -            -             -            -

STERLING CAPITAL
VARIABLE INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF                    -  $         -             -  $         -       29,836  $      8.71             -  $         -
 Sterling Capital
 Special Opportunities VIF            -            -             -            -      106,357        14.28             -            -
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -             -            -       30,227         9.32             -            -
 Sterling Capital
 Total Return Bond VIF                -            -             -            -      114,399        12.91             -            -

MTB GROUP OF FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                   -  $         -             -  $         -            -  $         -             -  $         -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                      -  $         -             -  $         -            -  $         -       802,526  $     10.55
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                      -            -             -            -            -            -       211,278         8.94

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                            -  $         -             -  $         -            -  $         -       966,659  $     11.32
 Allocation Growth
 Portfolio                            -            -             -            -            -            -       128,189        10.24
 Allocation Moderate
 Growth Portfolio                     -            -             -            -            -            -     1,305,989        10.56
 Allocation Moderate
 Portfolio                            -            -             -            -            -            -     1,127,868        11.01
 Real Return
 Portfolio                            -            -             -            -            -            -     1,655,870        11.90

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                              Contracts With Total       Contracts With Total       Contracts With Total     Contracts With Total
                              Expenses of 1.55% (6)        Expenses of 1.65%          Expenses of 1.70%      Expenses of 1.72% (4)
                           -------------------------- ------------------------  -------------------------  -------------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio (Class 1)                  -  $         -             -  $         -            -  $         -             -  $         -
 Capital Appreciation
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Government and
 Quality Bond
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Growth
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Natural Resources
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Asset Allocation
 Portfolio (Class 2)                  -            -             -            -            -            -        17,208        26.59
 Capital Appreciation
 Portfolio (Class 2)             17,936        48.43             -            -        9,755        47.75        26,059        46.92
 Government and
 Quality Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        68,251        20.33
 Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        15,289        29.92
 Natural Resources
 Portfolio (Class 2)                 -             -             -            -             -           -         5,525        44.87
 Asset Allocation
 Portfolio (Class 3)                 -             -        60,136        11.31             -           -       362,394        26.33
 Capital Appreciation
 Portfolio (Class 3)                 -             -     1,183,918        11.74             -           -       975,436        46.11
 Government and
 Quality Bond
 Portfolio (Class 3)                 -             -     1,985,781        11.97             -           -     3,495,796        20.15
 Growth
 Portfolio (Class 3)                 -             -       119,150         9.59             -           -       506,400        29.66
 Natural Resources
 Portfolio (Class 3)                 -             -       380,590         9.78             -           -       354,598        44.37

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio (Class 1)                 -  $          -             -  $         -             -  $        -             -  $         -
 Alliance Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Balanced
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Blue Chip Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Capital Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Cash Management
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Corporate Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Davis Venture Value
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 "Dogs" of Wall Street
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Emerging Markets
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Equity Opportunities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Fundamental Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Global Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Global Equities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Growth Opportunities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Growth-Income
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 High-Yield Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 International
 Diversified Equities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 International Growth
 and Income
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Marsico Focused Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 MFS Total Return
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Mid-Cap Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Real Estate
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Technology
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Telecom Utility
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Total Return Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Aggressive Growth
 Portfolio (Class 2)                 -             -             -            -             -           -         8,456        12.42
 Alliance Growth
 Portfolio (Class 2)             7,156         31.24             -            -         3,712       30.77         9,665        30.52
 Balanced
 Portfolio (Class 2)                 -             -             -            -             -           -        10,897        16.28
 Blue Chip Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        21,462         5.77
 Capital Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        28,382         7.08
 Cash Management
 Portfolio (Class 2)                 -             -             -            -             -           -        25,520        12.64
 Corporate Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        24,274        24.18
 Davis Venture Value
 Portfolio (Class 2)                 -             -             -            -             -           -        34,709        32.69
 "Dogs" of Wall Street
 Portfolio (Class 2)                 -             -             -            -             -           -         9,875        13.36
 Emerging Markets
 Portfolio (Class 2)                 -             -             -            -             -           -         6,500        16.39
 Equity Opportunities
 Portfolio (Class 2)                 -             -             -            -             -           -         5,313        17.82
 Foreign Value
 Portfolio (Class 2)                 -             -             -            -             -           -         9,339        14.47
 Fundamental Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        17,421        16.30
 Global Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        11,973        22.98
 Global Equities
 Portfolio (Class 2)            13,627         18.48             -            -         6,300       18.80         9,253        18.14
 Growth Opportunities
 Portfolio (Class 2)                 -             -             -            -             -           -        21,462         5.68
 Growth-Income
 Portfolio (Class 2)                 -             -             -            -             -           -        17,730        27.87
 High-Yield Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        18,852        22.08
 International
 Diversified Equities
 Portfolio (Class 2)                 -             -             -            -             -           -        40,094        10.94
 International Growth
 and Income
 Portfolio (Class 2)                 -             -             -            -             -           -        16,409        11.61
 Marsico Focused Growth
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 2)                 -             -             -            -             -           -         6,803        21.75
 MFS Total Return
 Portfolio (Class 2)                 -             -             -            -             -           -        45,989        27.20
 Mid-Cap Growth
 Portfolio (Class 2)             5,244         11.07             -            -         9,110       10.88        26,808        10.84
 Real Estate
 Portfolio (Class 2)                 -             -             -            -             -           -        10,408        22.93
 Small & Mid Cap Value
 Portfolio (Class 2)                 -             -             -            -             -           -        13,030        18.14
 Technology
 Portfolio (Class 2)            33,796          2.23             -            -        18,549        2.20         7,057         2.20
 Telecom Utility
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 Total Return Bond
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 Aggressive Growth
 Portfolio (Class 3)                 -             -       100,201         8.08             -           -        81,057        12.23
 Alliance Growth
 Portfolio (Class 3)                 -             -        92,901        10.03             -           -       742,837        30.24
 American Funds Asset
 Allocation SAST
 Portfolio (Class 3)                 -             -       935,735        10.06             -           -         1,523        10.08
 American Funds Global
 Growth SAST
 Portfolio (Class 3)                 -             -     3,105,823        10.06             -           -        47,804         9.97
 American Funds
 Growth SAST
 Portfolio (Class 3)                 -             -     1,696,273         9.57             -           -       151,705         9.59
 American Funds
 Growth-Income SAST
 Portfolio (Class 3)                 -             -     1,237,542         9.10             -           -        54,518         8.92
 Balanced
 Portfolio (Class 3)                 -             -       185,082        10.68             -           -       194,649        16.10
 Blue Chip Growth
 Portfolio (Class 3)                 -             -       563,024         9.80             -           -       261,501         5.71
 Capital Growth
 Portfolio (Class 3)                 -             -        90,299         9.37             -           -       465,649         6.98
 Cash Management
 Portfolio (Class 3)                 -             -       713,048         9.66             -           -     2,055,502        12.52
 Corporate Bond
 Portfolio (Class 3)                 -             -     2,178,277        14.00             -           -     2,514,385        23.97
 Davis Venture Value
 Portfolio (Class 3)                 -             -     1,869,690         9.27             -           -     1,799,299        32.46
 "Dogs" of Wall Street
 Portfolio (Class 3)                 -             -       166,684        11.43             -           -       268,785        13.20
 Emerging Markets
 Portfolio (Class 3)                 -             -       796,299        10.20             -           -       798,594        16.16
 Equity Opportunities
 Portfolio (Class 3)                 -             -        26,279         9.48             -           -       368,867        17.60
 Foreign Value
 Portfolio (Class 3)                 -             -     3,692,619         8.22             -           -     1,766,833        14.37
 Fundamental Growth
 Portfolio (Class 3)                 -             -       165,265         9.59             -           -       232,702        16.08
 Global Bond
 Portfolio (Class 3)                 -             -     1,150,100        13.06             -           -       571,989        22.67
 Global Equities
 Portfolio (Class 3)                 -             -       228,759         8.47             -           -       174,985        17.90
 Growth Opportunities
 Portfolio (Class 3)                 -             -     1,148,787        11.07             -           -       943,935         5.62
 Growth-Income
 Portfolio (Class 3)                 -             -       894,350         9.55             -           -        67,289        27.56
 High-Yield Bond
 Portfolio (Class 3)                 -             -       606,373        11.08             -           -       488,540        21.82
 International
 Diversified Equities
 Portfolio (Class 3)                 -             -       313,964         8.31             -           -     2,003,673        10.81
 International Growth
 and Income
 Portfolio (Class 3)                 -             -       525,877         6.90             -           -     1,365,085        11.48
 Marsico Focused Growth
 Portfolio (Class 3)                 -             -       600,649        10.30             -           -       169,291        11.03
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 3)                 -             -     1,806,553        10.11             -           -       215,621        21.56
 MFS Total Return
 Portfolio (Class 3)                 -             -       545,081        10.48             -           -     1,370,207        26.93

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Contracts With Total     Contracts With Total       Contracts With Total     Contracts  With Total
                                Expenses of 1.55% (6)     Expenses of 1.65%          Expenses of 1.70%       Expenses  of 1.72% (4)
                          --------------------------- ------------------------  -------------------------  -------------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio  (Class 3)                 -  $         -       471,355  $     11.10            -  $         -       643,023  $     10.76
 Real Estate
 Portfolio  (Class 3)                 -            -     1,530,681         8.18            -            -       623,584        22.66
 Small & Mid Cap Value
 Portfolio  (Class 3)                 -            -     2,465,824        10.94            -            -     1,506,576        18.00
 Small Company Value
 Portfolio  (Class 3)                 -            -     1,222,934        10.03            -            -       703,510         9.18
 Technology
 Portfolio  (Class 3)                 -            -        62,731         9.93            -            -       950,889         2.17
 Telecom Utility
 Portfolio  (Class 3)                 -            -       125,235        12.29            -            -        75,531        16.22
 Total Return Bond
 Portfolio  (Class 3)                 -            -     4,534,092        13.28            -            -       130,736        26.61

INVESCO VARIABLE
 INSURANCE FUNDS
(Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund             -  $         -        77,144  $     10.85            -  $         -       182,350  $      9.88
 Invesco Van Kampen
 V.I. Comstock Fund              37,245        11.97     1,841,436         9.11       52,608        11.76     1,038,812        11.84
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                          -            -     2,271,406         9.45            -            -     2,240,034        13.20

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    -  $         -             -  $         -            -  $         -             -  $         -
 Equity Income
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Government & High
 Quality Bond
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Income Account (Class 1)             -            -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 1)                 -            -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 1)                    -            -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Money Market
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Principal Capital
 Appreciation Account
 (Class 1)                            -            -             -            -            -            -             -            -
 Real Estate
 Securities
 Account (Class 1)                    -            -             -            -            -            -             -            -
 SAM Balanced
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 Short-Term
 Income Account (Class 1)             -            -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 1)                 -            -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 1)                  -            -             -            -            -            -             -            -
 Diversified
 International
 Account (Class 2)              131,802         5.61             -            -       36,810         5.51             -            -
 Equity Income
 Account (Class 2)              821,888         9.61             -            -      121,375         9.46             -            -
 Government & High
 Quality Bond
 Account (Class 2)              102,770         8.00             -            -       29,016         7.89             -            -
 Income Account (Class 2)       365,846         9.15             -            -       59,393         9.02             -            -
 LargeCap Blend
 Account II (Class 2)            66,728         6.22             -            -       11,254         6.13             -            -
 LargeCap Growth
 Account (Class 2)               40,520         6.56             -            -       12,980         6.46             -            -
 MidCap Blend
 Account (Class 2)               51,129        10.84             -            -        9,099        10.71             -            -
 Money Market
 Account (Class 2)              197,064         5.80             -            -       63,763         5.70             -            -
 Principal Capital
 Appreciation
 Account (Class 2)              141,396        12.20             -            -       33,059        12.02             -            -
 Real Estate
 Securities Account
 (Class 2)                       10,334        18.98             -            -        3,563        18.54             -            -
 SAM Balanced
 Portfolio  (Class 2)         1,781,664        10.40             -            -      872,080        10.25             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 2)           552,539         7.88             -            -      183,231         7.78             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 2)           710,033        10.22             -            -      845,296        10.08             -            -
 SAM Flexible Income
 Portfolio  (Class 2)           867,201         9.31             -            -      114,441         9.17             -            -
 SAM Strategic Growth
 Portfolio  (Class 2)           364,148        10.65             -            -      330,805        10.49             -            -
 Short-Term
 Income Account (Class 2)       150,361         7.27             -            -       49,755         7.17             -            -
 SmallCap Growth
 Account II (Class 2)            28,639         6.08             -            -        7,319         5.99             -            -
 SmallCap Value
 Account I (Class 2)              7,152         8.82             -            -        3,171         8.72             -            -

COLUMBIA FUNDS
VARIABLE INSURANCE
TRUST (Class 1):
 Columbia Variable
 Portfolio  - Asset
 Allocation Fund                      -  $         -             -  $         -            -  $         -             -  $         -
 Columbia Variable
 Portfolio  - Small
 Company Growth Fund                  -            -             -            -            -            -             -            -

COLUMBIA FUNDS
VARIABLE INSURANCE
TRUST I:
 Columbia Variable
 Portfolio  - High Income
 Fund (Class 1)                       -  $         -             -  $         -            -  $         -       332,642  $     19.04
 Columbia Variable
 Portfolio  - Marsico
 Focused Equities
 Fund (Class 1)                       -            -             -            -            -            -       966,379        10.81
 Columbia Variable
 Portfolio  - Marsico
 Growth Fund (Class 1)                -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Marsico
 21st Century
 Fund (Class 1)                       -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Mid Cap
 Growth Fund (Class 1)                -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Marsico
 International
 Opportunities
 Fund (Class 2)                       -            -             -            -            -            -             -            -

COLUMBIA FUNDS
VARIABLE SERIES
TRUST II (Class 1):
 Columbia Variable
 Portfolio  - Diversified
 Equity Income Fund                   -  $         -             -  $         -            -  $         -             -  $         -

AMERICAN FUNDS
INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                       -            -             -            -            -            -             -            -
 Global Growth
 Fund (Class 2)                       -            -             -            -            -            -     1,844,261        20.27
 Growth Fund (Class 2)                -            -             -            -            -            -     3,107,534        18.31
 Growth-Income
 Fund (Class 2)                       -            -             -            -            -            -     3,141,414        15.56
 Asset Allocation
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Cash Management
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Growth Fund (Class 3)                -            -             -            -            -            -             -            -
 Growth-Income
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 High-Income Bond
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 International
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -             -            -            -            -             -            -

LORD ABBETT
SERIES FUND,
INC. (Class VC):
 Growth and Income
 Portfolio                            -  $         -     1,136,702  $      8.36            -  $         -     1,040,098  $     10.75
 Mid Cap Value
 Portfolio                            -            -             -            -            -            -             -            -

STERLING CAPITAL
VARIABLE INSURANCE
FUNDS:
 Sterling Capital
 Select Equity VIF                    -  $         -             -  $         -            -  $         -        16,489  $      8.43
 Sterling Capital
 Special Opportunities VIF            -            -             -            -            -            -       121,489        14.12
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -             -            -            -            -         8,870         9.09
 Sterling Capital
 Total Return
 Bond VIF                             -            -             -            -            -            -        51,595        12.87

MTB GROUP
OF FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                   -  $         -             -  $         -            -  $         -             -  $         -

FRANKLIN TEMPLETON
VARIABLE INSURANCE
PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                      -  $         -       996,875  $     10.48            -  $         -             -  $         -
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                      -            -       299,399         8.91            -            -             -            -

SEASONS SERIES
TRUST (Class 3):
 Allocation Balanced
 Portfolio                            -  $         -     1,031,081  $     11.24            -  $         -             -  $         -
 Allocation Growth
 Portfolio                            -            -       246,990        10.17            -            -             -            -
 Allocation Moderate
 Growth  Portfolio                    -            -     1,994,307        10.49            -            -             -            -
 Allocation Moderate
 Portfolio                            -            -     1,819,126        10.93            -            -             -            -
 Real Return
 Portfolio                            -            -     1,898,171        11.81            -            -             -            -

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                             Contracts With Total       Contracts With Total       Contracts With Total     Contracts With Total
                              Expenses of 1.77% (1)      Expenses of 1.77% (2)     Expenses of 1.77% (3)     Expenses of 1.80%
                          --------------------------- ------------------------- -------------------------  -------------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio  (Class 1)                 -  $         -        30,262  $     26.79            -  $         -             -  $         -
 Capital Appreciation
 Portfolio  (Class 1)                 -            -       149,934        46.69       24,255        12.63             -            -
 Government and
 Quality Bond
 Portfolio  (Class 1)                 -            -       156,924        20.46       22,570        13.98             -            -
 Growth
 Portfolio  (Class 1)                 -            -        55,814        30.08            -            -             -            -
 Natural Resources
 Portfolio  (Class 1)                 -            -        29,980        45.11            -            -             -            -
 Asset Allocation
 Portfolio  (Class 2)            47,242        26.42             -            -            -            -             -            -
 Capital Appreciation
 Portfolio  (Class 2)           131,760        46.16             -            -            -            -        11,295        45.87
 Government and
 Quality Bond
 Portfolio  (Class 2)           349,815        20.19             -            -            -            -             -            -
 Growth
 Portfolio  (Class 2)           127,107        29.71             -            -            -            -             -            -
 Natural Resources
 Portfolio  (Class 2)            76,455        44.49             -            -            -            -             -            -
 Asset Allocation
 Portfolio  (Class 3)            63,969        26.43             -            -            -            -         8,282        11.26
 Capital Appreciation
 Portfolio  (Class 3)           898,146        45.86             -            -            -            -        41,382        11.68
 Government and
 Quality Bond
 Portfolio  (Class 3)         4,225,104        20.04             -            -            -            -        44,819        11.89
 Growth
 Portfolio  (Class 3)           471,823        29.49             -            -            -            -         5,716         9.54
 Natural Resources
 Portfolio  (Class 3)           353,205        44.23             -            -            -            -        16,785         9.74

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio  (Class 1)                 -  $         -        17,579  $     12.49        2,016  $      6.61             -  $         -
 Alliance Growth
 Portfolio  (Class 1)                 -            -        61,287        30.84       19,312         8.45             -            -
 Balanced
 Portfolio  (Class 1)                 -            -        34,842        16.39       61,827         9.24             -            -
 Blue Chip Growth
 Portfolio  (Class 1)                 -            -        50,416         5.80       17,814         7.05             -            -
 Capital Growth
 Portfolio  (Class 1)                 -            -        56,498         7.10            -            -             -            -
 Cash Management
 Portfolio  (Class 1)                 -            -        98,384        12.71       35,874         9.90             -            -
 Corporate Bond
 Portfolio  (Class 1)                 -            -       123,745        24.34            -            -             -            -
 Davis Venture Value
 Portfolio  (Class 1)                 -            -       238,514        32.98       35,412        11.38             -            -
 "Dogs" of Wall Street
 Portfolio  (Class 1)                 -            -        46,014        13.41            -            -             -            -
 Emerging Markets
 Portfolio  (Class 1)                 -            -        39,249        16.47        3,759        24.67             -            -
 Equity Opportunities
 Portfolio  (Class 1)                 -            -        56,612        17.89            -            -             -            -
 Fundamental Growth
 Portfolio  (Class 1)                 -            -        27,251        16.38            7         6.76             -            -
 Global Bond
 Portfolio  (Class 1)                 -            -        43,289        23.09       12,437        15.16             -            -
 Global Equities
 Portfolio  (Class 1)                 -            -        24,157        18.21        3,827         8.37             -            -
 Growth Opportunities
 Portfolio  (Class 1)                 -            -        54,975         5.73            -            -             -            -
 Growth-Income
 Portfolio  (Class 1)                 -            -        59,667        28.05       15,311         8.90             -            -
 High-Yield Bond
 Portfolio  (Class 1)                 -            -        62,257        22.21            -            -             -            -
 International
 Diversified Equities
 Portfolio  (Class 1)                 -            -        50,013        10.97            -            -             -            -
 International Growth
 and Income
 Portfolio  (Class 1)                 -            -       110,387        11.66       22,896         8.37             -            -
 Marsico Focused Growth
 Portfolio  (Class 1)                 -            -       104,636        11.19            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 1)                 -            -        37,181        21.88        8,690        10.03             -            -
 MFS Total Return
 Portfolio  (Class 1)                 -            -       253,589        27.38       11,142        12.77             -            -
 Mid-Cap Growth
 Portfolio  (Class 1)                 -            -       222,417        10.93        9,027         6.52             -            -
 Real Estate
 Portfolio  (Class 1)                 -            -        20,242        23.03            -            -             -            -
 Technology
 Portfolio  (Class 1)                 -            -       105,951         2.21            -            -             -            -
 Telecom Utility
 Portfolio  (Class 1)                 -            -        15,853        16.52            -            -             -            -
 Total Return Bond
 Portfolio  (Class 1)                 -            -        44,311        27.07            -            -             -            -
 Aggressive Growth
 Portfolio  (Class 2)            47,500        12.30             -            -            -            -             -            -
 Alliance Growth
 Portfolio  (Class 2)            81,287        30.25             -            -            -            -           671        30.38
 Balanced
 Portfolio  (Class 2)            69,938        16.17             -            -            -            -             -            -
 Blue Chip Growth
 Portfolio  (Class 2)            84,658         5.73             -            -            -            -             -            -
 Capital Growth
 Portfolio  (Class 2)            46,409         7.01             -            -            -            -             -            -
 Cash Management
 Portfolio  (Class 2)           217,238        12.56             -            -            -            -             -            -
 Corporate Bond
 Portfolio  (Class 2)           177,925        24.01             -            -            -            -             -            -
 Davis Venture Value
 Portfolio  (Class 2)           257,790        32.49             -            -            -            -         3,398        32.42
 "Dogs" of Wall Street
 Portfolio  (Class 2)            70,163        13.23             -            -            -            -             -            -
 Emerging Markets
 Portfolio  (Class 2)            72,688        16.25             -            -            -            -             -            -
 Equity Opportunities
 Portfolio  (Class 2)            58,619        17.67             -            -            -            -             -            -
 Foreign Value
 Portfolio  (Class 2)           129,056        14.41             -            -            -            -             -            -
 Fundamental Growth
 Portfolio  (Class 2)            24,784        16.16             -            -            -            -             -            -
 Global Bond
 Portfolio  (Class 2)            65,825        22.76             -            -            -            -             -            -
 Global Equities
 Portfolio  (Class 2)            35,056        17.95             -            -            -            -         1,032        17.99
 Growth Opportunities
 Portfolio  (Class 2)           104,332         5.65             -            -            -            -             -            -
 Growth-Income
 Portfolio  (Class 2)            56,144        27.64             -            -            -            -             -            -
 High-Yield Bond
 Portfolio  (Class 2)           128,664        21.88             -            -            -            -             -            -
 International
 Diversified Equities
 Portfolio  (Class 2)           157,402        10.82             -            -            -            -             -            -
 International Growth
 and Income
 Portfolio  (Class 2)           119,703        11.53             -            -            -            -             -            -
 Marsico Focused
 Growth
 Portfolio  (Class 2)           165,683        11.05             -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 2)            66,425        21.60             -            -            -            -             -            -
 MFS Total Return
 Portfolio  (Class 2)           226,977        27.00             -            -            -            -             -            -
 Mid-Cap Growth
 Portfolio  (Class 2)           176,491        10.77             -            -            -            -         8,755        10.76
 Real Estate
 Portfolio  (Class 2)            75,503        22.70             -            -            -            -             -            -
 Small & Mid
 Cap Value
 Portfolio  (Class 2)           138,173        18.08             -            -            -            -             -            -
 Technology
 Portfolio  (Class 2)           188,853         2.18             -            -            -            -        44,468         2.18
 Telecom Utility
 Portfolio  (Class 2)            44,448        16.33             -            -            -            -             -            -
 Total Return Bond
 Portfolio  (Class 2)            85,982        26.64             -            -            -            -             -            -
 Aggressive Growth
 Portfolio  (Class 3)           152,609        12.20             -            -            -            -         2,112         7.95
 Alliance Growth
 Portfolio  (Class 3)           260,033        30.08             -            -            -            -         4,091         9.95
 American Funds
 Asset Allocation
 SAST  Portfolio
 (Class 3)                    2,088,918        10.02             -            -            -            -        46,693         9.96
 American Funds
 Global Growth SAST
 Portfolio  (Class 3)         6,103,148         9.93             -            -            -            -        64,573         9.98
 American Funds
 Growth SAST
 Portfolio  (Class 3)         4,686,447         9.56             -            -            -            -        43,749         9.49
 American Funds
 Growth-Income SAST
 Portfolio  (Class 3)         4,434,362         8.88             -            -            -            -        18,825         9.02
 Balanced
 Portfolio  (Class 3)           131,815        16.03             -            -            -            -        75,928        10.62
 Blue Chip Growth
 Portfolio  (Class 3)         1,451,175         5.68             -            -            -            -        18,124         9.71
 Capital Growth
 Portfolio  (Class 3)         1,421,232         7.00             -            -            -            -         4,193         9.28
 Cash Management
 Portfolio  (Class 3)         1,471,799        12.44             -            -            -            -         1,293         9.58
 Corporate Bond
 Portfolio  (Class 3)         3,564,709        23.80             -            -            -            -        53,764        13.91
 Davis Venture Value
 Portfolio  (Class 3)         1,727,250        32.27             -            -            -            -        49,092         9.20
 "Dogs" of Wall Street
 Portfolio  (Class 3)           245,426        13.15             -            -            -            -         4,372        11.13
 Emerging Markets
 Portfolio  (Class 3)         1,271,587        16.11             -            -            -            -        20,261        10.14
 Equity Opportunities
 Portfolio  (Class 3)            90,609        17.52             -            -            -            -         3,193         9.30
 Foreign Value
 Portfolio  (Class 3)         4,008,464        14.29        40,339        14.29            -            -        89,394         8.15
 Fundamental Growth
 Portfolio  (Class 3)         1,036,958        16.02             -            -            -            -        14,934         9.53
 Global Bond
 Portfolio  (Class 3)         1,193,945        22.53             -            -            -            -        38,774        12.95
 Global Equities
 Portfolio  (Class 3)           183,983        17.73             -            -            -            -         4,695         8.38
 Growth Opportunities
 Portfolio  (Class 3)         3,827,244         5.61             -            -            -            -        23,252        10.98
 Growth-Income
 Portfolio  (Class 3)           115,883        27.43             -            -            -            -        20,032         9.22
 High-Yield Bond
 Portfolio  (Class 3)           637,502        21.72             -            -            -            -        12,010        11.05
 International
 Diversified Equities
 Portfolio  (Class 3)         1,909,125        10.76             -            -            -            -        12,543         8.27
 International
 Growth and Income
 Portfolio  (Class 3)         2,980,199        11.43             -            -            -            -        27,965         6.86
 Marsico Focused
 Growth
 Portfolio  (Class 3)           947,418        10.96             -            -            -            -        11,836        10.23
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 3)         1,407,052        21.45             -            -            -            -        39,283        10.02
 MFS Total Return
 Portfolio  (Class 3)           697,496        26.79             -            -            -            -        15,351        10.34

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total     Contracts With Total
                                 Expenses of 1.77% (1)    Expenses of 1.77% (2)      Expenses of 1.77% (3)      Expenses of 1.80%
                           --------------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio  (Class 3)         1,037,344  $     10.69             -  $         -            -  $         -        12,485  $     10.94
 Real Estate
 Portfolio  (Class 3)         1,487,333        22.56             -            -            -            -        42,349         8.13
 Small & Mid Cap Value
 Portfolio  (Class 3)         3,372,059         17.90       20,148        17.90            -            -        58,803        10.85
 Small Company Value
 Portfolio  (Class 3)         3,025,985          9.15            -            -            -            -        30,406         9.94
 Technology
 Portfolio  (Class 3)           946,743          2.16            -            -            -            -         4,184         9.81
 Telecom Utility
 Portfolio  (Class 3)           148,800         16.36            -            -            -            -         4,884        12.18
 Total Return Bond
 Portfolio  (Class 3)         3,183,645         26.68            -            -            -            -       117,564        13.12

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund       181,067  $       9.71       40,145  $      9.61            -  $         -            24  $     10.71
 Invesco Van Kampen
 V.I. Comstock Fund           3,116,259         11.68      243,140        11.66            -            -        38,077         9.04
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                 4,933,600         13.19       156,160        13.21            -            -        56,936         9.40

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                   -  $          -             -  $         -            -  $         -        12,139  $      5.62
 Equity Income
 Account (Class 1)                   -             -             -            -            -            -       177,352         9.63
 Government & High
 Quality Bond
 Account (Class 1)                   -             -             -            -            -            -       106,218         8.04
 Income Account (Class 1)            -             -             -            -            -            -        85,842         9.10
 LargeCap Blend
 Account II (Class 1)                -             -             -            -            -            -        44,184         6.24
 LargeCap Growth
 Account (Class 1)                   -             -             -            -            -            -         4,497         6.54
 MidCap Blend
 Account (Class 1)                   -             -             -            -            -            -        42,423        10.87
 Money Market
 Account (Class 1)                   -             -             -            -            -            -        13,025         5.72
 Principal Capital
 Appreciation
 Account (Class 1)                   -             -             -            -            -            -        78,995        12.25
 Real Estate
 Securities
 Account (Class 1)                   -             -             -            -            -            -             8        18.46
 SAM Balanced
 Portfolio  (Class 1)          125,030         10.40             -            -            -            -       845,321        10.36
 SAM Conservative
 Balanced
 Portfolio  (Class 1)                -             -             -            -            -            -       133,765         7.85
 SAM Conservative
 Growth
 Portfolio  (Class 1)           91,305         10.25             -            -            -            -       386,431        10.23
 SAM Flexible Income
 Portfolio  (Class 1)                -             -             -            -            -            -       207,975         9.29
 SAM Strategic Growth
 Portfolio  (Class 1)           36,065         10.67             -            -            -            -        71,275        10.66
 Short-Term Income
 Account (Class 1)                   -             -             -            -            -            -       142,692         7.23
 SmallCap Growth
 Account II (Class 1)                -             -             -            -            -            -        27,594         6.10
 SmallCap Value
 Account I (Class 1)                 -             -             -            -            -            -         1,798         8.66
 Diversified International
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Equity Income
 Account (Class 2)              22,320          9.16             -            -            -            -             -            -
 Government & High
 Quality Bond
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Income Account (Class 2)            -             -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 2)                -             -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 2)                   -             -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Money Market
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Principal Capital
 Appreciation
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Real Estate
 Securities
 Account (Class 2)                   -             -             -            -            -            -             -            -
 SAM Balanced
 Portfolio  (Class 2)          137,145         10.15             -            -            -            -             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 2)           42,952         10.88             -            -            -            -             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 2)           27,979          9.98             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio  (Class 2)                4         11.36             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio  (Class 2)           35,066         10.42             -            -            -            -             -            -
 Short-Term
 Income Account (Class 2)            -             -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 2)                -             -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 2)                 -             -             -            -            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio  - Asset
 Allocation Fund                   154  $      11.17             -  $         -        1,474  $     11.17             -  $         -
 Columbia Variable
 Portfolio  - Small
 Company Growth Fund             3,215         11.12             -            -        7,616         11.12            -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST I:
 Columbia Variable
 Portfolio  - High
 Income Fund (Class 1)         116,039  $      18.97             -  $         -       16,261  $      18.97            -  $         -
 Columbia Variable
 Portfolio  - Marsico
 Focused Equities
 Fund (Class 1)                261,683         10.66             -            -       21,481         10.66            -            -
 Columbia Variable
 Portfolio  - Marsico
 Growth Fund (Class 1)          13,571         10.19             -            -       17,021         10.19            -            -
 Columbia Variable
 Portfolio  - Marsico
 21st Century
 Fund (Class 1)                    811         12.91             -            -       12,088         12.91            -            -
 Columbia Variable
 Portfolio  - Mid Cap
 Growth Fund (Class 1)             116          9.83             -            -       12,658          9.83            -            -
 Columbia Variable
 Portfolio  - Marsico
 International
 Opportunities
 Fund (Class 2)                  6,923         14.30             -            -        7,771         14.30            -            -

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio  - Diversified
 Equity Income Fund             10,184  $      10.16             -  $         -       19,268  $      10.16            -  $         -

AMERICAN FUNDS
INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                 12,246         15.47       232,662        15.47            -             -            -            -
 Global Growth
 Fund (Class 2)                411,216         20.17        88,303        20.17            -             -            -            -
 Growth Fund (Class 2)         552,298         18.23       175,356        18.23            -             -            -            -
 Growth-Income
 Fund (Class 2)                690,019         15.49       257,920        15.49            -             -            -            -
 Asset Allocation
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 Cash Management
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 Growth Fund (Class 3)               -             -             -            -            -             -            -            -
 Growth-Income
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 High-Income Bond
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 International
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                      -             -             -            -            -             -            -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and Income
 Portfolio                   3,330,748  $      10.72       170,264  $     10.72            -  $          -       32,656  $      8.35
 Mid Cap Value
 Portfolio                       3,064         12.68       126,614        12.68            -             -            -            -

STERLING CAPITAL
 VARIABLE
 INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF              33,311  $       8.53             -  $         -            -  $          -            -  $         -
 Sterling Capital
 Special Opportunities VIF     182,955         14.04             -            -            -             -            -            -
 Sterling Capital
 Strategic Allocation
 Equity VIF                     32,323          9.14             -            -            -             -            -            -
 Sterling Capital
 Total Return
 Bond VIF                      120,149         12.71             -            -            -             -            -            -

MTB GROUP OF
 FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                 17  $       8.98             -  $         -            -  $          -            -  $         -

FRANKLIN TEMPLETON
VARIABLE INSURANCE
PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund             1,063,502  $      10.42             -  $         -            -  $          -       51,158  $     10.42
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund               777,914          8.86             -            -            -             -       13,501         8.85

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                     701,267  $      11.28             -  $         -            -  $          -       38,399  $     11.13
 Allocation Growth
 Portfolio                      73,365         10.20             -            -            -             -       10,621        10.06
 Allocation Moderate
 Growth  Portfolio           1,477,819         10.52             -            -            -             -       99,510        10.38
 Allocation Moderate
 Portfolio                     869,976         10.96             -            -            -             -       74,932        10.82
 Real Return
 Portfolio                   2,085,489         11.85             -            -            -             -       58,231        11.69

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                  Contracts  With Total          Contracts With Total
                                                                      Expenses of 1.90%         Expenses Of 1.95% (6)
                                                          -----------------------------  ----------------------------
                                                          Accumulation   Unit value  of  Accumulation   Unit value of
                                                                 Units     accumulation         Units    accumulation
Variable Accounts                                          outstanding            units   outstanding           units
-------------------------------------------------------   ------------  ---------------  ------------  --------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $             -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -                -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -                -             -               -
  Growth Portfolio (Class 1)                                         -                -             -               -
  Natural Resources Portfolio (Class 1)                              -                -             -               -
  Asset Allocation Portfolio (Class 2)                               -                -             -               -
  Capital Appreciation Portfolio (Class 2)                           -                -           893           46.60
  Government and Quality Bond Portfolio (Class 2)                    -                -             -               -
  Growth Portfolio (Class 2)                                         -                -             -               -
  Natural Resources Portfolio (Class 2)                              -                -             -               -
  Asset Allocation Portfolio (Class 3)                          47,941            11.14             -               -
  Capital Appreciation Portfolio (Class 3)                     702,415            11.57             -               -
  Government and Quality Bond Portfolio (Class 3)            1,703,580            11.85             -               -
  Growth Portfolio (Class 3)                                   225,865             9.50             -               -
  Natural Resources Portfolio (Class 3)                        275,373             9.66             -               -

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $             -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -                -             -               -
  Balanced Portfolio (Class 1)                                       -                -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -                -             -               -
  Capital Growth Portfolio (Class 1)                                 -                -             -               -
  Cash Management Portfolio (Class 1)                                -                -             -               -
  Corporate Bond Portfolio (Class 1)                                 -                -             -               -
  Davis Venture Value Portfolio (Class 1)                            -                -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -                -             -               -
  Emerging Markets Portfolio (Class 1)                               -                -             -               -
  Equity Opportunities Portfolio (Class 1)                           -                -             -               -
  Fundamental Growth Portfolio (Class 1)                             -                -             -               -
  Global Bond Portfolio (Class 1)                                    -                -             -               -
  Global Equities Portfolio (Class 1)                                -                -             -               -
  Growth Opportunities Portfolio (Class 1)                           -                -             -               -
  Growth-Income Portfolio (Class 1)                                  -                -             -               -
  High-Yield Bond Portfolio (Class 1)                                -                -             -               -
  International Diversified Equities Portfolio (Class 1)             -                -             -               -
  International Growth and Income Portfolio (Class 1)                -                -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -                -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -                -             -               -
  MFS Total Return Portfolio (Class 1)                               -                -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -                -             -               -
  Real Estate Portfolio (Class 1)                                    -                -             -               -
  Technology Portfolio (Class 1)                                     -                -             -               -
  Telecom Utility Portfolio (Class 1)                                -                -             -               -
  Total Return Bond Portfolio (Class 1)                              -                -             -               -
  Aggressive Growth Portfolio (Class 2)                              -                -             -               -
  Alliance Growth Portfolio (Class 2)                                -                -            72           29.75
  Balanced Portfolio (Class 2)                                       -                -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -                -             -               -
  Capital Growth Portfolio (Class 2)                                 -                -             -               -
  Cash Management Portfolio (Class 2)                                -                -             -               -
  Corporate Bond Portfolio (Class 2)                                 -                -             -               -
  Davis Venture Value Portfolio (Class 2)                            -                -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -                -             -               -
  Emerging Markets Portfolio (Class 2)                               -                -             -               -
  Equity Opportunities Portfolio (Class 2)                           -                -             -               -
  Foreign Value Portfolio (Class 2)                                  -                -             -               -
  Fundamental Growth Portfolio (Class 2)                             -                -             -               -
  Global Bond Portfolio (Class 2)                                    -                -             -               -
  Global Equities Portfolio (Class 2)                                -                -            84           17.69
  Growth Opportunities Portfolio (Class 2)                           -                -             -               -
  Growth-Income Portfolio (Class 2)                                  -                -             -               -
  High-Yield Bond Portfolio (Class 2)                                -                -             -               -
  International Diversified Equities Portfolio (Class 2)             -                -             -               -
  International Growth and Income Portfolio (Class 2)                -                -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -                -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -                -             -               -
  MFS Total Return Portfolio (Class 2)                               -                -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -                -         4,052           10.62
  Real Estate Portfolio (Class 2)                                    -                -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -                -             -               -
  Technology Portfolio (Class 2)                                     -                -            39            2.14
  Telecom Utility Portfolio (Class 2)                                -                -             -               -
  Total Return Bond Portfolio (Class 2)                              -                -             -               -
  Aggressive Growth Portfolio (Class 3)                         79,093             8.00             -               -
  Alliance Growth Portfolio (Class 3)                           32,549             9.88             -               -
  American Funds Asset Allocation SAST Portfolio (Class 3)     474,363             9.94             -               -
  American Funds Global Growth SAST Portfolio (Class 3)      1,931,249             9.94             -               -
  American Funds Growth SAST Portfolio (Class 3)             1,397,614             9.46             -               -
  American Funds Growth-Income SAST Portfolio (Class 3)      1,036,999             9.00             -               -
  Balanced Portfolio (Class 3)                                 165,290            10.56             -               -
  Blue Chip Growth Portfolio (Class 3)                         321,296             9.66             -               -
  Capital Growth Portfolio (Class 3)                           189,702             9.27             -               -
  Cash Management Portfolio (Class 3)                          326,488             9.54             -               -
  Corporate Bond Portfolio (Class 3)                         1,478,905            13.85             -               -
  Davis Venture Value Portfolio (Class 3)                    1,304,704             9.17             -               -
  "Dogs" of Wall Street Portfolio (Class 3)                    113,600            11.30             -               -
  Emerging Markets Portfolio (Class 3)                         448,511            10.09             -               -
  Equity Opportunities Portfolio (Class 3)                      25,601             9.37             -               -
  Foreign Value Portfolio (Class 3)                          2,258,108             8.13             -               -
  Fundamental Growth Portfolio (Class 3)                       317,410             9.50             -               -
  Global Bond Portfolio (Class 3)                              598,790            12.92             -               -
  Global Equities Portfolio (Class 3)                           94,569             8.36             -               -
  Growth Opportunities Portfolio (Class 3)                     680,411            10.93             -               -
  Growth-Income Portfolio (Class 3)                            425,903             9.43             -               -
  High-Yield Bond Portfolio (Class 3)                          310,174            10.92             -               -
  International Diversified Equities Portfolio (Class 3)       431,597             8.23             -               -
  International Growth and Income Portfolio (Class 3)          763,720             6.83             -               -
  Marsico Focused Growth Portfolio (Class 3)                   367,101            10.17             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 3)      1,086,751             9.98             -               -
  MFS Total Return Portfolio (Class 3)                         283,129            10.35             -               -

                                                                 Contracts  With  Total                 Contracts  With  Total
                                                                  Expenses  of 1.95% (7)                  Expenses of 1.97% (4)
                                                         -------------------------------   ------------------------------------
                                                         Accumulation         Unit value       Accumulation       Unit value of
                                                                units    of accumulation              units        accumulation
Variable Accounts                                         outstanding              units        outstanding               units
-------------------------------------------------------  ------------   ----------------  -----------------  ------------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $              -                  -  $                 -
  Capital Appreciation Portfolio (Class 1)                           -                 -                  -                    -
  Government and Quality Bond Portfolio (Class 1)                    -                 -                  -                    -
  Growth Portfolio (Class 1)                                         -                 -                  -                    -
  Natural Resources Portfolio (Class 1)                              -                 -                  -                    -
  Asset Allocation Portfolio (Class 2)                               -                 -             25,689                25.91
  Capital Appreciation Portfolio (Class 2)                           -                 -             11,313                45.82
  Government and Quality Bond Portfolio (Class 2)                    -                 -             25,159                19.84
  Growth Portfolio (Class 2)                                         -                 -              4,207                29.23
  Natural Resources Portfolio (Class 2)                              -                 -              1,901                43.84
  Asset Allocation Portfolio (Class 3)                           5,905             11.14             16,925                25.73
  Capital Appreciation Portfolio (Class 3)                      57,042             11.70            101,324                45.03
  Government and Quality Bond Portfolio (Class 3)               62,574             11.90            321,608                19.67
  Growth Portfolio (Class 3)                                     1,904              9.46             44,041                28.97
  Natural Resources Portfolio (Class 3)                        119,185              9.75             30,144                43.38

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $              -                  -  $                 -
  Alliance Growth Portfolio (Class 1)                                -                 -                  -                    -
  Balanced Portfolio (Class 1)                                       -                 -                  -                    -
  Blue Chip Growth Portfolio (Class 1)                               -                 -                  -                    -
  Capital Growth Portfolio (Class 1)                                 -                 -                  -                    -
  Cash Management Portfolio (Class 1)                                -                 -                  -                    -
  Corporate Bond Portfolio (Class 1)                                 -                 -                  -                    -
  Davis Venture Value Portfolio (Class 1)                            -                 -                  -                    -
  "Dogs" of Wall Street Portfolio (Class 1)                          -                 -                  -                    -
  Emerging Markets Portfolio (Class 1)                               -                 -                  -                    -
  Equity Opportunities Portfolio (Class 1)                           -                 -                  -                    -
  Fundamental Growth Portfolio (Class 1)                             -                 -                  -                    -
  Global Bond Portfolio (Class 1)                                    -                 -                  -                    -
  Global Equities Portfolio (Class 1)                                -                 -                  -                    -
  Growth Opportunities Portfolio (Class 1)                           -                 -                  -                    -
  Growth-Income Portfolio (Class 1)                                  -                 -                  -                    -
  High-Yield Bond Portfolio (Class 1)                                -                 -                  -                    -
  International Diversified Equities Portfolio (Class 1)             -                 -                  -                    -
  International Growth and Income Portfolio (Class 1)                -                 -                  -                    -
  Marsico Focused Growth Portfolio (Class 1)                         -                 -                  -                    -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -                 -                  -                    -
  MFS Total Return Portfolio (Class 1)                               -                 -                  -                    -
  Mid-Cap Growth Portfolio (Class 1)                                 -                 -                  -                    -
  Real Estate Portfolio (Class 1)                                    -                 -                  -                    -
  Technology Portfolio (Class 1)                                     -                 -                  -                    -
  Telecom Utility Portfolio (Class 1)                                -                 -                  -                    -
  Total Return Bond Portfolio (Class 1)                              -                 -                  -                    -
  Aggressive Growth Portfolio (Class 2)                              -                 -                530                12.08
  Alliance Growth Portfolio (Class 2)                                -                 -              4,621                29.80
  Balanced Portfolio (Class 2)                                       -                 -             10,085                15.89
  Blue Chip Growth Portfolio (Class 2)                               -                 -              1,960                 5.64
  Capital Growth Portfolio (Class 2)                                 -                 -              1,740                 6.90
  Cash Management Portfolio (Class 2)                                -                 -              6,865                12.34
  Corporate Bond Portfolio (Class 2)                                 -                 -             18,898                23.61
  Davis Venture Value Portfolio (Class 2)                            -                 -             13,539                31.91
  "Dogs" of Wall Street Portfolio (Class 2)                          -                 -              3,805                13.04
  Emerging Markets Portfolio (Class 2)                               -                 -              1,620                15.97
  Equity Opportunities Portfolio (Class 2)                           -                 -              1,479                17.34
  Foreign Value Portfolio (Class 2)                                  -                 -              1,764                13.97
  Fundamental Growth Portfolio (Class 2)                             -                 -              2,366                15.86
  Global Bond Portfolio (Class 2)                                    -                 -              4,960                22.41
  Global Equities Portfolio (Class 2)                                -                 -              1,572                17.71
  Growth Opportunities Portfolio (Class 2)                           -                 -              4,629                 5.55
  Growth-Income Portfolio (Class 2)                                  -                 -              5,201                27.11
  High-Yield Bond Portfolio (Class 2)                                -                 -             11,618                21.47
  International Diversified Equities Portfolio (Class 2)             -                 -             32,695                10.66
  International Growth and Income Portfolio (Class 2)                -                 -              8,874                11.36
  Marsico Focused Growth Portfolio (Class 2)                         -                 -                  -                    -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -                 -              2,721                21.30
  MFS Total Return Portfolio (Class 2)                               -                 -             26,017                26.54
  Mid-Cap Growth Portfolio (Class 2)                                 -                 -             15,024                10.59
  Real Estate Portfolio (Class 2)                                    -                 -              5,844                22.35
  Small & Mid Cap Value Portfolio (Class 2)                          -                 -              6,973                17.74
  Technology Portfolio (Class 2)                                     -                 -              2,320                 2.14
  Telecom Utility Portfolio (Class 2)                                -                 -                  -                    -
  Total Return Bond Portfolio (Class 2)                              -                 -                  -                    -
  Aggressive Growth Portfolio (Class 3)                          7,075              7.97              5,334                11.95
  Alliance Growth Portfolio (Class 3)                              940              9.89             39,802                29.53
  American Funds Asset Allocation SAST Portfolio (Class 3)      46,165              9.93              2,202                 9.92
  American Funds Global Growth SAST Portfolio (Class 3)        141,456             10.00              1,596                 9.84
  American Funds Growth SAST Portfolio (Class 3)               119,281              9.51                  2                 9.53
  American Funds Growth-Income SAST Portfolio (Class 3)        106,740              9.04                107                 8.77
  Balanced Portfolio (Class 3)                                   7,832             10.62             15,724                15.74
  Blue Chip Growth Portfolio (Class 3)                          28,190              9.73             19,370                 5.58
  Capital Growth Portfolio (Class 3)                            11,195              9.28             33,534                 6.83
  Cash Management Portfolio (Class 3)                           50,029              9.56            176,473                12.23
  Corporate Bond Portfolio (Class 3)                            61,324             13.92            173,315                23.41
  Davis Venture Value Portfolio (Class 3)                      158,020              9.22            134,461                31.70
  "Dogs" of Wall Street Portfolio (Class 3)                     11,160             11.36             21,533                12.89
  Emerging Markets Portfolio (Class 3)                          52,060             10.17             75,910                15.82
  Equity Opportunities Portfolio (Class 3)                       1,992              9.31             29,134                17.09
  Foreign Value Portfolio (Class 3)                            153,610              8.16            137,569                14.03
  Fundamental Growth Portfolio (Class 3)                           126              9.52             18,693                15.52
  Global Bond Portfolio (Class 3)                               29,953             12.95             64,788                22.16
  Global Equities Portfolio (Class 3)                            7,262              8.42             14,031                17.47
  Growth Opportunities Portfolio (Class 3)                      55,361             10.99             49,843                 5.46
  Growth-Income Portfolio (Class 3)                             81,739              9.33              7,031                26.94
  High-Yield Bond Portfolio (Class 3)                           49,924             11.03             36,083                21.30
  International Diversified Equities Portfolio (Class 3)        24,228              8.28            169,844                10.57
  International Growth and Income Portfolio (Class 3)           19,292              6.85             97,944                11.21
  Marsico Focused Growth Portfolio (Class 3)                    24,196             10.26              4,207                10.77
  MFS Massachusetts Investors Trust Portfolio (Class 3)         85,071             10.08             25,780                21.06
  MFS Total Return Portfolio (Class 3)                          14,256             10.40            126,638                26.28

------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                Contracts With Total          Contracts With Total
                                                                                   Expenses of 1.90%         Expenses of 1.95% (6)
                                                                        ----------------------------  ----------------------------
                                                                        Accumulation   Unit value of  Accumulation   Unit value of
                                                                               units    accumulation         units    accumulation
Variable Accounts                                                        outstanding           units   outstanding           units
---------------------------------------------------------------------  -------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                         278,354  $        10.99             -  $            -
  Real Estate Portfolio (Class 3)                                          1,087,944            8.09             -               -
  Small & Mid Cap Value Portfolio (Class 3)                                1,554,192           10.81             -               -
  Small Company Value Portfolio (Class 3)                                    831,809            9.92             -               -
  Technology Portfolio (Class 3)                                              69,241            9.79             -               -
  Telecom Utility Portfolio (Class 3)                                         36,941           12.11             -               -
  Total Return Bond Portfolio (Class 3)                                    2,549,722           13.14             -               -

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                 23,571  $        10.73             -  $            -
  Invesco Van Kampen V.I. Comstock Fund                                    1,142,369            9.01        29,983           11.45
  Invesco Van Kampen V.I. Growth and Income Fund                           1,661,581            9.36             -               -

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                      -  $            -             -  $            -
  Equity Income Account (Class 1)                                                  -               -             -               -
  Government & High Quality Bond Account (Class 1)                                 -               -             -               -
  Income Account (Class 1)                                                         -               -             -               -
  LargeCap Blend Account II (Class 1)                                              -               -             -               -
  LargeCap Growth Account (Class 1)                                                -               -             -               -
  MidCap Blend Account (Class 1)                                                   -               -             -               -
  Money Market Account (Class 1)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                 -               -             -               -
  Real Estate Securities Account (Class 1)                                         -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                 -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                    -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                      -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                          -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                         -               -             -               -
  Short-Term Income Account (Class 1)                                              -               -             -               -
  SmallCap Growth Account II (Class 1)                                             -               -             -               -
  SmallCap Value Account I (Class 1)                                               -               -             -               -
  Diversified International Account (Class 2)                                      -               -           618            5.41
  Equity Income Account (Class 2)                                                  -               -        49,920            9.23
  Government & High Quality Bond Account (Class 2)                                 -               -        18,996            7.70
  Income Account (Class 2)                                                         -               -         3,445            8.79
  LargeCap Blend Account II (Class 2)                                              -               -         2,414            5.96
  LargeCap Growth Account (Class 2)                                                -               -         1,749            6.30
  MidCap Blend Account (Class 2)                                                   -               -         5,835           10.41
  Money Market Account (Class 2)                                                   -               -        19,968            5.57
  Principal Capital Appreciation Account (Class 2)                                 -               -        12,755           11.72
  Real Estate Securities Account (Class 2)                                         -               -             3           18.13
  SAM Balanced Portfolio (Class 2)                                                 -               -       103,635            9.98
  SAM Conservative Balanced Portfolio (Class 2)                                    -               -        24,072            7.57
  SAM Conservative Growth Portfolio (Class 2)                                      -               -        63,178            9.82
  SAM Flexible Income Portfolio (Class 2)                                          -               -        31,711            8.96
  SAM Strategic Growth Portfolio (Class 2)                                         -               -        51,898           10.24
  Short-Term Income Account (Class 2)                                              -               -         2,775            6.99
  SmallCap Growth Account II (Class 2)                                             -               -         1,727            5.86
  SmallCap Value Account I (Class 2)                                               -               -            11            8.41

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                              -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                          -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                         -  $            -             -  $            -
  Columbia Variable Portfolio - Marsico Focused Equities
  Fund (Class 1)                                                                   -               -             -               -
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                      -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                      -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                   -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                     -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                  -               -             -               -
  Global Growth Fund (Class 2)                                                     -               -             -               -
  Growth Fund (Class 2)                                                            -               -             -               -
  Growth-Income Fund (Class 2)                                                     -               -             -               -
  Asset Allocation Fund (Class 3)                                                  -               -             -               -
  Cash Management Fund (Class 3)                                                   -               -             -               -
  Growth Fund (Class 3)                                                            -               -             -               -
  Growth-Income Fund (Class 3)                                                     -               -             -               -
  High-Income Bond Fund (Class 3)                                                  -               -             -               -
  International Fund (Class 3)                                                     -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                              -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                              1,047,559  $         8.28             -  $            -
  Mid Cap Value Portfolio                                                          -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                               -  $            -             -  $            -
  Sterling Capital Special Opportunities VIF                                       -               -             -               -
  Sterling Capital Strategic Allocation Equity VIF                                 -               -             -               -
  Sterling Capital Total Return Bond VIF                                           -               -             -               -

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                 -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                            434,536  $        10.33             -  $            -
  Franklin Templeton VIP Founding Funds Allocation Fund                      113,556            8.80             -               -

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                              474,687  $        11.17             -  $            -
  Allocation Growth Portfolio                                                122,701           10.08             -               -
  Allocation Moderate Growth Portfolio                                       806,898           10.41             -               -
  Allocation Moderate Portfolio                                              788,136           10.85             -               -
  Real Return Portfolio                                                    1,050,063           11.80             -               -

                                                                               Contracts With Total          Contracts With Total
                                                                              Expenses of 1.95% (7)         Expenses of 1.97% (4)
                                                                      -----------------------------  ----------------------------
                                                                       Accumulation   Unit value of  Accumulation   Unit value of
                                                                              units    accumulation         units    accumulation
Variable Accounts                                                       outstanding           units   outstanding           units
--------------------------------------------------------------------  -------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                         26,110  $        10.99        88,364  $        10.51
  Real Estate Portfolio (Class 3)                                            77,331            8.14        49,184           22.17
  Small & Mid Cap Value Portfolio (Class 3)                                  96,712           10.86       116,022           17.58
  Small Company Value Portfolio (Class 3)                                    79,384            9.95        53,228            9.05
  Technology Portfolio (Class 3)                                             23,249            9.82       256,633            2.12
  Telecom Utility Portfolio (Class 3)                                         7,038           12.16         5,050           15.56
  Total Return Bond Portfolio (Class 3)                                     151,306           13.16         7,509           25.61

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                 4,937  $        10.62        19,166  $         9.64
  Invesco Van Kampen V.I. Comstock Fund                                      82,099            9.05       105,868           11.44
  Invesco Van Kampen V.I. Growth and Income Fund                            110,493            9.41       192,792           12.99

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                     -  $            -             -  $            -
  Equity Income Account (Class 1)                                                 -               -             -               -
  Government & High Quality Bond Account (Class 1)                                -               -             -               -
  Income Account (Class 1)                                                        -               -             -               -
  LargeCap Blend Account II (Class 1)                                             -               -             -               -
  LargeCap Growth Account (Class 1)                                               -               -             -               -
  MidCap Blend Account (Class 1)                                                  -               -             -               -
  Money Market Account (Class 1)                                                  -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                -               -             -               -
  Real Estate Securities Account (Class 1)                                        -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                   -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                     -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                         -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                        -               -             -               -
  Short-Term Income Account (Class 1)                                             -               -             -               -
  SmallCap Growth Account II (Class 1)                                            -               -             -               -
  SmallCap Value Account I (Class 1)                                              -               -             -               -
  Diversified International Account (Class 2)                                     -               -             -               -
  Equity Income Account (Class 2)                                                 -               -             -               -
  Government & High Quality Bond Account (Class 2)                                -               -             -               -
  Income Account (Class 2)                                                        -               -             -               -
  LargeCap Blend Account II (Class 2)                                             -               -             -               -
  LargeCap Growth Account (Class 2)                                               -               -             -               -
  MidCap Blend Account (Class 2)                                                  -               -             -               -
  Money Market Account (Class 2)                                                  -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                -               -             -               -
  Real Estate Securities Account (Class 2)                                        -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                -               -             -               -
  SAM Conservative Balanced Portfolio (Class 2)                                   -               -             -               -
  SAM Conservative Growth Portfolio (Class 2)                                     -               -             -               -
  SAM Flexible Income Portfolio (Class 2)                                         -               -             -               -
  SAM Strategic Growth Portfolio (Class 2)                                        -               -             -               -
  Short-Term Income Account (Class 2)                                             -               -             -               -
  SmallCap Growth Account II (Class 2)                                            -               -             -               -
  SmallCap Value Account I (Class 2)                                              -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                             -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                         -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                        -  $            -        21,608  $        18.58
  Columbia Variable Portfolio - Marsico Focused Equities
  Fund (Class 1)                                                                  -               -        99,373           10.54
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                     -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)               -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                     -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                  -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                    -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                 -               -             -               -
  Global Growth Fund (Class 2)                                                    -               -       154,168           19.80
  Growth Fund (Class 2)                                                           -               -       363,666           17.90
  Growth-Income Fund (Class 2)                                                    -               -       332,394           15.20
  Asset Allocation Fund (Class 3)                                                 -               -             -               -
  Cash Management Fund (Class 3)                                                  -               -             -               -
  Growth Fund (Class 3)                                                           -               -             -               -
  Growth-Income Fund (Class 3)                                                    -               -             -               -
  High-Income Bond Fund (Class 3)                                                 -               -             -               -
  International Fund (Class 3)                                                    -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                             -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                50,607  $         8.34       103,024  $        10.46
  Mid Cap Value Portfolio                                                         -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                              -  $            -            49  $         8.18
  Sterling Capital Special Opportunities VIF                                      -               -            26           13.78
  Sterling Capital Strategic Allocation Equity VIF                                -               -            26            8.73
  Sterling Capital Total Return Bond VIF                                          -               -            26           12.11

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                            35,105  $        10.41             -  $            -
  Franklin Templeton VIP Founding Funds Allocation Fund                      13,720            8.77             -               -

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                              20,339  $        11.01             -  $            -
  Allocation Growth Portfolio                                                45,099            9.96             -               -
  Allocation Moderate Growth Portfolio                                      108,968           10.28             -               -
  Allocation Moderate Portfolio                                              36,886           10.71             -               -
  Real Return Portfolio                                                      62,356           11.57             -               -

---------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                                                  Contracts With Total          Contracts With Total
                                                                     Expenses of 2.02%             Expenses of 2.05%
                                                          ----------------------------   ---------------------------
                                                          Accumulation   Unit value of  Accumulation   Unit value of
                                                                 units    accumulation         units    accumulation
Variable Accounts                                          outstanding           units   outstanding           units
--------------------------------------------------------  ------------  --------------  ------------  --------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $            -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -               -             -               -
  Growth Portfolio (Class 1)                                         -               -             -               -
  Natural Resources Portfolio (Class 1)                              -               -             -               -
  Asset Allocation Portfolio (Class 2)                               -               -             -               -
  Capital Appreciation Portfolio (Class 2)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 2)                    -               -             -               -
  Growth Portfolio (Class 2)                                         -               -             -               -
  Natural Resources Portfolio (Class 2)                              -               -             -               -
  Asset Allocation Portfolio (Class 3)                           1,120           26.02           168           11.00
  Capital Appreciation Portfolio (Class 3)                      69,108           45.18         4,012           11.52
  Government and Quality Bond Portfolio (Class 3)              146,315           19.76         5,304           11.73
  Growth Portfolio (Class 3)                                    12,779           29.08            10            9.30
  Natural Resources Portfolio (Class 3)                         39,763           43.58         1,604            9.56

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $            -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -               -             -               -
  Balanced Portfolio (Class 1)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -               -             -               -
  Capital Growth Portfolio (Class 1)                                 -               -             -               -
  Cash Management Portfolio (Class 1)                                -               -             -               -
  Corporate Bond Portfolio (Class 1)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 1)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -               -             -               -
  Emerging Markets Portfolio (Class 1)                               -               -             -               -
  Equity Opportunities Portfolio (Class 1)                           -               -             -               -
  Fundamental Growth Portfolio (Class 1)                             -               -             -               -
  Global Bond Portfolio (Class 1)                                    -               -             -               -
  Global Equities Portfolio (Class 1)                                -               -             -               -
  Growth Opportunities Portfolio (Class 1)                           -               -             -               -
  Growth-Income Portfolio (Class 1)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 1)                                -               -             -               -
  International Diversified Equities Portfolio (Class 1)             -               -             -               -
  International Growth and Income Portfolio (Class 1)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -               -             -               -
  MFS Total Return Portfolio (Class 1)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -               -             -               -
  Real Estate Portfolio (Class 1)                                    -               -             -               -
  Technology Portfolio (Class 1)                                     -               -             -               -
  Telecom Utility Portfolio (Class 1)                                -               -             -               -
  Total Return Bond Portfolio (Class 1)                              -               -             -               -
  Aggressive Growth Portfolio (Class 2)                              -               -             -               -
  Alliance Growth Portfolio (Class 2)                                -               -             -               -
  Balanced Portfolio (Class 2)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -               -             -               -
  Capital Growth Portfolio (Class 2)                                 -               -             -               -
  Cash Management Portfolio (Class 2)                                -               -             -               -
  Corporate Bond Portfolio (Class 2)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 2)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -               -             -               -
  Emerging Markets Portfolio (Class 2)                               -               -             -               -
  Equity Opportunities Portfolio (Class 2)                           -               -             -               -
  Foreign Value Portfolio (Class 2)                                  -               -             -               -
  Fundamental Growth Portfolio (Class 2)                             -               -             -               -
  Global Bond Portfolio (Class 2)                                    -               -             -               -
  Global Equities Portfolio (Class 2)                                -               -             -               -
  Growth Opportunities Portfolio (Class 2)                           -               -             -               -
  Growth-Income Portfolio (Class 2)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 2)                                -               -             -               -
  International Diversified Equities Portfolio (Class 2)             -               -             -               -
  International Growth and Income Portfolio (Class 2)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -               -             -               -
  MFS Total Return Portfolio (Class 2)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -               -             -               -
  Real Estate Portfolio (Class 2)                                    -               -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -               -             -               -
  Technology Portfolio (Class 2)                                     -               -             -               -
  Telecom Utility Portfolio (Class 2)                                -               -             -               -
  Total Return Bond Portfolio (Class 2)                              -               -             -               -
  Aggressive Growth Portfolio (Class 3)                          2,020           12.02            36            7.77
  Alliance Growth Portfolio (Class 3)                            5,071           29.63            10            9.63
  American Funds Asset Allocation SAST Portfolio (Class 3)      96,994            9.89            30            9.55
  American Funds Global Growth SAST Portfolio (Class 3)        164,058            9.80         3,278            9.84
  American Funds Growth SAST Portfolio (Class 3)               402,316            9.43         1,233            9.35
  American Funds Growth-Income SAST Portfolio (Class 3)        272,042            8.77           986            8.90
  Balanced Portfolio (Class 3)                                  11,311           15.79            20           10.43
  Blue Chip Growth Portfolio (Class 3)                          68,613            5.59           288            9.56
  Capital Growth Portfolio (Class 3)                            55,433            6.91            29            8.99
  Cash Management Portfolio (Class 3)                           26,934           12.28            28            9.32
  Corporate Bond Portfolio (Class 3)                           192,048           23.48           173           13.63
  Davis Venture Value Portfolio (Class 3)                       77,880           31.81         5,550            9.06
  "Dogs" of Wall Street Portfolio (Class 3)                     28,619           12.99            29           11.02
  Emerging Markets Portfolio (Class 3)                          65,207           15.88           611           10.01
  Equity Opportunities Portfolio (Class 3)                       1,112           17.22            32            9.18
  Foreign Value Portfolio (Class 3)                             73,611           14.07         3,329            8.04
  Fundamental Growth Portfolio (Class 3)                        37,547           15.75            15            9.27
  Global Bond Portfolio (Class 3)                               31,387           22.19         2,543           12.77
  Global Equities Portfolio (Class 3)                           26,897           17.48         1,693            8.33
  Growth Opportunities Portfolio (Class 3)                     130,860            5.53           218           10.79
  Growth-Income Portfolio (Class 3)                              1,933           26.96            31            9.33
  High-Yield Bond Portfolio (Class 3)                           13,153           21.41            15           10.55
  International Diversified Equities Portfolio (Class 3)        47,224           10.61            10            8.13
  International Growth and Income Portfolio (Class 3)           80,106           11.28            13            6.75
  Marsico Focused Growth Portfolio (Class 3)                    19,805           10.81           119            9.88
  MFS Massachusetts Investors Trust Portfolio (Class 3)         24,248           21.10           302            9.90
  MFS Total Return Portfolio (Class 3)                          30,953           26.42           121           10.17

                                                                  Contracts With Total         Contracts With Total
                                                                     Expenses of 2.15%            Expenses of 2.17%
                                                          ----------------------------  ---------------------------
                                                          Accumulation   Unit value of  Accumulation  Unit value of
                                                                 units    accumulation         units   accumulation
Variable Accounts                                          outstanding           units   outstanding          units
--------------------------------------------------------  ------------  --------------  ------------  -------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $            -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -               -             -               -
  Growth Portfolio (Class 1)                                         -               -             -               -
  Natural Resources Portfolio (Class 1)                              -               -             -               -
  Asset Allocation Portfolio (Class 2)                               -               -             -               -
  Capital Appreciation Portfolio (Class 2)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 2)                    -               -             -               -
  Growth Portfolio (Class 2)                                         -               -             -               -
  Natural Resources Portfolio (Class 2)                              -               -             -               -
  Asset Allocation Portfolio (Class 3)                             484           11.11         1,958           25.66
  Capital Appreciation Portfolio (Class 3)                      15,842           11.55        10,843           44.85
  Government and Quality Bond Portfolio (Class 3)               26,730           11.84        47,541           19.62
  Growth Portfolio (Class 3)                                     5,468            9.48             5           28.69
  Natural Resources Portfolio (Class 3)                          3,959            9.64         8,788           43.22

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $            -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -               -             -               -
  Balanced Portfolio (Class 1)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -               -             -               -
  Capital Growth Portfolio (Class 1)                                 -               -             -               -
  Cash Management Portfolio (Class 1)                                -               -             -               -
  Corporate Bond Portfolio (Class 1)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 1)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -               -             -               -
  Emerging Markets Portfolio (Class 1)                               -               -             -               -
  Equity Opportunities Portfolio (Class 1)                           -               -             -               -
  Fundamental Growth Portfolio (Class 1)                             -               -             -               -
  Global Bond Portfolio (Class 1)                                    -               -             -               -
  Global Equities Portfolio (Class 1)                                -               -             -               -
  Growth Opportunities Portfolio (Class 1)                           -               -             -               -
  Growth-Income Portfolio (Class 1)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 1)                                -               -             -               -
  International Diversified Equities Portfolio (Class 1)             -               -             -               -
  International Growth and Income Portfolio (Class 1)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -               -             -               -
  MFS Total Return Portfolio (Class 1)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -               -             -               -
  Real Estate Portfolio (Class 1)                                    -               -             -               -
  Technology Portfolio (Class 1)                                     -               -             -               -
  Telecom Utility Portfolio (Class 1)                                -               -             -               -
  Total Return Bond Portfolio (Class 1)                              -               -             -               -
  Aggressive Growth Portfolio (Class 2)                              -               -             -               -
  Alliance Growth Portfolio (Class 2)                                -               -             -               -
  Balanced Portfolio (Class 2)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -               -             -               -
  Capital Growth Portfolio (Class 2)                                 -               -             -               -
  Cash Management Portfolio (Class 2)                                -               -             -               -
  Corporate Bond Portfolio (Class 2)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 2)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -               -             -               -
  Emerging Markets Portfolio (Class 2)                               -               -             -               -
  Equity Opportunities Portfolio (Class 2)                           -               -             -               -
  Foreign Value Portfolio (Class 2)                                  -               -             -               -
  Fundamental Growth Portfolio (Class 2)                             -               -             -               -
  Global Bond Portfolio (Class 2)                                    -               -             -               -
  Global Equities Portfolio (Class 2)                                -               -             -               -
  Growth Opportunities Portfolio (Class 2)                           -               -             -               -
  Growth-Income Portfolio (Class 2)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 2)                                -               -             -               -
  International Diversified Equities Portfolio (Class 2)             -               -             -               -
  International Growth and Income Portfolio (Class 2)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -               -             -               -
  MFS Total Return Portfolio (Class 2)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -               -             -               -
  Real Estate Portfolio (Class 2)                                    -               -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -               -             -               -
  Technology Portfolio (Class 2)                                     -               -             -               -
  Telecom Utility Portfolio (Class 2)                                -               -             -               -
  Total Return Bond Portfolio (Class 2)                              -               -             -               -
  Aggressive Growth Portfolio (Class 3)                            460            7.99         1,409           11.93
  Alliance Growth Portfolio (Class 3)                              374            9.82         2,088           29.48
  American Funds Asset Allocation SAST Portfolio (Class 3)      19,955            9.92        50,324            9.78
  American Funds Global Growth SAST Portfolio (Class 3)         26,737            9.93       154,217            9.75
  American Funds Growth SAST Portfolio (Class 3)                19,432            9.46        90,146            9.38
  American Funds Growth-Income SAST Portfolio (Class 3)         28,998            8.99        85,763            8.72
  Balanced Portfolio (Class 3)                                   7,220           10.54             8           15.56
  Blue Chip Growth Portfolio (Class 3)                           4,485            9.65        47,077            5.57
  Capital Growth Portfolio (Class 3)                                12            9.27           654            6.83
  Cash Management Portfolio (Class 3)                               11            9.51         8,251           12.10
  Corporate Bond Portfolio (Class 3)                            22,554           13.83        41,213           23.32
  Davis Venture Value Portfolio (Class 3)                       20,269            9.17        21,999           31.59
  "Dogs" of Wall Street Portfolio (Class 3)                      3,666           11.29         4,140           12.84
  Emerging Markets Portfolio (Class 3)                           8,323           10.08        31,605           15.78
  Equity Opportunities Portfolio (Class 3)                          12            9.35           637           17.01
  Foreign Value Portfolio (Class 3)                             44,264            8.12        80,257           13.99
  Fundamental Growth Portfolio (Class 3)                            11            9.45         2,441           15.65
  Global Bond Portfolio (Class 3)                                8,217           12.91        22,226           22.05
  Global Equities Portfolio (Class 3)                              440            8.34         3,607           17.38
  Growth Opportunities Portfolio (Class 3)                      12,538           10.91       108,109            5.50
  Growth-Income Portfolio (Class 3)                             30,930            9.42         2,956           26.66
  High-Yield Bond Portfolio (Class 3)                            2,917           10.91        17,301           21.25
  International Diversified Equities Portfolio (Class 3)         2,540            8.21        33,368           10.54
  International Growth and Income Portfolio (Class 3)            3,531            6.82         7,452           11.17
  Marsico Focused Growth Portfolio (Class 3)                     7,837           10.16        28,721           10.74
  MFS Massachusetts Investors Trust Portfolio (Class 3)         26,614            9.97        34,606           20.98
  MFS Total Return Portfolio (Class 3)                          12,616           10.34         1,299           26.04

-------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                                                                Contracts With Total          Contracts With Total
                                                                                   Expenses of 2.02%             Expenses of 2.05%
                                                                        ----------------------------  ----------------------------
                                                                        Accumulation   Unit value of  Accumulation   Unit value of
                                                                               units    accumulation         units    accumulation
Variable Accounts                                                        outstanding           units   outstanding           units
----------------------------------------------------------------------  ------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                          18,870  $        10.50           100  $        10.62
  Real Estate Portfolio (Class 3)                                             50,780           22.23           253            8.01
  Small & Mid Cap Value Portfolio (Class 3)                                   78,875           17.66         4,172           10.69
  Small Company Value Portfolio (Class 3)                                     73,608            9.02           241            9.76
  Technology Portfolio (Class 3)                                             165,360            2.13            39            9.65
  Telecom Utility Portfolio (Class 3)                                         14,273           16.13            21           11.94
  Total Return Bond Portfolio (Class 3)                                       71,645           26.18         1,791           13.03

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                  2,851  $         9.48           784  $        10.62
  Invesco Van Kampen V.I. Comstock Fund                                       68,103           11.52         2,598            8.92
  Invesco Van Kampen V.I. Growth and Income Fund                             102,486           13.00           354            9.22

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                      -  $            -             -  $            -
  Equity Income Account (Class 1)                                                  -               -             -               -
  Government & High Quality Bond Account (Class 1)                                 -               -             -               -
  Income Account (Class 1)                                                         -               -             -               -
  LargeCap Blend Account II (Class 1)                                              -               -             -               -
  LargeCap Growth Account (Class 1)                                                -               -             -               -
  MidCap Blend Account (Class 1)                                                   -               -             -               -
  Money Market Account (Class 1)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                 -               -             -               -
  Real Estate Securities Account (Class 1)                                         -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                 -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                    -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                      -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                          -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                         -               -             -               -
  Short-Term Income Account (Class 1)                                              -               -             -               -
  SmallCap Growth Account II (Class 1)                                             -               -             -               -
  SmallCap Value Account I (Class 1)                                               -               -             -               -
  Diversified International Account (Class 2)                                      -               -             -               -
  Equity Income Account (Class 2)                                                  4            8.96             -               -
  Government & High Quality Bond Account (Class 2)                                 -               -             -               -
  Income Account (Class 2)                                                         -               -             -               -
  LargeCap Blend Account II (Class 2)                                              -               -             -               -
  LargeCap Growth Account (Class 2)                                                -               -             -               -
  MidCap Blend Account (Class 2)                                                   -               -             -               -
  Money Market Account (Class 2)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                 -               -             -               -
  Real Estate Securities Account (Class 2)                                         -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                 4            9.83             -               -
  SAM Conservative Balanced Portfolio (Class 2)                                    6           10.73             -               -
  SAM Conservative Growth Portfolio (Class 2)                                      4            9.59             -               -
  SAM Flexible Income Portfolio (Class 2)                                          4           11.02             -               -
  SAM Strategic Growth Portfolio (Class 2)                                         7           10.26             -               -
  Short-Term Income Account (Class 2)                                              -               -             -               -
  SmallCap Growth Account II (Class 2)                                             -               -             -               -
  SmallCap Value Account I (Class 2)                                               -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                             11  $        10.93             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                         13           10.95             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                     2,475  $        18.69             -  $            -
  Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)        2,541           10.52             -               -
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                     13           10.00             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)               10           12.68             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                     16            9.71             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                   8           14.08             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                    12  $         9.95             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                  -               -             -               -
  Global Growth Fund (Class 2)                                                     -               -             -               -
  Growth Fund (Class 2)                                                            -               -             -               -
  Growth-Income Fund (Class 2)                                                     -               -             -               -
  Asset Allocation Fund (Class 3)                                                  -               -             -               -
  Cash Management Fund (Class 3)                                                   -               -             -               -
  Growth Fund (Class 3)                                                            -               -             -               -
  Growth-Income Fund (Class 3)                                                     -               -             -               -
  High-Income Bond Fund (Class 3)                                                  -               -             -               -
  International Fund (Class 3)                                                     -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                              -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                 97,477  $        10.56           199  $         8.18
  Mid Cap Value Portfolio                                                          -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                              47  $         8.33             -  $            -
  Sterling Capital Special Opportunities VIF                                  14,930           13.82             -               -
  Sterling Capital Strategic Allocation Equity VIF                                25            8.86             -               -
  Sterling Capital Total Return Bond VIF                                          27           12.24             -               -

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                 -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                             48,236  $        10.24           202  $        10.24
  Franklin Templeton VIP Founding Funds Allocation Fund                       67,623            8.72            32            8.61

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                               10,484  $        11.16             -  $            -
  Allocation Growth Portfolio                                                 32,153           10.12             -               -
  Allocation Moderate Growth Portfolio                                        73,314           10.46             -               -
  Allocation Moderate Portfolio                                               22,138           10.88             -               -
  Real Return Portfolio                                                       42,271           11.78           158           11.41

                                                                                 Contracts With Total          Contracts With Total
                                                                                    Expenses of 2.15%             Expenses of 2.17%
                                                                         ----------------------------  ----------------------------
                                                                         Accumulation   Unit value of  Accumulation   Unit value of
                                                                                units    accumulation         units    accumulation
Variable Accounts                                                         outstanding           units   outstanding           units
-----------------------------------------------------------------------  ------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                            5,011  $        10.98        49,084  $        10.42
  Real Estate Portfolio (Class 3)                                              19,502            8.08        31,842           22.10
  Small & Mid Cap Value Portfolio (Class 3)                                    34,784           10.80        64,603           17.55
  Small Company Value Portfolio (Class 3)                                      14,099            9.91        58,909            8.98
  Technology Portfolio (Class 3)                                                   11            9.78           758            2.10
  Telecom Utility Portfolio (Class 3)                                             157           12.09         1,258           15.99
  Total Return Bond Portfolio (Class 3)                                        53,078           13.12        82,466           26.04

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                      10  $        10.63            15  $         9.32
  Invesco Van Kampen V.I. Comstock Fund                                        23,980            9.00        95,620           11.46
  Invesco Van Kampen V.I. Growth and Income Fund                               28,276            9.35        70,473           12.91

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                       -  $            -             -  $            -
  Equity Income Account (Class 1)                                                   -               -             -               -
  Government & High Quality Bond Account (Class 1)                                  -               -             -               -
  Income Account (Class 1)                                                          -               -             -               -
  LargeCap Blend Account II (Class 1)                                               -               -             -               -
  LargeCap Growth Account (Class 1)                                                 -               -             -               -
  MidCap Blend Account (Class 1)                                                    -               -             -               -
  Money Market Account (Class 1)                                                    -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                  -               -             -               -
  Real Estate Securities Account (Class 1)                                          -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                  -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                     -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                       -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                           -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                          -               -             -               -
  Short-Term Income Account (Class 1)                                               -               -             -               -
  SmallCap Growth Account II (Class 1)                                              -               -             -               -
  SmallCap Value Account I (Class 1)                                                -               -             -               -
  Diversified International Account (Class 2)                                       -               -             -               -
  Equity Income Account (Class 2)                                                   -               -            15            8.86
  Government & High Quality Bond Account (Class 2)                                  -               -             -               -
  Income Account (Class 2)                                                          -               -             -               -
  LargeCap Blend Account II (Class 2)                                               -               -             -               -
  LargeCap Growth Account (Class 2)                                                 -               -             -               -
  MidCap Blend Account (Class 2)                                                    -               -             -               -
  Money Market Account (Class 2)                                                    -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                  -               -             -               -
  Real Estate Securities Account (Class 2)                                          -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                  -               -            12            9.64
  SAM Conservative Balanced Portfolio (Class 2)                                     -               -            11           10.34
  SAM Conservative Growth Portfolio (Class 2)                                       -               -            13            9.54
  SAM Flexible Income Portfolio (Class 2)                                           -               -            10           10.73
  SAM Strategic Growth Portfolio (Class 2)                                          -               -            12            9.92
  Short-Term Income Account (Class 2)                                               -               -             -               -
  SmallCap Growth Account II (Class 2)                                              -               -             -               -
  SmallCap Value Account I (Class 2)                                                -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                               -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                           -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                          -  $            -         2,450  $        18.53
  Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)             -               -        31,525           10.41
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                       -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                 -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                       -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                    -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                      -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                   -               -             -               -
  Global Growth Fund (Class 2)                                                      -               -             -               -
  Growth Fund (Class 2)                                                             -               -             -               -
  Growth-Income Fund (Class 2)                                                      -               -             -               -
  Asset Allocation Fund (Class 3)                                                   -               -             -               -
  Cash Management Fund (Class 3)                                                    -               -             -               -
  Growth Fund (Class 3)                                                             -               -             -               -
  Growth-Income Fund (Class 3)                                                      -               -             -               -
  High-Income Bond Fund (Class 3)                                                   -               -             -               -
  International Fund (Class 3)                                                      -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                               -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                  13,460  $         8.28        28,511  $        10.51
  Mid Cap Value Portfolio                                                           -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                                -  $            -            30  $         8.20
  Sterling Capital Special Opportunities VIF                                        -               -            20           13.78
  Sterling Capital Strategic Allocation Equity VIF                                  -               -            29            8.83
  Sterling Capital Total Return Bond VIF                                            -               -            19           12.30

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                  -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                              10,220  $        10.31        62,878  $        10.18
  Franklin Templeton VIP Founding Funds Allocation Fund                         4,357            8.79        14,526            8.66

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                                20,054  $        11.16        30,750  $        11.17
  Allocation Growth Portfolio                                                      11           10.07        12,282           10.03
  Allocation Moderate Growth Portfolio                                         34,316           10.40        23,233           10.40
  Allocation Moderate Portfolio                                                26,647           10.83         5,495           10.83
  Real Return Portfolio                                                        20,193           11.80        79,037           11.75

----------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                      Contracts With Total Expenses of 2.30%
                                                                                --------------------------------------------
                                                                                                               Unit value of
                                                                                Accumulation units              Accumulation
Variable Accounts                                                                      outstanding                     units
----------------------------------------------------------------------------------------------------------------------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio (Class 1)                                                          -         $               -
   Capital Appreciation Portfolio (Class 1)                                                      -                         -
   Government and Quality Bond Portfolio (Class 1)                                               -                         -
   Growth Portfolio (Class 1)                                                                    -                         -
   Natural Resources Portfolio (Class 1)                                                         -                         -
   Asset Allocation Portfolio (Class 2)                                                          -                         -
   Capital Appreciation Portfolio (Class 2)                                                      -                         -
   Government and Quality Bond Portfolio (Class 2)                                               -                         -
   Growth Portfolio (Class 2)                                                                    -                         -
   Natural Resources Portfolio (Class 2)                                                         -                         -
   Asset Allocation Portfolio (Class 3)                                                         12                     10.96
   Capital Appreciation Portfolio (Class 3)                                                 53,651                     11.45
   Government and Quality Bond Portfolio (Class 3)                                          60,580                     11.72
   Growth Portfolio (Class 3)                                                                   15                      9.31
   Natural Resources Portfolio (Class 3)                                                    12,420                      9.34

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio (Class 1)                                                         -         $               -
   Alliance Growth Portfolio (Class 1)                                                           -                         -
   Balanced Portfolio (Class 1)                                                                  -                         -
   Blue Chip Growth Portfolio (Class 1)                                                          -                         -
   Capital Growth Portfolio (Class 1)                                                            -                         -
   Cash Management Portfolio (Class 1)                                                           -                         -
   Corporate Bond Portfolio (Class 1)                                                            -                         -
   Davis Venture Value Portfolio (Class 1)                                                       -                         -
   "Dogs" of Wall Street Portfolio (Class 1)                                                     -                         -
   Emerging Markets Portfolio (Class 1)                                                          -                         -
   Equity Opportunities Portfolio (Class 1)                                                      -                         -
   Fundamental Growth Portfolio (Class 1)                                                        -                         -
   Global Bond Portfolio (Class 1)                                                               -                         -
   Global Equities Portfolio (Class 1)                                                           -                         -
   Growth Opportunities Portfolio (Class 1)                                                      -                         -
   Growth-Income Portfolio (Class 1)                                                             -                         -
   High-Yield Bond Portfolio (Class 1)                                                           -                         -
   International Diversified Equities Portfolio (Class 1)                                        -                         -
   International Growth and Income Portfolio (Class 1)                                           -                         -
   Marsico Focused Growth Portfolio (Class 1)                                                    -                         -
   MFS Massachusetts Investors Trust Portfolio (Class 1)                                         -                         -
   MFS Total Return Portfolio (Class 1)                                                          -                         -
   Mid-Cap Growth Portfolio (Class 1)                                                            -                         -
   Real Estate Portfolio (Class 1)                                                               -                         -
   Technology Portfolio (Class 1)                                                                -                         -
   Telecom Utility Portfolio (Class 1)                                                           -                         -
   Total Return Bond Portfolio (Class 1)                                                         -                         -
   Aggressive Growth Portfolio (Class 2)                                                         -                         -
   Alliance Growth Portfolio (Class 2)                                                           -                         -
   Balanced Portfolio (Class 2)                                                                  -                         -
   Blue Chip Growth Portfolio (Class 2)                                                          -                         -
   Capital Growth Portfolio (Class 2)                                                            -                         -
   Cash Management Portfolio (Class 2)                                                           -                         -
   Corporate Bond Portfolio (Class 2)                                                            -                         -
   Davis Venture Value Portfolio (Class 2)                                                       -                         -
   "Dogs" of Wall Street Portfolio (Class 2)                                                     -                         -
   Emerging Markets Portfolio (Class 2)                                                          -                         -
   Equity Opportunities Portfolio (Class 2)                                                      -                         -
   Foreign Value Portfolio (Class 2)                                                             -                         -
   Fundamental Growth Portfolio (Class 2)                                                        -                         -
   Global Bond Portfolio (Class 2)                                                               -                         -
   Global Equities Portfolio (Class 2)                                                           -                         -
   Growth Opportunities Portfolio (Class 2)                                                      -                         -
   Growth-Income Portfolio (Class 2)                                                             -                         -
   High-Yield Bond Portfolio (Class 2)                                                           -                         -
   International Diversified Equities Portfolio (Class 2)                                        -                         -
   International Growth and Income Portfolio (Class 2)                                           -                         -
   Marsico Focused Growth Portfolio (Class 2)                                                    -                         -
   MFS Massachusetts Investors Trust Portfolio (Class 2)                                         -                         -
   MFS Total Return Portfolio (Class 2)                                                          -                         -
   Mid-Cap Growth Portfolio (Class 2)                                                            -                         -
   Real Estate Portfolio (Class 2)                                                               -                         -
   Small & Mid Cap Value Portfolio (Class 2)                                                     -                         -
   Technology Portfolio (Class 2)                                                                -                         -
   Telecom Utility Portfolio (Class 2)                                                           -                         -
   Total Return Bond Portfolio (Class 2)                                                         -                         -
   Aggressive Growth Portfolio (Class 3)                                                       846                      7.87
   Alliance Growth Portfolio (Class 3)                                                       6,048                      9.72
   American Funds Asset Allocation SAST Portfolio (Class 3)                                 32,676                      9.81
   American Funds Global Growth SAST Portfolio (Class 3)                                   144,924                      9.84
   American Funds Growth SAST Portfolio (Class 3)                                           47,607                      9.36
   American Funds Growth-Income SAST Portfolio (Class 3)                                    61,621                      8.90
   Balanced Portfolio (Class 3)                                                                 13                     10.39
   Blue Chip Growth Portfolio (Class 3)                                                     21,998                      9.55
   Capital Growth Portfolio (Class 3)                                                        1,779                      9.13
   Cash Management Portfolio (Class 3)                                                      11,627                      9.31
   Corporate Bond Portfolio (Class 3)                                                       73,079                     13.69
   Davis Venture Value Portfolio (Class 3)                                                 102,236                      9.06
   "Dogs" of Wall Street Portfolio (Class 3)                                                 3,014                     11.11
   Emerging Markets Portfolio (Class 3)                                                     52,910                      9.98
   Equity Opportunities Portfolio (Class 3)                                                     15                      9.23
   Foreign Value Portfolio (Class 3)                                                       163,132                      8.04
   Fundamental Growth Portfolio (Class 3)                                                       15                      9.32
   Global Bond Portfolio (Class 3)                                                          25,603                     12.76
   Global Equities Portfolio (Class 3)                                                      15,034                      8.24
   Growth Opportunities Portfolio (Class 3)                                                 60,101                     10.81
   Growth-Income Portfolio (Class 3)                                                        39,720                      9.25
   High-Yield Bond Portfolio (Class 3)                                                      26,130                     10.72
   International Diversified Equities Portfolio (Class 3)                                   18,119                      8.11
   International Growth and Income Portfolio (Class 3)                                       1,202                      6.73
   Marsico Focused Growth Portfolio (Class 3)                                               30,617                     10.06
   MFS Massachusetts Investors Trust Portfolio (Class 3)                                    93,758                      9.87
   MFS Total Return Portfolio (Class 3)                                                     10,429                     10.22

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II,
    Polaris Choice III, and Polaris Preferred Solution products.
(2) Offered in Polaris and Polaris II products.
(3) Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6) Offered in WM Diversified Strategies III product.
(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                     Contracts With Total Expenses of 2.30%
                                                                                -------------------------------------------
Variable Accounts                                                                                             Unit value of
                                                                                Accumulation units             accumulation
                                                                                       outstanding                    units
---------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST(continued):
   Mid-Cap Growth Portfolio (Class 3)                                                       21,776    $               10.86
   Real Estate Portfolio (Class 3)                                                          70,801                     8.00
   Small & Mid Cap Value Portfolio (Class 3)                                               109,638                    10.70
   Small Company Value Portfolio (Class 3)                                                  63,520                     9.81
   Technology Portfolio (Class 3)                                                            1,130                     9.66
   Telecom Utility Portfolio (Class 3)                                                       3,570                    11.94
   Total Return Bond Portfolio (Class 3)                                                   180,510                    12.99

INVESCO VARIABLE INSURANCE FUNDS (Series II):
   Invesco Van Kampen V.I. Capital Growth Fund                                               2,931    $               10.52
   Invesco Van Kampen V.I. Comstock Fund                                                    87,586                     8.91
   Invesco Van Kampen V.I. Growth and Income Fund                                          108,804                     9.25

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
   Diversified International Account (Class 1)                                                   -    $                   -
   Equity Income Account (Class 1)                                                               -                        -
   Government & High Quality Bond Account (Class 1)                                              -                        -
   Income Account (Class 1)                                                                      -                        -
   LargeCap Blend Account II (Class 1)                                                           -                        -
   LargeCap Growth Account (Class 1)                                                             -                        -
   MidCap Blend Account (Class 1)                                                                -                        -
   Money Market Account (Class 1)                                                                -                        -
   Principal Capital Appreciation Account (Class 1)                                              -                        -
   Real Estate Securities Account (Class 1)                                                      -                        -
   SAM Balanced Portfolio (Class 1)                                                              -                        -
   SAM Conservative Balanced Portfolio (Class 1)                                                 -                        -
   SAM Conservative Growth Portfolio (Class 1)                                                   -                        -
   SAM Flexible Income Portfolio (Class 1)                                                       -                        -
   SAM Strategic Growth Portfolio (Class 1)                                                      -                        -
   Short-Term Income Account (Class 1)                                                           -                        -
   SmallCap Growth Account II (Class 1)                                                          -                        -
   SmallCap Value Account I (Class 1)                                                            -                        -
   Diversified International Account (Class 2)                                                   -                        -
   Equity Income Account (Class 2)                                                               -                        -
   Government & High Quality Bond Account (Class 2)                                              -                        -
   Income Account (Class 2)                                                                      -                        -
   LargeCap Blend Account II (Class 2)                                                           -                        -
   LargeCap Growth Account (Class 2)                                                             -                        -
   MidCap Blend Account (Class 2)                                                                -                        -
   Money Market Account (Class 2)                                                                -                        -
   Principal Capital Appreciation Account (Class 2)                                              -                        -
   Real Estate Securities Account (Class 2)                                                      -                        -
   SAM Balanced Portfolio (Class 2)                                                              -                        -
   SAM Conservative Balanced Portfolio (Class 2)                                                 -                        -
   SAM Conservative Growth Portfolio (Class 2)                                                   -                        -
   SAM Flexible Income Portfolio (Class 2)                                                       -                        -
   SAM Strategic Growth Portfolio (Class 2)                                                      -                        -
   Short-Term Income Account (Class 2)                                                           -                        -
   SmallCap Growth Account II (Class 2)                                                          -                        -
   SmallCap Value Account I (Class 2)                                                            -                        -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
   Columbia Variable Portfolio - Asset Allocation Fund                                           -     $                   -
   Columbia Variable Portfolio - Small Company Growth Fund                                       -                         -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
   Columbia Variable Portfolio - High Income Fund (Class 1)                                      -     $                   -
   Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)                         -                         -
   Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                                   -                         -
   Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                             -                         -
   Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                                   -                         -
   Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2)              -                         -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
   Columbia Variable Portfolio - Diversified Equity Income Fund                                 -     $                   -

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)                                                              -                         -
   Global Growth Fund (Class 2)                                                                 -                         -
   Growth Fund (Class 2)                                                                        -                         -
   Growth-Income Fund (Class 2)                                                                 -                         -
   Asset Allocation Fund (Class 3)                                                              -                         -
   Cash Management Fund (Class 3)                                                               -                         -
   Growth Fund (Class 3)                                                                        -                         -
   Growth-Income Fund (Class 3)                                                                 -                         -
   High-Income Bond Fund (Class 3)                                                              -                         -
   International Fund (Class 3)                                                                 -                         -
   U.S. Government/AAA-Rated Securities Fund (Class 3)                                          -                         -

LORD ABBETT SERIES FUND, INC. (Class VC):
   Growth and Income Portfolio                                                             49,483     $                8.19
   Mid Cap Value Portfolio                                                                      -                         -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
   Sterling Capital Select Equity VIF                                                           -     $                   -
   Sterling Capital Special Opportunities VIF                                                   -                         -
   Sterling Capital Strategic Allocation Equity VIF                                             -                         -
   Sterling Capital Total Return Bond VIF                                                       -                         -

MTB GROUP OF FUNDS:
   MTB Managed Allocation Fund - Moderate Growth II                                             -     $                   -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
   Franklin Income Securities Fund                                                         24,973     $               10.18
   Franklin Templeton VIP Founding Funds Allocation Fund                                    8,055                      8.66

SEASONS SERIES TRUST (Class 3):
   Allocation Balanced Portfolio                                                           37,148     $               11.04
   Allocation Growth Portfolio                                                            155,665                      9.94
   Allocation Moderate Growth Portfolio                                                    54,563                     10.29
   Allocation Moderate Portfolio                                                           39,640                     10.72
   Real Return Portfolio                                                                   81,143                     11.61

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II,
    Polaris Choice III, and Polaris Preferred Solution products.
(2) Offered in Polaris and Polaris II products.
(3) Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6) Offered in WM Diversified Strategies III product.
(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       SCHEDULES OF PORTFOLIO INVESTMENTS
                               December 31, 2011

                                                                        Net Asset Value        Net Asset                    Level
Variable Accounts                                              Shares         Per Share            Value          Cost   (Note A)
---------------------------------------------------------------------------------------------------------------------------------
ANCHOR SERIES TRUST:
 Asset Allocation Portfolio (Class 1)                       9,725,306  $      13.03     $    126,687,967  $127,490,561          1
 Capital Appreciation Portfolio (Class 1)                   7,703,117         34.14          262,968,434   275,191,703          1
 Government and Quality Bond Portfolio (Class 1)            8,380,113         15.57          130,486,125   125,935,131          1
 Growth Portfolio (Class 1)                                 4,357,797         19.31           84,129,487    90,702,858          1
 Natural Resources Portfolio (Class 1)                      2,536,491         24.38           61,850,374    95,221,350          1
 Asset Allocation Portfolio (Class 2)                         750,279         13.00            9,754,826     9,652,073          1
 Capital Appreciation Portfolio (Class 2)                   1,505,481         33.69           50,722,731    50,840,244          1
 Government and Quality Bond Portfolio (Class 2)            3,836,595         15.56           59,710,741    57,707,668          1
 Growth Portfolio (Class 2)                                 1,358,496         19.30           26,217,903    28,117,879          1
 Natural Resources Portfolio (Class 2)                        573,418         24.29           13,926,958    19,250,625          1
 Asset Allocation Portfolio (Class 3)                       2,296,954         12.97           29,785,008    28,479,048          1
 Capital Appreciation Portfolio (Class 3)                  11,289,321         33.41          377,129,549   381,030,703          1
 Government and Quality Bond Portfolio (Class 3)           39,123,598         15.52          607,330,250   590,886,741          1
 Growth Portfolio (Class 3)                                 5,822,029         19.26          112,152,534   124,032,122          1
 Natural Resources Portfolio (Class 3)                      5,250,018         24.18          126,949,654   174,760,312          1

SUNAMERICA SERIES TRUST:
 Aggressive Growth Portfolio (Class 1)                      2,634,801  $       9.70     $     25,562,835  $ 31,305,135          1
 Alliance Growth Portfolio (Class 1)                        7,149,404         22.28          159,262,670   179,726,695          1
 Balanced Portfolio (Class 1)                               3,075,548         14.43           44,378,775    47,183,900          1
 Blue Chip Growth Portfolio (Class 1)                       1,229,664          6.91            8,492,720     8,507,159          1
 Capital Growth Portfolio (Class 1)                           647,675          8.49            5,501,152     4,951,870          1
 Cash Management Portfolio (Class 1)                        5,765,457         10.64           61,353,836    61,471,129          1
 Corporate Bond Portfolio (Class 1)                         7,684,115         13.30          102,171,318    92,728,915          1
 Davis Venture Value Portfolio (Class 1)                   18,351,767         21.90          401,886,328   399,986,042          1
 "Dogs" of Wall Street Portfolio (Class 1)                  2,609,354          8.51           22,214,939    20,339,515          1
 Emerging Markets Portfolio (Class 1)                       5,931,482          6.90           40,942,718    37,093,350          1
 Equity Opportunities Portfolio (Class 1)                   2,472,293         11.52           28,482,694    29,077,857          1
 Fundamental Growth Portfolio (Class 1)                     2,559,379         15.57           39,860,782    49,364,507          1
 Global Bond Portfolio (Class 1)                            4,011,893         12.47           50,020,778    48,738,447          1
 Global Equities Portfolio (Class 1)                        4,010,988         12.49           50,103,995    52,347,088          1
 Growth Opportunities Portfolio (Class 1)                   1,625,956          6.95           11,308,089    10,357,369          1
 Growth-Income Portfolio (Class 1)                          6,416,682         21.15          135,730,629   133,678,797          1
 High-Yield Bond Portfolio (Class 1)                       13,034,654          5.36           69,866,750    69,282,530          1
 International Diversified Equities Portfolio (Class 1)     5,402,058          7.57           40,914,617    52,192,538          1
 International Growth and Income Portfolio (Class 1)        5,774,333          7.61           43,948,329    64,722,577          1
 Marsico Focused Growth Portfolio (Class 1)                 1,508,364          9.01           13,591,254    11,624,302          1
 MFS Massachusetts Investors Trust Portfolio (Class 1)      3,640,020         13.63           49,597,158    45,520,789          1
 MFS Total Return Portfolio (Class 1)                      10,614,455         14.48          153,695,095   158,056,759          1
 Mid-Cap Growth Portfolio (Class 1)                         3,287,754         10.66           35,043,178    32,956,155          1
 Real Estate Portfolio (Class 1)                            2,666,593         12.59           33,576,000    30,888,411          1
 Technology Portfolio (Class 1)                             3,299,275          2.70            8,920,359     7,761,296          1
 Telecom Utility Portfolio (Class 1)                        1,527,928         11.07           16,911,434    16,584,918          1
 Total Return Bond Portfolio (Class 1)                      7,927,319          9.01           71,432,521    66,155,031          1
 Aggressive Growth Portfolio (Class 2)                        338,285          9.63            3,258,203     3,320,962          1
 Alliance Growth Portfolio (Class 2)                        1,019,296         22.23           22,661,038    18,879,044          1
 Balanced Portfolio (Class 2)                                 507,600         14.41            7,315,909     6,484,320          1
 Blue Chip Growth Portfolio (Class 2)                         449,146          6.90            3,100,051     2,772,252          1
 Capital Growth Portfolio (Class 2)                           250,857          8.39            2,105,184     1,900,239          1
 Cash Management Portfolio (Class 2)                        1,957,142         10.59           20,728,242    20,897,955          1
 Corporate Bond Portfolio (Class 2)                         2,295,178         13.28           30,470,985    27,714,404          1
 Davis Venture Value Portfolio (Class 2)                    2,953,317         21.88           64,611,242    64,675,504          1
 "Dogs" of Wall Street Portfolio (Class 2)                    761,314          8.50            6,473,714     5,665,826          1
 Emerging Markets Portfolio (Class 2)                       1,131,401          6.85            7,751,701     7,684,884          1
 Equity Opportunities Portfolio (Class 2)                     481,291         11.51            5,540,615     4,891,811          1
 Foreign Value Portfolio (Class 2)                          2,116,912         12.02           25,454,553    28,685,939          1
 Fundamental Growth Portfolio (Class 2)                       168,993         15.42            2,606,634     2,350,537          1
 Global Bond Portfolio (Class 2)                              965,774         12.39           11,970,760    11,730,926          1
 Global Equities Portfolio (Class 2)                          493,295         12.45            6,142,356     6,876,634          1
 Growth Opportunities Portfolio (Class 2)                     604,527          6.84            4,136,876     3,820,255          1
 Growth-Income Portfolio (Class 2)                            436,269         21.13            9,220,072     8,702,559          1
 High-Yield Bond Portfolio (Class 2)                        2,971,726          5.35           15,901,198    15,383,787          1
 International Diversified Equities Portfolio (Class 2)     2,576,984          7.53           19,413,669    20,147,832          1
 International Growth and Income Portfolio (Class 2)        1,138,580          7.63            8,692,564    11,882,769          1
 Marsico Focused Growth Portfolio (Class 2)                 1,607,335          8.92           14,335,763    13,486,568          1
 MFS Massachusetts Investors Trust Portfolio (Class 2)        819,620         13.62           11,161,526     9,463,908          1
 MFS Total Return Portfolio (Class 2)                       3,321,406         14.47           48,060,159    49,942,995          1
 Mid-Cap Growth Portfolio (Class 2)                         1,542,355         10.50           16,199,999    13,123,909          1
 Real Estate Portfolio (Class 2)                              772,503         12.56            9,699,869     8,708,164          1
 Small & Mid Cap Value Portfolio (Class 2)                  1,264,673         15.88           20,087,288    17,865,318          1
 Technology Portfolio (Class 2)                             1,113,238          2.66            2,966,373     2,569,646          1
 Telecom Utility Portfolio (Class 2)                          223,402         11.06            2,470,872     2,274,814          1
 Total Return Bond Portfolio (Class 2)                      2,199,638          8.97           19,724,689    18,889,757          1
 Aggressive Growth Portfolio (Class 3)                      1,808,001          9.56           17,292,016    16,596,585          1
 Alliance Growth Portfolio (Class 3)                        4,814,892         22.14          106,577,860    97,946,306          1
 American Funds Asset Allocation SAST Portfolio (Class 3)  10,098,413         10.04          101,357,620    96,887,814          1
 American Funds Global Growth SAST Portfolio (Class 3)     35,340,448          9.93          350,782,674   362,336,055          1
 American Funds Growth SAST Portfolio (Class 3)            25,286,613          9.28          234,636,328   234,072,139          1
 American Funds Growth-Income SAST Portfolio (Class 3)     21,106,169          8.99          189,664,824   193,435,612          1
 Balanced Portfolio (Class 3)                               2,479,722         14.39           35,694,977    34,233,463          1
 Blue Chip Growth Portfolio (Class 3)                       8,773,917          6.89           60,434,273    59,691,431          1
 Capital Growth Portfolio (Class 3)                         5,204,855          8.34           43,383,733    40,769,518          1
 Cash Management Portfolio (Class 3)                       18,067,301         10.55          190,669,336   191,187,439          1
 Corporate Bond Portfolio (Class 3)                        43,720,191         13.23          578,591,304   553,948,005          1
 Davis Venture Value Portfolio (Class 3)                   21,885,203         21.83          477,761,383   511,203,642          1
 "Dogs" of Wall Street Portfolio (Class 3)                  3,964,815          8.48           33,635,609    30,934,056          1
 Emerging Markets Portfolio (Class 3)                      20,803,327          6.81          141,712,285   139,697,044          1
 Equity Opportunities Portfolio (Class 3)                   2,268,236         11.50           26,076,886    23,655,014          1
 Foreign Value Portfolio (Class 3)                         37,170,159         12.01          446,498,835   509,334,961          1
 Fundamental Growth Portfolio (Class 3)                     4,626,256         15.30           70,790,422    68,500,446          1
 Global Bond Portfolio (Class 3)                           15,340,225         12.34          189,229,931   188,614,343          1
 Global Equities Portfolio (Class 3)                        2,144,257         12.41           26,612,803    28,743,453          1
 Growth Opportunities Portfolio (Class 3)                  22,093,437          6.78          149,800,724   139,008,609          1
 Growth-Income Portfolio (Class 3)                          2,326,512         21.12           49,130,066    46,834,291          1
 High-Yield Bond Portfolio (Class 3)                       20,955,074          5.34          111,817,886   115,073,827          1
 International Diversified Equities Portfolio (Class 3)    21,395,354          7.52          160,960,717   189,278,751          1
 International Growth and Income Portfolio (Class 3)       23,264,418          7.61          177,099,706   220,031,366          1
 Marsico Focused Growth Portfolio (Class 3)                 8,217,428          8.86           72,839,011    70,084,952          1
 MFS Massachusetts Investors Trust Portfolio (Class 3)     15,122,260         13.60          205,594,177   193,106,961          1
 MFS Total Return Portfolio (Class 3)                      13,161,955         14.45          190,169,901   197,115,120          1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       SCHEDULES OF PORTFOLIO INVESTMENTS
                               DECEMBER 31, 2011
                                  (continued)

                                                                        Net Asset Value    Net Asset                         Level
Variable Accounts                                               Shares       Per Share        Value             Cost       (Note A)
------------------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST (continued):
   Mid-Cap Growth Portfolio (Class 3)                         8,832,057       $  10.41  $ 91,978,433  $    84,348,335              1
   Real Estate Portfolio (Class 3)                           17,027,870          12.51   212,996,370      178,524,356              1
   Small & Mid Cap Value Portfolio (Class 3)                 27,169,137          15.83   430,137,080      404,359,659              1
   Small Company Value Portfolio (Class 3)                   10,419,808          16.36   170,417,984      152,648,847              1
   Technology Portfolio (Class 3)                             7,864,435           2.64    20,765,489       18,949,222              1
   Telecom Utility Portfolio (Class 3)                        1,620,011          11.04    17,881,104       16,964,195              1
   Total Return Bond Portfolio (Class 3)                     66,013,904           8.94   590,254,280      576,894,439              1

INVESCO VARIABLE INSURANCE FUNDS (Series II):
   Invesco Van Kampen V.I. Capital Growth Fund                  664,685       $  31.35  $ 20,837,864  $    18,357,415              1
   Invesco Van Kampen V.I. Comstock Fund                     27,198,795          11.28   306,802,405      299,455,040              1
   Invesco Van Kampen V.I. Growth and Income Fund            27,352,908          17.74   485,240,590      480,098,426              1

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
   Diversified International Account (Class 1)                  178,861       $  11.12  $  1,988,938  $     2,555,140              1
   Equity Income Account (Class 1)                            1,423,416          15.53    22,105,657       23,532,937              1
   Government & High Quality Bond Account (Class 1)             420,982          10.90     4,588,705        4,325,313              1
   Income Account (Class 1)                                     831,609          10.71     8,906,531        8,294,960              1
   LargeCap Blend Account II (Class 1)                          354,011           6.85     2,424,975        2,509,717              1
   LargeCap Growth Account (Class 1)                             39,259          14.48       568,467          546,345              1
   MidCap Blend Account (Class 1)                                72,941          40.51     2,954,840        2,619,867              1
   Money Market Account (Class 1)                             2,522,662           1.00     2,522,662        2,522,662              1
   Principal Capital Appreciation Account (Class 1)             578,766          21.36    12,362,447       12,172,986              1
   Real Estate Securities Account (Class 1)                      60,215          14.39       866,498          832,196              1
   SAM Balanced Portfolio (Class 1)                           4,086,282          14.76    60,313,522       61,361,416              1
   SAM Conservative Balanced Portfolio (Class 1)                732,735          11.47     8,404,475        8,116,769              1
   SAM Conservative Growth Portfolio (Class 1)                1,595,677          14.99    23,919,200       24,302,190              1
   SAM Flexible Income Portfolio (Class 1)                      892,031          12.42    11,079,025       10,852,954              1
   SAM Strategic Growth Portfolio (Class 1)                     534,452          16.26     8,690,182        9,353,038              1
   Short-Term Income Account (Class 1)                        1,081,604           2.54     2,747,274        2,699,230              1
   SmallCap Growth Account II (Class 1)                          54,954          10.68       586,911          488,441              1
   SmallCap Value Account I (Class 1)                            14,231          13.02       185,291          165,155              1
   Diversified International Account (Class 2)                   84,602          11.18       945,852        1,107,065              1
   Equity Income Account (Class 2)                              809,743          15.43    12,494,341       13,222,268              1
   Government & High Quality Bond Account (Class 2)             109,816          10.90     1,196,996        1,131,990              1
   Income Account (Class 2)                                     367,177          10.66     3,914,109        3,618,806              1
   LargeCap Blend Account II (Class 2)                           72,401           6.88       498,119          503,025              1
   LargeCap Growth Account (Class 2)                             24,998          14.43       360,719          330,028              1
   MidCap Blend Account (Class 2)                                17,638          40.39       712,401          606,256              1
   Money Market Account (Class 2)                             1,616,806           1.00     1,616,806        1,616,806              1
   Principal Capital Appreciation Account (Class 2)             107,041          21.23     2,272,474        2,378,544              1
   Real Estate Securities Account (Class 2)                      18,135          14.46       262,236          217,977              1
   SAM Balanced Portfolio (Class 2)                           2,974,681          14.66    43,608,829       44,358,792              1
   SAM Conservative Balanced Portfolio (Class 2)                571,761          11.38     6,506,641        6,319,135              1
   SAM Conservative Growth Portfolio (Class 2)                1,609,359          14.87    23,931,168       25,031,019              1
   SAM Flexible Income Portfolio (Class 2)                      777,170          12.34     9,590,282        9,166,683              1
   SAM Strategic Growth Portfolio (Class 2)                     687,786          16.15    11,107,748       12,280,690              1
   Short-Term Income Account (Class 2)                          580,390           2.53     1,468,387        1,443,928              1
   SmallCap Growth Account II (Class 2)                          21,634          10.54       228,026          213,654              1
   SmallCap Value Account I (Class 2)                             6,991          12.99        90,807           89,404              1

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
   Columbia Variable Portfolio - Asset Allocation Fund           83,119       $  11.81  $    981,636  $     1,004,935              1
   Columbia Variable Portfolio - Small Company Growth Fund      116,098          11.58     1,344,410        1,243,908              1

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
   Columbia Variable Portfolio - High Income Fund (Class 1)   2,224,625       $   9.95  $ 22,135,020  $    21,728,714              1
   Columbia Variable Portfolio - Marsico Focused Equities
   Fund (Class 1)                                             1,934,967          16.48    31,888,262       31,781,329              1
   Columbia Variable Portfolio - Marsico Growth Fund
   (Class 1)                                                    130,067          19.92     2,590,925        2,292,953              1
   Columbia Variable Portfolio - Marsico 21st Century
   Fund (Class 1)                                               120,481          10.63     1,280,717        1,324,861              1
   Columbia Variable Portfolio - Mid Cap Growth Fund
   (Class 1)                                                     98,346           7.49       736,612          596,107              1
   Columbia Variable Portfolio - Marsico International
   Opportunities
   Fund (Class 2)                                               218,803          13.29     2,907,894        3,502,131              1

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
   Columbia Variable Portfolio - Diversified Equity
   Income Fund                                                  226,520       $  12.55  $  2,842,827  $     3,367,435              1

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)                            4,521,123       $  16.06  $ 72,609,243  $    70,673,262              1
   Global Growth Fund (Class 2)                              12,896,024          19.29   248,764,306      263,408,902              1
   Growth Fund (Class 2)                                      6,674,447          51.68   344,935,437      358,049,414              1
   Growth-Income Fund (Class 2)                              10,429,385          33.07   344,899,767      368,540,386              1
   Asset Allocation Fund (Class 3)                            2,300,494          16.18    37,221,998       38,145,943              1
   Cash Management Fund (Class 3)                             1,052,251          11.30    11,890,437       11,918,869              1
   Growth Fund (Class 3)                                      3,619,968          52.13   188,708,917      214,198,144              1
   Growth-Income Fund (Class 3)                               5,171,492          33.30   172,210,686      203,499,794              1
   High-Income Bond Fund (Class 3)                            1,940,458          10.56    20,491,234       20,325,856              1
   International Fund (Class 3)                               2,854,465          15.23    43,473,502       53,670,904              1
   U.S. Government/AAA-Rated Securities Fund (Class 3)        1,830,112          13.01    23,809,754       22,652,867              1

LORD ABBETT SERIES FUND, INC. (Class VC):
   Growth and Income Portfolio                               10,844,043       $  22.15  $240,195,562  $   257,110,148              1
   Mid Cap Value Portfolio                                    1,659,169          15.86    26,314,421       28,030,011              1

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
   Sterling Capital Select Equity VIF                           174,432           7.98     1,391,970        1,516,038              1
   Sterling Capital Special Opportunities VIF                   847,236          15.36    13,013,539       12,183,507              1
   Sterling Capital Strategic Allocation Equity VIF             253,097       $   6.14  $  1,554,013  $     1,671,339              1
   Sterling Capital Total Return Bond VIF                       728,809          10.61     7,732,666        7,646,610              1

MTB GROUP OF FUNDS:
   MTB Managed Allocation Fund - Moderate Growth II                  35       $   8.83  $        305  $           247              1

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
(Class 2):
   Franklin Income Securities Fund                            6,683,629       $  14.32  $ 95,709,571  $    95,997,884              1
   Franklin Templeton VIP Founding Funds Allocation
   Fund                                                       5,414,289           7.59    41,094,450       37,584,029              1

SEASONS SERIES TRUST (Class 3):
   Allocation Balanced Portfolio                              8,239,116       $  10.50  $ 86,485,664  $    86,761,871              1
   Allocation Growth Portfolio                                1,399,359           8.86    12,402,687       12,843,497              1
   Allocation Moderate Growth Portfolio                      13,694,371          10.00   136,999,346      140,915,808              1
   Allocation Moderate Portfolio                             11,931,012          10.06   120,030,610      122,185,858              1
   Real Return Portfolio                                     19,512,877          10.13   197,603,434      191,447,439              1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.


    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011

                                                           Capital        Government and
                                    Asset Allocation     Appreciation      Quality Bond        Growth        Natural Resources
                                       Portfolio          Portfolio         Portfolio         Portfolio          Portfolio
                                       (Class 1)          (Class 1)         (Class 1)         (Class 1)          (Class 1)
                                   -----------------    -------------    ---------------    ------------    ------------------
Investment income:
  Dividends                        $       3,699,391    $           -    $     4,248,285    $    712,794    $          544,462
                                   -----------------    -------------    ---------------    ------------    ------------------

Expenses:
  Charges for distribution,
    mortality and expense risk            (2,116,355)      (4,906,923)        (2,124,662)     (1,514,675)           (1,238,778)
                                   -----------------    -------------    ---------------    ------------    ------------------

Net investment income (loss)               1,583,036       (4,906,923)         2,123,623        (801,881)             (694,316)
                                   -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)
 from securities transactions               (956,896)        (175,970)         1,181,437     (10,456,752)           (4,763,296)
Realized gain distributions                        -                -            595,940               -            19,364,111
                                   -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)                 (956,896)        (175,970)         1,777,377     (10,456,752)           14,600,815
                                   -----------------    -------------    ---------------    ------------    ------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        509,280        6,534,585          1,174,924     (10,142,623)           (1,439,213)
  End of period                             (802,594)     (12,223,269)         4,550,994      (6,573,371)          (33,370,976)
                                   -----------------    -------------    ---------------    ------------    ------------------

Change in net unrealized
 appreciation
  (depreciation) of investments           (1,311,874)     (18,757,854)         3,376,070       3,569,252           (31,931,763)
                                   -----------------    -------------    ---------------    ------------    ------------------

Increase (decrease) in net
 assets from operations            $        (685,734)   $ (23,840,747)   $     7,277,070    $ (7,689,381)   $      (18,025,264)
                                   =================    =============    ===============    ============    ==================

                                      Asset          Capital        Government and                     Natural
                                    Allocation     Appreciation      Quality Bond        Growth       Resources
                                    Portfolio       Portfolio         Portfolio        Portfolio      Portfolio
                                    (Class 2)       (Class 2)         (Class 2)        (Class 2)      (Class 2)
                                   -----------    -------------    ---------------    -----------    -----------
Investment income:
  Dividends                        $   271,648    $           -    $     1,815,931    $   166,106    $    90,153
                                   -----------    -------------    ---------------    -----------    -----------

Expenses:
  Charges for distribution,
    mortality and expense risk        (176,499)        (971,286)          (990,306)      (479,714)      (286,354)
                                   -----------    -------------    ---------------    -----------    -----------

Net investment income (loss)            95,149         (971,286)           825,625       (313,608)      (196,201)
                                   -----------    -------------    ---------------    -----------    -----------

Net realized gains (losses)
 from securities transactions         (362,330)       1,615,992            213,625       (739,873)    (1,716,744)
Realized gain distributions                  -                -            270,973              -      4,235,137
                                   -----------    -------------    ---------------    -----------    -----------

Net realized gains (losses)           (362,330)       1,615,992            484,598       (739,873)     2,518,393
                                   -----------    -------------    ---------------    -----------    -----------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                 (120,479)       5,021,104             99,291       (721,829)       903,918
  End of period                        102,753         (117,513)         2,003,073     (1,899,976)    (5,323,667)
                                   -----------    -------------    ---------------    -----------    -----------

Change in net unrealized
 appreciation
  (depreciation) of investments        223,232       (5,138,617)         1,903,782     (1,178,147)    (6,227,585)
                                   -----------    -------------    ---------------    -----------    -----------

Increase (decrease) in net
 assets from operations            $   (43,949)   $  (4,493,911)   $     3,214,005    $(2,231,628)   $(3,905,393)
                                   ===========    =============    ===============    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                 Capital        Government and
                                          Asset Allocation     Appreciation      Quality Bond        Growth        Natural Resources
                                             Portfolio          Portfolio         Portfolio         Portfolio          Portfolio
                                             (Class 3)          (Class 3)         (Class 3)         (Class 3)          (Class 3)
                                        -----------------    -------------    ---------------    ------------    ------------------
Investment income:
  Dividends                             $         751,582    $           -    $    18,051,115    $    576,554    $          658,972
                                        -----------------    -------------    ---------------    ------------    ------------------

Expenses:
  Charges for distribution,
    mortality and expense risk                   (451,084)      (6,442,358)        (9,694,981)     (2,020,052)           (2,366,114)
                                        -----------------    -------------    ---------------    ------------    ------------------

Net investment income (loss)                      300,498       (6,442,358)         8,356,134      (1,443,498)           (1,707,142)
                                        -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)
 from securities transactions                    (555,318)       4,567,977          3,752,572      (8,219,307)          (21,963,479)
Realized gain distributions                             -                -          2,742,113               -            36,281,782
                                        -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)                      (555,318)       4,567,977          6,494,685      (8,219,307)           14,318,303
                                        -----------------    -------------    ---------------    ------------    ------------------

Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                           1,376,345       28,405,033            305,631     (12,095,650)           (1,732,756)
  End of period                                 1,305,960       (3,901,154)        16,443,509     (11,879,588)          (47,810,658)
                                        -----------------    -------------    ---------------    ------------    ------------------

Change in net unrealized appreciation
  (depreciation) of investments                   (70,385)     (32,306,187)        16,137,878         216,062           (46,077,902)
                                        -----------------    -------------    ---------------    ------------    ------------------

Increase (decrease) in net
 assets from operations                 $        (325,205)   $ (34,180,568)   $    30,988,697    $ (9,446,743)   $      (33,466,741)
                                        =================    =============    ===============    ============    ==================

                                         Aggressive                                        Blue Chip       Capital
                                           Growth       Alliance Growth      Balanced        Growth        Growth
                                         Portfolio         Portfolio        Portfolio      Portfolio      Portfolio
                                         (Class 1)         (Class 1)        (Class 1)      (Class 1)      (Class 1)
                                        -----------    ----------------    -----------    -----------    ----------
Investment income:
  Dividends                             $         -    $        860,604    $   851,812    $    17,562    $        -
                                        -----------    ----------------    -----------    -----------    ----------

Expenses:
  Charges for distribution,
    mortality and expense risk             (435,859)         (2,737,288)      (753,419)      (121,400)      (96,749)
                                        -----------    ----------------    -----------    -----------    ----------

Net investment income (loss)               (435,859)         (1,876,684)        98,393       (103,838)      (96,749)
                                        -----------    ----------------    -----------    -----------    ----------

Net realized gains (losses)
 from securities transactions            (1,248,080)         (4,354,227)    (1,517,044)       697,197       321,444
Realized gain distributions                       -                   -              -              -             -
                                        -----------    ----------------    -----------    -----------    ----------

Net realized gains (losses)              (1,248,080)         (4,354,227)    (1,517,044)       697,197       321,444
                                        -----------    ----------------    -----------    -----------    ----------

Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                    (6,549,836)        (20,451,466)    (4,600,621)     1,322,340       908,454
  End of period                          (5,742,300)        (20,464,025)    (2,805,125)       (14,439)      549,282
                                        -----------    ----------------    -----------    -----------    ----------

Change in net unrealized appreciation
  (depreciation) of investments             807,536             (12,559)     1,795,496     (1,336,779)     (359,172)
                                        -----------    ----------------    -----------    -----------    ----------

Increase (decrease) in net
 assets from operations                 $  (876,403)   $     (6,243,470)   $   376,845    $  (743,420)   $ (134,477)
                                        ===========    ================    ===========    ===========    ==========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                       Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall    Emerging Markets
                                             Portfolio         Portfolio    Value Portfolio    Street Portfolio      Portfolio
                                             (Class 1)         (Class 1)          (Class 1)          (Class 1)          (Class 1)
                                       ----------------   ---------------   ----------------   -----------------  -----------------
Investment income:
  Dividends                            $              -   $     6,778,511   $      5,829,940   $         458,105  $         300,343
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk               (1,127,014)       (1,676,889)        (7,070,809)           (320,595)          (869,575)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net investment income (loss)                 (1,127,014)        5,101,622         (1,240,869)            137,510           (569,232)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net realized gains (losses)
 from securities transactions                  (939,795)        4,571,168          2,189,686            (997,414)         5,627,555
Realized gain distributions                           -           505,491                  -                   -                  -
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net realized gains (losses)                    (939,795)        5,076,659          2,189,686            (997,414)         5,627,555
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                          (851,110)       14,398,371         29,149,687          (1,169,288)        25,341,372
  End of period                                (117,293)        9,442,403          1,900,286           1,875,424          3,849,368
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Change in net unrealized appreciation
   (depreciation) of investments                733,817        (4,955,968)       (27,249,401)          3,044,712        (21,492,004)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Increase (decrease) in net
  assets from operations               $     (1,332,992)  $     5,222,313   $    (26,300,584)  $       2,184,808  $     (16,433,681)
                                       ================   ===============   ================   =================  =================

                                             Equity                                                                      Growth
                                          Opportunities       Fundamental        Global Bond     Global Equities     Opportunities
                                            Portfolio       Growth Portfolio      Portfolio         Portfolio           Portfolio
                                            (Class 1)          (Class 1)          (Class 1)         (Class 1)           (Class 1)
                                         --------------    -----------------    ------------    ----------------    --------------
Investment income:
  Dividends                              $      179,412    $               -    $  1,189,266    $        556,579    $            -
                                         --------------    -----------------    ------------    ----------------    --------------

Expenses:
  Charges for distribution,
    mortality and expense risk                 (487,662)            (702,364)       (804,619)           (911,857)         (191,325)
                                         --------------    -----------------    ------------    ----------------    --------------

Net investment income (loss)                   (308,250)            (702,364)        384,647            (355,278)         (191,325)
                                         --------------    -----------------    ------------    ----------------    --------------

Net realized gains (losses)
 from securities transactions                (2,260,730)          (1,610,086)        503,896             583,916           493,188
Realized gain distributions                           -                    -         738,335                   -                 -
                                         --------------    -----------------    ------------    ----------------    --------------

Net realized gains (losses)                  (2,260,730)          (1,610,086)      1,242,231             583,916           493,188
                                         --------------    -----------------    ------------    ----------------    --------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                        (2,615,130)          (8,776,200)        765,504           4,935,099         1,847,091
  End of period                                (595,163)          (9,503,725)      1,282,331          (2,243,093)          950,720
                                         --------------    -----------------    ------------    ----------------    --------------

Change in net unrealized appreciation
   (depreciation) of investments              2,019,967             (727,525)        516,827          (7,178,192)         (896,371)
                                         --------------    -----------------    ------------    ----------------    --------------

Increase (decrease) in net
  assets from operations                 $     (549,013)   $      (3,039,975)   $  2,143,705    $     (6,949,554)   $     (594,508)
                                         ==============    =================    ============    ================    ==============

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                             International      International
                                       Growth-Income   High-Yield Bond  Diversified Equities  Growth and Income    Marsico Focused
                                         Portfolio        Portfolio           Portfolio            Portfolio       Growth Portfolio
                                         (Class 1)        (Class 1)           (Class 1)            (Class 1)          (Class 1)
                                      --------------  ----------------  --------------------  ------------------  -----------------
Investment income:
  Dividends                           $    1,333,002  $      5,798,130  $          1,046,754  $        1,618,304  $          48,043
                                      --------------  ----------------  --------------------  ------------------  -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk            (2,188,388)       (1,171,008)             (773,701)           (839,525)          (242,431)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net investment income (loss)                (855,386)        4,627,122               273,053             778,779           (194,388)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net realized gains (losses)
  from securities transactions            (3,464,925)        3,981,672             1,362,127          (2,978,012)        (1,696,217)
Realized gain distributions                        -                 -                     -                   -                  -
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net realized gains (losses)               (3,464,925)        3,981,672             1,362,127          (2,978,012)        (1,696,217)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                    (11,482,287)        6,522,880            (1,565,033)        (14,839,423)           512,659
  End of period                            2,051,832           584,220           (11,277,921)        (20,774,248)         1,966,952
                                      --------------  ----------------  --------------------  ------------------  -----------------

Change in net unrealized appreciation
  (depreciation) of investments           13,534,119        (5,938,660)           (9,712,888)         (5,934,825)         1,454,293
                                      --------------  ----------------  --------------------  ------------------  -----------------

Increase (decrease) in net
  assets from operations              $    9,213,808  $      2,670,134  $         (8,077,708) $       (8,134,058) $        (436,312)
                                      ==============  ================  ====================  ==================  =================

                                          MFS Massachusetts
                                           Investors Trust      MFS Total Return     Mid-Cap Growth     Real Estate     Technology
                                              Portfolio            Portfolio           Portfolio         Portfolio      Portfolio
                                              (Class 1)            (Class 1)           (Class 1)         (Class 1)      (Class 1)
                                         ------------------    -----------------    ---------------    ------------    -----------
Investment income:
  Dividends                              $          370,275    $       4,416,231    $             -    $    335,085    $         -
                                         ------------------    -----------------    ---------------    ------------    -----------

Expenses:
  Charges for distribution,
    mortality and expense risk                     (852,668)          (2,627,050)          (638,767)       (550,028)      (165,924)
                                         ------------------    -----------------    ---------------    ------------    -----------

Net investment income (loss)                       (482,393)           1,789,181           (638,767)       (214,943)      (165,924)
                                         ------------------    -----------------    ---------------    ------------    -----------

Net realized gains (losses)
  from securities transactions                    1,023,602           (1,617,685)            33,330      (5,681,707)     1,620,856
Realized gain distributions                               -                    -                  -               -              -
                                         ------------------    -----------------    ---------------    ------------    -----------

Net realized gains (losses)                       1,023,602           (1,617,685)            33,330      (5,681,707)     1,620,856
                                         ------------------    -----------------    ---------------    ------------    -----------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                             6,404,703           (4,978,156)         4,290,114      (5,271,973)     3,346,871
  End of period                                   4,076,369           (4,361,664)         2,087,023       2,687,589      1,159,063
                                         ------------------    -----------------    ---------------    ------------    -----------

Change in net unrealized appreciation
  (depreciation) of investments                  (2,328,334)             616,492         (2,203,091)      7,959,562     (2,187,808)
                                         ------------------    -----------------    ---------------    ------------    -----------

Increase (decrease) in net
  assets from operations                 $       (1,787,125)   $         787,988    $    (2,808,528)   $  2,062,912    $  (732,876)
                                         ==================    =================    ===============    ============    ===========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                     Telecom Utility   Total Return Bond      Aggressive      Alliance Growth
                                        Portfolio          Portfolio       Growth Portfolio      Portfolio      Balanced Portfolio
                                        (Class 1)          (Class 1)          (Class 2)          (Class 2)          (Class 2)
                                    ----------------  ------------------  -----------------  ----------------  -------------------
Investment income:
  Dividends                         $        402,867  $        1,067,302  $               -  $         79,993  $           126,674
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Expenses:
  Charges for distribution,
    mortality and expense risk              (263,468)         (1,067,906)           (58,598)         (400,958)            (127,075)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net investment income (loss)                 139,399                (604)           (58,598)         (320,965)                (401)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net realized gains (losses)
  from securities transactions                15,137           1,453,226            (88,051)        1,519,586              550,491
Realized gain distributions                        -             824,947                  -                 -                    -
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net realized gains (losses)                   15,137           2,278,173            (88,051)        1,519,586              550,491
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                       (256,018)          4,357,401            (70,024)        5,884,155            1,283,696
  End of period                              326,516           5,277,490            (62,759)        3,781,994              831,589
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Change in net unrealized
  appreciation (depreciation)
  of investments                             582,534             920,089              7,265        (2,102,161)            (452,107)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Increase (decrease) in net
  assets from operations            $        737,070  $        3,197,658  $        (139,384) $       (903,540) $            97,983
                                    ================  ==================  =================  ================  ===================

                                     Blue Chip Growth     Capital Growth     Cash Management     Corporate Bond      Davis Venture
                                        Portfolio           Portfolio           Portfolio          Portfolio        Value Portfolio
                                        (Class 2)           (Class 2)           (Class 2)          (Class 2)           (Class 2)
                                    -----------------    ---------------    ----------------    ---------------    ----------------
Investment income:
  Dividends                         $           3,083    $             -    $              -    $     1,981,825    $        806,165
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Expenses:
  Charges for distribution,
    mortality and expense risk                (58,844)           (34,565)           (361,201)          (533,799)         (1,156,905)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net investment income (loss)                  (55,761)           (34,565)           (361,201)         1,448,026            (350,740)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net realized gains (losses)
  from securities transactions                198,129             28,252            (331,386)         1,628,959           1,180,554
Realized gain distributions                         -                  -                   -            152,151                   -
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net realized gains (losses)                   198,129             28,252            (331,386)         1,781,110           1,180,554
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                         720,268            257,181            (402,691)         4,400,515           5,027,358
  End of period                               327,799            204,945            (169,713)         2,756,581             (64,262)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Change in net unrealized
  appreciation (depreciation)
  of investments                             (392,469)           (52,236)            232,978         (1,643,934)         (5,091,620)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Increase (decrease) in net
  assets from operations            $        (250,101)   $       (58,549)   $       (459,609)   $     1,585,202    $     (4,261,806)
                                    =================    ===============    ================    ===============    ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                   Equity
                                           "Dogs" of Wall    Emerging Markets   Opportunities    Foreign Value      Fundamental
                                          Street Portfolio      Portfolio         Portfolio        Portfolio      Growth Portfolio
                                             (Class 2)          (Class 2)         (Class 2)        (Class 2)         (Class 2)
                                         -----------------  -----------------  --------------   --------------   -----------------
Investment income:
  Dividends                              $         137,305  $          39,767  $       24,161   $      442,414   $               -
                                         -----------------  -----------------  --------------   --------------   -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk                    (106,682)          (165,486)        (98,386)        (479,124)            (47,149)
                                         -----------------  -----------------  --------------   --------------   -----------------

Net investment income (loss)                        30,623           (125,719)        (74,225)         (36,710)            (47,149)
                                         -----------------  -----------------  --------------   --------------   -----------------

Net realized gains
  (losses) from securities transactions           (456,761)         1,320,270        (641,651)         120,991             114,451
Realized gain distributions                              -                  -               -                -                   -
                                         -----------------  -----------------  --------------   --------------   -----------------

Net realized gains (losses)                       (456,761)         1,320,270        (641,651)         120,991             114,451
                                         -----------------  -----------------  --------------   --------------   -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                             (299,904)         4,385,228          53,230          603,893             526,398
  End of period                                    807,888             66,817         648,804       (3,231,386)            256,097
                                         -----------------  -----------------  --------------   --------------   -----------------

Change in net unrealized appreciation
  (depreciation) of investments                  1,107,792         (4,318,411)        595,574       (3,835,279)           (270,301)
                                         -----------------  -----------------  --------------   --------------   -----------------

Increase (decrease) in net
  assets from operations                 $         681,654  $      (3,123,860) $     (120,302)  $   (3,750,998)  $        (202,999)
                                         =================  =================  ==============   ==============   =================

                                          Global Bond   Global Equities   Growth Opportunities   Growth-Income   High-Yield Bond
                                           Portfolio       Portfolio           Portfolio           Portfolio        Portfolio
                                           (Class 2)       (Class 2)           (Class 2)           (Class 2)        (Class 2)
                                         ------------  ----------------  ---------------------  --------------  ----------------
Investment income:
  Dividends                              $    282,692  $         55,165  $                   -  $       74,557  $      1,368,273
                                         ------------  ----------------  ---------------------  --------------  ----------------

Expenses:
  Charges for distribution,
    mortality and expense risk               (211,439)         (109,629)               (77,940)       (151,673)         (280,491)
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net investment income (loss)                   71,253           (54,464)               (77,940)        (77,116)        1,087,782
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net realized gains
  (losses) from securities transactions        85,149            80,344                257,146           7,877             8,931
Realized gain distributions                   189,188                 -                      -               -                 -
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net realized gains (losses)                   274,337            80,344                257,146           7,877             8,931
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                          58,772           119,670                747,508        (166,727)        1,117,278
  End of period                               239,834          (734,278)               316,621         517,513           517,411
                                         ------------  ----------------  ---------------------  --------------  ----------------

Change in net unrealized appreciation
  (depreciation) of investments               181,062          (853,948)              (430,887)        684,240          (599,867)
                                         ------------  ----------------  ---------------------  --------------  ----------------

Increase (decrease) in net
  assets from operations                 $    526,652  $       (828,068) $            (251,681) $      615,001  $        496,846
                                         ============  ================  =====================  ==============  ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                      International        International                       MFS Massachusetts
                                   Diversified Equities  Growth and Income  Marsico Focused    Investors Trust        MFS Total
                                        Portfolio            Portfolio      Growth Portfolio      Portfolio       Return Portfolio
                                        (Class 2)            (Class 2)         (Class 2)          (Class 2)          (Class 2)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------
Investment income:
  Dividends                       $             453,874  $         292,517  $         29,558  $           64,480  $       1,286,042
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Expenses:
  Charges for distribution,
  mortality and expense risk                   (371,989)          (165,911)         (260,743)           (196,308)          (831,856)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net investment income (loss)                     81,885            126,606          (231,185)           (131,828)           454,186
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net realized gains (losses)
  from securities transactions                  636,413         (1,206,877)         (512,957)            740,161           (554,391)
Realized gain distributions                           -                  -                 -                   -                  -
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net realized gains (losses)                     636,413         (1,206,877)         (512,957)            740,161           (554,391)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                         3,774,753         (2,723,074)          598,909           2,780,607         (2,154,596)
  End of period                                (734,163)        (3,190,205)          849,195           1,697,618         (1,882,836)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Change in net unrealized
  appreciation  (depreciation)
  of investments                             (4,508,916)          (467,131)          250,286          (1,082,989)           271,760
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Increase (decrease) in net
  assets from operations          $          (3,790,618) $      (1,547,402) $       (493,856) $         (474,656) $         171,555
                                  =====================  =================  ================  ==================  =================




                                     Mid-Cap Growth     Real Estate     Small & Mid Cap     Technology     Telecom Utility
                                       Portfolio         Portfolio      Value Portfolio     Portfolio         Portfolio
                                       (Class 2)         (Class 2)         (Class 2)        (Class 2)         (Class 2)
                                    ---------------    ------------    ----------------    -----------    ----------------
Investment income:
  Dividends                         $             -    $     81,055    $         29,796    $         -    $         55,258
                                    ---------------    ------------    ----------------    -----------    ----------------

Expenses:
  Charges for distribution,
  mortality and expense risk               (300,103)       (167,160)           (374,924)       (56,959)            (40,849)
                                    ---------------    ------------    ----------------    -----------    ----------------

Net investment income (loss)               (300,103)        (86,105)           (345,128)       (56,959)             14,409
                                    ---------------    ------------    ----------------    -----------    ----------------

Net realized gains (losses)
  from securities transactions            1,532,410      (1,043,926)          1,171,318        279,310             (26,841)
Realized gain distributions                       -               -                   -              -                   -
                                    ---------------    ------------    ----------------    -----------    ----------------

Net realized gains (losses)               1,532,410      (1,043,926)          1,171,318        279,310             (26,841)
                                    ---------------    ------------    ----------------    -----------    ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                     5,521,274        (811,444)          5,386,324        878,917              88,488
  End of period                           3,076,090         991,705           2,221,970        396,727             196,058
                                    ---------------    ------------    ----------------    -----------    ----------------

Change in net unrealized
  appreciation  (depreciation)
  of investments                         (2,445,184)      1,803,149          (3,164,354)      (482,190)            107,570
                                    ---------------    ------------    ----------------    -----------    ----------------

Increase (decrease) in net
  assets from operations            $    (1,212,877)   $    673,118    $     (2,338,164)   $  (259,839)   $         95,138
                                    ===============    ============    ================    ===========    ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                                   American Funds    American Funds
                                    Total Return Bond    Aggressive Growth     Alliance Growth    Asset Allocation   Global Growth
                                        Portfolio            Portfolio            Portfolio        SAST Portfolio    SAST Portfolio
                                        (Class 2)            (Class 3)            (Class 3)           (Class 3)        (Class 3)
                                    -----------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $          277,566   $                -   $        257,343   $       1,073,238   $    2,673,169
                                    -----------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                  (316,948)            (261,245)        (1,930,066)         (1,416,459)      (4,816,867)
                                    -----------------------------------------------------------------------------------------------

Net investment income (loss)                   (39,382)            (261,245)        (1,672,723)           (343,221)      (2,143,698)
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                  948,181           (1,032,656)         4,484,465            (528,165)      (1,753,748)
Realized gain distributions                    237,123                    -                  -                   -                -
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)                  1,185,304           (1,032,656)         4,484,465            (528,165)      (1,753,748)
                                    -----------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        1,103,625               93,739         15,865,486           4,659,952       20,394,272
  End of period                                834,932              695,431          8,631,554           4,469,806      (11,553,381)
                                    -----------------------------------------------------------------------------------------------

Change in net unrealized
appreciation
    (depreciation) of investments             (268,693)             601,692         (7,233,932)           (190,146)     (31,947,653)
                                    -----------------------------------------------------------------------------------------------

Increase (decrease) in net assets
 from operations                    $          877,229   $         (692,209)  $     (4,422,190)  $      (1,061,532)  $  (35,845,099)
                                    ===============================================================================================

                                     American Funds    American Funds
                                      Growth SAST       Growth-Income                          Blue Chip Growth    Capital Growth
                                       Portfolio       SAST Portfolio    Balanced Portfolio       Portfolio          Portfolio
                                       (Class 3)         (Class 3)           (Class 3)            (Class 3)          (Class 3)
                                    ---------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $       795,745   $     1,882,456   $           520,651   $           3,268   $             -
                                    ---------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk             (3,579,548)       (2,947,870)             (469,779)           (846,901)         (769,153)
                                    ---------------------------------------------------------------------------------------------

Net investment income (loss)             (2,783,803)       (1,065,414)               50,872            (843,633)         (769,153)
                                    ---------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions            (4,401,378)       (5,273,420)              675,698             469,016        (1,058,969)
Realized gain distributions                       -                 -                     -                   -                 -
                                    ---------------------------------------------------------------------------------------------

Net realized gains (losses)              (4,401,378)       (5,273,420)              675,698             469,016        (1,058,969)
                                    ---------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     8,401,121        (2,951,978)            2,056,914           4,747,629         2,202,427
  End of period                             564,189        (3,770,788)            1,461,514             742,842         2,614,215
                                    ---------------------------------------------------------------------------------------------

Change in net unrealized
appreciation
    (depreciation) of investments        (7,836,932)         (818,810)             (595,400)         (4,004,787)          411,788
                                    ---------------------------------------------------------------------------------------------

Increase (decrease) in net assets
 from operations                    $   (15,022,113)  $    (7,157,644)  $           131,170   $      (4,379,404)  $    (1,416,334)
                                    =============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                       Cash Management     Corporate Bond     Davis Venture     "Dogs" of Wall     Emerging Markets
                                          Portfolio           Portfolio      Value Portfolio   Street Portfolio       Portfolio
                                          (Class 3)           (Class 3)         (Class 3)          (Class 3)          (Class 3)
                                       --------------------------------------------------------------------------------------------
Investment income:
  Dividends                            $              -   $    34,089,586   $      5,530,287   $         564,316  $         633,593
                                       --------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                 (2,920,064)       (8,840,242)        (7,871,891)           (430,659)        (2,481,470)
                                       --------------------------------------------------------------------------------------------

Net investment income (loss)                 (2,920,064)       25,249,344         (2,341,604)            133,657         (1,847,877)
                                       --------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 (2,021,106)       15,869,673        (15,723,904)          1,344,226          7,575,912
Realized gain distributions                           -         2,638,315                  -                   -                  -
                                       --------------------------------------------------------------------------------------------

Net realized gains (losses)                  (2,021,106)       18,507,988        (15,723,904)          1,344,226          7,575,912
                                       --------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        (1,565,743)       44,789,895        (21,849,699)          1,402,687         53,686,074
  End of period                                (518,103)       24,643,299        (33,442,259)          2,701,553          2,015,241
                                       --------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             1,047,640       (20,146,596)       (11,592,560)          1,298,866        (51,670,833)
                                       --------------------------------------------------------------------------------------------

Increase (decrease) in net assets
from operations                        $     (3,893,530)  $    23,610,736   $    (29,658,068)  $       2,776,749  $     (45,942,798)
                                       ============================================================================================
                                           Equity
                                        Opportunities         Foreign Value      Fundamental        Global Bond   Global Equities
                                          Portfolio             Portfolio      Growth Portfolio      Portfolio       Portfolio
                                         (Class 3)              (Class 3)         (Class 3)          (Class 3)       (Class 3)
                                       -------------------------------------------------------------------------------------------
Investment income:
  Dividends                            $         85,434      $    6,773,949   $                 -   $ 3,692,464    $       234,405
                                       -------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                   (458,561)        (6,718,420)           (1,252,432)    (2,759,359)          (438,513)
                                       -------------------------------------------------------------------------------------------

Net investment income (loss)                   (373,127)            55,529            (1,252,432)       933,105           (204,108)
                                       -------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 (3,965,978)        (6,071,330)           (1,405,083)     1,366,311           (985,220)
Realized gain distributions                           -                  -                     -      2,513,715                  -
                                       -------------------------------------------------------------------------------------------

Net realized gains (losses)                  (3,965,978)        (6,071,330)           (1,405,083)     3,880,026           (985,220)
                                       -------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        (1,311,209)        (9,277,422)            4,972,847     (1,016,810)            82,916
  End of period                               2,421,872        (62,836,126)            2,289,976        615,588         (2,130,650)
                                       -------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             3,733,081        (53,558,704)           (2,682,871)     1,632,398         (2,213,566)
                                       -------------------------------------------------------------------------------------------

Increase (decrease) in net assets
from operations                        $       (606,024)    $  (59,574,505)  $        (5,340,386)  $  6,445,529    $    (3,402,894)
                                       ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                          Growth                                                 International       International
                                      Opportunities       Growth-Income    High-Yield Bond    Diversified Equities Growth and Income
                                        Portfolio           Portfolio         Portfolio            Portfolio           Portfolio
                                        (Class 3)           (Class 3)         (Class 3)            (Class 3)           (Class 3)
                                    -----------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $                -   $      250,301   $      8,755,745    $          3,505,253  $     5,709,900
                                    -----------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                (2,092,150)        (391,027)        (1,721,116)             (2,950,365)      (3,177,296)
                                    -----------------------------------------------------------------------------------------------

Net investment income (loss)                (2,092,150)        (140,726)         7,034,629                 554,888        2,532,604
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 3,118,945         (956,548)         3,243,058                 404,124      (27,832,583)
Realized gain distributions                          -                -                  -                       -                -
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)                  3,118,945         (956,548)         3,243,058                 404,124      (27,832,583)
                                    -----------------------------------------------------------------------------------------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                       17,478,388         (953,970)         4,372,766               2,315,721      (38,824,184)
  End of period                             10,792,115        2,295,775         (3,255,941)            (28,318,034)     (42,931,660)
                                    -----------------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments           (6,686,273)       3,249,745         (7,628,707)            (30,633,755)      (4,107,476)
                                    -----------------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $       (5,659,478)  $    2,152,471   $      2,648,980   $         (29,674,743)  $  (29,407,455)
                                    ===============================================================================================

                                                        MFS Massachusetts
                                    Marsico Focused      Investors Trust     MFS Total Return    Mid-Cap Growth    Real Estate
                                   Growth Portfolio        Portfolio            Portfolio          Portfolio        Portfolio
                                      (Class 3)            (Class 3)            (Class 3)          (Class 3)        (Class 3)
                                   -------------------------------------------------------------------------------------------

Investment income:
  Dividends                           $      79,518     $       948,768      $    4,835,789      $           -    $  1,685,620
                                    ------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk            (1,037,821)          (2,824,076)         (3,281,860)       (1,437,760)      (3,251,583)
                                    ------------------------------------------------------------------------------------------

Net investment income (loss)              (958,303)          (1,875,308)          1,553,929        (1,437,760)      (1,565,963)
                                    ------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions           (1,368,357)           2,302,160          (7,418,988)        3,592,428      (16,116,634)
Realized gain distributions                      -                    -                   -                 -                -
                                    ------------------------------------------------------------------------------------------

Net realized gains (losses)             (1,368,357)           2,302,160          (7,418,988)        3,592,428      (16,116,634)
                                    ------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                    2,893,574           20,415,147         (12,934,459)       16,722,138        4,711,901
  End of period                          2,754,059           12,487,216          (6,945,219)        7,630,098       34,472,014
                                    ------------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments         (139,515)          (7,927,931)          5,989,240        (9,092,040)      29,760,113
                                    ------------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations               $ (2,466,175)   $      (7,501,079)     $      124,181      $ (6,937,372)    $ 12,077,516
                                    ==========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                    Small & Mid Cap     Small Company      Technology   Telecom Utility    Total Return Bond
                                    Value Portfolio    Value Portfolio      Portfolio     Portfolio            Portfolio
                                       (Class 3)         (Class 3)          (Class 3)     (Class 3)            (Class 3)
                                    -----------------------------------------------------------------------------------------
Investment income:
  Dividends                         $        555,137   $        400,765   $         -   $        305,139   $        6,585,338
                                    -----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk              (6,655,659)        (2,476,258)     (353,715)          (202,468)          (7,562,230)
                                    -----------------------------------------------------------------------------------------

Net investment income (loss)              (6,100,522)        (2,075,493)     (353,715)           102,671             (976,892)
                                    -----------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions              3,495,733            545,391     1,693,583             96,307           12,868,357
Realized gain distributions                        -                  -             -                  -            6,019,814
                                    -----------------------------------------------------------------------------------------

Net realized gains (losses)                3,495,733            545,391     1,693,583             96,307           18,888,171
                                    -----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     62,460,689         22,537,853     4,768,956            764,008            9,757,453
  End of period                           25,777,421         17,769,137     1,816,267            916,909           13,359,841
                                    -----------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments        (36,683,268)        (4,768,716)   (2,952,689)           152,901            3,602,388
                                    -----------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $    (39,288,057)  $     (6,298,818)  $(1,612,821)  $        351,879   $       21,513,667
                                    =========================================================================================

                                     Invesco Van                         Invesco Van
                                     Kampen V.I.        Invesco Van      Kampen V.I.         Diversified
                                    Capital Growth      Kampen V.I.    Growth and Income    International     Equity Income
                                        Fund           Comstock Fund        Fund               Account           Account
                                     (Series II)        (Series II)      (Series II)          (Class 1)         (Class 1)
                                    ---------------------------------------------------------------------------------------
Investment income:
  Dividends                         $             -   $    3,921,942   $        5,166,849   $        4,165   $      119,552
                                    ---------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk               (362,315)      (4,723,423)          (7,756,200)         (32,659)        (349,326)
                                    ---------------------------------------------------------------------------------------

Net investment income (loss)               (362,315)        (801,481)          (2,589,351)         (28,494)        (229,774)
                                    ---------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions             2,280,219       (1,620,186)          (1,298,036)        (254,297)        (173,464)
Realized gain distributions                       -                -                    -                -                -
                                    ---------------------------------------------------------------------------------------

Net realized gains (losses)               2,280,219       (1,620,186)          (1,298,036)        (254,297)        (173,464)
                                    ---------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     6,188,516       15,970,057           19,623,496         (565,736)      (2,783,204)
  End of period                           2,480,449        7,347,365            5,142,164         (566,202)      (1,427,280)
                                    ---------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments        (3,708,067)      (8,622,692)         (14,481,332)            (466)       1,355,924
                                    ---------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $    (1,790,163)  $  (11,044,359)  $      (18,368,719)  $     (283,257)  $      952,686
                                    =======================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                           Government &
                                        High Quality Bond     Income      LargeCap Blend    LargeCap Growth    MidCap Blend
                                             Account          Account       Account II         Account            Account
                                            (Class 1)        (Class 1)      (Class 1)         (Class 1)          (Class 1)
                                        -----------------------------------------------------------------------------------

Investment income:
   Dividends                            $            8,532   $  38,838    $           951    $              -  $          -
                                        -----------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                       (71,316)   (141,786)          (44,395)            (9,285)        (44,052)
                                        -----------------------------------------------------------------------------------

Net investment income (loss)                       (62,784)   (102,948)          (43,444)            (9,285)        (44,052)
                                        -----------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                       11,591     (53,883)         (182,573)            32,335        (362,202)
Realized gain distributions                          4,966           -                 -                  -          34,253
                                        -----------------------------------------------------------------------------------

Net realized gains (losses)                         16,557     (53,883)         (182,573)            32,335        (327,949)
                                        -----------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                                3,515       1,910          (290,387)            77,655        (257,041)
  End of period                                    263,392     611,571           (84,742)            22,122         334,973
                                        -----------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                  259,877     609,661           205,645            (55,533)        592,014
                                        -----------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $          213,650   $ 452,830   $       (20,372)  $        (32,483)  $     220,013
                                        ===================================================================================

                                                         Principal Capital
                                         Money Market      Appreciation           Real Estate      SAM Balanced    SAM Conservative
                                           Account           Account          Securities Account    Portfolio     Balanced Portfolio
                                          (Class 1)         (Class 1)              (Class 1)        (Class 1)         (Class 1)
                                        -------------------------------------------------------------------------------------------

Investment income:
   Dividends                            $           -    $                -    $                 - $   2,038,374  $         256,012
                                        -------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                  (45,958)            (202,950)              (12,376)     (1,068,238)          (123,180)
                                        -------------------------------------------------------------------------------------------

Net investment income (loss)                  (45,958)            (202,950)              (12,376)        970,136            132,832
                                        -------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                       -              419,363               (75,536)        660,393           (127,956)
 Realized gain distributions                        -               92,321                     -               -             75,253
                                        -------------------------------------------------------------------------------------------

Net realized gains (losses)                         -              511,684               (75,536)        660,393            (52,703)
                                        -------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                               -              638,274              (115,296)        870,653            295,983
  End of period                                     -              189,461                34,302      (1,047,894)           287,706
                                        -------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                   -             (448,813)              149,598      (1,918,547)            (8,277)
                                        -------------------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $     (45,958)  $         (140,079)  $            61,686   $    (288,018) $         71,852
                                        ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                        SAM Conservative     SAM Flexible     SAM Strategic    Short-Term Income  SmallCap Growth
                                        Growth Portfolio   Income Portfolio  Growth Portfolio       Account         Account II
                                           (Class 1)          (Class 1)         (Class 1)          (Class 1)         (Class 1)
                                        -----------------------------------------------------------------------------------------

Investment income:
  Dividends                             $        571,916   $       480,380   $       162,785   $          4,183    $            -
                                        -----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                    (420,793)         (182,795)         (154,096)           (44,484)          (10,075)
                                        -----------------------------------------------------------------------------------------

Net investment income (loss)                     151,123           297,585             8,689            (40,301)          (10,075)
                                        -----------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                    362,856          (397,673)          (13,363)            16,604            28,410
Realized gain distributions                            -            15,670                 -                429                 -
                                        -----------------------------------------------------------------------------------------

Net realized gains (losses)                      362,856          (382,003)          (13,363)            17,033            28,410
                                        -----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                            621,512           (80,885)         (349,576)            31,319           149,670
  End of period                                 (382,990)          226,071          (662,856)            48,044            98,470
                                        -----------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             (1,004,502)          306,956          (313,280)            16,725           (51,200)
                                        -----------------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $       (490,523)  $       222,538   $      (317,954)  $         (6,543)  $       (32,865)
                                        =========================================================================================

                                                           Diversified                        Government &
                                        SmallCap Value    International    Equity Income    High Quality Bond
                                          Account I         Account           Account           Account          Income Account
                                          (Class 1)        (Class 2)         (Class 2)         (Class 2)           (Class 2)
                                        ----------------------------------------------------------------------------------------

Investment income:
  Dividends                               $          90   $        1,593   $       69,644   $            2,041   $        16,238
                                        ----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                     (2,973)         (16,785)        (224,397)             (21,031)          (66,589)
                                        ----------------------------------------------------------------------------------------

Net investment income (loss)                     (2,883)         (15,192)        (154,753)             (18,990)          (50,351)
                                        ----------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                     (2,486)         (84,904)      (1,075,846)              16,000            31,345
Realized gain distributions                           -                -                -                1,305                 -
                                        ----------------------------------------------------------------------------------------

Net realized gains (losses)                      (2,486)         (84,904)      (1,075,846)              17,305            31,345
                                        ----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                            26,085         (129,930)      (2,456,235)              11,692            92,105
  End of period                                  20,136         (161,213)        (727,927)              65,006           295,303
                                        ----------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                (5,949)         (31,283)       1,728,308               53,314           203,198
                                        ----------------------------------------------------------------------------------------

Increase (decrease) in
net assets from operations              $       (11,318)  $     (131,379)  $      497,709   $           51,629   $       184,192
                                        ========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                                                                 Principal
                                                               LargeCap     LargeCap     MidCap      Money        Capital
                                                                Blend        Growth      Blend       Market     Appreciation
                                                              Account II    Account     Account     Account       Account
                                                              (Class 2)    (Class 2)   (Class 2)   (Class 2)     (Class 2)
                                                            ------------------------------------------------------------------
Investment income:
   Dividends                                                 $        88   $       -   $       -   $       -   $           -
                                                            ------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk           (8,791)     (6,546)    (12,328)    (29,211)        (46,132)
                                                            ------------------------------------------------------------------

Net investment income (loss)                                      (8,703)     (6,546)    (12,328)    (29,211)        (46,132)
                                                            ------------------------------------------------------------------

Net realized gains (losses) from securities transactions          (7,042)      4,838     (31,745)          -          56,568
Realized gain distributions                                            -           -       9,140           -          20,510

Net realized gains (losses)                                       (7,042)      4,838     (22,605)          -          77,078
                                                            ------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                            (8,887)     55,457      21,477           -          (7,188)
   End of period                                                  (4,906)     30,691     106,145           -        (106,070)
                                                            ------------------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                     3,981     (24,766)     84,668           -         (98,882)
                                                            ------------------------------------------------------------------

Increase (decrease) in net assets from operations            $   (11,764)  $ (26,474)  $  49,735   $ (29,211)  $     (67,936)
                                                            ==================================================================


                                                                 Real                         SAM             SAM            SAM
                                                                Estate         SAM        Conservative    Conservative    Flexible
                                                              Securities     Balanced       Balanced         Growth        Income
                                                               Account      Portfolio      Portfolio       Portfolio      Portfolio
                                                              (Class 2)     (Class 2)      (Class 2)       (Class 2)      (Class 2)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                 $         -   $ 1,242,252   $     198,002   $     500,005   $  374,566
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk           (5,069)     (781,726)       (108,371)       (431,180)    (162,220)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                      (5,069)      460,526          89,631          68,825      212,346
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions           1,710    (1,805,321)         48,556      (1,123,384)     (83,000)
Realized gain distributions                                            -             -          63,099               -       13,120
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                        1,710    (1,805,321)        111,655      (1,123,384)     (69,880)
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                            14,619    (1,834,002)        357,153      (1,682,850)     410,205
   End of period                                                  44,259      (749,963)        187,506      (1,099,851)     423,599
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                    29,640     1,084,039        (169,647)        582,999       13,394
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $    26,281   $  (260,756)  $      31,639   $    (471,560)  $  155,860
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)



                                                                                                                      Columbia
                                                                                                                      Variable
                                                                 SAM                                                 Portfolio -
                                                              Strategic     Short-Term     SmallCap     SmallCap        Asset
                                                                Growth        Income        Growth        Value      Allocation
                                                              Portfolio      Account      Account II    Account I       Fund
                                                              (Class 2)     (Class 2)     (Class 2)     (Class 2)     (Class 1)
                                                             -----------------------------------------------------------------------
Investment income:
   Dividends                                                 $   185,306   $     2,465   $         -   $       57   $     18,277
                                                             -----------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk         (217,891)      (27,177)       (4,385)      (2,292)       (10,889)
                                                             -----------------------------------------------------------------------

Net investment income (loss)                                     (32,585)      (24,712)       (4,385)      (2,235)         7,388
                                                             -----------------------------------------------------------------------

Net realized gains (losses) from securities transactions        (869,506)       23,596        18,602        2,321        (26,293)
Realized gain distributions                                            -           282             -            -              -
                                                             -----------------------------------------------------------------------

Net realized gains (losses)                                     (869,506)       23,878        18,602        2,321        (26,293)
                                                             -----------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                        (1,544,110)       32,400        40,920        4,000        (27,051)
   End of period                                              (1,172,942)       24,459        14,372        1,403        (23,299)
                                                             -----------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                 371,168        (7,941)      (26,548)      (2,597)         3,752
                                                             -----------------------------------------------------------------------

Increase (decrease) in net assets from operations            $  (530,923)  $    (8,775)  $   (12,331)  $   (2,511)  $    (15,153)
                                                             =======================================================================


                                                              Columbia                     Columbia                      Columbia
                                                              Variable      Columbia       Variable       Columbia       Variable
                                                             Portfolio -    Variable      Portfolio -     Variable      Portfolio -
                                                                Small      Portfolio -      Marsico      Portfolio -      Marsico
                                                               Company        High          Focused        Marsico         21st
                                                               Growth        Income        Equities        Growth         Century
                                                                Fund          Fund           Fund           Fund           Fund
                                                              (Class 1)     (Class 1)      (Class 1)      (Class 1)      (Class 1)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                $          -  $  1,868,482   $    157,298   $      8,975   $          -
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk          (26,618)     (403,692)      (604,744)       (49,282)       (23,364)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                     (26,618)    1,464,790       (447,446)       (40,307)       (23,364)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions          58,837       140,089        328,938        273,617         42,780
Realized gain distributions                                            -             -              -              -              -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                       58,837       140,089        328,938        273,617         42,780
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           224,028       942,443      1,402,529        655,055        178,758
   End of period                                                 100,502       406,306        106,933        297,972        (44,144)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                (123,526)     (536,137)    (1,295,596)      (357,083)      (222,902)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations           $    (91,307) $  1,068,742   $ (1,414,104)  $   (123,773)  $   (203,486)
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                               Columbia        Columbia
                                                              Columbia        Variable        Variable
                                                              Variable       Portfolio -     Portfolio -
                                                             Portfolio -       Marsico       Diversified
                                                               Mid Cap      International      Equity         Asset        Global
                                                               Growth       Opportunities      Income       Allocation     Growth
                                                                Fund            Fund            Fund           Fund         Fund
                                                              (Class 1)       (Class 2)       (Class 1)     (Class 2)     (Class 2)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                $          -   $      28,419   $    74,263    $ 1,426,511  $  3,651,712
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk          (17,753)        (56,155)      (56,059)    (1,222,717)   (4,693,108)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                     (17,753)        (27,736)       18,204        203,794    (1,041,396)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions          27,582        (119,798)     (414,632)     1,591,437    11,431,651
Realized gain distributions                                            -               -              -              -             -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                       27,582        (119,798)     (414,632)     1,591,437    11,431,651
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           205,019         (87,465)     (601,383)     3,776,690    25,053,410
   End of period                                                 140,505        (594,237)     (524,608)     1,935,981   (14,644,596)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                 (64,514)       (506,772)       76,775     (1,840,709)  (39,698,006)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $   (54,685)  $    (654,306)  $  (319,653)   $   (45,478) $(29,307,751)
                                                            ========================================================================


                                                                               Growth-        Asset          Cash
                                                                Growth         Income       Allocation    Management      Growth
                                                                 Fund           Fund           Fund          Fund          Fund
                                                               (Class 2)      (Class 2)     (Class 3)     (Class 3)      (Class 3)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                 $  2,375,907   $  5,704,664   $   755,509   $         -   $  1,418,630
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk        (6,410,308)    (6,138,541)     (543,202)     (165,295)    (2,847,172)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                   (4,034,401)      (433,877)      212,307      (165,295)    (1,428,542)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions        7,118,037     (1,350,253)     (225,064)      (55,051)    (3,808,841)
Realized gain distributions                                             -              -             -             -              -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                     7,118,037     (1,350,253)     (225,064)      (55,051)    (3,808,841)
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                         10,343,689    (13,245,492)     (954,260)      (38,099)   (19,399,524)
   End of period                                              (13,113,977)   (23,640,619)     (923,945)      (28,432)   (25,489,227)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                              (23,457,666)   (10,395,127)       30,315         9,667     (6,089,703)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $(20,374,030)  $(12,179,257)  $    17,558   $  (210,679)  $(11,327,086)
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                      U.S
                                                                                   Government
                                                                                     /AAA-
                                      Growth        High                             Rated        Growth and
                                     -Income       -Income      International      Securities       Income
                                      Fund        Bond Fund         Fund              Fund         Portfolio
                                    (Class 3)     (Class 3)      (Class 3)          (Class 3)     (Class VC)
                                   ---------------------------------------------------------------------------
Investment income:
  Dividends                        $ 2,941,539   $ 1,592,583        $ 909,911      $ 425,389       $ 1,884,357
                                   ---------------------------------------------------------------------------
Expenses:
  Charges for distribution,
   mortality and expense risk      (2,523,894)     (284,344)        (708,520)      (308,424)       (3,933,594)
                                   ---------------------------------------------------------------------------

Net investment income (loss)           417,645     1,308,239          201,391        116,965       (2,049,237)
                                   ---------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions      (6,366,125)       989,347        (571,446)        599,625       (5,348,487)
Realized gain distributions                  -             -                -        535,529                 -
                                   ---------------------------------------------------------------------------

Net realized gains (losses)        (6,366,125)       989,347        (571,446)      1,135,154       (5,348,487)
                                   ---------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period             (31,485,081)     2,228,725      (2,328,724)      1,020,229       (5,151,960)
  End of period                   (31,289,108)       165,378     (10,197,402)      1,156,887      (16,914,586)
                                   ---------------------------------------------------------------------------

Change in net unrealized
 appreciation  (depreciation)
 of investments                       195,973    (2,063,347)      (7,868,678)        136,658      (11,762,626)
                                   ---------------------------------------------------------------------------
Increase (decrease) in net
  assets from operations         $ (5,752,507)     $ 234,239    $ (8,238,733)    $ 1,388,777    $ (19,160,350)
                                   ===========================================================================

                                                                                 Sterling
                                                  Sterling                        Capital      Sterling
                                   Mid Cap         Capital        Sterling       Strategic      Capital
                                    Value          Select      Capital Special  Allocation       Total
                                  Portfolio        Equity       Opportunities     Equity       Return Bond
                                 (Class VC)         VIF             VIF            VIF            VIF
                                 -------------------------------------------------------------------------
Investment income:
  Dividends                           $ 58,769    $ 17,156              $ -       $ 13,770     $ 292,896
                                 -----------------------------------------------------------------------
Expenses:
  Charges for distribution,
   mortality and expense risk        (473,884)    (24,977)        (246,805)       (27,475)     (128,753)
                                 -----------------------------------------------------------------------

Net investment income (loss)         (415,115)     (7,821)        (246,805)       (13,705)       164,143
                                 -----------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions        (727,009)   (285,114)          325,926      (163,316)       264,140
Realized gain distributions                  -           -          543,221              -       266,055
                                 -----------------------------------------------------------------------

Net realized gains (losses)          (727,009)   (285,114)          869,147      (163,316)       530,195
                                 -----------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period              (1,326,373)   (345,207)        2,222,556      (151,723)       431,803
  End of period                    (1,715,590)   (124,068)          830,032      (117,326)        86,056
                                 -----------------------------------------------------------------------

Change in net unrealized
 appreciation  (depreciation)
 of investments                      (389,217)     221,139      (1,392,524)         34,397     (345,747)
                                 -----------------------------------------------------------------------
Increase (decrease) in net
 assets from operations          $ (1,531,341)   $ (71,796)    $  (770,182)    $ (142,624)     $ 348,591
                                 =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                                           Franklin
                                                                                          Templeton
                                                                 MTB                         VIP
                                                               Managed       Franklin      Founding
                                                              Allocation      Income        Funds       Allocation
                                                                Fund -      Securities    Allocation     Balanced
                                                               Moderate        Fund          Fund       Portfolio
                                                              Growth II     (Class 2)     (Class 2)     (Class 3)
                                                             ------------------------------------------------------
Investment income:
   Dividends                                                 $         6   $ 4,026,898   $     6,187   $   967,236
                                                             ------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk               (6)   (1,115,899)     (623,846)     (894,355)
                                                             ------------------------------------------------------

Net investment income (loss)                                           -     2,910,999      (617,659)       72,881
                                                             ------------------------------------------------------

Net realized gains (losses) from securities transactions               6     2,199,252      (160,327)      444,599
Realized gain distributions                                            -             -             -             -
                                                             ------------------------------------------------------

Net realized gains (losses)                                            6     2,199,252      (160,327)      444,599
                                                             ------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                                85     4,619,727     4,054,553     1,151,418
   End of period                                                      58      (288,313)    3,510,421      (276,207)
                                                             ------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                       (27)   (4,908,040)     (544,132)   (1,427,625)
                                                             ------------------------------------------------------

Increase (decrease) in net assets from operations            $       (21)  $   202,211   $(1,322,118)  $  (910,145)
                                                             ======================================================


                                                                            Allocation
                                                              Allocation     Moderate     Allocation       Real
                                                                Growth        Growth       Moderate       Return
                                                              Portfolio     Portfolio     Portfolio     Portfolio
                                                              (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                                             ------------------------------------------------------
Investment income:
   Dividends                                                 $   105,113   $ 1,399,564   $ 1,194,828   $         -
                                                             ------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk         (148,645)   (1,486,393)   (1,227,312)   (2,263,437)
                                                             ------------------------------------------------------

Net investment income (loss)                                     (43,532)      (86,829)      (32,484)   (2,263,437)
                                                             ------------------------------------------------------

Net realized gains (losses) from securities transactions         (10,872)      571,837       485,492     1,580,194
Realized gain distributions                                            -             -             -             -
                                                             ------------------------------------------------------

Net realized gains (losses)                                      (10,872)      571,837       485,492     1,580,194
                                                             ------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           395,572     3,286,796     2,110,315      (400,707)
   End of period                                                (440,810)   (3,916,462)   (2,155,248)    6,155,995
                                                             ------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                  (836,382)   (7,203,258)   (4,265,563)    6,556,702
                                                             ------------------------------------------------------

Increase (decrease) in net assets from operations            $  (890,786)  $(6,718,250)  $(3,812,555)  $ 5,873,459
                                                             ======================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011

                                                                                Government
                                                                                    and
                                                                  Capital         Quality                       Natural
                                            Asset Allocation    Appreciation       Bond          Growth        Resources
                                               Portfolio         Portfolio       Portfolio      Portfolio      Portfolio
                                               (Class 1)         (Class 1)       (Class 1)      (Class 1)      (Class 1)
                                           -------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $       1,583,036   $  (4,906,923)  $  2,123,623   $   (801,881)  $   (694,316)

  Net realized gains (losses)                       (956,896)       (175,970)     1,777,377    (10,456,752)    14,600,815
  Change in net unrealized appreciation
    (depreciation) of investments                 (1,311,874)    (18,757,854)     3,376,070      3,569,252    (31,931,763)
                                           -------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                        (685,734)    (23,840,747)     7,277,070     (7,689,381)   (18,025,264)
                                           -------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                       992,082         921,185        334,137        256,448        297,174
  Cost of units redeemed                         (19,427,174)    (46,837,757)   (26,148,706)   (15,107,706)    (9,128,017)
  Net transfers                                   (2,177,642)     (6,923,477)    (4,392,448)    (4,251,109)    (3,136,242)
  Contract maintenance charge                        (60,568)       (164,444)       (62,237)       (51,508)       (32,200)
                                           -------------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions          (20,673,302)    (53,004,493)   (30,269,254)   (19,153,875)   (11,999,285)
                                           -------------------------------------------------------------------------------

Increase (decrease) in net assets                (21,359,036)    (76,845,240)   (22,992,184)   (26,843,256)   (30,024,549)
Net assets at beginning of period                148,047,003     339,813,674    153,478,309    110,972,743     91,874,923
                                           -------------------------------------------------------------------------------
Net assets at end of period                $     126,687,967   $ 262,968,434   $130,486,125   $ 84,129,487   $ 61,850,374
                                           ===============================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                          37,945          18,185         17,045          8,231          5,605
  Units redeemed                                    (699,535)       (897,324)    (1,297,111)      (463,400)      (164,749)
  Units transferred                                  (82,677)       (159,038)      (229,246)      (138,021)       (63,113)
                                           -------------------------------------------------------------------------------
Increase (decrease) in units outstanding            (744,267)     (1,038,177)    (1,509,312)      (593,190)      (222,257)
Beginning units                                    5,350,434       6,597,464      7,751,361      3,315,995      1,557,073
                                           -------------------------------------------------------------------------------
Ending units                                       4,606,167       5,559,287      6,242,049      2,722,805      1,334,816
                                           ===============================================================================

                                                                          Government
                                                                              and
                                              Asset         Capital         Quality                     Natural
                                            Allocation    Appreciation       Bond          Growth      Resources
                                            Portfolio      Portfolio       Portfolio     Portfolio     Portfolio
                                            (Class 2)      (Class 2)       (Class 2)     (Class 2)     (Class 2)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    95,149   $    (971,286)  $    825,625   $  (313,608)  $  (196,201)

  Net realized gains (losses)                 (362,330)      1,615,992        484,598      (739,873)    2,518,393
  Change in net unrealized appreciation
    (depreciation) of investments              223,232      (5,138,617)     1,903,782    (1,178,147)   (6,227,585)
                                           -----------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   (43,949)     (4,493,911)     3,214,005    (2,231,628)   (3,905,393)
                                           -----------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                 125,082         291,289        189,596       149,155        86,303
  Cost of units redeemed                    (1,749,807)    (11,027,340)   (13,079,499)   (4,997,614)   (3,206,309)
  Net transfers                               (643,595)     (1,092,778)    (1,440,573)   (1,799,916)      378,584
  Contract maintenance charge                   (1,751)        (13,844)       (12,804)       (6,394)       (4,151)
                                           -----------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (2,270,071)    (11,842,673)   (14,343,280)   (6,654,769)   (2,745,573)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets           (2,314,020)    (16,336,584)   (11,129,275)   (8,886,397)   (6,650,966)
Net assets at beginning of period           12,068,846      67,059,315     70,840,016    35,104,300    20,577,924
                                           -----------------------------------------------------------------------
Net assets at end of period                $ 9,754,826   $  50,722,731   $ 59,710,741   $26,217,903   $13,926,958
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     4,544           5,658          9,523         4,785         1,575
  Units redeemed                               (64,308)       (207,722)      (657,159)     (153,391)      (57,329)
  Units transferred                            (22,946)        (21,264)       (73,135)      (53,128)        7,485
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding       (82,710)       (223,328)      (720,771)     (201,734)      (48,269)
Beginning units                                445,415       1,297,490      3,615,043     1,065,457       354,974
                                           -----------------------------------------------------------------------
Ending units                                   362,705       1,074,162      2,894,272       863,723       306,705
                                           =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                          Government
                                              Asset         Capital       and Quality                     Natural
                                            Allocation    Appreciation       Bond          Growth        Resources
                                            Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                                            (Class 3)      (Class 3)       (Class 3)      (Class 3)      (Class 3)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   300,498   $  (6,442,358)  $  8,356,134   $ (1,443,498)  $ (1,707,142)

  Net realized gains (losses)                 (555,318)      4,567,977      6,494,685     (8,219,307)    14,318,303
  Change in net unrealized appreciation
    (depreciation) of investments              (70,385)    (32,306,187)    16,137,878        216,062    (46,077,902)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (325,205)    (34,180,568)    30,988,697     (9,446,743)   (33,466,741)
                                           -------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold               3,540,646      48,403,274     61,138,917      3,631,609     12,198,713
  Cost of units redeemed                    (3,916,998)    (52,081,825)   (77,618,458)   (17,952,469)   (17,669,030)
  Net transfers                              4,379,818      15,493,257    (21,723,961)    (3,489,887)     8,396,041
  Contract maintenance charge                   (4,297)        (65,928)       (90,060)       (28,169)       (25,428)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions      3,999,169      11,748,778    (38,293,562)   (17,838,916)     2,900,296
                                           ------------  --------------  -------------  -------------  -------------

Increase (decrease) in net assets            3,673,964     (22,431,790)    (7,304,865)   (27,285,659)   (30,566,445)
Net assets at beginning of period           26,111,044     399,561,339    614,635,115    139,438,193    157,516,099
                                           -------------------------------------------------------------------------
Net assets at end of period                $29,785,008   $ 377,129,549   $607,330,250   $112,152,534   $126,949,654
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                   247,642       2,940,294      4,681,821        266,627        857,425
  Units redeemed                              (152,713)     (1,128,648)    (4,075,553)      (596,118)      (385,149)
  Units transferred                            227,269       1,257,974       (708,005)       (44,767)       489,979
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding       322,198       3,069,620       (101,737)      (374,258)       962,255
Beginning units                              1,089,320       9,407,507     33,724,258      4,614,824      3,317,100
                                           -------------------------------------------------------------------------
Ending units                                 1,411,518      12,477,127     33,622,521      4,240,566      4,279,355
                                           =========================================================================

                                                                                          Blue
                                            Aggressive     Alliance                       Chip        Capital
                                              Growth        Growth        Balanced       Growth        Growth
                                            Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 1)      (Class 1)     (Class 1)     (Class 1)     (Class 1)
                                           ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $  (435,859)  $ (1,876,684)  $    98,393   $  (103,838)  $   (96,749)

  Net realized gains (losses)               (1,248,080)    (4,354,227)   (1,517,044)      697,197       321,444
  Change in net unrealized appreciation
    (depreciation) of investments              807,536        (12,559)    1,795,496    (1,336,779)     (359,172)
                                           ---------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (876,403)    (6,243,470)      376,845      (743,420)     (134,477)
                                           ---------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                 156,600        707,528       413,251        32,873        12,687
  Cost of units redeemed                    (4,135,569)   (23,451,107)   (8,288,059)     (945,334)     (931,392)
  Net transfers                             (1,078,654)    (5,835,278)     (882,144)    2,698,633      (353,720)
  Contract maintenance charge                  (23,756)      (142,561)      (37,101)       (4,002)       (3,550)
                                           ---------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (5,081,379)   (28,721,418)   (8,794,053)    1,782,170    (1,275,975)
                                           ------------  -------------  ------------  ------------  ------------

Increase (decrease) in net assets           (5,957,782)   (34,964,888)   (8,417,208)    1,038,750    (1,410,452)
Net assets at beginning of period           31,520,617    194,227,558    52,795,983     7,453,970     6,911,604
                                           ---------------------------------------------------------------------
Net assets at end of period                $25,562,835   $159,262,670   $44,378,775   $ 8,492,720   $ 5,501,152
                                           =====================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                    12,331         23,622        24,635         4,867         1,734
  Units redeemed                              (311,905)      (723,043)     (508,309)     (147,128)     (123,616)
  Units transferred                            (82,596)      (186,730)      (63,512)      405,625       (44,689)
                                           ---------------------------------------------------------------------
Increase (decrease) in units outstanding      (382,170)      (886,151)     (547,186)      263,364      (166,571)
Beginning units                              2,381,289      5,945,122     3,220,885     1,151,423       921,727
                                           ---------------------------------------------------------------------
Ending units                                 1,999,119      5,058,971     2,673,699     1,414,787       755,156
                                           =====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                             Davis          "Dogs"
                                               Cash         Corporate       Venture        of Wall       Emerging
                                            Management        Bond           Value          Street        Markets
                                             Portfolio      Portfolio      Portfolio      Portfolio      Portfolio
                                             (Class 1)      (Class 1)      (Class 1)      (Class 1)      (Class 1)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $ (1,127,014)  $  5,101,622   $  (1,240,869)  $   137,510   $   (569,232)

  Net realized gains (losses)                  (939,795)     5,076,659       2,189,686      (997,414)     5,627,555
  Change in net unrealized appreciation
    (depreciation) of investments               733,817     (4,955,968)    (27,249,401)    3,044,712    (21,492,004)
                                           ---------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                 (1,332,992)     5,222,313     (26,300,584)    2,184,808    (16,433,681)
                                           ---------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                1,322,761        258,027       1,373,575       101,193         98,236
  Cost of units redeemed                    (25,575,226)   (19,503,579)    (67,446,574)   (2,968,923)    (8,004,754)
  Net transfers                               3,922,768     (1,583,743)    (21,675,655)    1,997,203     (5,254,688)
  Contract maintenance charge                   (61,575)       (39,551)       (257,118)      (12,245)       (25,891)
                                           ---------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (20,391,272)   (20,868,846)    (88,005,772)     (882,772)   (13,187,097)
                                           ---------------------------------------------------------------------------

Increase (decrease) in net assets           (21,724,264)   (15,646,533)   (114,306,356)    1,302,036    (29,620,778)
Net assets at beginning of period            83,078,100    117,817,851     516,192,684    20,912,903     70,563,496
                                           ---------------------------------------------------------------------------
Net assets at end of period                $ 61,353,836   $102,171,318   $ 401,886,328   $22,214,939   $ 40,942,718
                                           ===========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                    103,728         10,495          42,569         7,529          4,414
  Units redeemed                             (1,953,345)      (795,781)     (1,949,404)     (228,386)      (370,912)
  Units transferred                             298,494        (66,779)       (633,470)      148,693       (247,982)
Increase (decrease) in units outstanding     (1,551,123)      (852,065)     (2,540,305)      (72,164)      (614,480)
                                           ---------------------------------------------------------------------------
Beginning units                               6,259,934      4,937,540      14,479,135     1,685,553      3,029,609
                                           ---------------------------------------------------------------------------
Ending units                                  4,708,811      4,085,475      11,938,830     1,613,389      2,415,129
                                           ===========================================================================

                                               Equity        Fundamental      Global        Global          Growth
                                            Opportunities      Growth          Bond        Equities      Opportunities
                                              Portfolio       Portfolio     Portfolio      Portfolio       Portfolio
                                              (Class 1)       (Class 1)     (Class 1)      (Class 1)       (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (308,250)  $   (702,364)  $   384,647   $   (355,278)  $     (191,325)

  Net realized gains (losses)                  (2,260,730)    (1,610,086)    1,242,231        583,916          493,188
  Change in net unrealized appreciation
    (depreciation) of investments               2,019,967       (727,525)      516,827     (7,178,192)        (896,371)
                                           ----------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                     (549,013)    (3,039,975)    2,143,705     (6,949,554)        (594,508)
                                           ----------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                     71,045        205,864       153,692        245,577           42,777
  Cost of units redeemed                       (5,122,904)    (5,910,718)   (8,225,972)    (7,647,143)      (2,052,717)
  Net transfers                                (1,467,526)    (1,561,749)      856,747     (1,193,252)       1,395,531
  Contract maintenance charge                     (18,682)       (36,997)      (17,833)       (34,406)          (6,202)
                                           ----------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions        (6,538,067)    (7,303,600)   (7,233,366)    (8,629,224)        (620,611)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets              (7,087,080)   (10,343,575)   (5,089,661)   (15,578,778)      (1,215,119)
Net assets at beginning of period              35,569,774     50,204,357    55,110,439     65,682,773       12,523,208
                                           ----------------------------------------------------------------------------
Net assets at end of period                $   28,482,694   $ 39,860,782   $50,020,778   $ 50,103,995   $   11,308,089
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        3,858         12,319         6,547         12,385            8,415
  Units redeemed                                 (278,617)      (335,379)     (354,816)      (374,118)        (327,145)
  Units transferred                               (79,361)       (89,555)       31,294        (59,355)         193,830
Increase (decrease) in units outstanding         (354,120)      (412,615)     (316,975)      (421,088)        (124,900)
                                           ----------------------------------------------------------------------------
Beginning units                                 1,903,762      2,791,218     2,435,976      3,105,351        2,049,362
                                           ----------------------------------------------------------------------------
Ending units                                    1,549,642      2,378,603     2,119,001      2,684,263        1,924,462
                                           ============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                              International    International     Marsico
                                              Growth-                          Diversified      Growth and       Focused
                                              Income       High-Yield Bond      Equities          Income          Growth
                                             Portfolio        Portfolio         Portfolio        Portfolio      Portfolio
                                             (Class 1)        (Class 1)         (Class 1)        (Class 1)      (Class 1)
                                           ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   (855,386)  $      4,627,122   $      273,053   $      778,779   $  (194,388)

  Net realized gains (losses)                (3,464,925)         3,981,672        1,362,127       (2,978,012)   (1,696,217)
  Change in net unrealized appreciation
    (depreciation) of investments            13,534,119         (5,938,660)      (9,712,888)      (5,934,825)    1,454,293
                                           ----------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                          9,213,808          2,670,134       (8,077,708)      (8,134,058)     (436,312)
                                           ----------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  397,844            107,902          217,228          251,669        29,384
  Cost of units redeemed                    (20,199,755)       (16,426,958)      (8,030,470)      (8,228,235)   (2,620,671)
  Net transfers                              (3,629,800)        (3,146,069)        (822,138)      (2,346,042)     (658,870)
  Contract maintenance charge                   (90,828)           (31,293)         (24,532)         (28,705)       (7,450)
                                           ----------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions              (23,522,539)       (19,496,418)      (8,659,912)     (10,351,313)   (3,257,607)
                                           ----------------------------------------------------------------------------------

Increase (decrease) in net assets           (14,308,731)       (16,826,284)     (16,737,620)     (18,485,371)   (3,693,919)
Net assets at beginning of period           150,039,360         86,693,034       57,652,237       62,433,700    17,285,173
                                           ----------------------------------------------------------------------------------
Net assets at end of period                $135,730,629   $     69,866,750   $   40,914,617   $   43,948,329   $13,591,254
                                           ==================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     14,525              4,721           22,436           18,801         2,424
  Units redeemed                               (743,177)          (715,956)        (623,438)        (611,257)     (221,055)
  Units transferred                            (138,686)          (129,981)         (70,989)        (173,415)      (58,932)
                                           ----------------------------------------------------------------------------------
Increase (decrease) in units outstanding       (867,338)          (841,216)        (671,991)        (765,871)     (277,563)
Beginning units                               5,628,193          3,907,227        4,302,496        4,460,288     1,461,419
                                           ----------------------------------------------------------------------------------
Ending units                                  4,760,855          3,066,011        3,630,505        3,694,417     1,183,856
                                           ==================================================================================

                                                 MFS
                                            Massachusetts        MFS
                                              Investors         Total         Mid-Cap         Real
                                                Trust          Return         Growth         Estate      Technology
                                              Portfolio       Portfolio      Portfolio     Portfolio     Portfolio
                                              (Class 1)       (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (482,393)  $  1,789,181   $   (638,767)  $  (214,943)  $  (165,924)

  Net realized gains (losses)                   1,023,602     (1,617,685)        33,330    (5,681,707)    1,620,856
  Change in net unrealized appreciation
    (depreciation) of investments              (2,328,334)       616,492     (2,203,091)    7,959,562    (2,187,808)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                           (1,787,125)       787,988     (2,808,528)    2,062,912      (732,876)
                                           -------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                    228,965        532,807        118,907        60,567        22,981
  Cost of units redeemed                       (8,111,743)   (27,131,757)    (6,218,750)   (4,734,327)   (1,095,777)
  Net transfers                                (1,038,941)    (6,252,522)    (1,727,201)      (23,004)   (1,264,478)
  Contract maintenance charge                     (33,319)       (80,980)       (24,326)      (15,540)       (5,245)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                 (8,955,038)   (32,932,452)    (7,851,370)   (4,712,304)   (2,342,519)
                                           -------------------------------------------------------------------------

Increase (decrease) in net assets             (10,742,163)   (32,144,464)   (10,659,898)   (2,649,392)   (3,075,395)
Net assets at beginning of period              60,339,321    185,839,559     45,703,076    36,225,392    11,995,754
                                           -------------------------------------------------------------------------
Net assets at end of period                $   49,597,158   $153,695,095   $ 35,043,178   $33,576,000   $ 8,920,359
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        9,998         21,917         11,768         2,876        11,258
  Units redeemed                                 (351,651)      (978,751)      (522,037)     (204,882)     (456,165)
  Units transferred                               (46,716)      (234,253)      (149,522)       (9,860)     (550,696)
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding         (388,369)    (1,191,087)      (659,791)     (211,866)     (995,603)
Beginning units                                 2,611,728      6,704,504      3,809,894     1,630,893     4,925,859
                                           -------------------------------------------------------------------------
Ending units                                    2,223,359      5,513,417      3,150,103     1,419,027     3,930,256
                                           =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                             Total
                                             Telecom        Return       Aggressive     Alliance
                                             Utility         Bond          Growth        Growth       Balanced
                                            Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 1)      (Class 1)     (Class 2)     (Class 2)     (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   139,399   $       (604)  $   (58,598)  $  (320,965)  $      (401)

  Net realized gains (losses)                   15,137      2,278,173       (88,051)    1,519,586       550,491
  Change in net unrealized appreciation
    (depreciation) of investments              582,534        920,089         7,265    (2,102,161)     (452,107)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   737,070      3,197,658      (139,384)     (903,540)       97,983
                                           --------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  44,461        577,975        14,112        83,339        26,705
  Cost of units redeemed                    (2,129,669)   (10,507,041)     (773,550)   (4,108,146)   (2,379,008)
  Net transfers                              1,311,118      4,818,019        25,830      (924,528)      106,153
  Contract maintenance charge                   (8,848)       (26,623)       (1,046)       (7,642)       (2,560)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions        (782,938)    (5,137,670)     (734,654)   (4,956,977)   (2,248,710)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets              (45,868)    (1,940,012)     (874,038)   (5,860,517)   (2,150,727)
Net assets at beginning of period           16,957,302     73,372,533     4,132,241    28,521,555     9,466,636
                                           --------------------------------------------------------------------
Net assets at end of period                $16,911,434   $ 71,432,521   $ 3,258,203   $22,661,038   $ 7,315,909
                                           ====================================================================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     2,700         21,244         1,052         2,582         1,605
  Units redeemed                              (127,134)      (388,907)      (60,098)     (126,441)     (142,040)
  Units transferred                             75,093        172,233         1,409       (29,107)        7,246
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding       (49,341)      (195,430)      (57,637)     (152,966)     (133,189)
Beginning units                              1,045,963      2,768,785       317,181       884,254       576,837
                                           --------------------------------------------------------------------
Ending units                                   996,622      2,573,355       259,544       731,288       443,648
                                           ====================================================================
                                               Blue                                                    Davis
                                               Chip        Capital        Cash        Corporate       Venture
                                              Growth       Growth      Management        Bond          Value
                                            Portfolio     Portfolio     Portfolio     Portfolio      Portfolio
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)      (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   (55,761)  $  (34,565)  $   (361,201)  $ 1,448,026   $   (350,740)

  Net realized gains (losses)                  198,129       28,252       (331,386)    1,781,110      1,180,554
  Change in net unrealized appreciation
    (depreciation) of investments             (392,469)     (52,236)       232,978    (1,643,934)    (5,091,620)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (250,101)     (58,549)      (459,609)    1,585,202     (4,261,806)
                                           --------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  24,110        1,077        995,300       131,043        120,820
  Cost of units redeemed                      (786,314)    (391,603)   (11,017,424)   (7,874,532)   (11,538,377)
  Net transfers                               (243,486)     231,211      5,378,916    (1,809,615)    (3,724,733)
  Contract maintenance charge                   (1,034)        (569)        (7,216)       (5,513)       (17,200)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions      (1,006,724)    (159,884)    (4,650,424)   (9,558,617)   (15,159,490)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets           (1,256,825)    (218,433)    (5,110,033)   (7,973,415)   (19,421,296)
Net assets at beginning of period            4,356,876    2,323,617     25,838,275    38,444,400     84,032,538
                                           --------------------------------------------------------------------
Net assets at end of period                $ 3,100,051   $2,105,184   $ 20,728,242   $30,470,985   $ 64,611,242
                                           ====================================================================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     3,842          145         77,004         5,424          3,690
  Units redeemed                              (124,530)     (53,330)      (852,147)     (326,616)      (331,446)
  Units transferred                            (40,375)      32,554        416,074       (75,608)      (108,556)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (161,063)     (20,631)      (359,069)     (396,800)      (436,312)
Beginning units                                690,860      315,104      1,975,942     1,638,505      2,380,663
                                           --------------------------------------------------------------------
Ending units                                   529,797      294,473      1,616,873     1,241,705      1,944,351
                                           ====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                              "Dogs"
                                             of Wall       Emerging        Equity         Foreign      Fundamental
                                              Street       Markets      Opportunities      Value         Growth
                                            Portfolio     Portfolio       Portfolio      Portfolio      Portfolio
                                            (Class 2)     (Class 2)       (Class 2)      (Class 2)      (Class 2)
                                           --------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    30,623   $  (125,719)  $      (74,225)  $   (36,710)  $    (47,149)

  Net realized gains (losses)                 (456,761)    1,320,270         (641,651)      120,991        114,451
  Change in net unrealized appreciation
    (depreciation) of investments            1,107,792    (4,318,411)         595,574    (3,835,279)      (270,301)
                                           --------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                    681,654    (3,123,860)        (120,302)   (3,750,998)      (202,999)
                                           --------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  24,107        14,160           11,097        83,819         11,108
  Cost of units redeemed                    (1,523,844)   (2,054,298)      (1,145,051)   (5,440,613)      (415,102)
  Net transfers                                391,561        85,162         (206,152)     (390,714)      (108,868)
  Contract maintenance charge                   (1,911)       (2,542)          (1,679)       (6,177)          (855)
                                           --------------------------------------------------------------------------
    Increase (decrease) in net
     assets from capital transactions       (1,110,087)   (1,957,518)      (1,341,785)   (5,753,685)      (513,717)
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets             (428,433)   (5,081,378)      (1,462,087)   (9,504,683)      (716,716)
Net assets at beginning of period            6,902,147    12,833,079        7,002,702    34,959,236      3,323,350
                                           --------------------------------------------------------------------------
Net assets at end of period                $ 6,473,714   $ 7,751,701   $    5,540,615   $25,454,553   $  2,606,634
                                           ==========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     1,939           654              609         5,055            726
  Units redeemed                              (118,595)      (99,158)         (62,644)     (322,473)       (23,367)
  Units transferred                             29,953         3,651          (11,916)      (16,620)        (6,458)
                                           --------------------------------------------------------------------------
Increase (decrease) in units outstanding       (86,703)      (94,853)         (73,951)     (334,038)       (29,099)
Beginning units                                565,210       561,922          381,287     2,061,571        187,389
                                           --------------------------------------------------------------------------
Ending units                                   478,507       467,069          307,336     1,727,533        158,290
                                           ==========================================================================

                                              Global        Global         Growth         Growth-      High-Yield
                                               Bond        Equities     Opportunities      Income         Bond
                                            Portfolio     Portfolio       Portfolio      Portfolio     Portfolio
                                            (Class 2)     (Class 2)       (Class 2)      (Class 2)     (Class 2)
                                           ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    71,253   $   (54,464)  $      (77,940)  $   (77,116)  $ 1,087,782

  Net realized gains (losses)                  274,337        80,344          257,146         7,877         8,931
  Change in net unrealized appreciation
    (depreciation) of investments              181,062      (853,948)        (430,887)      684,240      (599,867)
                                           ----------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                    526,652      (828,068)        (251,681)      615,001       496,846
                                           ----------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  66,369         1,125           13,687        13,844        44,593
  Cost of units redeemed                    (2,936,937)     (937,926)        (938,965)   (1,777,853)   (3,728,298)
  Net transfers                               (380,574)       40,250          367,846       (15,923)     (220,869)
  Contract maintenance charge                   (1,958)       (1,416)            (938)       (3,020)       (2,930)
                                           ----------------------------------------------------------------------
    Increase (decrease) in net
     assets from capital transactions       (3,253,100)     (897,967)        (558,370)   (1,782,952)   (3,907,504)
                                           ----------------------------------------------------------------------

Increase (decrease) in net assets           (2,726,448)   (1,726,035)        (810,051)   (1,167,951)   (3,410,658)
Net assets at beginning of period           14,697,208     7,868,391        4,946,927    10,388,023    19,311,856
                                           ----------------------------------------------------------------------
Net assets at end of period                $11,970,760   $ 6,142,356   $    4,136,876   $ 9,220,072   $15,901,198
                                           ======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     2,880            54            2,206           511         2,037
  Units redeemed                              (128,341)      (45,362)        (155,422)      (64,792)     (165,970)
  Units transferred                            (16,462)        2,178           47,179        (1,184)       (9,960)
                                           ----------------------------------------------------------------------
Increase (decrease) in units outstanding      (141,923)      (43,130)        (106,037)      (65,465)     (173,893)
Beginning units                                656,557       376,320          822,537       392,603       886,276
                                           ----------------------------------------------------------------------
Ending units                                   514,634       333,190          716,500       327,138       712,383
                                           ======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                            International                          Marsico            MFS             MFS
                                             Diversified       International       Focused       Massachusetts       Total
                                              Equities       Growth and Income      Growth         Investors         Return
                                              Portfolio          Portfolio        Portfolio     Trust Portfolio    Portfolio
                                              (Class 2)          (Class 2)        (Class 2)        (Class 2)       (Class 2)
                                           -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $       81,885   $          126,606   $  (231,185)  $       (131,828)  $   454,186

  Net realized gains (losses)                     636,413           (1,206,877)     (512,957)           740,161      (554,391)
  Change in net unrealized appreciation
    (depreciation) of investments              (4,508,916)            (467,131)      250,286         (1,082,989)      271,760
                                           -------------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   (3,790,618)          (1,547,402)     (493,856)          (474,656)      171,555
                                           -------------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                     41,146               25,276        18,097             30,520       192,139
  Cost of units redeemed                       (4,201,250)          (1,803,803)   (3,549,873)        (1,982,559)   (8,895,810)
  Net transfers                                  (130,601)            (164,726)     (792,782)          (127,375)   (1,249,806)
  Contract maintenance charge                      (5,155)              (2,253)       (2,921)            (2,719)      (12,420)
                                           -------------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions         (4,295,860)          (1,945,506)   (4,327,479)        (2,082,133)   (9,965,897)
                                           -------------------------------------------------------------------------------------

Increase (decrease) in net assets              (8,086,478)          (3,492,908)   (4,821,335)        (2,556,789)   (9,794,342)
Net assets at beginning of period              27,500,147           12,185,472    19,157,098         13,718,315    57,854,501
                                           -------------------------------------------------------------------------------------
Net assets at end of period                $   19,413,669   $        8,692,564   $14,335,763   $     11,161,526   $48,060,159
                                           =====================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        3,263                2,242         1,593              1,285         6,894
  Units redeemed                                 (329,759)            (132,428)     (306,768)           (86,368)     (319,961)
  Units transferred                                (4,970)              (8,565)      (69,004)            (8,508)      (46,014)
                                           -------------------------------------------------------------------------------------
Increase (decrease) in units outstanding         (331,466)            (138,751)     (374,179)           (93,591)     (359,081)
Beginning units                                 2,084,423              877,522     1,643,643            599,107     2,101,531
                                           -------------------------------------------------------------------------------------
Ending units                                    1,752,957              738,771     1,269,464            505,516     1,742,450
                                           =====================================================================================
                                                                         Small &
                                             Mid-Cap         Real        Mid Cap                     Telecom
                                              Growth        Estate        Value       Technology     Utility
                                            Portfolio     Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)     (Class 2)
                                           ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $  (300,103)  $   (86,105)  $  (345,128)  $   (56,959)  $   14,409

  Net realized gains (losses)                1,532,410    (1,043,926)    1,171,318       279,310      (26,841)
  Change in net unrealized appreciation
    (depreciation) of investments           (2,445,184)    1,803,149    (3,164,354)     (482,190)     107,570
                                           ------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                (1,212,877)      673,118    (2,338,164)     (259,839)      95,138
                                           ------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  48,455        35,708        49,677        14,481        7,818
  Cost of units redeemed                    (3,295,910)   (2,005,390)   (4,127,876)     (688,213)    (457,116)
  Net transfers                             (1,308,050)     (266,833)   (1,079,255)     (294,932)     361,948
  Contract maintenance charge                   (4,764)       (2,400)       (4,718)       (1,141)        (721)
                                           ------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions      (4,560,269)   (2,238,915)   (5,162,172)     (969,805)     (88,071)
                                           ------------------------------------------------------------------

Increase (decrease) in net assets           (5,773,146)   (1,565,797)   (7,500,336)   (1,229,644)       7,067
Net assets at beginning of period           21,973,145    11,265,666    27,587,624     4,196,017    2,463,805
                                           ------------------------------------------------------------------
Net assets at end of period                $16,199,999   $ 9,699,869   $20,087,288   $ 2,966,373   $2,470,872
                                           ==================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     3,982         1,574         2,519         5,999          476
  Units redeemed                              (273,069)      (87,576)     (211,132)     (295,243)     (27,317)
  Units transferred                           (104,304)      (11,970)      (55,073)     (131,503)      20,518
                                           ------------------------------------------------------------------
Increase (decrease) in units outstanding      (373,391)      (97,972)     (263,686)     (420,747)      (6,323)
Beginning units                              1,843,496       516,347     1,352,751     1,752,932      155,083
                                           ------------------------------------------------------------------
Ending units                                 1,470,105       418,375     1,089,065     1,332,185      148,760
                                           ==================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                           Total Return   Aggressive      Alliance      American Funds    American Funds
                                               Bond         Growth         Growth     Asset Allocation     Global Growth
                                            Portfolio      Portfolio      Portfolio     SAST Portfolio    SAST Portfolio
                                            (Class 2)      (Class 3)      (Class 3)       (Class 3)         (Class 3)
                                           -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (39,382)  $  (261,245)  $  (1,672,723)  $   (343,221)      $   (2,143,698)

 Net realized gains (losses)                 1,185,304    (1,032,656)      4,484,465       (528,165)          (1,753,748)
  Change in net unrealized appreciation
  (depreciation) of investments               (268,693)      601,692      (7,233,932)      (190,146)         (31,947,653)
                                           -----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                             877,229      (692,209)     (4,422,190)    (1,061,532)         (35,845,099)
                                           -----------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  116,818     4,440,830       3,719,798     28,250,382          101,129,238
 Cost of units redeemed                     (4,553,331)   (1,390,984)    (20,322,581)    (6,853,316)         (16,904,785)
 Net transfers                                 302,679      (193,412)     (5,705,526)     8,055,525           53,724,918
 Contract maintenance charge                    (2,606)       (3,103)        (30,250)        (7,888)             (24,572)
                                           -----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                (4,136,440)    2,853,331     (22,338,559)    29,444,703          137,924,799
                                           -----------------------------------------------------------------------------

Increase (decrease) in net assets           (3,259,211)    2,161,122     (26,760,749)    28,383,171          102,079,700
 Net assets at beginning of period          22,983,900    15,130,894     133,338,609     72,974,449          248,702,974
                                           -----------------------------------------------------------------------------
 Net assets at end of period               $19,724,689   $17,292,016   $ 106,577,860   $101,357,620         $350,782,674
                                           =============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      4,384       464,741         289,901      2,737,223            9,110,865
 Units redeemed                               (171,674)     (115,117)       (651,589)      (674,090)          (1,560,053)
 Units transferred                               8,653        (8,937)       (155,742)       782,802            5,161,935
                                           -----------------------------------------------------------------------------
Increase (decrease) in units outstanding      (158,637)      340,687        (517,430)     2,845,935           12,712,747
Beginning units                                882,303     1,239,636       4,315,346      7,176,929           22,149,625
                                           -----------------------------------------------------------------------------
Ending units                                   723,666     1,580,323       3,797,916     10,022,864           34,862,372
                                           =============================================================================

                                              American Funds    American Funds                         Blue Chip       Capital
                                               Growth SAST      Growth-Income       Balanced            Growth         Growth
                                                Portfolio       SAST Portfolio      Portfolio          Portfolio      Portfolio
                                                (Class 3)          (Class 3)        (Class 3)          (Class 3)      (Class 3)
                                           -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (2,783,803)  $    (1,065,414)  $        50,872   $      (843,633)  $  (769,153)

Net realized gains (losses)                       (4,401,378)       (5,273,420)          675,698           469,016    (1,058,969)
 Change in net unrealized appreciation
  (depreciation) of investments                   (7,836,932)         (818,810)         (595,400)       (4,004,787)      411,788
                                           -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                               (15,022,113)       (7,157,644)          131,170        (4,379,404)   (1,416,334)
                                           -------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                     50,284,916        31,910,082         9,754,233        18,527,146       669,511
 Cost of units redeemed                          (13,599,160)      (13,085,358)       (3,834,938)       (4,500,305)   (3,888,934)
 Net transfers                                    10,787,730         5,713,436         4,027,114         8,844,931    (2,299,933)
 Contract maintenance charge                         (21,228)          (20,293)           (4,126)           (4,496)       (7,265)
                                           -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                      47,452,258        24,517,867         9,942,283        22,867,276    (5,526,621)
                                           -------------------------------------------------------------------------------------

Increase (decrease) in net assets                 32,430,145        17,360,223        10,073,453        18,487,872    (6,942,955)
 Net assets at beginning of period               202,206,183       172,304,601        25,621,524        41,946,401    50,326,688
                                           -------------------------------------------------------------------------------------
 Net assets at end of period               $     234,636,328   $   189,664,824   $    35,694,977   $    60,434,273   $43,383,733
                                           =====================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        4,888,144         3,397,633           845,366         2,196,122        71,903
 Units redeemed                                   (1,341,108)       (1,425,886)         (256,656)         (663,828)     (527,033)
 Units transferred                                 1,097,344           602,340           346,662         1,089,099      (318,252)
                                           -------------------------------------------------------------------------------------
Increase (decrease) in units outstanding           4,644,380         2,574,087           935,372         2,621,393      (773,382)
Beginning units                                   19,719,559        18,469,523         1,705,555         5,831,160     6,772,753
                                           -------------------------------------------------------------------------------------
Ending units                                      24,363,939        21,043,610         2,640,927         8,452,553     5,999,371
                                           =====================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                Cash          Corporate                       "Dogs" of          Emerging
                                             Management         Bond      Davis Venture      Wall Street          Markets
                                              Portfolio       Portfolio   Value Portfolio     Portfolio          Portfolio
                                              (Class 3)       (Class 3)     (Class 3)         (Class 3)          (Class 3)
                                           ---------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (2,920,064)  $ 25,249,344   $ (2,341,604)   $       133,657   $     (1,847,877)

 Net realized gains (losses)                  (2,021,106)    18,507,988    (15,723,904)         1,344,226          7,575,912
  Change in net unrealized appreciation
  (depreciation) of investments                1,047,640    (20,146,596)   (11,592,560)         1,298,866        (51,670,833)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (3,893,530)    23,610,736    (29,658,068)         2,776,749        (45,942,798)
                                           ---------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 40,337,214     84,358,064     54,470,038          7,395,151         21,745,445
 Cost of units redeemed                     (108,889,081)   (59,757,973)   (59,581,041)        (3,425,219)       (16,377,492)
 Net transfers                                81,397,750       (445,585)     3,423,459          4,886,665         15,395,740
 Contract maintenance charge                     (37,607)       (69,095)       (79,690)            (3,246)           (22,460)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  12,808,276     24,085,411     (1,767,234)         8,853,351         20,741,233
                                           ---------------------------------------------------------------------------------

Increase (decrease) in net assets              8,914,746     47,696,147    (31,425,302)        11,630,100        (25,201,565)
 Net assets at beginning of period           181,754,590    530,895,157    509,186,685         22,005,509        166,913,850
                                           ---------------------------------------------------------------------------------
 Net assets at end of period               $ 190,669,336   $578,591,304   $477,761,383    $    33,635,609   $    141,712,285
                                           =================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    3,951,566      5,434,081      4,570,896            664,853          1,539,121
 Units redeemed                               (8,631,023)    (2,649,771)    (1,972,595)          (276,444)          (838,044)
 Units transferred                             6,048,891        519,722      1,198,351            397,723          1,263,560
                                           ---------------------------------------------------------------------------------
Increase (decrease) in units outstanding       1,369,434      3,304,032      3,796,652            786,132          1,964,637
Beginning units                               14,338,501     24,743,265     17,604,454          1,870,469          7,869,498
                                           ---------------------------------------------------------------------------------
Ending units                                  15,707,935     28,047,297     21,401,106          2,656,601          9,834,135
                                           =================================================================================

                                               Equity         Foreign       Fundamental
                                           Opportunities       Value           Growth        Global Bond       Global Equities
                                              Portfolio      Portfolio       Portfolio        Portfolio            Portfolio
                                              (Class 3)      (Class 3)       (Class 3)        (Class 3)            (Class 3)
                                           ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)               $   (373,127)  $     55,529   $   (1,252,432)  $        933,105   $        (204,108)

 Net realized gains (losses)                  (3,965,978)    (6,071,330)      (1,405,083)         3,880,026            (985,220)
  Change in net unrealized appreciation
  (depreciation) of investments                3,733,081    (53,558,704)      (2,682,871)         1,632,398          (2,213,566)
                                           ------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                              (606,024)   (59,574,505)      (5,340,386)         6,445,529          (3,402,894)
                                           ------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  1,271,625    100,065,451        1,263,632         37,164,436           5,505,807
 Cost of units redeemed                       (4,682,768)   (40,800,839)      (5,952,003)       (16,890,153)         (2,892,885)
 Net transfers                                (1,261,820)    58,894,555         (937,918)         7,173,635           1,265,476
 Contract maintenance charge                      (5,422)       (60,605)         (11,568)           (15,735)             (3,272)
                                           ------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  (4,678,385)   118,098,562       (5,637,857)        27,432,183           3,875,126
                                           ------------------------------------------------------------------------------------

Increase (decrease) in net assets             (5,284,409)    58,524,057      (10,978,243)        33,877,712             472,232
 Net assets at beginning of period            31,361,295    387,974,778       81,768,665        155,352,219          26,140,571
                                           ------------------------------------------------------------------------------------
 Net assets at end of period                $ 26,076,886   $446,498,835   $   70,790,422   $    189,229,931   $      26,612,803
                                           ====================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      115,780      9,372,831          104,262          2,557,246             520,347
 Units redeemed                                 (263,595)    (2,674,514)        (357,459)          (809,749)           (166,843)
 Units transferred                               (69,726)     5,830,152          (28,328)           609,184             170,130
                                           ------------------------------------------------------------------------------------
Increase (decrease) in units outstanding        (217,541)    12,528,469         (281,525)         2,356,681             523,634
Beginning units                                1,772,202     25,903,108        4,934,236          7,826,147           1,446,322
                                           ------------------------------------------------------------------------------------
Ending units                                   1,554,661     38,431,577        4,652,711         10,182,828           1,969,956
                                           ====================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                              Growth                                        International       International
                                           Opportunities  Growth-Income    High-Yield        Diversified         Growth and
                                             Portfolio      Portfolio    Bond Portfolio   Equities Portfolio   Income Portfolio
                                             (Class 3)      (Class 3)       (Class 3)         (Class 3)           (Class 3)
                                           -----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (2,092,150)  $   (140,726) $    7,034,629   $          554,888   $     2,532,604

 Net realized gains (losses)                   3,118,945       (956,548)      3,243,058              404,124       (27,832,583)
 Change in net unrealized appreciation
  (depreciation) of investments               (6,686,273)     3,249,745      (7,628,707)         (30,633,755)       (4,107,476)
                                           -----------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (5,659,478)     2,152,471       2,648,980          (29,674,743)      (29,407,455)
                                           -----------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 41,362,399     26,076,488      17,095,634            6,213,846         3,168,211
 Cost of units redeemed                       (9,483,244)    (2,686,527)    (14,327,332)         (25,140,155)      (18,923,841)
 Net transfers                                16,052,921      8,449,155       6,193,947            5,062,445         6,957,994
 Contract maintenance charge                     (12,479)        (3,257)        (13,186)             (40,225)          (30,383)
                                           -----------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  47,919,597     31,835,859       8,949,063          (13,904,089)       (8,828,019)
                                           -----------------------------------------------------------------------------------

Increase (decrease) in net assets             42,260,119     33,988,330      11,598,043          (43,578,832)      (38,235,474)
 Net assets at beginning of period           107,540,605     15,141,736     100,219,843          204,539,549       215,335,180
                                           -----------------------------------------------------------------------------------
 Net assets at end of period               $ 149,800,724   $ 49,130,066  $  111,817,886   $      160,960,717   $   177,099,706
                                           ===================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    4,361,757      2,666,055       1,386,091              589,838           325,661
 Units redeemed                               (1,424,936)      (135,373)       (694,452)          (2,011,649)       (1,472,720)
 Units transferred                             2,069,196        631,432         506,077              625,086           863,647
                                           -----------------------------------------------------------------------------------
Increase (decrease) in units outstanding       5,006,017      3,162,114       1,197,716             (796,725)         (283,412)
Beginning units                               16,138,862        680,901       5,112,376           15,872,663        16,405,879
                                           -----------------------------------------------------------------------------------
Ending units                                  21,144,879      3,843,015       6,310,092           15,075,938        16,122,467
                                           ===================================================================================

                                              Marsico      MFS Massachusetts
                                           Focused Growth   Investors Trust       MFS Total          Mid-Cap        Real Estate
                                              Portfolio       Portfolio       Return Portfolio   Growth Portfolio     Portfolio
                                              (Class 3)       (Class 3)           (Class 3)         (Class 3)         (Class 3)
                                           ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     (958,303) $      (1,875,308) $      1,553,929   $     (1,437,760) $    (1,565,963)

Net realized gains (losses)                    (1,368,357)         2,302,160        (7,418,988)         3,592,428      (16,116,634)
 Change in net unrealized appreciation
  (depreciation) of investments                  (139,515)        (7,927,931)        5,989,240         (9,092,040)      29,760,113
                                           ---------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                             (2,466,175)        (7,501,079)          124,181         (6,937,372)      12,077,516
                                           ---------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  20,036,517         57,079,638        13,601,050         17,532,428       38,056,926
 Cost of units redeemed                        (4,939,152)       (12,095,892)      (31,117,422)       (10,426,027)     (17,732,127)
 Net transfers                                  3,846,919         21,495,420       (10,510,258)         7,567,588       (3,450,450)
 Contract maintenance charge                       (6,293)           (16,203)          (36,880)           (14,581)         (26,364)
                                           ---------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                   18,937,991         66,462,963       (28,063,510)        14,659,408       16,847,985
                                           ---------------------------------------------------------------------------------------

Increase (decrease) in net assets              16,471,816         58,961,884       (27,939,329)         7,722,036       28,925,501
 Net assets at beginning of period             56,367,195        146,632,293       218,109,230         84,256,397      184,070,869
                                           ---------------------------------------------------------------------------------------
 Net assets at end of period               $   72,839,011  $     205,594,177  $    190,169,901   $     91,978,433  $   212,996,370
                                           =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     1,841,294          4,644,193         1,126,398          1,458,853        3,869,561
 Units redeemed                                  (438,643)          (666,479)       (1,201,448)          (878,222)        (956,466)
 Units transferred                                351,700          1,737,525          (294,312)           685,377          317,331
                                           ---------------------------------------------------------------------------------------
Increase (decrease) in units outstanding        1,754,351          5,715,239          (369,362)         1,266,008        3,230,426
Beginning units                                 4,976,678          8,210,095         8,552,476          7,130,205       10,763,539
                                           ---------------------------------------------------------------------------------------
Ending units                                    6,731,029         13,925,334         8,183,114          8,396,213       13,993,965
                                           =======================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                            Small & Mid                                      Telecom         Total
                                             Cap Value     Small Company     Technology      Utility      Return Bond
                                             Portfolio    Value Portfolio     Portfolio     Portfolio      Portfolio
                                             (Class 3)        (Class 3)       (Class 3)     (Class 3)      (Class 3)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $ (6,100,522)  $    (2,075,493)  $  (353,715)  $    102,671   $   (976,892)

Net realized gains (losses)                   3,495,733           545,391     1,693,583         96,307     18,888,171
 Change in net unrealized appreciation
  (depreciation) of investments             (36,683,268)       (4,768,716)   (2,952,689)       152,901      3,602,388
                                           --------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                          (39,288,057)       (6,298,818)   (1,612,821)       351,879     21,513,667
                                           --------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold                80,607,644        40,143,581     2,348,228      4,517,688    166,058,637
 Cost of units redeemed                     (40,850,860)      (11,115,529)   (3,340,661)      (947,327)   (34,672,734)
 Net transfers                               26,567,160        11,487,552       950,042      3,876,130     54,471,003
 Contract maintenance charge                    (59,138)          (16,040)       (4,011)        (1,643)       (34,085)
                                           --------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                 66,264,806        40,499,564       (46,402)     7,444,848    185,822,821
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets            26,976,749        34,200,746    (1,659,223)     7,796,727    207,336,488
Net assets at beginning of period           403,160,331       136,217,238    22,424,712     10,084,377    382,917,792
                                           --------------------------------------------------------------------------
Net assets at end of period                $430,137,080   $   170,417,984   $20,765,489   $ 17,881,104   $590,254,280
                                           ==========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   6,145,235         3,978,335       433,156        348,113     11,242,832
 Units redeemed                              (2,217,525)       (1,167,084)   (1,391,442)       (60,009)    (1,671,005)
 Units transferred                            2,359,743         1,298,943       120,557        253,977      3,531,841
                                           --------------------------------------------------------------------------
Increase (decrease) in units outstanding      6,287,453         4,110,194      (837,729)       542,081     13,103,668
Beginning units                              21,707,355        13,788,567     9,020,725        663,880     19,095,522
                                           --------------------------------------------------------------------------
Ending units                                 27,994,808        17,898,761     8,182,996      1,205,961     32,199,190
                                           ==========================================================================

                                              Invesco                         Invesco
                                            Van Kampen     Invesco Van    Van Kampen V.I.    Diversified
                                           V.I. Capital    Kampen V.I.      Growth and      International   Equity Income
                                            Growth Fund   Comstock Fund     Income Fund        Account         Account
                                            (Series II)    (Series II)      (Series II)       (Class 1)       (Class 1)
                                           -------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (362,315)  $    (801,481)  $    (2,589,351)  $     (28,494)  $    (229,774)

Net realized gains (losses)                   2,280,219      (1,620,186)       (1,298,036)       (254,297)       (173,464)
 Change in net unrealized appreciation
  (depreciation) of investments              (3,708,067)     (8,622,692)      (14,481,332)           (466)      1,355,924
                                           ------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                           (1,790,163)    (11,044,359)      (18,368,719)       (283,257)        952,686
                                           ------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 1,700,385      53,855,892        64,873,135               -           8,489
 Cost of units redeemed                      (3,229,710)    (32,928,730)      (53,721,632)       (293,708)     (4,258,717)
 Net transfers                                  445,121      13,298,645         9,510,463          61,818        (435,215)
 Contract maintenance charge                     (5,908)        (62,086)          (91,637)           (354)         (5,024)
                                           ------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                 (1,090,112)     34,163,721        20,570,329        (232,244)     (4,690,467)
                                           ------------------------------------------------------------------------------

Increase (decrease) in net assets            (2,880,275)     23,119,362         2,201,610        (515,501)     (3,737,781)
Net assets at beginning of period            23,718,139     283,683,043       483,038,980       2,504,439      25,843,438
                                           ------------------------------------------------------------------------------
Net assets at end of period                $ 20,837,864   $ 306,802,405   $   485,240,590   $   1,988,938   $  22,105,657
                                           ==============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     143,507       5,258,991         6,033,068               -             885
 Units redeemed                                (295,433)     (2,731,463)       (3,980,958)        (45,642)       (433,962)
 Units transferred                               28,484       1,468,602         1,236,731          10,400         (42,868)
                                           ------------------------------------------------------------------------------
Increase (decrease) in units outstanding       (123,442)      3,996,130         3,288,841         (35,242)       (475,945)
Beginning units                               2,194,616      23,853,701        36,084,513         377,301       2,690,027
                                           ------------------------------------------------------------------------------
Ending units                                  2,071,174      27,849,831        39,373,354         342,059       2,214,082
                                           ==============================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                          Government &                  LargeCap       LargeCap      MidCap
                                          High Quality     Income         Blend        Growth        Blend
                                          Bond Account    Account      Account II      Account       Account
                                           (Class 1)     (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                          ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (62,784)  $  (102,948)  $     (43,444)  $  (9,285)  $   (44,052)

 Net realized gains (losses)                   16,557       (53,883)       (182,573)     32,335      (327,949)
 Change in net unrealized appreciation
  (depreciation) of investments               259,877       609,661         205,645     (55,533)      592,014
                                          ----------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                              213,650       452,830         (20,372)    (32,483)      220,013
                                          ----------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  17,488       118,877           2,581           -         1,219
 Cost of units redeemed                      (795,769)   (1,898,115)       (832,780)    (90,169)     (702,021)
 Net transfers                                112,192      (653,827)       (143,927)     23,877       328,028
 Contract maintenance charge                   (1,846)       (1,652)           (966)       (388)         (668)
                                          ----------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                    (667,935)   (2,434,717)       (975,092)    (66,680)     (373,442)
                                          ----------------------------------------------------------------------

Increase (decrease) in net assets            (454,285)   (1,981,887)       (995,464)    (99,163)     (153,429)
 Net assets at beginning of period          5,042,990    10,888,418       3,420,439     667,630     3,108,269
                                          ----------------------------------------------------------------------
 Net assets at end of period               $4,588,705   $ 8,906,531   $   2,424,975   $ 568,467   $ 2,954,840
                                          ======================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     2,124        13,074             379           -           111
 Units redeemed                               (98,126)     (205,401)       (124,672)    (12,406)      (62,726)
 Units transferred                             13,233       (71,401)        (21,982)      3,225        30,826
                                          ----------------------------------------------------------------------
Increase (decrease) in units outstanding      (82,769)     (263,728)       (146,275)     (9,181)      (31,789)
Beginning units                               636,769     1,208,383         522,287      93,051       295,113
                                          ----------------------------------------------------------------------
Ending units                                  554,000       944,655         376,012      83,870       263,324
                                          ======================================================================

                                                                                                              SAM
                                             Money      Principal Capital    Real Estate       SAM        Conservative
                                             Market       Appreciation       Securities      Balanced      Balanced
                                            Account          Account           Account      Portfolio      Portfolio
                                           (Class 1)        (Class 1)         (Class 1)     (Class 1)      (Class 1)
                                          -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $   (45,958)  $        (202,950)   $   (12,376)  $    970,136   $    132,832

 Net realized gains (losses)                        -             511,684        (75,536)       660,393        (52,703)
  Change in net unrealized appreciation
  (depreciation) of investments                     -            (448,813)       149,598     (1,918,547)        (8,277)
                                          ----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (45,958)           (140,079)        61,686       (288,018)        71,852
                                          ----------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 276,252               3,304              -        167,712          9,243
 Cost of units redeemed                    (1,939,887)         (2,698,231)       (99,157)   (17,405,191)    (1,268,236)
 Net transfers                                249,483            (484,922)        46,359     (4,212,959)     1,490,149
 Contract maintenance charge                   (1,449)             (3,242)          (186)       (16,870)        (1,464)
                                          ----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions               (1,415,601)         (3,183,091)       (52,984)   (21,467,308)       229,692
                                          ----------------------------------------------------------------------------

Increase (decrease) in net assets          (1,461,559)         (3,323,170)         8,702    (21,755,326)       301,544
 Net assets at beginning of period          3,984,221          15,685,617        857,796     82,068,848      8,102,931
                                          ----------------------------------------------------------------------------
 Net assets at end of period              $ 2,522,662   $      12,362,447    $   866,498   $ 60,313,522   $  8,404,475
                                          ============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    45,619                 250              -         15,287          1,128
 Units redeemed                              (323,095)           (207,031)        (5,404)    (1,613,516)      (154,981)
 Units transferred                             42,514             (38,348)         2,543       (395,794)       183,428
                                          ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (234,962)           (245,129)        (2,861)    (1,994,023)        29,575
Beginning units                               658,291           1,217,700         47,843      7,630,083      1,005,078
                                          ----------------------------------------------------------------------------
Ending units                                  423,329             972,571         44,982      5,636,060      1,034,653
                                          ============================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                               SAM            SAM            SAM
                                           Conservative     Flexible      Strategic     Short-Term     SmallCap
                                              Growth        Income         Growth        Income        Growth
                                            Portfolio      Portfolio      Portfolio      Account      Account II
                                            (Class 1)      (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                           ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    151,123   $   297,585   $       8,689   $  (40,301)  $  (10,075)

Net realized gains (losses)                     362,856      (382,003)        (13,363)      17,033       28,410
 Change in net unrealized appreciation
  (depreciation) of investments              (1,004,502)      306,956        (313,280)      16,725      (51,200)
                                           --------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                               (490,523)      222,538        (317,954)      (6,543)     (32,865)
                                           --------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                    91,903        43,805          79,370        4,221          981
 Cost of units redeemed                      (4,897,478)   (2,330,801)     (2,517,986)    (365,485)     (82,832)
 Net transfers                               (1,118,748)     (188,564)       (170,203)     149,559       17,193
 Contract maintenance charge                     (8,266)       (3,273)         (3,780)        (524)        (143)
                                           --------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                    (5,932,589)   (2,478,833)     (2,612,599)    (212,229)     (64,801)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets            (6,423,112)   (2,256,295)     (2,930,553)    (218,772)     (97,666)
Net assets at beginning of period            30,342,312    13,335,320      11,620,735    2,966,046      684,577
                                           --------------------------------------------------------------------
Net assets at end of period                $ 23,919,200   $11,079,025   $   8,690,182   $2,747,274   $  586,911
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       8,182         4,552           6,621          561          143
 Units redeemed                                (453,341)     (243,757)       (218,103)     (48,500)     (11,589)
 Units transferred                             (107,627)      (18,865)        (18,435)      19,708        2,325
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding       (552,786)     (258,070)       (229,917)     (28,231)      (9,121)
Beginning units                               2,827,562     1,411,163       1,020,734      399,144      102,863
                                           --------------------------------------------------------------------
Ending units                                  2,274,776     1,153,093         790,817      370,913       93,742
                                           ====================================================================
                                           --------------
                                             SmallCap      Diversified     Equity     Government & High
                                              Value       International    Income          Quality         Income
                                             Account I        Account      Account       Bond Account      Account
                                             (Class 1)       (Class 2)    (Class 2)       (Class 2)       (Class 2)
                                           --------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    (2,883)  $   (15,192)    $  (154,753)  $        (18,990)  $  (50,351)

Net realized gains (losses)                     (2,486)      (84,904)     (1,075,846)            17,305       31,345
 Change in net unrealized appreciation
  (depreciation) of investments                 (5,949)      (31,283)      1,728,308             53,314      203,198
                                           -------------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                               (11,318)     (131,379)        497,709             51,629      184,192
                                           -------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                        -           490           1,273                  -            -
 Cost of units redeemed                        (37,253)     (207,173)     (2,897,512)          (241,599)    (648,362)
 Net transfers                                  33,357        61,583        (842,069)           (49,640)    (283,788)
 Contract maintenance charge                       (60)         (148)         (3,950)              (742)      (1,292)
                                           -------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                       (3,956)     (145,248)     (3,742,258)          (291,981)    (933,442)
                                           -------------------------------------------------------------------------

Increase (decrease) in net assets              (15,274)     (276,627)     (3,244,549)          (240,352)    (749,250)
Net assets at beginning of period              200,565     1,222,479      15,738,890          1,437,348    4,663,359
                                           -------------------------------------------------------------------------
Net assets at end of period                $   185,291   $   945,852     $12,494,341   $      1,196,996   $3,914,109
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          -            92             147                  -            -
 Units redeemed                                 (3,931)      (32,381)       (307,958)           (31,143)     (72,760)
 Units transferred                               3,361        10,544         (91,661)            (6,682)     (32,100)
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding          (570)      (21,745)       (399,472)           (37,825)    (104,860)
Beginning units                                 21,247       190,975       1,715,096            188,607      533,544
                                           -------------------------------------------------------------------------
Ending units                                    20,677       169,230       1,315,624            150,782      428,684
                                           =========================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                              Principal
                                            LargeCap    LargeCap     MidCap       Money        Capital
                                             Blend       Growth      Blend        Market     Appreciation
                                           Account II   Account     Account      Account       Account
                                           (Class 2)   (Class 2)   (Class 2)    (Class 2)     (Class 2)
                                           -----------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $ (8,703)   $ (6,546)  $  (12,328)  $   (29,211)  $    (46,132)

Net realized gains (losses)                  (7,042)      4,838      (22,605)            -         77,078
 Change in net unrealized appreciation
  (depreciation) of investments               3,981     (24,766)      84,668             -        (98,882)
                                           -----------------------------------------------------------------
  Increase (decrease) in net assets
from operations                             (11,764)    (26,474)      49,735       (29,211)       (67,936)
                                           -----------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                     -           -            -       207,189          2,519
 Cost of units redeemed                     (74,523)    (43,259)    (128,400)   (1,308,543)    (1,076,089)
 Net transfers                                2,111       7,881      (26,550)      496,707       (133,847)
 Contract maintenance charge                   (216)        (87)        (294)       (1,297)        (1,044)
                                           -----------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                   (72,628)    (35,465)    (155,244)     (605,944)    (1,208,461)
                                           -----------------------------------------------------------------

Increase (decrease) in net assets           (84,392)    (61,939)    (105,509)     (635,155)    (1,276,397)
Net assets at beginning of period           582,511     422,658      817,910     2,251,961      3,548,871
                                           -----------------------------------------------------------------
Net assets at end of period                $498,119    $360,719   $  712,401   $ 1,616,806   $  2,272,474
                                           =================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       -           -            -        35,533            213
 Units redeemed                             (12,105)     (6,853)     (12,159)     (224,494)       (88,542)
 Units transferred                              319       1,216       (2,402)       85,405        (11,519)
                                           -----------------------------------------------------------------
Increase (decrease) in units outstanding    (11,786)     (5,637)     (14,561)     (103,556)       (99,848)
Beginning units                              92,182      60,886       80,624       384,351        287,058
                                           -----------------------------------------------------------------
Ending units                                 80,396      55,249       66,063       280,795        187,210
                                           =================================================================
                                                                              SAM                             SAM
                                           Real Estate       SAM        Conservative        SAM             Flexible
                                           Securities      Balanced       Balanced      Conservative         Income
                                             Account      Portfolio       Portfolio    Growth Portfolio     Portfolio
                                            (Class 2)     (Class 2)        (Class 2)     (Class 2)          (Class 2)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    (5,069)  $    460,526   $     89,631   $         68,825   $    212,346

Net realized gains (losses)                      1,710     (1,805,321)       111,655         (1,123,384)       (69,880)
 Change in net unrealized appreciation
  (depreciation) of investments                 29,640      1,084,039       (169,647)           582,999         13,394
                                           ---------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                                 26,281       (260,756)        31,639           (471,560)       155,860
                                           ---------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                        -         78,920         87,610            108,856          6,713
 Cost of units redeemed                       (146,187)   (10,353,141)    (1,089,331)        (6,129,342)    (1,563,708)
 Net transfers                                 (48,396)      (998,253)       322,383            950,067        392,340
 Contract maintenance charge                      (219)       (11,956)        (1,497)            (7,338)        (3,557)
                                           ---------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                     (194,802)   (11,284,430)      (680,835)        (5,077,757)    (1,168,212)
                                           ---------------------------------------------------------------------------

Increase (decrease) in net assets             (168,521)   (11,545,186)      (649,196)        (5,549,317)    (1,012,352)
Net assets at beginning of period              430,757     55,154,015      7,155,837         29,480,485     10,602,634
                                           ---------------------------------------------------------------------------
Net assets at end of period                $   262,236   $ 43,608,829   $  6,506,641   $     23,931,168   $  9,590,282
                                           ===========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          -          7,482         10,930              9,862            592
 Units redeemed                                 (8,024)      (981,469)      (131,944)          (585,363)      (170,602)
 Units transferred                              (2,602)       (95,363)        40,597             92,567         43,377
                                           ---------------------------------------------------------------------------
Increase (decrease) in units outstanding       (10,626)    (1,069,350)       (80,417)          (482,934)      (126,633)
Beginning units                                 24,526      5,280,382        890,115          2,838,301      1,156,232
                                           ---------------------------------------------------------------------------
Ending units                                    13,900      4,211,032        809,698          2,355,367      1,029,599
                                           ===========================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                               SAM                                                    Columbia
                                            Strategic     Short-Term     SmallCap     SmallCap        Variable
                                             Growth         Income        Growth        Value     Portfolio - Asset
                                            Portfolio      Account      Account II    Account I    Allocation Fund
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)       (Class 1)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (32,585)  $   (24,712)  $   (4,385)  $    (2,235)  $           7,388

Net realized gains (losses)                   (869,506)       23,878       18,602         2,321             (26,293)
 Change in net unrealized appreciation
  (depreciation) of investments                371,168        (7,941)     (26,548)       (2,597)              3,752
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                               (530,923)       (8,775)     (12,331)       (2,511)            (15,153)
                                           ------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                   12,860             -            -             -                   -
 Cost of units redeemed                     (2,662,221)   (1,444,525)     (53,845)      (40,789)           (128,225)
 Net transfers                              (1,052,400)    1,070,428      (40,986)      (34,702)            408,203
 Contract maintenance charge                    (3,498)         (442)         (75)          (63)               (252)
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                   (3,705,259)     (374,539)     (94,906)      (75,554)            279,726
                                           ------------------------------------------------------------------------


Increase (decrease) in net assets           (4,236,182)     (383,314)    (107,237)      (78,065)            264,573
Net assets at beginning of period           15,343,930     1,851,701      335,263       168,872             717,063
                                           ------------------------------------------------------------------------
Net assets at end of period                $11,107,748   $ 1,468,387   $  228,026   $    90,807   $         981,636
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      1,385             -            -             -                   -
 Units redeemed                               (243,682)     (199,249)      (8,638)       (4,409)            (11,305)
 Units transferred                            (105,483)      147,785       (5,714)       (3,492)             35,727
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding      (347,780)      (51,464)     (14,352)       (7,901)             24,422
Beginning units                              1,397,038       254,355       52,037        18,235              61,271
                                           ------------------------------------------------------------------------
Ending units                                 1,049,258       202,891       37,685        10,334              85,693
                                           ========================================================================

                                               Columbia                       Columbia
                                               Variable        Columbia       Variable        Columbia        Columbia
                                              Portfolio -      Variable      Portfolio -      Variable        Variable
                                                 Small         Portfolio       Marsico       Portfolio -      Portfolio -
                                                Company         - High         Focused         Marsico          Marsico
                                              Growth Fund     Income Fund   Equities Fund    Growth Fund   21st Century Fund
                                               (Class 1)       (Class 1)      (Class 1)       (Class 1)       (Class 1)
                                           ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (26,618)  $   1,464,790   $    (447,446)  $    (40,307)  $         (23,364)

Net realized gains (losses)                        58,837         140,089         328,938        273,617              42,780
 Change in net unrealized appreciation
  (depreciation) of investments                  (123,526)       (536,137)     (1,295,596)      (357,083)           (222,902)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                                   (91,307)      1,068,742      (1,414,104)      (123,773)           (203,486)
                                           ---------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                         995       1,223,530         605,993          1,336                 727
 Cost of units redeemed                          (402,821)     (4,495,695)     (6,482,925)      (673,432)           (156,399)
 Net transfers                                   (113,415)     (1,642,438)     (2,697,129)      (133,234)              8,526
 Contract maintenance charge                         (223)         (3,551)         (5,743)          (536)               (107)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                        (515,464)     (4,918,154)     (8,579,804)      (805,866)           (147,253)
                                           ---------------------------------------------------------------------------------


Increase (decrease) in net assets                (606,771)     (3,849,412)     (9,993,908)      (929,639)           (350,739)
Net assets at beginning of period               1,951,181      25,984,432      41,882,170      3,520,564           1,631,456
                                           ---------------------------------------------------------------------------------
Net assets at end of period                $    1,344,410   $  22,135,020   $  31,888,262   $  2,590,925   $       1,280,717
                                           =================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                            85          64,540          51,673            124                  47
 Units redeemed                                   (32,750)       (238,092)       (572,845)       (62,360)            (10,976)
 Units transferred                                 (8,734)        (91,845)       (233,520)       (12,805)                841
                                           ---------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (41,399)       (265,397)       (754,692)       (75,041)            (10,088)
Beginning units                                   159,274       1,415,148       3,687,487        323,404             107,059
                                           ---------------------------------------------------------------------------------
Ending units                                      117,875       1,149,751       2,932,795        248,363              96,971
                                           =================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                              Columbia      Columbia
                                                                Columbia      Variable      Variable
                                                                Variable     Portfolio -   Portfolio -
                                                               Portfolio -     Marsico     Diversified
                                                                 Mid Cap    International    Equity        Asset         Global
                                                                 Growth     Opportunities    Income     Allocation       Growth
                                                                  Fund          Fund          Fund         Fund           Fund
                                                                (Class 1)     (Class 2)     (Class 1)    (Class 2)      (Class 2)
                                                              -------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $  (17,753)  $   (27,736)  $    18,204  $    203,794   $ (1,041,396)

Net realized gains (losses)                                       27,582      (119,798)     (414,632)    1,591,437     11,431,651
Change in net unrealized appreciation
(depreciation) of investments                                    (64,514)     (506,772)       76,775    (1,840,709)   (39,698,006)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets from operations                (54,685)     (654,306)     (319,653)      (45,478)   (29,307,751)
                                                              -------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                       1,639         2,493            13       459,556      1,196,875
Cost of units redeemed                                          (504,596)     (643,641)     (729,550)  (12,837,969)   (49,477,650)
Net transfers                                                    (89,475)     (199,573)     (261,194)     (622,686)   (15,624,018)
Contract maintenance charge                                         (152)         (480)         (489)      (41,713)       (80,014)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions     (592,584)     (841,201)     (991,220)  (13,042,812)   (63,984,807)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets                               (647,269)   (1,495,507)   (1,310,873)  (13,088,290)   (93,292,558)
Net assets at beginning of period                              1,383,881     4,403,401     4,153,700    85,697,533    342,056,864
                                                              -------------------------------------------------------------------
Net assets at end of period                                   $  736,612   $ 2,907,894   $ 2,842,827  $ 72,609,243   $248,764,306
                                                              ===================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           135           145             1        30,983         51,403
Units redeemed                                                   (44,555)      (38,800)      (67,167)     (802,144)    (2,183,720)
Units transferred                                                 (8,303)      (11,139)      (24,772)      (43,110)      (690,897)
                                                              -------------------------------------------------------------------
Increase (decrease) in units outstanding                         (52,723)      (49,794)      (91,938)     (814,271)    (2,823,214)
Beginning units                                                  121,959       248,600       364,851     5,407,120     14,920,017
                                                              -------------------------------------------------------------------
Ending units                                                      69,236       198,806       272,913     4,592,849     12,096,803
                                                              ===================================================================
                                                                               Growth       Asset          Cash
                                                                  Growth       -Income    Allocation    Management      Growth
                                                                   Fund         Fund         Fund          Fund          Fund
                                                                (Class 2)     (Class 2)   (Class 3)     (Class 3)      (Class 3)
                                                              ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $ (4,034,401) $   (433,877) $   212,307    $ (165,295)  $(1,428,542)

Net realized gains (losses)                                      7,118,037    (1,350,253)    (225,064)      (55,051)   (3,808,841)
Change in net unrealized appreciation
(depreciation) of investments                                  (23,457,666)  (10,395,127)      30,315         9,667    (6,089,703)
                                                              --------------------------------------------------------------------
Increase (decrease) in net assets from operations              (20,374,030)  (12,179,257)      17,558      (210,679)  (11,327,086)
                                                              --------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                     1,354,743     1,782,340       72,039        11,781       430,528
Cost of units redeemed                                         (66,102,932)  (64,513,546)  (6,693,238)   (5,122,465)  (23,732,387)
Net transfers                                                  (26,159,015)  (16,874,242)     142,266     3,795,972    (8,119,249)
Contract maintenance charge                                       (109,666)     (117,408)     (16,663)       (7,894)      (84,514)
                                                              --------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (91,016,870)  (79,722,856)  (6,495,596)   (1,322,606)  (31,505,622)
                                                              --------------------------------------------------------------------

Increase (decrease) in net assets                             (111,390,900)  (91,902,113)  (6,478,038)   (1,533,285)   (42,832,708)
Net assets at beginning of period                              456,326,337   436,801,880   43,700,036    13,423,722    231,541,625
                                                              --------------------------------------------------------------------
Net assets at end of period                                   $344,935,437 $ 344,899,767  $37,221,998   $11,890,437   $188,708,917
                                                              ====================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                          65,167       104,409        1,456           548          2,329
Units redeemed                                                  (3,327,507)   (3,957,508)    (140,738)     (235,813)      (132,572)
Units transferred                                               (1,321,357)   (1,042,953)       2,102       174,331        (46,723)
                                                              --------------------------------------------------------------------
Increase (decrease) in units outstanding                        (4,583,697)   (4,896,052)    (137,180)      (60,934)      (176,966)
Beginning units                                                 23,161,429    26,741,866      922,960       612,158      1,282,399
                                                              --------------------------------------------------------------------
Ending units                                                    18,577,732    21,845,814      785,780       551,224      1,105,433
                                                              ====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                              High-                   U.S. Government    Growth
                                                                 Growth-      Income                    /AAA-Rated         and
                                                                 Income        Bond    International    Securities       Income
                                                                  Fund         Fund        Fund            Fund         Portfolio
                                                                (Class 3)   (Class 3)    (Class 3)       (Class 3)     (Class VC)
                                                              ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                   $   417,645  $ 1,308,239   $   201,391     $  116,965  $ (2,049,237)

Net realized gains (losses)                                     (6,366,125)     989,347      (571,446)     1,135,154    (5,348,487)
Change in net unrealized appreciation
(depreciation) of investments                                      195,973   (2,063,347)   (7,868,678)       136,658   (11,762,626)
                                                              ---------------------------------------------------------------------
Increase (decrease) in net assets from operations               (5,752,507)     234,239    (8,238,733)     1,388,777   (19,160,350)
                                                              ---------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                       248,423       36,863       110,997         34,222    28,385,194
Cost of units redeemed                                         (26,598,048)  (2,663,453)   (6,805,343)    (3,849,649)  (27,015,264)
Net transfers                                                   (4,192,218)    (228,725)   (2,278,385)       178,669     8,431,977
Contract maintenance charge                                        (87,684)      (9,134)      (20,119)        (9,764)      (48,577)
                                                              ---------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (30,629,527)  (2,864,449)   (8,992,850)    (3,646,522)    9,753,330
                                                              ---------------------------------------------------------------------

Increase (decrease) in net assets                              (36,382,034)  (2,630,210)  (17,231,583)    (2,257,745)   (9,407,020)
Net assets at beginning of period                              208,592,720   23,121,444    60,705,085     26,067,499   249,602,582
                                                              ---------------------------------------------------------------------
Net assets at end of period                                   $172,210,686  $20,491,234  $ 43,473,502    $23,809,754  $240,195,562
                                                              =====================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           2,094          452         2,163            900     2,976,269
Units redeemed                                                    (223,186)     (32,854)     (141,328)       (99,108)   (2,385,142)
Units transferred                                                  (35,291)      (2,005)      (49,434)         2,268       978,043
                                                              ---------------------------------------------------------------------
Increase (decrease) in units outstanding                          (256,383)     (34,407)     (188,599)       (95,940)    1,569,170
Beginning units                                                  1,727,264      287,610     1,195,394        687,580    21,726,327
                                                              ---------------------------------------------------------------------
Ending units                                                     1,470,881      253,203     1,006,795        591,640    23,295,497
                                                              =====================================================================

                                                                                                          Sterling      Sterling
                                                                           Sterling       Sterling        Capital       Capital
                                                              Mid Cap       Capital        Capital       Strategic       Total
                                                               Value        Select         Special       Allocation      Return
                                                             Portfolio      Equity      Opportunities      Equity         Bond
                                                             (Class VC)       VIF            VIF            VIF           VIF
                                                            ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                $  (415,115)  $   (7,821)    $  (246,805)    $  (13,705)  $   164,143

Net realized gains (losses)                                    (727,009)    (285,114)        869,147       (163,316)      530,195
Change in net unrealized appreciation
(depreciation) of investments                                  (389,217)     221,139      (1,392,524)        34,397      (345,747)
                                                            ----------------------------------------------------------------------
Increase (decrease) in net assets from operations            (1,531,341)     (71,796)       (770,182)      (142,624)      348,591
                                                            ----------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                     59,205          490          32,069              -        41,457
Cost of units redeemed                                       (5,996,210)    (224,290)     (1,742,656)      (330,655)   (1,613,136)
Net transfers                                                  (480,133)     (57,469)         11,957         15,002      (287,332)
Contract maintenance charge                                     (17,858)        (195)         (1,291)          (345)         (908)
                                                            ----------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions  (6,434,996)    (281,464)     (1,699,921)      (315,998)   (1,859,919)
                                                            ----------------------------------------------------------------------

Increase (decrease) in net assets                            (7,966,337)    (353,260)     (2,470,103)      (458,622)   (1,511,328)
Net assets at beginning of period                            34,280,758    1,745,230      15,483,642      2,012,635     9,243,994
                                                            ----------------------------------------------------------------------
Net assets at end of period                                 $26,314,421   $1,391,970     $13,013,539     $1,554,013   $ 7,732,666
                                                            ----------------------------------------------------------------------

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                        5,001           54           2,094              -         3,296
Units redeemed                                                 (435,631)     (25,095)       (116,666)       (32,449)     (128,139)
Units transferred                                               (38,780)      (4,753)         (4,437)         2,052       (24,290)
                                                            ----------------------------------------------------------------------
Increase (decrease) in units outstanding                       (469,410)     (29,794)       (119,009)       (30,397)     (149,133)
Beginning units                                               2,497,517      190,884       1,035,403        198,013       750,050
                                                            ----------------------------------------------------------------------
Ending units                                                  2,028,107      161,090         916,394        167,616       600,917
                                                            ======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                Franklin
                                                                                Templeton
                                                         MTB                       VIP
                                                       Managed     Franklin     Founding
                                                     Allocation     Income        Funds      Allocation     Allocation
                                                       Fund -     Securities    Allocation    Balanced        Growth
                                                      Moderate       Fund         Fund        Portfolio      Portfolio
                                                      Growth II   (Class 2)     (Class 2)     (Class 3)      (Class 3)
                                                     ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                         $      -    $ 2,910,999   $  (617,659)  $    72,881   $   (43,532)

Net realized gains (losses)                                 6      2,199,252      (160,327)      444,599       (10,872)
Change in net unrealized appreciation
(depreciation) of investments                             (27)    (4,908,040)     (544,132)   (1,427,625)     (836,382)
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets from operations         (21)       202,211    (1,322,118)     (910,145)     (890,786)
                                                     ------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                -     31,984,912     8,065,705    40,643,163     6,577,207
Cost of units redeemed                                      -     (5,687,053)   (3,063,103)   (2,911,980)     (907,517)
Net transfers                                               -     21,856,920     1,038,111    16,825,969     3,084,916
Contract maintenance charge                               (49)        (4,982)       (4,188)       (3,266)         (845)
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets from
capital transactions                                      (49)    48,149,797     6,036,525    54,553,886     8,753,761
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets                         (70)    48,352,008     4,714,407    53,643,741     7,862,975
Net assets at beginning of period                         375     47,357,563    36,380,043    32,841,923     4,539,712
                                                     ------------------------------------------------------------------
Net assets at end of period                          $    305    $95,709,571   $41,094,450   $86,485,664   $12,402,687
                                                     ==================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                 -       3,013,542       871,035     3,548,980       600,954
Units redeemed                                            (5)      (538,098)      (332,332)     (254,183)      (82,844)
Units transferred                                          -       2,083,156       112,206     1,471,304       290,691
                                                     ------------------------------------------------------------------
Increase (decrease) in units outstanding                  (5)      4,558,600       650,909     4,766,101       808,801
Beginning units                                           39       4,540,183     3,952,710     2,867,378       411,426
                                                     ------------------------------------------------------------------
Ending units                                               34      9,098,783     4,603,619     7,633,479     1,220,227
                                                     ==================================================================

                                                    Allocation
                                                     Moderate      Allocation        Real
                                                      Growth        Moderate        Return
                                                     Portfolio      Portfolio      Portfolio
                                                     (Class 3)      (Class 3)      (Class 3)
                                                   -------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                       $    (86,829) $    (32,484)  $  (2,263,437)

Net realized gains (losses)                             571,837       485,492       1,580,194
Change in net unrealized appreciation
(depreciation) of investments                        (7,203,258)   (4,265,563)      6,556,702
Increase (decrease) in net assets from operations    (6,718,250)   (3,812,555)      5,873,459

From capital transactions:
Net proceeds from units sold                         71,903,249    63,828,133      79,967,296
Cost of units redeemed                               (4,220,392)   (3,695,108)     (6,884,177)
Net transfers                                        20,533,559    19,500,398      34,233,215
Contract maintenance charge                              (6,888)       (4,912)         (7,664)
                                                   -------------------------------------------
Increase (decrease) in net assets from
capital transactions                                 88,209,528    79,628,511     107,308,670
                                                   -------------------------------------------

Increase (decrease) in net assets                    81,491,278    75,815,956     113,182,129
Net assets at beginning of period                    55,508,068    44,214,654      84,421,305
                                                   -------------------------------------------
Net assets at end of period                        $136,999,346  $120,030,610   $ 197,603,434
                                                   ===========================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                            6,497,369     5,616,969       6,852,684
Units redeemed                                        (385,568)     (328,013)        (587,371)
Units transferred                                     1,865,672     1,737,567       2,935,225
                                                   -------------------------------------------
Increase (decrease) in units outstanding              7,977,473     7,026,523       9,200,538
Beginning units                                       4,992,596     3,880,104       7,405,888
                                                   -------------------------------------------
Ending units                                         12,970,069    10,906,627      16,606,426
                                                   ===========================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010

                                                                                             Government
                                                                 Asset         Capital      and Quality                   Natural
                                                              Allocation     Appreciation      Bond          Growth      Resources
                                                               Portfolio      Portfolio      Portfolio      Portfolio    Portfolio
                                                               (Class 1)      (Class 1)      (Class 1)      (Class 1)    (Class 1)
                                                              ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $  1,658,860  $  (4,426,894) $  4,106,337   $   (931,286) $  (577,865)

Net realized gains (losses)                                     (2,734,561)   (12,119,178)    1,289,501    (13,504,121)  11,392,328
Change in net unrealized appreciation
(depreciation) of investments                                   17,602,969     76,826,729       568,274     27,016,468      (76,798)
                                                              ----------------------------------------------------------------------
Increase (decrease) in net assets from operations               16,527,268     60,280,657     5,964,112     12,581,061   10,737,665
                                                              ----------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                       689,074      1,070,095     1,132,966        400,331      127,071
Cost of units redeemed                                         (18,521,867)   (42,705,169)  (30,127,782)   (14,485,754) (11,804,533)
Net transfers                                                     (233,388)    (7,577,441)   (3,228,181)    (6,641,256)  (6,284,245)
Contract maintenance charge                                        (68,249)      (180,510)      (74,447)       (60,397)     (36,227)
                                                              ----------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (18,134,430)   (49,393,025)  (32,297,444)   (20,787,076) (17,997,934)
                                                              ----------------------------------------------------------------------

Increase (decrease) in net assets                               (1,607,162)    10,887,632   (26,333,332)    (8,206,015)  (7,260,269)
Net assets at beginning of period                              149,654,165    328,926,042   179,811,641    119,178,758   99,135,192
                                                              ----------------------------------------------------------------------
Net assets at end of period                                   $148,047,003  $ 339,813,674  $153,478,309   $110,972,743  $91,874,923
                                                              ======================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                          27,699         25,364        57,531         13,579        2,533
Units redeemed                                                    (730,086)      (975,479)   (1,530,540)      (479,545)    (236,175)
Units transferred                                                  (12,104)      (188,914)     (173,185)      (221,601)    (132,026)
                                                              ----------------------------------------------------------------------
Increase (decrease) in units outstanding                          (714,491)    (1,139,029)   (1,646,194)      (687,567)    (365,668)
                                                              ----------------------------------------------------------------------
Beginning units                                                  6,064,925      7,736,493     9,397,555      4,003,562    1,922,741
Ending units                                                     5,350,434      6,597,464     7,751,361      3,315,995    1,557,073
                                                              ======================================================================

                                                                                           Government
                                                                Asset         Capital      and Quality                  Natural
                                                             Allocation     Appreciation      Bond        Growth       Resources
                                                              Portfolio      Portfolio      Portfolio    Portfolio     Portfolio
                                                              (Class 2)      (Class 2)      (Class 2)    (Class 2)     (Class 2)
                                                             ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                 $   110,374    $  (991,082) $  1,702,903   $  (340,302)  $  (166,563)

Net realized gains (losses)                                     (421,586)     1,403,909       214,400    (2,081,066)   (1,314,870)
Change in net unrealized appreciation
(depreciation) of investments                                  1,601,103     11,628,559       719,525     6,370,597     3,937,365
                                                             ---------------------------------------------------------------------
Increase (decrease) in net assets from operations              1,289,891     12,041,386     2,636,828     3,949,229     2,455,932
                                                             ---------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                       5,143        303,579       439,365       252,136        99,465
Cost of units redeemed                                        (2,238,193)   (10,501,099)  (15,358,582)   (4,852,296)   (3,055,084)
Net transfers                                                     61,442     (3,296,099)   (1,624,916)   (1,112,477)   (1,249,565)
Contract maintenance charge                                       (2,099)       (14,779)      (15,151)       (7,780)       (4,532)
                                                             ---------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions   (2,173,707)   (13,508,398)  (16,559,284)   (5,720,417)   (4,209,716)
                                                             ---------------------------------------------------------------------

Increase (decrease) in net assets                               (883,816)    (1,467,012)  (13,922,456)   (1,771,188)   (1,753,784)
Net assets at beginning of period                             12,952,662     68,526,327    84,762,472    36,875,488    22,331,708
                                                             ---------------------------------------------------------------------
Net assets at end of period                                  $12,068,846    $67,059,315  $ 70,840,016   $35,104,300   $20,577,924
                                                             =====================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           200          6,932        22,185         8,403         1,994
Units redeemed                                                   (92,000)      (234,552)     (786,578)     (162,307)      (61,772)
Units transferred                                                  2,720        (74,252)      (85,090)      (36,061)      (25,278)
                                                             ---------------------------------------------------------------------
Increase (decrease) in units outstanding                         (89,080)      (301,872)     (849,483)     (189,965)      (85,056)
Beginning units                                                  534,495      1,599,362     4,464,526     1,255,422       440,030
                                                             ---------------------------------------------------------------------
Ending units                                                     445,415      1,297,490     3,615,043     1,065,457       354,974
                                                             =====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                                                         Government
                                              Asset        Capital       and Quality                    Natural
                                           Allocation    Appreciation       Bond          Growth       Resources
                                            Portfolio     Portfolio       Portfolio      Portfolio     Portfolio
                                            (Class 3)     (Class 3)       (Class 3)      (Class 3)     (Class 3)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE)
IN NET ASSETS:
From operations:
   Net investment income (loss)            $   205,413   $  (5,731,864)  $ 12,560,003   $ (1,498,676)  $ (1,321,485)

   Net realized gains (losses)              (1,576,437)     (4,607,558)     2,834,154    (10,826,603)    (7,428,339)
   Change in net unrealized appreciation
      (depreciation) of investments          4,120,223      80,720,896      2,580,843     28,052,491     27,890,605
                                           ------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations               2,749,199      70,381,474     17,975,000     15,727,212     19,140,781
                                           ------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold              2,378,405      27,397,519     40,050,283      2,551,244      6,319,158
   Cost of units redeemed                   (3,297,352)    (39,368,925)   (79,777,748)   (16,584,957)   (15,895,133)
   Net transfers                             1,400,926     (13,485,184)    38,262,749     (6,177,683)    (2,943,442)
   Contract maintenance charge                  (4,500)        (69,527)       (97,670)       (32,222)       (27,947)
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
        from capital transactions              477,479     (25,526,117)    (1,562,386)   (20,243,618)   (12,547,364)
                                           ------------------------------------------------------------------------

Increase (decrease) in net assets            3,226,678      44,855,357     16,412,614     (4,516,406)     6,593,417
Net assets at beginning of period           22,884,366     354,705,982    598,222,501    143,954,599    150,922,682
                                           ------------------------------------------------------------------------
Net assets at end of period                $26,111,044   $ 399,561,339   $614,635,115   $139,438,193   $157,516,099
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                  178,795       1,442,574      2,746,529        144,372        376,749
   Units redeemed                             (132,976)       (931,330)    (4,184,086)      (572,685)      (343,408)
   Units transferred                            71,892          44,111      2,393,217       (198,195)        13,857
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding       117,711         555,355        955,660       (626,508)        47,198
Beginning units                                971,609       8,852,152     32,768,598      5,241,332      3,269,902
                                           ------------------------------------------------------------------------
Ending units                                 1,089,320       9,407,507     33,724,258      4,614,824      3,317,100
                                           ========================================================================

                                                                                        Blue
                                           Aggressive      Alliance                     Chip          Capital
                                             Growth         Growth      Balanced       Growth         Growth
                                            Portfolio      Portfolio    Portfolio     Portfolio      Portfolio
                                            (Class 1)      (Class 1)    (Class 1)     (Class 1)      (Class 1)
                                           --------------------------------------------------------------------
INCREASE (DECREASE)
IN NET ASSETS:
From operations:
   Net investment income (loss)            $  (455,943)  $ (1,359,043)  $   204,529   $  (110,128)  $  (110,288)

   Net realized gains (losses)              (2,414,734)    (9,684,755)   (2,030,008)      160,174       108,190
   Change in net unrealized appreciation
      (depreciation) of investments          8,136,642     25,794,567     6,853,672       875,308       417,635
                                           --------------------------------------------------------------------
      Increase (decrease) in net
       assets from operations                5,265,965     14,750,769     5,028,193       925,354       415,537
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                123,233        780,679       421,671        11,652        18,301
   Cost of units redeemed                   (3,855,761)   (26,623,729)   (7,095,158)   (1,337,537)     (885,624)
   Net transfers                              (924,931)    (6,944,735)      312,740    (1,138,183)     (778,849)
   Contract maintenance charge                 (26,754)      (162,105)      (41,707)       (4,275)       (4,201)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (4,684,213)   (32,949,890)   (6,402,454)   (2,468,343)   (1,650,373)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets              581,752    (18,199,121)   (1,374,261)   (1,542,989)   (1,234,836)
Net assets at beginning of period           30,938,865    212,426,679    54,170,244     8,996,959     8,146,440
                                           --------------------------------------------------------------------
Net assets at end of period                $31,520,617   $194,227,558   $52,795,983   $ 7,453,970   $ 6,911,604
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                   10,561         26,721        27,465         1,646         2,638
   Units redeemed                             (334,855)      (904,048)     (463,386)     (229,207)     (130,714)
   Units transferred                           (83,304)      (233,366)       20,171      (163,775)     (118,843)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (407,598)    (1,110,693)     (415,750)     (391,336)     (246,919)
Beginning units                              2,788,887      7,055,815     3,636,635     1,542,759     1,168,646
                                           --------------------------------------------------------------------
Ending units                                 2,381,289      5,945,122     3,220,885     1,151,423       921,727
                                           ====================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                                          Davis
                                               Cash        Corporate      Venture       "Dogs" of Wall       Emerging
                                            Management       Bond         Value            Street            Markets
                                            Portfolio      Portfolio     Portfolio        Portfolio         Portfolio
                                             (Class 1)     (Class 1)     (Class 1)        (Class 1)         (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $ (1,437,588)  $  5,888,575   $ (4,097,983)  $       252,787   $    (81,684)

   Net realized gains (losses)               (2,961,591)     4,480,043     (5,447,075)       (1,317,599)   (15,404,398)
   Change in net unrealized appreciation
      (depreciation) of investments           2,743,696        815,386     59,054,407         3,754,632     25,102,470
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations               (1,655,483)    11,184,004     49,509,349         2,689,820      9,616,388
                                           ----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold               3,076,148        746,339      1,678,533            61,911        228,896
   Cost of units redeemed                   (38,822,113)   (22,498,340)   (68,739,749)       (2,641,942)    (8,790,669)
   Net transfers                             13,984,772        977,056    (26,625,669)        1,630,693       (315,375)
   Contract maintenance charge                  (72,631)       (45,221)      (305,467)          (13,002)       (30,059)
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (21,833,824)   (20,820,166)   (93,992,352)         (962,340)    (8,907,207)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets           (23,489,307)    (9,636,162)   (44,483,003)        1,727,480        709,181
Net assets at beginning of period           106,567,407    127,454,013    560,675,687        19,185,423     69,854,315
                                           ----------------------------------------------------------------------------
Net assets at end of period                $ 83,078,100   $117,817,851   $516,192,684   $    20,912,903   $ 70,563,496
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                   229,676         32,850         52,656             5,460         11,924
   Units redeemed                            (2,906,085)      (981,201)    (2,145,637)         (233,374)      (435,464)
   Units transferred                          1,045,552         48,466       (830,510)          135,832        (49,178)
                                           ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (1,630,857)      (899,885)    (2,923,491)          (92,082)      (472,718)
Beginning units                               7,890,791      5,837,425     17,402,626         1,777,635      3,502,327
                                           ----------------------------------------------------------------------------
Ending units                                  6,259,934      4,937,540     14,479,135         1,685,553      3,029,609
                                           ============================================================================

                                              Equity         Fundamental      Global         Global          Growth
                                           Opportunities       Growth          Bond         Equities      Opportunities
                                             Portfolio        Portfolio      Portfolio      Portfolio       Portfolio
                                             (Class 1)        (Class 1)      (Class 1)      (Class 1)       (Class 1)
                                           -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $     (291,326)  $   (722,185)  $  1,452,895   $    101,639   $     (167,602)

   Net realized gains (losses)                 (3,267,173)    (2,987,071)     1,704,715        (53,535)        (229,726)
   Change in net unrealized appreciation
      (depreciation) of investments             8,489,465     10,433,737       (636,446)     7,431,257        2,554,416
                                           -----------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations                  4,930,966      6,724,481      2,521,164      7,479,361        2,157,088
                                           -----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                   125,300        293,912        235,936        283,235           59,084
   Cost of units redeemed                      (5,099,383)    (5,805,959)   (10,357,830)    (8,700,251)      (1,700,247)
   Net transfers                               (1,178,923)    (1,703,754)     2,035,259     (1,998,965)       1,299,037
   Contract maintenance charge                    (21,755)       (41,638)       (19,566)       (39,561)          (5,832)
                                           -----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions               (6,174,761)    (7,257,439)    (8,106,201)   (10,455,542)        (347,958)
                                           -----------------------------------------------------------------------------

Increase (decrease) in net assets              (1,243,795)      (532,958)    (5,585,037)    (2,976,181)       1,809,130
Net assets at beginning of period              36,813,569     50,737,315     60,695,476     68,658,954       10,714,078
                                           -----------------------------------------------------------------------------
Net assets at end of period                $   35,569,774   $ 50,204,357   $ 55,110,439   $ 65,682,773   $   12,523,208
                                           =============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       7,605         18,482         10,712         15,110           11,114
   Units redeemed                                (305,830)      (369,966)      (469,961)      (461,583)        (318,338)
   Units transferred                              (70,177)      (109,801)        90,203       (105,109)         209,732
                                           -----------------------------------------------------------------------------
Increase (decrease) in units outstanding         (368,402)      (461,285)      (369,046)      (551,582)         (97,492)
Beginning units                                 2,272,164      3,252,503      2,805,022      3,656,933        2,146,854
                                           -----------------------------------------------------------------------------
Ending units                                    1,903,762      2,791,218      2,435,976      3,105,351        2,049,362
                                           =============================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                                                          International    International     Marsico
                                               Growth-     High-Yield      Diversified      Growth and       Focused
                                               Income         Bond          Equities          Income         Growth
                                             Portfolio     Portfolio       Portfolio         Portfolio      Portfolio
                                              (Class 1)    (Class 1)       (Class 1)         (Class 1)      (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   (892,538)  $  6,945,399   $    1,403,938   $    1,536,129   $  (196,937)

   Net realized gains (losses)               (8,480,352)    (7,619,070)         996,692       (2,813,165)   (1,495,633)
   Change in net unrealized appreciation
      (depreciation) of investments          22,655,686     11,092,592          800,976        4,055,296     4,129,033
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                       13,282,796     10,418,921        3,201,606        2,778,260     2,436,463
                                           ----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 483,001        742,917          304,992          233,055        27,206
   Cost of units redeemed                   (19,828,067)   (15,332,719)      (8,389,361)      (8,931,354)   (2,827,155)
   Net transfers                             (5,196,390)      (640,675)      (1,862,422)      (2,792,049)     (988,461)
   Contract maintenance charge                 (103,157)       (34,014)         (28,972)         (34,120)       (8,524)
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (24,644,613)   (15,264,491)      (9,975,763)     (11,524,468)   (3,796,934)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets           (11,361,817)    (4,845,570)      (6,774,157)      (8,746,208)   (1,360,471)
Net assets at beginning of period           161,401,177     91,538,604       64,426,394       71,179,908    18,645,644
                                           ----------------------------------------------------------------------------
Net assets at end of period                $150,039,360   $ 86,693,034   $   57,652,237   $   62,433,700   $17,285,173
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    19,869         35,661           25,277           18,498         2,742
   Units redeemed                              (826,258)      (739,725)        (691,388)        (702,534)     (268,396)
   Units transferred                           (220,283)       (45,287)        (168,994)        (220,607)      (95,484)
                                           ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (1,026,672)      (749,351)        (835,105)        (904,643)     (361,138)
Beginning units                               6,654,865      4,656,578        5,137,601        5,364,931     1,822,557
                                           ----------------------------------------------------------------------------
Ending units                                  5,628,193      3,907,227        4,302,496        4,460,288     1,461,419
                                           ============================================================================


                                                MFS
                                           Massachusetts      MFS
                                             Investors       Total         Mid-Cap        Real
                                               Trust         Return        Growth        Estate        Technology
                                             Portfolio      Portfolio     Portfolio     Portfolio       Portfolio
                                             (Class 1)      (Class 1)     (Class 1)     (Class 1)       (Class 1)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $     (359,875)  $  2,455,720   $  (624,870)  $   124,808   $  (171,881)

   Net realized gains (losses)                   (115,723)    (3,965,308)   (2,072,183)   (6,071,847)     (659,731)
   Change in net unrealized appreciation
      (depreciation) of investments             5,579,319     16,529,588    11,317,761    11,773,950     2,515,510
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                          5,103,721     15,020,000     8,620,708     5,826,911     1,683,898
                                           -----------------------------------------------------------------------
From capital transactions:
   Net proceeds from units sold                   244,043        555,063       202,902        87,331        56,689
   Cost of units redeemed                      (9,977,203)   (28,663,459)   (6,855,000)   (5,220,320)   (1,616,992)
   Net transfers                               (1,219,771)    (6,760,196)      339,167       281,098    (1,105,553)
   Contract maintenance charge                    (38,040)       (93,985)      (27,047)      (17,016)       (5,673)
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions              (10,990,971)   (34,962,577)   (6,339,978)   (4,868,907)   (2,671,529)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets              (5,887,250)   (19,942,577)    2,280,730       958,004      (987,631)
Net assets at beginning of period              66,226,571    205,782,136    43,422,346    35,267,388    12,983,385
                                           -----------------------------------------------------------------------
Net assets at end of period                $   60,339,321   $185,839,559   $45,703,076   $36,225,392   $11,995,754
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      11,327         21,281        19,584         4,322        26,975
   Units redeemed                                (474,597)    (1,105,388)     (674,531)     (254,316)     (761,709)
   Units transferred                              (61,519)      (263,375)      (14,952)        5,989      (653,654)
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding         (524,789)    (1,347,482)     (669,899)     (244,005)   (1,388,388)
Beginning units                                 3,136,517      8,051,986     4,479,793     1,874,898     6,314,247
                                           -----------------------------------------------------------------------
Ending units                                    2,611,728      6,704,504     3,809,894     1,630,893     4,925,859
                                           =======================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                            Total
                                             Telecom       Return       Aggressive     Alliance
                                             Utility        Bond          Growth        Growth       Balanced
                                            Portfolio     Portfolio      Portfolio     Portfolio     Portfolio
                                            (Class 1)     (Class 1)      (Class 2)     (Class 2)     (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   214,382   $    951,655   $   (61,656)  $  (246,406)  $    19,057

   Net realized gains (losses)                (486,026)       729,951      (114,055)    1,116,239       183,218
   Change in net unrealized appreciation
      (depreciation) of investments          2,033,018      1,454,446       855,696     1,251,976       674,081
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                       1,761,374      3,136,052       679,985     2,121,809       876,356
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 41,067        516,314         9,127        52,695        36,614
   Cost of units redeemed                   (2,451,803)   (11,141,204)     (686,676)   (4,620,967)   (1,537,762)
   Net transfers                              (728,186)    15,681,720       (13,550)   (1,298,009)       67,424
   Contract maintenance charge                  (9,407)       (28,262)       (1,222)       (8,879)       (2,946)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (3,148,329)     5,028,568      (692,321)   (5,875,160)   (1,436,670)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets           (1,386,955)     8,164,620       (12,336)   (3,753,351)     (560,314)
Net assets at beginning of period           18,344,257     65,207,913     4,144,577    32,274,906    10,026,950
                                           --------------------------------------------------------------------
Net assets at end of period                $16,957,302   $ 73,372,533   $ 4,132,241   $28,521,555   $ 9,466,636
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    2,961         19,504           760         1,812         2,330
   Units redeemed                             (169,056)      (423,999)      (60,524)     (157,732)     (100,892)
   Units transferred                           (53,743)       596,073        (1,721)      (44,097)        3,644
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (219,838)       191,578       (61,485)     (200,017)      (94,918)
Beginning units                              1,265,801      2,577,207       378,666     1,084,271       671,755
                                           --------------------------------------------------------------------
Ending units                                 1,045,963      2,768,785       317,181       884,254       576,837
                                           ====================================================================

                                                                                                      Davis
                                           Blue Chip      Capital       Cash        Corporate        Venture
                                            Growth        Growth      Management      Bond            Value
                                           Portfolio     Portfolio    Portfolio     Portfolio       Portfolio
                                           (Class 2)     (Class 2)    (Class 2)     (Class 2)       (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $  (58,816)  $  (39,875)  $   (468,615)  $ 1,829,463   $   (798,896)

   Net realized gains (losses)                 67,952      123,217       (812,764)    1,624,722       (122,642)
   Change in net unrealized appreciation
      (depreciation) of investments           391,657       82,440        696,666       113,182      8,796,209
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                        400,793      165,782       (584,713)    3,567,367      7,874,671
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 2,830        4,947        378,000        91,443        188,786
   Cost of units redeemed                    (642,838)    (462,681)   (13,879,456)   (8,204,000)   (13,730,207)
   Net transfers                               81,539     (169,441)     5,029,222       424,121     (2,803,808)
   Contract maintenance charge                 (1,250)        (743)        (8,388)       (6,210)       (20,379)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions             (559,719)    (627,918)    (8,480,622)   (7,694,646)   (16,365,608)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets            (158,926)    (462,136)    (9,065,335)   (4,127,279)    (8,490,937)
Net assets at beginning of period           4,515,802    2,785,753     34,903,610    42,571,679     92,523,475
                                           --------------------------------------------------------------------
Net assets at end of period                $4,356,876   $2,323,617   $ 25,838,275   $38,444,400   $ 84,032,538
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     512          684         28,859         4,022          5,841
   Units redeemed                            (114,225)     (67,182)    (1,051,318)     (361,705)      (427,192)
   Units transferred                           12,340      (23,884)       380,269        17,180        (88,439)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding     (101,373)     (90,382)      (642,190)     (340,503)      (509,790)
Beginning units                               792,233      405,486      2,618,132     1,979,008      2,890,453
                                           --------------------------------------------------------------------
Ending units                                  690,860      315,104      1,975,942     1,638,505      2,380,663
                                           ====================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                            "Dogs" of
                                              Wall         Emerging       Equity          Foreign     Fundamental
                                             Street         Markets    Opportunities       Value        Growth
                                            Portfolio      Portfolio     Portfolio       Portfolio     Portfolio
                                            (Class 2)      (Class 2)     (Class 2)       (Class 2)     (Class 2)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $    68,950   $   (36,610)  $      (72,995)  $    84,970   $    (50,561)

   Net realized gains (losses)                (668,080)     (262,678)        (880,211)     (390,510)        29,704
   Change in net unrealized appreciation
      (depreciation) of investments          1,523,373     2,061,784        1,942,485       468,392        434,323
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                         924,243     1,762,496          989,279       162,852        413,466
                                           ------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                  2,288        29,528           12,828       179,625          2,490
   Cost of units redeemed                   (1,306,379)   (2,059,143)      (1,477,728)   (5,587,517)      (606,117)
   Net transfers                               (64,874)      168,004         (202,588)     (404,431)        85,532
   Contract maintenance charge                  (1,984)       (2,879)          (2,099)       (7,374)        (1,020)
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (1,370,949)   (1,864,490)      (1,669,587)   (5,819,697)      (519,115)
                                           ------------------------------------------------------------------------

Increase (decrease) in net assets             (446,706)     (101,994)        (680,308)   (5,656,845)      (105,649)
Net assets at beginning of period            7,348,853    12,935,073        7,683,010    40,616,081      3,428,999
                                           ------------------------------------------------------------------------
Net assets at end of period                $ 6,902,147   $12,833,079   $    7,002,702   $34,959,236   $  3,323,350
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      202         1,390              767        11,434            157
   Units redeemed                             (118,047)     (103,261)         (89,014)     (348,730)       (40,161)
   Units transferred                            (7,591)        4,263          (11,904)      (31,456)         4,998
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding      (125,436)      (97,608)        (100,151)     (368,752)       (35,006)
Beginning units                                690,646       659,530          481,438     2,430,323        222,395
                                           ------------------------------------------------------------------------
Ending units                                   565,210       561,922          381,287     2,061,571        187,389
                                           ========================================================================

                                                                                                        High-
                                             Global        Global         Growth         Growth         Yield
                                              Bond        Equities     Opportunities     -Income        Bond
                                           Portfolio      Portfolio      Portfolio      Portfolio     Portfolio
                                            (Class 2)     (Class 2)      (Class 2)      (Class 2)     (Class 2)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   364,358   $     1,350   $      (71,039)  $   (81,412)  $ 1,532,408

   Net realized gains (losses)                 489,144        81,173          189,449      (302,572)       84,027
   Change in net unrealized appreciation
      (depreciation) of investments           (202,308)      798,756          819,418     1,276,154       763,875
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                         651,194       881,279          937,828       892,170     2,380,310
                                           -----------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 60,154        14,675            9,554        11,111        23,144
   Cost of units redeemed                   (2,911,060)   (1,123,583)        (711,501)   (1,499,420)   (4,699,500)
   Net transfers                               729,861       264,380           79,480      (338,144)     (635,027)
   Contract maintenance charge                  (2,106)       (1,715)          (1,050)       (3,418)       (3,335)
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (2,123,151)     (846,243)        (623,517)   (1,829,871)   (5,314,718)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets           (1,471,957)       35,036          314,311      (937,701)   (2,934,408)
Net assets at beginning of period           16,169,165     7,833,355        4,632,616    11,325,724    22,246,264
                                           -----------------------------------------------------------------------
Net assets at end of period                $14,697,208   $ 7,868,391   $    4,946,927   $10,388,023   $19,311,856
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    2,768           796            1,839           443         1,116
   Units redeemed                             (133,601)      (59,752)        (133,514)      (63,095)     (230,475)
   Units transferred                            32,584        13,960           12,773       (13,782)      (34,918)
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding       (98,249)      (44,996)        (118,902)      (76,434)     (264,277)
Beginning units                                754,806       421,316          941,439       469,037     1,150,553
                                           -----------------------------------------------------------------------
Ending units                                   656,557       376,320          822,537       392,603       886,276
                                           =======================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                      International                                                  MFS
                                       Diversified      International                           Massachusetts
                                        Equities          Growth and       Marsico Focused     Investors Trust     MFS Total Return
                                        Portfolio      Income Portfolio    Growth Portfolio       Portfolio           Portfolio
                                        (Class 2)         (Class 2)           (Class 2)           (Class 2)           (Class 2)
                                     -----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment
  income (loss)                      $      629,181   $         267,757   $        (238,890)  $       (101,459)   $         665,485

  Net realized
   gains (losses)                           313,207          (1,266,488)           (854,488)           790,841           (1,393,584)
  Change in net
   unrealized appreciation
   (depreciation) of
   investments                              635,557           1,502,236           3,730,169            471,344            5,275,927
                                      ---------------------------------------------------------------------------------------------
  Increase (decrease) in
   net assets from
   operations                             1,577,945             503,505           2,636,791          1,160,726            4,547,828
                                      ---------------------------------------------------------------------------------------------
From capital
 transactions:
 Net proceeds
  from units sold                           109,531              23,251              31,197             62,756              247,942
 Cost of units
  redeemed                               (3,706,202)         (2,162,641)         (2,950,677)        (2,069,304)         (10,240,019)
 Net transfers                             (496,682)             24,516            (908,356)          (261,752)            (438,208)
  Contract maintenance charge                (6,268)             (2,570)             (3,502)            (3,076)             (14,473)
                                     ----------------------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  capital transactions                   (4,099,621)         (2,117,444)         (3,831,338)        (2,271,376)         (10,444,758)
                                     ----------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (2,521,676)         (1,613,939)         (1,194,547)        (1,110,650)          (5,896,930)
Net assets at beginning of period        30,021,823          13,799,411          20,351,645         14,828,965           63,751,431
                                     ----------------------------------------------------------------------------------------------
Net assets at end of period          $   27,500,147   $      12,185,472   $      19,157,098   $     13,718,315    $      57,854,501
                                     ==============================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   8,903               1,833               3,068              2,998                9,716
 Units redeemed                            (307,564)           (170,888)           (284,473)           (98,636)            (394,943)
 Units transferred                          (44,107)                474             (90,564)           (13,299)             (18,098)
                                     ----------------------------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                      (342,768)           (168,581)           (371,969)          (108,937)            (403,325)
Beginning units                           2,427,191           1,046,103           2,015,612            708,044            2,504,856
                                     ----------------------------------------------------------------------------------------------
Ending units                              2,084,423             877,522           1,643,643            599,107            2,101,531
                                     ==============================================================================================

                                       Mid-Cap Growth    Real Estate    Small & Mid Cap    Technology    Telecom Utility
                                         Portfolio        Portfolio     Value Portfolio    Portfolio        Portfolio
                                         (Class 2)        (Class 2)        (Class 2)       (Class 2)        (Class 2)
                                      ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment
   income (loss)                       $      (316,140)  $     15,060   $       (349,970)  $   (63,124)  $         26,110

  Net realized
   gains (losses)                              809,515     (1,936,133)            53,168       145,426           (192,303)
  Change in net
   unrealized appreciation
   (depreciation) of
   investments                               3,818,638      3,724,930          6,002,684       571,733            422,985
                                       ----------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  operations                                 4,312,013      1,803,857          5,705,882       654,035            256,792
                                       ----------------------------------------------------------------------------------
From capital
 transactions:
 Net proceeds
  from units sold                              28,669         23,637            132,656         7,402              1,178
 Cost of units
  redeemed                                 (2,991,158)    (1,818,468)        (4,311,209)     (710,094)          (640,576)
 Net transfers                               (240,148)       470,116           (381,981)      (12,275)           (55,591)
  Contract maintenance charge                  (5,668)        (2,737)            (5,468)       (1,323)              (833)
                                       ---------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  capital transactions                     (3,208,305)    (1,327,452)        (4,566,002)     (716,290)          (695,822)
                                       ---------------------------------------------------------------------------------
Increase (decrease) in net assets           1,103,708        476,405          1,139,880       (62,255)          (439,030)
Net assets at beginning of period          20,869,437     10,789,261         26,447,744     4,258,272          2,902,835
                                      ----------------------------------------------------------------------------------
Net assets at end of period           $    21,973,145   $ 11,265,666   $     27,587,624   $ 4,196,017   $      2,463,805
                                      ==================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
 Units sold                                     2,841          1,160              7,396         3,463                 80
 Units redeemed                              (293,854)       (90,767)          (239,898)     (335,066)           (45,117)
 Units transferred                            (25,573)        23,169            (18,949)      (18,486)            (3,914)
                                      ----------------------------------------------------------------------------------
 Increase (decrease)
  in units outstanding                       (316,586)       (66,438)          (251,451)     (350,089)           (48,951)
Beginning units                             2,160,082        582,785          1,604,202     2,103,021            204,034
                                      ----------------------------------------------------------------------------------
Ending units                                1,843,496        516,347          1,352,751     1,752,932            155,083
                                      ==================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                      Total Return    Aggressive     Alliance       American Funds     American Funds
                                          Bond          Growth        Growth       Asset Allocation    Global Growth
                                       Portfolio      Portfolio      Portfolio      SAST Portfolio     SAST Portfolio
                                       (Class 2)      (Class 3)      (Class 3)        (Class 3)          (Class 3)
                                     -----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                        $     261,154   $  (197,373)  $ (1,263,933)  $      (126,280)  $    (1,509,614)

 Net realized
  gains (losses)                           1,200,857    (1,179,007)     1,522,817          (968,232)       (2,286,452)
 Change in net
  unrealized appreciation
  (depreciation)
  of investments                            (329,830)    3,610,621      9,756,609         7,588,394        26,394,978
                                       ------------------------------------------------------------------------------
  Increase (decrease)
  in net assets
  from operations                          1,132,181     2,234,241     10,015,493         6,493,882        22,598,912
                                       ------------------------------------------------------------------------------

From capital transactions:
 Net proceeds
  from units sold                            247,388     2,237,043      2,214,492        16,117,947        68,341,177
 Cost of
  units redeemed                          (4,422,609)   (1,315,240)   (15,636,515)       (2,781,257)       (8,889,876)
 Net transfers                             3,735,593       663,787     (5,318,865)        9,040,037        27,129,264
  Contract maintenance
  charge                                     (2,542)       (3,280)       (33,637)           (5,394)          (18,059)
                                      -------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                     (442,170)    1,582,310    (18,774,525)       22,371,333        86,562,506
                                      ------------------------------------------------------------------------------

Increase (decrease)
 in net assets                              690,011     3,816,551     (8,759,032)       28,865,215       109,161,418
Net assets at
 beginning of period                     22,293,889    11,314,343    142,097,641        44,109,234       139,541,556
                                      ------------------------------------------------------------------------------
Net assets at
 end of period                        $  22,983,900   $15,130,894   $133,338,609   $    72,974,449   $   248,702,974
                                      ==============================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   9,581       245,218        117,618         1,713,659         6,666,694
 Units redeemed                            (170,337)     (117,018)      (546,045)         (293,802)         (868,501)
 Units transferred                          148,147        54,452       (178,447)          973,906         2,703,799
                                     -------------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                       (12,609)      182,652       (606,874)        2,393,763         8,501,992
Beginning units                             894,912     1,056,984      4,922,220         4,783,166        13,647,633
                                     -------------------------------------------------------------------------------
Ending units                                882,303     1,239,636      4,315,346         7,176,929        22,149,625
                                     ===============================================================================

                                      American Funds    American Funds
                                       Growth SAST      Growth-Income      Balanced        Blue Chip            Capital
                                        Portfolio       SAST Portfolio    Portfolio     Growth Portfolio    Growth Portfolio
                                        (Class 3)         (Class 3)       (Class 3)        (Class 3)           (Class 3)
                                     ----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                        $    (2,247,618)  $     (809,648)  $    55,945   $        (398,999)  $        (772,234)
 Net realized
  gains (losses)                            (5,722,879)      (4,762,165)     (220,241)            137,790          (2,068,773)
 Change in net
  unrealized appreciation
  (depreciation)
   of investments                            36,162,789      20,730,552     2,207,363           4,363,275           6,397,770
                                      ---------------------------------------------------------------------------------------
 Increase (decrease)
  in net assets
  from operations                           28,192,292       15,158,739     2,043,067           4,102,066           3,556,763
                                      ---------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                           30,318,091       16,217,551     4,547,326          15,730,738             290,045
 Cost of
  units redeemed                            (8,605,534)      (8,782,255)   (2,635,572)         (1,986,618)         (3,226,916)
 Net transfers                              2,968,784         2,930,279     3,792,306           6,883,394            (139,271)
  Contract maintenance
  charge                                       (19,383)         (19,808)       (3,797)             (3,149)             (8,013)
                                      ---------------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                      24,661,958       10,345,767     5,700,263          20,624,365          (3,084,155)
                                      ---------------------------------------------------------------------------------------
Increase (decrease)in net assets           52,854,250        25,504,506     7,743,330          24,726,431             472,608
Net assets at beginning of period         149,351,933       146,800,095    17,878,194          17,219,970          49,854,080
                                      ---------------------------------------------------------------------------------------
Net assets at end of period           $   202,206,183   $   172,304,601   $25,621,524   $      41,946,401   $      50,326,688
                                      =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                3,305,845         1,867,772       380,371           2,199,486              40,157
  Units redeemed                             (942,762)       (1,023,844)     (174,966)           (313,632)           (480,877)
  Units transferred                           401,101           403,300       262,869           1,032,665              13,872
                                      --------------------------------------------------------------------------------------
Increase (decrease)
  in units outstanding                     2,764,184         1,247,228       468,274           2,918,519            (426,848)
Beginning units                           16,955,375        17,222,295     1,237,281           2,912,641           7,199,601
                                      --------------------------------------------------------------------------------------
Ending units                              19,719,559        18,469,523     1,705,555           5,831,160           6,772,753
                                      ======================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                      Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall      Emerging Markets
                                         Portfolio         Portfolio       Value Portfolio    Street Portfolio        Portfolio
                                         (Class 3)         (Class 3)          (Class 3)          (Class 3)            (Class 3)
                                     -----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)        $     (3,241,865)  $    23,098,884   $     (4,817,599)  $         196,105    $        (484,917)
 Net realized gains (losses)               (7,033,894)       10,602,012        (17,488,881)         (1,985,164)         (30,957,978)
 Change in net
 unrealized appreciation
 (depreciation) of investments              6,050,245         7,000,147         69,415,711           4,029,461           54,223,313
                                     -----------------------------------------------------------------------------------------------
 Increase (decrease) in net
  assets from operations                   (4,225,514)       40,701,043         47,109,231           2,240,402           22,780,418
                                     -----------------------------------------------------------------------------------------------
From capital transactions:
  Net proceeds from units sold             23,444,169        50,308,584         38,359,500           3,390,214           14,691,088
  Cost of units redeemed                  (95,184,359)      (50,224,820)       (47,416,702)         (1,470,435)         (13,241,310)
  Net transfers                            20,884,448        30,443,789            (24,568)          5,234,844            3,753,700
  Contract maintenance charge                 (42,487)          (70,509)           (87,417)             (2,481)             (24,753)
                                     -----------------------------------------------------------------------------------------------
   Increase (decrease)
    in net assets from
    capital transactions                  (50,898,229)       30,457,044         (9,169,187)          7,152,142            5,178,725
                                     -----------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (55,123,743)       71,158,087         37,940,044           9,392,544           27,959,143
Net assets at
beginning of period                       236,878,333       459,737,070        471,246,641          12,612,965          138,954,707
                                     ----------------------------------------------------------------------------------------------
Net assets at end of period          $    181,754,590   $   530,895,157   $    509,186,685   $      22,005,509    $     166,913,850
                                     ==============================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                 2,069,765         2,959,736          2,666,606             329,350              946,719
 Units redeemed                            (7,337,086)       (2,295,952)        (1,564,630)           (132,881)            (682,798)
 Units transferred                          1,563,134         1,736,909            653,024             470,062              245,932
                                     ----------------------------------------------------------------------------------------------
Increase (decrease)
  in units outstanding                     (3,704,187)        2,400,693          1,755,000             666,531              509,853
Beginning units                            18,042,688        22,342,572         15,849,454           1,203,938            7,359,645
                                     ----------------------------------------------------------------------------------------------
Ending units                               14,338,501        24,743,265         17,604,454           1,870,469            7,869,498
                                     ==============================================================================================
                                            Equity
                                        Opportunities    Foreign Value      Fundamental       Global Bond    Global Equities
                                          Portfolio        Portfolio      Growth Portfolio     Portfolio        Portfolio
                                          (Class 3)        (Class 3)         (Class 3)         (Class 3)        (Class 3)
                                       ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)          $     (353,241)  $    1,143,630   $      (1,236,048)  $  3,431,758   $        (11,579)
 Net realized
  gains (losses)                           (3,957,375)      (7,263,986)         (3,243,549)     3,283,192           (486,461)
 Change in net
  unrealized appreciation
  (depreciation) of investments             8,637,813       14,919,696          15,660,740     (1,330,768)         3,187,811
                                       -------------------------------------------------------------------------------------
  Increase (decrease)
   in net assets
   from operations                          4,327,197        8,799,340          11,181,143      5,384,182          2,689,771
                                       -------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold                 966,011       66,669,883             920,894     19,864,445          3,042,021
 Cost of units redeemed                    (5,449,267)     (31,547,416)         (4,719,303)   (14,776,618)        (2,579,536)
 Net transfers                             (1,154,196)      33,079,329          (3,465,401)    14,174,367          1,820,687
 Contract maintenance charge                   (6,221)         (60,981)            (12,623)       (15,810)            (3,372)
                                       -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                  (5,643,673)      68,140,815          (7,276,433)    19,246,384          2,279,800
                                       -------------------------------------------------------------------------------------
Increase (decrease)
 in net assets                             (1,316,476)      76,940,155           3,904,710     24,630,566          4,969,571
Net assets at
 beginning of period                       32,677,771      311,034,623          77,863,955    130,721,653         21,171,000
                                       -------------------------------------------------------------------------------------
Net assets at end of period            $   31,361,295   $  387,974,778   $      81,768,665   $155,352,219   $     26,140,571
                                       =====================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    92,163        5,681,594              80,671      1,249,014            259,389
 Units redeemed                              (332,259)      (2,061,468)           (318,459)      (705,160)          (143,046)
 Units transferred                            (67,431)       2,909,450            (198,722)       844,006            113,940
                                       -------------------------------------------------------------------------------------
Increase (decrease) in  units
 outstanding                                 (307,527)       6,529,576            (436,510)     1,387,860            230,283
Beginning units                             2,079,729       19,373,532           5,370,746      6,438,287          1,216,039
                                       -------------------------------------------------------------------------------------
Ending units                                1,772,202       25,903,108           4,934,236      7,826,147          1,446,322
                                       =====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                         Growth                                              International        International
                                      Opportunities    Growth-Income    High-Yield Bond       Diversified           Growth and
                                        Portfolio        Portfolio         Portfolio       Equities Portfolio    Income Portfolio
                                        (Class 3)        (Class 3)         (Class 3)           (Class 3)            (Class 3)
                                     --------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment  income (loss)       $   (1,269,883)  $     (112,946)  $      8,129,200   $         4,367,019   $       4,620,426
 Net realized
  gains (losses)                            352,636         (879,858)         3,158,078               145,759         (25,400,928)
 Change in net unrealized
  appreciation
  (depreciation) of investments          18,932,017        2,292,934             42,420             7,516,926          32,330,570
                                     --------------------------------------------------------------------------------------------
  Increase (decrease) in
    net assets from operations           18,014,770        1,300,130         11,329,698            12,029,704          11,550,068
                                     --------------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold            26,148,388        1,719,587          9,407,090             4,845,742           3,119,483
 Cost of units redeemed                  (4,973,921)      (1,520,961)       (14,813,492)          (19,792,601)        (15,388,213)
 Net transfers                            4,563,790          (31,020)        (2,646,959)           (2,055,868)          1,926,030
 Contract maintenance charge                 (9,654)          (3,065)           (13,179)              (46,115)            (34,174)
                                      --------------------------------------------------------------------------------------------
    Increase (decrease) in
      net assets from capital
      transactions                       25,728,603          164,541         (8,066,540)          (17,048,842)        (10,376,874)
                                     --------------------------------------------------------------------------------------------

Increase (decrease) in net assets        43,743,373        1,464,671          3,263,158            (5,019,138)          1,173,194
Net assets at beginning of period        63,797,232       13,677,065         96,956,685           209,558,687         214,161,986
                                     --------------------------------------------------------------------------------------------
Net assets at end of period          $  107,540,605   $   15,141,736   $    100,219,843   $       204,539,549   $     215,335,180
                                     ===========================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                               3,888,310          142,672            727,121               449,236             305,936
 Units redeemed                            (910,228)         (65,153)          (752,847)           (1,668,219)         (1,256,639)
 Units transferred                          554,908            4,708           (101,915)             (155,985)            285,488
                                     --------------------------------------------------------------------------------------------
 Increase (decrease) in  units
  outstanding                             3,532,990           82,227           (127,641)           (1,374,968)           (665,215)

Beginning units                          12,605,872          598,674          5,240,017            17,247,631          17,071,094
                                     --------------------------------------------------------------------------------------------
Ending units                             16,138,862          680,901          5,112,376            15,872,663          16,405,879
                                     ===========================================================================================

                                                                MFS
                                                           Massachusetts
                                      Marsico Focused     Investors Trust       MFS Total            Mid-Cap         Real Estate
                                      Growth Portfolio       Portfolio       Return Portfolio    Growth Portfolio     Portfolio
                                         (Class 3)           (Class 3)          (Class 3)           (Class 3)         (Class 3)
                                     -------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
   income (loss)                     $        (580,033)  $       (787,310)  $       2,288,155   $      (1,098,207)  $    247,152

Net realized gains (losses)                 (2,435,552)         1,072,699          (9,202,437)          1,786,831    (18,995,112)
Change in net unrealized
  appreciation
    (depreciation) of investments           10,179,956         12,075,025          23,297,126          14,785,226     43,752,723
                                     -------------------------------------------------------------------------------------------
    Increase (decrease) in
       net assets from operations            7,164,371         12,360,414          16,382,844          15,473,850     25,004,763
                                     -------------------------------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                11,779,581         37,050,286           9,441,262          11,590,449     25,370,628
Cost of units redeemed                      (3,170,248)        (8,353,913)        (30,398,475)         (7,813,532)   (11,662,396)
Net transfers                                4,524,975         16,497,550           2,851,703           1,246,211      7,558,176
Contract maintenance charge                     (5,393)           (13,055)            (41,164)            (14,571)       (25,314)
                                     -------------------------------------------------------------------------------------------
    Increase (decrease) in
      net assets from capital
     transactions                           13,128,915         45,180,868         (18,146,674)          5,008,557     21,241,094
                                     -------------------------------------------------------------------------------------------
Increase (decrease) in net assets           20,293,286         57,541,282          (1,763,830)         20,482,407     46,245,857
Net assets at beginning of period           36,073,909         89,091,011         219,873,060          63,773,990    137,825,012
                                     -------------------------------------------------------------------------------------------
Net assets at end of period          $      56,367,195   $    146,632,293   $     218,109,230   $      84,256,397   $184,070,869
                                     ===========================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                   1,177,649          2,687,667             648,496           1,122,951      2,238,345
Units redeemed                                (307,935)          (440,389)         (1,191,903)           (772,131)      (645,589)
Units transferred                              474,919          1,260,998             169,684             119,116        791,358
                                     -------------------------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                 1,344,633          3,508,276            (373,723)            469,936      2,384,114
Beginning units                              3,632,045          4,701,819           8,926,199           6,660,269      8,379,425
                                     -------------------------------------------------------------------------------------------
Ending units                                 4,976,678          8,210,095           8,552,476           7,130,205     10,763,539
                                     ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                      Small & Mid
                                       Cap Value      Small Company     Technology    Telecom Utility    Total Return Bond
                                       Portfolio     Value Portfolio    Portfolio        Portfolio           Portfolio
                                       (Class 3)        (Class 3)       (Class 3)        (Class 3)           (Class 3)
                                     -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                      $ (4,767,881)  $     (1,196,945)  $  (339,193)  $        103,789   $        3,890,455
 Net realized
  gains (losses)                       (2,811,100)        (2,243,571)   (1,452,139)          (110,783)           5,302,602
 Change in net unrealized
  appreciation
  (depreciation) of investments        84,457,372         29,949,214     5,004,093          1,011,391             (592,821)
                                     --------------------------------------------------------------------------------------
    Increase (decrease)
     in net assets
     from operations                   76,878,391         26,508,698     3,212,761          1,004,397            8,600,236
                                     --------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                      50,569,029         27,136,807     1,083,889          1,383,006          114,184,439
 Cost of units redeemed               (32,348,303)        (6,656,103)   (3,843,423)        (1,002,691)         (17,444,707)
 Net transfers                          5,844,991             (8,438)    1,000,479              3,914           83,490,170
 Contract maintenance charge              (61,017)           (13,938)       (4,060)            (1,320)             (21,212)
                                     --------------------------------------------------------------------------------------
    Increase (decrease)
    in net assets from
   capital transactions                24,004,700         20,458,328    (1,763,115)           382,909          180,208,690
                                     -------------------------------------------------------------------------------------
Increase (decrease) in net assets     100,883,091         46,967,026     1,449,646          1,387,306          188,808,926
Net assets at beginning of period     302,277,240         89,250,212    20,975,066          8,697,071          194,108,866
                                     -------------------------------------------------------------------------------------
Net assets at end of period          $403,160,331   $    136,217,238   $22,424,712   $     10,084,377   $      382,917,792
                                     =====================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                              3,654,120          3,098,927       292,959            110,410            6,713,325
Units redeemed                         (1,860,511)          (787,454)   (1,864,250)           (70,871)            (779,578)
Units transferred                         772,394            120,711       285,124               (634)           4,331,591
                                     -------------------------------------------------------------------------------------
Increase (decrease)
   in units outstanding                 2,566,003          2,432,184    (1,286,167)            38,905           10,265,338
Beginning units                        19,141,352         11,356,383    10,306,892            624,975            8,830,184
                                     -------------------------------------------------------------------------------------
Ending units                           21,707,355         13,788,567     9,020,725            663,880           19,095,522
                                     =====================================================================================

                                       Invesco Van                       Invesco Van
                                       Kampen V.I.       Invesco Van     Kampen V.I.     Diversified
                                      Capital Growth     Kampen V.I.     Growth and     International     Equity Income
                                           Fund         Comstock Fund    Income Fund       Account            Account
                                       (Series II)       (Series II)     (Series II)      (Class 1)           (Class 1)
                                     -----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                      $      (364,525)  $   (3,560,532)  $ (6,434,856)  $         (188)  $              429,800

Net realized
  gains (losses)                           1,390,207       (6,679,978)    (5,560,193)        (702,357)                (661,486)
Change in net unrealized
  appreciation
    (depreciation) of investments          2,568,982       44,596,271     59,241,392          950,617                3,653,853
                                     -----------------------------------------------------------------------------------------
   Increase (decrease)
    in net assets
    from operations                        3,594,664       34,355,761     47,246,343          248,072                3,422,167
                                     -----------------------------------------------------------------------------------------
From capital transactions:
Net proceeds
   from units sold                         1,444,848       38,302,060     46,822,162            8,957                    5,250
Cost of units redeemed                    (3,884,714)     (29,367,210)   (44,313,226)        (428,144)              (3,258,660)
Net transfers                             (3,193,012)       6,389,987      8,020,740         (138,473)                (617,200)
Contract maintenance charge                   (6,776)         (66,589)       (98,600)            (416)                  (5,897)
                                     -----------------------------------------------------------------------------------------
    Increase (decrease)
    in net assets from
   capital transactions                   (5,639,654)      15,258,248     10,431,076         (558,076)              (3,876,507)
                                     -----------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,044,990)      49,614,009     57,677,419         (310,004)                (454,340)
Net assets at beginning of period         25,763,129      234,069,034    425,361,561        2,814,443               26,297,778
                                     -----------------------------------------------------------------------------------------
Net assets at end of period          $    23,718,139   $  283,683,043   $483,038,980   $    2,504,439   $           25,843,438
                                     =========================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
 Units sold                                  142,093        3,886,344      4,316,882            1,572                      590
 Units redeemed                             (407,218)      (2,648,939)    (3,514,236)         (71,546)                (373,534)
 Units transferred                          (357,892)         800,748      1,075,713          (25,824)                 (70,818)
                                     -----------------------------------------------------------------------------------------
 Increase (decrease)
   in units outstanding                     (623,017)       2,038,153      1,878,359          (95,798)                (443,762)
Beginning units                            2,817,633       21,815,548     34,206,154          473,099                3,133,789
                                     -----------------------------------------------------------------------------------------
Ending units                               2,194,616       23,853,701     36,084,513          377,301                2,690,027
                                     =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                      Government &                   LargeCap     LargeCap      MidCap        Money
                                      High Quality      Income        Blend        Growth       Blend         Market
                                      Bond Account     Account      Account II    Account      Account       Account
                                       (Class 1)      (Class 1)     (Class 1)    (Class 1)    (Class 1)     (Class 1)
                                     ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                      $      96,101   $   553,208   $    31,450   $  (9,665)  $    30,745   $   (72,001)

Net realized
  gains (losses)                           (61,141)      (86,677)     (649,950)     26,871      (594,797)            -
Change in net unrealized
  appreciation
    (depreciation) of investments          204,135       315,375       972,481      86,230     1,215,927             -
                                     ----------------------------------------------------------------------------------
    Increase (decrease)
  in net assets from
  operations                               239,095       781,906       353,981     103,436       651,875       (72,001)
                                     ----------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                             6,577        84,969           434           -            71      118,988
 Cost of units redeemed                  (1,410,057)   (2,251,588)     (753,161)   (202,221)     (998,941)  (1,624,030)
 Net transfers                              (40,473)      202,156        33,610      21,040       (95,189)    (676,144)
 Contract maintenance charge                 (2,331)       (1,848)       (1,216)       (486)         (800)      (2,254)
                                      ----------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                  (1,446,284)   (1,966,311)     (720,333)   (181,667)   (1,094,859)   (2,183,440)
                                     ---------------------------------------------------------------------------------
Increase (decrease) in net assets       (1,207,189)   (1,184,405)     (366,352)    (78,231)     (442,984)   (2,255,441)
Net assets at beginning of period        6,250,179    12,072,823     3,786,791     745,861     3,551,253     6,239,662
                                     ---------------------------------------------------------------------------------
Net assets at end of period          $   5,042,990   $10,888,418   $ 3,420,439   $ 667,630   $ 3,108,269   $ 3,984,221
                                     =================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    849         9,332            72           -             8       19,532
 Units redeemed                           (180,284)     (259,090)     (128,648)    (31,640)     (106,491)    (267,179)
 Units transferred                          (5,698)       23,099         5,754       3,339       (10,555)    (109,430)
                                      --------------------------------------------------------------------------------
 Increase (decrease)
  in units outstanding                    (185,133)     (226,659)     (122,822)    (28,301)     (117,038)     (357,077)
Beginning units                            821,902     1,435,042       645,109     121,352       412,151     1,015,368
                                     ---------------------------------------------------------------------------------
Ending units                               636,769     1,208,383       522,287      93,051       295,113       658,291
                                     =================================================================================

                                       Principal                                         SAM
                                        Capital       Real Estate                    Conservative
                                      Appreciation    Securities     SAM Balanced      Balanced
                                        Account         Account       Portfolio       Portfolio
                                       (Class 1)       (Class 1)      (Class 1)       (Class 1)
                                     -------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                       $       9,570   $     13,072   $   1,883,859   $     236,905

Net realized
  gains (losses)                            406,727       (128,058)     (1,017,616)        (18,212)
Change in net unrealized
  appreciation
 (depreciation) of investments            1,544,081        280,599       8,686,595         580,205
                                      ------------------------------------------------------------
  Increase (decrease)
  in net assets from
  operations                              1,960,378        165,613       9,552,838         798,898
                                     -------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                               527          1,193         381,737           2,033
 Cost of units redeemed                  (2,600,941)       (52,652)    (19,563,314)     (2,421,084)
 Net transfers                             (332,805)        20,427        (638,308)        303,647
 Contract maintenance charge                 (3,828)          (186)        (19,595)         (1,687)
                                      ------------------------------------------------------------
  Increase (decrease)
  in net assets from
  capital transactions                   (2,937,047)       (31,218)    (19,839,480)     (2,117,091)
                                     -------------------------------------------------------------
Increase (decrease) in net assets          (976,669)       134,395     (10,286,642)     (1,318,193)
Net assets at beginning of period        16,662,286        723,401      92,355,490       9,421,124
                                     -------------------------------------------------------------
Net assets at end of period           $  15,685,617   $    857,796   $  82,068,848   $   8,102,931
                                     =============================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      46             66          38,743             266
 Units redeemed                            (224,442)        (3,272)     (1,951,562)       (320,618)
 Units transferred                          (29,357)         1,058         (62,043)         38,258
                                      ------------------------------------------------------------
 Increase (decrease)
  in units outstanding                    (253,753)        (2,148)     (1,974,862)       (282,094)
Beginning units                          1,471,453         49,991       9,604,945       1,287,172
                                     -------------------------------------------------------------
Ending units                             1,217,700         47,843       7,630,083       1,005,078
                                     =============================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                              SAM             SAM            SAM
                                          Conservative      Flexible       Strategic        Short-Term   SmallCap
                                            Growth           Income         Growth           Income       Growth
                                           Portfolio        Portfolio      Portfolio         Account    Account II
                                           (Class 1)        (Class 1)      (Class 1)        (Class 1)    (Class 1)
                                          ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

 Net investment income (loss)                $ 583,052       $ 550,289       $ 112,405       $ 12,994    $ (10,005)

 Net realized gains (losses)                 (262,823)       (621,630)       (245,064)          8,674        10,330

 Change in net unrealized appreciation
  (depreciation) of investments              3,535,064       1,333,810       1,672,432         62,637       149,239
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                           3,855,293       1,262,469       1,539,773         84,305       149,564
                                          ------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                   49,795             347           6,504             19            51

 Cost of units redeemed                    (8,575,302)     (4,672,500)     (2,412,988)      (565,454)     (152,983)

 Net transfers                               (311,911)       (124,836)       (317,689)        131,120        23,315

 Contract maintenance charge                   (9,832)         (3,749)         (4,549)          (772)         (177)
                                          ------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions               (8,847,250)     (4,800,738)     (2,728,722)      (435,087)     (129,794)
                                          ------------------------------------------------------------------------

Increase (decrease) in net assets          (4,991,957)     (3,538,269)     (1,188,949)      (350,782)        19,770

Net assets at beginning of period           35,334,269      16,873,589      12,809,684      3,316,828       664,807
                                          ------------------------------------------------------------------------
Net assets at end of period               $ 30,342,312    $ 13,335,320    $ 11,620,735    $ 2,966,046     $ 684,577
                                          =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                      5,052              38             634              3             9

 Units redeemed                              (879,415)       (520,153)       (236,058)       (75,895)      (26,656)

 Units transferred                            (32,216)        (14,099)        (34,507)         17,609         4,654
                                          ------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                        (906,579)       (534,214)       (269,931)       (58,283)      (21,993)

Beginning units                              3,734,141       1,945,377       1,290,665        457,427       124,856
                                          ------------------------------------------------------------------------
Ending units                                 2,827,562       1,411,163       1,020,734        399,144       102,863
                                          =========================================================================


                                                                                           Government
                                                                                             & High
                                            SmallCap        Diversified      Equity         Quality
                                              Value        International     Income           Bond        Income
                                            Account I        Account         Account        Account       Account
                                            (Class 1)       (Class 2)       (Class 2)      (Class 2)     (Class 2)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

 Net investment income (loss)                $ (1,591)      $ (4,209)       $ 200,668       $ 21,117      $ 218,549

 Net realized gains (losses)                  (65,291)      (164,195)       (937,337)          6,507       (51,763)

 Change in net unrealized appreciation
  (depreciation) of investments                109,635        288,794       2,831,983         34,457        167,324
                                          -------------------------------------------------------------------------
 Increase (decrease) in net assets
  from operations                               42,753        120,390       2,095,314         62,081        334,110
                                          -------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                        -            131          42,785              -              -

 Cost of units redeemed                       (62,166)      (168,995)     (3,668,614)      (209,990)    (1,654,160)

 Net transfers                                (11,748)         11,579       (552,160)       (78,741)        180,675

 Contract maintenance charge                      (71)          (232)         (4,865)          (975)        (1,676)
                                          -------------------------------------------------------------------------
 Increase (decrease) in net assets
 from capital transactions                    (73,985)      (157,517)     (4,182,854)      (289,706)    (1,475,161)
                                          -------------------------------------------------------------------------

Increase (decrease) in net assets             (31,232)       (37,127)     (2,087,540)      (227,625)    (1,141,051)

Net assets at beginning of period              231,797      1,259,606      17,826,430      1,664,973      5,804,410
                                          -------------------------------------------------------------------------
Net assets at end of period                  $ 200,565    $ 1,222,479    $ 15,738,890    $ 1,437,348    $ 4,663,359
                                          =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                          -             24           4,588              -              -

 Units redeemed                                (7,341)       (29,736)       (435,830)       (27,832)      (195,190)

 Units transferred                             (1,895)          2,055        (66,255)       (10,578)         21,165
                                          -------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                          (9,236)       (27,657)       (497,497)       (38,410)      (174,025)

Beginning units                                 30,483        218,632       2,212,593        227,017        707,569
                                          -------------------------------------------------------------------------
Ending units                                    21,247        190,975       1,715,096        188,607        533,544
                                          =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                           Principal
                                                 LargeCap        LargeCap       MidCap       Money          Capital
                                                   Blend          Growth        Blend        Market       Appreciation
                                                Account II        Account      Account       Account        Account
                                                 (Class 2)       (Class 2)    (Class 2)     (Class 2)      (Class 2)
                                                ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

  Net investment income (loss)                        $ 2,155    $ (6,084)      $ 4,838     $ (47,483)      $ (12,448)

  Net realized gains (losses)                        (20,351)        8,573    (142,238)              -          59,120

  Change in net unrealized appreciation
    (depreciation) of investments                      77,387       56,038      300,958              -         381,531
                                                ----------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                                   59,191       58,527      163,558       (47,483)         428,203
                                                ----------------------------------------------------------------------

From capital transactions:

  Net proceeds from units sold                            292            -            -         62,823             211

  Cost of units redeemed                             (36,176)     (40,343)    (171,064)    (2,292,729)       (920,054)

  Net transfers                                      (12,577)       17,444        9,739        498,049        (69,723)

  Contract maintenance charge                           (314)        (118)        (309)        (1,862)         (1,211)
                                                ----------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                       (48,775)     (23,017)    (161,634)    (1,733,719)       (990,777)
                                                ----------------------------------------------------------------------

Increase (decrease) in net assets                      10,416       35,510        1,924    (1,781,202)       (562,574)

Net assets at beginning of period                     572,095      387,148      815,986      4,033,163       4,111,445
                                                ----------------------------------------------------------------------
Net assets at end of period                         $ 582,511    $ 422,658    $ 817,910    $ 2,251,961     $ 3,548,871
                                                ======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:

  Units sold                                               54           -           -           10,608              20

  Units redeemed                                      (6,464)     (6,507)      (18,582)      (387,393)        (83,471)

  Units transferred                                   (2,082)       2,629         1,236         84,083         (6,178)
                                                ----------------------------------------------------------------------

Increase (decrease) in units outstanding              (8,492)     (3,878)      (17,346)      (292,702)        (89,629)

Beginning units                                       100,674      64,764        97,970        677,053         376,687
                                                ----------------------------------------------------------------------
Ending units                                           92,182      60,886        80,624        384,351         287,058
                                                ======================================================================

                                                                                  SAM             SAM            SAM
                                                Real Estate       SAM         Conservative    Conservative     Flexible
                                                Securities      Balanced        Balanced         Growth         Income
                                                  Account       Portfolio       Portfolio       Portfolio      Portfolio
                                                 (Class 2)      (Class 2)       (Class 2)       (Class 2)      (Class 2)
                                                -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

  Net investment income (loss)                     $ 5,462     $ 1,070,653       $ 182,405      $ 456,060       $ 404,000

  Net realized gains (losses)                     (81,537)     (1,049,046)       (251,661)    (1,302,638)       (812,082)

  Change in net unrealized appreciation
      (depreciation) of investments                176,472       6,038,569         804,178      4,385,911       1,364,154
                                                -------------------------------------------------------------------------

    Increase (decrease) in net assets
from operations                                    100,397       6,060,176         734,922      3,539,333         956,072
                                                -------------------------------------------------------------------------
From capital transactions:

  Net proceeds from units sold                           -         471,560               -        138,789          58,564

  Cost of units redeemed                          (155,287)    (11,264,977)     (1,867,750)    (5,510,620)     (4,027,957)

  Net transfers                                      25,204         286,008          82,674      (756,617)       (286,945)

  Contract maintenance charge                         (232)        (15,134)         (1,876)        (8,747)         (4,315)
                                                 -------------------------------------------------------------------------
    Increase (decrease) in net assets
from capital transactions                         (130,315)    (10,522,543)     (1,786,952)    (6,137,195)     (4,260,653)
                                                 -------------------------------------------------------------------------
Increase (decrease) in net assets                  (29,918)     (4,462,367)    (1,052,030)     (2,597,862)     (3,304,581)

Net assets at beginning of period                  460,675      59,616,382      8,207,867      32,078,347      13,907,215
                                                 -------------------------------------------------------------------------
Net assets at end of period                      $ 430,757    $ 55,154,015    $ 7,155,837    $ 29,480,485    $ 10,602,634
                                                 =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:

  Units sold                                             -          48,362               -         14,430           6,764

  Units redeemed                                    (9,215)     (1,164,966)       (253,570)      (582,952)       (463,604)

  Units transferred                                   1,500          30,150          16,200       (85,459)        (34,079)
                                                 -------------------------------------------------------------------------
Increase (decrease) in units outstanding            (7,715)     (1,086,454)       (237,370)      (653,981)       (490,919)

Beginning units                                     32,241       6,366,836       1,127,485      3,492,282       1,647,151
                                                 -------------------------------------------------------------------------
Ending units                                        24,526       5,280,382         890,115      2,838,301       1,156,232
                                                 =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                   Columbia
                                                                                                   Variable
                                              SAM                                                  Portfolio
                                           Strategic      Short-Term      SmallCap    SmallCap      - Asset
                                            Growth          Income         Growth      Value      Allocation
                                           Portfolio        Account      Account II   Account I      Fund
                                           (Class 2)       Class 2)      (Class 2)    (Class 2)   (Class 1)
                                          ------------------------------------------------------------------
INCREASE (DECREASE)
 IN NET ASSETS:

From operations:

 Net investment income (loss)                 $ 97,629        $ 5,523    $ (4,734)    $ (1,187)      $ 7,530

 Net realized gains (losses)                 (687,760)          5,363        4,297     (14,902)     (95,853)

 Change in net unrealized
  appreciation
 (depreciation) of investments               2,547,357         35,871       66,550       45,117      163,982
                                          ------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from operations                             1,957,226         46,757       66,113       29,028       75,659
                                          ------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                    7,164              -           38            -            -

 Cost of units redeemed                    (1,832,742)      (271,078)     (35,198)     (24,145)    (145,821)

 Net transfers                               (298,313)        342,496       41,735       59,632     (68,461)

 Contract maintenance charge                   (4,471)          (585)         (89)         (54)        (234)
                                          ------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from capital transactions                 (2,128,362)         70,833        6,486       35,433    (214,516)
                                          ------------------------------------------------------------------

Increase (decrease) in net assets            (171,136)        117,590       72,599       64,461    (138,857)

Net assets at beginning of period           15,515,066      1,734,111      262,664      104,411      855,920
                                          ------------------------------------------------------------------
Net assets at end of period               $ 15,343,930    $ 1,851,701    $ 335,263    $ 168,872    $ 717,063
                                          ==================================================================

ANALYSIS OF INCREASE (DECREASE)-
 IN UNITS OUTSTANDING:

 Units sold                                        618              -            7            -            -

 Units redeemed                              (184,323)       (37,590)      (6,544)      (2,807)     (13,735)

 Units transferred                            (33,973)         47,208        7,793        7,122      (6,631)
                                          ------------------------------------------------------------------
Increase (decrease) in
 units outstanding                           (217,678)          9,618        1,256        4,315     (20,366)
Beginning units                              1,614,716        244,737       50,781       13,920       81,637
                                          ------------------------------------------------------------------
Ending units                                 1,397,038        254,355       52,037       18,235       61,271
                                          ==================================================================

                                                                             Columbia
                                              Columbia       Columbia        Variable       Columbia       Columbia
                                              Variable       Variable       Portfolio       Variable       Variable
                                            Portfolio -      Portfolio       - Marsico      Portfolio      Portfolio
                                           Small Company      - High         Focused        - Marsico   - Marsico 21st
                                            Growth Fund     Income Fund   Equities Fund    Growth Fund   Century Fund
                                            (Class 1)        (Class 1)      (Class 1)       (Class 1)      (Class 1)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE)
 IN NET ASSETS:

From operations:

 Net investment income (loss)               $ (30,652)     $ 1,495,758     $ (491,931)     $ (52,893)     $ (24,828)

 Net realized gains (losses)                  (63,232)        (91,863)     (1,128,060)        229,575         29,396

 Change in net unrealized
  appreciation
 (depreciation) of investments                 545,310         867,201       8,101,959       460,039         227,608
                                           --------------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from operations                               451,426       2,271,096       6,481,968        636,721        232,176
                                           --------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                      760         971,009       1,023,313         46,418              -

 Cost of units redeemed                      (371,784)     (4,135,724)     (7,481,599)      (746,374)      (150,594)

 Net transfers                               (276,562)       4,011,952     (3,605,222)      (431,664)      (174,990)

 Contract maintenance charge                     (279)         (3,791)         (7,154)          (581)          (121)
                                           --------------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from capital transactions                   (647,865)         843,446    (10,070,662)    (1,132,201)      (325,705)
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets            (196,439)       3,114,542     (3,588,694)      (495,480)       (93,529)

Net assets at beginning of period            2,147,620      22,869,890      45,470,864      4,016,044      1,724,985
                                           --------------------------------------------------------------------------
Net assets at end of period                $ 1,951,181    $ 25,984,432    $ 41,882,170    $ 3,520,564    $ 1,631,456
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                         70          54,493          98,093          4,993              -

 Units redeemed                               (35,843)       (236,238)       (742,188)       (77,200)       (11,041)

 Units transferred                            (26,692)         224,000       (344,006)       (45,829)       (12,928)
                                           --------------------------------------------------------------------------
Increase (decrease) in
 units outstanding                            (62,465)          42,255       (988,101)      (118,036)       (23,969)

Beginning units                                221,739       1,372,893       4,675,588        441,440        131,028
                                           --------------------------------------------------------------------------
Ending units                                   159,274       1,415,148       3,687,487        323,404        107,059
                                           =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                                      Columbia
                                                                      Variable          Columbia
                                                                     Portfolio -        Variable
                                                                       Marsico         Portfolio -
                                             Columbia Variable      International      Diversified       Asset          Global
                                              Portfolio - Mid       Opportunities        Equity        Allocation       Growth
                                              Cap Growth Fund           Fund           Income Fund       Fund            Fund
                                                (Class 1)             (Class 2)         (Class 1)      (Class 2)       (Class 2)
                                            ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $            (19,786)   $      (37,222)   $        853    $    315,485    $   (497,645)

Net realized gains (losses)                              (41,129)          (46,072)       (339,003)        222,670       5,020,092
Change in net unrealized appreciation
    (depreciation) of investments                        386,433           570,645         852,979       7,952,817      25,714,004
                                            ---------------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from  operations                                   325,518           487,351         514,829       8,490,972      30,236,451
                                            ---------------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                               1,274             1,762             836         681,141       1,523,117
Cost of units redeemed                                  (190,196)         (578,893)       (648,640)    (12,304,505)    (43,240,608)
Net transfers                                           (181,827)         (200,619)        (72,424)     (1,105,395)    (14,223,751)
Contract maintenance charge                                 (181)             (613)           (605)        (47,493)        (93,737)
                                            ---------------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                          (370,930)         (778,363)       (720,833)    (12,776,252)    (56,034,979)
                                            ---------------------------------------------------------------------------------------

Increase (decrease) in net assets                        (45,412)         (291,012)       (206,004)     (4,285,280)    (25,798,528)
Net assets at beginning of period                      1,429,293         4,694,413       4,359,704      89,982,813     367,855,392
                                            ---------------------------------------------------------------------------------------
Net assets at end of period                 $          1,383,881    $    4,403,401    $  4,153,700    $ 85,697,533    $342,056,864
                                            =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                   121               108              73          46,369          72,560
Units redeemed                                           (19,866)          (36,248)        (63,200)       (848,371)     (2,090,642)
Units transferred                                        (20,195)          (12,077)         (5,337)        (81,429)       (716,534)
                                            ---------------------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                             (39,940)          (48,217)        (68,464)       (883,431)     (2,734,616)
Beginning units                                          161,899           296,817         433,315       6,290,551      17,654,633
                                            ---------------------------------------------------------------------------------------
Ending units                                             121,959           248,600         364,851       5,407,120      14,920,017
                                            =======================================================================================

                                                                                  Asset        Cash
                                                              Growth-Income    Allocation    Management
                                             Growth Fund          Fund            Fund         Fund         Growth Fund
                                              (Class 2)         (Class 2)       (Class 3)    (Class 3)       (Class 3)
                                            ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $   (3,931,923)   $   (654,110)   $   284,333    $  (204,417)   $ (1,223,394)

Net realized gains (losses)                     (6,234,053)     (8,824,416)      (718,406)      (124,382)     (9,439,689)
Change in net unrealized appreciation
    (depreciation) of investments               78,325,484      48,296,794      4,927,663         69,184      45,605,236
                                            ----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from  operations                          68,159,508      38,818,268      4,493,590       (259,615)     34,942,153
                                            ----------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                     1,771,247       2,602,780        153,352         10,200         156,996
Cost of units redeemed                         (61,675,815)    (58,451,884)    (5,362,037)    (5,627,287)    (28,140,407)
Net transfers                                  (21,834,970)    (10,757,118)     1,111,035      1,788,739      (5,574,076)
Contract maintenance charge                       (124,005)       (136,787)       (17,080)        (8,153)        (90,746)
                                            ----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                (81,863,543)    (66,743,009)    (4,114,730)    (3,836,501)    (33,648,233)
                                            ----------------------------------------------------------------------------

Increase (decrease) in net assets              (13,704,035)    (27,924,741)       378,860     (4,096,116)      1,293,920
Net assets at beginning of period              470,030,372     464,726,621     43,321,176     17,519,838     230,247,705
                                            ----------------------------------------------------------------------------
Net assets at end of period                 $  456,326,337    $436,801,880    $43,700,036    $13,423,722    $231,541,625
                                            =============================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                          98,025         174,339          3,452            459             862
Units redeemed                                  (3,535,278)     (3,909,092)      (122,941)      (254,486)       (176,867)
Units transferred                               (1,276,398)       (735,461)        25,397         80,458         (36,436)
                                            ----------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                    (4,713,651)     (4,470,214)       (94,092)      (173,569)       (212,441)
Beginning units                                 27,875,080      31,212,080      1,017,052        785,727       1,494,840
                                            ----------------------------------------------------------------------------
Ending units                                    23,161,429      26,741,866        922,960        612,158       1,282,399
                                            =============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                    U.S.
                                                                                                Government/
                                                                                                    AAA-
                                                                                                   Rated        Growth and
                                            Growth-Income      High-Income     International     Securities       Income
                                                Fund            Bond Fund          Fund            Fund          Portfolio
                                             (Class 3)          (Class 3)       (Class 3)        (Class 3)      (Class VC)
                                            --------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $      303,854    $  1,370,911    $      427,222    $   116,003    $ (2,280,514)

Net realized gains (losses)                    (11,204,828)     (2,381,401)       (1,039,367)        23,235      (7,916,288)
Change in net unrealized appreciation
    (depreciation) of investments               29,975,506       3,887,734         3,587,975      1,060,078      44,657,257
                                            --------------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                     19,074,532       2,877,244         2,975,830      1,199,316      34,460,455
                                            --------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                       314,169          11,067            39,675        102,021      19,048,164
Cost of units redeemed                         (29,839,580)     (3,185,266)       (7,754,817)    (4,389,328)    (21,744,454)
Net transfers                                   (6,021,642)       (257,326)       (2,520,243)     1,823,448        (809,567)
Contract maintenance charge                        (97,849)         (9,602)          (23,159)       (10,766)        (53,596)
                                            --------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                (35,644,902)     (3,441,127)      (10,258,544)    (2,474,625)     (3,559,453)
                                            --------------------------------------------------------------------------------

Increase (decrease) in net assets              (16,570,370)       (563,883)       (7,282,714)    (1,275,309)     30,901,002
Net assets at beginning of period              225,163,090      23,685,327        67,987,799     27,342,808     218,701,580
                                            --------------------------------------------------------------------------------
Net assets at end of period                 $  208,592,720    $ 23,121,444    $   60,705,085    $26,067,499    $249,602,582
                                            ================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                           2,760             151               794          2,667       2,015,913
Units redeemed                                    (271,588)        (42,338)         (166,332)      (116,576)     (2,059,587)
Units transferred                                  (55,862)         (5,011)          (56,479)        48,254          84,968
                                            --------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (324,690)        (47,198)         (222,017)       (65,655)         41,294
Beginning units                                  2,051,954         334,808         1,417,411        753,235      21,685,033
                                            --------------------------------------------------------------------------------
Ending units                                     1,727,264         287,610         1,195,394        687,580      21,726,327
                                            ================================================================================








                                                                                                                     Sterling
                                                                                                    Sterling         Capital
                                                                   BB&T                              Capital        Strategic
                                             Mid Cap Value       Mid Cap     Sterling Capital        Special        Allocation
                                               Portfolio         Growth       Select Equity       Opportunities       Equity
                                              (Class VC)           VIF             VIF                 VIF             VIF
                                            ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $     (366,286)   $    (1,265)   $          (6,103)   $     (216,765)   $    (1,448)

Net realized gains (losses)                     (1,786,348)      (210,750)            (332,738)          (43,125)      (505,594)
Change in net unrealized appreciation
    (depreciation) of investments                8,917,117        206,633              509,195         1,978,210        767,966
                                            ------------------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                      6,764,483         (5,382)             170,354         1,718,320        260,924
                                            ------------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                       119,803              -                1,720            59,145          1,354
Cost of units redeemed                          (4,483,186)        (5,074)            (170,028)       (1,005,043)      (524,877)
Net transfers                                     (395,201)    (1,298,375)             (93,297)           99,978         (9,301)
Contract maintenance charge                        (20,014)             -                 (233)           (1,523)          (337)
                                            ------------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                 (4,778,598)    (1,303,449)            (261,838)         (847,443)      (533,161)
                                            ------------------------------------------------------------------------------------

Increase (decrease) in net assets                1,985,885     (1,308,831)             (91,484)          870,877       (272,237)
Net assets at beginning of period               32,294,873      1,308,831            1,836,714        14,612,765      2,284,872
                                            ------------------------------------------------------------------------------------
Net assets at end of period                 $   34,280,758    $         -    $       1,745,230    $   15,483,642    $ 2,012,635
                                            ====================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                           9,990              -                  210             4,472            156
Units redeemed                                    (378,205)          (580)             (20,268)          (74,908)       (56,057)
Units transferred                                  (40,609)      (151,055)             (10,572)          (12,107)          (466)
                                            ------------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (408,824)      (151,635)             (30,630)          (82,543)       (56,367)
Beginning units                                  2,906,341        151,635              221,514         1,117,946        254,380
                                            ------------------------------------------------------------------------------------
Ending units                                     2,497,517              -              190,884         1,035,403        198,013
                                            ====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                            Franklin
                                                                                            Templeton
                                                                 MTB                           VIP
                                               Sterling        Managed        Franklin      Founding
                                                Capital      Allocation        Income         Funds        Allocation
                                             Total Return      Fund -       Securities     Allocation       Balanced
                                                Bond           Moderate         Fund          Fund          Portfolio
                                                 VIF          Growth II      (Class 2)      (Class 2)     (Class 3)(1)
                                            --------------------------------------------------------- ------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $     200,665    $        (4)   $ 1,416,438    $   227,778    $     368,970

Net realized gains (losses)                       178,867             (2)       165,580       (677,308)          95,983
Change in net unrealized appreciation
    (depreciation) of investments                 124,815             34      2,071,101      3,300,893        1,151,418
                                            -----------------------------------------------------------------------------
    Increase (decrease) in net assets
        from operations                           504,347             28      3,653,119      2,851,363        1,616,371
                                            -----------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                      196,549              -     13,666,291      5,197,157       23,395,666
Cost of units redeemed                           (650,059)             -     (1,817,438)    (3,014,319)        (864,961)
Net transfers                                    (263,183)             -     11,212,618      1,825,238        8,695,004
Contract maintenance charge                        (1,046)           (47)        (2,392)        (3,354)            (157)
                                            -----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                  (717,739)           (47)    23,059,079      4,004,722       31,225,552
                                            -----------------------------------------------------------------------------

Increase (decrease) in net assets                (213,392)           (19)    26,712,198      6,856,085       32,841,923
Net assets at beginning of period               9,457,386            394     20,645,365     29,523,958                -
                                            -----------------------------------------------------------------------------
Net assets at end of period                 $   9,243,994    $       375    $47,357,563    $36,380,043    $  32,841,923
                                            =============================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                         15,865              -      1,384,059        606,515        2,149,626
Units redeemed                                    (53,539)            (5)      (185,314)      (350,724)         (80,023)
Units transferred                                 (26,192)             -      1,143,253        214,413          797,775
                                            -----------------------------------------------------------------------------
Increase (decrease) in units outstanding          (63,866)            (5)     2,341,998        470,204        2,867,378
Beginning units                                   813,916             44      2,198,185      3,482,506                -
                                            -----------------------------------------------------------------------------
Ending units                                      750,050             39      4,540,183      3,952,710        2,867,378
                                            =============================================================================

                                                               Allocation
                                              Allocation        Moderate       Allocation          Real
                                                Growth           Growth         Moderate          Return
                                              Portfolio        Portfolio        Portfolio        Portfolio
                                            (Class 3) (1)    (Class 3) (1)    (Class 3) (1)    (Class 3) (1)
                                            -----------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $       8,452    $     400,093    $     430,640    $     307,674

Net realized gains (losses)                       (16,906)          32,110           52,400          117,797
Change in net unrealized appreciation
    (depreciation) of investments                 395,572        3,286,796        2,110,315         (400,707)
                                            -----------------------------------------------------------------
    Increase (decrease) in net assets
        from operations                           387,118        3,718,999        2,593,355           24,764
                                            -----------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                    3,712,526       41,240,339       31,996,178       51,950,544
Cost of units redeemed                            (44,999)        (571,940)        (424,315)      (1,297,808)
Net transfers                                     485,448       11,120,775       10,049,553       33,744,152
Contract maintenance charge                          (381)            (105)            (117)            (347)
                                            -----------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                 4,152,594       51,789,069       41,621,299       84,396,541
                                            -----------------------------------------------------------------

Increase (decrease) in net assets               4,539,712       55,508,068       44,214,654       84,421,305
Net assets at beginning of period                       -                -                -                -
                                            -----------------------------------------------------------------
Net assets at end of period                 $   4,539,712    $  55,508,068    $  44,214,654    $  84,421,305
                                            =================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                        372,674        3,985,992        2,989,037        4,561,130
Units redeemed                                     (4,327)         (54,468)         (39,177)        (113,607)
Units transferred                                  43,079        1,061,072          930,244        2,958,365
                                            -----------------------------------------------------------------
Increase (decrease) in units outstanding          411,426        4,992,596        3,880,104        7,405,888
Beginning units                                         -                -                -                -
                                            -----------------------------------------------------------------
Ending units                                      411,426        4,992,596        3,880,104        7,405,888
                                            =================================================================

(1) For the period from January 19, 2010 (inception) to December 31, 2010.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION

Variable Separate Account of SunAmerica Annuity and Life Assurance Company (the "Separate Account") is an investment account of SunAmerica Annuity and Life Assurance Company (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of SAFG Retirement Services, Inc. (formerly known as AIG Retirement Services, Inc.), the retirement services and asset management organization within American International Group, Inc. ("American International Group"). American International Group is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings, and asset management. AIG Retirement Services, Inc. changed its name to SAFG Retirement Services, Inc. on June 10, 2010. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

The Separate Account offers the following variable annuity products: American Pathway II, Polaris, Polaris Advantage, Polaris Advantage II, Polaris Advisor, Polaris Advisor III, Polaris Choice, Polaris Choice II, Polaris Choice III, Polaris Choice IV, Polaris II, Polaris Platinum, Polaris Platinum II, Polaris Platinum III, Polaris Preferred Solution, Polaris Protector, Polaris Retirement Protector, PolarisAmerica, WM Diversified Strategies, and WM Diversified Strategies III.

The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms, and financial institutions. The distributor of these contracts is SunAmerica Capital Services, Inc., an affiliate of the Company, except for WM Diversified Strategies and WM Diversified Strategies III, for which the distributor is Principal Funds Distributor, Inc. No underwriting fees are paid in connection with the distribution of these contracts.

The Separate Account is composed of a total of 178 variable portfolios of different classes (the "Variable Account"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the fifteen currently available Class 1, Class 2, and Class 3 investment portfolios of the Anchor Series Trust (the "Anchor Trust"), (2) the ninety currently available Class 1, Class 2, and Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the three currently available Series II investment portfolios of the Invesco Variable Insurance Funds (the "Invesco Funds"), (4) the thirty-six currently available Class 1 and Class 2 investment portfolios of the Principal Variable Contracts Funds, Inc. (the "Principal Funds"), (5) the two currently available Class 1 investment portfolios of the Columbia Funds Variable Insurance Trust (the "Columbia Trust"), (6) the six currently available Class 1 and Class 2 investment portfolios of the Columbia Funds Variable Insurance Trust I (the "Columbia Trust I"), (7) the one currently available Class 1 investment portfolio of the Columbia Funds Variable Series Trust II (the "Columbia Trust II"), (8) the eleven currently available Class 2 and VARIABLE Class 3 investment portfolios of the American Funds Insurance Series (the "American Series"), (9) the two currently available Class VC investment portfolios of the Lord

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

Abbett Series Fund, Inc. (the "Lord Abbett Fund"), (10) the four currently available investment portfolios of the Sterling Capital Variable Insurance Funds (the "Sterling Capital Funds"), (11) the one currently available investment portfolio of the MTB Group of Funds (the "MTB Trust"), (12) the two currently available Class 2 investment portfolios of the Franklin Templeton Variable Insurance Products Trust (the "Franklin Templeton Trust"), or (13) the five currently available Class 3 investment portfolios of the Seasons Series Trust (the "Seasons Trust"). The primary difference between the classes of the Variable Accounts is that the Class 2 shares in the Anchor Trust and the SunAmerica Trust are subject to 12b-1 fees of 0.15%, the Class 3 shares of the American Series are subject to 12b-1 fees of 0.18%, and the Class 2 shares in the Principal Funds, the Franklin Templeton Trust, and the American Series, the Class 2 shares in the Columbia Trust I, the Series II shares in the Invesco Funds, the Class 3 shares of the Anchor Trust, the SunAmerica Trust, and the Seasons Trust, and the shares of the MTB Trust are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 shares are not subject to 12b-1 fees. The Class VC shares of the Lord Abbett Fund and the shares of the Sterling Capital Funds are not subject to 12b-1 fees. The Anchor Trust, the SunAmerica Trust, the Seasons Trust, the Invesco Funds, the Principal Funds, the Columbia Trust, the Columbia Trust I, the Columbia Trust II, the American Series, the Lord Abbett Fund, the Sterling Capital Funds, the MTB Trust, and the Franklin Templeton Trust (collectively referred to as the "Trusts") are diversified, open-end investment companies, which retain investment advisers to assist in their investment activities. The Anchor Trust, the SunAmerica Trust, and the Seasons Trust are affiliated investment companies. The contract holder may elect to have investments allocated to one of the offered guaranteed-interest funds of the Company (the "General Account"), which are not a part of the Separate Account. These financial statements include balances allocated by the contract holders to the Variable Accounts and do not include balances allocated to the General Account.

On February 1, 2011, the BB&T Variable Insurance Funds were re-branded as the Sterling Capital Funds.

On April 29, 2011, Columbia Large Cap Value Fund, Variable Series portfolio of the Columbia Funds Variable Insurance Trust (the "Columbia Trust") merged into the RiverSource Variable Portfolio - Diversified Equity Income Fund of the Columbia Funds Variable Series Trust II (the "Columbia Trust II"). On that date, all assets and liabilities of the Columbia Large Cap Value Fund, Variable Series portfolio were transferred to the RiverSource Variable Portfolio - Diversified Equity Income Fund portfolio in exchange for shares of the Columbia Large Cap Value Fund, Variable Series portfolio with the same net asset value as the net assets transferred. These changes did not result in tax consequences and the unit value of each Variable Account remained the same.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

On May 1, 2011, the portfolios of the Sterling Capital Funds were re-branded as follows:

Predecessor BB&T Funds Portfolio          Current Sterling Capital Funds Portfolio
---------------------------------------   -----------------------------------
BB&T Select Equity VIF                    Sterling Capital Select Equity VIF
BB&T Special Opportunities Equity VIF     Sterling Capital Special Opportunities VIF
BB&T Capital Manager Equity VIF           Sterling Capital Strategic Allocation Equity VIF
BB&T Total Return Bond VIF                Sterling Capital Total Return Bond VIF

On May 2, 2011, the RiverSource Variable Portfolio - Diversified Equity Income Fund was renamed the Columbia Variable Portfolio - Diversified Equity Income Fund portfolio. The predecessor and current portfolio before and after the changes are listed below.

Predecessor Columbia Trust Portfolio      Current Columbia Trust II Portfolio
---------------------------------------   -----------------------------------
Columbia Large Cap Value Fund,            Columbia Variable Portfolio -
  Variable Series                           Diversified Equity Income Fund

On May 2, 2011, the following portfolios and Trust were renamed. The predecessor and current portfolios and trusts before and after the change are listed below.

Predecessor Columbia Trust Portfolio      Current Columbia Trust Portfolio
---------------------------------------   -----------------------------------
Columbia Asset Allocation Fund,           Columbia Variable Portfolio -
  Variable Series                           Asset Allocation Fund
Columbia Small Company Growth Fund,       Columbia Variable Portfolio -
  Variable Series                           Small Company Growth Fund
Columbia High Yield Fund,                 Columbia Variable Portfolio -
  Variable Series                           High Income Fund
Columbia Marsico Focused Equities Fund,   Columbia Variable Portfolio -
  Variable Series                           Marsico Focused Equities Fund
Columbia Marsico Growth Fund,             Columbia Variable Portfolio -
  Variable Series                           Marsico Growth Fund
Columbia Marsico 21st Century Fund,       Columbia Variable Portfolio -
  Variable Series                           Marsico 21st Century Fund
Columbia Mid Cap Growth Fund,             Columbia Variable Portfolio -
  Variable Series                           Mid Cap Growth Fund
Columbia Marsico International            Columbia Variable Portfolio -
  Opportunities Fund, Variable Series       Marsico International Opportunities Fund

Effective May 2, 2011, the Columbia Trust, the Columbia Trust I, and the Columbia Trust II renamed the Class A of shares of Columbia Variable Portfolio - Asset Allocation Fund, Columbia Variable Portfolio - Small Company Growth Fund, Columbia Variable Portfolio - High Income Fund, Columbia Variable Portfolio - Marsico Focused Equities Fund, Columbia Variable Portfolio - Marsico Growth Fund, Columbia Variable Portfolio -

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

Marsico 21st Century Fund, Columbia Variable Portfolio - Mid Cap Growth Fund, and Columbia Variable Portfolio - Diversified Equity Income Fund portfolios, which were not subject to 12b-1 distribution fees, with Class 1 shares which are not subject to 12b-1 distribution fees. On the same date, the Columbia Trust I renamed the Class B of shares of Columbia Variable Portfolio - Marsico International Opportunities Fund, which was subject to 12b-1 distribution fees of 0.25%, with Class 2 shares which remain subject to 12b-1 distribution fees of 0.25%.

2.     SUMMARY  OF  SIGFINICANT  ACCOUNTING  POLICIES

INVESTMENT ACCOUNTING AND VALUATION: The investments are stated at the net asset value of each of the portfolios of the Trusts as determined at the close of the business day. Purchases and sales of shares of the portfolios are valued at the net asset values of such portfolios, which value their investment securities at fair value, on the date the shares are purchased or sold. Dividends and capital gains distributions are recorded on the ex-distribution date. Realized gains and losses on the sale of investments in the Trusts are recognized at the date of sale and are determined on a first-in, first-out basis. Accumulation unit values are computed daily based on total net assets of the portfolios.

FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment granted to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total operations of the Company and are not taxed separately. Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

USE OF ESTIMATES: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

RESERVES FOR CONTRACTS IN PAYOUT (ANNUITIZATION) PERIOD: Net assets allocated to contracts in the payout period are based on the Annuity 2000 Mortality Table, the 1971 Individual Mortality Table, and the 1983(a) Individual Mortality Table depending on the calendar year of annuitzation as well as other assumptions, including provisions for the risk of adverse deviation from assumptions. An assumed interest rate of 3.5% is used in determining annuity payments for all products with the exception of the American Pathway II product, which uses a 4.0% assumed interest rate.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of the annuitant than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company. Transfers are recorded as cost of units redeemed or as net proceeds from units sold in the accompanying Statements of Changes in Net Assets.

Annuity benefit payments are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

3.     FAIR  VALUE  MEASUREMENTS

Assets and liabilities recorded at fair value in the Separate Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurements in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

Level 1 - Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets, and most mutual funds.

Level 2 - Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal, and provincial obligations, hybrid securities, and derivative contracts.

Level 3 - Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3.     FAIR  VALUE  MEASUREMENTS  (continued)

is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

The Separate Account assets measured at fair value as of December 31, 2011 consist of investments in trusts, which are registered and open-end mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 as of December 31, 2011 and for the year then ended. The Separate Account had no liabilities as of December 31, 2011. See the Schedules of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy level.

4.     CHARGES  AND  DEDUCTIONS

Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

WITHDRAWAL CHARGE: Each contract provides that in the event that a contract holder withdraws all or a portion of the contract value during the surrender charge period, withdrawal charges may be assessed on the excess of the free withdrawal amounts as defined in the contract. The withdrawal charges are based on tables of charges applicable to the specific contracts, with a maximum charge of up to 9% of any amount withdrawn that exceeds the free withdrawal amount, and are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no withdrawal charges under the Polaris Advisor contract.

CONTRACT MAINTENANCE CHARGE: An annual contract maintenance charge ranging from $30 to $50 is charged against contracts, which reimburses the Company for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary during the accumulation phase. In the event that a total surrender of contract value is made, the entire charge is assessed as of the date of surrender, and deducted from that withdrawal. The contract maintenance charge is recorded as a charge in the Statements of Changes in Net Assets.

SEPARATE ACCOUNT ANNUAL CHARGE: The Separate Account deducts a separate account annual charge comprised of mortality and expense risk charges and distribution expense charges, computed on a daily basis. Separate Account Annual Charges are recorded as a charge in the Statements of Operations. The total annual rates of the net asset value of each portfolio, depending on any optional death benefits elected for each product, are as follows: American Pathway II, 1.30% or 1.40%; Polaris, 1.52%; Polaris II, 1.52% or 1.77%; PolarisAmerica, 1.52% or 1.77%; Polaris Platinum, 1.52% or 1.77%; WM

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)

Diversified Strategies, 1.40%, 1.55%, or 1.80%; Polaris Protector, 1.52% or 1.77%; Polaris Choice, 1.52%, 1.72%, or 1.97%; WM Diversified Strategies III, 1.55%, 1.70%, or 1.95%; Polaris Platinum II, 1.52%, 1.77%, or 2.02%; Polaris
Choice II, 1.52%, 1.72%, or 1.97%; Polaris Advisor, 1.52%, 1.72%, or 1.97%;
Polaris Choice III, 1.52%, 1.77%, 2.02%, or 2.17%; Polaris Preferred Solution, 1.15%, 1.40%, 1.55%, 1.65%, 1.80%, 1.90%, or 2.05%; Polaris Advantage, 1.65%,
1.90%, or 2.30%; Polaris Advisor III, 1.65%, 1.90%, or 2.30%; Polaris Platinum III, 1.30%, 1.55%, or 1.95%; Polaris Choice IV, 1.65%, 1.90%, or 2.30%; Polaris
Advantage II, 1.30%, 1.55%, 1.90%, or 2.15%; Polaris Retirement Protector, 1.30%, 1.55%, or 1.80%. The mortality risk charge is compensation for the mortality risks assumed by the Company from its contractual obligations to make annuity payments after the contract has annuitized for the life of the annuitant and to provide the standard death benefit. The expense risk charge is compensation for assuming the risk that the current contract administration charges will be insufficient in the future to cover the cost of administering the contract. The distribution expense charge is deducted at an annual rate of 0.15% of the net asset value of each portfolio and is included in the respective separate account annual charge rate. This charge is for all expenses associated with the distribution of the contract. If this charge is not sufficient to cover the cost of distributing the contract, the Company will bear the loss.

TRANSFER FEE: A transfer fee of $25 ($10 in Pennsylvania and Texas), depending on the contract provisions, may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

INCOME PROTECTOR FEE: The optional Income Protector Program, offered in Polaris Protector, Polaris Choice, Polaris II, Polaris Choice II, PolarisAmerica, Polaris Platinum, Polaris Platinum II, WM Diversified Strategies, and WM Diversified Strategies III, provides a guaranteed fixed minimum retirement income upon annuitization. The fee will range from 0.10% to 0.45% of the income benefit base (as defined in the prospectus), deducted annually from the contract value, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The income benefit base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges.

CAPITAL PROTECTOR FEE: The optional Capital Protector Program offered in Polaris Protector, Polaris Platinum II, Polaris Choice II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, Polaris Preferred Solution and Polaris Advantage provides a guaranteed minimum contract value at the end of an applicable waiting period. The annual fee ranges from 0.10% to 0.65% of the contract value minus purchase payments received after the 90(th) day from the contract issue date. The fee is

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)

deducted quarterly from the contract value during the waiting period, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

MARKETLOCK, MARKETLOCK FOR TWO, INCOME REWARDS, MARKETLOCK FOR LIFE PLUS, MARKETLOCK INCOME PLUS, AND MARKETLOCK FOR LIFE FEE: The optional MarketLock, MarketLock for Two, Income Rewards, MarketLock for Life Plus, MarketLock Income Plus, and MarketLock for Life features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The MarketLock feature is offered in Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, Polaris Preferred Solution, and Polaris Advantage. The MarketLock for Two feature is offered in Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, and Polaris Preferred Solution. The Income Rewards feature is offered in Polaris Protector, Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, and Polaris Preferred Solution. The annual fee ranges from 0.50% to 0.65% for MarketLock, 0.40% for MarketLock for Two prior to the first withdrawal and 0.80% after the first withdrawal, and 0.65% for Income Rewards in years 0-7 and 0.45% in years 8-10, of the maximum anniversary value benefit base (as defined in the prospectus) is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals.

The MarketLock for Life Plus feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Preferred Solution, and Polaris Advantage. The annual fee ranges from 0.65% to 0.95% for one covered person and from 0.90% to 1.25% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock for Life Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

The MarketLock Income Plus feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Advisor III, Polaris Preferred Solution, Polaris Platinum III, and Polaris Advantage. The annual fee ranges from 0.85% to 1.10% for one covered person and from 1.10% to 1.35% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock Income Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible,

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)
       ------------------------------------

or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

The MarketLock for Life feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Choice IV, Polaris Preferred Solution, Polaris Platinum III, and Polaris Advantage. The annual fee is 0.70% for one covered person and 0.95% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock for Life is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus, or the highest anniversary date contract value less purchase payments in year 2-5 over the first year purchase payments.

SUNAMERICA  INCOME  PLUS  AND  SUNAMERICA  INCOME  BUILDER  FEE:  The  optional
SunAmerica Income Plus and SunAmerica Income Builder features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The SunAmerica Income Plus feature is offered in Polaris Platinum III, Polaris Choice III, Polaris Choice IV, Polaris Advantage, Polaris Advantage II, Polaris Retirement Protector and Polaris Preferred Solution. The SunAmerica Income Builder feature is offered in Polaris Platinum III, Polaris Choice III, Polaris Choice IV, Polaris Advantage, Polaris Advantage II and Polaris Preferred Solution. The annual fee ranges from 0.60% to 2.20% for one covered person and 0.60% to 2.70% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The fee may change after the first year based on an index of market volatility. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the first five years, adjusted for withdrawals plus a credit, if eligible, or the maximum anniversary date contract value.

PREMIUM TAXES: Certain states charge the Company a tax on purchase payments up to a maximum of 3.5%. Some states assess premium taxes at the time purchase payments are made; whereas some states assess premium taxes at the time annuity payments begin or at the time of surrender. There are certain states that do not assess premium taxes. The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes when a purchase payment is made or upon surrender of the contract. Premium taxes are deducted from purchases when a contract annuitizes in the Statements of Changes in Net Assets.

SEPARATE ACCOUNT INCOME TAXES: The Company currently does not maintain a provision for taxes, but has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS

     The aggregate cost of the Trusts' shares acquired and the aggregate proceeds from shares sold during the year ended December 31, 2011 consist of the following:

                                                                        Cost of Shares                Proceeds from
Variable Account:                                                           Acquired                   Shares Sold
--------------------------------------------------                       -------------                --------------
ANCHOR TRUST:
Asset Allocation Portfolio (Class 1)                                      $  5,756,005                 $ 24,846,271
Capital Appreciation Portfolio (Class 1)                                     8,169,362                   66,080,778
Government and Quality Bond Portfolio (Class 1)                             10,537,845                   38,087,536
Growth Portfolio (Class 1)                                                   3,978,820                   23,934,576
Natural Resources Portfolio (Class 1)                                       22,603,209                   15,932,699
Asset Allocation Portfolio (Class 2)                                           994,221                    3,169,143
Capital Appreciation Portfolio (Class 2)                                     2,974,305                   15,788,264
Government and Quality Bond Portfolio (Class 2)                              6,197,446                   19,444,128
Growth Portfolio (Class 2)                                                     605,584                    7,573,961
Natural Resources Portfolio (Class 2)                                        5,775,346                    4,481,983
Asset Allocation Portfolio (Class 3)                                        13,080,343                    8,780,676
Capital Appreciation Portfolio (Class 3)                                    82,750,956                   77,444,536
Government and Quality Bond Portfolio (Class 3)                            131,007,063                  158,202,378
Growth Portfolio (Class 3)                                                  10,574,624                   29,857,038
Natural Resources Portfolio (Class 3)                                       72,979,549                   35,504,613

SUNAMERICA TRUST:
Aggressive Growth Portfolio (Class 1)                                     $    528,932                 $  6,046,170
Alliance Growth Portfolio (Class 1)                                          3,584,882                   34,182,984
Balanced Portfolio (Class 1)                                                 2,726,173                   11,421,833
Blue Chip Growth Portfolio (Class 1)                                         5,336,822                    3,658,490
Capital Growth Portfolio (Class 1)                                             511,105                    1,883,829
Cash Management Portfolio (Class 1)                                         49,062,167                   70,580,453
Corporate Bond Portfolio (Class 1)                                          12,224,808                   27,486,541
Davis Venture Value Portfolio (Class 1)                                      6,169,105                   95,415,746
"Dogs" of Wall Street Portfolio (Class 1)                                    3,730,238                    4,475,500
Emerging Markets Portfolio (Class 1)                                         2,681,220                   16,437,549
Equity Opportunities Portfolio (Class 1)                                       376,068                    7,222,385
Fundamental Growth Portfolio (Class 1)                                         245,532                    8,251,496
Global Bond Portfolio (Class 1)                                              5,573,669                   11,684,053
Global Equities Portfolio (Class 1)                                          1,131,182                   10,115,684
Growth Opportunities Portfolio (Class 1)                                     3,472,320                    4,284,256
Growth-Income Portfolio (Class 1)                                            2,077,543                   26,455,468
High-Yield Bond Portfolio (Class 1)                                         22,816,764                   37,686,060
International Diversified Equities Portfolio (Class 1)                       5,051,135                   13,437,994
International Growth and Income Portfolio (Class 1)                          2,625,536                   12,198,070

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                        Cost of Shares   Proceeds from
Variable Account:                                          Acquired      Shares Sold
------------------------------------------------------  ---------------  --------------
SUNAMERICA TRUST (continued):
Marsico Focused Growth Portfolio (Class 1)                $   458,020    $ 3,910,015
MFS Massachusetts Investors Trust Portfolio (Class 1)       1,354,447     10,791,878
MFS Total Return Portfolio (Class 1)                        5,690,669     36,833,940
Mid-Cap Growth Portfolio (Class 1)                          2,293,213     10,783,350
Real Estate Portfolio (Class 1)                             3,578,926      8,506,173
Technology Portfolio (Class 1)                              1,800,266      4,308,709
Telecom Utility Portfolio (Class 1)                         2,433,856      3,077,395
Total Return Bond Portfolio (Class 1)                      11,934,039     16,247,366
Aggressive Growth Portfolio (Class 2)                         209,413      1,002,665
Alliance Growth Portfolio (Class 2)                           811,007      6,088,949
Balanced Portfolio (Class 2)                                  796,369      3,045,480
Blue Chip Growth Portfolio (Class 2)                          178,740      1,241,225
Capital Growth Portfolio (Class 2)                            330,041        524,490
Cash Management Portfolio (Class 2)                        10,281,881     15,293,506
Corporate Bond Portfolio (Class 2)                          3,396,205     11,354,645
Davis Venture Value Portfolio (Class 2)                     1,864,310     17,374,540
"Dogs" of Wall Street Portfolio (Class 2)                   1,123,619      2,203,083
Emerging Markets Portfolio (Class 2)                        1,257,933      3,341,170
Equity Opportunities Portfolio (Class 2)                      165,587      1,581,597
Foreign Value Portfolio (Class 2)                           2,102,440      7,892,835
Fundamental Growth Portfolio (Class 2)                        117,610        678,476
Global Bond Portfolio (Class 2)                             2,102,972      5,095,631
Global Equities Portfolio (Class 2)                           512,205      1,464,636
Growth Opportunities Portfolio (Class 2)                    1,190,541      1,826,851
Growth-Income Portfolio (Class 2)                             685,225      2,545,293
High-Yield Bond Portfolio (Class 2)                         2,841,520      5,661,242
International Diversified Equities Portfolio (Class 2)      1,727,166      5,941,141
International Growth and Income Portfolio (Class 2)           777,185      2,596,085
Marsico Focused Growth Portfolio (Class 2)                    439,772      4,998,436
MFS Massachusetts Investors Trust Portfolio (Class 2)       1,597,710      3,811,671
MFS Total Return Portfolio (Class 2)                        2,075,420     11,587,131
Mid-Cap Growth Portfolio (Class 2)                            737,017      5,597,389
Real Estate Portfolio (Class 2)                               551,446      2,876,466
Small & Mid Cap Value Portfolio (Class 2)                   1,062,681      6,569,981
Technology Portfolio (Class 2)                                375,414      1,402,178
Telecom Utility Portfolio (Class 2)                           784,959        858,621
Total Return Bond Portfolio (Class 2)                       4,214,381      8,153,080
Aggressive Growth Portfolio (Class 3)                       7,383,104      4,791,018
Alliance Growth Portfolio (Class 3)                         6,973,216     30,984,498

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                                         Cost of Shares              Proceeds from
Variable Account:                                                            Acquired                 Shares Sold
--------------------------------------------------                       --------------              --------------
SUNAMERICA TRUST (continued):
American Funds Asset Allocation SAST Portfolio (Class 3)                    $41,710,482                $12,609,000
American Funds Global Growth SAST Portfolio (Class 3)                       151,284,600                 15,503,499
American Funds Growth SAST Portfolio (Class 3)                               71,048,140                 26,379,685
American Funds Growth-Income SAST Portfolio (Class 3)                        47,077,190                 23,624,737
Balanced Portfolio (Class 3)                                                 18,791,562                  8,798,407
Blue Chip Growth Portfolio (Class 3)                                         28,843,448                  6,819,805
Capital Growth Portfolio (Class 3)                                            2,631,268                  8,927,042
Cash Management Portfolio (Class 3)                                         219,052,705                209,164,493
Corporate Bond Portfolio (Class 3)                                          170,939,785                118,966,715
Davis Venture Value Portfolio (Class 3)                                      81,944,762                 86,053,600
"Dogs" of Wall Street Portfolio (Class 3)                                    21,562,095                 12,575,087
Emerging Markets Portfolio (Class 3)                                         51,023,715                 32,130,359
Equity Opportunities Portfolio (Class 3)                                      2,769,794                  7,821,306
Foreign Value Portfolio (Class 3)                                           174,767,637                 56,613,546
Fundamental Growth Portfolio (Class 3)                                        5,718,211                 12,608,500
Global Bond Portfolio (Class 3)                                              73,906,962                 43,027,959
Global Equities Portfolio (Class 3)                                          10,965,231                  7,294,213
Growth Opportunities Portfolio (Class 3)                                     68,674,540                 22,847,093
Growth-Income Portfolio (Class 3)                                            37,545,900                  5,850,767
High-Yield Bond Portfolio (Class 3)                                          74,443,504                 58,459,812
International Diversified Equities Portfolio (Class 3)                       25,174,952                 38,524,153
International Growth and Income Portfolio (Class 3)                          28,003,257                 34,298,672
Marsico Focused Growth Portfolio (Class 3)                                   28,497,330                 10,517,642
MFS Massachusetts Investors Trust Portfolio (Class 3)                        81,556,664                 16,969,009
MFS Total Return Portfolio (Class 3)                                         26,509,445                 53,019,026
Mid-Cap Growth Portfolio (Class 3)                                           30,929,088                 17,707,440
Real Estate Portfolio (Class 3)                                              53,430,336                 38,148,314
Small & Mid Cap Value Portfolio (Class 3)                                   137,834,844                 77,670,560
Small Company Value Portfolio (Class 3)                                      66,756,114                 28,332,043
Technology Portfolio (Class 3)                                                7,861,008                  8,261,125
Telecom Utility Portfolio (Class 3)                                          11,811,313                  4,263,794
Total Return Bond Portfolio (Class 3)                                       293,821,474                102,955,731

INVESCO FUNDS (Series II):
Invesco Van Kampen V.I. Capital Growth Fund                                $  6,226,677               $  7,679,104
Invesco Van Kampen V.I. Comstock Fund                                        83,371,547                 50,009,307
Invesco Van Kampen V.I. Growth and Income Fund                               96,818,206                 78,837,228

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                  Cost of Shares  Proceeds from
Variable Account:                                    Acquired      Shares Sold
------------------------------------------------  --------------  --------------
PRINCIPAL FUNDS:
Diversified International Account (Class 1)         $  124,982      $   385,720
Equity Income Account (Class 1)                        423,243        5,343,484
Government & High Quality Bond Account (Class 1)       799,244        1,524,997
Income Account (Class 1)                               269,989        2,807,654
LargeCap Blend Account II (Class 1)                     48,449        1,066,985
LargeCap Growth Account (Class 1)                       65,962          141,927
MidCap Blend Account (Class 1)                         480,425          863,666
Money Market Account (Class 1)                       1,305,923        2,767,482
Principal Capital Appreciation Account (Class 1)       124,144        3,417,864
Real Estate Securities Account (Class 1)                91,536          156,896
SAM Balanced Portfolio (Class 1)                     2,957,052       23,454,224
SAM Conservative Balanced Portfolio (Class 1)        2,169,452        1,731,675
SAM Conservative Growth Portfolio (Class 1)          1,420,998        7,202,464
SAM Flexible Income Portfolio (Class 1)              1,211,946        3,377,524
SAM Strategic Growth Portfolio (Class 1)               781,554        3,385,464
Short-Term Income Account (Class 1)                    340,754          592,855
SmallCap Growth Account II (Class 1)                    48,806          123,682
SmallCap Value Account I (Class 1)                      45,275           52,114
Diversified International Account (Class 2)             79,607          240,047
Equity Income Account (Class 2)                        107,194        4,004,205
Government & High Quality Bond Account (Class 2)        72,802          382,468
Income Account (Class 2)                                91,060        1,074,853
LargeCap Blend Account II (Class 2)                      2,772           84,103
LargeCap Growth Account (Class 2)                       15,197           57,208
MidCap Blend Account (Class 2)                          65,091          223,523
Money Market Account (Class 2)                         819,733        1,454,888
Principal Capital Appreciation Account (Class 2)        40,377        1,274,460
Real Estate Securities Account (Class 2)                19,759          219,630
SAM Balanced Portfolio (Class 2)                     2,500,495       13,324,399
SAM Conservative Balanced Portfolio (Class 2)          764,339        1,292,444
SAM Conservative Growth Portfolio (Class 2)          3,010,694        8,019,626
SAM Flexible Income Portfolio (Class 2)                874,595        1,817,341
SAM Strategic Growth Portfolio (Class 2)             1,036,121        4,773,965
Short-Term Income Account (Class 2)                  1,197,920        1,596,889
SmallCap Growth Account II (Class 2)                    13,289          112,580
SmallCap Value Account I (Class 2)                      57,226          135,015

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                      Cost of Shares  Proceeds from
Variable Account:                                        Acquired      Shares Sold
------------------------------------------------      --------------  --------------
COLUMBIA TRUST (Class 1):
Columbia Variable Portfolio - Asset Allocation Fund     $   443,035    $    155,921
Columbia Variable Portfolio - Small Company
Growth Fund                                                  44,521         586,603

COLUMBIA TRUST I:
Columbia Variable Portfolio - High Income Fund
(Class 1)                                               $ 7,480,222    $ 10,933,586
Columbia Variable Portfolio - Marsico Focused
Equities Fund (Class 1)                                   2,129,144      11,156,394
Columbia Variable Portfolio - Marsico Growth
Fund (Class 1)                                              167,286       1,013,459
Columbia Variable Portfolio - Marsico 21st Century
Fund (Class 1)                                               56,827         227,444
Columbia Variable Portfolio - Mid Cap Growth Fund
 (Class 1)                                                   68,050         678,387
Columbia Variable Portfolio - Marsico International
Opportunities Fund (Class 2)                                283,426       1,152,363

COLUMBIA TRUST II (Class 1):
Columbia Variable Portfolio - Diversified Equity
Income Fund                                             $   181,655    $  1,154,671

AMERICAN SERIES:
Asset Allocation Fund (Class 2)                         $ 2,935,477    $ 15,774,495
Global Growth Fund (Class 2)                              9,879,240      74,905,443
Growth Fund (Class 2)                                     8,445,377     103,496,648
Growth-Income Fund (Class 2)                             11,619,941      91,776,674
AMERICAN SERIES (continued):
Asset Allocation Fund (Class 3)                         $ 2,277,477    $  8,560,766
Cash Management Fund (Class 3)                           12,044,554      13,532,455
Growth Fund (Class 3)                                     4,723,789      37,657,953
Growth-Income Fund (Class 3)                              3,837,006      34,048,888
High-Income Bond Fund (Class 3)                           6,599,284       8,155,494
International Fund (Class 3)                              1,511,655      10,303,114
U.S. Government/AAA-Rated Securities Fund (Class 3)       5,240,298       8,234,326

LORD ABBETT FUND (Class VC):
Growth and Income Portfolio                             $47,007,531    $ 39,303,438
Mid Cap Value Portfolio                                     927,700       7,777,811

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                      Cost of Shares  Proceeds from
Variable Account:                                        Acquired      Shares Sold
------------------------------------------------      --------------  ---------------
STERLING CAPITAL FUNDS:
Sterling Capital Select Equity VIF                      $    237,325     $   526,610
Sterling Capital Special Opportunities VIF                 2,488,133       3,891,638
Sterling Capital Strategic Allocation Equity VIF              49,084         378,787
Sterling Capital Total Return Bond VIF                     2,267,923       3,697,644

MTB TRUST:
MTB Managed Allocation Fund - Moderate Growth II        $          6     $        55

FRANKLIN TEMPLETON TRUST (Class 2):
Franklin Income Securities Fund                         $ 68,248,423     $17,187,627
Franklin Templeton VIP Founding Funds Allocation Fund     12,911,850       7,492,984

SEASONS TRUST (Class 3):
Allocation Balanced Portfolio                           $ 63,723,502     $ 9,096,735
Allocation Growth Portfolio                               11,553,628       2,843,399
Allocation Moderate Growth Portfolio                      97,844,421       9,721,722
Allocation Moderate Portfolio                             87,503,257       7,907,230
Real Return Portfolio                                    135,989,848      30,944,615

6.   OTHER  MATTERS

     The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES

     A summary of unit values and units outstanding for the variable accounts and the expense ratios, excluding expenses of the underlying funds, total return and investment income ratios for the periods ended December 31, 2011, 2010, 2009, 2008, and 2007, follows:

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Asset Allocation Portfolio (Class 1)
2011   4,606,167  26.79  to     27.51        126,687,967    1.52% to 1.77%            2.66%     -0.84%  to    -0.60%
2010   5,350,434  27.01  to     27.67        148,047,003    1.52% to 1.77%            2.69%     11.86%  to    12.14%
2009   6,064,925  24.15  to     24.68        149,654,165    1.52% to 1.77%            3.77%     20.16%  to    20.46%
2008   7,194,179  20.10  to     20.49        147,375,114    1.52% to 1.77%            3.09%    -24.40%  to   -24.21%
2007   8,873,343  26.59  to     27.03        239,833,843    1.52% to 1.77%            2.74%      6.54%  to     6.81%

Capital Appreciation Portfolio (Class 1)
2011   5,559,287  12.63  to     48.00 (5)    262,968,434    1.52% to 1.77%            0.00%     -8.68%  to    -8.45%
2010   6,597,464  13.83  to     52.43 (5)    339,813,674    1.52% to 1.77%            0.13%     20.58%  to    20.88%
2009   7,736,493  11.47  to     43.37 (5)    328,926,042    1.52% to 1.77%            0.00%     34.36%  to    34.70%
2008   9,603,733   8.54  to     32.20 (5)    300,820,039    1.52% to 1.77%            0.00%    -41.40%  to   -41.25%
2007  12,544,886  14.57  to     54.81 (5)    668,182,946    1.52% to 1.77%            0.33%     25.47%  to    25.78%

Government and Quality Bond Portfolio (Class 1)
2011   6,242,049  13.98  to     21.03        130,486,125    1.52% to 1.77%            3.08%      5.21%  to     5.47%
2010   7,751,361  13.28  to     19.94        153,478,309    1.52% to 1.77%            3.98%      3.15%  to     3.41%
2009   9,397,555  12.88  to     19.28        179,811,641    1.52% to 1.77%            4.66%      2.44%  to     2.69%
2008  11,993,175  12.57  to     18.78        223,101,020    1.52% to 1.77%            3.90%      2.50%  to     2.76%
2007  13,002,662  12.26  to     18.27        234,675,614    1.52% to 1.77%            3.75%      4.42%  to     4.69%

Growth Portfolio (Class 1)
2011   2,722,805  30.08  to     30.92         84,129,487    1.52% to 1.77%            0.72%     -7.90%  to    -7.67%
2010   3,315,995  32.66  to     33.48        110,972,743    1.52% to 1.77%            0.69%     12.14%  to    12.42%
2009   4,003,562  29.12  to     29.78        119,178,758    1.52% to 1.77%            1.12%     35.97%  to    36.31%
2008   4,907,778  21.42  to     21.85        107,186,478    1.52% to 1.77%            0.73%    -41.47%  to   -41.32%
2007   6,556,944  36.59  to     37.23        244,036,963    1.52% to 1.77%            0.69%      8.26%  to     8.53%

Natural Resources Portfolio (Class 1)
2011   1,334,816  45.11  to     46.36         61,850,374    1.52% to 1.77%            0.67%    -21.66%  to   -21.47%
2010   1,557,073  57.58  to     59.04         91,874,923    1.52% to 1.77%            0.88%     14.16%  to    14.45%
2009   1,922,741  50.44  to     51.58         99,135,192    1.52% to 1.77%            1.47%     55.30%  to    55.68%
2008   2,237,556  32.48  to     33.13         74,109,970    1.52% to 1.77%            0.86%    -50.68%  to   -50.56%
2007   3,208,730  65.85  to     67.01        214,948,823    1.52% to 1.77%            1.10%     37.74%  to    38.09%

Asset Allocation Portfolio (Class 2)
2011     362,705  25.91  to     27.09          9,754,826    1.52% to 1.97%            2.45%     -1.19%  to    -0.74%
2010     445,415  26.22  to     27.29         12,068,846    1.52% to 1.97%            2.55%     11.47%  to    11.97%
2009     534,495  23.52  to     24.37         12,952,662    1.52% to 1.97%            3.62%     19.74%  to    20.27%
2008     601,315  19.64  to     20.27         12,122,668    1.52% to 1.97%            2.93%    -24.66%  to   -24.32%
2007     700,449  26.07  to     26.78         18,679,976    1.52% to 1.97%            2.69%      6.17%  to     6.65%

Capital Appreciation Portfolio (Class 2)
2011   1,074,162  45.82  to     47.80 (5)     50,722,731    1.40% to 1.97%            0.00%     -9.00%  to    -8.48%
2010   1,297,490  50.35  to     52.23 (5)     67,059,315    1.40% to 1.97%            0.02%     20.16%  to    20.84%
2009   1,599,362  41.90  to     43.22 (5)     68,526,327    1.40% to 1.97%            0.00%     33.89%  to    34.66%
2008   2,019,308  31.30  to     32.10 (5)     64,342,219    1.40% to 1.97%            0.00%    -41.62%  to   -41.29%
2007   2,473,375  53.61  to     54.67 (5)    134,461,434    1.40% to 1.97%            0.22%     25.07%  to    25.78%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                          For the Year Ended December 31
--------------------------------------------------------    ----------------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment              Total Return
                         Lowest to           Net Assets         Lowest             Income                  Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)       Ratio (2)               Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   -------------------------------------
Government and Quality Bond Portfolio (Class 2)
2011   2,894,272  19.84  to     20.74         59,710,741    1.52% to 1.97%            2.88%        4.84%       to     5.31%
2010   3,615,043  18.93  to     19.69         70,840,016    1.52% to 1.97%            3.77%        2.79%       to     3.25%
2009   4,464,526  18.41  to     19.07         84,762,472    1.52% to 1.97%            4.53%        2.08%       to     2.54%
2008   5,547,521  18.04  to     18.60        102,765,344    1.52% to 1.97%            3.91%        2.15%       to     2.61%
2007   6,197,491  17.66  to     18.13        111,935,603    1.52% to 1.97%            3.63%        4.06%       to     4.53%

Growth Portfolio (Class 2)
2011     863,723  29.23  to     30.49         26,217,903    1.52% to 1.97%            0.54%       -8.22%       to    -7.81%
2010   1,065,457  31.84  to     33.07         35,104,300    1.52% to 1.97%            0.58%       11.75%       to    12.26%
2009   1,255,422  28.50  to     29.46         36,875,488    1.52% to 1.97%            0.91%       35.49%       to    36.10%
2008   1,528,935  21.03  to     21.64         33,008,654    1.52% to 1.97%            0.55%      -41.67%       to   -41.41%
2007   1,878,339  36.06  to     36.94         69,224,882    1.52% to 1.97%            0.56%        7.89%       to     8.37%

Natural Resources Portfolio (Class 2)
2011     306,705  43.84  to     45.83         13,926,958    1.52% to 1.97%            0.50%      -21.93%       to   -21.58%
2010     354,974  56.16  to     58.45         20,577,924    1.52% to 1.97%            0.77%       13.77%       to    14.27%
2009     440,030  49.36  to     51.15         22,331,708    1.52% to 1.97%            1.23%       54.76%       to    55.45%
2008     542,243  31.90  to     32.90         17,710,051    1.52% to 1.97%            0.74%      -50.85%       to   -50.63%
2007     677,466  64.90  to     66.65         44,896,542    1.52% to 1.97%            1.00%       37.27%       to    37.88%

Asset Allocation Portfolio (Class 3)
2011   1,411,518  10.96  to     11.64 (5)     29,785,008    1.15% to 2.30%            2.64%       -1.62%       to    -0.48% (6)
2010   1,089,320  11.14  to     11.70 (5)     26,111,044    1.15% to 2.30%            2.49%       10.78%       to    12.27% (6)
2009     971,609  10.06  to     10.42 (5)     22,884,366    1.15% to 2.30%            3.45%       19.66% (10)  to    20.56% (6)
2008   1,020,520   8.42  to      8.64 (5)     20,124,873    1.15% to 2.05%            2.83%      -25.07%       to   -24.13%
2007   1,204,679  11.23  to     11.39 (5)     31,765,835    1.15% to 2.05%            2.68%        5.72%       to     6.78% (6)

Capital Appreciation Portfolio (Class 3)
2011  12,477,127  11.45  to     12.10 (5)    377,129,549    1.15% to 2.30%            0.00%       -9.39%       to    -8.34% (6)
2010   9,407,507  12.63  to     13.20 (5)    399,561,339    1.15% to 2.30%            0.00%       19.65%       to    21.03%
2009   8,852,152  10.56  to     10.91 (5)    354,705,982    1.15% to 2.30%            0.00%       34.86%       to    34.98% (10)(6)
2008   9,645,069   7.91  to      8.09 (5)    296,122,416    1.15% to 2.05%            0.00%      -41.70%       to   -41.18%
2007   9,762,727  13.57  to     13.75 (5)    521,705,334    1.15% to 2.05%            0.15%       24.76%       to    25.94% (6)

Government and Quality Bond Portfolio (Class 3)
2011  33,622,521  11.72  to     12.31 (5)    607,330,250    1.15% to 2.30%            2.97%        4.39%       to     5.60% (6)
2010  33,724,258  11.23  to     11.66 (5)    614,635,115    1.15% to 2.30%            3.69%        2.34%       to     3.53%
2009  32,768,598  10.97  to     11.26 (5)    598,222,501    1.15% to 2.30%            4.59%        0.84% (10)  to     2.82% (6)
2008  31,721,186  10.72  to     10.95 (5)    570,555,593    1.15% to 2.05%            4.06%        1.96%       to     2.88%
2007  31,310,811  10.52  to     10.65 (5)    557,013,536    1.15% to 2.05%            3.80%        3.88%       to     4.81% (6)

Growth Portfolio (Class 3)
2011   4,240,566   9.31  to      9.87 (5)    112,152,534    1.15% to 2.30%            0.45%       -8.74%       to    -7.56% (6)
2010   4,614,824  10.20  to     10.68 (5)    139,438,193    1.15% to 2.30%            0.50%       10.84%       to    12.56%
2009   5,241,332   9.21  to      9.49 (5)    143,954,599    1.15% to 2.30%            0.77%       28.66% (10)  to    36.47%
2008   6,266,233   6.79  to      6.95 (5)    127,120,040    1.15% to 2.05%            0.44%      -41.76%       to   -41.25%
2007   6,064,625  11.66  to     11.83 (5)    218,730,283    1.15% to 2.05%            0.49%        7.41%       to     8.67% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.  UNIT VALUES (continued)

                     At December 31                                            For the Year Ended December 31
--------------------------------------------------------    ---------------------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment            Total Return
                         Lowest to           Net Assets         Lowest            Income                Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)             Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   -----------------------------------
Natural Resources Portfolio (Class 3)
2011   4,279,355   9.34  to     10.08 (5)    126,949,654    1.15% to 2.30%            0.44%        -22.59%       to   -21.37% (6)
2010   3,317,100  12.07  to     12.82 (5)    157,516,099    1.15% to 2.30%            0.70%         11.91%       to    14.59%
2009   3,269,902  10.78  to     11.19 (5)    150,922,682    1.15% to 2.30%            1.09%         29.29% (10)  to    55.87%
2008   3,603,233   6.98  to      7.18 (5)    109,563,013    1.15% to 2.05%            0.66%        -50.95%       to   -50.50%
2007   3,133,647  14.22  to     14.50 (5)    200,622,720    1.15% to 2.05%            0.97%         36.41%       to    38.23% (6)

Aggressive Growth Portfolio (Class 1)
2011   1,999,119   6.61  to     12.83         25,562,835    1.52% to 1.77%            0.00%         -3.71%       to    -3.46%
2010   2,381,289   6.86  to     13.29         31,520,617    1.52% to 1.77%            0.00%         19.04%       to    19.34%
2009   2,788,887   5.76  to     11.14         30,938,865    1.52% to 1.77%            0.14%         38.02%       to    38.36%
2008   3,401,679   4.18  to      8.05         27,224,036    1.52% to 1.77%            0.61%        -53.47%       to   -53.35%
2007   4,460,489   8.97  to     17.25         76,503,300    1.52% to 1.77%            0.55%         -2.23%       to    -1.99%

Alliance Growth Portfolio (Class 1)
2011   5,058,971   8.45  to     31.70        159,262,670    1.52% to 1.77%            0.48%         -4.01%       to    -3.77%
2010   5,945,122   8.80  to     32.94        194,227,558    1.52% to 1.77%            0.83%          8.31%       to     8.58%
2009   7,055,815   8.12  to     30.34        212,426,679    1.52% to 1.77%            0.61%         38.56%       to    38.91%
2008   8,824,481   5.86  to     21.84        190,007,995    1.52% to 1.77%            0.15%        -41.78%       to   -41.63%
2007  11,463,534  10.07  to     37.42        423,159,668    1.52% to 1.77%            0.05%         12.60%       to    12.88%

Balanced Portfolio (Class 1)
2011   2,673,699   9.24  to     16.84         44,378,775    1.52% to 1.77%            1.73%          0.48%       to     0.73%
2010   3,220,885   9.20  to     16.72         52,795,983    1.52% to 1.77%            1.93%          9.88%       to    10.15%
2009   3,636,635   8.37  to     15.18         54,170,244    1.52% to 1.77%            3.40%         21.85%       to    22.16%
2008   4,198,298   6.87  to     12.43         51,897,036    1.52% to 1.77%            3.23%        -27.19%       to   -27.01%
2007   5,601,380   9.44  to     17.02         94,817,626    1.52% to 1.77%            2.76%          3.55%       to     3.81%

Blue Chip Growth Portfolio (Class 1)
2011   1,414,787   5.80  to      7.25          8,492,720    1.52% to 1.77%            0.22%         -7.25%       to    -7.01%
2010   1,151,423   6.25  to      7.79          7,453,970    1.52% to 1.77%            0.29%         10.54%       to    10.82%
2009   1,542,759   5.65  to      7.03          8,996,959    1.52% to 1.77%            0.34%         34.44%       to    34.78%
2008   1,575,290   4.20  to      5.22          6,818,684    1.52% to 1.77%            0.40%        -40.07%       to   -39.92%
2007   2,329,044   7.02  to      8.69         16,771,820    1.52% to 1.77%            0.33%         12.07%       to    12.35%

Capital Growth Portfolio (Class 1)
2011     755,156   7.10  to      7.30          5,501,152    1.52% to 1.77%            0.00%         -3.05%       to    -2.80%
2010     921,727   7.32  to      7.51          6,911,604    1.52% to 1.77%            0.00%          7.32%       to     7.59%
2009   1,168,646   6.82  to      6.98          8,146,440    1.52% to 1.77%            0.00%         40.98%       to    41.33%
2008   1,112,899   4.84  to      4.94          5,488,291    1.52% to 1.77%            0.00%        -46.13%       to   -45.99%
2007   1,483,536   8.99  to      9.15         13,549,487    1.52% to 1.77%            1.12%         11.56%       to    11.84%

Cash Management Portfolio (Class 1)
2011   4,708,811   9.90  to     13.07         61,353,836    1.52% to 1.77%            0.00%         -2.02%       to    -1.78%
2010   6,259,934  10.11  to     13.30         83,078,100    1.52% to 1.77%            0.00%         -1.98%       to    -1.74%
2009   7,890,791  10.31  to     13.54        106,567,407    1.52% to 1.77%            2.09%         -1.71%       to    -1.46%
2008  13,589,028  10.49  to     13.74        186,373,001    1.52% to 1.77%            3.70%         -0.59%       to    -0.35%
2007  11,415,409  10.55  to     13.79        157,085,537    1.52% to 1.77%            3.75%          2.68%       to     2.93%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                     For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Corporate Bond Portfolio (Class 1)
2011   4,085,475  24.34  to         25.03    102,171,318    1.52% to 1.77%            6.22%      4.54%  to     4.81%
2010   4,937,540  23.28  to         23.88    117,817,851    1.52% to 1.77%            6.25%      9.02%  to     9.30%
2009   5,837,425  21.36  to         21.85    127,454,013    1.52% to 1.77%            6.18%     28.68%  to    29.00%
2008   6,240,647  16.60  to         16.94    105,636,170    1.52% to 1.77%            4.24%     -9.40%  to    -9.17%
2007   7,818,914  18.32  to         18.65    145,719,768    1.52% to 1.77%            3.85%      3.63%  to     3.89%

Davis Venture Value Portfolio (Class 1)
2011  11,938,830  11.38  to         33.90    401,886,328    1.52% to 1.77%            1.26%     -5.91%  to    -5.67%
2010  14,479,135  12.09  to         35.94    516,192,684    1.52% to 1.77%            0.74%     10.22%  to    10.49%
2009  17,402,626  10.97  to         32.53    560,675,687    1.52% to 1.77%            1.60%     31.16%  to    31.49%
2008  21,525,126   8.36  to         24.74    525,791,927    1.52% to 1.77%            1.57%    -39.24%  to   -39.09%
2007  28,232,833  13.77  to         40.62  1,132,762,035    1.52% to 1.77%            0.85%      3.80%  to     4.06%

"Dogs" of Wall Street Portfolio (Class 1)
2011   1,613,389  13.41  to         13.78     22,214,939    1.52% to 1.77%            2.16%     10.71%  to    10.98%
2010   1,685,553  12.11  to         12.42     20,912,903    1.52% to 1.77%            2.86%     14.69%  to    14.98%
2009   1,777,635  10.56  to         10.80     19,185,423    1.52% to 1.77%            4.80%     18.04%  to    18.34%
2008   2,229,026   8.94  to          9.13     20,330,702    1.52% to 1.77%            3.18%    -27.88%  to   -27.70%
2007   2,886,729  12.40  to         12.62     36,420,354    1.52% to 1.77%            2.36%     -3.65%  to    -3.41%

Emerging Markets Portfolio (Class 1)
2011   2,415,129  16.47  to         25.34     40,942,718    1.52% to 1.77%            0.53%    -27.38%  to   -27.20%
2010   3,029,609  22.68  to         34.81     70,563,496    1.52% to 1.77%            1.41%     16.44%  to    16.73%
2009   3,502,327  19.48  to         29.82     69,854,315    1.52% to 1.77%            0.00%     73.56%  to    73.99%
2008   3,636,407  11.22  to         17.14     41,703,578    1.52% to 1.77%            1.44%    -57.38%  to   -57.27%
2007   5,540,449  26.33  to         40.11    148,654,454    1.52% to 1.77%            1.92%     38.91%  to    39.25%

Equity Opportunities Portfolio (Class 1)
2011   1,549,642  17.89  to         18.40     28,482,694    1.52% to 1.77%            0.56%     -1.86%  to    -1.61%
2010   1,903,762  18.23  to         18.70     35,569,774    1.52% to 1.77%            0.70%     15.04%  to    15.32%
2009   2,272,164  15.85  to         16.22     36,813,569    1.52% to 1.77%            1.31%     29.78%  to    30.10%
2008   2,848,230  12.21  to         12.46     35,474,098    1.52% to 1.77%            1.45%    -39.55%  to   -39.40%
2007   3,858,303  20.20  to         20.57     79,309,576    1.52% to 1.77%            1.64%     -1.65%  to    -1.40%

Fundamental Growth Portfolio (Class 1)
2011   2,378,603   6.76  to         16.84     39,860,782    1.52% to 1.77%            0.00%     -7.14%  to    -6.91%
2010   2,791,218   7.28  to         18.09     50,204,357    1.52% to 1.77%            0.00%     14.95%  to    15.24%
2009   3,252,503   6.33  to         15.69     50,737,315    1.52% to 1.77%            0.00%     33.59%  to    33.93%
2008   3,874,789   4.74  to         11.72     45,125,727    1.52% to 1.77%            0.00%    -45.81%  to   -45.67%
2007   4,922,503   8.74  to         21.57    105,460,035    1.52% to 1.77%            0.00%     13.13%  to    13.41%

Global Bond Portfolio (Class 1)
2011   2,119,001  15.16  to         23.73     50,020,778    1.52% to 1.77%            2.26%      3.90%  to     4.16%
2010   2,435,976  14.59  to         22.78     55,110,439    1.52% to 1.77%            4.09%      4.42%  to     4.68%
2009   2,805,022  13.98  to         21.77     60,695,476    1.52% to 1.77%            3.41%      5.61%  to     5.88%
2008   3,232,771  13.23  to         20.56     65,988,275    1.52% to 1.77%            2.95%      3.81%  to     4.07%
2007   3,725,872  12.75  to         19.75     72,916,266    1.52% to 1.77%            0.59%      9.43%  to     9.70%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Global Equities Portfolio (Class 1)
2011   2,684,263   8.37  to         18.72     50,103,995    1.52% to 1.77%            0.93%    -11.96%  to   -11.74%
2010   3,105,351   9.51  to         21.20     65,682,773    1.52% to 1.77%            1.71%     12.34%  to    12.62%
2009   3,656,933   8.46  to         18.83     68,658,954    1.52% to 1.77%            2.83%     27.13%  to    27.45%
2008   4,455,237   6.66  to         14.77     65,401,932    1.52% to 1.77%            2.10%    -44.39%  to   -44.25%
2007   5,972,702  11.97  to         26.50    157,423,591    1.52% to 1.77%            1.16%      9.91%  to    10.18%

Growth Opportunities Portfolio (Class 1)
2011   1,924,462   5.73  to          5.88     11,308,089    1.52% to 1.77%            0.00%     -4.08%  to    -3.84%
2010   2,049,362   5.97  to          6.12     12,523,208    1.52% to 1.77%            0.00%     22.16%  to    22.46%
2009   2,146,854   4.89  to          4.99     10,714,078    1.52% to 1.77%            0.00%     16.18%  to    16.47%
2008   2,415,458   4.21  to          4.29     10,348,589    1.52% to 1.77%            0.00%    -37.01%  to   -36.85%
2007   3,277,374   6.68  to          6.79     22,236,254    1.52% to 1.77%            0.00%     19.43%  to    19.73%

Growth-Income Portfolio (Class 1)
2011   4,760,855   8.90  to         28.83    135,730,629    1.52% to 1.77%            0.92%      6.44%  to     6.71%
2010   5,628,193   8.36  to         27.02    150,039,360    1.52% to 1.77%            0.94%      9.55%  to     9.82%
2009   6,654,865   7.63  to         24.60    161,401,177    1.52% to 1.77%            1.44%     25.93%  to    26.24%
2008   8,268,914   6.06  to         19.49    158,513,305    1.52% to 1.77%            1.05%    -43.91%  to   -43.77%
2007  10,811,269  10.80  to         34.65    367,388,712    1.52% to 1.77%            0.89%      9.17%  to     9.44%

High-Yield Bond Portfolio (Class 1)
2011   3,066,011  22.21  to         22.80     69,866,750    1.52% to 1.77%            7.63%      2.45%  to     2.71%
2010   3,907,227  21.68  to         22.20     86,693,034    1.52% to 1.77%            9.59%     12.59%  to    12.88%
2009   4,656,578  19.25  to         19.67     91,538,604    1.52% to 1.77%            9.12%     39.53%  to    39.88%
2008   4,774,549  13.80  to         14.06     67,100,538    1.52% to 1.77%           10.11%    -33.35%  to   -33.18%
2007   6,081,847  20.70  to         21.04    127,924,639    1.52% to 1.77%            7.12%     -0.40%  to    -0.15%

International Diversified Equities Portfolio (Class 1)
2011   3,630,505  10.97  to         11.28     40,914,617    1.52% to 1.77%            2.05%    -16.10%  to   -15.89%
2010   4,302,496  13.08  to         13.41     57,652,237    1.52% to 1.77%            4.06%      6.59%  to     6.86%
2009   5,137,601  12.27  to         12.55     64,426,394    1.52% to 1.77%            1.37%     26.88%  to    27.20%
2008   6,544,110   9.67  to          9.86     64,521,307    1.52% to 1.77%            3.16%    -40.53%  to   -40.38%
2007   8,416,582  16.26  to         16.54    139,192,910    1.52% to 1.77%            2.01%     13.33%  to    13.61%

International Growth and Income Portfolio (Class 1)
2011   3,694,417   8.37  to         11.99     43,948,329    1.52% to 1.77%            2.94%    -15.30%  to   -15.09%
2010   4,460,288   9.88  to         14.12     62,433,700    1.52% to 1.77%            4.05%      5.22%  to     5.48%
2009   5,364,931   9.39  to         13.39     71,179,908    1.52% to 1.77%            0.00%     25.52%  to    25.83%
2008   6,860,589   7.48  to         10.64     72,266,380    1.52% to 1.77%            2.64%    -46.86%  to   -46.73%
2007  10,137,855  14.08  to         19.97    200,680,648    1.52% to 1.77%            1.54%      5.29%  to     5.55%

Marsico Focused Growth Portfolio (Class 1)
2011   1,183,856  11.19  to         11.51     13,591,254    1.52% to 1.77%            0.31%     -3.17%  to    -2.92%
2010   1,461,419  11.56  to         11.86     17,285,173    1.52% to 1.77%            0.40%     15.35%  to    15.64%
2009   1,822,557  10.02  to         10.25     18,645,644    1.52% to 1.77%            0.80%     28.41%  to    28.73%
2008   2,572,784   7.80  to          7.96     20,454,275    1.52% to 1.77%            0.44%    -41.86%  to   -41.71%
2007   3,577,168  13.42  to         13.66     48,795,490    1.52% to 1.77%            0.19%     11.66%  to    11.94%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
MFS Massachusetts Investors Trust Portfolio (Class 1)
2011   2,223,359  10.03  to         22.48     49,597,158    1.52% to 1.77%            0.66%     -3.63%  to    -3.39%
2010   2,611,728  10.41  to         23.27     60,339,321    1.52% to 1.77%            0.95%      9.23%  to     9.51%
2009   3,136,517   9.53  to         21.25     66,226,571    1.52% to 1.77%            1.34%     24.51%  to    24.83%
2008   3,684,767   7.66  to         17.02     62,320,505    1.52% to 1.77%            0.95%    -33.63%  to   -33.46%
2007   4,731,631  11.53  to         25.58    120,201,972    1.52% to 1.77%            1.10%      8.63%  to     8.91%

MFS Total Return Portfolio (Class 1)
2011   5,513,417  12.77  to         28.13    153,695,095    1.52% to 1.77%            2.58%      0.14%  to     0.39%
2010   6,704,504  12.75  to         28.02    185,839,559    1.52% to 1.77%            2.84%      8.11%  to     8.38%
2009   8,051,986  11.79  to         25.85    205,782,136    1.52% to 1.77%            3.80%     16.40%  to    16.69%
2008   9,794,360  10.13  to         22.16    214,130,913    1.52% to 1.77%            3.03%    -23.39%  to   -23.20%
2007  12,819,292  13.22  to         28.85    364,898,447    1.52% to 1.77%            2.49%      2.41%  to     2.67%

Mid-Cap Growth Portfolio (Class 1)
2011   3,150,103   6.52  to         11.23     35,043,178    1.52% to 1.77%            0.00%     -7.58%  to    -7.35%
2010   3,809,894   7.05  to         12.13     45,703,076    1.52% to 1.77%            0.00%     23.26%  to    23.56%
2009   4,479,793   5.72  to          9.81     43,422,346    1.52% to 1.77%            0.00%     39.93%  to    40.28%
2008   5,294,777   4.09  to          7.00     36,492,261    1.52% to 1.77%            0.00%    -44.36%  to   -44.22%
2007   6,872,375   7.35  to         12.54     85,043,221    1.52% to 1.77%            0.24%     14.89%  to    15.18%

Real Estate Portfolio (Class 1)
2011   1,419,027  23.03  to         23.67     33,576,000    1.52% to 1.77%            0.92%      6.25%  to     6.52%
2010   1,630,893  21.67  to         22.22     36,225,392    1.52% to 1.77%            1.88%     17.79%  to    18.09%
2009   1,874,898  18.40  to         18.82     35,267,388    1.52% to 1.77%            2.18%     27.51%  to    27.83%
2008   2,414,836  14.43  to         14.72     35,535,662    1.52% to 1.77%            3.24%    -44.88%  to   -44.74%
2007   3,201,604  26.17  to         26.64     85,266,112    1.52% to 1.77%            1.23%    -15.85%  to   -15.64%

Technology Portfolio (Class 1)
2011   3,930,256   2.21  to          2.27      8,920,359    1.52% to 1.77%            0.00%     -7.04%  to    -6.81%
2010   4,925,859   2.38  to          2.44     11,995,754    1.52% to 1.77%            0.00%     18.16%  to    18.45%
2009   6,314,247   2.01  to          2.06     12,983,385    1.52% to 1.77%            0.00%     47.77%  to    48.14%
2008   4,765,186   1.36  to          1.39      6,613,662    1.52% to 1.77%            0.00%    -52.00%  to   -51.88%
2007   7,840,652   2.84  to          2.89     22,615,569    1.52% to 1.77%            0.00%     19.80%  to    20.10%

Telecom Utility Portfolio (Class 1)
2011     996,622  16.52  to         16.98     16,911,434    1.52% to 1.77%            2.31%      4.40%  to     4.66%
2010   1,045,963  15.82  to         16.22     16,957,302    1.52% to 1.77%            2.84%     11.59%  to    11.87%
2009   1,265,801  14.18  to         14.50     18,344,257    1.52% to 1.77%            5.49%     29.75%  to    30.07%
2008   1,616,772  10.93  to         11.15     18,013,981    1.52% to 1.77%            2.11%    -38.54%  to   -38.39%
2007   2,167,856  17.78  to         18.09     39,204,694    1.52% to 1.77%            2.85%     18.79%  to    19.09%

Total Return Bond Portfolio (Class 1)
2011   2,573,355  27.07  to         27.77     71,432,521    1.52% to 1.77%            1.52%      4.50%  to     4.76%
2010   2,768,785  25.90  to         26.51     73,372,533    1.52% to 1.77%            2.82%      4.48%  to     4.74%
2009   2,577,207  24.79  to         25.31     65,207,913    1.52% to 1.77%            2.12%      9.63%  to     9.91%
2008   1,956,044  22.62  to         23.03     45,035,267    1.52% to 1.77%            3.72%      3.23%  to     3.49%
2007   1,970,247  21.91  to         22.25     43,832,167    1.52% to 1.77%            6.27%      3.70%  to     3.96%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  -----------------------
Aggressive Growth Portfolio (Class 2)
2011                           259,544   12.08  to      12.62     3,258,203  1.52% to 1.97%      0.00%    -4.08%  to       -3.60%
2010                           317,181   12.60  to      13.09     4,132,241  1.52% to 1.97%      0.00%    18.57%  to       19.16%
2009                           378,666   10.62  to      10.99     4,144,577  1.52% to 1.97%      0.00%    37.54%  to       38.16%
2008                           454,637    7.72  to       7.95     3,603,297  1.52% to 1.97%      0.40%   -53.64%  to      -53.43%
2007                           649,125   16.66  to      17.07    11,044,347  1.52% to 1.97%      0.44%    -2.58%  to       -2.13%

Alliance Growth Portfolio (Class 2)
2011                           731,288   29.80  to   31.66 (5)   22,661,038  1.40% to 1.97%      0.31%    -4.35%  to       -3.80%
2010                           884,254   31.15  to   32.92 (5)   28,521,555  1.40% to 1.97%      0.70%     7.93%  to        8.54%
2009                         1,084,271   28.86  to   30.32 (5)   32,274,906  1.40% to 1.97%      0.45%    38.08%  to   38.87% (6)
2008                         1,351,180   20.90  to      21.84    28,993,766  1.40% to 1.97%      0.00%   -41.98%  to  -41.65% (6)
2007                         1,605,788   36.03  to      37.42    59,148,406  1.40% to 1.97%      0.00%    12.20%  to       12.84%

Balanced Portfolio (Class 2)
2011                           443,648   15.89  to      16.58     7,315,909  1.52% to 1.97%      1.58%     0.13%  to        0.58%
2010                           576,837   15.87  to      16.48     9,466,636  1.52% to 1.97%      1.79%     9.49%  to        9.99%
2009                           671,755   14.49  to      14.99    10,026,950  1.52% to 1.97%      3.21%    21.43%  to       21.98%
2008                           771,892   11.94  to      12.29     9,448,247  1.52% to 1.97%      3.22%   -27.44%  to      -27.12%
2007                           954,994   16.45  to      16.86    16,049,705  1.52% to 1.97%      2.69%     3.21%  to        3.67%

Blue Chip Growth Portfolio (Class 2)
2011                           529,797    5.64  to       5.88     3,100,051  1.52% to 1.97%      0.08%    -7.57%  to       -7.15%
2010                           690,860    6.10  to       6.33     4,356,876  1.52% to 1.97%      0.15%    10.18%  to       10.66%
2009                           792,233    5.54  to       5.72     4,515,802  1.52% to 1.97%      0.16%    33.96%  to       34.57%
2008                           965,310    4.13  to       4.25     4,093,376  1.52% to 1.97%      0.26%   -40.28%  to      -40.01%
2007                         1,243,244    6.92  to       7.09     8,792,084  1.52% to 1.97%      0.19%    11.67%  to       12.18%

Capital Growth Portfolio (Class 2)
2011                           294,473    6.90  to       7.19     2,105,184  1.52% to 1.97%      0.00%    -3.39%  to       -2.95%
2010                           315,104    7.14  to       7.41     2,323,617  1.52% to 1.97%      0.00%     6.94%  to        7.43%
2009                           405,486    6.67  to       6.90     2,785,753  1.52% to 1.97%      0.00%    40.49%  to       41.12%
2008                           493,298    4.75  to       4.89     2,403,118  1.52% to 1.97%      0.00%   -46.31%  to      -46.07%
2007                           633,367    8.85  to       9.06     5,719,187  1.52% to 1.97%      1.03%    11.17%  to       11.67%

Cash Management Portfolio (Class 2)
2011                         1,616,873   12.34  to      12.87    20,728,242  1.52% to 1.97%      0.00%    -2.37%  to       -1.93%
2010                         1,975,942   12.64  to      13.12    25,838,275  1.52% to 1.97%      0.00%    -2.33%  to       -1.89%
2009                         2,618,132   12.94  to      13.37    34,903,610  1.52% to 1.97%      2.00%    -2.05%  to       -1.61%
2008                         4,347,197   13.21  to      13.59    58,908,289  1.52% to 1.97%      3.45%    -0.94%  to       -0.50%
2007                         4,220,513   13.34  to      13.66    57,514,246  1.52% to 1.97%      3.52%     2.32%  to        2.78%

Corporate Bond Portfolio (Class 2)
2011                         1,241,705   23.61  to      24.66    30,470,985  1.52% to 1.97%      5.87%     4.18%  to        4.65%
2010                         1,638,505   22.66  to      23.56    38,444,400  1.52% to 1.97%      6.06%     8.64%  to        9.13%
2009                         1,979,008   20.86  to      21.59    42,571,679  1.52% to 1.97%      6.04%    28.23%  to       28.81%
2008                         2,152,104   16.27  to      16.76    35,956,658  1.52% to 1.97%      4.05%    -9.71%  to       -9.31%
2007                         2,630,945   18.02  to      18.48    48,501,854  1.52% to 1.97%      3.77%     3.26%  to        3.73%

                                      111

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  -------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ---------------------
Davis Venture Value Portfolio (Class 2)
2011                         1,944,351     31.91  to    33.86    64,611,242  1.40% to 1.97%       1.08%   -6.24%  to    -5.70%
2010                         2,380,663     34.03  to    35.91    84,032,538  1.40% to 1.97%       0.62%    9.83%  to    10.46%
2009                         2,890,453     30.99  to    32.51    92,523,475  1.40% to 1.97%       1.40%   30.71%  to    31.45%
2008                         3,585,624     23.71  to    24.73    87,438,866  1.40% to 1.97%       1.41%  -39.46%  to   -39.11%
2007                         4,596,592     39.16  to    40.61   184,372,113  1.40% to 1.97%       0.74%    3.44%  to     4.03%

"Dogs" of Wall Street  Portfolio (Class 2)
2011                           478,507     13.04  to    13.59     6,473,714  1.52% to 1.97%       2.02%   10.32%  to    10.82%
2010                           565,210     11.82  to    12.26     6,902,147  1.52% to 1.97%       2.60%   14.29%  to    14.81%
2009                           690,646     10.34  to    10.68     7,348,853  1.52% to 1.97%       4.61%   17.63%  to    18.16%
2008                           831,949      8.79  to     9.04     7,493,474  1.52% to 1.97%       3.06%  -28.14%  to   -27.81%
2007                         1,095,283     12.24  to    12.52    13,674,579  1.52% to 1.97%       2.32%   -3.99%  to    -3.56%

Emerging Markets Portfolio (Class 2)
2011                           467,069     15.97  to    16.67     7,751,701  1.52% to 1.97%       0.38%  -27.64%  to   -27.31%
2010                           561,922     22.07  to    22.93    12,833,079  1.52% to 1.97%       1.27%   16.03%  to    16.56%
2009                           659,530     19.02  to    19.67    12,935,073  1.52% to 1.97%       0.00%   72.95%  to    73.73%
2008                           750,608     11.00  to    11.32     8,475,790  1.52% to 1.97%       1.30%  -57.53%  to   -57.34%
2007                         1,187,756     25.89  to    26.54    31,441,510  1.52% to 1.97%       1.84%   38.43%  to    39.05%

Equity Opportunities Portfolio (Class 2)
2011                           307,336     17.34  to    18.12     5,540,615  1.52% to 1.97%       0.39%   -2.21%  to    -1.76%
2010                           381,287     17.73  to    18.45     7,002,702  1.52% to 1.97%       0.56%   14.63%  to    15.15%
2009                           481,438     15.47  to    16.02     7,683,010  1.52% to 1.97%       1.10%   29.33%  to    29.91%
2008                           595,320     11.96  to    12.33     7,314,519  1.52% to 1.97%       1.33%  -39.76%  to   -39.49%
2007                           727,508     19.85  to    20.38    14,780,533  1.52% to 1.97%       1.56%   -2.00%  to    -1.55%

Foreign Value Portfolio (Class 2)
2011                         1,727,533     13.97  to    14.76    25,454,553  1.52% to 1.97%       1.41%  -13.49%  to   -13.10%
2010                         2,061,571     16.14  to    16.99    34,959,236  1.52% to 1.97%       1.81%    1.02%  to     1.48%
2009                         2,430,323     15.98  to    16.74    40,616,081  1.52% to 1.97%       2.71%   27.53%  to    28.11%
2008                         2,825,852     12.53  to    13.07    36,871,951  1.52% to 1.97%       2.78%  -42.11%  to   -41.85%
2007                         3,365,594     21.65  to    22.47    75,531,447  1.52% to 1.97%       1.76%   11.95%  to    12.46%

Fundamental Growth Portfolio (Class 2)
2011                           158,290     15.86  to    16.57     2,606,634  1.52% to 1.97%       0.00%   -7.46%  to    -7.05%
2010                           187,389     17.14  to    17.83     3,323,350  1.52% to 1.97%       0.00%   14.56%  to    15.07%
2009                           222,395     14.96  to    15.49     3,428,999  1.52% to 1.97%       0.00%   33.12%  to    33.73%
2008                           261,738     11.24  to    11.59     3,020,623  1.52% to 1.97%       0.00%  -45.99%  to   -45.75%
2007                           318,015     20.81  to    21.36     6,766,692  1.52% to 1.97%       0.00%   12.79%  to    13.29%

Global Bond Portfolio (Class 2)
2011                           514,634     22.41  to    23.36    11,970,760  1.52% to 1.97%       2.10%    3.53%  to     4.00%
2010                           656,557     21.65  to    22.46    14,697,208  1.52% to 1.97%       3.91%    4.05%  to     4.52%
2009                           754,806     20.80  to    21.49    16,169,165  1.52% to 1.97%       3.26%    5.24%  to     5.72%
2008                           906,808     19.77  to    20.32    18,379,687  1.52% to 1.97%       3.00%    3.45%  to     3.91%
2007                           923,705     19.11  to    19.56    18,024,074  1.52% to 1.97%       0.42%    9.05%  to     9.54%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment        Total Return
                                            Lowest to           Net Assets      Lowest        Income             Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)         Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ------------------------
Global Equities Portfolio (Class 2)
2011                           333,190   17.71  to  18.70 (5)     6,142,356  1.40% to 1.97%       0.77%  -12.27%  to   -11.76% (6)
2010                           376,320   20.19  to  21.20 (5)     7,868,391  1.40% to 1.97%       1.58%   11.94%  to    12.58% (6)
2009                           421,316   18.04  to  18.83 (5)     7,833,355  1.40% to 1.97%       2.67%   26.68%  to    27.41% (6)
2008                           492,240   14.24  to  14.78 (5)     7,189,938  1.40% to 1.97%       1.85%  -44.58%  to       -44.26%
2007                           739,069   25.69  to  26.51 (5)    19,379,314  1.40% to 1.97%       1.08%    9.52%  to        10.15%

Growth Opportunities Portfolio (Class 2)
2011                           716,500    5.55  to      5.80      4,136,876  1.52% to 1.97%       0.00%   -4.42%  to        -3.98%
2010                           822,537    5.80  to      6.04      4,946,927  1.52% to 1.97%       0.00%   21.73%  to        22.28%
2009                           941,439    4.77  to      4.94      4,632,616  1.52% to 1.97%       0.00%   15.78%  to        16.30%
2008                           996,083    4.12  to      4.25      4,216,280  1.52% to 1.97%       0.00%  -37.23%  to       -36.94%
2007                         1,364,018    6.56  to      6.74      9,154,888  1.52% to 1.97%       0.00%   19.01%  to        19.55%

Growth-Income Portfolio (Class 2)
2011                           327,138   27.11  to     28.35      9,220,072  1.52% to 1.97%       0.77%    6.07%  to         6.55%
2010                           392,603   25.56  to     26.61     10,388,023  1.52% to 1.97%       0.80%    9.16%  to         9.66%
2009                           469,037   23.41  to     24.26     11,325,724  1.52% to 1.97%       1.21%   25.49%  to        26.06%
2008                           621,649   18.66  to     19.25     11,915,819  1.52% to 1.97%       0.87%  -44.11%  to       -43.85%
2007                           848,272   33.38  to     34.28     28,979,639  1.52% to 1.97%       0.78%    8.79%  to         9.28%

High-Yield Bond Portfolio (Class 2)
2011                           712,383   21.47  to     22.45     15,901,198  1.52% to 1.97%       7.72%    2.09%  to         2.55%
2010                           886,276   21.03  to     21.89     19,311,856  1.52% to 1.97%       9.17%   12.20%  to        12.70%
2009                         1,150,553   18.74  to     19.42     22,246,264  1.52% to 1.97%       8.90%   39.05%  to        39.67%
2008                         1,090,907   13.48  to     13.91     15,118,489  1.52% to 1.97%       9.82%  -33.58%  to       -33.28%
2007                         1,491,422   20.30  to     20.84     30,982,321  1.52% to 1.97%       7.08%   -0.74%  to        -0.30%

International Diversified Equities Portfolio (Class 2)
2011                         1,752,957   10.66  to     11.11     19,413,669  1.52% to 1.97%       1.89%  -16.40%  to       -16.02%
2010                         2,084,423   12.75  to     13.23     27,500,147  1.52% to 1.97%       3.96%    6.22%  to         6.70%
2009                         2,427,191   12.00  to     12.40     30,021,823  1.52% to 1.97%       1.21%   26.44%  to        27.01%
2008                         2,942,098    9.49  to      9.77     28,661,259  1.52% to 1.97%       3.13%  -40.74%  to       -40.47%
2007                         3,499,414   16.02  to     16.40     57,269,092  1.52% to 1.97%       1.94%   12.93%  to        13.44%

International Growth and Income Portfolio (Class 2)
2011                           738,771   11.36  to     11.82      8,692,564  1.52% to 1.97%       2.76%  -15.60%  to       -15.22%
2010                           877,522   13.46  to     13.95     12,185,472  1.52% to 1.97%       3.85%    4.85%  to         5.32%
2009                         1,046,103   12.84  to     13.24     13,799,411  1.52% to 1.97%       0.00%   25.08%  to        25.64%
2008                         1,254,873   10.27  to     10.54     13,180,687  1.52% to 1.97%       2.45%  -47.04%  to       -46.80%
2007                         1,818,911   19.39  to     19.81     35,944,347  1.52% to 1.97%       1.45%    4.92%  to         5.39%

Marsico Focused Growth Portfolio (Class 2)
2011                         1,269,464   11.05  to     11.33     14,335,763  1.52% to 1.77%       0.18%   -3.31%  to        -3.07%
2010                         1,643,643   11.43  to     11.69     19,157,098  1.52% to 1.77%       0.28%   15.18%  to        15.47%
2009                         2,015,612    9.93  to     10.12     20,351,645  1.52% to 1.77%       0.62%   28.22%  to        28.54%
2008                         2,511,164    7.74  to      7.87     19,729,754  1.52% to 1.77%       0.32%  -41.95%  to       -41.80%
2007                         3,098,296   13.34  to     13.53     41,823,533  1.52% to 1.77%       0.06%   11.49%  to        11.77%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  -----------------------
MFS Massachusetts Investors Trust Portfolio (Class 2)
2011                           505,516   21.30  to      22.16    11,161,526  1.52% to 1.97%       0.51%   -3.97%  to       -3.54%
2010                           599,107   22.18  to      22.98    13,718,315  1.52% to 1.97%       0.83%    8.87%  to        9.35%
2009                           708,044   20.37  to      21.01    14,828,965  1.52% to 1.97%       1.19%   24.07%  to       24.64%
2008                           791,605   16.42  to      16.86    13,304,132  1.52% to 1.97%       0.82%  -33.86%  to      -33.56%
2007                           937,193   24.82  to      25.37    23,715,821  1.52% to 1.97%       1.01%    8.25%  to        8.74%

MFS Total Return Portfolio (Class 2)
2011                         1,742,450   26.54  to      27.70    48,060,159  1.52% to 1.97%       2.42%   -0.21%  to        0.24%
2010                         2,101,531   26.60  to      27.64    57,854,501  1.52% to 1.97%       2.71%    7.73%  to        8.22%
2009                         2,504,856   24.69  to      25.54    63,751,431  1.52% to 1.97%       3.65%   16.00%  to       16.52%
2008                         3,096,393   21.28  to      21.92    67,652,883  1.52% to 1.97%       2.85%  -23.66%  to      -23.31%
2007                         4,204,979   27.88  to      28.58   119,855,497  1.52% to 1.97%       2.43%    2.05%  to        2.51%

Mid-Cap Growth Portfolio (Class 2)
2011                         1,470,105   10.59  to      11.22    16,199,999  1.40% to 1.97%       0.00%   -7.90%  to       -7.38%
2010                         1,843,496   11.49  to      12.11    21,973,145  1.40% to 1.97%       0.00%   22.83%  to       23.53%
2009                         2,160,082    9.36  to       9.81    20,869,437  1.40% to 1.97%       0.00%   39.44%  to       40.24%
2008                         2,663,058    6.71  to       6.99    18,376,734  1.40% to 1.97%       0.00%  -44.55%  to      -44.23%
2007                         3,266,960   12.10  to      12.54    40,461,275  1.40% to 1.97%       0.12%   14.49%  to       15.14%

Real Estate Portfolio (Class 2)
2011                           418,375   22.35  to      23.32     9,699,869  1.52% to 1.97%       0.76%    5.88%  to        6.36%
2010                           516,347   21.11  to      21.92    11,265,666  1.52% to 1.97%       1.72%   17.38%  to       17.91%
2009                           582,785   17.98  to      18.59    10,789,261  1.52% to 1.97%       2.00%   27.07%  to       27.64%
2008                           702,589   14.15  to      14.57    10,191,024  1.52% to 1.97%       2.88%  -45.07%  to      -44.82%
2007                           940,405   25.76  to      26.40    24,726,909  1.52% to 1.97%       1.14%  -16.14%  to      -15.76%

Small & Mid Cap Value Portfolio (Class 2)
2011                         1,089,065   17.74  to      18.51    20,087,288  1.52% to 1.97%       0.12%   -9.92%  to       -9.51%
2010                         1,352,751   19.69  to      20.45    27,587,624  1.52% to 1.97%       0.24%   23.21%  to       23.76%
2009                         1,604,202   15.98  to      16.53    26,447,744  1.52% to 1.97%       0.71%   39.50%  to       40.13%
2008                         1,959,032   11.46  to      11.79    23,050,950  1.52% to 1.97%       0.31%  -36.36%  to      -36.08%
2007                         2,435,210   18.00  to      18.45    44,841,243  1.52% to 1.97%       0.51%   -0.33%  to        0.12%

Technology Portfolio (Class 2)
2011                         1,332,185    2.14  to       2.26     2,966,373  1.40% to 1.97%       0.00%   -7.36%  to       -6.84%
2010                         1,752,932    2.31  to       2.43     4,196,017  1.40% to 1.97%       0.00%   17.75%  to       18.42%
2009                         2,103,021    1.96  to       2.05     4,258,272  1.40% to 1.97%       0.00%   47.26%  to       48.10%
2008                         2,020,598    1.33  to       1.39     2,767,883  1.40% to 1.97%       0.00%  -52.16%  to      -51.89%
2007                         2,882,621    2.78  to    2.88 (5)    8,221,130  1.40% to 1.97%       0.00%   19.38%  to   20.06% (6)

Telecom Utility Portfolio (Class 2)
2011                           148,760   16.33  to      16.73     2,470,872  1.52% to 1.77%       2.16%    4.24%  to        4.51%
2010                           155,083   15.67  to      16.01     2,463,805  1.52% to 1.77%       2.70%   11.42%  to       11.70%
2009                           204,034   14.06  to      14.33     2,902,835  1.52% to 1.77%       5.26%   29.56%  to       29.88%
2008                           264,730   10.85  to      11.03     2,903,254  1.52% to 1.77%       2.21%  -38.63%  to      -38.48%
2007                           299,160   17.68  to      17.93     5,342,993  1.52% to 1.77%       2.93%   18.61%  to       18.91%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                            At December 31                                                 For the Year Ended December 31
---------------------------------------------------------------------------  -------------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment           Total Return
                                            Lowest to           Net Assets      Lowest        Income                Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)           Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ---------------------------
Total Return Bond Portfolio (Class 2)
2011                           723,666    26.64  to     27.34    19,724,689  1.52% to 1.77%     1.37%        4.35%  to         4.61%
2010                           882,303    25.53  to     26.14    22,983,900  1.52% to 1.77%     2.61%        4.32%  to         4.58%
2009                           894,912    24.47  to     24.99    22,293,889  1.52% to 1.77%     2.05%        9.47%  to         9.74%
2008                           527,462    22.35  to     22.77    11,974,186  1.52% to 1.77%     4.33%        3.07%  to         3.33%
2007                           311,578    21.69  to     22.04     6,851,081  1.52% to 1.77%     6.36%        3.54%  to         3.80%

Aggressive Growth Portfolio (Class 3)
2011                         1,580,323     7.87  to   8.30 (5)   17,292,016  1.15% to 2.30%     0.00%       -4.49%  to    -3.34% (6)
2010                         1,239,636     8.24  to   8.59 (5)   15,130,894  1.15% to 2.30%     0.00%       17.72%  to        19.48%
2009                         1,056,984     7.00  to   7.19 (5)   11,314,343  1.15% to 2.30%     0.00%  34.19% (10)  to    38.53% (6)
2008                         1,077,634     5.04  to   5.19 (5)    8,432,205  1.15% to 2.05%     0.32%      -54.03%  to       -53.34%
2007                         1,132,730    10.95  to  11.12 (5)   19,120,314  1.15% to 2.05%     0.39%       -2.90%  to    -1.85% (6)

Alliance Growth Portfolio (Class 3)
2011                         3,797,916     9.72  to  10.31 (5)  106,577,860  1.15% to 2.30%     0.21%       -4.82%  to    -3.66% (6)
2010                         4,315,346    10.21  to  10.70 (5)  133,338,609  1.15% to 2.30%     0.63%        7.37%  to     8.71% (6)
2009                         4,922,220     9.51  to   9.84 (5)  142,097,641  1.15% to 2.30%     0.34%  28.96% (10)  to        39.08%
2008                         5,913,605     6.91  to   7.08 (5)  123,435,605  1.15% to 2.05%     0.00%      -42.08%  to   -41.56% (6)
2007                         6,743,033    11.92  to  12.11 (5)  242,549,984  1.15% to 2.05%     0.00%       11.97%  to    13.01% (6)

American Funds Asset Allocation SAST Portfolio (Class 3)
2011                        10,022,864     9.81  to  10.32 (5)  101,357,620  1.15% to 2.30%     1.16%       -1.31%  to    -0.17% (6)
2010                         7,176,929     9.94  to  10.34 (5)   72,974,449  1.15% to 2.30%     1.36%        9.41%  to    10.72% (6)
2009                         4,783,166     9.08  to   9.34 (5)   44,109,234  1.15% to 2.30%     2.32%  18.39% (10)  to    21.99% (6)
2008                         3,863,276     7.39  to      7.66    29,342,054  1.15% to 2.05%     1.24%      -31.59%  to       -30.64%
2007                         1,635,158    10.80  to     11.04    17,992,072  1.15% to 2.05%     0.06%        3.12%  to     5.01% (6)

American Funds Global Growth SAST Portfolio (Class 3)
2011                        34,862,372     9.84  to  10.33 (5)  350,782,674  1.15% to 2.30%     0.84%      -11.21%  to   -10.18% (6)
2010                        22,149,625    11.08  to  11.50 (5)  248,702,974  1.15% to 2.30%     0.74%        8.87%  to        10.13%
2009                        13,647,633    10.18  to  10.44 (5)  139,541,556  1.15% to 2.30%     2.32%  31.65% (10)  to    40.14% (6)
2008                        11,445,291     7.30  to   7.45 (5)   83,871,758  1.15% to 2.05%     1.30%      -39.87%  to       -39.32%
2007                         5,142,687    12.13  to  12.28 (5)   62,382,919  1.15% to 2.05%     0.00%       12.11%  to    13.13% (6)

American Funds Growth SAST Portfolio (Class 3)
2011                        24,363,939     9.36  to   9.82 (5)  234,636,328  1.15% to 2.30%     0.35%       -6.74%  to    -5.66% (6)
2010                        19,719,559    10.04  to  10.41 (5)  202,206,183  1.15% to 2.30%     0.26%       15.64%  to        16.97%
2009                        16,955,375     8.68  to   8.90 (5)  149,351,933  1.15% to 2.30%     1.75%  27.14% (10)  to        37.36%
2008                        15,565,187     6.34  to      6.48   100,292,669  1.15% to 2.05%     0.50%      -45.33%  to       -44.82%
2007                         7,222,806    11.60  to  11.75 (5)   84,729,982  1.15% to 2.05%     0.02%        9.60%  to    10.65% (6)

American Funds Growth-Income SAST Portfolio (Class 3)
2011                        21,043,610     8.90  to   9.34 (5)  189,664,824  1.15% to 2.30%     1.00%       -4.36%  to    -3.26% (6)
2010                        18,469,523     9.30  to   9.66 (5)  172,304,601  1.15% to 2.30%     1.08%        8.54%  to         9.80%
2009                        17,222,295     8.57  to   8.79 (5)  146,800,095  1.15% to 2.30%     2.21%  24.97% (10)  to        29.31%
2008                        16,380,570     6.65  to   6.80 (5)  108,459,833  1.15% to 2.05%     0.91%      -39.33%  to       -38.76%
2007                         7,486,135    10.96  to  11.10 (5)   81,260,540  1.15% to 2.05%     0.04%        2.44%  to     3.44% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                          At December 31                                               For the Year Ended December 31
-----------------------------------------------------------------    ---------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio        Investment          Total Return
                                   Lowest to           Net Assets        Lowest             Income             Lowest to
Year           Units             Highest ($)(4)           ($)        to Highest (1)        Ratio (2)          Highest (3)
---------     ---------      ----------------------    ----------    --------------       ------------------------------------------
Balanced Portfolio(Class 3)
2011          2,640,927      10.39   to   10.99 (5)    35,694,977    1.15% to 2.30%          1.69%         -0.58%  to      0.85% (6)
2010          1,705,555      10.45   to   10.89 (5)    25,621,524    1.15% to 2.30%          1.85%          8.92%  to     10.28%
2009          1,237,281       9.59   to    9.88 (5)    17,878,194    1.15% to 2.30%          3.07%    19.73% (10)  to     22.30% (6)
2008          1,041,860       7.87   to    8.08 (5)    12,468,044    1.15% to 2.05%          3.19%        -27.71%  to    -26.91%
2007          1,045,325      10.89   to   11.05 (5)    17,414,478    1.15% to 2.05%          2.82%          2.59%  to      3.78% (6)

Blue Chip Growth Portfolio (Class 3)
2011          8,452,553       9.55   to   10.11 (5)    60,434,273    1.15% to 2.30%          0.01%         -7.97%  to     -6.90% (6)
2010          5,831,160      10.38   to   10.86 (5)    41,946,401    1.15% to 2.30%          0.09%          9.69%  to     10.95%
2009          2,912,641       9.46   to    9.79 (5)    17,219,970    1.15% to 2.30%          0.06%    26.52% (10)  to     34.94% (6)
2008          2,094,386       7.07   to    7.25 (5)     8,965,595    1.15% to 2.05%          0.17%        -40.56%  to    -39.85%
2007          2,340,254      11.89   to   12.06 (5)    16,543,909    1.15% to 2.05%          0.14%         11.18%  to     12.43% (6)

Capital Growth Portfolio (Class 3)
2011          5,999,371       9.13   to    9.66 (5)    43,383,733    1.15% to 2.30%          0.00%         -3.85%  to     -2.69% (6)
2010          6,772,753       9.49   to    9.93 (5)    50,326,688    1.15% to 2.30%          0.00%          6.14%  to       7.72%
2009          7,199,601       8.94   to    9.22 (5)    49,854,080    1.15% to 2.30%          0.00%    28.91% (10)  to     41.50% (6)
2008          8,151,653       6.30   to    6.51 (5)    40,122,091    1.15% to 2.05%          0.00%        -46.74%  to    -45.93%
2007          4,001,416      11.84   to   12.05 (5)    36,234,272    1.15% to 2.05%          1.48%         10.50%  to     11.97% (6)

Cash Management Portfolio (Class 3)
2011         15,707,935       9.31   to    9.93 (5)   190,669,336    1.15% to 2.30%          0.00%         -2.79%  to     -1.66% (6)
2010         14,338,501       9.57   to   10.10 (5)   181,754,590    1.15% to 2.30%          0.00%         -3.58%  to     -1.62%
2009         18,042,688       9.93   to   10.26 (5)   236,878,333    1.15% to 2.30%          2.01%    -2.14% (10)  to     -1.34% (6)
2008         27,536,857      10.15   to   10.40 (5)   368,421,385    1.15% to 2.05%          3.67%         -1.37%  to     -0.23%
2007         17,016,940      10.29   to   10.43 (5)   229,635,212    1.15% to 2.05%          3.74%          1.96%  to      3.06% (6)

Corporate Bond Portfolio (Class 3)
2011         28,047,297      13.69   to   14.40 (5)   578,591,304    1.15% to 2.30%          6.11%          3.73%  to      4.93% (6)
2010         24,743,265      13.20   to   13.73 (5)   530,895,157    1.15% to 2.30%          6.30%          8.19%  to      9.43%
2009         22,342,572      12.20   to   12.54 (5)   459,737,070    1.15% to 2.30%          6.19%    16.27% (10)  to     29.15% (6)
2008         21,366,957       9.51   to    9.71 (5)   344,108,880    1.15% to 2.05%          4.35%         -9.88%  to     -9.06%
2007         20,321,908      10.55   to   10.68 (5)   367,171,144    1.15% to 2.05%          4.15%          3.07%  to      4.01% (6)

Davis Venture Value Portfolio (Class 3)
2011         21,401,106       9.06   to    9.52 (5)   477,761,383    1.15% to 2.30%          1.10%         -6.64%  to     -5.56% (6)
2010         17,604,454       9.70   to   10.08 (5)   509,186,685    1.15% to 2.30%          0.56%          9.36%  to     10.62%
2009         15,849,454       8.87   to    9.12 (5)   471,246,641    1.15% to 2.30%          1.30%    27.08% (10)  to     31.65% (6)
2008         16,951,318       6.77   to    6.92 (5)   394,189,704    1.15% to 2.05%          1.38%        -39.57%  to    -39.02%
2007         17,320,915      11.20   to   11.35 (5)   679,538,448    1.15% to 2.05%          0.71%          3.23%  to      4.19% (6)

"Dogs" of Wall Street Portfolio (Class 3)
2011          2,656,601      11.11   to   11.71 (5)    33,635,609    1.15% to 2.30%          2.01%          9.83%  to     11.12% (6)
2010          1,870,469      10.12   to   10.54 (5)    22,005,509    1.15% to 2.30%          2.85%         13.45%  to     15.11%
2009          1,203,938       8.92   to    9.15 (5)    12,612,965    1.15% to 2.30%          4.65%         18.48%  to 25.74% (10)(6)
2008          1,261,706       7.49   to    7.72 (5)    11,223,963    1.15% to 2.05%          2.96%        -28.53%  to    -27.63%
2007          1,426,345      10.48   to   10.67 (5)    17,644,260    1.15% to 2.05%          2.35%         -4.79%  to     -3.40% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                           At December 31                                          For the Year Ended December 31
-----------------------------------------------------------------    --------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio        Investment         Total Return
                                   Lowest to           Net Assets        Lowest             Income            Lowest to
Year            Units            Highest ($)(4)           ($)        to Highest (1)        Ratio (2)         Highest (3)
---------     ---------      ----------------------    ----------    --------------       -----------------------------------------
Emerging Markets Portfolio (Class 3)
2011           9,834,135      9.98   to   10.51 (5)    141,712,285    1.15% to 2.30%         0.40%       -27.95%   to    -27.11% (6)
2010           7,869,498     13.85   to   14.42 (5)    166,913,850    1.15% to 2.30%         1.26%        15.53%   to     16.87%
2009           7,359,645     11.99   to   12.34 (5)    138,954,707    1.15% to 2.30%         0.00%   42.65% (10)   to     74.20% (6)
2008           7,858,873      6.93   to    7.08 (5)     85,778,979    1.15% to 2.05%         1.46%       -57.59%   to    -57.22%
2007           6,169,271     16.34   to   16.56 (5)    160,604,624    1.15% to 2.05%         1.94%        38.11%   to     39.44% (6)

Equity Opportunities Portfolio (Class 3)
2011           1,554,661      9.23   to    9.76 (5)     26,076,886    1.15% to 2.30%         0.30%        -2.70%   to     -1.50% (6)
2010           1,772,202      9.48   to    9.91 (5)     31,361,295    1.15% to 2.30%         0.46%        13.82%   to     15.46% (6)
2009           2,079,729      8.33   to    8.58 (5)     32,677,771    1.15% to 2.30%         0.97%   24.19% (10)   to     30.26% (6)
2008           2,510,604      6.40   to    6.59 (5)     30,473,527    1.15% to 2.05%         1.17%       -40.07%   to    -39.33%
2007           2,944,793     10.67   to   10.85 (5)     59,257,669    1.15% to 2.05%         1.54%        -2.60%   to     -1.36% (6)

Foreign Value Portfolio (Class 3)
2011          38,431,577       8.04   to    8.44 (5)    446,498,835   1.15% to 2.30%         1.54%        -13.86%  to    -12.86% (6)
2010          25,903,108       9.33   to    9.68 (5)    387,974,778   1.15% to 2.30%         1.94%          0.59%  to      1.75%
2009          19,373,532       9.28   to    9.52 (5)    311,034,623   1.15% to 2.30%         2.62%    26.52% (10)  to     28.45% (6)
2008          19,597,947       7.25   to    7.41 (5)    250,475,847   1.15% to 2.05%         2.81%        -42.23%  to    -41.69%
2007          19,952,046      12.55   to   12.71 (5)    443,691,315   1.15% to 2.05%         1.74%         11.72%  to     12.75% (6)

Fundamental Growth Portfolio (Class 3)
2011           4,652,711      9.32   to    9.89 (5)     70,790,422    1.15% to 2.30%         0.00%         -8.14%  to     -6.79% (6)
2010           4,934,236     10.15   to   10.61 (5)     81,768,665    1.15% to 2.30%         0.00%         13.69%  to     15.38%
2009           5,370,746      8.92   to    9.20 (5)     77,863,955    1.15% to 2.30%         0.00%    30.57% (10)  to     34.09% (6)
2008           6,033,489      6.69   to    6.86 (5)     65,512,346    1.15% to 2.05%         0.00%        -46.14%  to    -45.60%
2007           2,780,518     12.43   to   12.61 (5)     57,223,390    1.15% to 2.05%         0.00%         12.29%  to     13.53% (6)

Global Bond Portfolio (Class 3)
2011          10,182,828      12.76   to   13.41 (5)    189,229,931   1.15% to 2.30%         2.10%          3.09%  to      4.28% (6)
2010           7,826,147      12.38   to   12.86 (5)    155,352,219   1.15% to 2.30%         4.09%          3.61%  to      4.80%
2009           6,438,287      11.95   to   12.27 (5)    130,721,653   1.15% to 2.30%         3.34%          6.00%  to  7.56% (10)(6)
2008           5,717,683      11.33   to   11.57 (5)    111,899,875   1.15% to 2.05%         3.16%          3.26%  to       4.20%
2007           4,114,757      10.97   to   11.11 (5)     78,731,321   1.15% to 2.05%         0.36%          8.84%  to      9.82% (6)

Global Equities Portfolio (Class 3)
2011           1,969,956       8.24   to    8.75 (5)     26,612,803   1.15% to 2.30%         0.83%        -12.65%  to    -11.63% (6)
2010           1,446,322       9.43   to    9.90 (5)     26,140,571   1.15% to 2.30%         1.57%         11.35%  to     12.75%
2009           1,216,039       8.47   to    8.78 (5)     21,171,000   1.15% to 2.30%         2.58%         27.60%  to 27.70% (10)(6)
2008           1,267,375       6.73   to    6.88 (5)     17,737,627   1.15% to 2.05%         1.90%        -44.68%  to    -44.18%
2007           1,384,670      12.16   to   12.33 (5)     35,551,355   1.15% to 2.05%         1.09%          9.27%  to     10.31% (6)

Growth Opportunities Portfolio (Class 3)
2011          21,144,879      10.81   to   11.37 (5)    149,800,724   1.15% to 2.30%         0.00%         -4.83%  to     -3.73% (6)
2010          16,138,862      11.35   to   11.81 (5)    107,540,605   1.15% to 2.30%         0.00%         21.20%  to     22.61%
2009          12,605,872       9.37   to    9.63 (5)     63,797,232   1.15% to 2.30%         0.00%         16.61%  to 25.79% (10)(6)
2008           9,697,948       8.09   to    8.26 (5)     41,499,559   1.15% to 2.05%         0.00%        -37.37%  to     -36.77%
2007           7,169,085      12.91   to   13.06 (5)     47,992,334   1.15% to 2.05%         0.00%         18.84%  to     19.88% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
7. UNIT VALUES (continued)


                           At December 31                                            For the Year Ended December 31
-------------------------------------------------------------------  ---------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio       Investment          Total Return
                                   Lowest to            Net Assets      Lowest             Income             Lowest to
Year            Units            Highest ($)(4)            ($)       to Highest (1)       Ratio (2)          Highest (3)
---------     ---------      ----------------------    ------------  --------------      ----------  -------------------------------
Growth-Income Portfolio (Class 3)
2011          3,843,015        9.25    to   9.84 (5)     49,130,066   1.15% to 2.30%      0.94%          5.64%    to    6.83%(6)
2010            680,901        8.76    to   9.21 (5)     15,141,736   1.15% to 2.30%      0.76%          8.16%    to   10.00%
2009            598,674        8.09    to   8.37 (5)     13,677,065   1.15% to 2.30%      1.12%        24.17%(10) to   26.53%(6)
2008            664,354        6.42    to   6.61 (5)     12,111,735   1.15% to 2.05%      0.74%         -44.41%   to  -43.69%
2007            764,969       11.55    to  11.75 (5)     25,653,329   1.15% to 2.05%      0.75%          7.93%    to    9.47%(6)

High-Yield Bond Portfolio (Class 3)
2011          6,310,092       10.72   to   11.44 (5)    111,817,886   1.15% to 2.30%      8.01%          1.65%    to    2.83%(6)
2010          5,112,376       10.54   to   11.13 (5)    100,219,843   1.15% to 2.30%     10.17%         11.08%    to   13.01%
2009          5,240,017        9.49   to    9.85 (5)     96,956,685   1.15% to 2.30%      9.00%        23.55%(10) to   40.05%(6)
2008          3,893,054        6.81   to    7.03 (5)     52,587,028   1.15% to 2.05%     10.52%         -33.98%   to  -33.10%
2007          4,009,189       10.32   to   10.51 (5)     82,455,078   1.15% to 2.05%      7.37%         -1.44%    to   -0.03%(6)

International Diversified Equities Portfolio (Class 3)
2011          15,075,938       8.11   to    8.57 (5)    160,960,717   1.15% to 2.30%      1.88%         -16.76%   to  -15.79%(6)
2010          15,872,663       9.74   to   10.18 (5)    204,539,549   1.15% to 2.30%      3.90%          5.61%    to    6.99%
2009          17,247,631       9.23   to    9.51 (5)    209,558,687   1.15% to 2.30%      1.08%         27.35%    to   29.21%(10)(6)
2008          20,024,399       7.30   to    7.47 (5)    191,793,161   1.15% to 2.05%      3.17%         -40.88%   to  -40.31%
2007          20,035,958      12.34   to   12.51 (5)    324,999,091   1.15% to 2.05%      1.97%         12.74%    to   13.75%(6)

International Growth and Income Portfolio (Class 3)
2011          16,122,467       6.73   to    7.11 (5)    177,099,706   1.15% to 2.30%      2.85%         -16.04%   to  -14.99%(6)
2010          16,405,879       8.01   to    8.36 (5)    215,335,180   1.15% to 2.30%      3.92%          4.29%    to    5.61%(6)
2009          17,071,094       7.68   to    7.91 (5)    214,161,986   1.15% to 2.30%      0.00%         25.98%    to   30.31%(10)(6)
2008          17,353,104       6.15   to    6.28 (5)    174,115,497   1.15% to 2.05%      2.97%         -47.13%   to  -46.66%
2007          11,611,168      11.62   to   11.78 (5)    224,074,458   1.15% to 2.05%      1.60%          4.74%    to    5.68%(6)

Marsico Focused Growth Portfolio (Class 3)
2011           6,731,029      10.06   to   10.60 (5)     72,839,011   1.15% to 2.30%      0.12%         -3.92%    to   -2.81%(6)
2010           4,976,678      10.47   to   10.90 (5)     56,367,195   1.15% to 2.30%      0.23%         14.46%    to   15.78%(6)
2009           3,632,045       9.14   to    9.42 (5)     36,073,909   1.15% to 2.30%      0.52%        25.76%(10) to   28.89%(6)
2008           3,288,769       7.09   to    7.31 (5)     25,555,803   1.15% to 2.05%      0.22%         -42.56%   to  -41.64%
2007           3,487,654      12.34   to   12.52 (5)     46,728,274   1.15% to 2.05%      0.00%         10.92%    to   12.07%(6)

MFS Massachusetts Investors Trust Portfolio (Class 3)
2011          13,925,334       9.87   to   10.40 (5)    205,594,177   1.15% to 2.30%      0.51%         -4.38%    to   -3.27%(6)
2010           8,210,095      10.32   to   10.75 (5)    146,632,293   1.15% to 2.30%      0.86%          8.39%    to    9.64%
2009           4,701,819       9.52   to    9.80 (5)     89,091,011   1.15% to 2.30%      1.19%        24.35%(10) to   24.98%(6)
2008           3,410,408       7.66   to    7.84 (5)     54,369,774   1.15% to 2.05%      0.88%         -34.13%   to  -33.38%
2007           2,125,436      11.63   to   11.77 (5)     53,356,709   1.15% to 2.05%      0.94%          7.80%    to    8.89%(6)

MFS Total Return Portfolio (Class 3)
2011           8,183,114      10.22   to   10.76 (5)    190,169,901   1.15% to 2.30%      2.35%         -0.66%    to    0.51%(6)
2010           8,552,476      10.29   to   10.71 (5)    218,109,230   1.15% to 2.30%      2.69%          7.30%    to    8.51%(6)
2009           8,926,199       9.59   to    9.87 (5)    219,873,060   1.15% to 2.30%      3.62%        14.76%(10) to   16.83%(6)
2008           9,391,238       8.21   to    8.44 (5)    200,778,021   1.15% to 2.05%      2.85%         -23.98%   to  -23.11%
2007          11,567,461      10.80   to   10.98 (5)    326,148,107   1.15% to 2.05%      2.46%          1.51%    to    2.78%(6)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At December 31                                             For the Year Ended December 31
--------------------------------------------------------------  -----------------------------------------------------------------
                             Unit Fair Value                    Expense Ratio   Investment              Total Return
                                 Lowest             Net Assets    Lowest          Income                  Lowest to
Year             Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------------  -----------------------  ----------  --------------- -----------  ------------------------------------

Mid-Cap Growth Portfolio (Class 3)
2011            8,396,213    10.86  to   11.39 (5)   91,978,433  1.15% to 2.30%    0.00%         -8.30%       to    -7.24% (6)
2010            7,130,205    11.84  to   12.27 (5)   84,256,397  1.15% to 2.30%    0.00%         22.30%       to    23.71%
2009            6,660,269     9.68  to    9.92 (5)   63,773,990  1.15% to 2.30%    0.00%         30.48% (10)  to    40.45% (6)
2008            7,175,903     6.83  to    7.06 (5)   49,132,664  1.15% to 2.05%    0.00%        -45.04%       to   -44.15%
2007            7,347,399    12.42  to   12.65 (5)   90,444,749  1.15% to 2.05%    0.04%         13.75%       to    15.26% (6)

Real Estate Portfolio (Class 3)
2011           13,993,965     8.00  to    8.42 (5)  212,996,370  1.15% to 2.30%    0.81%          5.43%       to     6.65% (6)
2010           10,763,539     7.58  to    7.90 (5)  184,070,869  1.15% to 2.30%    1.75%         16.88%       to    18.23%
2009            8,379,425     6.49  to    6.68 (5)  137,825,012  1.15% to 2.30%    1.89%         27.99%       to    43.69% (10)(6)
2008            7,733,538     5.10  to    5.22 (5)  102,996,168  1.15% to 2.05%    3.22%        -45.15%       to   -44.68%
2007            5,359,753     9.30  to    9.43 (5)  136,407,759  1.15% to 2.05%    1.27%        -16.20%       to   -15.54% (6)

Small & Mid Cap Value Portfolio (Class 3)
2011           27,994,808    10.70  to   11.23 (5)  430,137,080  1.15% to 2.30%    0.13%        -10.31%       to    -9.27% (6)
2010           21,707,355    11.93  to   12.37 (5)  403,160,331  1.15% to 2.30%    0.20%         22.68%       to    24.09%
2009           19,141,352     9.73  to    9.97 (5)  302,277,240  1.15% to 2.30%    0.60%         36.45% (10)  to    40.51% (6)
2008           19,911,678     6.94  to    7.10 (5)  226,990,705  1.15% to 2.05%    0.22%        -36.48%       to   -35.90%
2007           17,135,184    10.93  to   11.07 (5)  311,186,779  1.15% to 2.05%    0.45%         -0.53%       to     0.39% (6)

Small Company Value Portfolio(Class 3)
2011           17,898,761     9.81  to   10.29 (5)  170,417,984  1.15% to 2.30%    0.25%         -5.66%       to    -4.57% (6)
2010           13,788,567    10.40  to   10.79 (5)  136,217,238  1.15% to 2.30%    0.48%         23.61%       to    25.04%
2009           11,356,383     8.41  to    8.63 (5)   89,250,212  1.15% to 2.30%    0.58%         30.14%       to    32.98% (10)(6)
2008           10,485,697     6.47  to    6.63 (5)   63,503,984  1.15% to 2.05%    0.22%        -35.33%       to   -34.6%
2007            6,940,031    10.00  to   10.15 (5)   64,473,065  1.15% to 2.05%    0.00%         -8.86%       to    -7.91% (6)

Technology Portfolio (Class 3)
2011            8,182,996     9.66  to   10.20 (5)   20,765,489  1.15% to 2.30%    0.00%         -7.64%       to    -6.70% (6)
2010            9,020,725    10.46  to   10.94 (5)   22,424,712  1.15% to 2.30%    0.00%         17.26%       to    18.60% (6)
2009           10,306,892     8.92  to    9.22 (5)   20,975,066  1.15% to 2.30%    0.00%         36.59% (10)  to    48.32% (6)
2008            8,297,874     6.03  to    6.22 (5)   11,373,447  1.15% to 2.05%    0.00%        -52.47%       to   -51.82%
2007            7,848,598    12.68  to   12.90 (5)   22,360,904  1.15% to 2.05%    0.00%         18.71%       to    20.24% (6)

Telecom Utility Portfolio (Class 3)
2011            1,205,961    11.94  to   12.63 (5)   17,881,104  1.15% to 2.30%    2.27%          3.62%       to     4.79% (6)
2010              663,880    11.52  to   12.05 (5)   10,084,377  1.15% to 2.30%    2.76%         10.51%       to    12.01%
2009              624,975    10.43  to   10.76 (5)    8,697,071  1.15% to 2.30%    5.52%         27.66% (10)  to    30.23% (6)
2008              609,731     8.04  to    8.26 (5)    6,565,972  1.15% to 2.05%    2.48%        -39.00%       to   -38.31%
2007              377,107    13.18  to   13.39 (5)    6,686,022  1.15% to 2.05%    3.76%         17.79%       to    19.20% (6)

Total Return Bond Portfolio(Class 3)
2011           32,199,190    12.99  to   13.70 (5)  590,254,280  1.15% to 2.30%    1.34%          3.69%       to     4.89% (6)
2010           19,095,522    12.53  to   13.07 (5)  382,917,792  1.15% to 2.30%    2.90%          3.66%       to     4.86%
2009            8,830,184    12.09  to   12.46 (5)  194,108,866  1.15% to 2.30%    2.13%          4.45% (10)  to    10.04% (6)
2008            3,920,292    11.05  to   11.32 (5)   80,663,357  1.15% to 2.05%    6.15%          2.70%       to     3.61%
2007              165,673    10.76  to   10.93 (5)    3,467,341  1.15% to 2.05%    8.15%          2.87%       to     4.03% (6)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
--------------------------------------------------------  -----------------------------------------------------------------
                       Unit Fair Value                    Expense Ratio   Investment              Total Return
                           Lowest             Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------  -----------------------  ----------  --------------- -----------  ------------------------------------

Invesco Van Kampen V.I. Capital Growth  Fund (Series II)
2011       2,071,174    10.52  to   11.11 (5)     20,837,864  1.15% to 2.30%     0.00%         -8.71%       to  -7.45% (6)
2010       2,194,616    11.52  to   12.01 (5)     23,718,139  1.15% to 2.30%     0.00%         16.55%       to  18.22%
2009       2,817,633     9.89  to   10.16 (5)     25,763,129  1.15% to 2.30%     0.00%         34.29% (10)  to  63.41% (6)
2008       2,073,166     6.09  to    6.22 (5)     11,619,042  1.15% to 2.05%     0.20%        -50.28%       to -49.87% (6)
2007       2,506,101    12.25  to   12.40 (5)     28,034,658  1.15% to 2.05%     0.00%         14.12%       to  14.99% (6)

Invesco Van Kampen V.I. Comstock Fund (Series II)
2011      27,849,831     8.91  to    9.35 (5)    306,802,405  1.15% to 2.30%     1.28%         -4.33%       to  -3.23% (6)
2010      23,853,701     9.31  to    9.67 (5)    283,683,043  1.15% to 2.30%     0.13%         13.06%       to  14.37%
2009      21,815,548     8.24  to    8.45 (5)    234,069,034  1.15% to 2.30%     4.32%         26.94%       to  27.58% (10)(6)
2008      22,559,089     6.52  to    6.66 (5)    192,729,911  1.15% to 2.05%     2.27%        -37.10%       to -36.54%
2007      24,395,107    10.37  to   10.49 (5)    331,165,533  1.15% to 2.05%     1.62%         -4.26%       to  -3.44% (6)

Invesco Van Kampen V.I. Growth and Income Fund (Series II)
2011      39,373,354     9.25  to    9.73 (5)    485,240,590  1.15% to 2.30%     1.04%         -4.48%       to  -3.38% (6)
2010      36,084,513     9.69  to   10.07 (5)    483,038,980  1.15% to 2.30%     0.10%          9.64%       to  10.91%
2009      34,206,154     8.83  to    9.08 (5)    425,361,561  1.15% to 2.30%     3.62%         22.69%       to  27.54% (10)(6)
2008      35,118,591     7.23  to    7.40 (5)    359,361,497  1.15% to 2.05%     1.80%        -33.59%       to -32.98%
2007      34,758,550    10.88  to   11.04 (5)    537,318,833  1.15% to 2.05%     1.32%          0.44%       to   1.35% (6)

Diversified International Account(Class 1)
2011         342,059     5.62  to    5.83          1,988,938  1.40% to 1.80%     0.18%        -12.76%       to -12.41%
2010         377,301     6.44  to    6.65          2,504,439  1.40% to 1.80%     1.44%         11.16%       to  11.61%
2009         473,099     5.80  to    5.96          2,814,443  1.40% to 1.80%     4.80%         25.04%       to  25.54%
2008         466,175     4.64  to    4.75          2,209,666  1.40% to 1.80%     1.86%        -47.18%       to -46.97%
2007         629,741     8.78  to    8.95          5,628,012  1.40% to 1.80%     2.26%         13.99%       to  14.44%

Equity Income Account (Class 1)
2011       2,214,082     9.63  to   10.04         22,105,657  1.40% to 1.80%     0.49%          3.56%       to   3.97%
2010       2,690,027     9.29  to    9.65         25,843,438  1.40% to 1.80%     3.18%         14.11%       to  14.56%
2009       3,133,789     8.15  to    8.43         26,297,778  1.40% to 1.80%     5.84%         17.86%       to  18.34%
2008       3,970,484     6.91  to    7.12         28,164,053  1.40% to 1.80%     2.62%        -35.12%       to -34.86%
2007       5,671,344    10.65  to   10.93         61,774,881  1.40% to 1.80%     0.99%          3.36%       to   3.77%

Government & High Quality Bond Account (Class 1)
2011         554,000     8.04  to    8.37          4,588,705  1.40% to 1.80%     0.18%          4.33%       to   4.75%
2010         636,769     7.70  to    7.99          5,042,990  1.40% to 1.80%     3.25%          3.96%       to   4.37%
2009         821,902     7.41  to    7.66          6,250,179  1.40% to 1.80%     8.26%          4.57%       to   4.99%
2008         980,933     7.08  to    7.29          7,105,252  1.40% to 1.80%     6.72%          2.81%       to   3.22%
2007       1,339,113     6.89  to    7.06          9,413,525  1.40% to 1.80%     5.60%          4.67%       to   5.09%

Income Account (Class 1)
2011         944,655     9.10  to    9.49          8,906,531  1.40% to 1.80%     0.40%          4.35%       to   4.77%
2010       1,208,383     8.72  to    9.06         10,888,418  1.40% to 1.80%     6.33%          6.71%       to   7.14%
2009       1,435,042     8.17  to    8.45         12,072,823  1.40% to 1.80%    10.22%         16.26%       to  16.72%
2008       1,609,192     7.03  to    7.24         11,598,933  1.40% to 1.80%     7.79%         -5.20%       to  -4.82%
2007       2,184,680     7.41  to    7.61         16,563,551  1.40% to 1.80%     6.27%          4.01%       to   4.43%

                           VARIABLE SEPARATE ACCOUNT

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                                      For the Year Ended December 31
-------------------------------------------------------------------------  ------------------------------------------------
                                      Unit Fair Value                       Expense Ratio  Investment      Total Return
                                         Lowest                Net Assets    Lowest          Income          Lowest to
Year                     Units       to Highest($)(4)             ($)       to Highest(1)   Ratio (2)        Highest (3)
-------------------------------- ------------------------     ------------ --------------- ------------ --------------------

LargeCap Blend Account II (Class 1)
2011                     376,012     6.24  to       6.50         2,424,975  1.40% to 1.80%    0.03%     -1.90%  to    -1.51%
2010                     522,287     6.36  to       6.60         3,420,439  1.40% to 1.80%    2.44%     11.23%  to    11.68%
2009                     645,109     5.71  to       5.91         3,786,791  1.40% to 1.80%    1.85%     27.36%  to    27.87%
2008                     903,074     4.49  to       4.62         4,143,148  1.40% to 1.80%    1.45%    -37.54%  to   -37.29%
2007                   1,226,426     7.18  to       7.37         8,977,720  1.40% to 1.80%    1.94%      3.34%  to     3.75%

LargeCap Growth Account (Class 1)
2011                      83,870     6.54  to       6.82           568,467  1.40% to 1.80%    0.00%     -5.95%  to    -5.56%
2010                      93,051     6.95  to       7.22           667,630  1.40% to 1.80%    0.06%     16.26%  to    16.73%
2009                     121,352     5.98  to       6.19           745,861  1.40% to 1.80%    0.76%     24.75%  to    25.25%
2008                     147,848     4.79  to       4.94           724,967  1.40% to 1.80%    0.54%    -44.18%  to   -43.95%
2007                     220,373     8.59  to       8.81         1,930,855  1.40% to 1.80%    0.32%     21.17%  to    21.65%

MidCap Blend Account (Class 1)
2011                     263,324    10.87  to      11.33         2,954,840  1.40% to 1.80%    0.00%      6.36%  to     6.78%
2010                     295,113    10.22  to      10.61         3,108,269  1.40% to 1.80%    2.44%     21.89%  to    22.38%
2009                     412,151     8.38  to       8.67         3,551,253  1.40% to 1.80%    2.02%     26.37%  to    26.87%
2008                     476,725     6.63  to       6.83         3,240,323  1.40% to 1.80%    1.74%    -30.83%  to   -30.55%
2007                     627,552     9.59  to       9.84         6,145,928  1.40% to 1.80%    0.94%     -9.50%  to    -9.14%

Money Market Account (Class 1)
2011                     423,329     5.72  to       5.99         2,522,662  1.40% to 1.80%    0.00%     -1.78%  to    -1.39%
2010                     658,291     5.83  to       6.07         3,984,221  1.40% to 1.80%    0.00%     -1.78%  to    -1.39%
2009                   1,015,368     5.93  to       6.16         6,239,662  1.40% to 1.80%    0.30%     -1.56%  to    -1.17%
2008                   2,218,282     6.03  to       6.23        13,782,583  1.40% to 1.80%    2.27%      0.75%  to     1.15%
2007                     709,149     5.98  to       6.16         4,361,036  1.40% to 1.80%    4.78%      3.06%  to     3.47%

Principal Capital Appreciation Account (Class 1)
2011                     972,571    12.25  to      12.78        12,362,447  1.40% to 1.80%    0.00%     -1.66%  to    -1.26%
2010                   1,217,700    12.46  to      12.94        15,685,617  1.40% to 1.80%    1.53%     13.34%  to    13.79%
2009                   1,471,453    10.99  to      11.37        16,662,286  1.40% to 1.80%    1.65%     27.50%  to    28.01%
2008                   1,811,699     8.62  to       8.88        16,032,434  1.40% to 1.80%    1.17%    -34.56%  to   -34.29%
2007                   2,356,937    13.18  to      13.52        31,761,327  1.40% to 1.80%    0.72%      6.79%  to     7.22%

Real Estate Securities Account (Class 1)
2011                      44,982    18.46  to      19.32           866,498  1.40% to 1.80%    0.00%      6.60%  to     7.42%
2010                      47,843    17.31  to      17.99           857,796  1.40% to 1.80%    3.08%     22.98%  to    23.96%
2009                      49,991    14.08  to      14.51           723,401  1.40% to 1.80%    4.28%     26.12%  to    27.13%
2008                      57,651    11.16  to      11.41 (5)       655,991  1.40% to 1.80%    2.39%    -34.05%  to   -33.79%
2007                      76,782    16.93  to      17.24 (5)     1,320,025  1.40% to 1.80%    3.69%    -19.15%  to   -18.83%

SAM Balanced Portfolio (Class 1)
2011                   5,636,060    10.36  to      10.81        60,313,522  1.40% to 1.80%    2.87%     -0.82%  to    -0.42%
2010                   7,630,083    10.45  to      10.85        82,068,848  1.40% to 1.80%    3.70%     11.58%  to    12.03%
2009                   9,604,945     9.36  to       9.69        92,355,490  1.40% to 1.80%    4.12%     21.63%  to    22.12%
2008                  12,410,964     7.70  to       7.93        97,804,678  1.40% to 1.80%    4.36%    -27.50%  to   -27.21%
2007                  16,625,660    10.62  to      10.90       180,098,979  1.40% to 1.80%    2.56%      6.72%  to     7.16%

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
--------------------------------------------------------  -----------------------------------------------------------------
                        Unit Fair Value                    Expense Ratio   Investment              Total Return
                           Lowest             Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   ----------------------  ----------  --------------- -----------  ------------------------------------

SAM Conservative Balanced Portfolio(Class 1)
2011      1,034,653       7.85   to     8.18    8,404,475   1.40% to 1.80%      3.04%        0.47%   to          0.87%
2010      1,005,078       7.82   to     8.11    8,102,931   1.40% to 1.80%      4.35%        9.84%   to         10.28%
2009      1,287,172       7.12   to     7.36    9,421,124   1.40% to 1.80%      3.28%       18.99%   to         19.47%
2008      1,551,759       5.98   to     6.16    9,509,564   1.40% to 1.80%      4.06%      -20.65%   to        -20.34%
2007      2,217,123       7.54   to     7.73   17,067,252   1.40% to 1.80%      3.45%        5.63%   to          6.06%

SAM Conservative Growth Portfolio (Class 1)
2011      2,274,776      10.23   to    10.66   23,919,200   1.40% to 1.80%      2.07%       -2.23%   to         -1.84%
2010      2,827,562      10.46   to    10.86   30,342,312   1.40% to 1.80%      3.39%       13.16%   to         13.61%
2009      3,734,141       9.25   to     9.56   35,334,269   1.40% to 1.80%      5.18%       23.46%   to         23.95%
2008      4,717,995       7.49   to     7.71   36,058,775   1.40% to 1.80%      4.15%      -34.31%   to        -34.04%
2007      6,750,665      11.40   to    11.69   78,329,330   1.40% to 1.80%      1.69%        7.34%   to          7.77%

SAM Flexible Income Portfolio (Class 1)
2011      1,153,093       9.29   to     9.69   11,079,025   1.40% to 1.80%      3.89%        1.54%   to          1.95%
2010      1,411,163       9.15   to     9.51   13,335,320   1.40% to 1.80%      5.24%        8.54%   to          8.97%
2009      1,945,377       8.43   to     8.72   16,873,589   1.40% to 1.80%      4.94%       17.82%   to         18.29%
2008      2,823,988       7.15   to     7.37   20,706,070   1.40% to 1.80%      7.04%      -15.30%   to        -14.96%
2007      3,665,557       8.44   to     8.67   31,624,757   1.40% to 1.80%      4.66%        4.19%   to          4.61%

SAM Strategic Growth Portfolio (Class 1)
2011        790,817      10.66   to    11.10    8,690,182   1.40% to 1.80%      1.57%       -3.65%   to         -3.26%
2010      1,020,734      11.07   to    11.47   11,620,735   1.40% to 1.80%      2.49%       14.32%   to         14.78%
2009      1,290,665       9.68   to    10.00   12,809,684   1.40% to 1.80%      3.79%       25.18%   to         25.68%
2008      1,476,341       7.73   to     7.95   11,665,110   1.40% to 1.80%      3.97%      -38.54%   to        -38.29%
2007      1,880,387      12.58   to    12.89   24,091,224   1.40% to 1.80%      1.21%        7.65%   to          8.08%

Short-Term Income Account (Class 1)
2011        370,913       7.23   to     7.54    2,747,274   1.40% to 1.80%      0.15%       -0.44%   to         -0.04%
2010        399,144       7.26   to     7.55    2,966,046   1.40% to 1.80%      1.97%        2.34%   to          2.75%
2009        457,427       7.09   to     7.34    3,316,828   1.40% to 1.80%      7.18%        7.98%   to          8.41%
2008        438,301       6.57   to     6.77    2,935,709   1.40% to 1.80%      3.16%       -2.34%   to         -1.95%
2007        482,012       6.73   to     6.91    3,299,420   1.40% to 1.80%      5.08%        2.64%   to          3.05%

SmallCap Growth Account II (Class 1)
2011         93,742       6.10   to     6.35      586,911   1.40% to 1.80%      0.00%       -6.09%   to         -5.72%
2010        102,863       6.49   to     6.73      684,577   1.40% to 1.80%      0.00%       24.67%   to         25.17%
2009        124,856       5.21   to     5.38      664,807   1.40% to 1.80%      0.00%       29.39%   to         29.91%
2008        144,293       4.02   to     4.14      593,049   1.40% to 1.80%      0.00%      -42.20%   to        -41.97%
2007        237,191       6.96   to     7.13    1,683,650   1.40% to 1.80%      0.00%        3.10%   to          3.51%

SmallCap Value Account I (Class 1)
2011         20,677       8.66   to     9.00      185,291   1.40% to 1.80%      0.04%       -5.38%   to         -5.00%
2010         21,247       9.16   to     9.48      200,565   1.40% to 1.80%      0.74%       23.81%   to         24.31%
2009         30,483       7.40   to     7.62      231,797   1.40% to 1.80%      2.34%       14.37%   to         14.59%
2008         31,852       6.47   to     6.65      211,294   1.40% to 1.80%      0.98%      -32.81%   to        -32.77% (6)
2007         31,791       9.62   to     9.89      314,434   1.40% to 1.80%      1.72%      -11.39%   to        -10.78%

                           VARIABLE SEPARATE ACCOUNT
                                     OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
-------------------------------------------------------------  -----------------------------------------------------------
                        Unit Fair Value                         Expense Ratio   Investment              Total Return
                           Lowest                  Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)              ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   ----------------------       ----------  ---------------  ----------  ------------------------------
Diversified International Account (Class 2)
2011        169,230       5.41   to     5.61          945,852   1.55% to 1.95%      0.15%    -13.12%   to   -12.72%
2010        190,975       6.23   to     6.43        1,222,479   1.55% to 1.95%      1.24%     10.66%   to    11.17%
2009        218,632       5.63   to     5.78        1,259,606   1.55% to 1.95%      4.02%     24.12%   to    24.89%
2008        295,919       4.53   to     4.63        1,368,024   1.55% to 1.95%      1.70%    -47.42%   to   -47.20%
2007        737,486       8.62   to     8.77        6,457,706   1.55% to 1.95%      2.12%     13.66%   to    14.12%

Equity Income Account (Class 2)
2011      1,315,624       8.86   to     9.27 (5)   12,494,341   1.52% to 2.17%      0.49%      2.43%   to     3.59%
2010      1,715,096       8.65   to     8.95 (5)   15,738,890   1.52% to 2.17%      2.85%     13.04%   to    14.13%
2009      2,212,593       7.65   to     7.84 (5)   17,826,430   1.52% to 2.17%      5.08%     17.95%   to    24.36% (10)(6)
2008      3,312,824       6.51   to     6.65 (5)   22,674,096   1.52% to 2.02%      2.39%    -34.84%   to   -35.11% (6)
2007      5,151,304      10.00   to    10.25 (5)   54,513,329   1.52% to 2.02%      0.72%     -0.05%(7)to     2.47% (7)(6)

Government &  High Quality Bond Account (Class 2)
2011        150,782       7.70   to     8.00        1,196,996   1.55% to 1.95%      0.16%      3.86%   to     4.27%
2010        188,607       7.41   to     7.67        1,437,348   1.55% to 1.95%      3.01%      3.61%   to     4.02%
2009        227,017       7.15   to     7.37        1,664,973   1.55% to 1.95%      6.97%      4.16%   to     4.58%
2008        293,961       6.87   to     7.05        2,066,764   1.55% to 1.95%      6.42%      2.40%   to     2.81%
2007        482,789       6.71   to     6.86        3,301,862   1.55% to 1.95%      5.65%      4.16%   to     4.57%

Income Account (Class 2)
2011        428,684       8.79   to     9.15        3,914,109   1.55% to 1.95%      0.39%      4.02%   to     4.42%
2010        533,544       8.45   to     8.76        4,663,359   1.55% to 1.95%      5.88%      6.17%   to     6.60%
2009        707,569       7.96   to     8.22        5,804,410   1.55% to 1.95%      9.29%     15.89%   to    16.35%
2008      1,058,743       6.87   to     7.07        7,458,920   1.55% to 1.95%      7.50%     -5.61%   to    -5.23%
2007      1,705,116       7.28   to     7.46       12,685,604   1.55% to 1.95%      6.24%      3.72%   to     4.14%

LargeCap Blend Account II (Class 2)
2011         80,396       5.96   to     6.22          498,119   1.55% to 1.95%      0.02%     -2.34%   to    -1.95%
2010         92,182       6.11   to     6.34          582,511   1.55% to 1.95%      2.00%     10.78%   to    11.23%
2009        100,674       5.51   to     5.70          572,095   1.55% to 1.95%      1.27%     26.79%   to    27.30%
2008        152,486       4.35   to     4.48          680,571   1.55% to 1.95%      1.27%    -37.73%   to   -37.48%
2007        332,804       6.98   to     7.16        2,377,024   1.55% to 1.95%      1.50%      2.90%   to     3.31%

LargeCap Growth Account (Class 2)
2011         55,249       6.30   to     6.56          360,719   1.55% to 1.95%      0.00%     -6.31%   to    -5.97%
2010         60,886       6.73   to     6.98          422,658   1.55% to 1.95%      0.00%     15.82%   to    16.23%
2009         64,764       5.81   to     6.00          387,148   1.55% to 1.95%      0.35%     24.42%   to    24.85%
2008         76,287       4.67   to     4.81          365,890   1.55% to 1.95%      0.24%    -44.39%   to   -44.17%
2007        115,826       8.40   to     8.61          994,535   1.55% to 1.95%      0.00%     20.67%   to    21.16%

MidCap Blend Account (Class 2)
2011         66,063      10.41   to    10.84          712,401   1.55% to 1.95%      0.00%      5.91%   to     6.34%
2010         80,624       9.83   to    10.19          817,910   1.55% to 1.95%      2.22%     21.44%   to    21.93%
2009         97,970       8.09   to     8.36          815,986   1.55% to 1.95%      1.54%     25.87%   to    26.37%
2008        120,400       6.43   to     6.62          794,108   1.55% to 1.95%      1.49%    -31.09%   to   -30.82%
2007        243,804       9.33   to     9.56        2,325,422   1.55% to 1.95%      0.71%     -9.87%   to    -9.51%

                              VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
---------------------------------------------------------------  -----------------------------------------------------------------
                          Unit Fair Value                        Expense Ratio   Investment              Total Return
                              Lowest                Net Assets    Lowest          Income                  Lowest to
Year       Units         to Highest($)(4)              ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   -----------------------      ------------  -------------  ----------  --------------------------------------

Money Market Account (Class 2)
2011        280,795       5.57   to     5.80         1,616,806   1.55% to 1.95%      0.00%     -1.93%       to        -1.54%
2010        384,351       5.68   to     5.89         2,251,961   1.55% to 1.95%      0.00%     -1.93%       to        -1.54%
2009        677,053       5.79   to     5.98         4,033,163   1.55% to 1.95%      0.28%     -1.75%       to        -1.36%
2008      2,367,912       5.89   to     6.06        14,299,967   1.55% to 1.95%      2.07%      0.35%       to         0.75%
2007        741,511       5.87   to     6.01         4,437,007   1.55% to 1.95%      4.41%      2.66%       to         3.07%

Principal Capital Appreciation Account(Class 2)
2011        187,210      11.72   to    12.20         2,272,474   1.55% to 1.95%      0.00%     -2.08%       to        -1.69%
2010        287,058      11.97   to    12.41         3,548,871   1.55% to 1.95%      1.28%     12.89%       to        13.34%
2009        376,687      10.60   to    10.95         4,111,445   1.55% to 1.95%      0.97%     27.04%       to        27.55%
2008        529,300       8.34   to     8.59         4,534,019   1.55% to 1.95%      0.89%    -34.84%       to       -34.58%
2007        892,878      12.81   to    13.13        11,693,715   1.55% to 1.95%      0.50%      6.37%       to         6.79%

Real Estate Securities Account (Class 2)
2011         13,900      18.13   to    18.98           262,236   1.55% to 1.95%      0.00%      7.05%       to         7.19% (6)
2010         24,526      16.91   to    17.73           430,757   1.55% to 1.95%      2.77%     23.37%       to        24.02% (6)
2009         32,241      13.64   to    14.37           460,675   1.55% to 1.95%      3.48%     26.47%       to        26.72%
2008         48,396      10.78   to    11.34           546,928   1.55% to 1.95%      2.24%    -34.32%       to       -34.04%
2007         80,463      16.42   to    17.19         1,379,040   1.55% to 1.95%      3.38%    -19.51%       to       -19.18%

SAM Balanced Portfolio(Class 2)
2011      4,211,032       9.64   to    10.43        43,608,829   1.52% to 2.17%      2.53%     -1.99%       to        -0.79%
2010      5,280,382       9.84   to    10.51        55,154,015   1.52% to 2.17%      3.50%     10.43%       to        11.63%
2009      6,366,836       8.91   to     9.41        59,616,382   1.52% to 2.17%      3.91%     20.36% (10)  to        21.76%
2008      8,976,782       7.37   to     7.73        69,095,751   1.52% to 2.02%      4.13%    -28.24%       to       -27.53%
2007     13,691,041      10.27   to    10.67       145,477,816   1.52% to 2.02%      2.32%      3.65% (7)   to         6.18% (7)(6)

SAM Conservative Balanced Portfolio(Class 2)
2011        809,698      10.34   to    11.01 (5)     6,506,641   1.52% to 2.17%      2.93%     -0.68%       to         0.43% (6)
2010        890,115      10.41   to    10.96 (5)     7,155,837   1.52% to 2.17%      4.05%      8.60%       to        10.05% (6)
2009      1,127,485       9.59   to     9.96 (5)     8,207,867   1.52% to 2.17%      2.97%     15.80% (10)  to        18.90% (6)
2008      1,589,201       8.13   to     8.38 (5)     9,761,789   1.52% to 2.02%      3.85%    -21.45%       to       -20.63%
2007      2,523,507      10.35   to    10.56 (5)    19,251,280   1.52% to 2.02%      3.21%      3.51% (7)   to         5.57% (7)(6)

SAM Conservative Growth Portfolio(Class 2)
2011      2,355,367       9.54   to    10.24        23,931,168   1.52% to 2.17%      1.86%     -3.34%       to        -2.13%
2010      2,838,301       9.87   to    10.46        29,480,485   1.52% to 2.17%      3.19%     12.04%       to        13.19%
2009      3,492,282       8.81   to     9.24        32,078,347   1.52% to 2.17%      5.02%     23.46%       to        23.99% (10)(6)
2008      4,286,571       7.17   to     7.49        31,929,924   1.52% to 2.02%      3.87%    -34.70%       to       -34.30%
2007      6,063,870      10.98   to    11.39        68,797,689   1.52% to 2.02%      1.48%      3.98% (7)   to         6.54% (7)(6)

SAM Flexible Income Portfolio (Class 2)
2011      1,029,599      10.73   to    11.50 (5)     9,590,282   1.52% to 2.17%      3.67%      0.35%       to         1.58%
2010      1,156,232      10.69   to    11.32 (5)    10,602,634   1.52% to 2.17%      5.07%      7.37%       to         8.60%
2009      1,647,151       9.96   to    10.42 (5)    13,907,215   1.52% to 2.17%      4.41%     13.13% (10)  to        17.81%
2008      2,695,421       8.55   to     8.85 (5)    19,300,818   1.52% to 2.02%      6.99%    -16.15%       to       -15.32% (6)
2007      5,221,520      10.20   to    10.45 (5)    44,239,577   1.52% to 2.02%      4.55%      1.98% (7)   to         4.49% (7)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                           At December 31                                          For the Year Ended December 31
------------------------------------------------------------------- -----------------------------------------------------------
                                Unit Fair Value                      Expense Ratio  Investment            Total Return
                                    Lowest              Net Assets      Lowest        Income               Lowest to
Year               Units        to Highest($)(4)            ($)      to Highest(1)   Ratio (2)            Highest (3)
-------------------------- -------------------------   ------------ --------------- ----------  -------------------------------

SAM Strategic Growth Portfolio(Class 2)
2011           1,049,258       9.92   to    10.71       11,107,748   1.52% to 2.17%     1.38%     -4.66%      to  -3.60%
2010           1,397,038      10.40   to    11.11       15,343,930   1.52% to 2.17%     2.32%     13.29%      to  14.43%
2009           1,614,716       9.18   to     9.71       15,515,066   1.52% to 2.17%     3.60%     25.13%      to  26.37% (10)(6)
2008           1,962,628       7.39   to     7.76       15,090,465   1.52% to 2.02%     3.68%    -38.84%      to -38.50%
2007           2,459,318      12.09   to    12.62       30,798,767   1.52% to 2.02%     0.92%      3.75% (7)  to   6.65% (7)(6)
Short-Term Income Account (Class 2)
2011             202,891       6.99   to     7.27        1,468,387   1.55% to 1.95%     0.15%     -1.00%      to  -0.60%
2010             254,355       7.06   to     7.31        1,851,701   1.55% to 1.95%     1.91%      2.35%      to   2.77%
2009             244,737       6.89   to     7.11        1,734,111   1.55% to 1.95%     6.53%      7.69%      to   8.12%
2008             245,835       6.40   to     6.58        1,610,919   1.55% to 1.95%     2.85%     -3.14%      to  -2.75%
2007             347,912       6.61   to     6.76        2,348,855   1.55% to 1.95%     4.95%      2.23%      to   2.64%

SmallCap Growth Account II (Class 2)
2011              37,685       5.86   to     6.08          228,026   1.55% to 1.95%     0.00%     -6.53%      to  -6.17%
2010              52,037       6.27   to     6.48          335,263   1.55% to 1.95%     0.00%     24.23%      to  24.74%
2009              50,781       5.04   to     5.19          262,664   1.55% to 1.95%     0.00%     28.73%      to  29.26%
2008              77,093       3.92   to     4.02          308,928   1.55% to 1.95%     0.00%    -42.39%      to -42.16%
2007             112,150       6.80   to     6.95          777,178   1.55% to 1.95%     0.00%      2.63%      to   3.04%

SmallCap Value Account I (Class 2)
2011              10,334       8.41   to     8.82           90,807   1.55% to 1.95%     0.04%     -6.40%      to  -5.37%
2010              18,235       8.99   to     9.32          168,872   1.55% to 1.95%     0.83%     22.51%      to  23.88%
2009              13,920       7.33   to     7.52          104,411   1.55% to 1.95%     1.93%     12.90%      to  14.10%
2008              15,299       6.50   to     6.59          100,645   1.55% to 1.95%     0.78%    -32.74%      to -32.94% (6)
2007              23,212       9.66   to     9.83          227,931   1.55% to 1.95%     2.05%    -11.34%      to -11.09%

Columbia Variable Portfolio - Asset Allocation Fund (Class 1)
2011              85,693      10.93   to    11.46          981,636   1.52% to 2.02%     2.52%     -3.18%      to  -2.34%
2010              61,271      11.29   to    11.74          717,063   1.52% to 2.02%     2.57%     10.52%      to  11.72%
2009              81,637      10.21   to    10.50          855,920   1.52% to 2.02%     4.22%     18.66% (10) to  22.13%
2008              98,468       8.45   to     8.60          845,416   1.52% to 1.77%     3.36%    -29.59%      to -29.40%
2007             117,403      11.99   to    12.18        1,427,849   1.52% to 1.77%     2.83%      7.25%      to   7.53%

Columbia Variable Portfolio - Small Company Growth Fund (Class 1)
2011             117,875      10.95   to    11.43        1,344,410   1.52% to 2.02%     0.00%     -7.45%      to  -6.97%
2010             159,274      11.83   to    12.29        1,951,181   1.52% to 2.02%     0.00%     25.18%      to  26.44%
2009             221,739       9.45   to     9.72        2,147,620   1.52% to 2.02%     0.00%     23.76%      to  28.14% (10)(6)
2008             273,607       7.70   to     7.85        2,142,258   1.52% to 1.77%     0.00%    -41.86%      to -41.72%
2007             312,820      13.24   to    13.48        4,201,917   1.52% to 1.77%     0.00%     11.47%      to  11.75%

Columbia Variable Portfolio - High Income Fund (Class 1)
2011           1,149,751      18.53   to    19.47       22,135,020   1.52% to 2.17%     7.51%      4.28%      to   4.96%
2010           1,415,148      17.77   to    18.55       25,984,432   1.52% to 2.17%     7.78%      9.54%      to  10.27%
2009           1,372,893      16.22   to    16.82 (5)   22,869,890   1.52% to 2.17%    10.42%     21.56% (10) to  41.98%
2008           1,370,354      11.54   to    11.85 (5)   16,096,884   1.52% to 2.02%    10.46%    -26.27%      to -25.91%
2007           1,773,530      15.66   to    15.99 (5)   28,133,242   1.52% to 2.02%     5.17%     -0.33%      to   0.31%

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                            At December 31                                          For the Year Ended December 31
---------------------------------------------------------------------- ---------------------------------------------------------
                               Unit Fair Value                         Expense Ratio   Investment           Total Return
                                  Lowest                  Net Assets      Lowest         Income              Lowest to
Year           Units           to Highest($)(4)               ($)      to Highest(1)    Ratio(2)             Highest (3)
------------------------- ----------------------------- -------------- --------------- ---------- ------------------------------

Columbia Variable  Portfolio - Marsico Focused Equities Fund(Class 1)
2011        2,932,795      10.41   to       11.00        31,888,262   1.52% to 2.17%   0.42%       -4.84%      to  -4.08%
2010        3,687,487      10.94   to       11.47        41,882,170   1.52% to 2.17%   0.45%       15.84%      to  16.93%
2009        4,675,588       9.44   to        9.81        45,470,864   1.52% to 2.17%   0.66%       24.94% (10) to  26.73%
2008        5,561,387       7.52   to        7.74        42,729,644   1.52% to 2.02%   0.10%      -42.47%      to -42.19%
2007        6,418,154      13.07   to       13.39 (5)    85,408,402   1.52% to 2.02%   0.12%       11.43%      to  11.86% (6)

Columbia Variable Portfolio - Marsico Growth Fund (Class 1)
2011          248,363      10.00   to       10.47         2,590,925   1.52% to 2.02%   0.28%       -5.00%      to  -4.11%
2010          323,404      10.53   to       10.91         3,520,564   1.52% to 2.02%   0.12%       18.71%      to  19.71%
2009          441,440       8.87   to        9.12         4,016,044   1.52% to 2.02%   0.76%       24.10% (10) to  24.75%
2008          541,437       7.17   to        7.31         3,949,604   1.52% to 1.77%   0.32%      -40.51%      to -40.36%
2007          640,251      12.05   to       12.25         7,830,687   1.52% to 1.77%   0.08%       15.42%      to  15.71%

Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)
2011           96,971      12.68   to       13.25         1,280,717   1.52% to 2.02%   0.00%      -14.02%      to -13.26%
2010          107,059      14.75   to       15.28         1,631,456   1.52% to 2.02%   0.00%       14.52%      to  15.64%
2009          131,028      12.88   to       13.21         1,724,985   1.52% to 2.02%   0.12%       25.15%      to  31.66% (10)(6)
2008          138,259      10.36   to       10.56         1,456,190   1.52% to 1.77%   0.00%      -44.56%      to -44.42%
2007          138,148      18.68   to       18.99         2,614,595   1.52% to 1.77%   0.50%       17.19%      to  17.49%

Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)
2011           69,236       9.71   to       10.82           736,612   1.52% to 2.02%   0.00%       -6.92%      to  -6.50%
2010          121,959      10.43   to       11.58         1,383,881   1.52% to 2.02%   0.07%       27.15%      to  28.11%
2009          161,899       8.20   to        9.04         1,429,293   1.52% to 2.02%   0.00%       35.71% (10) to  41.67%
2008          179,757       5.83   to        6.38         1,123,982   1.52% to 1.77%   0.00%      -45.26%      to -45.13%
2007          194,214      10.66   to       11.62         2,211,393   1.52% to 1.77%   0.11%       17.77%      to  18.07%

Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2)
2011          198,806      14.08   to       14.65         2,907,894   1.52% to 2.02%   0.78%      -18.15%      to -17.45%
2010          248,600      17.21   to       17.75         4,403,401   1.52% to 2.02%   0.69%       11.11%      to  12.01%
2009          296,817      15.49   to       15.85         4,694,413   1.52% to 2.02%   1.88%       25.60% (10) to  35.87%
2008          380,058      11.47   to       11.66         4,425,940   1.52% to 1.77%   1.26%      -49.39%      to -49.27%
2007          404,480      22.66   to       22.99         9,285,181   1.52% to 1.77%   0.11%       17.58%      to  17.87%

Columbia Variable Portfolio - Diversified Equity Income Fund (Class 1)
2011          272,913       9.95   to       10.45         2,842,827   1.52% to 2.02%   2.07%       -9.35%      to  -8.57%
2010          364,851      10.98   to       11.43         4,153,700   1.52% to 2.02%   1.60%       12.08%      to  13.26%
2009          433,315       9.80   to       10.09         4,359,704   1.52% to 2.02%   3.00%       22.12%      to  22.42% (10)(6)
2008          521,919       8.10   to        8.26         4,302,907   1.52% to 1.77%   2.45%      -38.18%      to -38.02%
2007          601,288      13.10   to       13.33         7,999,484   1.52% to 1.77%   1.44%        0.93%      to   1.19%

Asset Allocation Fund (Class 2)
2011        4,592,849      15.47   to       15.83        72,609,243   1.52% to 1.77%   1.78%       -0.48%      to  -0.23%
2010        5,407,120      15.54   to       15.87        85,697,533   1.52% to 1.77%   1.93%       10.53%      to  10.81%
2009        6,290,551      14.06   to       14.32        89,982,813   1.52% to 1.77%   2.33%       21.81%      to  22.12%
2008        7,239,553      11.54   to       11.72        84,806,694   1.52% to 1.77%   2.38%      -30.75%      to -30.57%
2007        8,948,609      16.67   to       16.89       151,021,559   1.52% to 1.77%   2.13%        4.68%      to   4.95%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                           For the Year Ended December 31
-------------------------------------------------------------  --------------------------------------------------
                              Unit Fair Value                   Expense Ratio   Investment       Total Return
                                 Lowest to          Net Assets     Lowest         Income           Lowest to
Year          Units           Highest ($)(4)           ($)      to Highest(1)    Ratio(2)        Highest (3)
------------- ------------ -------------------------   ------------ --------------- ----------  -----------------
Global Growth Fund (Class 2)
2011           12,096,803    19.80   to     20.65   248,764,306   1.52% to 1.97%   1.22%   -10.66%   to    -10.26%
2010           14,920,017    22.17   to     23.01   342,056,864   1.52% to 1.97%   1.44%     9.57%   to     10.06%
2009           17,654,633    20.23   to     20.91   367,855,392   1.52% to 1.97%   1.41%    39.53%   to     40.16%
2008           20,560,268    14.50   to     14.92   305,800,211   1.52% to 1.97%   1.68%   -39.59%   to    -39.32%
2007           24,347,951    24.00   to     24.59   597,059,462   1.52% to 1.97%   2.68%    12.61%   to     13.12%

Growth Fund (Class 2)
2011           18,577,732    17.90   to     18.66   344,935,437   1.52% to 1.97%   0.58%    -6.14%   to     -5.72%
2010           23,161,429    19.07   to     19.79   456,326,337   1.52% to 1.97%   0.70%    16.37%   to     16.89%
2009           27,875,080    16.39   to     16.93   470,030,372   1.52% to 1.97%   0.65%    36.70%   to     37.31%
2008           32,104,323    11.99   to     12.33   394,455,264   1.52% to 1.97%   0.75%   -45.06%   to    -44.82%
2007           37,442,579    21.82   to     22.34   834,187,972   1.52% to 1.97%   0.76%    10.16%   to     10.66%

Growth-Income Fund (Class 2)
2011           21,845,814    15.20   to     15.86   344,899,767   1.52% to 1.97%   1.46%    -3.75%   to     -3.31%
2010           26,741,866    15.79   to     16.40   436,801,880   1.52% to 1.97%   1.44%     9.25%   to      9.75%
2009           31,212,080    14.46   to     14.94   464,726,621   1.52% to 1.97%   1.58%    28.68%   to     29.26%
2008           35,657,770    11.23   to     11.56   410,931,178   1.52% to 1.97%   1.64%   -39.06%   to    -38.79%
2007           41,685,459    18.44   to     18.89   785,132,652   1.52% to 1.97%   1.48%     2.99%   to      3.46%

Asset Allocation Fund (Class 3)
2011              785,780    46.73   to     47.40    37,221,998   1.30% to 1.40%   1.81%    -0.05%   to      0.05%
2010              922,960    46.75   to     47.37    43,700,036   1.30% to 1.40%   1.99%    11.05%   to     11.16%
2009            1,017,052    42.10   to     42.62    43,321,176   1.30% to 1.40%   2.32%    22.23%   to     22.35%
2008            1,178,662    34.44   to     34.83    41,036,878   1.30% to 1.40%   2.43%   -30.37%   to    -30.30%
2007            1,427,576    49.47   to     49.97    71,314,007   1.30% to 1.40%   2.12%     5.08%   to      5.18%

Cash Management Fund (Class 3)
2011              551,224    21.27   to     21.58    11,890,437   1.30% to 1.40%   0.00%    -1.74%   to     -1.64%
2010              612,158    21.65   to     21.94    13,423,722   1.30% to 1.40%   0.00%    -1.74%   to     -1.64%
2009              785,727    22.03   to     22.30    17,519,838   1.30% to 1.40%   0.21%    -1.70%   to     -1.60%
2008            1,113,284    22.42   to     22.67    25,225,866   1.30% to 1.40%   1.67%     0.57%   to      0.67%
2007              895,103    22.29   to     22.52    20,152,748   1.30% to 1.40%   6.98%     3.38%   to      3.48%

Growth Fund (Class 3)
2011            1,105,433   168.39   to    170.79   188,708,917   1.30% to 1.40%   0.65%    -5.54%   to     -5.44%
2010            1,282,399   178.27   to    180.63   231,541,625   1.30% to 1.40%   0.76%    17.11%   to     17.23%
2009            1,494,840   152.22   to    154.09   230,247,705   1.30% to 1.40%   0.69%    37.58%   to     37.72%
2008            1,767,217   110.64   to    111.89   197,665,581   1.30% to 1.40%   0.81%   -44.71%   to    -44.66%
2007            2,105,017   200.12   to    202.17   425,443,840   1.30% to 1.40%   0.79%    10.87%   to     10.98%

Growth-Income Fund (Class 3)
2011            1,470,881   115.51   to    117.16   172,210,686   1.30% to 1.40%   1.52%    -3.14%   to     -3.04%
2010            1,727,264   119.25   to    120.84   208,592,720   1.30% to 1.40%   1.47%     9.95%   to     10.06%
2009            2,051,954   108.46   to    109.79   225,163,090   1.30% to 1.40%   1.61%    29.48%   to     29.61%
2008            2,421,334    83.76   to     84.70   205,009,214   1.30% to 1.40%   1.68%   -38.65%   to    -38.59%
2007            2,937,093   136.53   to    137.93   404,960,122   1.30% to 1.40%   1.49%     3.66%   to      3.76%


                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                                 At December 31                                 For the Year Ended December 31
-----------------------------------------------------------------  -------------------------------------------------------------
                                Unit Fair Value                     Expense Ratio   Investment         Total Return
                                   Lowest to           Net Assets      Lowest         Income             Lowest to
Year          Units              Highest ($)(4)           ($)        to Highest(1)    Ratio(2)          Highest (3)
-------------------------- -------------------------   ------------ --------------- ----------  -------------------------------
High-Income Bond Fund (Class 3)
2011                253,203   79.82   to       80.96    20,491,234  1.30% to 1.40%    7.32%         0.56%   to             0.66%
2010                287,610   79.38   to       80.43    23,121,444  1.30% to 1.40%    7.29%        13.54%   to            13.66%
2009                334,808   69.91   to       70.76    23,685,327  1.30% to 1.40%    7.13%        37.21%   to            37.34%
2008                352,080   50.95   to       51.52    18,134,272  1.30% to 1.40%    6.99%       -24.82%   to           -24.75%
2007                404,046   67.78   to       68.47    27,657,188  1.30% to 1.40%   10.61%        -0.01%   to             0.09%

International Fund (Class 3)
2011              1,006,795   42.59   to       43.20    43,473,502  1.30% to 1.40%    1.67%       -15.05%   to           -14.97%
2010              1,195,394   50.14   to       50.80    60,705,085  1.30% to 1.40%    2.04%         5.77%   to             5.87%
2009              1,417,411   47.40   to       47.98    67,987,799  1.30% to 1.40%    1.55%        41.26%   to            41.40%
2008              1,671,356   33.56   to       33.94    56,701,012  1.30% to 1.40%    1.82%       -42.91%   to           -42.85%
2007              2,080,064   58.78   to       59.38   123,482,824  1.30% to 1.40%    1.46%        18.43%   to            18.55%

U.S. Government/AAA-Rated Securities Fund (Class 3)
2011                591,640   39.71   to       40.28    23,809,754  1.30% to 1.40%    1.81%         6.06%   to             6.17%
2010                687,580   37.44   to       37.94    26,067,499  1.30% to 1.40%    1.72%         4.35%   to             4.45%
2009                753,235   35.88   to       36.32    27,342,808  1.30% to 1.40%    2.38%         1.15%   to             1.25%
2008                920,427   35.47   to       35.87    33,001,741  1.30% to 1.40%    2.85%         6.16%   to             6.27%
2007                855,535   33.41   to       33.76    28,870,237  1.30% to 1.40%    7.29%         5.15%   to             5.26%

Growth and Income Portfolio (Class VC)
2011             23,295,497    8.19   to     8.65(5)   240,195,562  1.15% to 2.30%    0.75%        -8.22%   to            -7.15% (6)
2010             21,726,327    8.92   to     9.31(5)   249,602,582  1.15% to 2.30%    0.58%        14.76%   to            16.07%
2009             21,685,033    7.78   to     8.03(5)   218,701,580  1.15% to 2.30%    1.02%        17.54%   to        22.85% (10)(6)
2008             22,178,040    6.61   to     6.83(5)   191,962,266  1.15% to 2.05%    1.55%       -37.97%   to           -37.15%
2007             20,216,084   10.66   to    10.86(5)   281,634,255  1.15% to 2.05%    1.32%         0.82%   to             2.25%

Mid-Cap Value Portfolio (Class VC)
2011              2,028,107   12.68   to       12.99    26,314,421  1.52% to 1.77%    0.19%        -5.70%   to            -5.46%
2010              2,497,517   13.45   to       13.75    34,280,758  1.52% to 1.77%    0.39%        23.23%   to            23.54%
2009              2,906,341   10.91   to       11.13    32,294,873  1.52% to 1.77%    0.47%        24.40%   to            24.71%
2008              3,725,186    8.77   to        8.92    33,200,982  1.52% to 1.77%    1.11%       -40.42%   to           -40.27%
2007              5,311,917   14.73   to       14.94    79,277,583  1.52% to 1.77%    0.38%        -1.18%   to            -0.94%

Sterling Capital Select Equity VIF
2011                161,090    8.20   to     8.71(5)     1,391,970  1.52% to 2.17%    1.09%        -6.52%   to            -5.48%
2010                190,884    8.78   to     9.21(5)     1,745,230  1.52% to 2.17%    1.27%         8.98%   to            10.24%
2009                221,514    8.05   to     8.35(5)     1,836,714  1.52% to 2.17%    1.00%        16.71%   to        23.46% (10)(6)
2008                271,911    6.96   to     7.16(5)     1,932,960  1.52% to 2.02%    1.57%       -38.91%   to           -38.37%
2007                335,934   11.40   to    11.62(5)     3,879,807  1.52% to 2.02%    2.01%        -8.29%   to            -7.29%

Sterling Capital Special Opportunities VIF
2011                916,394   13.78   to       14.28    13,013,539  1.52% to 2.17%    0.00%        -5.60%   to            -4.99%
2010              1,035,403   14.60   to    15.03(5)    15,483,642  1.52% to 2.17%    0.06%        13.58%   to            14.48%
2009              1,117,946   12.85   to    13.12(5)    14,612,765  1.52% to 2.17%    0.00%    27.30% (10)  to            41.37% (6)
2008                979,881    9.12   to     9.28(5)     9,070,268  1.52% to 2.02%    0.15%       -35.04%   to           -34.71% (6)
2007                721,360   14.04   to    14.22(5)    10,239,903  1.52% to 2.02%    0.00%        10.96%   to            11.70%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                                 At December 31                            For the Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
                                Unit Fair Value                     Expense Ratio  Investment       Total Return
                                   Lowest to          Net Assets       Lowest        Income           Lowest to
Year          Units              Highest ($)(4)          ($)        to Highest(1)   Ratio(2)        Highest (3)
----------  ----------- --------------------------  ------------- ---------------  ----------  ---------------------------
Sterling Capital Strategic Allocation Equity VIF
2011             167,616    8.83   to     9.32 (5)    1,554,013   1.52% to 2.17%   0.79%        -9.55%       to       -8.72%
2010             198,013    9.76   to    10.21 (5)    2,012,635   1.52% to 2.17%   1.52%        12.22%       to       13.24%
2009             254,380    8.70   to     9.01 (5)    2,284,872   1.52% to 2.17%   0.86%        23.36%       to       26.47% (10)(6)
2008             341,013    7.10   to     7.31 (5)    2,485,457   1.52% to 2.02%   1.35%       -39.88%       to      -39.16% (6)
2007             396,678   11.82   to    12.01 (5)    4,754,397   1.52% to 2.02%   2.78%        -0.30%       to        0.53%

Sterling Capital Total Return Bond VIF
2011             600,917   12.30   to    12.91 (5)    7,732,666   1.52% to 2.17%   3.63%         4.13%       to        4.50% (6)
2010             750,050   11.82   to    12.36 (5)    9,243,994   1.52% to 2.17%   3.85%         5.35%       to        6.10% (6)
2009             813,916   11.22   to    11.65 (5)    9,457,386   1.52% to 2.17%   4.02%         5.05% (10)  to        6.93% (6)
2008             881,670   10.57   to    10.89 (5)    9,579,684   1.52% to 2.02%   4.13%         1.12%       to        1.82% (6)
2007             786,205   10.45   to    10.70 (5)    8,405,798   1.52% to 2.02%   4.13%         3.12%       to        4.86%

MTB Managed Allocation Fund - Moderate Growth II
2011                  34    8.98   to     9.09              305   1.52% to 1.77%   1.82%        -7.33%       to       -6.93%
2010                  39    9.69   to     9.77              375   1.52% to 1.77%   0.86%         8.51%       to        8.89%
2009                  44    8.93   to     8.97              394   1.52% to 1.77%   0.00%        23.48%       to       23.73%
2008                 234    7.23   to     7.25            1,697   1.52% to 1.77%   4.81%       -30.15%       to      -29.81%
2007                  20   10.30   to    10.38              207   1.52% to 1.77%   1.94%         3.05% (8)   to        3.81% (8)

Franklin Income Securities Fund (Class 2)
2011           9,098,783   10.18   to    10.68       95,709,571   1.15% to 2.30%   5.37%         0.04%       to        1.21% (6)
2010           4,540,183   10.18   to    10.56 (5)   47,357,563   1.15% to 2.30%   6.03%         9.89%       to       11.38% (6)
2009           2,198,185    9.26   to     9.48 (5)   20,645,365   1.15% to 2.30%   7.12%        25.18% (10)  to       34.05% (6)
2008           1,013,572    7.00   to     7.07 (5)    7,131,063   1.15% to 2.05%   6.92%       -30.02% (9)   to      -29.30% (9)(6)
2007                   -       -                -             -               -       -             -                     -

Franklin Templeton VIP Founding Funds Allocation Fund (Class 2)
2011           4,603,619    8.66   to     9.08 (5)   41,094,450   1.15% to 2.30%   0.02%        -3.82%       to       -2.67%
2010           3,952,710    9.01   to     9.32 (5)   36,380,043   1.15% to 2.30%   2.29%         7.43%       to        8.99% (6)
2009           3,482,506    8.39   to     8.56 (5)   29,523,958   1.15% to 2.30%   2.86%        25.44% (10)  to       28.76% (6)
2008           2,814,991    6.56   to     6.64       18,615,929   1.15% to 2.05%   4.22%       -34.40% (9)   to      -33.55% (9)(6)
2007                   -       -             -                -               -       -             -                     -

Allocation Balanced Portfolio (Class 3)
2011           7,633,479   11.04   to    11.57 (5)   86,485,664   1.15% to 2.30%   1.56%        -1.83%       to       -0.69% (6)
2010           2,867,378   11.25   to    11.65 (5)   32,841,923   1.15% to 2.30%   4.17%         5.65% (11)  to        6.81% (11)(6)
2009                   -       -             -                -               -       -             -                     -
2008                   -       -             -                -               -       -             -                     -
2007                   -       -             -                -               -       -             -                     -

Allocation Growth Portfolio (Class 3)
2011           1,220,227    9.94   to    10.48       12,402,687   1.15% to 2.30%   1.17%        -8.72%       to       -7.67% (6)
2010             411,426   10.89   to    11.17 (5)    4,539,712   1.30% to 2.30%   2.24%         8.15% (11)  to        9.39% (11)(6)
2009                   -       -             -                -               -       -             -                     -
2008                   -       -             -                -               -       -             -                     -
2007                   -       -             -                -               -       -             -                     -


                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                                        For the Year Ended December 31
-------------------------------------------------------------------------------------------------------------------------------
                             Unit Fair Value                        Expense Ratio  Investment         Total Return
                                Lowest to            Net Assets       Lowest         Income             Lowest to
Year             Units        Highest ($)(4)            ($)         to Highest(1)    Ratio(2)           Highest(3)
----------  -------------  ----------------------  -------------  ----------------  ---------- --------------------------------
Allocation Moderate Growth Portfolio (Class 3)
2011          12,970,069   10.29   to    10.81(5)   136,999,346   1.15% to 2.30%     1.39%     -5.75%       to     -4.66%(6)
2010           4,992,596   10.92   to    11.34(5)    55,508,068   1.15% to 2.30%     3.21%      7.12%(11)   to      8.38%(11)(6)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

Allocation Moderate Portfolio (Class 3)
2011          10,906,627   10.72   to    11.27(5)   120,030,610   1.15% to 2.30%     1.41%     -4.13%       to     -3.02%(6)
2010           3,880,104   11.18   to    11.62(5)    44,214,654   1.15% to 2.30%     3.88%      6.60%(11)   to      7.77%(11)(6)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

Real Return Portfolio (Class 3)
2011          16,606,426   11.61   to    12.17(5)   197,603,434   1.15% to 2.30%     0.00%      3.59%       to      4.79%(6)
2010           7,405,888   11.20   to    11.62(5)    84,421,305   1.15% to 2.30%     2.25%      0.08%(11)   to      1.23%(11)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

----------
(1) These amounts represent the annualized contract expenses of the variable account, consisting of distribution, mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying investment portfolio have been excluded. For additional information on charges and deductions, see footnote 4.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the variable account from the underlying investment portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the variable account is affected by the timing of the declaration of dividends by the underlying portfolio in which the variable account invests. The average net assets are calculated by adding ending net asset balances at the end of each month of the year and dividing it by the number of months that the portfolio had an ending asset balance during the year.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying investment portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. The total return range is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio. As such, some individual contract total returns are not within the range presented due to a variable account being added to a product during the year.

(4) The unit fair value range is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio. As such, some individual contract unit values are not within the range presented due to differences in the unit fair value at the products launch date and other market conditions.

(5) Individual contract unit fair values are not all within the range presented due to differences in the unit fair value at a product's launch date and other market conditions.

(6) Individual contract total returns are not all within the total return range presented due to a variable account being added to a product during the year.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

----------
(7) For the period from the effective date of January 29, 2007 to December 31, 2007.

(8) For the period from the effective date of February 5, 2007 to December 31, 2007.

(9) For the period from the effective date of February 4, 2008 to December 31, 2008.

(10) For the period from the effective date of May 13, 2009 to December 31, 2009.

(11) For the period from the effective date of January 19, 2010 to December 31, 2010.

                         AMERICAN HOME ASSURANCE COMPANY


                                NAIC CODE: 19380

                      STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                         AMERICAN HOME ASSURANCE COMPANY


                      STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009


                                TABLE OF CONTENTS


Report of Independent Auditors...........................................................................2

Statements of Admitted Assets............................................................................3

Statements of Liabilities, Capital and Surplus...........................................................4

Statements of Operations and Changes in Capital and Surplus..............................................5

Statements of Cash Flow..................................................................................6

Note 1 - Organization and Summary of Significant Statutory Basis Accounting Policies.....................7

Note 2 - Accounting Adjustments to Statutory Basis Financial Statements.................................20

Note 3 - Investments....................................................................................25

Note 4 - Reserves for Losses and LAE....................................................................37

Note 5 - Related Party Transactions.....................................................................43

Note 6 - Reinsurance....................................................................................52

Note 7 - Deposit Accounting Assets and Liabilities......................................................58

Note 8 - Federal Income Taxes...........................................................................60

Note 9 - Pension Plans and Deferred Compensation Arrangements...........................................69

Note 10 - Capital and Surplus and Dividend Restrictions.................................................73

Note 11 - Contingencies.................................................................................75

Note 12 - Other Significant Matters.....................................................................89

Note 13 - Subsequent Events.............................................................................91

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of American Home Assurance Company:

We have audited the accompanying statutory statements of admitted assets, liabilities, capital and surplus of American Home Assurance Company (the Company) as of December 31, 2011 and 2010, and the related statutory statements of operations and changes in capital and surplus, and cash flow for each of the three years then ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the New York State Department of Financial Services, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2011 and 2010, or the results of its operations or its cash flows for each of the three years then ended December 31, 2011.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years then ended December 31, 2011, on the basis of accounting described in Note 1.

As described in Note 2 to the financial statements, during 2009, the Company adopted SSAP No. 10R, Income Taxes - Revised, A Temporary Replacement to SSAP No. 10, and has reflected the effect of this adoption within Changes in accounting principles on the Statements of Changes in Capital and Surplus.


/s/ PricewaterhouseCoopers LLP

April 25, 2012
New York, New York

                         AMERICAN HOME ASSURANCE COMPANY

                          STATEMENTS OF ADMITTED ASSETS
                                 STATUTORY BASIS
                        AS OF DECEMBER 31, 2011 AND 2010
                                 (000'S OMITTED)


------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                                                      2011            2010
------------------------------------------------------------------------------------------------------------------

Cash and invested assets:
   Bonds, primarily at amortized cost (fair value:
    2011 - $18,504,022; 2010 - $15,493,142)                                         $  17,761,724  $  15,148,888
   Stocks:
   Common stocks, at fair value adjusted for non-admitted assets
    (cost: 2011 - $63,353; 2010 - $371,153)                                                84,263        397,460
   Preferred stocks, primarily at fair value
    (cost: 2011 - $0; 2010 - $79,211)                                                           -         90,886
   Other invested assets (cost: 2011 - $1,196,504; 2010 - $1,361,568)                   1,440,576      1,574,423
   Derivatives                                                                              1,690              -
   Short-term investments, at amortized cost (approximates fair value)                    377,947      2,439,897
   Cash and cash equivalents                                                               68,584        181,013
   Receivable for securities and other                                                        491          1,146
------------------------------------------------------------------------------------------------------------------
        TOTAL CASH AND INVESTED ASSETS                                                 19,735,275     19,833,713
------------------------------------------------------------------------------------------------------------------


Investment income due and accrued                                                         185,393        189,859
Agents' balances or uncollected premiums:
   Premiums in course of collection                                                       461,753        425,340
   Premiums and installments booked but deferred and not yet due                          344,024        409,915
   Accrued retrospective premiums                                                       1,377,347      1,447,644
Amounts billed and receivable from high deductible policies                                38,112         32,948
Reinsurance recoverable on loss payments                                                  397,299        433,305
Funds held by or deposited with reinsurers                                                 71,893         41,961
Net deferred tax assets                                                                   691,892        782,765
Equities in underwriting pools and associations                                           266,934        544,719
Receivables from parent, subsidiaries and affiliates                                       13,330      1,992,253
Other admitted assets                                                                     317,020        282,173
------------------------------------------------------------------------------------------------------------------

        TOTAL ADMITTED ASSETS                                                       $  23,900,272  $  26,416,595
==================================================================================================================


                See Notes to Statutory Basis Financial Statements

                         AMERICAN HOME ASSURANCE COMPANY


                 STATEMENTS OF LIABILITIES, CAPITAL AND SURPLUS
                                 STATUTORY BASIS
                        AS OF DECEMBER 31, 2011 AND 2010
                    (000'S OMITTED EXCEPT SHARE INFORMATION)

------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                                           2011           2010
------------------------------------------------------------------------------------------------------

                                         LIABILITIES


Reserves for losses and loss adjustment expenses                       $   12,466,514   $  14,383,093
Unearned premium reserves                                                   2,843,572       3,213,423
Commissions, premium taxes, and other expenses payable                        314,840         237,988
Reinsurance payable on paid loss and loss adjustment expenses                  83,233         155,082
Current federal taxes payable to parent                                        23,930          60,666
Funds held by company under reinsurance treaties                            1,196,004         136,869
Provision for reinsurance                                                      78,525          99,443
Ceded reinsurance premiums payable, net of ceding commissions                 388,540         405,324
Deposit accounting liabilities                                                 97,625         189,891
Deposit accounting liabilities - funds held                                     4,848             990
Collateral deposit liability                                                  364,039         404,450
Payable to parent, subsidiaries and affiliates                                 46,427         204,326
Derivatives                                                                         -           4,250
Other liabilities                                                             324,872         247,701
------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                        18,232,969      19,743,496
------------------------------------------------------------------------------------------------------

                                     CAPITAL AND SURPLUS


Common capital stock, par value: (2011 - $11.51; 2010 - $15.00),
  1,758,158 shares authorized, 1,695,054 shares issued and
outstanding                                                                    19,504          25,426
Capital in excess of par value                                              4,689,192       6,034,992
Unassigned surplus                                                            507,717         351,265
Special surplus tax - SSAP 10R                                                450,661         260,922
Special surplus funds from retroactive reinsurance                                229             494
------------------------------------------------------------------------------------------------------
  TOTAL CAPITAL AND SURPLUS                                                 5,667,303       6,673,099
------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES, CAPITAL, AND SURPLUS                              $   23,900,272   $  26,416,595
======================================================================================================


                See Notes to Statutory Basis Financial Statements

                         AMERICAN HOME ASSURANCE COMPANY

           STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS
                                 STATUTORY BASIS
              FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
                                 (000'S OMITTED)

---------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                      2011            2010           2009
---------------------------------------------------------------------------------------------------------------
                                         STATEMENTS OF OPERATIONS
Underwriting income:
  Premiums earned                                                $    5,682,158  $    5,648,764  $   6,354,545
---------------------------------------------------------------------------------------------------------------
Underwriting deductions:
  Losses incurred                                                     3,932,805       5,066,245      4,699,991
  Loss adjustment expenses incurred                                     611,264         912,853        768,136
  Other underwriting expenses incurred                                1,668,713       1,674,370      1,646,098
---------------------------------------------------------------------------------------------------------------
Total underwriting deductions                                         6,212,782       7,653,468      7,114,225
---------------------------------------------------------------------------------------------------------------
Net underwriting loss                                                  (530,624)     (2,004,704)      (759,680)
---------------------------------------------------------------------------------------------------------------

Investment income:
  Net investment income earned                                          800,175         769,130        791,263
  Net realized capital gains (net of capital gains taxes:
  2011 - $90,032; 2010 - $169,323; 2009 - $57,389)                      166,901         294,941         93,056
---------------------------------------------------------------------------------------------------------------
Net investment gains                                                    967,076       1,064,071        884,319
---------------------------------------------------------------------------------------------------------------

Net loss from agents' or premium balances charged-off                   (16,296)        (30,549)       (25,860)
Finance and service charges not included in premiums                          -               -          4,596
Other (expense) income                                                  (29,775)         52,746         24,110
---------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) AFTER CAPITAL GAINS TAXES AND BEFORE FEDERAL          390,381        (918,436)       127,485
INCOME TAXES
Federal income tax benefit                                             (104,195)       (141,920)      (122,307)
---------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                            $      494,576  $     (776,516) $     249,792
===============================================================================================================
                                      CHANGES IN CAPITAL AND SURPLUS

Capital and surplus, as of December 31, previous year            $    6,673,099  $    5,872,354  $   5,413,173
  Adjustment to beginning surplus                                        26,048         (28,355)       (32,602)
---------------------------------------------------------------------------------------------------------------
Capital and surplus, as of January 1,                                 6,699,147       5,843,999      5,380,571

Changes in accounting principles (refer to Note 2)
    Adoption of SSAP 10R                                                      -               -        272,916
    Adoption of SSAP 43R                                                      -               -        (12,429)
Other changes in capital and surplus:
  Net income (loss)                                                     494,576        (776,516)       249,792
   Change in net unrealized capital gains (net of capital
    gains taxes: 2011 - $3,008; 2010 - $110,099; 2009 -
        $202,913)                                                        44,397        (161,330)      (113,064)
    Change in net deferred income tax                                   659,647        (396,374)        59,354
    Change in non-admitted assets                                      (926,257)        513,237       (318,767)
    Change in SSAP 10R                                                  189,739         (11,994)             -
    Change in provision for reinsurance                                  20,918         (10,819)         6,968
    Capital contribution                                                 67,381       1,947,275        343,286
    Return of capital                                                (1,414,078)              -              -
    Change in par value of common stock                                  (5,922)              -              -
    Dividends to stockholder                                           (137,458)       (301,343)             -
    Other surplus adjustments                                            (3,246)          1,494         (7,211)
    Foreign exchange translation                                        (21,541)         25,470         10,938
---------------------------------------------------------------------------------------------------------------
    Total changes in capital and surplus                             (1,031,844)        829,100        231,296
---------------------------------------------------------------------------------------------------------------
CAPITAL AND SURPLUS, AS OF DECEMBER 31,                          $    5,667,303  $    6,673,099  $   5,872,354
===============================================================================================================


                See Notes to Statutory Basis Financial Statements

                         AMERICAN HOME ASSURANCE COMPANY

                             STATEMENTS OF CASH FLOW
                                 STATUTORY BASIS
              FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
                                 (000'S OMITTED)

----------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                                2011           2010          2009
----------------------------------------------------------------------------------------------------------------------
                                                     CASH FROM OPERATIONS
Premiums collected, net of reinsurance                                     $   5,411,186  $   5,414,448  $  6,306,324
Net investment income                                                            779,881        851,466       743,343
Miscellaneous (expense) income                                                   (86,020)        16,466        (2,769)
----------------------------------------------------------------------------------------------------------------------
  SUB-TOTAL                                                                    6,105,047      6,282,380     7,046,898

Benefit and loss related payments                                              3,905,372      4,340,008     4,597,184
Payment to an affiliate under the asbestos loss portfolio transfer               783,818             -             -
Commission and other expense paid                                              2,363,249      2,416,351     2,520,462
Dividends paid to policyholders                                                       -              -            233
Federal and foreign income taxes paid (recovered)                                 28,206       (370,410)     (296,845)
----------------------------------------------------------------------------------------------------------------------

  NET CASH (USED IN) PROVIDED FROM OPERATIONS                                   (975,598)      (103,569)      225,864
----------------------------------------------------------------------------------------------------------------------
                              CASH FROM INVESTMENTS
Proceeds from investments sold, matured, or repaid:
  Bonds                                                                        4,992,080      5,421,569     4,332,397
  Stocks                                                                         545,819      1,385,481     1,731,884
  Other                                                                          392,513        130,972       222,781
----------------------------------------------------------------------------------------------------------------------
  TOTAL PROCEEDS FROM INVESTMENTS SOLD, MATURED, OR REPAID                     5,930,412      6,938,022     6,287,062
----------------------------------------------------------------------------------------------------------------------

Cost of investments acquired:
  Bonds                                                                        7,448,761      4,509,137     6,666,144
  Stocks                                                                           9,769        622,754       496,025
  Other                                                                          250,178        240,465       107,966
----------------------------------------------------------------------------------------------------------------------
  TOTAL COST OF INVESTMENT ACQUIRED                                            7,708,708      5,372,356     7,270,135
----------------------------------------------------------------------------------------------------------------------
  NET CASH (USED IN) PROVIDED FROM INVESTING  ACTIVITIES                      (1,778,296)     1,565,666      (983,073)
----------------------------------------------------------------------------------------------------------------------

                  CASH FROM FINANCING AND MISCELLANEOUS SOURCES
Capital contribution                                                           1,942,747              -        91,418
Return of capital                                                             (1,414,078)             -            -
Change in par value of common stock                                               (5,922)             -            -
Dividends to stockholder                                                        (110,000)      (301,343)           -
Intercompany receivable and payable, net                                        (116,100)       169,364       771,557
Net deposit on deposit-type contracts and other insurance                         (1,723)        13,312        74,417
Equities in underwriting pools and association                                   356,715          6,643       125,605
Collateral deposit liability                                                     (40,411)       (13,384)       31,448
Other                                                                            (31,713)      (103,508)      (26,266)
----------------------------------------------------------------------------------------------------------------------

  NET CASH PROVIDED FROM (USED IN) FINANCING AND MISCELLANEOUS ACTIVITIES        579,515       (228,916)    1,068,179
----------------------------------------------------------------------------------------------------------------------

  NET CHANGE IN CASH AND SHORT-TERM INVESTMENTS                               (2,174,379)     1,233,181       310,970
Cash and short-term investments:
  Beginning of year                                                            2,620,910      1,387,729     1,076,759
----------------------------------------------------------------------------------------------------------------------
  END OF YEAR                                                              $     446,531  $   2,620,910  $  1,387,729
======================================================================================================================


                See Notes to Statutory Basis Financial Statements

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT STATUTORY BASIS ACCOUNTING POLICIES

A.    ORGANIZATION

      American Home Assurance Company (the Company or American Home) is a direct wholly-owned subsidiary of Chartis U.S., Inc., a Delaware corporation, which is in turn owned by Chartis, Inc. (Chartis), a Delaware corporation. The Company's ultimate parent is American International Group, Inc. (the Ultimate Parent or AIG). See Note 5 for information about recent developments regarding AIG and Chartis, Inc.

     Chartis conducts the general insurance operations of AIG. Chartis presents its financial information in two operating segments -- commercial insurance and consumer insurance - with the supporting claims, actuarial, and underwriting disciplines integrated into these two major business segments.

     On January 17, 2012, Chartis announced that it had aligned its geographic structure to enhance execution of its commercial and consumer strategies and to add greater focus on its growth economies initiatives. Under this framework, Chartis is organized under three major geographic areas: the Americas, Asia and EMEA (Europe, Middle East and Africa). Previously, Chartis was organized in four geographic areas: the United States & Canada, Europe, the Far East, and Growth Economies (primarily consisting of Asia Pacific, the Middle East, and Latin America). This had no impact on the Company.

     The Company writes substantially all lines of property and casualty insurance with an emphasis on U.S. commercial business. In addition to writing substantially all classes of business insurance, including large commercial or industrial property insurance, excess liability, inland marine, environmental, workers' compensation and excess and umbrella coverages, the Company offers many specialized forms of insurance such as aviation, accident and health, warranty, equipment breakdown, directors and officers liability, difference in conditions, kidnap-ransom, export credit and political risk, and various types of errors and omissions coverages. Through AIG's risk management operation, the Company provides insurance and risk management programs to large corporate customers. In addition, through AIG's risk solution operation, the Company provides its customized structured products and through the Private Client Group the Company provides personal lines insurance to high-net-worth individuals.

     The Company remains diversified both in terms of classes of business and geographic locations. For calendar year 2011, 21.9 percent of its net premiums written represented workers' compensation business. Relative to geographic location, 86.4 percent of the Company's direct premiums written were foreign sourced, the majority of which was Japan based. U.S. resident business accounted for 13.6 percent of the Company's direct writings. No state accounted for more than 5.0 percent of such premiums.

     The Company is party to that certain Amended and Restated Inter-company Pooling Agreement, dated October 1, 2011 among the companies listed below (the Admitted Pooling Agreement), which nine companies are each a member of the Admitted Companies Pool (the Admitted Pool) governed by the Admitted Pooling Agreement. The changes to the Admitted Companies Pooling Agreement were not material and were intended to clarify certain provisions and to consolidate and modernize the 1978 agreement with 14 addenda into one document. The

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     member  companies,  their National  Association of Insurance  Commissioners
     (NAIC) company codes, inter-company pooling percentages and states of domicile are as follows:

                                                                                   POOL
                                                                       NAIC    PARTICIPATION    STATE OF
    COMPANY                                                           CO CODE    PERCENTAGE     DOMICILE
    --------                                                          -------  -------------  -------------
(1) National Union Fire Ins. Co. of Pittsburgh, Pa. (National Union)*  19445        38%       Pennsylvania
(2) American Home                                                      19380        36%         New York
(3) Commerce and Industry Insurance Company  (C&I)                     19410        11%         New York
(4) Chartis Property Casualty Company (Chartis PC)                     19402         5%       Pennsylvania
(5) New Hampshire Insurance Company (New Hampshire)                    23841         5%       Pennsylvania
(6) The Insurance Company of the State of Pennsylvania (ISOP)          19429         5%       Pennsylvania
(7) Chartis Casualty Company                                           40258         0%       Pennsylvania
(8) Granite State Insurance Company                                    23809         0%       Pennsylvania
(9) Illinois National Insurance Co.                                    23817         0%         Illinois
* Lead Company

      The accompanying financial statements include the Company's U.S. operation and the operation of its Japan branch and its participation in the Chartis Overseas Association (the Association).

      The Company accepts business mainly from insurance brokers, enabling selection of specialized markets and retention of underwriting control. Any licensed insurance broker is able to submit business to the Company, but such broker has no authority to commit the Company to accept risk. In addition, the Company utilizes certain managing general agents and third party administrators for policy issuance and administration, underwriting, and claims adjustment services.

      The Company has significant transactions with AIG and affiliates and participates in the Admitted Pool. Refer to Note 5 for additional information.

B.    SUMMARY OF SIGNIFICANT STATUTORY BASIS ACCOUNTING POLICIES

      PRESCRIBED OR PERMITTED STATUTORY ACCOUNTING PRACTICES:

      The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the New York State Department of Financial Services (formerly the Insurance Department of the State of New York) (NY SAP).

      NY SAP recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial position and results of operations of an insurance company and for the purpose of determining its solvency under the New York Insurance Law. The NAIC's Accounting Practices and Procedures Manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by the State of New York. The Superintendent of the New York State Department of Financial Services (the Superintendent) has the right to permit other specific practices that deviate from prescribed practices.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      NY SAP has adopted certain accounting practices that differ from those set forth in NAIC SAP; specifically the prescribed practices of (1) allowing the discounting of workers compensation known case loss reserves on a non-tabular basis; under NAIC SAP, non-tabular discounting of reserves is not permitted; and (2) NY SAP Regulation 20 (Regulation 20) allows certain offsets to the provision for reinsurance that are not permitted under NAIC SAP.

      A reconciliation of the Company's net income and capital and surplus between NAIC SAP and practices prescribed or permitted by NY SAP is shown below:

-------------------------------------------------------------------------------------------------
DECEMBER 31,                                                2011           2010         2009
-------------------------------------------------------------------------------------------------
Net income (loss) , NY SAP                              $    494,576  $   (776,516) $    249,792
State prescribed practices - addition (deduction):
  Non-tabular discounting                                     60,114       (27,631)      (89,222)
-------------------------------------------------------------------------------------------------
NET INCOME (LOSS), NAIC SAP                             $    554,690  $   (804,147) $    160,570
==================================================================================================
Statutory surplus, NY SAP                               $  5,667,303  $  6,673,099  $  5,872,354
State prescribed or permitted practices - (charge):
  Non-tabular discounting                                   (384,510)     (444,624)     (416,993)
  Credits for reinsurance                                    (94,824)     (172,413)     (190,105)
-------------------------------------------------------------------------------------------------
STATUTORY SURPLUS, NAIC SAP                             $  5,187,969  $  6,056,062  $  5,265,256
==================================================================================================

      With the concurrence of the New York State Department of Financial Services (NY DFS), the Company has discounted certain of its asbestos reserves, specifically, those for which future payments have been identified as fixed and determinable.

      The use of all the aforementioned prescribed practices has not adversely affected the Company's ability to comply with the NAIC's risk based capital and surplus requirements for the 2011, 2010 and 2009 reporting periods.

      STATUTORY   ACCOUNTING   PRACTICES  AND  GENERALLY   ACCEPTED   ACCOUNTING
      PRINCIPLES:

      NAIC SAP is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America (GAAP). NAIC SAP and NY SAP vary in certain respects from GAAP. A description of certain of these accounting differences is set forth below:

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      Under GAAP:

      a. Costs that vary directly with acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are deferred and amortized over the periods covered by the underlying policies or reinsurance agreements;

      b.    Statutory  basis  adjustments,   such  as  non-admitted  assets  and
            unauthorized reinsurance, are restored to surplus;

      c. The equity in earnings of affiliates with ownership between 20.0 percent and 50.0 percent is included in net income, and investments in subsidiaries with greater than 50.0 percent ownership are consolidated;

      d. The reserves for losses and loss adjustment expenses (LAE) and unearned premium reserves are presented gross of ceded reinsurance by establishing a reinsurance asset;

      e. Debt and equity securities deemed to be available-for-sale and trading securities are reported at fair value. The difference between cost and fair value of securities available-for-sale is reflected net of related deferred income tax, as a separate component of accumulated other comprehensive income in shareholder's equity. For trading and fair value option securities, the difference between cost and fair value is included in income, while securities held to maturity are valued at amortized cost;

      f. Direct written premium contracts that do not have sufficient risk transfer are treated as deposit accounting liabilities;

      g. Insurance and reinsurance contracts recorded as retroactive require the deferral and amortization of accounting gains over the settlement period of the ceded claim recoveries. Losses are recognized in the Statements of Operations;

      h. Deferred federal income taxes are provided for temporary differences for the expected future tax consequences of events that have been recognized in the Company's financial statements. The provision for deferred income taxes is reported in the Statements of Operations;

      i. For structured settlements in which the reporting entity has not been legally released from its obligation with the claimant (i.e. remains as the primary obligor), GAAP requires the deferral of any gain resulting from the purchase of a structured settlement annuity and to present an asset for the amounts to be recovered from such annuities;

      j. Entities termed variable interest entities (VIEs) in which equity investors do not have the characteristics of controlling interest, or do not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, are subject to consolidation by the entity that will absorb the majority of the VIE's expected losses or residual returns, if they occur;

      k. Investments in limited partnerships, hedge funds and private equity interests over which the Company has influence are accounted for using the equity method with changes in interest included in net realized

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


            investment gains. Interest over which the Company does not have influence are reported, net of tax, as a component of accumulated other comprehensive income in shareholder's equity; and

      l. The statement of cash flow defers in certain respects from the presentation required under NAIC, including the presentation of changes in cash and cash equivalents.

      Under NAIC SAP:

      a. Costs that vary directly with acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are immediately expensed;

      b.    Statutory  basis  adjustments,   such  as  non-admitted  assets  and
            unauthorized reinsurance are charged directly to surplus;

      c. Subsidiaries are not consolidated. The equity in earnings of affiliates is included in unrealized appreciation/(depreciation) of investments which is reported directly in surplus. Dividends are reported as investment income;

      d. The reserve for losses and LAE and unearned premium reserves are presented net of ceded reinsurance;

      e. NAIC investment grade debt securities are reported at amortized cost, while NAIC non-investment grade debt securities (NAIC rated 3 to 6) are reported at lower of cost or fair value;

      f. Direct written premium contracts are reported as insurance as long as policies are issued in accordance with insurance requirements;

      g. Insurance and reinsurance contracts recorded as retroactive receive special accounting treatment. Gains and losses are recognized in the Statements of Operations and surplus is segregated to the extent gains are recognized. Certain retroactive intercompany reinsurance contracts are accounted for as prospective reinsurance if there is no gain in surplus as a result of the transaction;

      h. Deferred federal income taxes are provided for temporary differences for the expected future tax consequences of events that have been recognized in the Company's financial statements. Changes in deferred income taxes are charged directly to surplus and have no impact on statutory earnings. The admissibility of deferred tax assets is limited by statutory guidance;

      i. For structured settlement annuities where the claimant is the payee, statutory accounting treats these settlements as completed transactions and considers the earnings process complete (thereby allowing for immediate gain recognition), regardless of whether or not the reporting entity is the owner of the annuity;

      j.    NAIC SAP does not require consolidation of VIEs;

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      k. Investments in partnerships, hedge funds and private equity interests are carried at the underlying GAAP equity with results from operations reflected in unrealized gains and losses in the Statements of Changes in Capital and Surplus; and

      l. The statutory statement of cash flow defers in certain respects from the GAAP presentation, including the presentation of changes in cash and short term investments instead of cash equivalents and certain miscellaneous sources are excluded from operational cash flows.

      The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.


      SIGNIFICANT STATUTORY ACCOUNTING PRACTICES:

      A summary of the Company's significant statutory accounting practices are as follows:

      Use of Estimates: The preparation of financial statements in conformity with NY SAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. On an ongoing basis, the Company evaluates all of its estimates and assumptions. NY SAP also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from management's estimates. The significant estimates were used for loss and LAE, certain reinsurance balances, admissibility of deferred taxes, allowance for doubtful accounts and the carrying value of certain investments.

      Invested Assets: The Company's invested assets are accounted for as follows:

      o Cash, Cash Equivalents and Short-term Investments: The Company considers all highly liquid debt securities with maturities of greater than three months but less than twelve months from the date of purchase to be short-term investments. Short-term investments are carried at amortized cost which approximates fair value (as designated by the NAIC Capital Markets and Investment Analysis Office formerly known as NAIC Securities Valuation Office). Cash is in a negative position when outstanding checks exceed cash-on-hand in operating bank accounts. The Company maximizes its investment return by investing a significant amount of cash-on-hand in short term investments. Short term investments are recorded separately from cash in the accompanying financial statements. The Company funds cash accounts daily using funds from short term investments. As required by the NAIC SAP, the negative cash balance is presented as an asset. Cash equivalents are short-term, highly liquid investments, with original maturities of three months or less, that are both (a) readily convertible to known amounts of cash, and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

      o Bonds: Bonds with an NAIC designation of 1 and 2 are carried at amortized cost using the scientific method. Bonds with an NAIC designation of 3 to 6 are carried at the lower of amortized cost or fair value. Bonds that have not been filed with the NAIC Capital Markets and Investment Analysis Office within one year of purchase receive a "6*" rating and are carried at zero value, with a charge to unrealized investment loss.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


            Bonds filed with the NAIC Capital Markets and Investment Analysis Office which receive a "6*" can carry a value greater than zero. If a bond is determined to have an other-than-temporary impairment
            (OTTI) in value the cost basis is written down to fair value as a new cost basis, with the corresponding charge to Net Realized Capital Gains (Losses) as a realized loss.

            In periods subsequent to the recognition of an OTTI loss for bonds, the Company generally accretes the difference between the new cost basis and the cash flows expected to be collected, if applicable, as interest income over the remaining life of the security based on the amount and timing of future estimated cash flows.

            Loan-backed and structured securities are carried at amortized cost and generally are more likely to be prepaid than other fixed maturities. As of December 31, 2011 and 2010, the fair value of the Company's loan-backed and structured securities approximated $3,936,226 and $597,315, respectively. Loan-backed and structured securities include prepayment assumptions used at the purchase date and valuation changes caused by changes in estimated cash flow and are valued using the retrospective method. Prepayment assumptions for loan-backed and structured securities were obtained from independent third party services or internal estimates. These assumptions are consistent with the current interest rate and economic environment.

            As described in Note 2 - Accounting Changes, the Company adopted a change in its OTTI accounting principle pertaining to loan-backed and structured securities in the third quarter of 2009 when it adopted SSAP No. 43R (Revised), Loan-backed and Structured Securities (SSAP 43R). Under SSAP 43R, credit-related OTTI for loan-backed and structured securities is based on projected discounted cash flows, whereas, credit-related OTTI for loan-backed and structured securities was previously based on projected undiscounted cash flows under SSAP 43.

      o Common and Preferred Stocks: Unaffiliated common stocks are carried principally at fair value. Perpetual preferred stocks with an NAIC rating of P1 or P2 are carried at fair value. Redeemable preferred stocks with an NAIC rating of RP1 or RP2 that are subject to a 100 percent mandatory sinking fund or paid in-kind are carried at amortized cost. All below investment grade, NAIC 3 to 6 preferred stocks, are carried at the lower of amortized cost or fair value.

            Investments in non-publicly traded affiliates are recorded based on the underlying audited equity of the respective entity's financial statements. The Company's share of undistributed earnings and losses of the affiliates are reported in the Unassigned Surplus as unrealized gains and losses.

      o Other Invested Assets: Other invested assets include primarily partnerships and joint ventures. Fair values are based on the net asset value of the respective entity's financial statements. Joint ventures and partnership investments are accounted for under the equity method, based on the most recent financial statements of the entity. Changes in carrying value are recorded as unrealized gains or losses. For investments in joint ventures and partnerships that are determined to have an OTTI in value, the cost basis is written down to fair value as a new cost basis, with the corresponding charge to Net Realized Capital Gains/(Losses) as a realized loss. Investments in collateral loans are carried at their outstanding principal balance plus related accrued interest, less impairments, if any, and are admitted assets to the extent the fair value of the underlying collateral value equals or exceeds 100 percent of the recorded loan balance.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      o Derivatives: The fair values of derivatives are determined using quoted prices in active markets and other market-evidence whenever possible, including market-based inputs to model, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. The Company's cross-currency swaps are accounted for under SSAP No. 86, entitled "Accounting for Derivative Instruments and Hedging Transactions" (SSAP 86). None of the cross-currency swaps meet the hedging requirements under SSAP 86, and therefore the change in fair value of such derivatives are recorded as unrealized gains or losses in Unassigned Surplus in the Statements of Operations and Changes in Capital and Surplus. When the contract expires, realized gains and losses are recorded in investment income.

      o Net Investment Gains: Net investment gains consist of net investment income earned and realized gains or losses from the disposition or impairment of investments. Net investment income earned includes accrued interest, accrued dividends and distributions from partnerships and joint ventures. Investment income is recorded as earned. Realized gains or losses on the disposition of investments are determined on the basis of the specific identification.

            Investment income due and accrued is assessed for collectability. The Company writes off investment income due and accrued when it is probable that the amount is uncollectible by recording a charge against investment income in the period such determination is made. Any amounts over 90 days past due which have not been written-off are non-admitted by the Company. As of December 31, 2011 and 2010, no material amount of investment income due and accrued was determined to be uncollectible or non-admitted.

      o Unrealized Gains (Losses): Unrealized gains (losses) on all stocks, bonds carried at fair value, joint ventures, partnerships, derivatives and foreign currency translation are credited or charged to Unassigned Surplus.

     Other Than Temporary Impairment:

     The Company regularly evaluates its investments for OTTI in value. The determination that a security has incurred an OTTI in value and the amount of any loss recognition requires the judgment of the Company's management and a continual review of their investment portfolio.

     The Company's policy for determining OTTI has been established in accordance with the prescribed NAIC SAP guidance, including SSAP 43R, SSAP No. 26 - Bonds, Excluding Loan Backed and Structured Securities, SSAP No 30 - Investments in Common Stock (excluding investments in common stock of subsidiary, controlled, or affiliated entities), SSAP No 48 -- Joint Ventures, Partnerships and Limited Liability Companies, and INT 06-07 Definition of Phrase "Other Than Temporary".

     For bonds, other than loan-backed and structured securities, an OTTI shall be considered to have occurred if it is probable that the Company will not be able to collect all amounts due under the contractual terms in effect at the acquisition date of the debt security. For loan-backed and structured securities, when a credit-related OTTI is present, the amount of OTTI recognized as a realized loss is equal to the difference between the investment's amortized cost basis and the present value of cash flows expected to be collected. If a bond is determined to have OTTI in value the cost basis is written down to fair value as a new cost basis, with the corresponding charge to Net Realized Capital Losses. In general, a security is considered a candidate for OTTI if it meets any of the following criteria:

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


            - Trading at a significant (25 percent or more) discount to par, amortized cost (if lower) or cost for an extended period of time (nine consecutive months or longer); or

            - The occurrence of a discrete credit event resulting in (i) the issuer defaulting on a material outstanding obligation, (ii) the issuer seeking protection from creditors under the bankruptcy law as or any similar laws intended for court supervised reorganization of insolvent enterprises; or (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value of their claims; or

            -     The  Company  may  not  realize  a  full   recovery  on  their
                  investment, irrespective of the occurrence of one of the foregoing events.

      Common and preferred stock investments whose fair value is less than their book value for a period greater than twelve months are considered a candidate for OTTI. Once a candidate for impairment has been identified, the investment must be analyzed to determine if any impairment would be considered other than temporary. Factors include:

            -     The  Company  may  not  realize  a  full   recovery  on  their
                  investment;

            -     Fundamental credit issues of the issuer;

            - An intent to sell the investment prior to the recovery of cost of the investment; or

            - Any other qualitative/quantitative factors that would indicate that an OTTI has occurred.

     Limited partnership investments whose fair value is less than its book value for a period greater than twelve months with a significant unrealized loss are considered a candidate for OTTI. Once a candidate for impairment has been identified, the investment must be analyzed to determine if any impairment would be considered other than temporary. Factors to consider include:

            - An order of liquidation or other fundamental credit issues with the partnership;

            - Evaluation of the cash flow activity between the Company and the partnership or fund during the year;

            - Evaluation of the current stage of the life cycle of the investment;

            - An intent to sell the investment prior to the recovery of cost of the investment; or

            - Any other qualitative/quantitative factors that would indicate that an OTTI has occurred.

     Revenue Recognition: Direct written premiums are primarily earned on a pro-rata basis over the terms of the policies to which they relate. For policies with exposure periods greater than thirteen months, premiums are earned in accordance with the methods prescribed in SSAP No. 65, Property and Casualty Contracts (SSAP 65). Accordingly, unearned premiums represent the portion of premiums written which are applicable to the unexpired

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      terms of policies in force. Ceded premiums are amortized into income over the contract period in proportion to the protection received.

      Premium estimates for retrospectively rated policies are recognized within the periods in which the related losses are incurred. In accordance with SSAP No. 66, Retrospectively Rated Contracts (SSAP 66), the Company estimates accrued retrospectively rated premium adjustments using the application of historical ratios of retrospectively rated premium development. The Company records accrued retrospectively rated premiums as an adjustment to written and earned premiums. The Company establishes non-admitted assets for 100 percent of amounts recoverable where any agent's balance or uncollected premium has been classified as non-admitted and thereafter for 10 percent of any amounts recoverable not offset by retrospectively return premiums or collateral. At December 31, 2011 and 2010, accrued premiums related to the Company's retrospectively rated return contracts amounted to $1,377,347 and $1,447,644, respectively, net of non-admitted premium balances of $58,213 and $55,910, respectively.

      Net written premiums that were subject to retrospective rating features were as follows:

      --------------------------------------------------------------------------
      For the years ended December 31,           2011         2010        2009
      --------------------------------------------------------------------------
      Net written premiums subject to
        retrospectively rated premiums        $  350,717   $  522,917  $ 526,445
      Percentage of total net written
        premiums                                     6.6%        10.1%       8.7%
      --------------------------------------------------------------------------

      Adjustments to premiums for changes in the level of exposure to insurance risk are generally determined based upon audits conducted after the policy expiration date. In accordance with SSAP No. 53, Property and Casualty Contracts -- Premiums (SSAP 53), the Company records the audit premium estimates as an adjustment to written premium, and earns these premiums immediately. For premium estimates that result in a return of premium to the policyholder, the Company immediately reduces earned premiums. When the premium exceeds the amount of collateral held, a non-admitted asset (equivalent to 10.0 percent of this excess amount) is recorded.

      In accordance with SSAP 53, the Company reviews its ultimate losses with respect to its unearned premium reserves. A premium deficiency liability is established if the premium reserves are not sufficient to cover the ultimate loss projection and associated acquisition expenses. Investment income is not considered in the calculation.

      For certain lines of business for which an insurance policy is issued on a claims-made basis, the Company offers to its insureds the option to purchase an extended reporting endorsement which permits the extended reporting of insured events after the termination of the claims-made contract. Extended reporting endorsements modify the discovery period of the underlying contract and can be for a defined period (e.g., six months, one year, five years) or an indefinite period. For defined reporting periods, premiums are earned over the term of the fixed period. For indefinite reporting periods, premiums are fully earned as written and loss and LAE liabilities associated with the unreported claims are recognized immediately.

      For warranty insurance, the Company will generally offer reimbursement coverage on service contracts issued by an authorized administrator and sold through a particular retail channel. Premiums are recognized over the life of the reimbursement policy in proportion to the expected loss emergence. The expected loss emergence can vary

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      substantially by policy due to the characteristics of products sold by the retailer, the terms and conditions of service contracts sold as well as the duration of an original warranty provided by the equipment manufacturer. The Company reviews all such factors to produce earnings curves which approximate the expected loss emergence for a particular contract in order to recognize the revenue earned.

      Reinsurance: Ceded premiums, commissions, expense reimbursements and reserves related to ceded business are accounted for on a basis consistent with that used in accounting for the original contracts issued and the terms of the reinsurance contract. Ceded premiums are reported as a reduction of premium earned. Amounts applicable to ceded reinsurance for unearned premium reserves, and reserves for losses and LAE have been reported as a reduction of these items, and expense allowances received in connection with ceded reinsurance are accounted for as a reduction of the related acquisition cost.

      Retroactive Reinsurance: Retroactive reinsurance reserves are reported separately in the balance sheet. Gains or losses are recognized in the
      Statements of Operations and Changes in Capital and Surplus as part of Other Income. Surplus gains are reported as segregated unassigned surplus until the actual retroactive reinsurance recovered exceeds the consideration paid.

      Deposit Accounting: Assumed and ceded reinsurance contracts which based on internal analysis, do not transfer a sufficient amount of insurance risk are recorded as deposit accounting transactions. In accordance with SSAP 62R, the Company records the net consideration paid or received as a deposit asset or liability, respectively. The deposit asset is reported as admitted if i) the assuming company is licensed, accredited or qualified by NY DFS; or ii) the collateral (i.e.: funds withheld, letters of credit or trusts provided by the reinsurer) meets all the requirements of NY SAP. The deposit asset or liability is adjusted by calculating the effective yield on the deposit to reflect the actual payments made or received to date and the expected future payments with a corresponding credit or charge to other gain in the Statements of Operations and Changes in Capital and Surplus.

      High Deductible Policies: In accordance with SSAP 65, the Company establishes loss reserves for high deductible policies net of deductibles (or reserve credits). As of December 31, 2011 and 2010, the amount of reserve credits recorded for high deductibles on unpaid claims amounted to $3,698,960 and $3,637,096, respectively.

      The Company establishes a non-admitted asset for 10 percent of paid loss recoverables, on high deductible policies, in excess of collateral held on an individual insured basis, or for 100 percent of paid loss recoverables where no collateral is held. As of December 31, 2011 and 2010, the net amount billed and recoverable on paid claims was $63,117 and $66,818, respectively, of which $25,005 and $33,870, respectively, were non-admitted. Additionally, the Company establishes an allowance for doubtful accounts for such paid loss recoverables in excess of collateral and after non-admitted assets, and does not recognize reserve credits where paid loss credits are deemed by the Company to be uncollectible.

      Foreign Property Casualty Business: As agreed with the NY DFS, the Company accounts for its participation in the business of the Association by (a) recording its net (after pooling) participation of such business as direct writings in its statutory financial statements; (b) recording in the
      Statements of Operations and Changes in Capital and Surplus its participation in the results of underwriting and investment income; and,
      (c) recording in the statements of admitted assets and liabilities, capital and surplus, its participation in the significant insurance and reinsurance balances; its net participation in all other assets (such as the invested assets) and liabilities has been recorded in Equities in Underwriting Pools and Associations.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      Commissions and Underwriting Expenses: Commissions, premium taxes, and certain underwriting expenses related to premiums written are charged to income at the time the premiums are written and are included in Other Underwriting Expenses Incurred. In accordance with SSAP 62R, the Company records a liability, equal to the difference between the acquisition cost and the reinsurance commissions received, on those instances where ceding commissions paid exceed the acquisition cost of the business ceded. The liability is amortized pro rata over the effective period of the reinsurance agreement in proportion to the amount of coverage provided under the reinsurance contract.

      Reserves for Losses and LAE: The reserves for losses and LAE, including IBNR losses, are determined on the basis of actuarial specialists' evaluations and other estimates, including historical loss experience. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated as needed, and any resulting adjustments are recorded in the current period. Accordingly, losses and LAE are charged to income as incurred. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

      The Company discounts its loss reserves on workers' compensation claims as follows:

      The calculation of the Company's workers' compensation tabular discount is based upon the 1979-81 Decennial Mortality Table, and applying a 3.5 percent interest rate. As of December 31, 2011 and 2010, the Company's tabular discount amounted to $202,786 and $284,288, respectively, all of which were applied against the Company's case reserves.

      The calculation of the Company's workers' compensation non-tabular discount is based upon the Company's own payout pattern and a 5.0 percent interest rate as prescribed by NY SAP. As of December 31, 2011 and 2010, the Company's non-tabular discount amounted to $384,510 and $444,624, respectively, all of which were applied against the Company's case reserves. As of December 31, 2011 and 2010, the discounted reserves for losses (net of reinsurance) were $1,704,799 and $1,770,687, respectively.

      Foreign Exchange: Assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect at the close of the reporting period. Revenues, expenses, gains, losses and surplus adjustments are translated using weighted average exchange rates. Unrealized gains and losses from translating balances from foreign currency into United States currency are recorded as adjustments to surplus. Realized gains and losses resulting from foreign currency transactions are included in Other Income in the Statements of Operations and Changes in Capital and Surplus.

      Statutory Basis Reserves: Certain required statutory basis reserves, principally the provision for reinsurance, are charged to surplus and reflected as a liability of the Company.

      Policyholders' Dividends: Dividends to policyholders are charged to income as declared.

      Capital and Surplus: Common capital stock and capital in excess of par value represent amounts received by the Company in exchange for shares issued. The common capital stock represents the number of shares issued multiplied by par value per share. Capital in excess of par value represents the value received by the Company in excess of the par value per share and subsequent capital contributions in cash or in kind from its shareholder.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      Non-Admitted Assets: Certain assets, principally electronic data processing (EDP) equipment, software, leasehold improvements, certain overdue agents' balances, accrued retrospective premiums, certain deposit accounting assets that do not meet all of the NY DFS requirements for admissibility, prepaid expenses, certain deferred taxes that exceed statutory guidance and unsupported current taxes are designated as non-admitted assets and are directly charged to Unassigned Surplus. EDP equipment primarily consists of non-operating software and is depreciated over its useful life, generally not exceeding 5 years. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the leasehold improvement. For the years ended December 31, 2011 and 2010, depreciation and amortization expense amounted to $14,394 and $18,468, and accumulated depreciation as of
      December   31,  2011  and  2010   amounted  to  $153,908   and   $139,515,
      respectively.

      Reclassifications: Certain balances contained in the 2010 and 2009 financial statements have been reclassified to conform to the current year's presentation.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 2 - ACCOUNTING ADJUSTMENTS TO STATUTORY BASIS FINANCIAL STATEMENTS

A.   CHANGE IN ACCOUNTING PRINCIPLES:

In 2011, the Company adopted the following change in accounting principles:

SSAP 35R

The Company adopted SSAP 35 -- Revised - Guaranty Fund and Other Assessments (SSAP 35R) effective for the reporting period beginning January 1, 2011. Under the new guidance, entities subject to assessments would recognize liabilities only when all of the following conditions would be met:

      1. An assessment has been imposed or information available prior to the issuance of the statutory financial statements indicates that it is probable that an assessment will be imposed;

      2. The event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the statutory financial statements; and

      3.    The amount of the assessment can be reasonably estimated.

For premium based assessments, the amount to be accrued would be based only on current year premiums written and not estimated future premiums written.

Under SSAP 35R, accounting for guaranty fund assessments would be determined in accordance with the type of guaranty fund assessment imposed. Additionally, SSAP 35R allows the anticipated recoverables from policy surcharges and premium tax offsets from accrued liability assessments to be an admitted asset.

The adoption of SSAP 35R did not impact the Company's surplus as the accrual was consistent with the new guidelines.

In 2010, the Company adopted the following change in accounting principles:

SSAP 100

The Company adopted SSAP No. 100, Fair Value Measurements (SSAP 100), effective for reporting periods ending December 31, 2010 and thereafter. SSAP 100 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements but does not change existing guidance about whether an asset or liability is carried at fair value. There were no changes in surplus as a result of this adoption.

In 2009, the Company adopted the following changes in accounting principles:

SSAP 43R

In the third quarter of 2009, the Company adopted SSAP 43R. Pursuant to SSAP 43R, if the fair value of a loan-backed or structured security is less than its amortized cost basis at the balance sheet date, an entity shall assess whether the

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


impairment is other-than temporary. When an impairment is present, SSAP 43R requires the recognition of credit-related OTTI for loan-backed and structured securities when the projected discounted cash flows for a particular security are less than the security's amortized cost. When a credit-related OTTI is present, the amount of OTTI recognized as a realized loss shall be equal to the difference between the investment's amortized cost basis and the present value of cash flows expected to be collected. Under the prescribed OTTI guidance for loan-backed and structured securities in the SSAP 43 that was in effect prior to the third quarter of 2009, OTTI was recognized when the amortized cost basis of a security exceeded undiscounted cash flows and such securities were written down to the amount of the undiscounted cash flows.

SSAP 43R required application to existing and new investments held by a reporting entity on or after September 30, 2009. The guidance in SSAP 43R that was effective in the third quarter of 2009 required the identification of all the loan-backed and structured securities for which an OTTI had been previously recognized and may result in OTTI being recognized on certain securities that previously were not considered impaired under SSAP 43. For this population of securities, if a reporting entity did not intend to sell the security, and had the intent and ability to retain the investment in the security for a period of time sufficient to recover the amortized cost basis, the reporting entity should have recognized the cumulative effect of initially applying SSAP 43R as an adjustment to the opening balance of unassigned funds with a corresponding adjustment to applicable financial statement elements.

As a result of the adoption of SSAP 43R, the Company recognized the following cumulative effect adjustment (CEA) in its 2009 statutory-basis financial statements, net of the related tax effect:

                                                        Direct (Charge) or
                                                             Credit to
                                                        Unassigned Surplus
                                                       -------------------

Gross cumulative effect adjustment (CEA)
- Net increase in the amortized cost of
loan-backed and structured
securities at adoption                                 $          (19,122)

Deferred tax on gross CEA                                           6,693
                                                       -------------------

Net cumulative effect of Change in Accounting
Principle included in the Statement of Capital
and Surplus                                            $          (12,429)
                                                       ===================

SSAP 10R

On December 7, 2009, the NAIC voted to approve SSAP No. 10R, Income Taxes -- Revised, A Temporary Replacement of SSAP No. 10 (SSAP 10R). The new standard is effective December 31, 2009 for 2009 and 2010 interim and annual periods. The Company adopted SSAP 10R to account for its income taxes in its 2009 annual filing. Income tax expense and deferred tax are recorded, and deferred tax assets are admitted in accordance with SSAP 10R. In addition to the admissibility test on deferred tax assets, SSAP 10R requires assessing the need for a valuation allowance on deferred tax assets. In accordance with the additional requirements, the Company assesses its ability to realize deferred tax assets primarily based on the earnings history, the future earnings potential, the reversal of taxable temporary differences, and the tax planning strategies available to the Company when recognizing deferred tax assets.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


In its 2009 annual filing, the Company admitted additional deferred tax assets of $272,916 as a result of the adoption of SSAP 10R.

B.    OTHER ADJUSTMENTS TO SURPLUS:

The Company has dedicated significant effort to the resolution of ongoing weaknesses in internal controls. As a result of these remediation efforts, management concluded that adjustments should be made to the Assets, Liabilities, and Capital and Surplus as reported in the Company's 2010, 2009 and 2008 annual statutory basis financial statements. While these adjustments were noteworthy, after evaluating the quantitative and qualitative aspects of these corrections, the Company concluded that its prior period financial statements were not materially misstated and, therefore, no restatement was required. These adjustments resulted in after tax statutory (charges) credits that in accordance with SSAP No. 3 Accounting Changes and Correction of Errors, have been reported as an adjustment to Unassigned Surplus as of January 1, 2011, 2010 and 2009. The impact of these adjustments on policyholder surplus as of January 1, 2011, 2010 and 2009 is as follows:

----------------------------------------------------------------------------------------------------------------
                                                               POLICYHOLDERS  TOTAL ADMITTED
                                                                  SURPLUS        ASSETS        TOTAL LIABILITIES
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2010                                   $   6,673,099  $  26,416,595    $    19,743,496
Adjustments to beginning Capital and Surplus:
   Asset realization (includes $897 of deemed capital
    contribution)                                                     47,679         47,679                -
   Liability correction                                              (23,911)           -               23,911
   Income taxes                                                        2,280          2,280                -
----------------------------------------------------------------------------------------------------------------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS             26,048         49,959             23,911
----------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2011, AS ADJUSTED                        $   6,699,147  $  26,466,554    $    19,767,407
================================================================================================================

An explanation for each of the adjustments for prior period's corrections is described below:

Asset realization - The increase in net admitted assets is primarily the result of: (a) a pooling correction in equities and deposits in pools and associations;
(b) an adjustment of an intangible asset; and (c) miscellaneous reserve adjustments; partially offset by (d) a miscellaneous non-admitted asset adjustment; (e) a correction of non-admitted assets related to retro premium and high deductible recoverable; and (f) other small miscellaneous adjustments.

Liability correction - The increase in total liabilities is primarily the result of: (a) an increase in IBNR as a result of the reversal of asbestos reserves related to coverage in place agreements; and (b) adjustment of paid losses and loss reserves; partially offset by (c) miscellaneous reserve adjustments; and
(d) other small miscellaneous adjustments.

Income taxes - The increase in taxes is primarily the result of: (a) adjustments to the current tax assets and tax liabilities, and (b) the tax effect of the corresponding change in asset realization and liability corrections.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
                                                               POLICYHOLDERS  TOTAL ADMITTED
                                                                  SURPLUS         ASSETS      TOTAL LIABILITIES
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2009                                   $   5,872,354  $   25,002,928  $      19,130,574
Adjustments to beginning Capital and Surplus:
    Asset realization                                                  2,147           2,147               -
    Liability correction                                             (23,800)            -               23,800
    Income taxes                                                      (6,702)         (6,702)              -
----------------------------------------------------------------------------------------------------------------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS            (28,355)         (4,555)            23,800
----------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2010, AS ADJUSTED                        $   5,843,999  $   24,998,373  $      19,154,374
================================================================================================================

An explanation for each of the adjustments for prior period's corrections is described below:

Asset realization - The increase in net admitted assets is primarily the result of (a) an increase in equities and deposits in pools and associations resulting from miscellaneous 2009 audit adjustments identified at the Association after the filing of the Company's 2009 financial statements; partially offset by (b) a decrease in miscellaneous accounts receivable that should have been recorded in prior periods; and (c) other small miscellaneous adjustments.

Liability correction - The increase in total liabilities is primarily the result of (a) an increase in loss reserves to correct prior year calculations related to insolvent reinsurers and commuted reinsurance agreements; (b) an increase in IBNR; (c) a correction of deposit liability balances; and (d) other small miscellaneous adjustments.

Income taxes - The (increase)/decrease in taxes is primarily the result of (a) adjustments to the deferred tax inventory, and (b) the tax effect of the corresponding change in asset realization and liability corrections.

----------------------------------------------------------------------------------------------------------------
                                                               POLICYHOLDERS  TOTAL ADMITTED
                                                                  SURPLUS         ASSETS      TOTAL LIABILITIES
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2008                                   $   5,413,173  $   25,417,968  $      20,004,795
Adjustments to beginning Capital and Surplus:
    Asset realization                                                 30,679          30,679                -
    Liability correction                                             (97,307)            -               97,307

    Federal income taxes (includes $5,044 of deemed capital
       contribution)                                                  34,026          34,026                -
----------------------------------------------------------------------------------------------------------------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS            (32,602)         64,705             97,307
----------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2009, AS ADJUSTED                        $   5,380,571  $   25,482,673  $      20,102,102
================================================================================================================

An explanation for each of the adjustments for prior period's corrections is described below:

Asset  realization - The increase in admitted assets is primarily the result of:
(a) adjustments reported by the Association as of December 31, 2009 (carrying value of affiliates, foreign exchange, and reinsurance balances); (b) the reversal of a duplicate reinsurance payable balance (which had been netted against reinsurance recoverables); and (c) increases to the carrying values of certain affiliates.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


Liability  correction - The increase in  liabilities is primarily the result of:
(a) adjustments to historical carried case and unearned premium reserves; (b) an adjustment to the revenue recognition policy for a specific insurance contract, resulting in the re-establishment of unearned premium reserves; (c) the accrual of an unrecorded liability for claim handling expenses; and (d) several remediation-related reinsurance accounting adjustments (including reconciliation adjustments and insolvency/commutation write-offs).

Income taxes - The decrease in federal  income taxes is primarily the result of:
(a) non-admitted prior year income tax receivables that were not settled at year end; (b) adjustment to tax discounting on loss reserves for workers' compensation; (c) deferred tax asset reconciliation to book unrealized gains and unrealized foreign exchange gains, offset by corresponding changes in non-admitted tax assets; (d) removal of duplicated tax deduction for affiliate dividends; and (e) tax deduction for nontaxable book gain.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 3 - INVESTMENTS

STATUTORY FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following table presents the carrying values and statutory fair values of the Company's financial instruments as of December 31, 2011 and 2010.

                                                     2011                         2010
----------------------------------------------------------------------------------------------------
                                           CARRYING       STATUTORY      CARRYING       STATUTORY
                                             VALUE        FAIR VALUE       VALUE        FAIR VALUE
---------------------------------------  -----------------------------------------------------------
Assets:
  Bonds                                  $  17,761,724  $  18,504,022  $  15,148,888  $  15,493,142
  Common stocks                                 84,263         84,263        397,460        397,460
  Preferred stocks                                   -              -         90,886         90,886
  Other invested assets                      1,440,576      1,440,576      1,574,423      1,574,423
  Derivative asset                               1,690          1,690              -              -
  Cash, cash equivalents and short-term
   investments                                 446,531        446,531      2,620,910      2,620,910
  Receivable for securities and other              491            491          1,146          1,146
  Equities in underwriting pools and
  associations                                 266,934        266,934        544,719        544,719
Liabilities:
  Derivative liability                   $           -  $           -  $       4,250  $       4,250
  Collateral deposit liability                 364,039        364,039        404,450        404,450
----------------------------------------------------------------------------------------------------

The methods and assumptions used in estimating the statutory fair values of financial instruments are as follows:

      o The fair values of bonds, unaffiliated common stocks and preferred stocks are based on fair values that reflect the price at which a security would sell in an arm's length transaction between a willing buyer and seller. As such, sources of valuation include third party pricing sources, stock exchange, broker or custodian or the NAIC Capital Markets and Investment Analysis Office, formerly known as NAIC Securities Valuation Office.

      o     The statutory  fair values of affiliated  common stocks are based on
            the  underlying   equity  of  the  respective   entity's   financial
            statements.

      o Other invested assets include primarily partnerships and joint ventures. Fair values are based on the net asset value of the respective entity's financial statements.

      o The fair values of derivatives are valued using quoted prices in active markets and other market-evidence whenever possible, including market-based inputs to model, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency.

      o The carrying value of all other financial instruments approximates fair value.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------

The carrying values and fair values of the Company's bond investments as of December 31, 2011 and 2010 are outlined in the table below:

---------------------------------------------------------------------------------------------------------------------------
                                                                                    GROSS          GROSS
                                                                    CARRYING      UNREALIZED     UNREALIZED      FAIR
                                                                     VALUE *        GAINS          LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2011
  U.S. governments                                                $  1,202,854   $     51,880   $        30   $  1,254,704
  All other governments                                                866,122         34,145         3,898        896,369
  States, territories and possessions                                1,773,975        155,847           -        1,929,822
  Political subdivisions of states, territories and possessions      2,172,432        156,627           352      2,328,707

  Special revenue and special assessment obligations and all non-guaranteed obligations of agencies and authorities and
  their political subdivisions                                       5,430,054        343,906        10,153      5,763,807
  Industrial and miscellaneous                                       6,316,287        169,838       155,512      6,330,613
---------------------------------------------------------------------------------------------------------------------------
     TOTAL BONDS, AS OF DECEMBER 31, 2011                         $ 17,761,724   $    912,243   $   169,945   $ 18,504,022
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
                                                                                    GROSS         GROSS
                                                                   CARRYING      UNREALIZED     UNREALIZED       FAIR
                                                                    VALUE *         GAINS         LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2010
  U.S. governments                                                $  1,305,760   $    15,665    $    8,631   $  1,312,794
  All other governments                                                567,033        17,293         1,187        583,139
  States, territories and possessions                                2,097,245       106,740         4,276      2,199,709
  Political subdivisions of states, territories and   possessions    2,808,873        95,840        13,723      2,890,990

  Special revenue and special assessment obligations and all non-guaranteed obligations of agencies and authorities and
  their political subdivisions                                       6,238,798       198,038        59,040      6,377,796
  Industrial and miscellaneous                                       2,131,179        58,156        60,621      2,128,714
---------------------------------------------------------------------------------------------------------------------------
     TOTAL BONDS, AS OF DECEMBER 31, 2010                         $ 15,148,888   $   491,732    $  147,478   $ 15,493,142
===========================================================================================================================

At December 31, 2011 the Company held hybrid securities with a fair value of $53,235 and carrying value of $52,281. At December 31, 2010 the fair value was $74,956 and the carrying value was $66,182. These securities are included in Industrial and miscellaneous.



--------------------
* Includes bonds with NAIC designation of 3 to 6 that are reported at the lower of amortized cost or fair value. As of December 31, 2011 and 2010, the carrying value of those bonds amounted to $318,273 and $136,966, respectively.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The carrying values and fair values of bonds at December 31, 2011, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.


-----------------------------------------------------------------------
                                             CARRYING
                                              VALUE*       FAIR VALUE
-----------------------------------------------------------------------
Due in one year or less                   $     470,555  $     472,304
Due after one year through five years         8,273,233      8,731,654
Due after five years through ten years        3,340,837      3,562,914
Due after ten years                           1,691,587      1,800,924
Structured securities                         3,985,512      3,936,226
-----------------------------------------------------------------------
 TOTAL BONDS                              $  17,761,724  $  18,504,022
=======================================================================


Proceeds from sales and gross realized gains and gross realized losses were as follows:


FOR THE YEARS ENDED DECEMBER 31,             2011                         2010                        2009
----------------------------------------------------------------------------------------------------------------------
                                                    EQUITY                     EQUITY                      EQUITY
                                      BONDS       SECURITIES       BONDS      SECURITIES      BONDS      SECURITIES
-------------------------------------------------------------  --------------------------- ---------------------------
Proceeds from sales               $   3,979,210  $   104,040   $  4,652,824  $  1,078,800  $  3,921,920  $  1,636,318
Gross realized gains                    168,725       14,425         99,350       536,459        36,760       628,427
Gross realized losses                    (9,904)        (363)       (28,656)      (15,017)      (46,196)     (225,886)
----------------------------------------------------------------------------------------------------------------------

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The cost, fair value and carrying value of the Company's common and preferred stocks as of December 31, 2011 and 2010 are set forth in the table below:

                                       DECEMBER 31, 2011
----------------------------------------------------------------------------------
                        COST OR     GROSS       GROSS
                      AMORTIZED   UNREALIZED  UNREALIZED     FAIR      CARRYING
                         COST       GAINS       LOSSES       VALUE       VALUE
----------------------------------------------------------------------------------
Common stocks:
 Affiliated           $   40,792  $   21,832  $    5,602  $   57,022  $   57,022
 Non-affiliated           22,561       6,312       1,632      27,241      27,241
----------------------------------------------------------------------------------
  TOTAL               $   63,353  $   28,144  $    7,234  $   84,263  $   84,263
==================================================================================

Preferred stocks:
 Non-affiliated       $        -  $        -  $        -  $        -  $        -
----------------------------------------------------------------------------------
  TOTAL               $     -     $     -     $     -     $    -      $     -
==================================================================================


                                      DECEMBER 31, 2010
----------------------------------------------------------------------------------
                        COST OR      GROSS      GROSS
                       AMORTIZED  UNREALIZED  UNREALIZED    FAIR       CARRYING
                         COST        GAINS      LOSSES      VALUE       VALUE
----------------------------------------------------------------------------------
Common stocks:
 Affiliated           $  339,955  $   33,987  $   16,219  $  357,723   $ 357,723
 Non-affiliated           31,198       8,867         328      39,737      39,737
----------------------------------------------------------------------------------
  TOTAL               $  371,153  $   42,854  $   16,547  $  397,460   $ 397,460
==================================================================================

Preferred stocks:
 Non-affiliated       $   79,211  $   11,675  $        -  $   90,886   $  90,886
----------------------------------------------------------------------------------
  TOTAL               $   79,211  $   11,675  $    -      $   90,886   $  90,886
==================================================================================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The fair value together with the aging of the gross pre-tax unrealized losses with respect to the Company's bonds and stocks as of December 31, 2011 and 2010 is set forth in the table below:

                                   LESS THAN 12 MONTHS         12 MONTHS OR LONGER            TOTAL
----------------------------------------------------------------------------------------------------------------
                                   FAIR      UNREALIZED        FAIR     UNREALIZED       FAIR        UNREALIZED
   DESCRIPTION OF SECURITIES       VALUE       LOSSES          VALUE      LOSSES         VALUE         LOSSES
---------------------------------------------------------   -----------------------   --------------------------
As of December 31, 2011:
  U. S. governments             $   101,528  $       30     $        -  $       -     $    101,528  $       30
  All other governments             125,873       2,625         16,280      1,273          142,153       3,898
  Political subdivisions of
  states, territories and
  possessions                        25,592         352              -          -           25,592         352
  Special revenue                   295,154         427         53,323      9,726          348,477      10,153
  Industrial and miscellaneous    2,107,765     120,975        274,131     34,537        2,381,896     155,512
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL BONDS                     2,655,912     124,409        343,734     45,536        2,999,646     169,945
  -------------------------------------------------------   -----------------------   --------------------------
  Affiliated                              -           -         20,584      5,602           20,584       5,602
  Non-affiliated                      4,075       1,328              -        304            4,075       1,632
  -------------------------------------------------------   -----------------------   --------------------------
  Common stock                        4,075       1,328         20,584      5,906           24,659       7,234
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL STOCKS                        4,075       1,328         20,584      5,906           24,659       7,234
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL BONDS AND STOCKS        $ 2,659,987  $  125,737     $  364,318  $  51,442     $  3,024,305  $  177,179
  =======================================================   =======================   ==========================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


                                  LESS THAN 12 MONTHS         12 MONTHS OR LONGER             TOTAL
----------------------------------------------------------------------------------------------------------------
                                   FAIR      UNREALIZED        FAIR     UNREALIZED       FAIR      UNREALIZED
   DESCRIPTION OF SECURITIES       VALUE       LOSSES          VALUE      LOSSES         VALUE       LOSSES
---------------------------------------------------------   -----------------------   --------------------------
As of December 31, 2010:
  U. S. governments             $   349,766  $    8,631     $      -    $     -       $    349,766  $     8,631
  All other governments             117,994       1,187            -          -            117,994        1,187
  States, territories and
  possessions                       255,356       4,276            -          -            255,356        4,276
  Political subdivisions of
  states, territories and
  possessions                       661,980      13,723            -          -            661,980       13,723
  Special revenue                 1,542,522      44,779         80,600     14,261        1,623,122       59,040
  Industrial and miscellaneous      672,482      59,489          6,933      1,132          679,415       60,621
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL BONDS                     3,600,100     132,085         87,533     15,393        3,687,633      147,478
  -------------------------------------------------------   -----------------------   --------------------------
  Affiliated                        289,975      10,694         12,200      5,525          302,175       16,219
  Non-affiliated                        338          39            -          289              338          328
  -------------------------------------------------------   -----------------------   --------------------------
  Common stock                      290,313      10,733         12,200      5,814          302,513       16,547
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL STOCKS                      290,313      10,733         12,200      5,814          302,513       16,547
  -------------------------------------------------------   -----------------------   --------------------------
  TOTAL BONDS AND STOCKS        $ 3,890,413  $  142,818     $   99,733  $  21,207     $  3,990,146  $   164,025
  =======================================================   =======================   ==========================

The Company reported write-downs on its bond investments due to OTTI in fair value of $61,446, $49,894 and $38,733 in 2011, 2010 and 2009, respectively and reported write-downs on its common and preferred stock investments due to OTTI in fair value of $0, $33,261 and $38,827 during 2011, 2010 and 2009, respectively.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


During 2011, 2010 and 2009, the Company reported the following write-downs on its joint venture and partnership investments due to an OTTI in fair value:

--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                   2011       2010       2009
--------------------------------------------------------------------------------
General Atlantic Partners 82, L.P.               $  4,427   $      -   $       -
General Atlantic Partners 80, L.P.                  4,306          -           -
TH Lee Putnam Ventures, L.P.                        4,079          -           -
Sprout IX LP                                        1,988          -           -
Advanced Technology Ventures VI, L.P.               1,894          -           -
General Atlantic Partners 74, L.P.                      -     14,793           -
NEF Kamchia Co-Investment Fund, L.P.                    -     12,803           -
General Atlantic Partners 70, L.P.                      -     11,535           -
Prides Capital Fund I LP                                -     10,778           -
RH Fund 1, L.P.                                         -      6,940           -
General Atlantic Partners 77, L.P.                      -      6,326           -
AIG Black Sea Holding, L.P. (BTC Investment)            -          -      57,728
J.C. Flowers Fund II, L.P.                              -          -      20,286
Electra European Fund II                                -          -      17,266
Capvest Equity Partners, L.P.                           -          -      13,372
Valueact Capital Partners III                           -          -       8,811
Arrowpath Fund II, L.P.                                 -          -       4,973
AZ Auto Hldgs LLC                                       -          -       4,102
Brencourt Multi-Strategy, L.P.                          -          -       3,899
AIG Private Equity Portfolio, L.P.                      -          -       3,542
Blackstone Kalix Fund L.P.                              -          -       3,179
Meritage Private Equity Fund, L.P.                      -          -       1,239
Items less than $1.0 million                          750          -       2,255
--------------------------------------------------------------------------------
 TOTAL                                           $ 17,444   $ 63,175   $ 140,652
================================================================================

Securities carried at book adjusted carrying value of $1,316,565 and $1,363,230 were deposited with regulatory authorities as required by law as of December 31, 2011 and 2010, respectively.

During 2011, 2010 and 2009, included in Net Investment Income Earned were investment expenses of $27,606, $17,034 and $11,116, respectively and interest expense of $4, $348 and $9,737, respectively.

The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the asset or liability being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.

The standard defines three "levels" based on observability of inputs available in the marketplace used to measure fair value. Such levels are:

      - Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

      - Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable at commonly quoted intervals.

      - Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability.

Bonds, Common Stocks, Preferred Stocks and Derivatives:

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company uses fair values for bonds, common stocks, preferred stocks and derivatives with NAIC ratings of 3 or below where fair value is less than amortized cost. When fair values are not available, fair values are obtained from third party pricing sources.

The following table presents information about financial instruments carried at fair value on a recurring basis and indicates the level of the fair value measurement per SSAP 100 as of December 31, 2011 and 2010:

--------------------------------------------------------------------------
                                 DECEMBER 31, 2011
--------------------------------------------------------------------------
                       Level 1       Level 2       Level 3        Total
--------------------------------------------------------------------------
Bonds                 $       -     $  80,765     $  81,990     $  162,755
Common stocks            27,241             -             -         27,241
Preferred stocks              -             -             -              -
Derivative asset              -         1,690             -          1,690
--------------------------------------------------------------------------
Total                 $  27,241     $  82,455     $  81,990     $  191,686
==========================================================================

--------------------------------------------------------------------------
                                    DECEMBER 31, 2010
--------------------------------------------------------------------------
                       Level 1       Level 2       Level 3        Total
--------------------------------------------------------------------------
Bonds                 $      -      $   3,612     $   2,904     $    6,516
Common stocks            36,311         3,426            -          39,737
Preferred stocks             -         90,886            -          90,886
Derivative liability         -         (4,250)           -          (4,250)
--------------------------------------------------------------------------
Total                 $  36,311     $  93,674     $   2,904     $  132,889
==========================================================================

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------



The following table presents changes during 2011 and 2010 in Level 3 financial instruments measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in income during 2011 and 2010 related to the Level 3 financial instruments that remained in the balance sheet at December 31, 2011 and 2010.

------------------------------------------------------------------------------------------------------------------------------
                                                           Net Realized and Unrealized    Unrealized  Purchases,
                                                          Gains (Losses) Included in Net   Gains        Sales,
                   Balance                                    Investment Income and       (Losses)    Issuances,   Balance at
                 Beginning of                                Realized Capital Gains      Included in Settlements, December 31,
                     Year     Transfers In Transfers Out           (Losses)                Surplus       Net         2011
------------------------------------------------------------------------------------------------------------------------------
Bonds            $      2,904 $     72,866 $      (3,014) $                        3,686 $    (5,172) $   10,720 $      81,990
Common stocks               -            -             -                               -           -           -             -
Preferred stocks            -            -             -                               -           -           -             -
------------------------------------------------------------------------------------------------------------------------------
Total            $      2,904 $     72,866 $      (3,014) $                        3,686 $    (5,172) $   10,720 $      81,990
==============================================================================================================================


------------------------------------------------------------------------------------------------------------------------------
                                                           Net Realized and Unrealized    Unrealized  Purchases,
                                                          Gains (Losses) Included in Net   Gains        Sales,
                   Balance                                    Investment Income and       (Losses)    Issuances,   Balance at
                 Beginning of                                Realized Capital Gains      Included in Settlements, December 31,
                     Year     Transfers In Transfers Out           (Losses)                Surplus       Net         2010
------------------------------------------------------------------------------------------------------------------------------
Bonds            $     37,738 $      2,904 $     (32,212) $                       (8,652) $    10,049 $   (6,923) $      2,904
Common stocks              -            -             -                               -            -          -             -
Preferred stocks        2,905           -          (520)                              -           438     (2,823)           -
------------------------------------------------------------------------------------------------------------------------------
Total            $     40,643 $      2,904 $     (32,732) $                       (8,652) $    10,487 $   (9,746) $      2,904
==============================================================================================================================


Other Invested Assets:

The Company initially estimates the fair value of investments in joint ventures and limited partnerships (predominately private limited partnerships and certain hedge funds) by reference to transaction price. Subsequently, the Company obtains the fair value of these investments generally from net asset value information provided by the general partner or manager of the investments, the financial statements of which are audited annually. The Company considers observable market data and performs due diligence procedures in validating the appropriateness of using the net asset value as a fair value measurement.

The Company also measures the fair value of certain assets such as joint ventures and limited partnerships included in other invested assets on a non-recurring basis when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company did not have other invested assets measured at fair value on a non-recurring basis as of December 31, 2011 and 2010.

Loan-Backed and Structured Securities:

There was no OTTI recorded during the year for loan-backed and structured securities due to the Company's intent to sell or its inability or lack of intent to retain such securities.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


At December 31, 2011, the Company held loan-backed and structured securities for which it had recognized credit-related OTTI based on the fact that the present value of projected cash flows expected to be collected was less than the amortized cost of the securities.

---------------------------------------------------------------------------------
         BOOK/ADJUSTED
        CARRYING VALUE
        AMORTIZED COST  PRESENT VALUE OF
        BEFORE CURRENT   PROJECTED CASH   RECOGNIZED  AMORTIZED COST
          PERIOD OTTI        FLOWS           OTTI       AFTER OTTI     FAIR VALUE
---------------------------------------------------------------------------------
        $    1,564,984  $      1,516,679  $   48,305      $ 1,516,679 $ 1,440,301
=================================================================================


At December 31, 2011 and 2010, the Company held securities with unrealized losses (fair value is less than carrying value) for which OTTI had not been recognized in earnings as a realized loss. Such unrealized losses include securities with a recognized OTTI for non interest (i.e. credit) related declines that were recognized in earnings, but for which an associated interest related decline has not been recognized in earnings as a realized loss. The aggregate amount of unrealized losses and fair values for such securities, segregated between those securities that have been in a continuous unrealized loss position for less than 12 months and greater than 12 months, respectively, were as follows:

---------------------------------------------------------------------------------------------------------------
                                           DECEMBER 31, 2011
---------------------------------------------------------------------------------------------------------------
                                             Less than 12           12 Months or
                                                Months                 Longer                    Total
---------------------------------------------------------------------------------------------------------------
                                                    Unrealized              Unrealized               Unrealized
Description of Securities              Fair Value     Losses    Fair Value     Losses   Fair Value     Losses
---------------------------------------------------------------------------------------------------------------
Loan-backed and structured securities  $ 1,805,059  $  100,010  $  270,280  $   33,244  $ 2,075,339   $ 133,254
---------------------------------------------------------------------------------------------------------------
Total temporarily impaired securities  $ 1,805,059  $  100,010  $  270,280  $   33,244  $ 2,075,339   $ 133,254
===============================================================================================================


---------------------------------------------------------------------------------------------------------------
                                           DECEMBER 31, 2010
---------------------------------------------------------------------------------------------------------------
                                             Less than 12           12 Months or
                                                Months                 Longer                    Total
---------------------------------------------------------------------------------------------------------------
                                                    Unrealized              Unrealized               Unrealized
Description of Securities              Fair Value     Losses    Fair Value     Losses   Fair Value     Losses
---------------------------------------------------------------------------------------------------------------
Loan-backed and structured securities  $   572,376  $   58,253  $    6,298  $    1,130  $   578,674   $  59,383
---------------------------------------------------------------------------------------------------------------
Total temporarily impaired securities  $   572,376  $   58,253  $    6,298  $    1,130  $   578,674   $  59,383
===============================================================================================================


In its OTTI assessment, the Company considers all information relevant to the collectability of the security, including past history, current conditions and reasonable forecasts when developing an estimate of future cash flows. Relevant analyst reports and forecasts for the asset class also receive appropriate consideration. The Company also considers how credit enhancements affect the expected performance of the security. In addition, the Company also considers its cash and working capital requirements and generally considers expected cash flows in relation to its business plans and how such forecasts affect the intent and ability to hold such securities to recovery of their amortized cost.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


During 2010, the Company and certain of its affiliated insurance companies purchased various series of Class A Notes from Metropolis II, LLC (Metropolis). Each series of notes issued by Metropolis are collateralized by a single asset backed security (or in one series, four asset backed securities), primarily, collateralized loan obligations.

The Class A Notes were created as part of securitization transactions during 2010, in which the collateral was transferred to Metropolis by AIG Financial Products Corp. (AIG-FP), an affiliate of the Company, through one of AIG-FP's wholly-owned subsidiaries. In exchange for the underlying collateral, AIG-FP and its wholly-owned subsidiary received cash equal in amount to the purchase price of the Class A Notes, and Class B Notes issued by Metropolis as part of the series.

The Company's and its affiliated insurance companies' participation in the purchase of Class A Notes during 2010 is as follows (par and purchase price each converted to US dollars as of the acquisition date):

COMPANY                             PAR PURCHASED    PURCHASE PRICE
National Union                     $       852,455   $        808,335
American Home                              423,421            402,213
C&I                                        275,223            261,438
Lexington Insurance Company                423,421            402,213
Chartis Select Insurance Company           275,223            261,438
                                  ------------------------------------
        Total                      $     2,249,743   $      2,135,637
                                  ====================================

Of the thirteen Class A Notes issued by Metropolis and purchased by the Company and its affiliates, eight series are denominated in euros, the same currency as the collateral underlying that series. The Company and each of the affiliated insurance companies participating in the transactions entered into cross-currency swaps with AIG Markets, Inc. to hedge the foreign currency risk associated with the euro-denominated Class A Notes.

Pursuant to the Company's cross-currency swaps, the Company will periodically make payments in euros in exchange for a receipt of a payment in US dollars on fixed dates and fixed exchange rates. The Company is therefore exposed under this type of contract to fluctuations in value of the swaps due to changes in exchange rates. This exposure in the value of euro payments offsets the Company's exposure to changes in the value of euro receipts on the Metropolis Class A Notes discussed above.

Credit Risk: The current credit exposure of the Company's derivative contracts is limited to the fair value of such contracts that are favorable to the Company at the reporting date. Credit risk is managed by entering into transactions with creditworthy counterparties and obtaining collateral.

Cash Requirements: The Company is not subject to collateral requirements on the cross-currency swaps. On swap payment dates, the Company is required to make a payment in euros equal to the amount of euros physically received on the Metropolis Class A Notes.

The Company has determined that the cross-currency swaps do not qualify for hedge accounting under the criteria set forth in SSAP No. 86, entitled Accounting for Derivative Instruments and Hedging Transactions. As a result, the Company's swap agreements are accounted for at fair value and the changes in fair value are recorded as unrealized gains or unrealized losses in the Statements of Operations and Changes in Capital and Surplus.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------



The initial notional amount of each swap matched the par amounts of Class A Notes purchased. The notional amount on these swaps reduces over time, to match reductions in the par amounts of the related Class A Notes owned by the Company and its affiliates (e.g., resulting from principal repayments or sales). The aggregate outstanding notional amount of the swaps as of December 31, 2011 and 2010 was EUR 1,080,300 and EUR 1,252,015, respectively.

The following table summarizes the realized and unrealized capital gains or losses, the notional amount and the fair value of the cross-currency swaps held by the Company and its affiliates as of and for the years ended December 31, 2011 and 2010:

                                     AS OF DECEMBER 31, 2011        YEAR ENDED DECEMBER 31, 2011
                                  ---------------------------    ------------------------------------
                                    OUTSTANDING                                         UNREALIZED
                                      NOTIONAL      ESTIMATED    REALIZED CAPITAL     CAPITAL GAINS /
                                       AMOUNT      FAIR VALUE    GAINS / (LOSSES)        (LOSSES)
                                  ---------------------------    ------------------------------------
COMPANY
National Union                    EUR   434,192    $    2,509    $         (7,961)    $         2,509
American Home                           195,790         1,690              (4,985)              1,690
C&I                                     127,264         1,148              (2,789)              1,148
Lexington Insurance Company             195,790         1,690              (4,291)              1,690
Chartis Select Insurance Company        127,264         1,148              (2,789)              1,148
                                  -------------------------------------------------------------------
        Total                     EUR 1,080,300    $    8,185    $        (22,815)    $         8,185
                                  ===================================================================

                                    AS OF DECEMBER 31, 2010         YEAR ENDED DECEMBER 31, 2010
                                  ---------------------------    -------------------------------------
                                    OUTSTANDING                                         UNREALIZED
                                     NOTIONAL       ESTIMATED    REALIZED CAPITAL     CAPITAL GAINS /
                                      AMOUNT       FAIR VALUE    GAINS / (LOSSES)        (LOSSES)
                                  ---------------------------    -------------------------------------
COMPANY
National Union                    EUR   493,005    $  (11,263)   $          2,580     $       (11,263)
American Home                           230,003        (4,250)                913              (4,250)
C&I                                     149,502        (2,762)                593              (2,762)
Lexington Insurance Company             230,003        (4,250)                913              (4,250)
Chartis Select Insurance Company        149,502        (2,762)                593              (2,762)
                                  --------------------------------------------------------------------
        Total                     EUR 1,252,015    $  (25,287)   $          5,592     $       (25,287)
                                  ====================================================================


Securities Lending

During the third quarter of 2011, the Company entered into financing transactions using municipal bonds to support statutory capital by generating taxable income. In these transactions, certain available for sale high grade municipal bonds were loaned to counterparties, primarily commercial banks and brokerage firms, who receive the tax-exempt income from the bonds. No foreign securities are loaned. In return, the counterparties are required to pay the Company an income stream equal to the bond coupon of the loaned securities, plus a fee. To secure their borrowing of

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


the securities, counterparties are required to post liquid collateral (such as high quality fixed maturity securities and cash) equal to at least 102 percent of the fair value of the loaned securities to third-party custodians for the Company's benefit in the event of default by the counterparties. The collateral is maintained in a third-party custody account and is trued-up daily based on daily fair value measurements from a third-party pricing source. If at any time the fair value of the collateral, inclusive of accrued interest thereon, falls below 102 percent of the fair value of the securities loaned, the Company can demand that the counterparty deliver additional collateral to restore the initial 102 percent collateral requirement. The Company is contractually prohibited from reinvesting any of the collateral it received, including cash collateral, for its securities lending activity. Accordingly, the securities lending collateral is not reported on the Company's balance sheet in accordance with SSAP No. 91R, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SSAP 91R). The Company has not pledged any of its assets as collateral. Consequently, the collateral is considered "off balance sheet". The aggregate amount of collateral received as of December 31, 2011, inclusive of accrued interest, is $953,661. The aggregate fair value of securities on loan is $919,879.


NOTE 4 - RESERVES FOR LOSSES AND LAE

A reconciliation of the Company's reserves for losses and LAE as of December 31, 2011, 2010 and 2009 is set forth in the table below:

------------------------------------------------------------------------------------------------
                                                       2011             2010           2009
------------------------------------------------------------------------------------------------

RESERVES FOR LOSSES AND LAE, END OF PRIOR YEAR    $  14,383,093   $  13,482,501   $  13,268,600

Incurred losses and LAE related to:

 Current accident year                                4,293,428       4,074,495       4,528,746

 Prior accident years                                   250,641       1,904,603         939,381
------------------------------------------------------------------------------------------------

  TOTAL INCURRED LOSSES AND LAE                       4,544,069       5,979,098       5,468,127
------------------------------------------------------------------------------------------------

Paid losses and LAE related to:

 Current accident year                               (1,368,553)     (1,206,965)     (1,426,132)

 Prior accident years                                (5,092,095)     (3,871,541)     (3,828,094)
------------------------------------------------------------------------------------------------

  TOTAL PAID LOSSES AND LAE                          (6,460,648)     (5,078,506)     (5,254,226)
------------------------------------------------------------------------------------------------

RESERVES FOR LOSSES AND LAE, AS OF DECEMBER 31,   $  12,466,514   $  14,383,093   $  13,482,501
================================================================================================


During 2011, the Company ceded $1,876,693 of its net asbestos and Excess Workers Compensation reserves to Eaglestone Reinsurance Company (Eaglestone) resulting in a decrease to net reserves. For 2011, the Company reported adverse loss and LAE reserve development of $250,641, including accretion of loss reserve discount, of $37,629. The adverse development was mostly attributable to Primary Casualty, Specialty Workers Compensation, and the Environmental classes of business partially offset by favorable development of Financial Lines and Excess Casualty classes of business. Catastrophe losses of $168,280 were also included in the Company's incurred losses and LAE. As

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


discussed in Note 5, the restructure of the foreign branch operations resulted in a decrease of $44,666 of the reserves during 2011.

Following completion of its 2010 annual comprehensive loss reserve review, the Company recorded a $1,506,600 reserve charge for the fourth quarter of 2010 to strengthen loss reserves, reflecting adverse development on prior accident years in classes of business with long reporting tails. Four classes -- Asbestos, Excess Casualty, Excess Workers' Compensation, and primary Workers' Compensation -- comprise approximately 80 percent of the total charge. The majority of the reserve strengthening relates to development in accident years 2005 and prior. These adjustments reflected management's current best estimate of the ultimate value of the underlying claims. These liabilities are necessarily subject to the impact of future changes in claim severity and frequency, as well as numerous other factors. Although the Company believes that these estimated liabilities are reasonable, because of the extended period of time over which such claims are reported and settled, the subsequent development of these liabilities in future periods may not conform to the assumptions inherent in their determination and, accordingly, may vary materially from the amounts previously recorded. To the extent actual emerging loss experience varies from the current assumptions used to determine these liabilities, they will be adjusted to reflect actual experience. Such adjustments, to the extent they occur, will be reported in the period recognized. AIG continues to monitor these liabilities and will take active steps to mitigate future adverse development. Additionally, during 2010, National Union commuted its quota share and stop loss reinsurance agreements with Chartis Specialty Insurance Company (Chartis Specialty) resulting in a net decrease in reserves of $1,180,170, offset by an increase of $794,667 from its commutation of a multi-year reinsurance agreement with American International Reinsurance Company, Ltd. (AIRCO). Refer to Note 6.

For 2009, the Company experienced significant adverse loss and LAE reserve development, including accretion of loss reserve discount. The adverse development was almost entirely attributable to the Excess Casualty and Excess Workers' Compensation classes of business. The Company modified its loss development assumptions for each of these classes of business in 2009 in response to the higher than expected loss emergence. For 2008, the development was slightly favorable prior to accretion of the workers compensation discount, and slightly adverse after recognition of accretion of the discount. Favorable development in Directors & Officers liability and other classes of business offset adverse development in the Company's Excess Casualty business. The adverse development in Excess Casualty was primarily related to accident years 2003 and prior.

The Company and some of its affiliates have continued their strategy that started in 2010 to improve the allocation of their reinsurance between traditional reinsurance markets and capital markets. As part of this strategy, they have secured $1.45 billion in protection for U.S. hurricanes and earthquakes through three separate catastrophe bond transactions. In 2011, they secured $575 million in a bond transaction and in 2010, $875 million through two separate bond transactions. These bond transactions in 2011 and 2010 reduced net premiums written by approximately $72,420 and $74,788, respectively.

As of December 31, 2011, 2010 and 2009, the Company's reserves for losses and LAE have been reduced by anticipated salvage and subrogation of $176,259, $169,676 and $166,812, respectively. In addition, as of December 31, 2011 and 2010, the Company recorded $0 and $50,400, respectively, of salvage from a related party, as a direct reduction of outstanding reserves.

As of December 31, 2011, 2010 and 2009, the Company's reserves for losses and LAE have been reduced by credits for reinsurance recoverable of $5,970,806, $4,364,556 and $5,336,235, respectively (exclusive of inter-company pooling).

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------



ASBESTOS AND ENVIRONMENTAL RESERVES

The Company continues to receive indemnity claims asserting injuries from toxic waste, hazardous substances, asbestos and other environmental pollutants and alleged damages to cover the clean-up costs of hazardous waste dump sites (environmental claims). Estimation of environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1984 and prior years, cannot be estimated by conventional reserving techniques. Environmental claims development is affected by factors such as inconsistent court resolutions, the broadening of the intent of policies and scope of coverage and increasing number of new claims. The Company and other industry members have and will continue to litigate the broadening judicial interpretation of policy coverage and the liability issues. If the courts continue in the future to expand the intent of the policies and the scope of the coverage, as they have in the past, additional liabilities would emerge for amounts in excess of reserves held. This emergence cannot now be reasonably estimated, but could have a material impact on the Company's future operating results or financial position.

The Company's  environmental exposure arises from the sale of general liability,
product  liability  or  commercial  multi  peril  liability  insurance,   or  by
assumption of reinsurance within these lines of business.

The Company estimates the full impact of the asbestos and environmental exposure by establishing case basis reserves on all known losses and establishes bulk reserves for IBNR losses and LAE based on management's judgment after reviewing all the available loss, exposure, and other information.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The  Company's  asbestos  and  environmental   related  loss  and  LAE  reserves
(including case & IBNR reserves) for the year ended December 31, 2011, 2010 and 2009, gross and net of reinsurance credits, are as follows:

                                                      ASBESTOS LOSSES                      ENVIRONMENTAL LOSSES
-------------------------------------------------------------------------------------------------------------------------

                                               2011         2010         2009          2011        2010         2009
--------------------------------------------------------------------------------- ---------------------------------------
Direct :

Loss and LAE reserves, beginning of year   $ 1,536,426  $   890,649  $   905,283   $    67,916  $    88,550  $   105,450

 Incurred losses and LAE                       (56,328)     818,692      175,575         8,700        5,138       (3,738)

 Calendar year paid losses and LAE            (129,292)    (172,915)    (190,209)      (20,768)     (25,772)     (13,162)
--------------------------------------------------------------------------------- ---------------------------------------

LOSS AND LAE RESERVES, END OF YEAR         $ 1,350,806  $ 1,536,426  $   890,649   $    55,848  $    67,916  $    88,550
================================================================================= =======================================

Assumed:

Loss and LAE reserves, beginning of year   $   154,386  $    85,957  $    86,374   $     5,476  $     5,744  $     5,077

 Incurred losses and LAE                        26,780       87,026       (1,517)        1,379        1,066          856

 Calendar year paid losses and LAE             (19,442)     (18,597)       1,100        (1,227)      (1,334)        (189)
--------------------------------------------------------------------------------- ---------------------------------------

LOSS AND LAE RESERVES, END OF YEAR         $   161,724  $   154,386  $    85,957   $     5,628  $     5,476  $     5,744
================================================================================= =======================================

Net of reinsurance:

Loss and LAE reserves, beginning of year   $   733,373  $   393,257  $   414,790   $    41,696  $    48,761  $    57,647

 Incurred losses and LAE                        46,614      422,050       54,172         8,388        6,963        1,800

 Calendar year paid losses and LAE            (779,987)     (81,934)     (75,705)      (11,497)     (14,028)     (10,686)
--------------------------------------------------------------------------------- ---------------------------------------

LOSS AND LAE RESERVES, END OF YEAR         $         -  $   733,373  $   393,257   $    38,587  $    41,696  $    48,761
================================================================================= =======================================


The amount of ending reserves for Bulk and IBNR included in the table above for Asbestos and Environmental losses is as follows:

                                                      ASBESTOS LOSSES                      ENVIRONMENTAL LOSSES
-------------------------------------------------------------------------------------------------------------------------

                                               2011         2010         2009          2011        2010         2009
---------------------------------------------------------------------------------  --------------------------------------
Direct basis                               $   860,891  $ 1,127,844  $   503,724   $     8,937  $    17,850  $    29,091
Assumed reinsurance basis                      101,277      118,402       41,926           410          394          520
Net of ceded reinsurance basis                       -      552,119      221,716         4,491        8,548       14,070


The amount of ending reserves for LAE included in the table above for Asbestos and Environmental losses is as follows:

                                                      ASBESTOS LOSSES                      ENVIRONMENTAL LOSSES
-------------------------------------------------------------------------------------------------------------------------

                                               2011         2010         2009          2011        2010         2009
-------------------------------------------------------------------------------------------------------------------------
Direct basis                               $    98,454  $   125,316  $    55,969   $     3,830  $     7,650  $    12,468
Assumed reinsurance basis                        9,322        7,659        7,009            91           87          164
Net of ceded reinsurance basis                       -       55,849       26,985         3,588        3,582        5,971


Management believes that the reserves carried for the asbestos and environmental claims at December 31, 2011 are

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


adequate as they are based on known facts and current law. The Company continues to receive claims asserting injuries from toxic waste, hazardous substances, and other environmental pollutants and alleged damages to cover the cleanup costs of hazardous waste dump sites (hereinafter collectively referred to as environmental claims) and indemnity claims asserting injuries from asbestos. Estimation of asbestos and environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1984 and prior years, cannot be estimated by conventional reserving techniques.


Asbestos Loss Portfolio Transfer

On March 31, 2011, the Company and certain other Chartis affiliated insurers (collectively, the Chartis Reinsureds) entered into a loss portfolio transfer reinsurance agreement (Asbestos Reinsurance LPT), with an inception date of January 1, 2011, with Eaglestone. Under the Asbestos Reinsurance LPT, the Chartis Reinsureds transferred all of their net (net of discount and net of external reinsurance) U.S. asbestos liabilities to Eaglestone. The Chartis Reinsureds made a payment of $2,790,351 to Eaglestone (representing the net carrying value of their asbestos reserves) and Eaglestone agreed to provide coverage up to an aggregate limit of $5,000,000 on the assumed asbestos portfolio. The share of the net reserves (and payment) assumed by Eaglestone from each of Chartis Reinsureds is presented below.

Eaglestone and the Chartis Reinsureds received the required regulatory approvals to enter into the Asbestos Reinsurance LPT. The transaction closed and settled on May 13, 2011. Eaglestone and the Chartis Reinsureds recorded the transaction as prospective reinsurance in accordance with SSAP 62R.

On June 17, 2011, Eaglestone and the Chartis Reinsureds completed a transaction, effective as of January 1, 2011, with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., under which the bulk of the Chartis Reinsureds' U.S. asbestos liabilities that were assumed by Eaglestone under the Asbestos Reinsurance LPT were transferred through a reinsurance agreement by Eaglestone to NICO. The transaction with NICO covers potentially volatile U.S.-related asbestos exposures. The NICO transaction does not cover asbestos accounts that the Chartis reinsureds believe have already been reserved to their limit of liability or certain other ancillary asbestos exposures of Chartis affiliates.

In addition to its assumption of the subject asbestos liabilities and as included as part of its liability under the reinsurance agreement with Eaglestone, NICO assumed the collection risk on the Chartis Reinsureds' third party reinsurance recoverables with respect to the asbestos reserves NICO assumed. With the concurrence of the NY DFS, the Company's provision for reinsurance recoverable both paid and unpaid has been reduced by $82,034 to reflect the transfer to an authorized reinsurer of the collection risk on certain of the Chartis companies' asbestos related third party reinsurance recoverables. This credit is reflected in the "Other allowed offset items" column of the Schedule of Reinsurance of the Company's 2011 Annual Statement.

Excess Workers' Compensation Loss Portfolio Transfer

On March 31, 2011, the Admitted Pool members entered into a loss portfolio transfer agreement (Excess Workers' Compensation Reinsurance LPT), with an inception date of January 1, 2011, with Eaglestone to transfer $2,720,102 of net excess workers' compensation liabilities to Eaglestone on a funds withheld basis. Eaglestone established an initial funds withheld asset in the aggregate of $2,720,102 and agreed to provide coverage up to an aggregate limit of $5,500,000 on the assumed exposures. Eaglestone will earn interest of 4.25 percent per annum on the funds withheld balance. The Company's funds held balance including accrued interest was $1,071,268 at December 31, 2011. This

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


was considered a non cash transaction in the statement of cash flow.

The share of the net reserves assumed by Eaglestone from each of the Chartis Reinsureds is presented below.


----------------------------------------------------------------------------------------

                                          ASBESTOS LOSS  EXCESS WORKERS'
COMPANY                                      TRANSFER      COMPENSATION       TOTAL
----------------------------------------------------------------------------------------

ADMITTED POOL COMPANIES:
    National Union                        $     827,363  $       927,266  $   1,754,629
    American Home                               783,818        1,092,875      1,876,693
    C&I                                         239,500          333,934        573,434
    Chartis PC                                  108,863          122,009        230,872
    New Hampshire                               108,863          122,009        230,872
    ISOP                                        108,863          122,009        230,872
                                         -----------------------------------------------
TOTAL ADMITTED POOL COMPANIES             $   2,177,270  $     2,720,102  $   4,897,372
                                         ===============================================

SURPLUS LINES POOL COMPANIES:
    Lexington Insurance Company           $     261,997  $             -  $     261,997
    Chartis Select Insurance Company             67,370                -         67,370
    Chartis Specialty Insurance Company          37,428                -         37,428
    Landmark Insurance Company                    7,486                -          7,486
                                         -----------------------------------------------
TOTAL SURPLUS LINES POOL COMPANIES        $     374,281  $             -  $     374,281
                                         ===============================================

CHARTIS INTERNATIONAL
    Chartis Overseas Ltd.                 $     212,400  $             -  $     212,400
    Other                                        26,400                -         26,400
                                         -----------------------------------------------
TOTAL CHARTIS INTERNATIONAL               $     238,800  $             -  $     238,800
                                         ===============================================
                                         -----------------------------------------------
GRAND TOTAL                               $   2,790,351  $     2,720,102  $   5,510,453
                                         ===============================================

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 5 - RELATED PARTY TRANSACTIONS

A.    ADMITTED POOLING AGREEMENT

      The Company, as well as certain other insurance affiliates, is a party to an inter-company reinsurance pooling agreement. In accordance with the terms and conditions of this agreement, the member companies cede all direct and assumed business (except that of the Japan branch of the Company) to National Union (the lead pooling participant). In turn, each pooling participant receives from National Union their percentage share of the pooled business.

      The Company's share of the pool is 36.0 percent. Accordingly, premiums earned, losses and LAE incurred, and other underwriting expenses, as well as related assets and liabilities, in the accompanying financial statements emanate from the Company's percentage participation in the pool.

      A list of all pooling participants and their respective participation percentages is set forth in Note 1.

B.    CHARTIS OVERSEAS ASSOCIATION POOLING ARRANGEMENT

      AIG formed the Association; a Bermuda unincorporated association, in 1976, as the pooling mechanism for AIG's international general insurance operations. In exchange for membership in the Association at the assigned participation, the members contributed capital in the form of cash and other assets, including rights to future business written by international operations owned by the members. The legal ownership and insurance licenses of these international branches remain in the name of New Hampshire, National Union, and the Company. On annual basis the Association files audited financial statements with the NY DFS that have been prepared in accordance with NY SAP.

      At the time of forming the Association, the member companies entered into an open-ended reinsurance agreement, cancelable with six months written notice by any member. The reinsurance agreement governs the insurance business pooled in the Association. The initial participation established was subsequently amended for profits and losses for each year derived from reinsurance of risks situated in Japan (excluding certain Japanese situs risks and business underwritten by the Company's Japan branch which is not subject to the Admitted Pooling Agreement nor the Association). The participation for Japanese and non-Japanese business underwritten via the Association is set forth in the table below:

      --------------------------------------------------------- -------------- -------------------
                                                                  INITIAL         PARTICIPATION
                                                    NAIC CO.   PARTICIPATION   PERCENT SPECIFIC TO
      MEMBER COMPANY                                  CODE       PERCENT            JAPAN RISK
      --------------------------------------------------------------------------------------------

      Chartis Overseas Limited                           -         67.0%               85.0%
      Admitted Pool member companies, as follows:        -         33.0%               15.0%
        New Hampshire                                 23841        12.0%               10.0%
        National Union                                19445        11.0%                5.0%
        The Company                                   19380        10.0%                0.0%

      ============================================================================================

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      In accordance with the Admitted Pooling Agreement, the Admitted Pool member companies' participation in the Association is pooled among all Admitted Pool members proportional to their participation in the Admitted Pool. The Company's participation in the Association after the application of its participation in the Admitted Pooling Agreement has been presented in the accompanying financial statements as follows:


      --------------------------------------------------------------------------
      AS OF DECEMBER 31,                                   2011        2010
      --------------------------------------------------------------------------

      Assumed reinsurance premiums receivable          $   119,334  $    75,852
      Funds held by ceding reinsurers                       41,702       12,478
      Reinsurance recoverable                               34,065       42,074
      Equities in underwriting pools and associations      266,934      544,719
      --------------------------------------------------------------------------
      TOTAL ASSETS                                     $   462,035  $   675,123
      --------------------------------------------------------------------------

      Loss and LAE reserves                            $   524,705  $   564,889
      Unearned premium reserves                            206,983      233,080
      Funds held                                            10,157       13,038
      Ceded balances payable                                48,337       61,292
      Assumed reinsurance payable                           53,519       44,085
      --------------------------------------------------------------------------
      TOTAL LIABILITIES                                $   843,701  $   916,384
      --------------------------------------------------------------------------

      TOTAL SURPLUS                                    $  (381,666) $  (241,261)
      ==========================================================================

      As of December 31, 2011, the Association reported an asset of $2,401,126 representing the value of subsidiaries and affiliated entities (SCAs). As of December 31, 2011, Chartis Europe S.A. represented $1,748,890 and Chartis UK Holdings represented $542,447, respectively of this total SCA asset.

      The Company's reporting of its interest in the Association's SCA entities is consistent with the reporting of its interest in the Association and the Admitted Pooling Agreement. At December 31, 2011, the Company's interest in the Association's SCA entities was $285,254 and has been reported as a component of Equities in Underwriting Pools and Associations.

      As part of its efforts to simplify the legal entity structure, enhance transparency and streamline financial visibility, Chartis continued to restructure the foreign branch operations of the Admitted Pool members. Generally, the results of these foreign branch operations, with the exception of the Company's Japan and former Canadian branches, have historically been reported as part of the operations of the Association by its member companies consistent with the accounting for the Admitted Pooling Agreement, the Admitted Pool. The U.S. member companies of the Association pooled their 33 percent participation with the remaining members of the Admitted Pool.

      On January 1, 2011, the Company transferred the existing business of its Singapore Branch to Chartis Singapore Insurance PTE Ltd. (Chartis Singapore) an indirect wholly owned subsidiary of Chartis International, LLC. The Company also transferred the in force business of its Australia
      and  New  Zealand   branches  to  new  legal  entities

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      formed in those jurisdictions, effective March 1, 2011 and December 1, 2011 respectively. With an effective date of December 1, 2011, the Company also transferred the in force business of its Cyprus and Malta branches to newly formed branches of Chartis Insurance UK Limited (Chartis UK). New Hampshire transferred its in force business of its Philippines branch to Chartis Philippines Insurance Inc., a subsidiary of Chartis Singapore, effective December 1, 2011.

      On December 1, 2011, Chartis Insurance Ireland Limited (CIIL) merged into Chartis UK (n/k/a Chartis Europe Limited). Upon merger, business previously written by CIIL will be written by a newly registered Irish branch of Chartis UK. In connection with this restructuring, certain inter-company reinsurance agreements between CIIL and the Association members were novated to Chartis UK Ireland Branch and repaneled. On that same date, Chartis UK Ireland Branch entered into a quota share and a combined working and catastrophe excess of loss reinsurance agreement directly with the Association members.

      During  2011,  the  largest   restructuring   were  completed  at  Chartis
      Singapore, the Australia branch and the Hong Kong branches. These branches had total assets of $2,315,692 and liabilities of $1,322,618.

      Effective December 1, 2010, the in force business of the Hong Kong branches of National Union, the Company and New Hampshire was transferred to Chartis Insurance Hong Kong Limited, a subsidiary of Chartis Overseas Limited, under Section 25D of the Hong Kong Insurance Companies Ordinance. Consistent with the 2011 transactions, this transaction was recorded by the Admitted Pool members in calendar year 2011 with the approval of the New York and Pennsylvania Insurance Departments.

      The Association's fiscal year end is November 30th. Although the fiscal year end for the members of the Admitted Pool is December 31, their financial statements have historically and consistently reported the results of their participation in the Association as of the Association's fiscal year end. In order to achieve consistency in their financial reporting, the Admitted Pool members have received approval from the NY DFS and Pennsylvania Insurance Department to record the above referenced December 1, 2011 restructuring activities, including the reinsurance transactions associated with the restructuring of Chartis Ireland operations, in their 2012 statutory financial statements. These transactions are not expected to have a material impact on the Company's financial statements.


C.    GUARANTEE ARRANGEMENTS

      The Company issued guarantees whereby it unconditionally and irrevocably guaranteed all present and future obligations and liabilities of any kind arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. The guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies, as disclosed in Note 11.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


D.    INVESTMENTS IN AFFILIATES

      As of December 31, 2011 and 2010, the Company's common stock investments with its affiliates together with the related change in unrealized appreciation were as follows:

      ----------------------------------------------------------------------------------------------------------
                                                        AFFILIATE               CARRYING VALUE     CHANGE IN
                                                        OWNERSHIP  ACTUAL COST  AT DECEMBER 31,  CARRYING VALUE
      AFFILIATED COMMON STOCK INVESTMENTS                PERCENT      2011          2011              2011
      ----------------------------------------------------------------------------------------------------------
      AIU Brasil Affiliate                                100.0%   $       408  $           476  $       (1,771)
      Chartis Non Life Holding Company (Japan), Inc.        0.0%            -                -         (289,975)
      AIG Mexico Industrial, L.L.C.  (a)                    0.0%            -                -          (10,954)
      American International Realty Corporation            31.5%        14,198           35,962          (6,385)
      Pine Street Real Estate Holdings Corporation         31.5%         5,209            2,362             227
      Eastgreen, Inc.                                      13.8%        20,977           18,222           8,157
      ----------------------------------------------------------------------------------------------------------
       TOTAL COMMON STOCKS - AFFILIATES                            $    40,792  $        57,022  $     (300,701)
      ==========================================================================================================

      (a)   The Company's interest was sold on July 29, 2011.

      ----------------------------------------------------------------------------------------------------------
                                                        AFFILIATE               CARRYING VALUE     CHANGE IN
                                                        OWNERSHIP  ACTUAL COST  AT DECEMBER 31,  CARRYING VALUE
      AFFILIATED COMMON STOCK INVESTMENTS                PERCENT      2010          2010              2010
      ----------------------------------------------------------------------------------------------------------
      Chartis Non Life Holding Company (Japan), Inc.(c)   100.0%   $   300,384  $       289,975  $      210,017
      AIU Brasil Affiliate                                100.0%           408            2,247             155
      AIG Mexico Industrial, L.L.C.                        49.0%         6,981           10,954             567
      American International Realty Corporation            31.5%        14,169           42,347          21,723
      Pine Street Real Estate Holdings Corporation         31.5%         5,209            2,135             (58)
      Eastgreen, Inc.                                      13.4%        12,804           10,065             138
      Fuji Fire and Marine Insurance Company  (c)           2.8%            -                -          (12,180)
      ----------------------------------------------------------------------------------------------------------
       TOTAL COMMON STOCKS - AFFILIATES                            $   339,955  $       357,723  $      220,362
      ==========================================================================================================

      (c) The Company's ownership of Fuji Fire and Marine Insurance Company was consolidated with its ownership of Chartis Non Life Holding Company (Japan), Inc.

      On August 4, 2011, the Company closed a transaction in which it sold its interest in Chartis Non-Life Holding Company (Japan), Inc., an
      intermediate holding company whose primary asset consisted of approximately 38.6 percent of the common stock of Fuji Japan, to Chartis Pacific Rim Holdings, L.L.C, also a subsidiary of Chartis International, LLC, for approximately $433,600. The Company realized a capital gain of $133,220 and incurred a tax expense of $46,627 on this transaction. The tax liability was relieved through a deemed capital contribution.

      In 2010, the Company's ownership of Fuji Fire and Marine Insurance Company was consolidated with its ownership of Chartis Non Life Holding Company (Japan) Inc.

      Investments in affiliates are included in common stocks based on the net worth of the entity except for publicly

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      traded affiliates which are based on quoted fair values, less a discount as prescribed by NAIC SAP (see Note 1).

      The Company has ownership interests in certain affiliated real estate holding companies. From time to time, the Company may own investments in partnerships across various other AIG affiliated entities with a combined percentage greater than 10.0 percent. As of December 31, 2011 and 2010, the Company's total investments in partnerships with affiliated entities where AIG's interest was greater than 10.0 percent amounted to $566,665 and $802,931, respectively.


E.    RESTRUCTURING

      DOMESTIC OPERATIONS

      As discussed in Note 6, effective January 1, 2010 and April 1, 2010, National Union commuted its quota share and stop loss reinsurance agreements with Chartis Specialty and a multi-year reinsurance agreement with AIRCO, respectively. The Company recorded its share of these transactions based upon its stated pool percentage.

      Effective  October  7, 2010,  National  Union  Fire  Insurance  Company of
      Louisiana (NULA), Audubon Insurance Company (Audubon Insurance) and Audubon Indemnity Company (Audubon Indemnity) were merged with and into National Union. National Union is the surviving company and has assumed all of the existing obligations of the merged companies. The mergers were recorded as of October 1, 2010 with the approval of the Pennsylvania Insurance Department. As a result of the merger, National Union's total assets increased by $55,529; total liabilities increased by $4,901; gross paid in and contributed capital increased by $7,130; and unassigned surplus increased by $43,498. The increase to National Union's post-merger surplus is net of eliminations of $1,541 that is primarily related to the provision for reinsurance $1,308. This item is presented as Other Surplus Adjustments in National Union's Statement of Operations and Changes in Capital and Surplus. The other members of the Admitted Pool settled with National Union and recorded their proportionate share in accordance with the pooling agreement. With the approval of National Union's domiciliary regulator, none of the prior years' results or historical schedules have been restated for the merger. The transaction was accounted for as a statutory merger. National Union did not issue any new shares of stock as a result of the merger.

      On June 10, 2009, the Company sold 12,826 shares of Transatlantic Holdings, Inc. (TRH) for $470,341 and recorded a realized gain of $450,511. As of December 31, 2009, the Company continued to own 9,193 common shares of TRH, representing approximately 13.9 percent of TRH's common shares issued, which were sold in March 2010. The Company had previously owned 33.2 percent of TRH. In addition, the Company recorded a capital contribution of $75,923 pursuant to the terms of a make whole agreement between the Company and AIG, whereby AIG agreed to contribute capital to the Company in an amount equal to the difference between the statutory carrying value of TRH and the consideration received by the Company for the sale of its shares. The Company also received a deemed contribution of approximately $157,679 pursuant to the Tax Sharing Agreement (Agreement) in connection with this sale. The Agreement provides that AIG will reimburse the Company for any current tax liabilities arising from the sale of an operating subsidiary during the term of the Credit Facility, except amounts required to be remitted as Net Cash Proceeds, as defined in the Credit Facility. The Department issued a determination of non-control ruling relative to the Company's ownership of TRH. Accordingly, the Company's investment in TRH common stock has been reported as an unaffiliated investment in this financial statement and

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      has been reported at fair value in accordance with SSAP No. 30, Investments in Common Stock. During 2010, the Company sold all but one hundred of the remaining shares of TRH and realized a profit of $463,417.

      Effective July 1, 2009, the 21st Century Personal Auto Group (PAG) was sold to Farmers Group, Inc. (FGI), a subsidiary of Zurich Financial Services Group for $1.9 billion. Of the $1.9 billion proceeds received by AIG member companies from the sale of the PAG entities to FGI, $0.2 billion was retained by Chartis U.S., Inc. as consideration for the PAG entities it owned and $1.7 billion was provided to the Chartis U.S. insurance entities. American International Insurance Company (AIIC) was the lead company in the Personal Lines Pool which was the mechanism for sharing the PAG and the Private Client Group (PCG) business underwritten among the Personal Lines Pool members. PCG business was underwritten directly by member companies of the Personal Lines Pool as well as the insurance entities of Chartis U.S., Inc. not subject to this sale ("Chartis U.S., Inc. companies"). The PCG business written by Chartis U.S., Inc. companies was ceded 100 percent to AIIC as the pool lead. The total of the PCG business assumed by AIIC, the PCG business underwritten directly by Personal Lines Pool members, as well as the PAG business retained by AIIC ("net business of the Personal Lines Pool") was then subject to a 50 percent quota share to National Union. The Admitted Pool members participated in this business assumed by National Union at their stated pool percentages.

      In connection with this sale, various reinsurance agreements between the PAG companies and the Chartis U.S., Inc. companies (including the Company) were partially or fully commuted as of June 30, 2009. The major transactions are summarized below:

            1. The quota share reinsurance agreement between National Union and AIIC under which AIIC ceded 50 percent of the net business of the Personal Lines Pool to National Union was commuted as of June 30, 2009.

            2. All liabilities relating to existing PCG business that was written on a direct basis by members of the Personal Lines Pool were transferred to National Union under the terms of the PCG Business Reinsurance and Administration Agreement, effective June 30, 2009.

            3. All obligations and liabilities relating to the PCG business that was directly written and ceded by Chartis U.S., Inc. companies to AIIC under various quota share reinsurance agreements were commuted as of June 30, 2009.

      Following these transactions the Chartis U.S., Inc. companies settled all amounts due to AIIC in securities and cash totaling $871.9 million. The Company's share of this settlement was $293.3 million.

      The Chartis U.S., Inc. companies which owned 21st Century Insurance Group (a member company of PAG), recorded dividend income and a resulting intangible asset of approximately $527.5 million for the fair value of the PCG business, which was not subject to the PAG sale and was retained by the Chartis U.S., Inc. companies going forward. Additionally, capital contributions were received by the owners of 21st Century Insurance Group of $184.6 million from Chartis U.S. as part of the tax sharing agreement. The Company's share of these transactions was dividend income of $79.7 million and a capital contribution of $27.9 million.

      Following the sale of the PAG entities, which included the Company's ownership in 21st Century Insurance Group and AIG Hawaii Insurance Company, Inc., the Company received $182.6 million of the $1.7 billion of proceeds

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)

--------------------------------------------------------------------------------


received by the Chartis U.S., Inc. companies. As a result of these transactions involving the sale of these PAG entities, the Company recorded a pre-tax loss of $14.5 million.

FOREIGN OPERATIONS

Pursuant to a tender offer that expired on March 24, 2011, Chartis Japan Capital Company, LLC (CJCC), a newly formed subsidiary of National Union, acquired 43.59 percent of the outstanding shares of Fuji Fire and Marine Insurance Company, Limited (Fuji Japan). As a result of this transaction, as of March 31, 2011, Chartis owned 98.4 percent of Fuji Japan's outstanding voting shares. In a transaction that closed on August 4, 2011, National Union sold its interest in CJCC to Chartis Japan Holdings, LLC, a subsidiary of Chartis International, LLC, for approximately $586,800. Additionally, on the same date, the Company closed a transaction in which it sold its interest in Chartis Non-Life Holding Company (Japan), Inc., an intermediate holding company whose primary asset consisted of approximately 38.6 percent of the common stock of Fuji Japan, to Chartis Pacific Rim Holdings, L.L.C, also a subsidiary of Chartis International, LLC, for approximately $433,600. Chartis' total ownership of Fuji Japan has not changed as a result of these transactions.


F. OTHER RELATED PARTY TRANSACTIONS

The following table summarizes transactions (excluding reinsurance and cost allocation transactions) that occurred during 2011 and 2010 between the Company and any affiliated companies that exceeded one-half of one percent of the Company's admitted assets as of December 31, 2011 and 2010 and all capital contributions and dividends.

                                                                               ASSETS RECEIVED BY           ASSETS TRANSFERRED BY
                                                                                   THE COMPANY                    THE COMPANY
------------------------------------------------------------------------------------------------------------------------------------
   DATE OF                                                                      STATEMENT
 TRANSACTION    EXPLANATION OF TRANSACTION      NAME OF AFFILIATE                VALUE    DESCRIPTION  STATEMENT VALUE  DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
  03/28/11     Purchase of securities      AIG Inc. Matched Investment Program  $ 587,841  Securities      $   587,841      Cash


  08/18/11     Purchase of securities            Chartis Select                   179,406  Securities          179,406      Cash

  08/18/11     Purchase of securities               Lexington                     747,122  Securities          747,122      Cash

  08/18/11       Sale of securities              Chartis Select                   210,304    Cash              200,294   Securities

  08/18/11       Sale of securities                 Lexington                     854,193    Cash              814,422   Securities

  03/01/11            Dividend                 Chartis U.S., Inc.                       -       -               11,448     In kind

  06/29/11            Dividend                 Chartis U.S., Inc.                       -       -               110,000      Cash

  11/01/11            Dividend                 Chartis U.S., Inc.                       -       -               16,010     In kind

  03/31/11     Return of capital (a)           Chartis U.S., Inc.                       -       -            1,020,000      Cash

  09/19/11       Return of capital             Chartis U.S., Inc.                       -       -              400,000      Cash

  06/30/11     Capital contributions           Chartis U.S., Inc.                   5,623     Cash                   -        -

   Various      Capital contributions (b)      Chartis U.S., Inc.                  57,153    In kind                 -        -

   Various      Capital contribution           Chartis U.S., Inc.                   4,605    In kind                 -        -
------------------------------------------------------------------------------------------------------------------------------------
(a) Refer immediately below this table for Eaglestone Reinsurance Company capitalization  Chartis Select: Chartis Select Insurance
                                                                                          Company
(b) Capital contributions in lieu of Tax Sharing Agreement                                Lexington: Lexington Insurance Company
------------------------------------------------------------------------------------------------------------------------------------


Funding of Eaglestone Capitalization

On March 31, 2011, National Union, the Company, and New Hampshire (Funding Participants), with the approval of the NY DFS and the Pennsylvania Insurance Department (PA DOI), returned $1,700,000 of capital to their immediate parent (Chartis U.S., Inc.) as part of a plan to capitalize Eaglestone with each of the companies contributing $510,000,

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)

--------------------------------------------------------------------------------


$1,020,000 and $170,000, respectively. Eaglestone was significantly overcapitalized relative to its risk based capital target after the loss portfolio transfer was executed with NICO. Accordingly, on July 26, 2011, Eaglestone received approval from PA DOI to return $1,030,000 in cash from its gross paid-in and contributed surplus to Chartis U.S., Inc. The distribution was made to Chartis U.S., Inc. on July 27, 2011. On that same date, Chartis U.S., Inc. contributed $620,000 to National Union, $130,000 to New Hampshire, and $100,000 to Chartis PC.

                                                                 ASSETS RECEIVED BY     ASSETS TRANSFERRED BY
                                                                    THE COMPANY             THE COMPANY
-------------------------------------------------------------------------------------------------------------
   DATE OF                                                      STATEMENT              STATEMENT
 TRANSACTION    EXPLANATION OF TRANSACTION  NAME OF AFFILIATE     VALUE    DESCRIPTION  VALUE     DESCRIPTION
-------------------------------------------------------------------------------------------------------------
  02/12/10               Dividend           Chartis U.S., Inc. $         -     -       $ 300,000     Cash

  04/08/10               Dividend           Chartis U.S., Inc.           -     -           1,343     Cash

  Various       Capital contribution (a)    Chartis U.S., Inc.       5,322  In kind            -       -

  03/31/10         Capital contribution     Chartis U.S., Inc.       4,829  In kind            -       -
                  Capital contribution(b)
  12/31/10                                  Chartis U.S., Inc.   1,937,124 Receivable          -       -

  06/24/10          Sale of securities       National Union        708,005   Cash        708,005  Securities

(a)  Capital contributions in lieu of Tax Sharing agreement

(b)  Capital contribution was received on February 25, 2011


In the ordinary course of business, the Company utilizes its affiliates for data center systems, investment services, salvage and subrogation, and claims management. The following table summarizes transactions (excluding reinsurance and cost allocation transactions) that occurred during 2011, 2010 and 2009 between the Company and affiliated companies that exceeded one-half of one percent of the Company's admitted assets as of December 31, 2011, 2010 and 2009:

FOR THE YEARS ENDED DECEMBER 31,        2011         2010      2009
----------------------------------------------------------------------
Chartis Global Claims Services, Inc. $    250,065  $ 245,427 $ 255,941

Chartis Global Services, Inc.             272,803          -         -
----------------------------------------------------------------------
 TOTAL                               $    522,868  $ 245,427 $ 255,941
======================================================================

Effective January 1, 2011, Chartis Global Services, Inc. is the shared services organization for Chartis U.S., Inc. and Chartis International, LLC. In 2010 and 2009, the expenses were paid by other members of the Admitted Pool and allocated to the Company in accordance with the Pooling Agreement.

As of December 31, 2011 and 2010, short-term investments included amounts invested in the AIG Managed Money Market Fund of $376,438 and $1,881,287, respectively.

Federal and foreign income taxes payable to the Ultimate Parent as of December 31, 2011 and 2010 amounted to $23,930 and $60,666, respectively.

At December 31, 2011 and 2010, the amount due from/(to) National Union, as the lead company of the intercompany

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)

--------------------------------------------------------------------------------


pool, was $3,447 and $(121,756), respectively.

As of December 31, 2011 and 2010, the Company had the following balances receivable/payable from/to its affiliates (excluding reinsurance transactions):

-------------------------------------------------------------------------------
AS OF DECEMBER 31,                                        2011          2010
-------------------------------------------------------------------------------
Balances with admitted pool companies                  $     6,325  $    31,954

Balances less than 0.5% of admitted assets                   7,005       23,175

Capital contributions receivable from Chartis U.S. Inc.          -    1,937,124
-------------------------------------------------------------------------------
RECEIVABLE FROM PARENT, SUBSIDIARIES AND AFFILIATES    $    13,330  $ 1,992,253
===============================================================================

Balances with admitted pool companies                  $       145  $   122,198

Balances less than 0.5% of admitted assets                  46,282       82,128
-------------------------------------------------------------------------------
PAYABLE TO PARENT, SUBSIDIARIES AND AFFILIATES         $    46,427  $   204,326
===============================================================================

On February 23, 2011, NY SAP approved the Company's request to receive a capital contribution of $1,937,124 in cash from its parent Chartis U.S., Inc. and to reflect such contribution in its December 31, 2010 annual statement. The capital contribution was received by the Company on February 25, 2011 and reported as Receivable from Affiliate at December 31, 2010.

On March 31, 2005 the Company and certain of its affiliates entered into a settlement agreement with an insured to release all the asbestos claims and other products coverage potentially available under the applicable insurance policies by making specified payments to the insured on a quarterly basis from March 2005 to December 2016. Between March 31, 2006 and March 25, 2008 the insured entered into a series of receivable sale agreements with AICC whereby AICC purchased the insured's March 2006 to December 2016 receivables of $365,000 for $278,930. The Company did not reduce its loss reserves for the agreements between the insured and AICC.

On October 27, 2009 AIG Funding, Inc. (AIGF) entered into an assignment and assumption agreement with AICC whereby AIGF assumed the remaining outstanding receivables from AICC, at net book value, as a partial payment against outstanding intercompany loan principal balances owed to AIGF by AICC. The amount, at net book value, was $225,962.

Refer to Notes 3, 4, 6, 7, 8, 9, 10 and 13 for other disclosures on transactions with related parties.

G.   EVENTS OCCURRING AT THE AIG LEVEL

In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the Federal Reserve Bank of New York (the FRBNY, and such credit facility, the FRBNY Credit Facility) and funding from the United States Department of the Treasury (Department of the Treasury) through the Troubled

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)

--------------------------------------------------------------------------------


Asset Relief Program (TARP).

On January 14, 2011, AIG was recapitalized (the Recapitalization) and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92 percent of outstanding AIG Common Stock at that time. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest over time, and AIG has granted certain registration rights to the Department of the Treasury to facilitate such sales.

On May 27, 2011, AIG and the Department of the Treasury, as the selling shareholder, completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Department of the Treasury sold 200 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares of AIG Common Stock by the Department of the Treasury. As a result of the sale of AIG Common Stock in this offering, the Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the Series G Preferred Stock) was cancelled and the ownership of the outstanding AIG Common Stock by the Department of the Treasury was reduced from approximately 92 percent to approximately 77 percent after the completion of the offering.

NOTE 6 - REINSURANCE

In the ordinary course of business, the Company reinsures certain risks with affiliates and other companies. Such arrangements serve to limit the Company's maximum loss on catastrophes, large and unusually hazardous risks. To the extent that any reinsuring company might be unable to meet its obligations, the Company would be liable for its respective participation in such defaulted amounts. The Company purchased catastrophe excess of loss reinsurance covers protecting its net exposures from an excessive loss arising from property insurance losses and excessive losses in the event of a catastrophe under workers' compensation contracts issued without limit of loss.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)

--------------------------------------------------------------------------------


During 2011, 2010 and 2009, the Company's net premiums written and net premiums earned were comprised of the following:

FOR THE YEARS ENDED DECEMBER 31,               2011                         2010                         2009
-------------------------------------------------------------------------------------------------------------------
                                       WRITTEN       EARNED      WRITTEN       EARNED       WRITTEN      EARNED
-------------------------------------------------------------- ------------------------- --------------------------
Direct premiums                      $  1,327,507  $ 1,425,212 $  1,471,932  $ 1,494,653 $   2,181,231 $  2,429,839

Reinsurance premiums assumed:

 Affiliates                             6,868,230    7,283,623    6,775,226    7,113,494     7,553,633    8,250,685

 Non-affiliates                           102,880       74,710       64,497       37,427        51,887       46,888
-------------------------------------------------------------- ------------------------- --------------------------
    GROSS PREMIUMS                      8,298,617    8,783,545    8,311,655    8,645,574     9,786,751   10,727,412
-------------------------------------------------------------- ------------------------- --------------------------
Reinsurance premiums ceded:

 Affiliates                             1,403,977    1,497,360    1,574,099    1,537,046     2,624,677    3,172,378

 Non-affiliates                         1,585,708    1,604,027    1,542,184    1,459,764     1,099,681    1,200,489
-------------------------------------------------------------- ------------------------- --------------------------
    NET PREMIUMS                     $  5,308,932  $ 5,682,158 $  5,195,372  $ 5,648,764 $   6,062,393 $  6,354,545
============================================================== ========================= ==========================

The maximum amount of return commissions which would have been due reinsurers if all of the Company's reinsurance had been cancelled as of December 31, 2011 and 2010 with the return of the unearned premium reserve is as follows:



                                         ASSUMED REINSURANCE       CEDED REINSURANCE                 NET
-------------------------------------------------------------- ------------------------- --------------------------
                                       UNEARNED                  UNEARNED                  UNEARNED
                                       PREMIUM      COMMISSION   PREMIUM     COMMISSION     PREMIUM     COMMISSION
                                       RESERVES      EQUITY      RESERVES      EQUITY      RESERVES       EQUITY
-------------------------------------------------------------- ------------------------- --------------------------
DECEMBER 31, 2011

 Affiliates                          $  3,342,813  $   394,470 $    830,856  $   138,051 $   2,511,957 $   256,419

 Non-affiliates                            65,890        7,775      444,215       73,807      (378,325)     (66,032)
-------------------------------------------------------------- ------------------------- --------------------------
 TOTAL                               $  3,408,703  $   402,245 $  1,275,071  $   211,858 $   2,133,632   $  190,387
============================================================== ========================= ==========================

DECEMBER 31, 2010

 Affiliates                          $  3,758,923  $   421,024 $    924,159  $   129,587 $   2,834,764 $    291,437

 Non-affiliates                            37,720        4,225      462,613       64,868      (424,893)     (60,643)
-------------------------------------------------------------- ------------------------- --------------------------
 TOTAL                               $  3,796,643  $   425,249 $  1,386,772  $   194,455 $   2,409,871 $  230,794
============================================================== ========================= ==========================

                                       53

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


As of December 31, 2011 and 2010 and for the years then ended, the Company's unearned premium reserves, paid losses and LAE, and reserves for losses and LAE (including IBNR), have been reduced for reinsurance ceded as follows:

-----------------------------------------------------------------
                           UNEARNED  PAID LOSSES   RESERVES FOR
                            PREMIUM      AND        LOSSES AND
                           RESERVES      LAE          LAE
-----------------------------------------------------------------
December 31, 2011

 Affiliates             $   830,856  $  124,663   $  10,409,887
 Non-affiliates             444,215     272,636       2,977,082
-----------------------------------------------------------------
 TOTAL                  $ 1,275,071  $  397,299   $  13,386,969
=================================================================
December 31, 2010
 Affiliates             $   924,159  $  131,717   $  10,701,691
 Non-affiliates             462,613     301,588       3,194,427
-----------------------------------------------------------------
 TOTAL                  $ 1,386,772  $  433,305   $  13,896,118
=================================================================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The Company's unsecured reinsurance recoverables as of December 31, 2011 in excess of 3.0 percent of its capital and surplus is set forth in the table below:

------------------------------------------------------------------------
                                                   NAIC CO.
REINSURER                                           CODE        2011
------------------------------------------------------------------------
Affiliates:
 Chartis U.S., Inc. Admitted Pool                     -     $ 8,527,665
 Eaglestone Reinsurance Company                     10651       722,458
 Chartis Overseas Ltd.                                -         548,081
 AIU Insurance Company                              19399       142,755
 American International Reinsurance Co. Ltd           -          53,151
 Lexington Insurance Company                        19437        28,535
 United Guaranty Insurance Company                  11715        23,187
 Chartis Europe S.A.                                  -           6,375
 Chartis Insurance UK Ltd                             -           5,725
 Chartis Specialty Insurance Company                26883         4,901
 Landmark Insurance Company                         35637         2,696
 US Life Ins Co of NY (F/ Amer Int Life Ass NY)     70106         2,434
 Chartis Insurance Company Of Canada                  -           1,750
 Chartis Select Insurance Company                   10932         1,718
 Other affiliates below $1.0 million                  -           4,469
------------------------------------------------------------------------
  TOTAL AFFILIATES                                           10,075,900
------------------------------------------------------------------------

Non-Affiliates:
 Swiss Re Group                                       -         232,415
 Lloyds Syndicates                                    -         223,289
 Transatlantic Group                                  -         216,955
 Munich Re Group                                      -         174,362
------------------------------------------------------------------------
  TOTAL  NON-AFFILIATES                                         847,021
------------------------------------------------------------------------
 Total affiliates and non-affiliates                        $ 10,922,921
========================================================================

During 2011, 2010 and 2009, the Company reported in its Statements of Operations statutory losses of $2,152, $135,317 and $10,863, respectively, as a result of commutations with the following reinsurers. The 2011 loss was comprised of losses incurred of $2,146 and premiums earned of $(6); the 2010 loss was comprised of losses incurred of $135,412, commissions incurred of $(98) and premiums earned of $(3); the 2009 losses were from losses incurred.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------
COMPANY                                    2011        2010       2009
--------------------------------------------------------------------------

Argonaut Midwest Insurance Company        $   1,882  $       -   $     -
American International Reinsurance
Company, Ltd. (a)                                -      131,629    10,284
Continental Casualty Company                     -        1,270        -
Reliastar Life Insurance Company                 -        1,296        -
Other reinsurers below $1 million               270       1,122       579
--------------------------------------------------------------------------
TOTAL                                     $   2,152  $  135,317  $ 10,863
==========================================================================

(a) Effective April 1, 2010, National Union commuted a multi-year reinsurance agreement with AIRCO. The commutation resulted in the members of the Admitted Pool recapturing loss and LAE reserves of $2,576,715 in exchange for consideration of $2,211,079, resulting in a loss of $365,636, which was pooled in accordance with the Admitted Pooling Agreement. The commutation was approved by the NY DFS and Pennsylvania Insurance Department. The Company recorded its share of these transactions based upon its stated pool percentage as follows:

                                       COMPANY'S POOLED
                           TOTAL          ALLOCATION
                         -----------   -----------------
Liabilities:
 Outstanding losses      $ 2,576,715   $        927,617
                         ============  =================
P&L:
 Paid losses                 365,636            131,629
                         ============  =================
 Net cash                $ 2,211,079   $        795,988
                         ============  =================


As of December 31, 2011 and 2010, the Company had reinsurance recoverables on paid losses in dispute of $102,721 and $115,859, respectively.

During 2011, 2010 and 2009, the Company recovered/(wrote off) reinsurance recoverable balances of $14,092, $(1,224) and $8,952, respectively.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


As described in Note 5, the Company is party to an inter-company pooling agreement. In the ordinary course of business, the Company also assumes business, primarily from affiliated entities. As of December 31, 2011 and 2010, the Company's premium receivable and losses payable on assumed business are as follows:

-------------------------------------------------------------------------------
                   2011                    AFFILIATE   NON-AFFILIATE   TOTAL
-------------------------------------------------------------------------------
Premiums in course of collection           $ 165,233   $ 36,933      $ 202,166

Reinsurance payable on paid loss
and loss adjustment expenses                  71,426     11,807         83,233

-------------------------------------------------------------------------------
                   2010                    AFFILIATE  NON-AFFILIATE   TOTAL
-------------------------------------------------------------------------------
Premiums in course of collection
                                           $ 146,906   $ 11,982      $ 158,888
Reinsurance payable on paid loss
and loss adjustment expenses                 150,327      4,755        155,082

The primary components of the affiliated assumed reinsurance balances summarized above, and excluding members of the Admitted Pool, relate to reinsurance agreements with the following:

                                                       2011                          2010
-------------------------------------------------------------------------------------------------------------------

                                          PREMIUMS IN   REINSURANCE PAYABLE     PREMIUMS IN    REINSURANCE PAYABLE
                                           COURSE OF   ON PAID LOSS AND LOSS     IN COURSE   ON PAID LOSS AND LOSS
                                          COLLECTION     ADJUSTMENT EXPENSES     COLLECTION    ADJUSTMENT EXPENSES
-------------------------------------------------------------------------------------------------------------------
Chartis Overseas Ltd.                     $    42,610  $              13,061    $    14,735  $              20,053
Chartis Excess Ltd.                             8,210                     36              -                      -
Lexington Insurance Co.                         7,986                 10,262         16,421                 17,730
Chartis Europe SA                               7,984                  9,237          7,544                 11,977
Chartis Insurance Company of Canada             7,179                  6,348              -                      -
Chartis Insurance UK Ltd.                       6,947                  6,679         11,225                  4,051
CA De Seguros American Intl                     5,270                  1,337              -                      -
La Meridional Compania Argentina
de Seguros S.A.                                 3,757                  1,210              -                      -
Chartis Specialty Insurance. Co.                3,195                  1,321            388                    597
National Union Ins. Co. of Vermont              2,225                  9,024             47                 15,310
Chartis Insurance Company - Puerto Rico         1,473                  1,269         10,632                    310
United Guaranty Residential Ins. Co.              461                (50,400)           245                 20,558
Chartis Australia Insurance Ltd.                    -                  4,945              -                      -
AIU Insurance Co.                              (2,539)                (3,624)        (8,361)                (8,316)

Effective January 1, 2010, Chartis Specialty Insurance Company (Chartis Specialty) commuted its quota share and stop loss reinsurance agreements with National Union. In accordance with the commutation agreement, National Union transferred cash and securities totaling $4,041,671 to Chartis Specialty. This amount was net of a ceding commission

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


of $220,094. The Company recorded its share of these transactions based upon its stated pool percentage and reported the net impact on its financial statements from these transactions as follows:

                                                     COMPANY'S POOLED
                                   TOTAL               ALLOCATION
                                 ------------        -----------------
Liabilities:

 Outstanding losses              $ 3,278,251         $     1,180,170

 Unearned premium reserves           933,787                  336,163

 Other                                49,727                   17,902
                                 ------------        -----------------
                                   4,261,765                1,534,235
                                 ------------        -----------------
P&L:
 Ceding commission                   220,094                   79,234
                                 ------------        -----------------
                                 $ 4,041,671         $       1,455,001
                                 ============        =================

NOTE 7 - DEPOSIT ACCOUNTING ASSETS AND LIABILITIES

Certain of the products offered by the Company include funding components or have been structured in a manner such that little or no insurance risk is transferred. Funds received in connection with these arrangements are recorded as deposit liabilities, rather than premiums and incurred losses. In addition, the Company has entered into several ceded reinsurance arrangements, both treaty and facultative, which were determined to be deposit agreements. Conversely, funds paid in connection with these arrangements are recorded as deposit assets, rather than as ceded premiums and ceded incurred losses.

As of December 31, 2011 and 2010, the Company's deposit assets and liabilities were comprised of the following:

---------------------------------------------------------------------------
                          Deposit    Deposit     Funds Held     Funds Held
                          Assets   Liabilities    Assets      Liabilities
-----------------------------------------------  --------------------------
December 31, 2011:
 Direct                  $      -  $    97,581   $        -   $          -
 Assumed                        -           44            -              -
 Ceded                          3            -            -          4,848

----- -----------------------------------------  --------------------------
 TOTAL                   $      3  $    97,625   $        -   $      4,848
===============================================  ==========================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------
                                         DEPOSIT    DEPOSIT     FUNDS HELD    FUNDS HELD
                                         ASSETS   LIABILITIES     ASSETS     LIABILITIES
--------------------------------------------------------------  -------------------------
December 31, 2010:
 Direct                                $       -  $   100,648   $        -   $         -
 Assumed                                       -       89,243       88,515             -
 Ceded                                       686            -            -           990
--------------------------------------------------------------  -------------------------
 TOTAL                                 $     686  $   189,891   $   88,515   $       990
==============================================================  =========================

A reconciliation of the Company's deposit asset and deposit liabilities as of December 31, 2011 and 2010 is set forth in the table below:

                                                 2011                          2010
-----------------------------------------------------------------    ---------------------------
                                         DEPOSIT       DEPOSIT        DEPOSIT        DEPOSIT
                                         ASSETS      LIABILITIES       ASSETS       LIABILITIES
-----------------------------------------------------------------    ---------------------------
Balance at January 1                   $      686    $   189,891     $    1,595    $    178,479
 Deposit activity, including loss
 recoveries                                  (683)       (90,764)        (1,622)          8,358
 Interest income or expense, net of
 amortization of margin                        -          (1,502)           713           3,054
 Non-admitted asset portion                    -              -              -              -
-----------------------------------------------------------------    ---------------------------
BALANCE AS OF DECEMBER 31              $        3    $    97,625     $      686    $   189,891
=================================================================    ===========================

                                                 2011                          2010
-----------------------------------------------------------------    ---------------------------
                                       FUNDS HELD     FUNDS HELD     FUNDS HELD     FUNDS HELD
                                         ASSETS      LIABILITIES        ASSETS     LIABILITIES
-----------------------------------------------------------------    ---------------------------
Balance at January 1                   $   88,515    $       990     $   88,515    $         -
 Contributions                                 -           4,753             -              990
 Withdrawals                              (88,515)          (895)            -               -
 Interest                                      -              -              -               -
-----------------------------------------------------------------    ---------------------------
BALANCE AS OF DECEMBER 31              $       -     $     4,848     $   88,515    $        990
=================================================================    ===========================

In 2011, the Company determined, based on settlement of related litigation, that an assumed reinsurance deposit transaction had terminated, and the Company eliminated assumed deposit liabilities of $90,000 and related funds held assets of $88,200.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 8 - FEDERAL INCOME TAXES

The Company files a consolidated U.S. federal income tax return with the Ultimate Parent, AIG. AIG's domestic subsidiaries can be found on Schedule Y of the Company's annual statement.

The Company is allocated U.S. federal income taxes based upon an accounting policy that was amended, effective January 1, 2010. This accounting policy provides that the Company shall reflect in its financial statements the tax liability that would have been paid by the Company if it had filed a separate federal income tax return except that Chartis, Inc. assumes the current liability (and future risks and rewards of the tax position taken) associated with the Company's unrecognized tax benefits by means of a deemed capital contribution transaction. Unrecognized tax benefits is defined as any liability recorded in accordance with Financial Accounting Standards Board Interpretation No. 48 -- Accounting for Uncertainty in Income Taxes (FIN 48) which would include any tax liability recorded as the result of an agreed upon adjustment with the tax authorities, except ones arising as a result of errors or omissions.

While the accounting policy described above governs the current and deferred tax recorded to the income tax provision, the amount of cash that will be paid or received for U.S. federal income taxes is governed by an intercompany tax settlement arrangement entered into with Chartis, Inc. The terms of this intercompany cash settlement arrangement are based on principles consistent with the accounting policy for allocating income tax expense or benefit to the Company above, except that:

     - Any tax realized by the Company from the creation of a deferred inter-company gain (as determined under Treasury Regulation Section 1.1502-13) in which no consideration was received will be paid by the Subgroup Parent.

     - To the extent that (1) tax attributes are created outside of the normal course of business, (2) that cash benefit is received by Chartis, Inc. under its separate tax allocation agreement with Parent in advance of when the attributes are actually utilized in the AIG consolidated U.S. federal tax return, and (3) these identified tax attributes expire unused in the AIG consolidated tax return, Chartis, Inc. shall reimburse Parent for this amount and apportion such amount to the Company to the appropriate extent. The Company shall make any required reimbursements within 30 days after Chartis, Inc. receives notice from Parent. Consistent SSAP 10R principles and the Company's tax accounting policy for allocating taxes, any payment made under this provision would be accounted for as a distribution. At December 31, 2011, the Company has not generated any attributes outside of the normal course of business that could cause this provision of the agreement to become applicable.

     - In accordance with N.Y. Department of Insurance Circular Letter 1979-33, Subgroup Parent or Parent shall establish and maintain an escrow account for amounts where the Company's separate return liability exceeds the consolidated tax liability of the Parent group.

The Company had a prior tax sharing agreement in place during the 2008 and 2009 years with Chartis, Inc. The key differences between the 2008/2009 tax sharing agreement and the 2010 tax sharing agreement are: (i) the Company had to pay its separate federal income tax liability without taking into account tax credits, whereas they may take into account tax credits under the 2010 tax sharing agreement; (ii) the Company did not have to pay for any tax arising from

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


gains from Qualifying Transactions (which were defined as deferred intercompany gains as defined in Treas. Reg. Section 1502-13 from the sale of stock or substantially all the assets of an operating subsidiary), whereas the 2010 agreement only exempts for deferred intercompany transactions for which no consideration was received; (iii) the Company did not have to pay any tax arising from Asset Sales (which were defined in the FRBNY credit facility between AIG and the Federal Reserve), so long as the net proceeds were remitted to AIG, whereas the 2010 agreement deletes references to Asset Sales since AIG repaid its obligations to FRBNY under the credit facility and (iv) the Company was paid for the use by the Subgroup of the Company's excess attributes that were utilized by the Subgroup, but under the 2010 agreement, the Company must be able to utilize the asset on its own separate company liability basis.

The federal income tax recoverable/payable in the accompanying statement of admitted assets, liabilities, capital and surplus are due to/from Chartis, Inc. The statutory U.S. federal income tax rate is 35 percent at December 31, 2011.

The   components   of  the   Company's   net  deferred  tax   assets/liabilities
("DTA"/"DTL") as of December 31, 2011 and 2010 are as follows:

                                                    DECEMBER 31, 2011                         DECEMBER 31, 2010
                                        ----------------------------------------  ---------------------------------------
 DESCRIPTION                               ORDINARY      CAPITAL        TOTAL       ORDINARY      CAPITAL        TOTAL
--------------------------------------  ----------------------------------------  ---------------------------------------

 Gross deferred tax assets               $  1,632,616  $   122,640  $  1,755,256  $  1,501,814  $   265,330  $  1,767,144
 Less statutory valuation allowance                 -            -             -       633,968      131,367       765,335
                                        ----------------------------------------  ---------------------------------------
 Adjusted gross deferred tax assets         1,632,616      122,640     1,755,256       867,846      133,963     1,001,809
 Gross deferred tax liabilities               (58,661)    (176,253)     (234,914)      (67,312)    (133,963)     (201,275)
                                        ----------------------------------------  ---------------------------------------
 Net deferred tax asset/(liabilities)       1,573,955      (53,613)    1,520,342       800,534            -       800,534
 Deferred tax assets non-admitted            (828,450)           -      (828,450)      (17,769)           -       (17,769)
                                        ----------------------------------------  ---------------------------------------
 Net admitted deferred tax assets        $    745,505  $   (53,613) $    691,892  $    782,765  $         -  $    782,765
                                        ========================================  =======================================

                                                        CHANGE
                                        ----------------------------------------
 DESCRIPTION                               ORDINARY      CAPITAL        TOTAL
--------------------------------------  ----------------------------------------

 Gross deferred tax assets               $    130,802  $  (142,690) $    (11,888)
 Less statutory valuation allowance          (633,968)    (131,367)     (765,335)
                                        ----------------------------------------
 Adjusted gross deferred tax assets           764,770      (11,323)      753,447
 Gross deferred tax liabilities                 8,651      (42,290)     (33,639)
                                        ----------------------------------------
 Net deferred tax asset/(liabilities)         773,421      (53,613)      719,808
 Deferred tax assets non-admitted            (810,681)           -      (810,681)
                                        ----------------------------------------
 Net admitted deferred tax assets        $    (37,260)   $ (53,613) $    (90,873)


The Company has elected to admit DTAs pursuant to paragraph 10.e. It recorded an increase in admitted DTAs as the result of its election to employ the provision of Paragraph 10.e. as follows:

                                                                              DECEMBER 31, 2011              DECEMBER 31, 2010
                                                                      ------------------------------ -------------------------------
  DESCRIPTION                                                           ORDINARY  CAPITAL    TOTAL    ORDINARY  CAPITAL    TOTAL
--------------------------------------------------------------------- ------------------------------ -------------------------------

  Increase in DTA from carried back losses that reverse in subsequent
 three calendar years that are carried back to recoup taxes            $       -  $     -  $       -  $       -  $     -  $       -
  Increase in DTA from the lesser of adjusted gross DTAs realizable
 within 36 months or 15% of statutory surplus                            450,661        -    450,661    260,922        -    260,922
  Increase in DTA from adjusted gross DTAs that can be offset against
 DTLs                                                                          -        -          -          -        -          -
                                                                      ------------------------------ -------------------------------
  Total Increase in DTA admitted pursuant to Paragraph 10.e            $ 450,661  $     -  $ 450,661  $ 260,922  $     -  $ 260,922
                                                                      ============================== ===============================
                                                                                   CHANGE
                                                                       ------------------------------
  DESCRIPTION                                                           ORDINARY   CAPITAL   TOTAL
---------------------------------------------------------------------  ------------------------------

  Increase in DTA from carried back losses that reverse in subsequent
 three calendar years that are carried back to recoup taxes             $       -  $     - $       -
  Increase in DTA from the lesser of adjusted gross DTAs realizable
 within 36 months or 15% of statutory surplus                             189,739        -   189,739
  Increase in DTA from adjusted gross DTAs that can be offset against
 DTLs                                                                           -        -         -
                                                                       ------------------------------
  Total Increase in DTA admitted pursuant to Paragraph 10.e             $ 189,739  $     - $ 189,739
                                                                       ==============================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The amount of admitted deferred tax assets, admitted assets, statutory surplus and total adjusted capital in the risk-based capital calculation resulting from the use of paragraph 10.a., 10.b., 10.c., 10.e. are as follows:

                                                                       DECEMBER 31, 2011                     DECEMBER 31, 2010
                                                            ----------------------------------- ------------------------------------
    DESCRIPTION                                              ORDINARY     CAPITAL      TOTAL     ORDINARY     CAPITAL       TOTAL
    ------------------------------------------------------  ----------------------------------- ------------------------------------

    Carried back losses that reverse in subsequent
      calendar year                                          $       -  $        -  $        -   $        -  $         - $        -
    The lesser of adjusted gross DTAs realizable
      within 12 months or 10% of statutory surplus             241,231           -     241,231      521,844            -    521,844
                                                            ----------------------------------- ------------------------------------
    Adjusted gross DTAs that can be offset against DTLs        112,273     122,641     234,914       67,312      133,963    201,275
                                                            ----------------------------------- ------------------------------------
    Total DTA admitted pursuant to Paragraphs 10.a, 10.b
      and 10.c                                                 353,504     122,641     476,145      589,156      133,963    723,119
                                                            ----------------------------------- ------------------------------------

 Admission Calculation Components
 SSAP 10R, Paragraph 10.e

    Carried back losses that reverse in subsequent
      three calendar years                                           -           -           -            -            -          -
    The lesser of adjusted gross DTAs realizable
      within 36 months or 15% of statutory surplus             450,661           -     450,661      260,922            -    260,922
                                                            ----------------------------------- ------------------------------------
    Adjusted gross DTAs that can be offset against DTLs              -           -           -            -            -          -
                                                            ----------------------------------- ------------------------------------
    Additional DTA admitted pursuant to Paragraph 10.e         450,661           -     450,661      260,922            -    260,922
                                                            ----------------------------------- ------------------------------------

    Total DTA Admitted Under SSAP 10R                          804,165     122,641     926,806      850,077      133,963    984,040
    Total DTL                                                  (58,661)   (176,253)   (234,914)     (67,312)    (133,963)  (201,275)
                                                            ----------------------------------- ------------------------------------

    Net Admitted DTA                                         $ 745,504  $  (53,612) $  691,892   $  782,765  $         - $  782,765
                                                            =================================== ====================================

 Used in SSAP 10R, Par. 10 d

    Total adjusted capital                                           -           -   5,282,793            -            -  6,376,918
                                                                                   ------------                          -----------
    Authorized control level                                         -           -   1,237,484            -            -  1,524,545
                                                                                   ------------                          -----------

                                                                          CHANGE
                                                            ------------------------------------
     DESCRIPTION                                              ORDINARY    CAPITAL     TOTAL
    ------------------------------------------------------  ------------------------------------

    Carried back losses that reverse in subsequent
      calendar year                                          $       -  $        -  $         -
    The lesser of adjusted gross DTAs realizable
      within 12 months or 10% of statutory surplus            (280,613)          -     (280,613)
                                                            ------------------------------------
    Adjusted gross DTAs that can be offset against DTLs         44,961     (11,322)      33,639
                                                            ------------------------------------
    Total DTA admitted pursuant to Paragraphs 10.a, 10.b
      and 10.c                                                (235,652)    (11,322)    (246,974)
                                                            ------------------------------------

 Admission Calculation Components
 SSAP 10R, Paragraph 10.e

    Carried back losses that reverse in subsequent
      three calendar years                                           -           -            -
    The lesser of adjusted gross DTAs realizable
      within 36 months or 15% of statutory surplus             189,739           -      189,739
                                                            ------------------------------------
    Adjusted gross DTAs that can be offset against DTLs              -           -            -
                                                            ------------------------------------
    Additional DTA admitted pursuant to Paragraph 10.e         189,739           -      189,739
                                                            ------------------------------------

    Total DTA Admitted Under SSAP 10R                          (45,912)    (11,322)     (57,234)
    Total DTL                                                    8,651     (42,290)     (33,639)
                                                            ------------------------------------

    Net Admitted DTA                                         $ (37,261) $  (53,612) $   (90,873)
                                                            ====================================

 Used in SSAP 10R, Par. 10 d

    Total adjusted capital                                           -           -  (1,094,125)
                                                                                   -------------
    Authorized control level                                         -           -    (287,061)
                                                                                   -------------

The following table provides the Company's assets, capital and surplus, and Risk Based Capital information with the DTA calculated under SSAP 10R paragraphs 10.a. to 10.c. and the additional DTA determined under SSAP 10R paragraph 10.e.:

                                                          DECEMBER 31, 2011                     DECEMBER 31, 2010
                                                   ------------------------------------ ----------------------------------
        DESCRIPTION                                  ORDINARY   CAPITAL       TOTAL      ORDINARY   CAPITAL        TOTAL
       ------------------------------------------- ------------------------------------ ------------- --------- ----------

 SSAP 10R, Paragraphs 10.a, 10.b, and 10.c

        Admitted deferred tax assets                $ 294,843  $ (53,612) $    241,231   $ 521,844  $     -  $    521,844
        Admitted assets                                     -          -    23,449,611           -        -    26,155,673
        Adjusted statutory surplus                          -          -     5,216,642           -        -     6,412,177
        Total adjusted capital from DTA                     -          -     5,216,642           -        -     6,412,177

 Increased amounts due to SSAP 10R, Paragraph 10.e

        Admitted deferred tax assets                  745,504    (53,612)      691,892     782,765        -       782,765
        Admitted assets                                     -          -    23,900,272           -        -    26,416,595
        Statutory surplus                                   -          -  $  5,667,303           -        -  $  6,673,099

                                                                  CHANGE
                                                   ------------------------------------
        DESCRIPTION                                  ORDINARY   CAPITAL       TOTAL
       ------------------------------------------- ------------------------------------
 SSAP 10R, Paragraphs 10.a, 10.b, and 10.c

        Admitted deferred tax assets                $(227,001) $ (53,612) $   (280,613)
        Admitted assets                                     -          -    (2,706,062)
        Adjusted statutory surplus                          -          -    (1,195,535)
        Total adjusted capital from DTA                     -          -    (1,195,535)

 Increased amounts due to SSAP 10R, Paragraph 10.e

        Admitted deferred tax assets                  (37,261)   (53,612)      (90,873)
        Admitted assets                                     -          -    (2,516,323)
        Statutory surplus                                   -          -  $ (1,005,796)

The Company has employed tax planning strategies in determining the amount of adjusted gross and net admitted deferred tax assets. Tax planning strategies increased ordinary adjusted gross DTAs by $1,312,815 and net admitted DTAs by $64,523. Tax planning strategies had no impact upon capital adjusted gross DTAs and net admitted capital DTAs, all of which were non-admitted.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


During 2011, 2010 and 2009, the Company's current income tax expense/(benefit) was comprised of the following:

 For the years ended December 31,                 2011         2010         2009
------------------------------------------------------------------------------------

  Federal income tax                           $  (95,734) $  (142,812) $  (215,953)
  Foreign income tax                               (8,461)      (5,462)      37,836
                                              --------------------------------------
        Subtotal                                 (104,195)    (148,274)    (178,117)
  Federal income tax on net capital gains           90,032     169,323       57,389
  Other - including return to provision                -         6,354       55,810
                                              --------------------------------------
  Federal and foreign income taxes incurred    $  (14,163) $    27,403  $   (64,918)
                                              =====================================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The composition of the Company's net deferred tax assets as of December 31, 2011 and 2010, along with the changes in deferred income taxes for 2011, is set forth in the table below:

Deferred tax assets:

     Ordinary                                                   2011           2010         CHANGE
                                                            -----------------------------------------

            Loss reserve discount                            $   416,180   $   488,039   $   (71,859)
            Non-admitted assets                                  126,696       146,586       (19,890)
            Unearned premium reserve                             200,003       224,940       (24,937)
            Goodwill & deferred revenue                           29,941        29,941             -
            Bad debt expense                                      74,123        88,502       (14,379)
            Net operating loss carryforward                      461,242       376,835        84,407
            Foreign tax credits                                   69,946        99,895       (29,949)
            Deferred tax of foreign entities                      43,675        38,621         5,054
            Investments                                          118,681          -          118,681
            Deferred loss on branch conversion                     9,555          -            9,555
            Intangibles                                           22,280          -           22,280
            Other temporary difference                            60,293         8,455        51,838
                                                            -----------------------------------------
                                                 Subtotal      1,632,615     1,501,814       130,801

      Statutory valuation allowance adjustment                       -        (633,968)      633,968
      Non-admitted                                              (828,450)      (17,769)     (810,681)
                                                            -----------------------------------------

      Admitted ordinary deferred tax assets                      804,165       850,077       (45,912)
                                                            -----------------------------------------

      Capital


            Investments writedown                                110,936       149,630       (38,694)
            Unrealized capital losses                             11,335        87,003       (75,668)
            Deferred intercompany loss                                 -        28,697       (28,697)
            Other temporary difference                               370             -           370
                                                            ------------- ------------- ---------------
                                                 Subtotal        122,641       265,330      (142,689)

      Statutory valuation allowance adjustment                         -      (131,367)      131,367
      Non-admitted                                                     -             -             -
                                                            -----------------------------------------

      Admitted capital deferred tax assets                       122,641       133,963       (11,322)
                                                            -----------------------------------------

                                                            -----------------------------------------
      TOTAL ADMITTED DEFERRED TAX ASSETS                     $   926,806   $   984,040   $   (57,234)
                                                            =========================================

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


Deferred tax liabilities:

     Ordinary                                                                           2011          2010        CHANGE
                                                                                   ----------------------------------------

            Investments                                                             $   (46,868)  $   (17,160)  $  (29,708)
            Other (including items <5% of total ordinary tax liabilities)               (11,793)      (50,152)      38,359
                                                                                   ----------------------------------------
                                                                        Subtotal        (58,661)      (67,312)       8,651


     Capital

            Investments                                                                 (19,064)            -      (19,064)
            Unrealized capital gains                                                   (157,189)     (133,963)     (23,226)
                                                                                   ----------------------------------------
                                                                        Subtotal       (176,253)     (133,963)     (42,290)

                                                                                   ----------------------------------------
 TOTAL DEFERRED TAX LIABILITIES                                                     $  (234,914)  $  (201,275)  $  (33,639)
                                                                                   ----------------------------------------


 NET ADMITTED DEFERRED TAX ASSETS/(LIABILITIES):                                    $   691,892   $   782,765   $  (90,873)
                                                                                   ========================================

The change in net deferred tax assets is comprised of the following: (this analysis is exclusive of non-admitted assets as the Change in Non-Admitted Assets is reported separately from the Change in Net Deferred Income Taxes in the surplus section of the Annual Statement):

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------

Description                                                       2011         2010       CHANGE
                                                             --------------------------------------

 Adjusted gross deferred tax assets                           $ 1,755,256  $ 1,001,809  $  753,447
 Total deferred tax liabilities                                  (234,914)    (201,275)    (33,639)
                                                             --------------------------------------
 Net deferred tax assets                                        1,520,342      800,534     719,808
 Deferred tax assets/(liabilities) - SSAP 3                                                     -
 Deferred tax assets/(liabilities) - unrealized                                              3,008
 Deferred tax - noncash settlement through paid-in-capital                                  57,153

                                                                                       ------------
 Total change in deferred tax                                                              659,647
                                                                                       ============

 Change in deferred tax - current year                                                     643,845
 Change in deferred tax - current year - other surplus items                                15,802
                                                                                       ------------
 Change in deferred tax - current year - total                                             659,647
                                                                                       ============

                                                                CURRENT      DEFERRED      TOTAL
                                                             --------------------------------------
 SSAP 3 impact:
       SSAP 3 - general items                                     (20,102)      90,565      70,463
       SSAP 3 - unrealized gain/loss                                   -      (101,902)   (101,902)
                                                             --------------------------------------
       Total SSAP 3                                               (20,102)     (11,337)    (31,439)
       SSAP 3 - statutory valuation allowance                          -        11,337      11,337
                                                             --------------------------------------
       SSAP 3 - adjusted tax assets and liabilities               (20,102)          -     (20,102)
       SSAP 3 - non-admitted impact                                22,382           -       22,382
                                                             --------------------------------------
 Total SSAP 3 impact                                          $     2,280           -   $    2,280
                                                             ======================================

STATUTORY VALUATION ALLOWANCE

Under SSAP 10R, statutory gross deferred tax assets must be reduced to the extent it is determined that valuation allowance would be required under U.S. GAAP valuation allowance principles pursuant to Accounting Standard Codification
(ASC) 740, Income Taxes. Significant judgment is required in determining the provision for income taxes and, in particular, in the assessment of whether and in what magnitude a valuation allowance should be recorded. At December 31, 2011, the Company recorded gross deferred tax assets before valuation allowance of tax assets of $1,755,256. Management believes that it is more likely than not that these assets will be realized in the forseeable future therefore the Company has not recorded a valuation allowance against its deferred tax asset. This assessment is based on the Company's expectation based on a "more likely than not" standard in measuring its ability to realize its gross deferred tax assets reported on the Company's statement of admitted assets at December 31, 2011.

When making its assessment about the realization of its deferred tax assets at December 31, 2011, the Company considered all available evidence, as required by income tax accounting guidance, including:

     -    the  nature,   frequency,  and  severity  of  current  and  cumulative
          financial reporting losses;

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     - transactions completed and transactions expected to be completed in the near future;

     - the carryforward periods for the net operating and capital loss and foreign tax credit carryforward;

     - the application of the amended tax sharing agreement between the tax Sub Group and the Ultimate Parent; and

     - tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets.

Despite the existence of cumulative losses in recent years, including losses related to adverse development in 2009, 2010 and 2011, the Company has been able to implement tax planning strategies to protect against the loss of deferred tax assets, and the Company has concluded that it is more likely than not that its net deferred tax assets will be realized at December 31, 2011.

In concluding that a portion of the statutory gross deferred tax assets are realizable under the U.S. GAAP valuation allowance model, the Company considered both the positive and negative evidence regarding its ability to generate sufficient taxable income to realize the reported adjusted deferred tax assets.

Negative evidence included (i) the existence of cumulative losses in recent years, including losses related to adverse development in 2009 and 2010 of $1,006,000 and $1,506,600, respectively; (ii) the risk that the Company will not be able to execute upon on all of its strategies and actions in the anticipated timeframe; (iii) that Chartis is unable to continue generating profits from the foreign insurance business which the Company has asserted that it can reinsure into the Company; and (iv) that the Company is unable to identify securities earning the investment yields contemplated in the projections and strategies which represented yields ranging from 3.75 percent to 10.8 percent.

Positive evidence included the availability of prudent and feasible tax planning strategies and AIG's, Chartis' and the Company's ability to execute on tax planning strategies and/or actions, if required, that would allow the Company to generate taxable income in order to realize the statutory gross deferred tax assets. These tax planning strategies included: (i) converting tax-exempt investment income to taxable investment income through both the municipal bond borrowing program or through the sale of additional tax-exempt securities to third parties and affiliates and reinvestment of the proceeds in taxable securities; and (ii) investing available resources into higher yielding assets.

It is important to note, estimates of future taxable income generated from specific transactions and tax planning strategies could change in the near term, perhaps materially, which may require the Company to adjust its assessment of the need for a valuation allowance. Such adjustments could be material to the Company's financial condition or its results of operations for an individual reporting period.

STATUTORY ADMISSIBILITY

Once the $1,755,256 of adjusted gross deferred tax asset was quantified, this value was assessed for statutory admissibility using SSAP 10R's three part test. The first test allows for the admissibility of adjusted gross deferred tax assets that are expected to reverse in the next three years and could be used to recover taxes paid in prior years. Based upon the Company's tax sharing agreements discussed at Note 8, no carryback potential exists and thus no adjusted gross deferred tax asset can be admitted under this first test. The second test allows for an adjusted gross deferred tax asset to be admitted based upon the lesser of 15 percent of adjusted statutory surplus of the most recently filed

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


statement and the adjusted gross deferred tax assets expected to reverse within the next three years and that it is expected to be realized (i.e., provide incremental cash tax savings). Under this test, the Company is required to project future taxable income. If operating results differ from those expected in the Company's projections, the amount of the adjusted gross deferred tax asset admitted could materially change. The Company's projections used in determining the admissibility of adjusted gross deferred tax assets included the consideration of the tax planning actions and strategies discussed above and carry similar risks, including the possibility of continuing adverse development in the prior year loss reserves. Finally, the adjusted gross deferred tax assets not admitted under the first two tests can be admitted to the extent there are existing deferred tax liabilities allowable under the relevant tax law. As a result of these tests for statutory admissibility, $691,892 of adjusted gross deferred tax assets were admitted as of December 31, 2011.

The Company does not have any unrecorded deferred tax liabilities.

The Company's income tax incurred and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35 percent to income before income taxes as follows:

                                                       2011                    2010                     2009
                                               ---------------------  ------------------------  ------------------------
 Description                                     AMOUNT   TAX EFFECT    AMOUNT    TAX EFFECT     AMOUNT      TAX EFFECT
---------------------------------------------  ---------------------  ------------------------  ------------------------
 Net income before federal income taxes and
 capital gains taxes                           $ 480,413  $ 168,145   $ (749,113) $  (262,190) $  184,874  $     64,706
 Book to tax adjustments:
   Tax exempt income                            (304,201)  (106,470)    (420,450)    (147,157)   (456,093)     (159,633)
   Intercompany dividends                         (6,294)    (2,203)           -            -     (94,815)      (33,185)
   Dividend received deduction                      (451)      (158)      (8,767)      (3,069)    (18,128)       (6,345)
   Subpart F income, gross-up & foreign
   tax credits                                    14,771     (3,291)     (36,387)     (13,104)          -             -
   Meals and entertainment                             -          -          567          199         862           302
   Stock options and other compensation           27,409      9,593        4,644        1,625           -             -
   Non-deductible penalties                        1,442        505            -            -           -             -
   Change in non-admitted assets                  84,424     29,549      162,087       56,731    (102,726)      (35,954)
   Change in tax position                              -     (5,702)           -       11,310           -        59,878
   Statutory valuation allowance               (753,998)   (753,998)     765,335      765,335           -             -
   Sale of divested entities                           -          -            -            -     (70,576)      (24,702)
   Return to provision                                 -    (5,690)            -       19,394           -        11,457
   Branch incorporation & conversion (Hong
  Kong/Singapore/Australia)                         (536)      (188)           -            -           -             -
   Non-deductible expenses                        34,253     11,989            -            -           -         1,399
   Other                                            (252)       (89)           -       (5,297)     (4,392)       (2,195)
------------------------------------------------------------------------------------------------------------------------
          Total book to tax adjustments         (903,433)  (826,153)     467,029      685,967    (745,868)     (188,978)
------------------------------------------------------------------------------------------------------------------------
 Total federal taxable income and tax          $(423,020) $(658,008)  $ (282,084) $   423,777  $ (560,994)    $(124,272)
========================================================================================================================

 Federal income tax incurred                               (104,195)                 (141,920)                 (122,307)
 Federal income tax on realized capital gains                90,032                   169,323                    57,389
 Change in deferred tax                                    (659,647)                  396,374                   (59,354)
 Less: Change in deferred tax - other
  surplus items                                              15,802                         -                         -
                                                          ---------               -----------              -------------
 Total tax                                                $(658,008)              $   423,777              $   (124,272)
                                                          =========               ===========              =============

As of December 31, 2011, the Company had $69,946 foreign tax credits carry forwards expiring through the year 2021, and $1,317,835 of net operating loss carry forwards expiring through the year 2031 that are available to offset against future taxable income. The Company has no capital loss carry forwards remaining as of December 31, 2011 and no other unused tax credits available to offset against future taxable income as of December 31, 2011 and 2010.

The Company has an enforceable right to recoup federal income taxes in the event of future net losses which it may

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


incur or to recoup its net losses carried forward as an offset to future net income subject to federal income taxes. Currently, there is no federal income tax incurred available for recoupment in the event of future net operating losses for tax purposes.

As of December 31, 2011, the Company had no deposits under IRC Section 6603.

In 2009, tax liabilities relating to uncertain tax positions and tax return errors and omissions relating to the Company were held by Chartis, Inc., the Subgroup Parent. Pursuant to the amended tax sharing agreement that was effective January 1, 2010, Chartis, Inc. continues to assume the liabilities for uncertain tax positions of the Company; however any change in liability relating to tax return errors and omissions are now reflected as liabilities of the Company at December 31, 2011. As of December 31, 2011, the Company recorded gross liabilities related to tax return errors and omissions in the amount of $17,411.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

 At December 31, 2011

 MAJOR TAX JURISDICTIONS          OPEN TAX YEARS
--------------------------------------------------
 UNITED STATES                     2000 - 2010


NOTE 9 - PENSION PLANS AND DEFERRED COMPENSATION ARRANGEMENTS

A.   PENSION PLAN


     Employees of AIG, its subsidiaries and certain affiliated companies, including employees in foreign countries, are generally covered under various funded and insured pension plans. Eligibility for participation in the various plans is based on either completion of a specified period of continuous service or date of hire, subject to age limitation.

     The AIG Retirement Plan (the AIG U.S. Plan) is a qualified, non-contributory defined benefit retirement plan which is subject to the provisions of the Employee Retirement Income Security Act (ERISA) of 1974. All employees of AIG and most of its subsidiaries and affiliates who are regularly employed in the United States, including certain U.S. citizens employed abroad on a U.S. dollar payroll, and who have attained age 21 and completed twelve months of continuous service are eligible to participate in this plan. An employee with 5 or more years of service is entitled to pension benefits beginning at normal retirement at age 65. Benefits are based upon a percentage of average final compensation multiplied by years of credited service limited to 44 years of credited service. The average final compensation is subject to certain limitations. The employees may elect certain options with respect to their receipt of their pension benefits including a joint and survivor annuity. An employee with 10 or more years of service may retire early from age 55 to 64. An early retirement factor is applied resulting in a reduced benefit. If an employee terminates with less than 5 years of service, such employee forfeits his or her right to receive any accumulated pension benefits.

     The Company is jointly and severally responsible with AIG and other participating companies for funding

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


      obligations for the AIG U.S. Plan, ERISA qualified defined contribution plans and ERISA plans issued by other AIG subsidiaries (the ERISA Plans). If the ERISA Plans do not have adequate funds to pay obligations due participants, the Pension Benefit Guaranty Corporation or Department of Labor could seek payment of such amounts from the members of the AIG ERISA control group, including the Company. Accordingly, the Company is contingently liable for such obligations. The Company believes that the likelihood of payment under any of these plans is remote. Accordingly, the Company has not established any liability for such contingencies.

      Annual funding requirements are determined based on the "traditional unit credit" cost method. The objective under this method is to fund each participant's benefit under the plan as it accrues. Thus, the total pension to which each participant is expected to become entitled at retirement is broken down into units, each associated with a year of past or future credited service.

      Effective April 1, 2012, the AIG U.S. Plan and AIG Excess plans will be converted from final average pay to cash balance formulas comprised of pay credits based on 6 percent of a plan participant's annual compensation (subject to IRS limitations for the qualified plan) and annual interest credits. However, employees satisfying certain age and service requirements remain covered under the final average pay formula in the respective plans.

      The following table sets forth the funded status of the AIG U.S. Plan, valued in accordance with SSAP No. 89, Accounting for Pensions (SSAP 89).

     -----------------------------------------------------------------------
     AS OF DECEMBER 31,                         2011            2010
     -----------------------------------------------------------------------
     Fair value of plan assets              $   3,432,515   $   3,424,553
     Less projected benefit obligation          4,219,931       3,574,840
     -----------------------------------------------------------------------
     Funded status                          $    (787,416)  $    (150,287)
     =======================================================================


      The weighted average assumptions that were used to determine its pension benefit obligations as of December 31, 2011, 2010 and 2009 are set forth in the table below:

     ---------------------------------------------------------------------------------------------------------
     AS OF DECEMBER 31,                                2011                  2010                 2009
     ---------------------------------------------------------------------------------------------------------
      Discount rate                                     4.62%                5.50%                 6.00%
      Rate of compensation increase (average)           4.00%                4.00%                 4.00%
      Measurement date                           December 31, 2011    December 31, 2010     December 31, 2009
      Medical cost trend rate                            N/A                  N/A                   N/A
     ---------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------

      In 2011 and 2010, AIG allocated defined benefit expenses to the Company and its affiliates. The Company's allocated share of net expense for the AIG U.S. Plan was approximately $7,922 and $11,968 for 2011 and 2010, respectively.

                        AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     AIG also sponsors several unfunded nonqualified defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by AIG's other retirement plans. These include the AIG Excess Retirement Income Plan, which provides a benefit equal to the reduction in benefits payable to certain employees under the AIG U.S. Plan as a result of federal tax limitations on compensation and benefits payable, and the Supplemental Executive Retirement Plan (SERP), which provides additional retirement benefits to designated executives. The results in this footnote do not include the nonqualified plans.

B.   POSTRETIREMENT BENEFIT PLANS

     AIG's U.S. postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of 10 years of service. Retirees and their dependents that were 65 years old by May 1, 1989 participate in the medical plan at no cost. Employees who retired after May 1, 1989 or prior to January 1, 1993 pay the active employee premium if under age 65 and 50 percent of the active employee premium if over age 65. Retiree contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance and Medicare coordination. The maximum life insurance benefit prior to age 70 is $33, with a maximum $25 thereafter.

     Effective January 1, 1993 both plans' provisions were amended: employees who retire after January 1, 1993 are required to pay the actual cost of the medical insurance benefit premium reduced by a credit which is based upon years of service at retirement. The life insurance benefit varies by age at retirement from $5 for retirement at ages 55 through 59 and $10 for retirement at ages 60 through 64 and $15 from retirement at ages 65 and over.

     AIG's U.S. postretirement medical and life insurance benefits obligations, valued in accordance with SSAP No. 14, Postretirement Benefits Other Than Pensions (SSAP 14), as of December 31, 2011 and 2010 were $201,960 and $202,418, respectively. These obligations are not currently funded. The Company's allocated share of other postretirement benefit plan expenses were $589 and $112 for the years ended December 31, 2011 and 2010, respectively.

     Effective April 1, 2012, the Company subsidy for the retiree medical plan will only be provided to employees whose combination of age and credited service is equal to or greater than 65 points, who are at least age 55, and have at least 5 years of credited service as of March 31, 2012. The retiree plan will only provide access to coverage for all other retirees, but the Company subsidy will no longer be available to them.

     As sponsor of the AIG U.S. Plan and other benefit plans, AIG is ultimately responsible for the maintenance of these plans in compliance with law. The Company is not directly liable for obligations under the plan; its direct obligations result from AIG's allocation of its share of expenses from the plans. Such allocation is based on the Company's payroll.

C.   STOCK OPTION AND DEFERRED COMPENSATION PLANS

     Some of the Company's officers and key employees receive share-based compensation pursuant to awards granted under the AIG 2010 Stock Incentive Plan including share-based cash settled awards such as the Stock Salary and TARP RSU Awards and several other legacy AIG-sponsored employee compensation plans, which are linked to AIG common stock. Share-based cash settled awards are recorded as liabilities until the final payout is made or

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     the award is replaced with a stock-settled award. Unlike stock-settled awards, which have a fixed grant-date fair value (unless the award is subsequently modified), the fair value of unsettled or unvested liability awards are remeasured at the end of each reporting period based on the change in fair value of one share of AIG common stock. Legacy plans for which awards were still outstanding at December 31, 2011 include the AIG
     1999 Stock Option Plan, as amended, AIG 2002 Stock Incentive Plan, as amended under which AIG has issued time-vested restricted stock units and performance restricted stock units and the AIG 2007 Stock Incentive Plan, as amended. During 2011 and 2010, AIG allocated to the Company compensation expense totaling $4,034 and $14,408, respectively, related to stock options and restricted stock units granted under these plans.

     In December 2009, AIG established the Long Term Incentive Plan under which management employees were offered the opportunity to receive additional compensation in the form of cash and stock appreciation rights (SARs) if certain performance metrics are met. During 2011 and 2010, AIG allocated to the Company $4,986 and $9,861, respectively, for expenses incurred under this plan.

     In addition to several small defined contribution plans, AIG sponsors a voluntary savings plan for U.S. employees, (the AIG Incentive Savings
     Plan), which provides for salary reduction contributions by employees and matching U.S. contributions by AIG of up to 7 percent of annual salary depending on the employees' years of service and subject to certain compensation limits. The Company's allocated pre-tax expense associated with this plan was, $4,957 and $7,156 in 2011 and 2010, respectively. Effective January 1, 2012, the AIG Incentive Savings Plan was amended to change the company matching contribution to 100 percent of the first 6 percent of participant contributions and to allow all employees to contribute up the annual IRS contribution maximum of $17.

D.   POST-EMPLOYMENT BENEFITS AND COMPENSATED ABSENCES

     AIG provides certain benefits to inactive employees who are not retirees. Certain of these benefits are insured and expensed currently; other expenses are provided for currently. Such expenses include long-term disability benefits, medical and life insurance continuation and Consolidated Omnibus Budget Reconciliation Act (COBRA) medical subsidies. The costs of these plans are borne by AIG and its participating subsidiaries.

E.   IMPACT OF MEDICARE MODERNIZATION ACT ON POST RETIREMENT BENEFITS

     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law. The postretirement medical plan benefits provided by the plan are actuarially equivalent to Medicare Part D under the 2003 Medicare Act and eligible for the federal subsidy. Effective January 1, 2007, this subsidy is passed on to the participants through reduced contributions. The expected amount of subsidy that AIG will receive for 2011 is $3,100.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 10 - CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS


A.   CAPITAL AND SURPLUS

     The Company returned $1,420,000 in capital to its immediate parent as a result of reducing the par value of its common capital stock from $0.015 per share to $0.0115065 per share. The return of capital was accomplished by two separate transactions. On March 31, 2011, the Company reduced the par value of its common stock from $0.015 per share to $0.0124578 per share. On September 30, 2011, the Company further reduced the par value of its common stock to $0.0115065 per share. As a result of these transactions, the Company's common capital stock was reduced by $5,922 and its gross paid in and contributed surplus was reduced by $1,414,078. Both transactions were approved by the Company's board of directors and NY DFS.

     The portion of unassigned surplus as of December 31, 2011 and 2010 represented by each item below is as follows:


     --------------------------------------------------------

                                      2011           2010
     --------------------------------------------------------
     Unrealized gains            $     198,889   $   220,760

     Non-admitted asset values      (1,224,794)     (458,968)

     Provision for reinsurance         (78,525)      (99,443)
     --------------------------------------------------------

     --------------------------------------------------------

     In calculating the provision for reinsurance as of December 31, 2011, management utilized collateral including letters of credit provided by its Ultimate Parent of $381,134. In calculating the provision for reinsurance as of December 31, 2010, management utilized collateral including letters of credit and assets in trust provided by its Ultimate Parent of $314,752 and $26,752, respectively. The use of these assets was approved by the domiciliary regulator.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     The changes in unrealized gains and non-admitted assets reported in the Statements of Operations and Changes in Capital and Surplus were derived as follows:

     --------------------------------------------------------- ------------ -------------
     Change in net unrealized gains                 2011           2010      2009
     --------------------------------------------------------- ------------ -------------
     Unrealized gains, current year              $   198,889   $   220,760   $   441,772
     Unrealized gains, previous year                 220,760       441,772       739,654
                                                ------------- ------------- -------------
     Change in unrealized gains                      (21,871)     (221,012)     (297,882)

     Change in tax on unrealized gains                 3,008       110,099       202,913
     Change in accounting principles SSAP 43R              -             -        (6,693)
     Adjustments to beginning surplus                  2,913       (40,963)       (8,900)
     Derivatives - change in foreign exchange          5,940        (4,250)            -
     Amortization of goodwill                         (7,967)       (5,204)       (2,502)
     Other - Japan UTA                                62,374             -             -
                                                ------------- ------------- -------------
     Change in unrealized, net of taxes          $    44,397   $  (161,330)  $  (113,064)
                                                ============= ============= =============

(a) The 2009 balance includes $3,395 of adjustments to the income tax effect of capital gains.


     ---------------------------------------------------------------------------
     Change in non-admitted asset values             2011                2010
     ---------------------------------------------------------------------------

     Non-admitted asset values, current year     $  (1,224,794)   $    (458,968)
     Non-admitted asset values, previous year         (458,968)      (1,087,959)
                                                ---------------  ---------------
     Change in non-admitted assets                    (765,826)         628,991

     Change in SSAP 10R                               (189,739)          11,994
     Adjustments to beginning surplus                   29,308         (128,361)
     Other surplus adjustments                               -              613
                                                ---------------  ---------------
     Change in non-admitted assets               $    (926,257)   $     513,237
                                                ===============  ===============


B.   RISK-BASED CAPITAL REQUIREMENTS

     The NAIC has adopted a Risk-Based Capital (RBC) formula to be applied to all property and casualty insurance companies. RBC is a method of establishing the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. A company's RBC is calculated by applying different factors to various asset classes, net premiums written and loss and LAE reserves. A company's result from the RBC formula is then compared to certain established minimum capital benchmarks. To the extent a company's RBC result does not either reach or exceed these established benchmarks, certain regulatory actions may be taken in order for the insurer to meet the statutorily-imposed minimum capital and surplus requirements.

     In connection therewith, the Company has satisfied the capital and surplus requirements of RBC for the 2011

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     reporting period.


C.   DIVIDEND RESTRICTIONS

     Under New York law, the Company may pay cash dividends only from earned surplus determined on a statutory basis. Further, the Company is restricted (on the basis of the lower of 10.0 percent of the Company's statutory earned surplus as of December 31, 2011, or 100.0 percent of the Company's adjusted net investment income for the preceding 36 month period ending December 31, 2011) as to the amount of dividends it may declare or pay in any twelve-month period without the prior approval of NY DFS. As of December 31, 2011, the maximum dividend payment, which may be made without prior approval during 2012, is approximately $308,827.

     Within the limitations noted above, no dividends may be paid out of segregated surplus. There are no restrictions placed on the portion of Company profits that may be paid as ordinary dividends to stockholders. There were no restrictions placed on the Company's surplus including for whom the surplus is being held. There is no stock held by the Company for any special purpose.

     As of December 31, 2011 and 2010, the Company paid dividends to Chartis U.S., Inc. of $137,458 and $301,343, respectively, which included $0 of extraordinary dividends.


NOTE 11 - CONTINGENCIES

A.   LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings incident to the operation of its business. Such proceedings include claims litigation in the normal course of business involving disputed interpretations of policy coverage. Other proceedings in the normal course of business include allegations of underwriting errors or omissions, bad faith in the handling of insurance claims, employment claims, regulatory activity, and disputes relating to the Company's business ventures and investments.

     Other legal proceedings include the following:

     The National Association of Insurance Commissioners Market Analysis Working Group, led by the states of Ohio and Iowa, is conducting a multi-state examination of certain accident and health products, including travel products, issued by National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union"). The examination formally commenced in September 2010 after National Union, based on the identification of certain regulatory issues related to the conduct of its accident and health insurance business, including rate and form issues, producer licensing and appointment, and vendor management, requested that state regulators collectively conduct an examination of the regulatory issues in its accident and health business. In addition to Ohio and Iowa, the lead states in the multi-state examination are Minnesota, New Jersey and Pennsylvania, and currently a total of 38 states have agreed to participate in the multi-state examination. As part of the multi-state examination, an Interim Consent Order was entered into with Ohio on (A) January 7, 2011, in which National Union agreed, on a nationwide basis, to cease marketing directly to individual bank customers accident/sickness policy forms that had

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     been approved to be sold only as policies providing blanket coverage, and to certain related remediation and audit procedures and (B) on February 14, 2012, in which National Union agreed, on a nationwide basis, to limit outbound telemarketing to certain forms and rates. A Consent Order was entered into with Minnesota on February 10, 2012, in which National Union and Travel Guard Group Inc. agreed to (i) cease automatically enrolling Minnesota residents in certain insurance relating to air travel, (ii) pay a civil penalty to Minnesota of $250 and (iii) refund premium to Minnesota residents who were automatically enrolled in certain insurance relating to air travel. In early 2012, Chartis U.S., Inc., on behalf of itself, National Union, and certain of Chartis U.S., Inc.'s insurance companies (collectively, "Chartis U.S.") and the lead regulators agreed in principle upon certain terms to resolve the multi-state examination. The terms include Chartis U.S.'s (i) payment of a civil penalty of up to $51,000,
     (ii) agreement to enter into a corrective action plan describing agreed-upon specific steps and standards for evaluating Chartis U.S.'s ongoing compliance with laws and regulations governing the regulatory issues identified in the examination, and (iii) agreement to pay a contingent fine in the event that Chartis U.S. fails to substantially comply with the steps and standards agreed to in the corrective action plan. AIG has established a reserve equal to the amount of the civil penalty under the proposed agreement. As the terms outlined above are subject to agreement by the lead and participating states and appropriate agreements or orders, the Company (i) can give no assurance that these terms will not change prior to a final resolution of the multi-state examination that is binding on all parties and (ii) cannot predict what other regulatory action, if any, will result from resolving the multi-state examination. There can be no assurance that any regulatory action resulting from the issues identified will not have a material adverse effect on Chartis's consolidated results of operations for an individual reporting period, the ongoing operations of the business being examined, or on similar business written by other AIG carriers. National Union and other Chartis companies are also currently subject to civil litigation relating to the conduct of their accident and health business, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course.

     AIG, National Union Fire Insurance Company of Pittsburgh, Pa. (National Union), and Chartis Specialty Insurance Company (f/k/a American International Specialty Lines Insurance Company) have been named defendants (the AIG Defendants) in two putative class actions in state court in Alabama that arise out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc. (Caremark). The plaintiffs in the second-filed action have intervened in the first-filed action, and the second-filed action has been dismissed. An excess policy issued by a subsidiary of AIG with respect to the 1999 litigation was expressly stated to be without limit of liability. In the current action, plaintiffs allege that the judge approving the 1999 settlement was misled as to the extent of available insurance coverage and would not have approved the settlement had he known of the existence and/or unlimited nature of the excess policy. They further allege that the AIG Defendants and Caremark are liable for fraud and suppression for misrepresenting and/or concealing the nature and extent of coverage. In their complaint, plaintiffs request compensatory damages for the 1999 class in the amount of $3,200,000, plus punitive damages. The AIG Defendants deny the allegations of fraud and suppression and have asserted, inter alia, that information concerning the excess policy was publicly disclosed months prior to the approval of the settlement. The AIG Defendants further assert that the current claims are barred by the statute of limitations and that plaintiffs' assertions that the statute was tolled cannot stand against the public disclosure of the excess coverage. Plaintiffs, in turn, have asserted that the disclosure was insufficient to inform them of the nature of the coverage and did not start the running of the statute of limitations.

     The  intervening  plaintiffs  had  requested  a  stay  of  all trial  court
     proceedings      pending      their      appeal      of      an       order

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     dismissing certain lawyers and law firms who represented parties in the underlying class and derivative actions. After the Alabama Supreme Court affirmed the trial court's dismissal in September 2008, the intervening plaintiffs filed an Amended Complaint in Intervention on December 1, 2008, which named Caremark, AIG and certain subsidiaries, including National Union and Chartis Specialty Insurance Company, as defendants, and purported to bring claims against all defendants for deceit and conspiracy to deceive, and to bring a claim against AIG and its subsidiaries for aiding and abetting Caremark's alleged deception.

     After the defendants moved to dismiss the Amended Complaint in Intervention and, in the alternative, for a more definite statement, and the plaintiffs reached an agreement to withdraw additional motions seeking to disqualify certain plaintiffs' counsel, on March 2, 2009, the court granted the intervening plaintiffs' motion to withdraw the Amended Complaint in Intervention. On April 14, 2009, the court established a schedule for class action discovery. The parties are presently engaged in class discovery, and plaintiffs' motion for class certification is scheduled for a hearing starting on May 30, 2012.

     As of April 18, 2012, the parties have not commenced general discovery, and the court has not determined if a class action is appropriate or the size or scope of any class. The Company is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

     On September 2, 2005, certain AIG companies including American Home Assurance Company, AIU Insurance Company and New Hampshire Insurance Company (collectively, the AIG Parties) sued (i) The Robert Plan Corporation (RPC), an agency that formerly serviced assigned risk automobile insurance business for the AIG Parties; (ii) certain affiliates of RPC; and (iii) two of RPC's senior executives. This suit was brought in New York Supreme Court and alleges the misappropriation of funds and other violations of contractual arrangements. On September 26, 2005, RPC countersued the AIG Parties and AIG itself for, among other things, $370,000 in disgorged profits and $500,000 of punitive damages under a claim of fraud. On March 10, 2006, RPC moved to dismiss its fraud claim without prejudice for the purposes of bringing that claim in New Jersey. On that date, RPC also amended its counterclaim, setting forth a number of causes of action for breach of contract. The parties filed cross motions to dismiss various counts of the complaint and counterclaims. These motions were granted in part and denied in part by the court. RPC appealed certain aspects of the court's ruling. That appeal remains pending. On August 25, 2008, RPC, one of its affiliates, and one of the defendant RPC executives filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the Bankruptcy Code). On October 7, 2008, the Court entered an Order staying this action in light of those bankruptcy proceedings. On January 15, 2009, RPC filed a notice of removal to the United States District Court for the Southern District of New York. The action was subsequently transferred to the Eastern District of New York and then referred to the United States Bankruptcy Court for that District. The AIG Parties moved to remand the case, and the Court granted that motion on April 12, 2010.

     In July 2007, RPC (along with Eagle Insurance Company (Eagle) and Newark Insurance Corporation (Newark), two of RPC's subsidiary insurance companies) filed a separate complaint in New Jersey alleging claims for fraud and negligent misrepresentation against AIG and the AIG Parties in connection with certain 2002 contracts. That complaint seeks damages of at least $100,000, unspecified punitive damages, declaratory relief, and imposition of a constructive trust.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


     Because Eagle and Newark are in liquidation with the Commissioner of the New Jersey Department of Banking and Insurance as liquidator, the AIG Parties believe that only the Commissioner -- and not RPC -- has the authority to direct Eagle and Newark to bring the claims asserted in this action. On December 7, 2007, this action was stayed pending judicial determination of this issue in the Eagle/Newark rehabilitation/liquidation proceeding. In October 2008, the Court dismissed the action without prejudice for failure to prosecute.

     Nevertheless, on January 14, 2009, RPC filed a notice of removal of the New Jersey action to the United States District Court for the District of New Jersey and, on February 2, 2009, moved to transfer the New Jersey action to the Eastern District of New York, where RPC's bankruptcy proceeding is pending. The AIG Parties filed a motion to dismiss the case for lack of subject matter jurisdiction because the purportedly removed action had been dismissed three months before RPC filed its purported notice of removal, and consideration of RPC's transfer motion was stayed until the Court ruled on the AIG Parties' motion to dismiss. On August 10, 2009, the Court granted the AIG Parties' motion to dismiss and denied RPC's transfer motion as moot. To the AIG Parties' knowledge, since that time, RPC has not sought to have the New Jersey state court action reinstated. The settlement discussed below contains a release from RPC to the AIG Parties that covers the claims RPC asserted against the AIG Parties in the New Jersey Action.

     On December 28, 2010, the Bankruptcy Court granted motions to approve settlements entered into in September 2010 between the AIG parties and the RPC Defendants (other than two of RPC's affiliates whose corporate privileges have been suspended by their respective states of incorporation and are therefore unable to enter into contracts) resolving all claims and counterclaims between the AIG parties and the RPC Defendants, and on March 16, 2011 the Court entered an Order dismissing the case with prejudice. The settlements will not have a material adverse effect on the AIG parties' financial position.

     On March 23, 2011, certain AIG entities were served with a Summons with Notice of a suit filed in New York Supreme Court (Nassau County) by William Wallach, The William Wallach Irrevocable Trust, Lawrence Wallach, and Richard Wallach. Prior to his death in 2010, William Wallach was the majority shareholder in RPC. The Summons with Notice indicates that the suit purports to seek damages of $375,000 for breach of contract, misrepresentation, breach of fiduciary duty, fraud, deceit, tortious interference with contractual relations and prima facie tort.

     Following motion practice in the District Court, the matter was referred to the Bankruptcy Court as related to the settlement that was approved on March 16, 2011. The AIG Defendants requested leave to move for sanctions because they assert the complaint is frivolous, and the plaintiffs indicated their intent to file an amended complaint. On October 5, 2011, the Bankruptcy Court set a 60-day deadline for plaintiffs to amend, if so advised, and to determine whether they wish to proceed notwithstanding AIG Defendants' assertion that the claim is frivolous. The plaintiffs neither withdrew nor amended their complaint within the 60-day deadline set by the Bankruptcy Court. On December 7, 2011, the Bankruptcy Court indicated that the AIG Defendants should file their motions to dismiss and for sanctions against the plaintiffs' existing complaint, returnable January 18, 2012. The AIG Defendants filed their motions to dismiss and for sanctions on December 19, 2011. On February 1, 2012, the bankruptcy court dismissed the complaint without prejudice and set a March 5, 2012 hearing date for the AIG Defendants' sanctions motion. At that hearing, the Court granted the AIG Defendants' sanctions motion.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     Effective February 9, 2006, AIG reached a resolution of claims and matters under investigation with the United States Department of Justice (the DOJ), the United States Securities and Exchange Commission (the SEC), the Office of the Attorney General of the State of New York (the NYAG) and the New York Insurance Department (the NYDOI). The settlements resolve outstanding litigation and allegations by such agencies against AIG in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments. As a result of these settlements, AIG recorded an after-tax-charge of $1,150,000 in the fourth quarter of 2005, and made payments or placed in escrow approximately $1,640,000 including (i) $375,000 into a fund under the supervision of the NYAG and NYDOI to be available principally to pay certain AIG insurance company subsidiary policyholders who purchased excess casualty policies through Marsh & McLennan Companies, Inc. and Marsh Inc. (the Excess Casualty Fund) and (ii) $343,000 into a fund under the supervision of the NYAG and the NYDOI to be used to compensate various states in connection with the underpayment of certain workers compensation premium taxes and other assessments. As of February 29, 2008, eligible policyholders entitled to receive approximately $358,700 (or 95 percent) of the Excess Casualty Fund had opted to receive settlement payments in exchange for releasing AIG and its subsidiaries from liability relating to certain insurance brokerage practices. In accordance with the settlement agreements, all amounts remaining in the Excess Casualty Fund were used by AIG to settle claims from other policyholders relating to such practices.

     Various state regulatory agencies have reviewed certain other transactions and practices of AIG and its subsidiaries, including the Company, in connection with certain industry-wide and other inquiries including, but not limited to, insurance brokerage practices relating to contingent commissions and the liability of certain AIG subsidiaries, including the Company, for taxes, assessments and surcharges relating to the underreporting or misreporting of workers compensation premium. On January 29, 2008 AIG reached settlements in connection with these state reviews, subject to court approval, with the Attorneys General of the States of Florida, Hawaii, Maryland, Michigan, Oregon, Texas and West Virginia, the Commonwealths of Massachusetts and Pennsylvania, and the District of Columbia; the Florida Department of Financial Services; and the Florida Office of Insurance Regulation. The settlement agreements call for AIG to pay a total of $12,500 to be allocated among the ten jurisdictions and also require AIG to continue to maintain certain producer compensation disclosure and ongoing compliance initiatives. On March 13, 2008, AIG also reached a settlement with the Pennsylvania Insurance Department, which calls for AIG to provide annual reinsurance reports and maintain certain producer compensation disclosure and ongoing compliance initiatives, and to pay a total of $13,500, $4,400 of which was previously paid to Pennsylvania in connection with prior settlement agreements.

     On May 24, 2007, the National Workers Compensation Reinsurance Pool (NWCRP), on behalf of its participant members, filed a lawsuit against AIG and certain of its subsidiaries, including the Company (collectively, the AIG parties), with respect to the underpayment of residual market assessments for workers compensation insurance. The complaint alleges claims for violations of the Racketeer Influenced and Corrupt Organizations Act (RICO), breach of contract, fraud and related state law claims arising out of AIG's alleged underpayment of these assessments between 1970 and the present and seeks damages purportedly in excess of $1,000,000. On August 6, 2007, the court denied the AIG parties' motion seeking to dismiss or stay the complaints or in the alternative, to transfer to the Southern District of New York. On December 26, 2007, the court denied the AIG parties' motion to dismiss the complaint. On March 17, 2008, the AIG parties filed an amended answer, counterclaims and third-party claims against the National Council on Compensation Insurance (in its capacity as attorney-in-fact for the

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     NWCRP), the NWCRP, its board members, and certain of the other insurance companies that are members of the NWCRP alleging violations of RICO, as well as claims for conspiracy, fraud, and breach of fiduciary duty. The counterclaim-and third-party defendants filed motions to dismiss on June 9, 2008.

     On January 26, 2009, the AIG parties filed a motion to dismiss all claims in the complaint for lack of subject-matter jurisdiction. On February 23, 2009, the Court issued an order denying the motion to dismiss the AIG parties' counterclaims; granting the portion of the third-party defendants' motion to dismiss as to the AIG parties' third-party claims for RICO violations and conspiracy; and denying the portion of the third-party defendants' motion to dismiss as to the AIG parties' third-party claims for fraud, breach of fiduciary duty and unjust enrichment. On April 13, 2009, one of the third-party defendants filed third-party counterclaims against AIG, certain of its subsidiaries and certain former executives. On August 20, 2009, the court granted the AIG parties' motion to dismiss the NWCRP's claims for lack of subject matter jurisdiction. On September 25, 2009, the AIG parties, now in the position of plaintiff, filed an amended complaint that repleads their RICO and conspiracy claims -- previously counterclaims that were dismissed without prejudice -- against several competitors, as well as repleads the AIG parties' already sustained claims for fraud, breach of fiduciary duty and unjust enrichment against those parties, the NWCRP and the NCCI. On October 8, 2009, one competitor filed amended counterclaims against the AIG parties. The amended counterclaim is substantially similar to the complaint initially filed by the NWCRP, but also seeks damages related to non-NWCRP states and guaranty funds, in addition to asserting claims for other violations of state law.

     On October 30, 2009, all of the parties now in the position of defendant -- the AIG parties' competitors, the NWCRP and NCCI -- filed motions to dismiss many of the AIG parties' amended claims, and the AIG parties filed a motion to dismiss many of their competitor's counterclaims. On July 1, 2010 the Court denied the pending motions to dismiss as to all claims, except that it dismissed the AIG parties' claim for unjust enrichment. On July 30, 2010, the NWCRP filed a motion for reconsideration of the Court's decision denying its motion to dismiss the accounting claim asserted against it by the AIG parties, and that motion was denied on August 16, 2010.

     On April 1, 2009, a purported class action was filed in Illinois federal court against AIG and certain of its subsidiaries on behalf of a putative class of NWCRP participant members with respect to the underpayment of residual market assessments for workers compensation insurance. The complaint was styled as an "alternative complaint," should the court grant the AIG parties' motion to dismiss all claims against the defendants in the NWCRP lawsuit for lack of subject matter jurisdiction. The allegations in the class action complaint are substantially similar to those filed by the NWCRP, but the complaint adds certain former AIG executives as defendants and a RICO claim against those individuals. On August 28, 2009, the class action plaintiffs filed an amended complaint, removing the AIG executives as defendants. On October 30, 2009, the AIG parties filed a motion to dismiss many of the claims asserted in the class action complaint. On July 1, 2010, the Court denied the pending motion to dismiss as to all claims, except that it dismissed the plaintiffs' claim for promissory estoppel against the AIG subsidiary defendants (the promissory estoppel claim against AIG survives). Class discovery has been completed, and on July 16, 2010, the plaintiffs filed a motion for class certification. The AIG parties filed their opposition to this motion on October 8, 2010.

     On January 5, 2011, the AIG parties executed a term sheet with a group of intervening plaintiffs, made up of seven participating members of the NWCRP that filed a motion to intervene in the class action for the purpose of settling

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     the claims at issue on behalf of a settlement class. The proposed class-action settlement would require AIG to pay $450,000 to satisfy all liabilities to the class members arising out of the workers compensation premium reporting issues, a portion of which would be funded out of the remaining amount held in a fund established as part of AIG's settlement with the NYAG and NYDOI in 2006 (the "Workers Compensation Fund"), as addressed above, less any amounts previously withdrawn to satisfy AIG's regulatory settlement obligations, as addressed below. On January 13, 2011, their motion to intervene was granted. On January 19, 2011, the intervening class plaintiffs filed their Complaint in Intervention. On January 28, 2011, the AIG parties and the intervening class plaintiffs entered into a settlement agreement embodying the terms set forth in the January 5, 2011 term sheet and filed a joint motion for certification of the settlement class and preliminary approval of the settlement. If Court approval becomes final, the settlement agreement will resolve and dismiss with prejudice all claims that have been made or that could have been made in the consolidated litigations pending in the Northern District of Illinois arising out of workers compensation premium reporting, including the class action, other than claims that are brought by or against any class member that opts out of the settlement. On April 29, 2011, Liberty Mutual Group filed papers in opposition to preliminary approval of the proposed settlement and in opposition to certification of a settlement class, in which it alleged that AIG's actual exposure should the class action continue through judgment to be in excess of $3,000,000. The AIG parties dispute this allegation.

     On August 1, 2011,  the Court  issued an  opinion  and order  granting  the pending motion for settlement class certification and preliminarily approving the proposed class action settlement, subject to certain minor modifications to the settlement agreement that the Court noted the parties already had agreed to make. The opinion and order stated that it would become effective upon entry of a separate Findings and Order Preliminarily Certifying a Settlement Class and Preliminarily Approving Proposed Settlement, which was then entered on August 5, 2011. Liberty Mutual sought leave from the United States Court of Appeals for the Seventh Circuit to appeal the August 5, 2011 class certification decision, which was denied on August 19, 2011. Notice of the settlement was issued to the class members on August 19, 2011 advising that any class member wishing to opt out of or object to the class action-settlement was required to do so by October 3, 2011. RLI Insurance Company and its affiliates, which were to receive less than one thousand dollars under the proposed settlement, sent the only purported opt-out notice. Liberty Mutual, including its subsidiaries Safeco and Ohio Casualty, and the Kemper group of insurance companies, through their affiliate Lumbermens Mutual Casualty, were the only two objectors. The AIG parties and the settling class plaintiffs filed responses to the objectors' submissions on October 28, 2011. The Court conducted a final fairness hearing on November 29, 2011. Immediately prior to the hearing, Lumbermens Mutual Casualty withdrew its objection to the settlement. On December 21, 2011, the Court issued an Order granting final approval of the settlement, but staying that ruling pending a forthcoming opinion. On February 28, 2012, the Court entered a final order and judgment approving the class action settlement. Liberty Mutual, Safeco and Ohio Casualty filed notices of their intent to appeal the Court's final order and judgment. The Court of Appeals for the Seventh Circuit has consolidated the appeals. Liberty Mutual, Safeco and Ohio Casualty are to submit their opening briefs on or before May 29, 2012.

     The $450,000 settlement amount, which is currently held in escrow pending final resolution of the class action settlement, was funded in part from the approximately $191,500 remaining in the Workers' Compensation Fund, after the transfer of the $146,500 in fines, penalties, and premium taxes discussed in the NAIC Examination of Workers' Compensation Premium Reporting matter below. In the event that the appeal of the class action

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     settlement is successful, the litigation could resume. AIG has an accrued liability equal to the amounts payable under the settlement.

     A purported class action was filed in South Carolina federal court on January 25, 2008 against AIG and certain of its subsidiaries on behalf of a class of employers that obtained workers compensation insurance from AIG companies and allegedly paid inflated premiums as a result of AIG's alleged underreporting of workers compensation premiums. An amended complaint was filed on March 24, 2008, and the AIG parties filed a motion to dismiss the amended complaint on April 21, 2008. On July 8, 2008, the court granted the AIG parties' motion to dismiss all claims without prejudice and granted plaintiff leave to refile subject to certain conditions. Plaintiffs filed their second amended complaint on July 22, 2008. On March 27, 2009, the court granted the AIG parties' motion to dismiss all claims in the second amended complaint related to pre-2001 policies and all claims against certain AIG subsidiaries, denied the motion to dismiss as to claims against AIG and the remaining subsidiaries, and granted the AIG parties' motion to strike certain allegations from the complaint. On July 19, 2010, the South Carolina Supreme Court held that the filed-rate doctrine did not bar plaintiffs' claims. On December 21, 2011, plaintiffs filed a motion for class certification, which the AIG parties opposed on January 23, 2012. On February 29, 2012, the parties agreed in principle to settle the case for a payment by defendants of $4,000. If that settlement is approved by the court and the settlement becomes final, the case will be concluded.

     In April 2007,  the National  Association of Insurance  Commissioners  (the
     NAIC) formed a Settlement Review Working Group, directed by the State of Indiana, to review the Workers Compensation Residual Market Assessment portion of the settlement between AIG, the NYAG, and the NYDOI. In late 2007, the Settlement Review Working Group, under the direction of Indiana, Minnesota and Rhode Island, recommended that a multi-state targeted market conduct examination focusing on workers compensation insurance be commenced under the direction of the NAIC's Market Analysis Working Group. AIG was informed of the multi-state targeted market conduct examination in January 2008. The lead states in the multi-state examination are Delaware, Florida, Indiana, Massachusetts, Minnesota, New York, Pennsylvania and Rhode Island. All other states (and the District of Columbia) agreed to participate in the multi-state examination. The examination focused on legacy issues related to AIG's writing and reporting of workers compensation insurance between 1985 and 1996.

     On December  17,  2010,  AIG and the lead states  reached an  agreement  to settle all regulatory liabilities arising out of the subjects of the multistate examination. The regulatory settlement agreement includes, among other terms, (i) AIG's payment of $100,000 in regulatory fines and penalties; (ii) AIG's payment of $46,500 in outstanding premium taxes;
     (iii) AIG's agreement to enter into a compliance plan describing agreed-upon specific steps and standards for evaluating AIG's ongoing compliance with state regulators governing the setting of workers compensation insurance premium rates and the reporting of workers compensation premiums; and (iv) AIG's agreement to pay up to $150,000 in contingent fines in the event that AIG fails to comply substantially with the compliance plan requirements. The $146,500 in fines, penalties and premium taxes can be funded out of the $338,000 held in the Workers Compensation Fund, discussed above, to the extent that such monies have not already been used to fund the class action settlement discussed above. The regulatory settlement originally was contingent upon, among other events:
     (i) a final, court-approved settlement being reached in all the lawsuits currently pending in Illinois arising out of workers compensation premium reporting issues, discussed above, including the putative class action, except that such settlement need not resolve claims between AIG and the Liberty Mutual Group and (ii) a settlement being reached and consummated between AIG and certain state

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     insurance guaranty funds that may assert claims against AIG for underpayment of guaranty-fund assessments. AIG and the other parties to the regulatory settlement agreement subsequently agreed to waive the settlement contingency of a final settlement in the lawsuits, provided that such waiver will not become effective until AIG consummates a settlement with the state insurance guaranty associations.

     AIG and certain subsidiaries have established a reserve equal to the amounts payable under the proposed settlement.

     After the NYAG filed its complaint against insurance broker Marsh, policyholders brought multiple federal antitrust and Racketeer Influenced and Corrupt Organizations Act (RICO) class actions in jurisdictions across the nation against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in a broad conspiracy to allocate customers, steer business, and rig bids. These actions, including 24 complaints filed in different federal courts naming AIG or an AIG subsidiary as a defendant, were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey for coordinated pretrial proceedings.

     The consolidated actions have proceeded in that court in two parallel actions, In re insurance Brokerage Antitrust Litigation (the Commercial Complaint) and In re Employee Benefit Insurance Brokerage Antitrust
     Litigation (the Employee Benefits Complaint, and, together with the Commercial Complaint, the multi-district litigation).

     The plaintiffs in the Commercial Complaint are a group of corporations, individuals and public entities that contracted with the broker defendants for the provision of insurance brokerage services for a variety of insurance needs. The broker defendants were alleged to have placed insurance coverage on the plaintiffs' behalf with a number of insurance companies named as defendants, including certain AIG subsidiaries, including American Home Assurance Company (American Home), AIU Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., Chartis Specialty Insurance Company (f/k/a American International Specialty Lines Insurance Company), Chartis Property Casualty Company (f/k/a both Birmingham Fire Insurance Company of Pennsylvania and AIG Casualty Company), Commerce and Industry Insurance Company, Lexington Insurance Company, National Union Fire Insurance Company of Louisiana, New Hampshire Insurance Company, and The Insurance Company of the State of Pennsylvania. The Commercial Complaint also named various brokers and other insurers as defendants (three of which have since settled). The Commercial Complaint alleges that defendants engaged in a widespread conspiracy to allocate customers through "bid-rigging" and "steering" practices. The Commercial Complaint also alleges that the insurer defendants permitted brokers to place business with AIG subsidiaries through wholesale intermediaries affiliated with or owned by those same brokers rather than placing the business with AIG subsidiaries directly. Finally, the Commercial Complaint alleges that the insurer defendants entered into agreements with broker defendants that tied insurance placements to reinsurance placements in order to provide additional compensation to each broker. Plaintiffs assert that the defendants violated the Sherman Antitrust Act, RICO, the antirust laws of 48 states and the District of Columbia, and were liable under common law breach of fiduciary duty and unjust enrichment theories.
     Plaintiffs seek treble damages plus interest and attorneys' fees as a result of the alleged RICO and the Sherman Antitrust Act violations.

     The plaintiffs in the Employee Benefits Complaint are a group of individual employees and corporate and municipal employees alleging claims on behalf of two separate nationwide purported classes: an employee class

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     and an employer class that acquired insurance products from the defendants from January 1, 1998 to December 31, 2004. The Employee Benefits Complaint names AIG, and certain of its subsidiaries, including American Home, as well as various other brokers and insurers, as defendants. The activities alleged in the Employee Benefits Complaint, with certain exceptions, tracked the allegations of contingent commissions, bid-rigging and tying made in the Commercial Complaint.

     The court in connection with the Commercial Complaint granted (without leave to amend) defendants' motions to dismiss the federal antitrust and RICO claims on August 31, 2007 and September 28, 2007, respectively. The court declined to exercise supplemental jurisdiction over the state law claims in the Commercial Complaint and therefore dismissed it in its entirety. On January 14, 2008, the court granted defendants' motion for summary judgment on the ERISA claims in the Employee Benefits Complaint and subsequently dismissed the remaining state law claims without prejudice, thereby dismissing the Employee Benefits Complaint in its entirety. On February 12, 2008 plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit with respect to the dismissal of the Employee Benefits Complaint. Plaintiffs previously appealed the dismissal of the Commercial Complaint to the United States Court of Appeals for the Third Circuit on October 10, 2007.

     On August 16, 2010, the Third Circuit affirmed the dismissal of the Employee Benefits Complaint in its entirety, affirmed in part and vacated in part the District Court's dismissal of the Commercial Complaint, and remanded the case for further proceedings consistent with the opinion. The Third Circuit also affirmed in part and vacated in part the District Court's dismissal of the Commercial Complaint, and remanded the case for further proceedings consistent with the opinion. With respect to the antitrust claims in the Commercial Complaint, the Third Circuit affirmed the dismissal of all of plaintiffs' claims, except reversed the District Court's dismissal of an alleged "Marsh-centered" conspiracy to protect incumbent insurers that is based on allegations of bid-rigging involving excess casualty insurance. The Court remanded this claim to the District Court, instructing it to consider whether plaintiffs must satisfy the heightened pleading standard for fraud, and if so, whether this remaining claim meets that standard. With respect to the RICO claims in the Commercial Complaint, the Third Circuit affirmed the dismissal of all of plaintiffs' claims, except reversed the District Court's dismissal of an alleged "Marsh-centered" enterprise based on allegations of bid-rigging involving excess casualty insurance. The Court remanded this claim to the District Court for consideration as to whether plaintiffs had adequately pled the remaining RICO elements not previously considered by the District Court dismissing the Commercial Complaint. Because the Third Circuit vacated in part the judgment dismissing the federal claims in the Commercial Complaint, the Third Circuit also vacated the District Court's dismissal of the state-law claims in the Commercial Complaint. On October 1, 2010, defendants in the Commercial Complaint filed motions to dismiss the remaining remanded claims in the District Court of New Jersey.

     On March 18, 2011, AIG, certain subsidiaries and certain other insurer and broker defendants agreed in principle to settle the multi-district litigation with a class consisting of all purchasers of commercial insurance policies from 1998 through 2004 that were issued by any of the defendants named in the Commercial Complaint and brokered through any of the insurance brokers named as defendants in the Commercial Complaint. Once the settlement is finalized approved by the Court and any appeals of Court approval or exhausted, the AIG defendants will pay a total of $6,750 towards a total group settlement payment of $36,750. A portion of the total settlement fund, which includes plaintiffs' attorneys' fees and class notice and administration fees, would be distributed to purchasers of excess casualty policies from any of the settling defendants and brokered through Marsh, with the remainder being

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     used to fund a settlement that would be paid to a charitable or educational organization to be agreed to by the settling parties. On June 20, 2011, the Court "administratively terminated" without prejudice the various Defendants' pending motions to dismiss the proposed class plaintiffs' operative pleading indicating that those motions may be re-filed after adjudication of all issues related to the proposed class settlement and subject to the approval of the Magistrate Judge. On June 27, 2011, the Court preliminarily approved the class settlement. On June 30, 2011, AIG and certain subsidiaries placed their portion of the total settlement payment into escrow. If the settlement does not receive final court approval, those funds will revert to those parties. A final fairness hearing took place on September 14, 2011. On March 30, 2012, the Court granted final approval of the class settlement. The deadline for objectors to initiate appeals, if any, from the order granting final approval of the settlement is April 30, 2012.

     A  number  of  complaints  making  allegations  similar  to  those  in  the multi-district litigation have been filed against AIG, certain AIG subsidiaries and other defendants in state and federal courts around the country. The defendants have thus far been successful in having the federal actions transferred to the District of New Jersey and consolidated into the multi-district litigation. These additional consolidated actions are still pending in the District of New Jersey. The AIG defendants have sought to have state court actions making similar allegations stayed pending resolution of the multi-district litigation. These efforts have generally been successful, although four cases have proceeded (one each in Florida and New Jersey state courts that have settled, and one each in Texas and Kansas state courts that are proceeding). In the Texas case, a hearing was held on November 11, 2009 on defendants' Special Exceptions. In the Kansas case, defendants are appealing the trial court's April 2010 denial of defendants' motion to dismiss to the Kansas Supreme Court.

     On October 17, 2011, the Court conducted a conference in connection with the tag-along actions that have been consolidated with the Multi-District Litigation, and subsequently ordered that discovery and motion practice may proceed in those cases. The parties subsequently submitted proposed scheduling orders for discovery and any additional motion practice to the Court, and a scheduling conference has been scheduled before the magistrate judge for April 30, 2012.

     AIG is also subject to various legal proceedings which have been disclosed in AIG's periodic filings under the Securities Exchange Act of 1934, as amended, in which the Company is not named as a party, but whose outcome may nonetheless adversely affect the Company's financial position or results of operation.

     Except as may have been otherwise noted above with respect to specific matters, the Company cannot predict the outcome of the matters described above, reasonably estimate the potential costs related to these matters, or determine whether other AIG subsidiaries, including the Company, would have exposure to proceedings in which they are not named parties by virtue of their participation in an intercompany pooling arrangement. In the opinion of management, except as may have been otherwise noted above with respect to specific matters, the Company's ultimate liability for the matters referred to above is not likely to have a material adverse effect on the Company's financial position, although it is possible that the effect would be material to the Company's results of operations for an individual reporting period.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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B.   LEASES

     As of December 31, 2009, all leases were transferred from the Company to National Union. Lease expenses are allocated to each affiliate based upon the percentage of space occupied. The Company's share of these transactions is based on its allocation as a member of the Admitted Pool, based upon its stated pool percentage.

C.   OTHER CONTINGENCIES

     In the ordinary course of business, the Company enters into structured settlements to settle certain claims. Structured settlements involve the purchase of an annuity to fund future claim obligations. In the event the life insurers providing the annuity, on certain structured settlements, are not able to meet their obligations, the Company would be liable for the payments of benefits. As of December 31, 2011, the Company has not incurred a loss and there has been no default by any of the life insurers included in the transactions. Management believes that based on the financial strength of the life insurers involved in these structured settlements the likelihood of a loss is remote.

     The estimated loss reserves eliminated by such structured settlement annuities and the present value of annuities due from all life insurers (mostly affiliates) which the Company remains contingently liable amounted to $1,542,389 as of December 31, 2011. Also, as of December 31, 2011, the Company had the following amounts of annuities in excess of 1 percent of its policyholders' surplus due from the following life insurers:


-----------------------------------------------------------------------------------------------------------
                                                                                               Licensed in
Name of life insurer                                                  Location   Balances       New York
-----------------------------------------------------------------------------------------------------------
American General Life Insurance Company                               Texas      $    82,441        No
The United States Life Insurance Company in the City of New York      New York       879,607       Yes
American General Life Insurance Company of Delaware                   Delaware       311,845        No
BMO Life Assurance Company                                            Canada         206,164        No
-----------------------------------------------------------------------------------------------------------


     As part of its private equity portfolio investment, as of December 31, 2011 the Company may be called upon for an additional capital investment of up to $263,490. The Company expects only a small portion of this portfolio will be called during 2012.

     The Company has issued guarantees whereby it unconditionally and irrevocably guaranteed all present and future obligations and liabilities arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. All guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies. The Company would be required to perform under the guarantee in the event that guaranteed entities failed to make payments under the policies of insurance issued during the period of the guarantee. For guarantees that have been terminated, the Company remains contingently liable for all policyholder obligations associated with insurance policies issued by the guaranteed entities during the period in which the guarantee was in force.

     The Company has not been required to perform under any of the guarantees that it had issued.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     The Company is party to an agreement with AIG whereby AIG has agreed to make any payments due under the guarantees in the Company's place and stead. Additionally, each guaranteed entity has reported total assets in excess of its liabilities and the majority have invested assets in excess of their direct (prior to reinsurance) policyholder liabilities. Furthermore, for any former affiliate that has been sold, the purchaser has provided the Company with a hold harmless agreement relative to the guarantee. Accordingly, management believes that the likelihood of payment under any of the guarantees is remote.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

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     The following schedule sets forth the effective and termination dates of each guarantee, the amount of direct policyholder obligations guaranteed, the invested assets, estimated loss to the Company and policyholder surplus for each guaranteed entity as of December 31, 2011:


     -------------------------------------------------------------------------------------------------------------------------------

                                                                POLICYHOLDER     INVESTED
                                              DATE     DATE     OBLIGATIONS      ASSETS @    ESTIMATED LOSS  POLICYHOLDERS' SURPLUS
     GUARANTEED COMPANY                      ISSUED  TERMINATED @ 12/31/2011     12/31/2011     @ 12/31/2011        @ 12/31/2011
     -------------------------------------------------------------------------------------------------------------------------------
     21st Century Advantage Insurance
     Company (f/k/a AIG Advantage
     Insurance Company)                 *  12/15/97   8/31/09  $       5,645  $      28,397  $            -  $               26,124

     AIG Edison Life Insurance
     Company (formerly GE Edison Life
     Insurance Company)                 **  8/29/03   3/31/11     26,660,158     26,944,023               -               2,123,663

     Farmers Insurance Hawaii (f/k/a
     AIG Hawaii Insurance Company,
     Inc.)                              *   11/5/97   8/31/09         16,983         84,066               -                  76,624

     Chartis Seguros Mexico SA (f/k/a
     AIG Mexico Seguros
     Interamericana, S.A. de C.V.)          12/15/97       -         166,073        100,369               -                  81,157

     American General Life and
     Accident Insurance Company              3/3/03   9/30/10      8,440,946      9,262,389               -                  629,299

     American General Life Insurance
     Company                                 3/3/03  12/29/06     31,095,613     41,395,196               -               7,393,647

     American International Assurance
     Company (Australia) Limited            11/1/02  10/31/10        380,000      1,308,000               -                 404,000

     21st Century North America
     Insurance Company (f/k/a
     American International Insurance
     Company)                           *   11/5/97   8/31/09         37,488        587,979               -                 489,328

     21st Century Superior Insurance
     Company (f/k/a American
     International Insurance Company
     of California, Inc.)               *   12/15/97  8/31/09          1,910         29,818               -                  27,209

     21st Century Pinnacle Insurance
     Company (f/k/a American
     International Insurance Company
     of New Jersey)                     *   12/15/97  8/31/09         13,789         42,910               -                  38,272

     Chartis Europe, S.A. (formerly
     AIG Europe, S.A.)                      9/15/98         -      6,527,141      6,654,194               -               3,390,807

     Chartis UK (f/k/a Landmark
     Insurance Company, Limited (UK))       3/2/98   11/30/07        188,322      5,379,752               -               1,949,112

     Lloyd's Syndicate  1414 (Ascot
     Corporate Name)                        1/20/05  10/31/07        139,593        663,562               -                 151,865

     SunAmerica Annuity and Life
     Assurance Company (Anchor
     National Life Insurance Company)        1/4/99  12/29/06     14,680,609     25,906,187               -                 814,143

     SunAmerica Life Insurance
     Company                                 1/4/99  12/29/06      9,474,897     13,652,491               -               2,907,242

     The United States Life Insurance
     Company in the City of New York         3/3/03   4/30/10      9,667,411     22,548,377               -               1,842,268

     The Variable Annuity Life
     Insurance Company                       3/3/03  12/29/06     45,334,090     64,692,369               -               4,238,814
     -------------------------------------------------------------------------------------------------------------------------------

      TOTAL GUARANTEES                                         $ 152,830,668  $  219,280,079  $            -  $          26,583,574
     ===============================================================================================================================

      * The guaranteed company was formerly part of AIG's Personal Auto Group and was sold on July 1, 2009 to Farmers Group, Inc., a subsidiary of Zurich Financial Services Group (ZFSG). As part of the sale, ZFSG issued a hold harmless agreement to the Company with respect to its obligations under this guarantee.

      ** AIG Edison Life Insurance Company was sold by AIG to Prudential Financial, Inc (PFI) on February 1, 2011. As part of the sale, PFI provided the Company with a hold harmless agreement with respect to its obligations under this guarantee. Amounts disclosed are based on the Edison's fiscal year end of 3/31/2011.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 12 - OTHER SIGNIFICANT MATTERS

The Company underwrites a significant concentration of its direct business with brokers.

As of December 31, 2011 and 2010, other admitted assets as reported in the accompanying Statements of Admitted Assets were comprised of the following balances:

--------------------------------------------------------------------------------
OTHER ADMITTED ASSETS                                2011              2010
--------------------------------------------------------------------------------

Allowance provision                              $   (103,402)     $  (245,740)
Deposit accounting assets                                   3              686
Deposit accounting assets - funds held                      -           88,515
Guaranty funds receivable and on deposit               10,011           12,199
Intangible asset - Canada                             (63,660)        (107,372)
Loss funds on deposit                                  51,722           40,858
Note receivable - reinsurance commutation                   -           37,044
Paid loss clearing                                    346,118          318,312
Other assets                                           76,228          137,671
--------------------------------------------------------------------------------
   TOTAL OTHER ADMITTED ASSETS                   $    317,020      $   282,173
================================================================================


Guaranty funds receivable represent payments to various state insolvency funds which are recoupable against future premium tax payments in the respective states. Various states allow insurance companies to recoup assessments over a period of five to ten years.

As of December 31, 2011 and 2010, the Company has a liability for insolvency assessments, workers' compensation second injury and miscellaneous other assessments in the amounts of $138,076 and $40,428, respectively, with related assets for premium tax credits of $10,011 and $12,183, respectively. Of the amount accrued, the Company expects to pay approximately $73,994 for insolvency assessments, workers' compensation second injury and miscellaneous assessments during the next year and $54,071 in future periods. In addition, the Company anticipates it will realize $6,311 of premium tax offset credits and the associated liability in years two through five. The remaining $3,700 will be realized between years six and ten. A reconciliation of assets recognized from paid and accrued premium tax offsets as of December 31, 2011 is set forth below:


a.  Assets recognized from paid and accrued premium tax offsets
    and policy surcharges prior year-end                               $  12,183
b.  Decreases current year:
     Guarantuy fund refunds                                                  403
     Premium tax offset applied                                            2,639
c.  Increases current year:
     Premium tax offset paid                                                 870
d.  Assets recognized from paid and accrued premium tax offsets       -----------
     and policy surcharges current year-end                            $  10,011
                                                                      ===========

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


The Company routinely assesses the collectability of its receivable balances for potentially uncollectible premiums receivable due from agents and reinsurance recoverable balances. In connection therewith, as of December 31, 2011 and 2010, the Company had established an allowance for doubtful accounts of $103,402 and $245,740, respectively, which was reported as a contra asset within Other Admitted Assets in the accompanying Statements of Admitted Assets.

During 2011, 2010 and 2009, the Company recorded  $16,296,  $30,549 and $25,860, respectively, for allowance for doubtful accounts to Net Loss from Agents' Balances Charged-off in the accompanying Statements of Operations.

As of December 31, 2011 and 2010, other liabilities as reported in the accompanying Statements of Liabilities, Capital and Surplus were comprised of the following balances:

-----------------------------------------------------------------------------------------
 OTHER LIABILITIES                                                  2011         2010
-----------------------------------------------------------------------------------------
 Accounts payable                                                $   42,160   $   29,894
 Accrued retrospective premiums                                      64,385       64,651
 Advance premiums                                                     9,915       11,102
 Amounts withheld or retained by company for account of others        4,467       12,459
 Deferred commission earnings                                         4,161        4,357
 Liability for pension and severance pay                             20,276       16,448
 Loss clearing                                                            -        1,777
 Policyholder funds on deposit                                        9,831        9,057
 Remittances and items not allocated                                 24,870       28,426
 Retroactive reinsurance payable                                        352        1,258
 Retroactive reinsurance reserves - assumed                               -        4,174
 Retroactive reinsurance reserves - ceded                             (899)      (2,077)
 Servicing carrier liability                                          6,929        5,597
 Escrow funds (NICO)                                                 25,693            -
 Other legal contingencies                                           52,613            -
 Other liabilities, includes suspense accounts, expense
   account balances and certain accruals                             60,119       60,578
---------------------------------------------------------------------------- ------------
  TOTAL OTHER LIABILITIES                                        $  324,872   $  247,701
=========================================================================================


On March 28, 2012, the balances reported as other legal contingencies were transferred to the parent company and recorded a deemed capital contribution in accordance with SSAP No. 72, Surplus and Quasi-reorganizations (SSAP 72).

NICO funds third party reinsurance recoverable on behalf of Chartis Reinsureds. Chartis reports the balances collected and due to NICO as Escrow funds.

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


NOTE 13 - SUBSEQUENT EVENTS

Type I - Recognized Subsequent Events:

Subsequent events have been considered through April 25, 2012 for the statutory statement issued on April 27, 2012.

None

Type II - Nonrecognized Subsequent Events:

Subsequent events have been considered through April 25, 2012 for the statutory statement issued on April 27, 2012.

Effective February 17, 2012, the Company, together with the members of the Admitted Pool, the Chartis U.S. Surplus Lines Pool and AIU Insurance Company (collectively, the "Fleet") entered into a Capital Maintenance Agreement (CMA) with AIG and Chartis, Inc. (AIG CMA). The AIG CMA provides that in the event that the Fleet's Total Adjusted Capital (TAC) falls below the specified minimum percentage of 350 percent of the Fleet's Authorized Control Level (ACL) Risk Based Capital (RBC), as estimated by Chartis, Inc. on a semi-annual basis subject to any adjustments or modifications required by the Company's domiciliary regulator or its independent auditors (the "SMP"), AIG will, within a specified time period prior to the close of the following fiscal quarter, contribute cash, cash equivalents, securities or other acceptable instruments that qualify as admitted assets to the Fleet so that the Fleet's TAC is projected to be equal to or greater than the SMP of the upcoming year-end. Additionally, each of Chartis and each Fleet member agreed, subject to approval by its board of directors and, if necessary, its domestic regulator, as applicable, to pay dividends that will be paid to AIG up to an amount equal to the lesser of (i) the amount necessary to reduce the Fleets ACL RBC to an amount not materially greater than the SMP or (ii) the maximum dividends permitted by any applicable domiciliary regulator.

Effective February 17, 2012, the Fleet entered into a CMA (Chartis CMA) with Chartis, Inc., Chartis U.S., Inc. and Chartis International, LLC (the Chartis entities). The Chartis CMA provides that in the event that the Fleet's TAC exceeds the SMP (as determined pursuant to the terms of the AIG CMA) while at the same time any Fleet member, as an individual legal entity, has a Total Adjusted Capital below 300 percent of such Company's Authorized Control Level RBC (the "Individual Entity Minimum Percentage") (as determined by Chartis pursuant to the methodology set forth in the AIG CMA that is used to determine the SMP), the Chartis Entities and each Fleet member agree to make contributions, pay dividends or cause other transactions to occur that would result in each Fleet member's TAC being above the Individual Entity Minimum Percentage. No Fleet member is required to pay any dividend which would trigger the extraordinary dividend provisions of its domiciliary state or that is otherwise prohibited by such state.

The Company received the approval from the NY DFS to pay dividends of $50,000 to its immediate parent. The dividend was made up of municipal securities and cash of $48,411 and $1,589, respectively, was paid on March 27, 2012.

On April 4, 2012 and effective March 31, 2012, the Company received permission from the NY DFS to effect a quasi-reorganization as set forth in the Statement of Statutory Accounting Principles No. 72. On March 31, 2012, the Company reallocated $1,000,000 from its Gross Paid in and Contributed Surplus to Unassigned Funds. The permitted practice had no impact on the Company's surplus to policyholders or its net income. In addition, there was no impact

                         AMERICAN HOME ASSURANCE COMPANY

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                        DECEMBER 31, 2011, 2010 AND 2009

                                 (000'S OMITTED)

--------------------------------------------------------------------------------


on the Company's risk based capital results as a result of this permitted practice.

On March 28, 2012, the balances reported as other legal contingencies were transferred to the parent company and recorded a deemed capital contribution in accordance with SSAP 72.

                        AMERICAN HOME ASSURANCE COMPANY

                 Notes to Statutory Basis Financial Statements

                        December 31, 2011, 2010 and 2009

                                (000's Omitted)

--------------------------------------------------------------------------------

NOTE 14 - EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT

STORM SANDY

Storm Sandy represented a large catastrophic event occurring in October 2012. The Company's preliminary estimate of its pre-tax losses related to Storm Sandy, net of reinsurance, is approximately $271 million. Due to the complexity of factors contributing to the losses, there can be no assurance that the Company's ultimate losses associated with this storm will not differ from this estimate, perhaps materially. Such estimate includes the Company's share of amounts assumed by the Company under an intercompany excess of loss property catastrophe reinsurance agreement pursuant to which the Company reinsures Lexington Insurance Company (Lexington) and Chartis Specialty (the Surplus Pool). Such reinsurance agreement provides the Surplus Pool with 60% quota share coverage for up to $2.75 billion in first event per occurrence property losses in excess of $1 billion. Losses related to Storm Sandy will be reflected in the Company's annual statutory statement and any subsequent changes will be recorded in the period in which they occur. This preliminary estimate involves the exercise of considerable judgment.

As a result of the estimated losses related to Storm Sandy, the Company is currently assessing the need to record a valuation allowance. The impact, if recorded, could be material to the Company's financial condition or its results of operations. Significant judgment is required in determining the provision for income taxes and, in particular, in the assessment of whether and in what magnitude a valuation allowance should be recorded. Refer to Note 8 for a discussion of statutory valuation allowances.

The Company expects to receive a capital contribution from its parent for $300 million.

LEGAL PROCEEDINGS

In connection with the previously disclosed multi-state examination of certain accident and health products, including travel products, issued by National Union Fire Insurance Company of Pittsburgh, Pa. (National Union), Chartis Inc., on behalf of itself, National Union, and certain of Chartis Inc.'s insurance and non-insurance companies (collectively, the Chartis parties) entered into a Regulatory Settlement Agreement with regulators from 50 U.S. jurisdictions effective November 29, 2012. Under the agreement, and without admitting any liability for the issues raised in the examination, Chartis agreed to (i) pay a civil penalty of $50 million, (ii) enter into a corrective action plan describing agreed-upon specific steps and standards for evaluating the Chartis parties' ongoing compliance with laws and regulations governing the issues identified in the examination, and (iii) pay a contingent fine in the event that the Chartis parties fail to satisfy certain terms of the corrective action plan. As of September 30, 2012, National Union has an accrued liability equal to the amount of the civil penalty. National Union and other AIG companies are also currently subject to civil litigation relating to the conduct of their accident and health business, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course. There can be no assurance that any regulatory action resulting from the issues identified will not have a material adverse effect on AIG's ongoing operations of the business subject to the agreement, or on similar business written by other AIG carriers.

In connection with the previously disclosed putative class action pending in state court in Alabama that arises out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc., on August 15, 2012, the court granted

                        AMERICAN HOME ASSURANCE COMPANY

                 Notes to Statutory Basis Financial Statements

                        December 31, 2011, 2010 and 2009

                                (000's Omitted)

--------------------------------------------------------------------------------

plaintiffs' motion for class certification. Defendants filed a notice of appeal of that order to the Alabama Supreme Court on September 25, 2012. The case in the trial court will be stayed until that appeal is resolved.

In connection with the previously disclosed settlement of the class action filed against AIG and certain of its subsidiaries on behalf of a putative class of NWCRP participant members with respect to the underpayment of residual market assessments for workers compensation insurance, and the appeal by Liberty Mutual, Safeco and Ohio Casualty challenging the certification of the settlement class and final approval of the class action settlement, oral argument on that appeal took place on November 29, 2012.

In connection with the previously disclosed settlement of the purported class action in South Carolina federal court against AIG and certain of its subsidiaries on behalf of a class of employers that obtained workers compensation insurance from AIG companies and allegedly paid inflated premiums as a result of AIG's alleged underreporting of workers compensation premiums, the court granted final approval of the settlement on September 14, 2012. No appeals from that final approval order were filed, so the matter is now concluded.

In connection with the previously disclosed multi-state targeted market conduct examination focusing on workers compensation insurance, and the related pre-litigation claims asserted by state insurance guaranty associations, on May 29, 2012, AIG completed its $25 million settlement with the guaranty associations, and the regulatory settlement was deemed effective on that date. The $146.5 million in fines, penalties and premium taxes were then disbursed to the regulatory settlement recipients pursuant to the terms of the associated escrow agreement.

In connection with the previously disclosed settlement of the federal antitrust and RICO class actions against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in a broad conspiracy to allocate customers, steer business, and rig bids, which were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey for coordinated pretrial proceedings, on April 27, 2012, three notices of appeal of the order granting final approval of the class action settlement were filed, two of which were subsequently withdrawn. The United States Court of Appeals for the Third Circuit issued an order on December 5, 2012 dismissing the appeal of the final appellant for failure to file a timely brief.

In connection with the previously disclosed tag-along actions that have been consolidated with the Multi-District Litigation, a scheduling order was entered by the magistrate judge on April 30, 2012 that sets, among other things, a deadline of January 22, 2013 for the close of fact discovery in those cases.

Refer to Note 11 - Contingencies for additional disclosures about legal proceedings.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                           PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:



- Audited Financial Statements of Variable Separate Account of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011 are included in Part B of the registration statement.



- Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File Nos. 333-157199) of Variable Separate Account filed on April 26, 2012.



- Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.



- Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.



- Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.



- Audited Statutory Financial Statements of American Home Assurance Company for the years ended December 31, 2011 and 2010 are included in Part B of the registration statement.



- Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.



(b) Exhibits


(1)   Resolutions Establishing Separate Account..................................    2
(2)   Custody Agreements                                                             Not Applicable
(3)   (a)  Form of Distribution Contract.........................................    2
      (b)  Form of Letter of Consent to the Assignment of the Distribution
           Agreement.............................................................    18
      (c)  Selling Agreement.....................................................    18
(4)   (a)  Variable Annuity Contract.............................................    5
      (b)  Capital Protector Endorsement.........................................    6
      (c)  Guaranteed Minimum Withdrawal Endorsement.............................    7
      (d)  Optional Guaranteed Minimum Withdrawal Maximum Anniversary Value
           Endorsement...........................................................    10
      (e)  Optional Guaranteed Minimum Withdrawal Benefit Maximum Anniversary
           Value Endorsement (GMWB for Life).....................................    12
      (f)  Optional Guaranteed Minimum Withdrawal Benefit For One Life/For Two
           Lives Endorsement (GMWB for Joint Lives)..............................    12
(5)   (a)  Application for Contract..............................................    5
      (b)  Participant Enrollment Form...........................................    5
      (c)  Merger Endorsement....................................................    18

(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation of American General
           Life Insurance Company, effective December 31, 1991...................    1
      (b)  Amendment to the Amended and Restated Articles of Incorporation of
           American General Life Insurance Company, effective July 13, 1995......    3
      (c)  By-Laws of American General Life Insurance Company, restated as of
           June 8, 2005..........................................................    8
(7)   Reinsurance Contract.......................................................    Not Applicable
(8)   Material Contracts
      (a)  Anchor Series Trust Fund Participation Agreement......................    17
      (b)  SunAmerica Series Trust Fund Participation Agreement..................    17
      (c)  Form of WM Variable Trust Fund Participation Agreement................    4
      (d)  Form of Van Kampen Life Investment Trust Fund Participation
           Agreement.............................................................    5
      (e)  Form of Principal Variable Contracts Funds, Inc. Participation
           Agreement.............................................................    13
      (f)  Form of Consents to Assignment of Fund Participation and other
           Agreements............................................................    18
(9)   (a)  Opinion of Counsel and Consent of Depositor...........................    Filed Herewith
      (b)  Opinion of Counsel and Consent of Sullivan & Cromwell LLP, Counsel to
           American Home Assurance Company.......................................    11
(10)  Consents...................................................................    Filed Herewith
(11)  Financial Statements Omitted from Item 23..................................    Not Applicable
(12)  Initial Capitalization Agreement...........................................    Not Applicable
(13)  Other
      (a)  Power of Attorney
           (i) American General Life Insurance Company Directors.................    Not Applicable
           (ii) American Home Assurance Company Directors........................    Filed Herewith
      (b)  General Guarantee Agreement by American Home Assurance Company........    9
      (c)  Notice of Termination of Guarantee as Published in the Wall Street
           Journal on November 24, 2006..........................................    14
      (d)  Notice of Termination Support Agreement...............................    15
      (e)  Unconditional Capital Maintenance Agreement between American
           International Group, Inc. and American General Life Insurance
           Company...............................................................    16
      (f)  Specimen Form of Agreement and Plan of Merger.........................    18



--------


1 Incorporated by reference to Initial Registration Statement, File No. 033-43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.



2 Incorporated by reference to Initial Registration Statement, File Nos. 333-25473 and 811-03859, filed on April 18, 1997, Accession No.
      0000950148-97-000989.



3 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.



4 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-58314 and 811-03859, filed on July 2, 2001, Accession No. 0000912057-01-522334.



5 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-66114 and 811-03859, filed on October 25, 2001,
      Accession No. 0000950148-01-502065.



6 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No. 4, File Nos. 333-66114 and 811-03859, filed on September 26, 2003,
      Accession No. 0000950148-03-002369.



7 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-66114 and 811-03859, filed on April 19, 2004,
      Accession No. 0000950148-04-000757.



8 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.



9 Incorporated by reference to Post-Effective Amendment No. 9 and Amendment No. 10, File Nos. 333-66114 and 811-03859, filed on August 12, 2005,
      Accession No. 0000950129-05-008183.



10 Incorporated by reference to Post-Effective Amendment No. 20 and Amendment No. 22, File Nos. 333-58234 and 811-03859, filed on September 20, 2005,
      Accession No. 0000950129-05-009343.

11 Incorporated by reference to Post-Effective Amendment No. 18 and Amendment No. 22, File Nos. 333-67685 and 811-07727, filed on October 21, 2005,
      Accession No. 0000950134-05-019473.



12 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment No. 12, File Nos. 333-66114 and 811-03859, filed on May 1, 2006, Accession No. 0000950148-06-000040.



13 Incorporated by reference to Post-Effective Amendment No. 13 and Amendment No. 14, File Nos. 333-66114 and 811-03859, filed on December 12, 2006,
      Accession No. 0000950124-06-007489.



14 Incorporated by reference to Post-Effective Amendment No. 16 and Amendment No. 17, File No. 333-66106 and 811-007727, filed on December 12, 2006,
      Accession No. 0000950124-06-007496.



15 Incorporated by reference to Post-Effective Amendment No. 17 and Amendment No. 18, File Nos. 333-137867 and 811-03859, filed on April 27, 2011,
      Accession No. 0000950123-11-040070.



16 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No. 149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.



17 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012,
      Accession No. 0000950123-12-010016.



18 Incorporated by reference to Initial Registration Statement, File Nos. 333-185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-12-014430.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR




The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.



NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
James A. Mallon                  Director, Acting Chairman, President and Chief
                                 Executive Officer
Curtis W. Olson(1)               President -- Benefit Solutions
Mary Jane B. Fortin              Director, Executive Vice President and Chief
                                 Financial Officer
Jeffrey H. Carlson(9)            Director, Executive Vice President
John B. Deremo                   Executive Vice President
Kyle L. Jennings(10)             Director, Executive Vice President, General
                                 Counsel and Secretary
Steven D. Anderson               Senior Vice President
Erik A. Baden                    Senior Vice President
Wayne A. Barnard                 Senior Vice President and Illustration Actuary
Robert M. Beuerlein(9)           Director, Senior Vice President and Chief and
                                 Appointed Actuary
David Butterfield(1)             Senior Vice President
Don W. Cummings                  Director, Senior Vice President
Terry B. Festervand              Senior Vice President and Treasurer
Brad J. Gabel(4)                 Senior Vice President, Chief Underwriter
John Gatesman                    Senior Vice President
David S. Jorgensen               Senior Vice President
Terry Keiper                     Senior Vice President
Frank A. Kophamel(9)             Senior Vice President
Glen D. Keller(9)                Senior Vice President
Stephen Kennedy(9)               Senior Vice President
Simon J. Leech(9)                Senior Vice President
Edmund D. McClure(9)             Senior Vice President
Richard D. McFarland(9)          Senior Vice President
Laura E. Milazzo(9)              Senior Vice President
Larry Nisenson                   Senior Vice President
John W. Penko(2)                 Senior Vice President
Rodney E. Rishel                 Senior Vice President
Sharon K. Roberson               Senior Vice President
Dale W. Sachtleben(3)            Senior Vice President
Stephen Stone                    Senior Vice President
Carol B. Whaley(1)               Senior Vice President
Chris N. Aiken(9)                Vice President
Chris Ayers(9)                   Vice President
Joan M. Bartel                   Vice President
Robert Beauchamp                 Vice President
Michael B. Boesen                Vice President
Laura J. Borowski(4)             Vice President
David R. Brady(11)               Vice President
Dan Chamberlain(9)               Vice President
Mark E. Childs(9)                Vice President
Robert M. Cicchi(9)              Vice President
Lawrence C. Cox                  Vice President
Julie Cotton Hearne              Vice President and Assistant Secretary
Timothy M. Donovan               Vice President
Jay Drucker                      Vice President
Farideh N. Farrokhi(9)           Vice President and Assistant Secretary

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Royce Fithen(6)                  Vice President
Frederick J. Garland, Jr.        Vice President
Manda Ghaferi                    Vice President
Liza Glass(9)                    Vice President
Leo W. Grace                     Vice President and Assistant Secretary
Richard L. Gravette(9)           Vice President and Assistant Treasurer
Lori S. Guadagno(5)              Vice President
Daniel J. Gutenberger(9)         Vice President and Medical Director
Joel H. Hammer(8)                Vice President
D. Leigh Harrington(9)           Vice President
Tracy Harris                     Vice President
Michael S. Harrison              Vice President
Tim Heslin                       Vice President
Keith C. Honig(7)                Vice President
Stephen D. Howard(2)             Vice President
S. Caitlin Irby(9)               Vice President
Walter P. Irby                   Vice President
Sharla A. Jackson(6)             Vice President
Wesley E. Jarvis(1)              Vice President
Debra H. Kile(9)                 Vice President and Medical Director
Michael J. Krugel(4)             Vice President
Kenneth R. Kiefer                Vice President
Mel McFall(9)                    Vice President
Lochlan O. McNew                 Vice President and Investment Officer (handling
                                 private placement and commercial mortgage loans)
Gwendolyn J. Mallett(9)          Vice President
W. Larry Mask                    Vice President, Real Estate Investment Officer and
                                 Assistant Secretary
Beverly Meyer(4)                 Vice President
Candace A. Michael(9)            Vice President
Michael R. Murphy(4)             Vice President
David Napoli                     Vice President
Deanna D. Osmonson(1)            Vice President
Cathy A. Percival(9)             Vice President and Medical Director
Carin M. Phelan                  Vice President
Glenn H. Plotkin(4)              Vice President
Debbie Runge                     Vice President, Human Resources
Jeanise L. Ryser                 Vice President
Michael Sibley(2)                Vice President
T. Clay Spires                   Vice President and Tax Officer
Gregory R. Thornton(3)           Vice President
Cynthia Wieties                  Vice President
Jeffrey L. Winkelmann(4)         Vice President
Joann K. Brown                   Assistant Vice President
Dori A. Artis                    Administrative Officer
Wayne P. Arzberger               Administrative Officer
Brenda G. Esslinger              Administrative Officer
Beverly Farris                   Administrative Officer
Robin F. Farris                  Administrative Officer
Deborah G. Fewell                Administrative Officer

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Maike M. George                  Administrative Officer
Brandy Harris                    Administrative Officer
Cassandra Hendricks              Administrative Officer
Stephen Johnson                  Administrative Officer
Donna Johnston                   Administrative Officer
Jalen V. Lohman                  Administrative Officer
Beverly Macias                   Administrative Officer
Jody Powers                      Administrative Officer
Donna J. Robertson               Administrative Officer
Phillip W. Schraub               Administrative Officer
Michael A. Sepanski              Administrative Officer
Marie M. Cerligione              Assistant Secretary
Keith Coleman                    Assistant Secretary
Jeffrey P. Conklin               Assistant Secretary
Debra L. Herzog                  Assistant Secretary
Virginia N. Puzon                Assistant Secretary
Mary Carmen Rodriguez            Assistant Secretary
Barbara J. Moore                 Assistant Tax Officer
William P. Hayes(10)             Chief Compliance Officer
Lesli K. Martin                  Anti Money Laundering Officer
Becky L. Strom                   Privacy Officer
Marc Herling                     General Counsel, Benefit Solutions and Assistant
                                 Secretary
Roger E. Hahn                    Investment Officer (Handling Strategic Investment
                                 Allocation and Asset/liability matching)



--------


  (1)  3600 Route 66, Neptune, NJ 07753



  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231



  (3)  3051 Hollis Drive, Springfield, IL 62704



  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226



  (5)  599 Lexington Avenue, New York, N 10022



  (6)  205 E. 10th Avenue, Amarillo, TX 79101



  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067



  (8)  32 Old Slip, New York, NY 10005



  (9)  2727-A Allen Parkway, Houston, TX 77019



  (10) 2919 Allen Parkway, Houston, TX 77019



  (11) 200 Liberty Street, New York, NY 10281


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession No. 0001047469-11-001369, filed on
February 23, 2012. Exhibit 21 is incorporated herein by reference.


ITEM 27.  NUMBER OF CONTRACT OWNERS


As of November 30, 2012, the number of WM Diversified Strategies III contracts funded by Variable Separate Account was 1,400, of which 451 were qualified contracts and 949 were non-qualified contracts.

ITEM 28.  INDEMNIFICATION




Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



AMERICAN GENERAL LIFE INSURANCE COMPANY



To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.


ITEM 29.  PRINCIPAL UNDERWRITER


(a) Principal Funds Distributor, Inc. ("PFD") acts as principal underwriter for Principal Funds, Inc. and Principal Variable Contracts Funds, Inc. PFD also serves as the principal underwriter for certain variable contracts issued by Farmers New World Life Insurance Company through Farmers Variable Life Separate Account A. PFD also serves as the principal underwriter for certain variable contracts issued by American General Life Insurance Company and The United States Life Insurance Company in the City of New York, through their respective separate accounts.


(b) The principal business address for the directors and officers below is 1201 Third Avenue, 8th Floor, Seattle, Washington 98101, unless otherwise noted:


OFFICERS/DIRECTORS                                       POSITION
------------------                                       --------
Nora Everett                Director, Chairman
Timothy J. Minard           Director
Greg Elming                 Director
Jill R. Brown               Director, President
Michael J. Beer             Executive Vice President
David J. Brown              Senior Vice President
Cary Fuchs                  Senior Vice President
Eric Hays                   Senior Vice President and Chief Information Officer
Tim Hill                    Senior Vice President -- Distribution and National Sales Manager
Kevin Morris                Senior Vice President and Chief Marketing Officer
David Reichart              Senior Vice President
Phillip J. Barbaria         Chief Compliance Officer
Mark Stark                  Vice President
Tracy Bollin                Chief Financial Officer
Teresa M. Button            Vice President and Treasurer
Dan L. Westholm             Director -- Treasury
Joyce N. Hoffman            Senior Vice President and Corporate Secretary
Michael D. Roughton         Senior Vice President and Counsel
Steve Gallaher              Assistant General Counsel
Adam Shaikh                 Counsel
Jennifer A. Mills           Counsel
Patricia A. Barry           Assistant Corporate Secretary
Todd Henrichsen             AML Officer



(c) Principal Funds Distributor, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at 21650 Oxnard Street, Suite 750, Woodland Hills, California 91367-4901.


ITEM 31.  MANAGEMENT SERVICES

Not Applicable.

ITEM 32.  UNDERTAKINGS




Undertakings of the Registrant

------------------------------


Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.



Undertakings of the Depositor Regarding Guarantor

-------------------------------------------------


During any time there are insurance obligations outstanding and covered by the guarantee issued by American Home Assurance Company ("American Home Guarantee Period") , filed as an exhibit to this Registration Statement (the "American Home Guarantee"), the Depositor hereby undertakes to provide notice to policy owners covered by the American Home Guarantee promptly after the happening of significant events related to the American Home Guarantee.



These significant events include: (i) termination of the American Home Guarantee that has a material adverse effect on the policy owner's rights under the American Home Guarantee; (ii) a default under the American Home Guarantee that has a material adverse effect on the policy owner's rights under the American Home Guarantee; or (iii) the insolvency of American Home Assurance Company ("American Home").



Depositor hereby undertakes during the American Home Guarantee Period to cause Registrant to file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the current annual audited statutory financial statements of American Home in the Registration Statement are updated to be as of a date not more than 16 months prior to the effective date of this Registration Statement, and to cause Registrant to include as an exhibit to this Registration Statement the consent of the independent auditors of American Home regarding such financial statements.



During the American Home Guarantee Period, the Depositor hereby undertakes to include in the prospectus to policy owners, an offer to supply the Statement of Additional Information which shall contain the annual audited statutory financial statements of American Home, free of charge upon a policy owner's request.


As of December 29, 2006 at 4:00 p.m. Eastern Time (the "Point of Termination"), the American Home Guarantee was terminated for prospectively issued Contracts. The American Home Guarantee will not cover any Contracts with an issue date later than the Point of Termination. The American Home Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such contracts are satisfied in full.


Effective as of 11:59 p.m. Eastern time, on December 31, 2012, SunAmerica Annuity and Life Assurance Company, an affiliate of American General Life Insurance Company, merged with and into American General Life Insurance Company. Texas law provides for the continuation of guarantees for contracts and certificates issued prior to a merger. Therefore, the American Home Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination.



REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(e)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940



American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                               POWERS OF ATTORNEY



Each person whose signature appears below hereby appoints Mary Jane B. Fortin, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.



                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Separate Account, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                        VARIABLE SEPARATE ACCOUNT
                                        (Registrant)



                                        By: AMERICAN GENERAL LIFE INSURANCE
                                            COMPANY
                                            (On behalf of the Registrant and
                                            itself)



                                        By: /s/ MARY JANE B. FORTIN
                                            ------------------------------------
                                            MARY JANE B. FORTIN
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.




          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ JAMES A. MALLON              Director, Acting Chairman,              December 28, 2012
-----------------------------    President
JAMES A. MALLON                  and Chief Executive Officer


/s/ MARY JANE B. FORTIN          Director, Executive Vice President      December 28, 2012
-----------------------------    and Chief Financial Officer
MARY JANE B. FORTIN


/s/ DON W. CUMMINGS              Director and Senior Vice President      December 28, 2012
-----------------------------
DON W. CUMMINGS


/s/ ROBERT M. BEUERLEIN          Director                                December 28, 2012
-----------------------------
ROBERT M. BEUERLEIN


/s/ JEFFREY H. CARLSON           Director                                December 28, 2012
-----------------------------
JEFFREY H. CARLSON


/s/ KYLE L. JENNINGS             Director                                December 28, 2012
-----------------------------
KYLE L. JENNINGS

                                   SIGNATURES



American Home Assurance Company has caused this amended Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 28th day of December, 2012.



                                        AMERICAN HOME ASSURANCE COMPANY



                                        BY: /s/ SEAN T. LEONARD

                                            ------------------------------------

                                            SEAN T. LEONARD


                                            CHIEF FINANCIAL OFFICER AND SENIOR
                                            VICE PRESIDENT



This amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





           SIGNATURE                             TITLE                          DATE
           ---------                             -----                          ----

*PETER D. HANCOCK                        Chairman and Director            December 28, 2012
------------------------------
PETER D. HANCOCK


*PETER J. EASTWOOD                      Director, President and          December 28, 2012
------------------------------          Chief Executive Officer
PETER J. EASTWOOD


*SEAN T. LEONARD                   Director, Chief Financial Officer     December 28, 2012
------------------------------         and Senior Vice President
SEAN T. LEONARD


*ALEXANDER R. BAUGH                             Director                 December 28, 2012
------------------------------
ALEXANDER R. BAUGH

*JAMES BRACKEN                                  Director                  December 28, 2012
------------------------------
JAMES BRACKEN


*JOHN Q. DOYLE                                  Director                 December 28, 2012
------------------------------
JOHN Q. DOYLE



*DAVID NEIL FIELDS                              Director                 December 28, 2012
------------------------------
DAVID NEIL FIELDS


*DAVID L. HERZOG                                Director                 December 28, 2012
------------------------------
DAVID L. HERZOG


                                                Director
------------------------------
MONIKA MARIA MACHON


*RALPH W. MUCERINO                              Director                 December 28, 2012
------------------------------
RALPH W. MUCERINO


                                                Director
------------------------------
SID SANKARAN


*CHRISTOPHER L. SPARRO                          Director                  December 28, 2012
------------------------------
CHRISTOPHER L. SPARRO


                                                Director
------------------------------
MARK TIMOTHY WILLIS


*BY:  /s/ SEAN T. LEONARD
      ------------------------
      SEAN T. LEONARD
      ATTORNEY-IN-FACT

                                  EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
-----------                                      -----------
(9)(a)          Opinion of Counsel and Consent of Depositor
(10)            Consents
(13)(a)(ii)     Power of Attorney -- American Home Assurance Company Directors